As filed with the Securities and Exchange Commission on December 12, 2003        Registration No. 333-110356

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITEDHEALTH GROUP INCORPORATED

(exact name of registrant as specified in its charter)

Minnesota	6324	41-1321939
(state or other jurisdiction of organization)	(primary standard industrial classification code number)	(IRS employer identification no.)

UNITEDHEALTH GROUP CENTER

9900 BREN ROAD EAST

MINNETONKA, MINNESOTA 55343

(952) 936-1300

(address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Lubben, Esq.

General Counsel

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dannette L. Smith, Esq. Stephen K. Kozachok, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600	Alan J. Berkeley, Esq. Alissa A. Parisi, Esq. Kirkpatrick & Lockhart LLP 1800 Massachusetts Ave. N.W. Washington, D.C. 20036-1800 (202) 778-9000

Thomas A. Roberts, Esq. Marita A. Makinen, Esq. Weil Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Frederick W. Kanner, Esq. M. Adel Aslani-Far, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of Mid Atlantic Medical Services, Inc. with and into a direct wholly owned subsidiary of the Registrant, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to closing of such merger.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Subject to completion, dated             , 2003

The information in this proxy statement/prospectus is not complete and may be changed. UnitedHealth Group may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dear MAMSI Stockholders:

You are cordially invited to attend a special meeting of stockholders of Mid Atlantic Medical Services, Inc., referred to as MAMSI, which will be held on             , 2004 beginning at 10:00 a.m. local time at MAMSI’s offices at 10 Taft Court, Rockville, Maryland 20850. At the special meeting, MAMSI’s stockholders will be asked to adopt the merger agreement that MAMSI has entered into with UnitedHealth Group Incorporated and MU Acquisition LLC, a wholly owned subsidiary of UnitedHealth Group, pursuant to which the business of MAMSI will be continued by a wholly owned subsidiary of UnitedHealth Group.

As a result of the merger, MAMSI will become part of a combined company that is a national leader in forming and operating markets for the delivery of health and well-being services. Following the merger, MAMSI stockholders are expected to own in the aggregate approximately         % of the combined company. By becoming part of a much larger health and well-being company, MAMSI’s ability to market its services and expand its business is expected to be greatly enhanced. Upon completion of the merger, it is anticipated that MAMSI’s operations will be integrated with those of UnitedHealth Group’s Health Care Services unit and that MAMSI will continue to operate from our offices in Maryland.

In the merger, each share of your MAMSI common stock will be exchanged for 0.82 shares of UnitedHealth Group common stock and $18.00 in cash, referred to as the merger consideration. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “The Merger Agreement – Tax Adjustment” beginning on page      of this proxy statement/prospectus. The UnitedHealth Group common stock is listed on the New York Stock Exchange, Inc., referred to as the New York Stock Exchange, under the symbol “UNH” and the MAMSI common stock is listed on the New York Stock Exchange under the symbol “MME.” The last reported sale price of UnitedHealth Group common stock on the New York Stock Exchange was              on             , 2003. The value of the merger consideration to be received by MAMSI stockholders will fluctuate with changes in the price of UnitedHealth Group’s common stock – if the price of UnitedHealth Group’s common stock decreases, the value of the merger consideration decreases. There can be no assurance as to the market price of the UnitedHealth Group common stock at any time prior to the completion of the merger or at any time thereafter. Stockholders are urged to obtain current market quotations for UnitedHealth Group common stock and MAMSI common stock.

Our board of directors has reviewed and considered the terms of the merger and the merger agreement and has unanimously determined that the proposed merger is advisable, fair to and in the best interests of, MAMSI and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Lehman Brothers Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. have each rendered written opinions to our board of directors, each dated October 26, 2003, to the effect that, as of that date and based upon and subject to the matters stated in such opinions, the consideration to be received by our stockholders under the merger agreement is fair, from a financial point of view, to our stockholders. The written opinions of Lehman Brothers and Houlihan Lokey have been attached as Annexes B-1 and B-2 to the proxy statement/prospectus and you should read them carefully in their entirety.

Only stockholders who hold shares of MAMSI common stock at the close of business on             , 2003 will be entitled to vote at the special meeting. If the merger agreement is adopted by the MAMSI stockholders, the parties intend to close the merger shortly after the special meeting and after all of the conditions to closing the merger are satisfied.

The proxy statement/prospectus provides you with detailed information concerning UnitedHealth Group, MAMSI and the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page [    ] of this proxy statement/prospectus.

YOUR VOTE IS VERY IMPORTANT. MAMSI cannot complete the proposed merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of the shares of MAMSI common stock outstanding on the close of business on                          , 2003. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage paid envelope. You may also vote your shares by telephone, using a toll-free number, or the Internet. Your proxy card contains instructions for using these convenient services. Returning the proxy does not deprive you of your right to attend our special meeting. If you decide to attend our special meeting and wish to change your proxy vote, you may do so by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

TO ADOPT THE MERGER AGREEMENT, YOU MUST VOTE “FOR” THE PROPOSAL BY FOLLOWING THE INSTRUCTIONS STATED ON THE ENCLOSED PROXY CARD. IF YOU DO NOT VOTE AT ALL, YOU WILL, IN EFFECT, HAVE VOTED AGAINST THE PROPOSAL.

If the merger is completed, you will be sent written instructions for exchanging your certificates of MAMSI common stock for UnitedHealth Group common stock and the cash payment. Please do not send in your certificates until you have received these instructions.

On behalf of the MAMSI board of directors, I thank you for your support and urge you to VOTE FOR ADOPTION of the merger agreement.

Sincerely,

Mark D. Groban, M.D. Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of UnitedHealth Group common stock to be issued in the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is                     , 2003.

This proxy statement/prospectus and the form of proxy are first being mailed to the stockholders of MAMSI on or about                     , 2003.

MID ATLANTIC MEDICAL SERVICES, INC.

4 Taft Court

Rockville, Maryland 20850

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                         , 2004

To MAMSI Stockholders:

Notice is Hereby Given, that we will hold a special meeting of stockholders of Mid Atlantic Medical Services, Inc., a Delaware corporation, which is referred to as MAMSI, at 10:00 a.m., local time, on             , 2004 at MAMSI’s offices located at 10 Taft Court, Rockville, Maryland 20850, for the following purposes:

1.        To consider and vote on a proposal to adopt the Agreement and Plan of Merger by and among UnitedHealth Group Incorporated, MU Acquisition LLC, and MAMSI, dated October 26, 2003, which is referred to as the merger agreement in the enclosed documents, pursuant to which MAMSI will merge with and into MU Acquisition LLC, and MAMSI will become a wholly owned subsidiary of UnitedHealth Group, referred to as the merger. Each outstanding share of MAMSI common stock will be converted into the right to receive 0.82 shares of UnitedHealth Group common stock and $18.00 in cash. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “The Merger Agreement – Tax Adjustment” beginning on page      of the attached proxy statement/prospectus.

2.        To consider and vote on a proposal to authorize the proxies to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement.

3.        To transact such other business as may properly come before the special meeting.

We describe the merger and the merger agreement more fully in the proxy statement/prospectus attached to and forming part of this notice. You are encouraged to read the entire document carefully. As of the date of this notice, MAMSI’s board of directors knows of no other business to be conducted at the special meeting.

Only stockholders of record of MAMSI common stock at the close of business on                     , 2003 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement. Adoption of the merger agreement will require the affirmative vote of MAMSI stockholders representing a majority of the outstanding shares of MAMSI common stock entitled to vote at the special meeting. Authorizing the proxies to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of MAMSI stockholders representing a majority of the shares of MAMSI common stock present and entitled to vote at the special meeting.

MAMSI stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect dissenters’ rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provision is included as Annex C to the attached proxy statement/prospectus and a summary of this provision can be found under “Appraisal Rights for MAMSI Stockholders” beginning on page              of the attached proxy statement/prospectus.

Your vote is important. To ensure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may also vote your shares by telephone, using a toll-free number, or the Internet. Your proxy card contains instructions for using these convenient services.

You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

BY ORDER OF THE BOARD OF DIRECTORS

Sharon C. Pavlos

Secretary

Rockville, Maryland

                    , 2003

The information in this proxy statement/prospectus is not complete and may be changed. UnitedHealth Group may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated             , 2003

Proxy Statement of Mid Atlantic Medical Services, Inc.

Prospectus of United Health Group Incorporated

This proxy statement/prospectus is being furnished to stockholders of Mid Atlantic Medical Services, Inc., a Delaware corporation, referred to as MAMSI, in connection with the solicitation of proxies by the board of directors of MAMSI for use at the special meeting of stockholders of MAMSI to be held on             , 2004 at 10:00 a.m., local time, at MAMSI’s offices at 10 Taft Court, Rockville, Maryland 20850. At the special meeting, holders of MAMSI common stock, $0.01 par value, are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, referred to as the merger agreement, dated as of October 26, 2003, among MAMSI, UnitedHealth Group Incorporated, a Minnesota corporation, referred to as UnitedHealth Group, and MU Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of UnitedHealth Group, providing for, among other things, the merger of MAMSI with and into MU Acquisition LLC. A copy of the merger agreement is attached hereto as Annex A and made part hereof. At the special meeting, MAMSI stockholders also are being asked to consider and vote upon a proposal to authorize the proxies to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement.

At the effective time of the merger, MAMSI will merge with and into MU Acquisition LLC. Each outstanding share of MAMSI common stock will be converted into the right to receive 0.82 shares of UnitedHealth Group common stock and $18.00 in cash. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “The Merger – Tax Adjustment” on page     of this proxy statement/prospectus. For additional information regarding the terms of the merger, see the merger agreement attached as Annex A hereto and the discussion under the caption “The Merger” herein. Completion of the merger is conditioned upon, among other things, receipt of all required shareholder and regulatory approvals.

The UnitedHealth Group common stock is listed on the New York Stock Exchange, Inc., under the symbol “UNH” and the MAMSI common stock is listed on the New York Stock Exchange under the symbol “MME.” The last reported sale price of UnitedHealth Group common stock on the New York Stock Exchange was              on             , 2003. There can be no assurance as to the market price of the UnitedHealth Group common stock at any time prior to the effective time of the merger or at any time thereafter. Stockholders are urged to obtain current market quotations for UnitedHealth Group common stock and MAMSI common stock.

MAMSI stockholders are strongly urged to read and consider carefully this proxy statement/prospectus in its entirety, particularly the matters referred to under “Risk Factors” starting on page [    ].

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of UnitedHealth Group common stock to be issued in the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is             , 2003.

This proxy statement/prospectus and the form of proxy are first being mailed to the stockholders of MAMSI on or about             , 2003.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHY ARE WE PROPOSING TO MERGE?

A:    As a result of the merger, MAMSI will become part of a combined company that is a national leader in forming and operating markets for the delivery of health and well-being services. By becoming part of a much larger health and well-being company, MAMSI’s ability to market its services, expand its business and serve its members is expected to be greatly enhanced. Upon completion of the merger, it is anticipated that MAMSI’s operations will be integrated with those of UnitedHealth Group’s Health Care Services unit.

Q:    WHAT WILL HAPPEN IN THE MERGER?

A:    In the merger, MAMSI will merge with and into the merger subsidiary, MU Acquisition LLC, which is a wholly owned subsidiary of UnitedHealth Group, with MU Acquisition LLC continuing after the merger as the surviving entity and a wholly owned subsidiary of UnitedHealth Group.

Q:    AS A MAMSI STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A:    If the merger is completed, for each share of MAMSI common stock you own, you will receive 0.82 shares of UnitedHealth Group common stock and $18.00 in cash, referred to as the merger consideration. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “The Merger Agreement – Tax Adjustment” beginning on page              of this proxy statement/prospectus. UnitedHealth Group will not issue fractional shares of common stock. Instead, in lieu of any fractional share that you would otherwise receive, you will receive cash based on the closing market price of UnitedHealth Group common stock as of the effective date of the merger or, if such date is not a trading day, the last trading day prior to the effective date of the merger. As of October 24, 2003, the last full trading day immediately preceding the public announcement of the proposed transaction, the implied value of the merger consideration was $62.49 per share of MAMSI common stock. Following the merger, MAMSI stockholders are expected to own in the aggregate approximately             % of the outstanding shares of UnitedHealth Group common stock.

Q:    WHAT ARE THE PRINCIPAL RISKS RELATING TO THE MERGER?

A:    The anticipated benefits of combining UnitedHealth Group and MAMSI may not be realized. UnitedHealth Group may have difficulty and incur substantial costs in integrating MAMSI. The merger may result in a loss of customers and partners. UnitedHealth Group and MAMSI must obtain several governmental and other consents to complete the merger, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction. These and other risks are explained under the caption “Risk Factors – Risks Associated with the Merger” beginning on page      of this proxy statement/prospectus.

Q.    CAN THE VALUE OF THE TRANSACTION CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A.    Yes. The value of the merger consideration composed of UnitedHealth Group common stock can change. The 0.82 exchange ratio is a fixed exchange ratio, meaning that you will receive 0.82 shares of UnitedHealth Group common stock for each share of MAMSI common stock you own plus $18.00 in cash regardless of the trading price of UnitedHealth Group common stock on the effective date of the merger. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “The Merger Agreement – Tax

Adjustment” beginning on page      of this proxy statement/prospectus. The market value of the total transaction, and of the UnitedHealth Group common stock you may receive in the merger, will increase or decrease as the trading price of UnitedHealth Group’s common stock increases or decreases. There can be no assurance as to the market price of the UnitedHealth Group common stock at any time prior to the completion of the merger or at any time thereafter. Stockholders are urged to obtain current market quotations for UnitedHealth Group common stock and MAMSI common stock.

Q:    AS A HOLDER OF OPTIONS TO PURCHASE MAMSI COMMON STOCK, WHAT WILL I RECEIVE IN THE MERGER?

A:    During the thirty-day period prior to the effective date of the merger, each holder of an outstanding option to purchase a share of MAMSI common stock (whether or not then vested or exercisable by its terms) will have the opportunity to exercise such stock options upon payment of the exercise price in accordance with the terms of the applicable MAMSI stock plan, or, at the option of MAMSI, on a net “cashless exercise” basis upon delivery to MAMSI of an exercise agreement. Except for vested options being exercised in accordance with the terms of the applicable MAMSI stock plan, such option exercises will be deemed effective as of, and conditioned upon, the completion of the merger. Each outstanding option to purchase a share of MAMSI that is not exercised prior to the effective date of the merger will be cancelled upon the effective date of the merger and no consideration will be paid for such options.

Q:    WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A:    The special meeting is scheduled to take place at 10:00 a.m., local time, on             , 2004, at MAMSI’s offices located at 10 Taft Court, Rockville, Maryland 20850.

Q:    WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:    Holders of record of MAMSI common stock as of the close of business on             , 2003, referred to as the record date, are entitled to vote at the special meeting. Each stockholder has one vote for each share of MAMSI common stock he, she, or it owns on the record date.

Q:    WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A:    The affirmative vote of a majority of the shares of MAMSI common stock outstanding as of the record date is required to adopt the merger agreement.

MAMSI’s board of directors unanimously recommends that MAMSI stockholders vote FOR adoption of the merger agreement.

Q:    WHAT DO I NEED TO DO NOW?

A:    After carefully reading and considering the information contained in this proxy statement/prospectus, please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also vote your shares by telephone, using a toll-free number, or the Internet. Votes by telephone or the Internet must be received by              .m., eastern time, on                          , 2004. Your proxy card contains instructions for using these convenient services. You may also attend the special meeting and vote in person. If your shares are held in “street name” by your broker or bank, your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker to vote your shares.

Q:    WHAT IF I DO NOT VOTE?

A:    It is very important for you to vote. If you do not submit a proxy or instruct your broker how to vote your shares if your shares are held in street name, and you do not vote by telephone, the Internet or in person at the special meeting, the effect will be the same as if you voted “AGAINST” the adoption of the merger agreement. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the adoption of the merger agreement. However, if your shares are held in “street name” and you do not instruct your broker how to vote your shares, your broker will leave your shares unvoted, referred to as a broker non-vote, which will have the same effect as voting “AGAINST” the adoption of the merger agreement. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. This ensures that your shares will be voted at the special meeting.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A:    Yes. You may change your vote at any time before the vote takes place at the special meeting. To change your vote, you may submit a later dated proxy card by mail, telephone or the Internet, or send a written notice to the Secretary of MAMSI stating that you would like to revoke your proxy. You may also change your vote by attending the special meeting and voting in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q:    WILL A PROXY SOLICITOR BE USED?

A:    Yes. MAMSI has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the special meeting.

Q:    DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A:    No, it is not necessary for you to attend the special meeting to vote your shares if MAMSI has previously received your proxy, although you are welcome to attend.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:    No. After we complete the merger, The Bank of New York, acting as our exchange agent, will send you instructions explaining how to exchange your shares of MAMSI common stock for the appropriate number of UnitedHealth Group common stock shares and cash. Please do not send in your stock certificates with your proxy.

Q:    WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:    We are working to complete the merger as quickly as possible. We currently anticipate that the merger will be completed as promptly as practicable after the special meeting, likely in the first quarter of 2004. However, because the merger is subject to closing conditions, including approval under the Hart-Scott-Rodino Act and the approval of regulatory agencies, such as the Maryland Insurance Administration and the Departments of Insurance of each of North Carolina and Pennsylvania, we cannot predict the exact timing.

Q:    WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A:    Assuming the merger is completed as currently contemplated, we expect that, for U.S. federal income tax purposes, you generally will recognize gain, but not loss, as a result of the merger but generally will not recognize gain in excess of the cash, including cash in lieu of fractional shares, you receive in the merger. This treatment may not apply to all MAMSI stockholders. For further information concerning U.S. federal income tax consequences of the merger, please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page              of this proxy statement/prospectus.

Tax matters are very complicated and the consequences of the merger to any particular MAMSI stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Q:    WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

A:    Yes. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex C to the proxy statement/prospectus and a summary of this provision can be found under “Appraisal Rights for MAMSI Stockholders” beginning on page              of this proxy statement/prospectus.

Q:    HOW WILL MAMSI STOCKHOLDERS RECEIVE THE MERGER CONSIDERATION?

A:    Following the merger, you will receive a letter of transmittal and instructions on how to obtain shares of UnitedHealth Group and cash in exchange for MAMSI common stock. You must return the completed letter of transmittal and your MAMSI stock certificates as described in the instructions, and you will receive your portion of the merger consideration as soon as practicable after The Bank of New York, as the exchange agent, receives your completed letter of transmittal and MAMSI stock certificates. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to The Bank of New York.

Q:    WHO CAN I CALL WITH QUESTIONS?

A:    If you have any questions about the merger or other matters discussed in this proxy statement/prospectus, you should contact Morrow & Co., Inc. at (212) 754-8000.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the merger agreement and the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement and the fairness opinions, which are attached as Annexes A, B-1, and B-2 and made part hereof. In addition, we have attached hereto as Annexes D through Q important business and financial information about MAMSI and UnitedHealth Group, which information is made part of this proxy statement/prospectus. This summary and the balance of this proxy statement/prospectus contain forward-looking statements about events that are not certain to occur as described or at all, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” beginning on page              of this proxy statement/prospectus.

The Companies

Mid Atlantic Medical Services, Inc.

4 Taft Court

Rockville, Maryland 20850

(301) 294-5140

MAMSI is a holding company for subsidiaries active in managed health care and other life and health insurance related activities. MAMSI and its subsidiaries offer a broad range of health care coverage and related ancillary products and deliver these services through health maintenance organizations, a preferred provider organization, and a life and health insurance company. MAMSI also owns a home health care company, a home infusion services company, a hospice company, a coordination of benefits identification and collections company and maintains a partnership interest in an outpatient surgery center. MAMSI was incorporated in Delaware in 1986.

For further information concerning MAMSI, please refer to MAMSI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached as Annex D, and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, attached as Annex E, both of which are attached hereto and made part of this proxy statement/prospectus.

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

UnitedHealth Group is a leader in the health and well-being industry, serving more than 50 million Americans. Through its family of businesses, UnitedHealth Group combines clinical insight with consumer-friendly services and advanced technology to help people achieve optimal health and well being through all stages of life. UnitedHealth Group conducts its business primarily through its operating divisions in four business segments.

UnitedHealth Group’s Uniprise segment serves the employee benefit needs of large organizations by developing cost-effective health care access and benefit strategies and programs, technology and service-driven solutions tailored to the specific needs of each corporate customer. Uniprise offers consumers access to a wide spectrum of health and well-being products and services.

UnitedHealth Group’s Health Care Services segment consists of the UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare coordinates health and well-being services on behalf of local employers and consumers nationwide. Ovations provides health and well-being services for Americans age 50 and older, addressing their unique needs for preventative and acute health care services, for services dealing with chronic disease and for responding to specialized issues relating to their overall well-being. AmeriChoice engages in facilitating health care benefits and services for state Medicaid programs and their beneficiaries.

UnitedHealth Group’s Specialized Care Services segment is a portfolio of health and well-being companies, each serving a specific market need with a unique blend of benefits, provider networks, services and resources. Specialized Care Services provides comprehensive products and services that are focused on highly specialized health care needs, such as mental health and chemical dependency, employee assistance, specialty networks, vision and dental services, chiropractic services, health-related information and other health and well-being services.

UnitedHealth Group’s Ingenix segment is a leader in the field of health care data and information, research, analysis and application. Ingenix serves multiple health care markets on a business-to-business basis, including pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and government agencies.

UnitedHealth Group Incorporated, formerly known as United HealthCare Corporation, is a Minnesota corporation, incorporated in January 1977. For further information concerning UnitedHealth Group, please see “Certain Information Concerning UnitedHealth Group” beginning on page              and refer to UnitedHealth Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, attached hereto as Annex F, its Selected Financial Data for the fiscal year ended December 31, 2002, attached hereto as Annex G, its Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 2002, attached hereto as Annex H, and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, attached hereto as Annex I, all of which Annexes are made part of this proxy statement/prospectus.

MU Acquisition LLC

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

MU Acquisition LLC is a Delaware limited liability company formed by UnitedHealth Group on October 24, 2003 for the sole purpose of effecting the merger. This is the only business of MU Acquisition LLC.

After the merger, the combined company will be a market leader in the fast growing mid-Atlantic region with a combined membership of 3.5 million. MAMSI’s assets, brand and reputation will significantly expand and enhance UnitedHealth Group’s customer products and services in the region, while the merger provides UnitedHealth Group a significant business opportunity to improve access to affordable health services for regional employers and consumers. Customers of UnitedHealthcare and Uniprise will benefit from MAMSI’s relationships with institutions and care providers. At the same time, the offerings and capabilities of UnitedHealth Group will be available to the people served by MAMSI.

Structure of the Transaction (see page             )

MAMSI will merge with and into MU Acquisition LLC, a newly formed, wholly owned subsidiary of UnitedHealth Group. MU Acquisition LLC will be the surviving entity and will continue as a wholly owned subsidiary of UnitedHealth Group, and will succeed to and assume all the rights and obligations of MAMSI. Holders of MAMSI common stock (other than holders perfecting appraisal rights, see “Appraisal Rights for MAMSI Stockholders” beginning on page             ) will receive 0.82 shares of UnitedHealth Group common stock and $18.00 in cash for each share of MAMSI common stock they own. The mix of equity and cash will maintain the current balance of debt and equity in the capital structure of UnitedHealth Group. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “The Merger Agreement – Tax Adjustment” beginning on page             . Stockholders will receive cash for any fractional shares that they would otherwise receive in the merger. UnitedHealth Group intends to change the name of the surviving entity to “MAMSI” promptly following the merger.

During a thirty-day period prior to the effective date of the merger, each holder of an outstanding option to purchase a share of MAMSI common stock (whether or not then vested or exercisable by its terms) will have the opportunity to exercise such stock options upon payment of the exercise price in accordance with the terms of the applicable MAMSI stock plan, or, at the option of MAMSI, on a net “cashless exercise” basis upon delivery to MAMSI of an exercise agreement. Except for vested options being exercised in accordance with the terms of the applicable MAMSI stock plan, such option exercises will be deemed effective as of, and conditioned upon, the completion of the merger. Each outstanding option to purchase a share of MAMSI common stock that is not exercised prior to the effectiveness of the merger will be cancelled upon the effectiveness of the merger and no consideration will be paid for such options. There are currently outstanding options to purchase 6,415,586 shares of MAMSI common stock, exercisable at prices ranging from of $5.38 to $57.25 per share.

The merger agreement is attached to this proxy statement/prospectus as Annex A. Stockholders of MAMSI are encouraged to carefully read the merger agreement in its entirety.

Stockholder Approval (see page             )

In order for the merger to be completed, holders of a majority of the shares of MAMSI common stock outstanding as of the record date must adopt the merger agreement. UnitedHealth Group shareholders are not required to adopt the merger agreement.

You are entitled to cast one vote per share of MAMSI common stock you owned as of             , 2003, the record date.

Recommendation of MAMSI’s Board of Directors (see page             )

After careful consideration, MAMSI’s board of directors has unanimously approved and adopted the merger agreement and determined that the merger is advisable, fair to and in the best interests of, MAMSI and its stockholders and unanimously recommends that MAMSI stockholders vote FOR adoption of the merger agreement.

Fairness Opinions

Opinion of Lehman Brothers Inc. (see page             )

On October 26, 2003, Lehman Brothers Inc., referred to as Lehman Brothers, rendered its written opinion to MAMSI’s board of directors that, as of such date, and based upon and subject to specified matters set forth in the opinion, from a financial point of view, the consideration offered to the MAMSI stockholders in the merger is fair to such stockholders.

The full text of the written Lehman Brothers opinion is attached as Annex B-1 to this proxy statement/prospectus. MAMSI stockholders should read the opinion for a discussion of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion.

Lehman Brothers provided its opinion for the information and assistance of the MAMSI board of directors in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any MAMSI stockholder as to how such stockholder should vote in connection with the merger.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (see page             )

Houlihan Lokey Howard & Zukin Financial Advisors, Inc., referred to as Houlihan Lokey, delivered its written opinion to MAMSI’s board of directors to the effect that, as of October 26, 2003, and based upon and subject to the considerations set forth in its opinion, the $18.00 in cash and 0.82 shares of UnitedHealth Group’s common stock to be paid for each share of MAMSI common stock is fair, from a financial point of view, to the holders of MAMSI common stock.

The written opinion of Houlihan Lokey is attached as Annex B-2 to this proxy statement/prospectus. MAMSI stockholders should read the opinion for a discussion of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Houlihan Lokey in providing its opinion.

The written opinion of Houlihan Lokey is directed to MAMSI’s board of directors and addresses only the fairness from a financial point of view to the holders of MAMSI’s common stock, as of the date of the opinion, of the per share merger consideration to be paid by UnitedHealth Group pursuant to the merger agreement. The written opinion of Houlihan Lokey does not address any other aspect of the transaction and does not constitute a recommendation to MAMSI’s stockholders as to how to vote at MAMSI’s stockholder meeting.

Risk Factors (see page             )

See “Risk Factors” for a discussion of factors you should carefully consider before deciding how to vote your shares of MAMSI common stock at the special meeting.

Conditions to the Merger (see page             )

The parties’ obligations to complete the merger are subject to the prior satisfaction or waiver of each of the conditions specified in the merger agreement. The following conditions, in addition to other customary closing conditions, must be satisfied or waived before the completion of the merger:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of MAMSI common stock as of the record date;

•	the waiting period under the Hart-Scott-Rodino Act must have been terminated or expired;

•	specified governmental consents, including State Department of Health and/or State Department of Insurance approvals, must be obtained without conditions which would reasonably be expected to have a material adverse effect on UnitedHealth Group or MAMSI or materially impair the anticipated long-term benefits of the merger;

•	the shares of UnitedHealth Group common stock issuable to MAMSI stockholders must have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

•	each party must have received an opinion of counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	there must be no litigation or other proceeding by a governmental entity pending or threatened seeking (i) to prohibit the ownership or operation of MAMSI by UnitedHealth Group, (ii) to impair the ownership or operation of MAMSI by UnitedHealth Group (including by requiring disposal of assets), or (iii) damages, which in the case of (ii) or (iii) would reasonably be expected to have a material adverse effect on UnitedHealth Group or MAMSI or materially impair the anticipated long-term benefits of the merger;

•	there must be no legal restraint in effect which would reasonably be likely to have any of the effects set forth in (i) through (iii) of the above bullet point;

•	the representations and warranties of each party set forth in the merger agreement must be true and correct without giving effect to any qualification as to materiality or material adverse effect, except where the failure to be true and correct would not reasonably be likely to have a material adverse effect on such party, in each case as of the date of the merger agreement and as of the date the merger is to be completed;

•	the parties to the merger agreement must have performed in all material respects all of their agreements and covenants required by the merger agreement; and

•	the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act of 1933 and must not be the subject of any stop order or pending or threatened proceeding seeking a stop order.

Termination of the Merger Agreement (see page             )

The merger agreement may be terminated by mutual consent, or by either UnitedHealth Group or MAMSI under specified circumstances, at any time before the completion of the merger, including:

•	if the merger is not completed, through no fault of the terminating party, by July 31, 2004;

•	if the MAMSI stockholders do not adopt the merger agreement at the special meeting;

•	if any legal restraint having the effect of (i) prohibiting the ownership or operation of MAMSI by UnitedHealth Group, (ii) impairing the ownership of MAMSI by UnitedHealth Group (including by requiring disposal of assets) or (iii) awarding damages, which in the case of (ii) or (iii) would reasonably be expected to have a material adverse effect on UnitedHealth Group or MAMSI or materially impair the anticipated long-term benefits of the merger, shall be in effect and shall have become final and nonappealable; or

•	if the other party has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure to perform would give rise to the failure of specified closing conditions and is not cured or curable within 30 days following receipt of notice of the breach.

In addition, the merger agreement may be terminated by UnitedHealth Group within 45 days of the date on which the MAMSI board of directors (i) withdraws (or modifies in a manner adverse to UnitedHealth Group) its recommendation of the merger agreement or recommends an alternate takeover proposal or (ii) fails to publicly confirm its recommendation of the merger agreement within three business days after a written request by UnitedHealth Group that it do so.

Payment of Termination Fee (see page             )

MAMSI has agreed to pay UnitedHealth Group a termination fee of $116,388,089 if the merger agreement is terminated under several specified circumstances. The termination fee is payable if the merger agreement is terminated by UnitedHealth Group within 45 days of MAMSI withdrawing or failing to confirm its recommendation of the merger agreement. The termination fee is also payable if MAMSI commits to a takeover proposal within one year from the termination of the merger agreement, but only if a takeover proposal was communicated to MAMSI or its stockholders after the date of the merger agreement, and the merger agreement was terminated due to:

•	a failure to obtain MAMSI stockholder approval for the merger agreement at a MAMSI stockholder meeting or any adjournment or postponement thereof (provided, that if MAMSI withdrew or failed to confirm its recommendation of the merger agreement prior to the special meeting, and the stockholder vote was still held, no such fee would be payable) or

•	a willful breach by MAMSI of its representations, warranties, covenants or agreements that is not cured within 30 days’ written notice from UnitedHealth Group and would be reasonably likely to result in a material adverse effect on MAMSI.

Finally, the termination fee is payable if the merger is not consummated by July 31, 2004 (so long as the terminating party’s action or failure to act was not a principal cause of and did not result in such failure to consummate the merger), a vote to obtain MAMSI stockholder approval has not been held and MAMSI commits to a takeover proposal within one year after such termination (provided, that if the stockholder vote was not held because of events beyond MAMSI’s control, no such fee would be payable). See “The Merger Agreement—Payment of Fees and Expenses” beginning on page             .

No Solicitation of Transactions Involving MAMSI (see page             )

MAMSI has agreed that it will not, whether directly or indirectly, until the merger is completed or the merger agreement is terminated:

•	solicit, initiate, cause, knowingly encourage or knowingly facilitate any inquiries or takeover proposals (as described below); or

•	participate in discussions or negotiations with, or furnish any information to, a third party in connection with or furtherance of a takeover proposal.

However, prior to the special meeting, MAMSI may, in response to an unsolicited takeover proposal by a third party, and with two business days written notice to UnitedHealth Group, furnish information to, pursuant to a confidentiality agreement no less restrictive than the one with UnitedHealth Group, and participate in discussions with, such third party regarding the takeover proposal if:

•	MAMSI’s board of directors determines in good faith that the takeover proposal constitutes, or is reasonably likely to constitute, a superior proposal (as described below), and

•	MAMSI’s board of directors determines in good faith, after receiving advice from its outside legal counsel, that such action is necessary in order to comply with its fiduciary duties under applicable law.

Additionally, MAMSI’s board of directors is not prohibited from taking and disclosing to MAMSI’s stockholders a position with respect to a tender offer as contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act. Furthermore, MAMSI’s board of directors is not prohibited from making any required disclosure to MAMSI stockholders if, in the good faith judgment of the board of directors (after consultation with outside counsel), failure to so disclose would be inconsistent with its obligations under applicable law.

A takeover proposal is any inquiry, proposal or offer (other than the proposed merger) for a merger, consolidation or other business combination with MAMSI, for the issuance of 20% or more of the equity securities of MAMSI as consideration for the assets or securities of a third party or for the acquisition of 20% or more of the assets or equity securities of MAMSI. A superior proposal is a takeover proposal to acquire 50% or more of the outstanding capital stock of MAMSI, or all or substantially all of the assets of MAMSI and its subsidiaries, taken as a whole, (i) on terms that the MAMSI board determines, in good faith, with advice from an independent financial advisor and outside legal counsel, to be more favorable to MAMSI’s stockholders from a financial point of view than the terms of the merger with UnitedHealth Group and (ii) which is reasonably likely to be completed.

Interests of Certain Persons in the Merger (see page             )

Certain executive officers and directors of MAMSI have interests in the merger that are different from and in addition to the interests of MAMSI stockholders generally. Mark D. Groban, Chairman of the Board of

Directors, Thomas P. Barbera, President and Chief Executive Officer, Robert E. Foss, Senior Executive Vice President and Chief Financial Officer, and Sharon C. Pavlos, Associate Senior Executive Vice President and General Counsel, have entered into employment agreements with UnitedHealth Group that become effective upon completion of the merger. These agreements provide for the payment of a post-merger integration bonus to such executive officers, subject to the discretion of UnitedHealth Group, in the following amounts: for Dr. Groban, up to $650,000 per year, payable on the first anniversary of the effective date of his employment agreement; for Mr. Barbera and Mr. Foss, up to $400,000 per year, payable on the first and second anniversaries of the effective dates of their employment agreements; and for Ms. Pavlos, up to $300,000 per year, payable on the first and second anniversaries of the effective date of her employment agreement. Dr. Groban, Mr. Barbera, Mr. Foss and Ms. Pavlos also will receive “change in control” benefits upon completion of the merger estimated at the following aggregate amounts (assuming a closing date of February 1, 2004): for Dr. Groban, $8,664,978; for Mr. Barbera, $8,384,802; for Mr. Foss, $6,082,271; and for Ms. Pavlos, $3,202,775.

In addition, in connection with the merger, stock options granted to MAMSI executive officers and directors will become fully vested, to the extent they have not already become so, and immediately exercisable in accordance with MAMSI’s stock option plans. Currently, Dr. Groban holds outstanding options for 842,750 shares of MAMSI common stock, with an exercise price range of $8.31 to $32.40 per share; Mr. Barbera holds options for 895,750 shares of MAMSI common stock, with an exercise price range of $8.31 to $32.40 per share; Mr. Foss holds options for 691,000 shares of MAMSI common stock, with an exercise price range of $12.00 to $32.40 per share; and Ms. Pavlos holds options for 345,000 shares of MAMSI common stock, with an exercise price range of $16.75 to $32.40 per share. All such options have become fully vested, or will become fully vested, prior to the consummation of the merger, and will not be subject to accelerated vesting as a consequence of the merger. However, it is expected that Dr. Groban, Mr. Barbera, Mr. Foss and Ms. Pavlos will be granted additional options to purchase shares of MAMSI common stock on January 1, 2004 at an exercise price equal to the fair market value of MAMSI common stock on such date pursuant to the terms of their existing employment agreements. To the extent these additional options are not fully vested and immediately exercisable upon grant, such options will be accelerated as a result of the merger and will become fully vested and immediately exercisable upon the consummation of the merger. See “Interests of Certain Persons in the Merger—Stock Options” beginning on page     .

UnitedHealth Group also agreed in the merger agreement to indemnify and provide liability insurance to MAMSI’s officers and directors. The directors of UnitedHealth Group and MAMSI knew about these additional interests and considered them when they approved the merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page             )

The completion of the merger is conditioned on the receipt by MAMSI and UnitedHealth Group of tax opinions from their respective counsel dated as of the date of the merger to the effect that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger so qualifies, MAMSI stockholders generally will recognize gain, but not loss, for U.S. federal income tax purposes as a result of the merger but generally will not recognize gain in excess of the cash they receive in the merger. This treatment may not apply to all MAMSI stockholders. For further information concerning U.S. federal income tax consequences of the merger, please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page             .

Tax matters are very complicated and the consequences of the merger to any particular MAMSI stockholder will depend on that stockholder’s particular facts and circumstances. MAMSI stockholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Accounting Treatment (see page             )

UnitedHealth Group will account for the merger under the purchase method of accounting for business combinations.

Regulatory Approvals (see page             )

The merger is subject to U.S. antitrust laws. UnitedHealth Group and MAMSI have made the required filings with the U.S. Department of Justice and the Federal Trade Commission, and the applicable waiting period was terminated on             . The Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

In addition, the Departments of Insurance of the States of Maryland, Pennsylvania and North Carolina must approve UnitedHealth Group’s acquisition of control of MAMSI and certain MAMSI subsidiaries. UnitedHealth Group filed a Form A “Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer” as required by law, on October 31, 2003 with the Maryland Insurance Administration, on November 3, 2003 with the North Carolina Department of Insurance and on November 7, 2003 with the Pennsylvania Department of Insurance. In addition, the parties must file pre-notifications of merger with the insurance departments of five states in which MAMSI and its subsidiaries conduct business. These approvals are more fully described at “The Merger – Regulatory Matters.”

Restrictions on the Ability to Sell UnitedHealth Group Common Stock (see page             )

All shares of UnitedHealth Group common stock you receive in connection with the merger will be freely transferable unless you are considered an “affiliate” of either MAMSI or UnitedHealth Group for the purposes of the Securities Act of 1933, in which case you will be permitted to sell the shares of UnitedHealth Group common stock you receive in the merger only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act of 1933. This proxy statement/prospectus does not register the resale of stock held by affiliates.

Dissenters’ or Appraisal Rights (see page             )

Under Delaware law, you are entitled to appraisal rights in connection with the merger.

You will have the right under Delaware law to have the fair value of your shares of MAMSI common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written demand to MAMSI for appraisal in compliance with the Delaware General Corporation Law before the vote on the merger;

•	not vote in favor of the merger; and

•	continuously hold your MAMSI common stock, from the date you make the demand for appraisal through the closing of the merger.

Merely voting against the merger will not protect your rights to an appraisal, which requires all the steps provided under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail beginning on page             . The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement/prospectus.

If you vote for the merger, you will waive your rights to seek appraisal of your shares of MAMSI common stock under Delaware law.

Surrender of Stock Certificates (see page             )

Following the effective time of the merger, UnitedHealth Group will cause a letter of transmittal to be mailed to all holders of MAMSI common stock containing instructions for surrendering their certificates. Certificates should not be surrendered until the letter of transmittal is received, fully completed and returned as instructed in the letter of transmittal.

Certain Effects of the Merger (see page             )

Upon completion of the merger, MAMSI stockholders will become shareholders of UnitedHealth Group. The internal affairs of UnitedHealth Group are governed by the Minnesota Business Corporation Act and UnitedHealth Group’s articles of incorporation and bylaws. The merger will result in differences in the rights of MAMSI stockholders, which are summarized in “Comparison of Rights of Shareholders of UnitedHealth Group and MAMSI” beginning on page             .

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

OF UNITEDHEALTH GROUP INCORPORATED

The following table summarizes selected historical consolidated financial data of UnitedHealth Group which should be read in conjunction with the consolidated financial statements of UnitedHealth Group, and the notes thereto, included in Annex H and made part of this proxy statement/prospectus. The financial data for the five years ended December 31, 2002 has been derived from the audited consolidated financial statements of UnitedHealth Group. The financial data as of and for the nine months ended September 30, 2003 and 2002 has been derived from the unaudited condensed consolidated financial statements of UnitedHealth Group. In the opinion of UnitedHealth Group’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the nine months ended September 30, 2003 and 2002 have been reflected therein. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year. On May 7, 2003, UnitedHealth Group’s board of directors declared a two-for-one split of UnitedHealth Group’s common stock in the form of a 100 percent common stock dividend. The stock dividend was paid on June 18, 2003, to shareholders of record on June 2, 2003. All per share calculations reflect the two-for-one common stock split.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
(In millions, except per share data)	2003	2002	2002	2001	2000	1999	1998(1)
Consolidated Operating Results
Revenues	$21,300	$18,338	$25,020	$23,454	$21,122	$19,562	$17,355

Earnings (Loss) From Operations	$2,125	$1,577	$2,186	$1,566	$1,200	$943	$(42)
Net Earnings (Loss)	$1,318	$973	$1,352	$913	$736	$568	$(166)
Net Earnings (Loss) Applicable to Common Shareholders	$1,318	$973	$1,352	$913	$736	$568	$(214)
Return on Shareholders’ Equity (annualized)	38.4%	33.5%	33.0%	24.5%	19.8%	14.1%	na

Basic Net Earnings (Loss) per Common Share	$2.23	$1.60	$2.23	$1.46	$1.14	$0.82	$(0.28)
Diluted Net Earnings (Loss) per Common Share	$2.13	$1.53	$2.13	$1.40	$1.09	$0.80	$(0.28)

Common Stock Dividends per Share	$0.015	$0.015	$0.015	$0.015	$0.008	$0.008	$0.008

Consolidated Cash Flows From (Used For):
Operating Activities	$2,133	$1,663	$2,423	$1,844	$1,521	$1,189	$1,071
Investing Activities	$(28)	$(942)	$(1,391)	$(1,138)	$(968)	$(623)	$21
Financing Activities	$(1,168)	$(1,195)	$(1,442)	$(585)	$(739)	$(605)	$(198)

Consolidated Financial Condition
(As of period end)
Cash and Investments	$6,954	$6,001	$6,329	$5,698	$5,053	$4,719	$4,424
Total Assets	$14,902	$13,707	$14,164	$12,486	$11,053	$10,273	$9,675
Debt	$1,750	$1,674	$1,761	$1,584	$1,209	$991	$708
Shareholders’ Equity	$4,746	$4,361	$4,428	$3,891	$3,688	$3,863	$4,038
Debt-to-Total-Capital Ratio	26.9%	27.7%	28.5%	28.9%	24.7%	20.4%	14.9%

(1)	1998 results include operational realignment and other charges of $725 million, $175 million of charges related to contract losses associated with certain Medicare markets and other increases to commercial and Medicare medical costs payable estimates, and a $20 million convertible preferred stock redemption premium.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

OF MID ATLANTIC MEDICAL SERVICES, INC.

The following table summarizes selected historical consolidated financial data of MAMSI which should be read in conjunction with the consolidated financial statements of MAMSI, and the notes thereto, included in Annex D and made part of this proxy statement/prospectus. The financial data for the five years ended December 31, 2002 has been derived from the audited consolidated financial statements of MAMSI. The financial data as of and for the nine months ended September 30, 2003 and 2002 has been derived from the unaudited condensed consolidated financial statements of MAMSI. In the opinion of MAMSI’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the nine months ended September 30, 2003 and 2002 have been reflected therein. Operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
(In millions, except per share data)	2003	2002	2002	2001	2000	1999	1998
Consolidated Operating Results
Revenues	$2,008	$1,721	$2,328	$1,808	$1,484	$1,317	$1,188

Earnings From Operations	$182	$89	$147	$84	$57	$40	$12
Net Earnings	$119	$60	$97	$57	$39	$26	$9
Net Earnings Applicable to Common Shareholders	$119	$60	$97	$57	$39	$26	$9
Return on Shareholders’ Equity (annualized)	39.27%	26.06%	30.9%	22.5%	18.9%	13.8%	4.5%

Basic Net Earnings per Common Share	$3.05	$1.53	$2.49	$1.48	$1.04	$0.64	$0.20
Diluted Net Earnings per Common Share	$2.88	$1.43	$2.34	$1.41	$1.00	$0.64	$0.20

Common Stock Dividends per Share	$—	$—	$—	$—	$—	$—	$—

Consolidated Cash Flows From (Used For):
Operating Activities	$200	$179	$211	$129	$86	$62	$55
Investing Activities	$(165)	$(141)	$(149)	$(121)	$(77)	$(41)	$(19)
Financing Activities	$(33)	$(33)	$(60)	$(9)	$(7)	$(27)	$(29)
Consolidated Financial Condition
(As of period end)
Cash and Investments	$655	$518	$494	$373	$275	$206	$184
Total Assets	$950	$781	$773	$594	$467	$389	$363
Debt	$—	$3	$3	$4	$3	$4	$2
Shareholders’ Equity	$461	$333	$347	$281	$226	$187	$191
Debt-to-Total-Capital Ratio	0.0%	0.9%	0.9%	1.4%	1.3%	2.1%	1.0%

MARKET PRICE AND DIVIDEND INFORMATION

Recent Closing Prices

The table below presents the closing price per share of UnitedHealth Group common stock on the New York Stock Exchange, and the closing price per share of MAMSI common stock on the New York Stock Exchange, on October 24, 2003, the last full trading day immediately preceding the public announcement of the proposed merger, and on             , the most recent practicable date prior to the mailing of this proxy statement/prospectus, as well as the “equivalent stock price plus cash” of shares of MAMSI common stock on such dates. The “equivalent stock price plus cash” of shares of MAMSI common stock represents the closing sales price per share for UnitedHealth Group’s common stock on the New York Stock Exchange on October 24, 2003 and             , multiplied by the exchange ratio, plus the cash consideration of $18.00 to be paid with respect to each share of MAMSI common stock and reflects an implied premium of $8.61 per share of MAMSI common stock. Keep in mind that the value of the merger consideration to be received by MAMSI stockholders will fluctuate with changes in the price of UnitedHealth Group common stock – if the price of UnitedHealth Group’s common stock decreases, the merger consideration decreases. There can be no assurances as to the market price of UnitedHealth Group common stock at any time prior to the merger or any time thereafter. Stockholders should obtain current market quotations for shares of UnitedHealth Group common stock and MAMSI common stock prior to making any decision with respect to the merger.

	UnitedHealth Group Common Stock (price per share)		MAMSI Common Stock (price per share)		MAMSI Equivalent Stock Price Plus Cash (price per share)
October 24, 2003		$54.25		$53.88	$62.49
[ ]	$		$		[	]

Historical Market Price Data

MAMSI’s common stock is quoted on the New York Stock Exchange under the symbol “MME.” UnitedHealth Group’s common stock is quoted on the New York Stock Exchange under the symbol “UNH.”

The following table sets forth the high and low sales prices per share of UnitedHealth Group and MAMSI common stock as adjusted for all stock splits, as reported on the New York Stock Exchange for the periods indicated:

	UnitedHealth Group Common Stock		MAMSI Common Stock
	High	Low	High	Low
2001
Quarter ended March 31, 2001	$32.18	$25.25	$20.86	$14.69
Quarter ended June 30, 2001	$33.70	$26.25	$21.35	$15.00
Quarter ended September 30, 2001	$35.00	$29.40	$23.18	$17.50
Quarter ended December 31, 2001	$36.40	$31.21	$23.15	$16.60

2002
Quarter ended March 31, 2002	$38.40	$33.93	$29.14	$22.30
Quarter ended June 30, 2002	$48.95	$37.57	$39.75	$27.90
Quarter ended September 30, 2002	$48.15	$40.74	$38.17	$26.75
Quarter ended December 31, 2002	$50.50	$37.52	$43.20	$28.50

2003
Quarter ended March 31, 2003	$46.35	$39.20	$40.70	$29.58
Quarter ended June 30, 2003	$52.67	$44.10	$54.00	$38.41
Quarter ended September 30, 2003	$56.25	$47.25	$60.70	$45.70
Quarter ended December 31, 2003 (through October 24, 2003)	$55.64	$49.50	$55.65	$51.00

Dividend Information

MAMSI has never paid a cash dividend on its common stock. UnitedHealth Group paid a cash dividend equal to $0.015 per share, split-adjusted, on its common stock for its fiscal years 2001, 2002 and 2003.

Number of Stockholders

As of             , 2003, there were approximately          stockholders of record of MAMSI common stock, as shown on the records of MAMSI’s transfer agent for such shares. As of             , 2003, there were approximately          shareholders of record of UnitedHealth Group, as shown on the records of UnitedHealth Group’s transfer agent for such shares.

Shares Held by Certain Stockholders

Adoption of the merger agreement by MAMSI’s stockholders requires the affirmative vote of the holders of a majority of the shares of MAMSI common stock outstanding and entitled to vote at the special meeting. As of             , 2003, approximately             % of the outstanding shares of MAMSI common stock were held by directors and executive officers of MAMSI and their affiliates. Neither UnitedHealth Group nor any of its directors or executive officers owns any shares of MAMSI stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 26, 2003, UnitedHealth Group entered into a definitive agreement to acquire MAMSI. Under the terms of the agreement, holders of MAMSI common stock will receive 0.82 shares of UnitedHealth Group common stock and $18.00 in cash for each share of MAMSI common stock they own. Total consideration for the transaction, to be issued upon closing, is comprised of approximately 38.6 million shares of UnitedHealth Group common stock, valued at approximately $2,050 million based upon the average of UnitedHealth Group’s share closing price from October 23, 2003 through October 29, 2003, and approximately $600 million in cash after considering stock option and residual share proceeds.

The unaudited pro forma condensed combined financial information gives effect to the acquisition of MAMSI by UnitedHealth Group as if the acquisition had occurred on January 1, 2002 for purposes of the pro forma condensed combined statements of operations and on September 30, 2003 for purposes of the pro forma condensed combined balance sheet as of September 30, 2003.

Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of an acquired entity based on their fair values as of the completion of the transaction. A final determination of these fair values will include management’s consideration of a valuation prepared by an independent valuation specialist. This valuation will be based on the actual net tangible and intangible assets of the acquired entity that exist as of the closing date of the transaction, currently estimated to occur in the first quarter of 2004.

Because this unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates of fair values, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in this unaudited pro forma condensed combined financial information. In addition to the independent valuation, the impact of any integration activities, the timing of completion of the transaction and other changes in MAMSI’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences from the information presented below.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of UnitedHealth Group and MAMSI, included in Annexes D, E, G, H, I, J, K, M and N and made part of this proxy statement/prospectus, and the summary historical consolidated financial data included elsewhere in this proxy statement/prospectus. All share and per share amounts have been restated to reflect the UnitedHealth Group two-for-one common stock split that occurred on June 18, 2003. The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of UnitedHealth Group that would have been reported had the transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of UnitedHealth Group.

Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2003

(Unaudited)

(In millions, except per share amount)

	Historical UnitedHealth Group	Historical MAMSI	Pro Forma Adjustments		Pro Forma Combined
Revenues
Premiums	$18,791	$1,961	$—		$20,752
Services	2,329	34	—		2,363
Investment and Other Income	180	13	—		193

Total Revenues	21,300	2,008	—		23,308

Medical and Operating Costs
Medical Costs	15,333	1,604	—		16,937
Operating Costs	3,620	212	—		3,832
Depreciation and Amortization	222	9	14	(4)	245

Total Medical and Operating Costs	19,175	1,825	14		21,014

Earnings From Operations	2,125	183	(14)		2,294
Interest Expense	(71)	(1)	(6	)(10)	(78)

Earnings Before Income Taxes	2,054	182	(20)		2,216
Provision for Income Taxes	(736)	(63)	7	(11)	(792)

Net Earnings	$1,318	$119	$(13)		$1,424

Basic Net Earnings Per Common Share	$2.23	$3.05			$2.26

Diluted Net Earnings Per Common Share	$2.13	$2.88			$2.16

Basic Weighted-Average Number of Common Shares Outstanding	592.0	39.1			630.6	(12)

Weighted-Average Number of Common Shares Outstanding, Assuming Dilution	620.0	41.4			658.6	(12)

Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2002

(Unaudited)

(In millions, except per share amount)

	Historical UnitedHealth Group	Historical MAMSI	Pro Forma Adjustments		Pro Forma Combined
Revenues
Premiums	$21,906	$2,269	$—		$24,175
Services	2,894	44	—		2,938
Investment and Other Income	220	15	—		235

Total Revenues	25,020	2,328	—		27,348

Medical and Operating Costs
Medical Costs	18,192	1,907	—		20,099
Operating Costs	4,387	262	—		4,649
Depreciation and Amortization	255	11	19	(4)	285

Total Medical and Operating Costs	22,834	2,180	19		25,033

Earnings From Operations	2,186	148	(19)		2,315
Interest Expense	(90)	(1)	(11	)(10)	(102)

Earnings Before Income Taxes	2,096	147	(30)		2,213
Provision for Income Taxes	(744)	(50)	11	(11)	(783)

Net Earnings	$1,352	$97	$(19)		$1,430

Basic Net Earnings Per Common Share	$2.23	$2.49			$2.22

Diluted Net Earnings Per Common Share	$2.13	$2.34			$2.12

Basic Weighted-Average Number of Common Shares Outstanding	606.8	39.2			645.4	(12)

Weighted-Average Number of Common Shares Outstanding, Assuming Dilution	636.2	41.7			674.8	(12)

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2003

(Unaudited)

(In millions)

	Historical UnitedHealth Group	Historical MAMSI	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and Cash Equivalents	$2,067	$9	$—		$2,076
Short-Term Investments	373	646	—		1,019
Accounts Receivable, net	880	123	—		1,003
Assets Under Management	2,024	—	—		2,024
Deferred Income Taxes and Other	427	50	—		477

Total Current Assets	5,771	828	—		6,599

Long-Term Investments	4,514	22	—		4,536
Property, Equipment, Capitalized Software and Other Assets, net	1,054	100	20	(3)	1,174
Goodwill	3,424	—	2,004	(2)	5,428
Intangible Assets, net	139	—	360	(2)(4)	499

Total Assets	$14,902	$950	$2,384		$18,236

Liabilities and Shareholders’ Equity
Current Liabilities
Medical Costs Payable	$4,043	$340	$—		$4,383
Accounts Payable and Accrued Liabilities	1,590	88	62	(5)	1,740
Other Policy Liabilities	1,802	—	—		1,802
Short-Term Debt and Current Maturities of Long-Term Debt	350	—	—		350
Unearned Premiums	474	56	—		530

Total Current Liabilities	8,259	484	62		8,805

Long-Term Debt, less current maturities	1,400	—	609	(1)(6)	2,009
Deferred Income Taxes and Other Liabilities	497	5	126	(2)(7)	628

Shareholders’ Equity
Common Stock	6	1	(1	)(8)	6
Additional Paid-In Capital	—	673	(673	)(8)	2,048
			2,048	(1)(9)
Treasury Stock	—	(332)	332	(8)	—
Stock Compensation Trust	—	(427)	427	(8)	—
Retained Earnings	4,584	535	(535	)(8)	4,584
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Investments, net of tax effects	156	11	(11	)(8)	156

Total Shareholders’ Equity	4,746	461	1,587		6,794

Total Liabilities and Shareholders’ Equity	$14,902	$950	$2,384		$18,236

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)	The unaudited pro forma condensed combined financial information gives effect to the issuance of UnitedHealth Group common stock and cash based upon the exchange ratio of 0.82 shares of UnitedHealth Group common stock and $18.00 of cash for each outstanding share of MAMSI common stock. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “The Merger Agreement—Tax Adjustment” beginning on page . The average market price per share of UnitedHealth Group common stock of $53.05 is based upon the average of the closing prices for a range of trading days (October 23, 2003 through October 29, 2003) around the announcement date (October 27, 2003) of the transaction. This results in an estimated purchase price of $2,695 million ($2,048 million in stock, $609 million in cash and $38 million of estimated transaction costs) as follows (in millions, except per share amounts):

Stock Consideration
UnitedHealth Group average market price per share			$53.05
Exchange ratio			0.82

Equivalent per share consideration			$43.50
Outstanding shares of MAMSI at October 26, 2003			47.07	(a)

Fair Value of UnitedHealth Group shares to be issued					$2,048

Cash Consideration
Per share cash consideration	$18.00
Net outstanding shares of MAMSI	47.07	(a)

Cash to be paid			$847
Cash estimated to be received from stock option exercises			(238	)(b)

Net cash to be paid					609
Estimated transaction costs					38

Estimated purchase price					$2,695

(a)	Assumes MAMSI stock options are to be exercised in full. MAMSI stock options become fully exercisable prior to the closing of the transaction and will be canceled if not exercised prior to the effective time of the merger.
(b)	Assumes MAMSI stock options will be exercised by cash payment of the exercise price.

(2)	The estimated purchase price of $2,695 million has been preliminarily allocated to acquired tangible and intangible assets and liabilities based upon their estimated fair values as of June 30, 2003 as detailed below (in millions):

Estimated purchase price	$2,695
Net tangible assets—MAMSI September 30, 2003 balance sheet	(461)
Estimated fair value adjustment—land and buildings	(20)
MAMSI employment agreements liability due to change in control	24

Total excess purchase price	2,238
Estimated finite-lived intangible assets	(360)
Deferred tax liability for finite-lived intangible assets	126

Estimated goodwill	$2,004

(3)	Represents the estimated increase in MAMSI property value as a result of land and building appraisals to be completed at closing.

(4)	Finite-lived intangible assets and the associated incremental amortization expense have been estimated as follows (in millions):

	Estimated Fair Value	Estimated Useful Life	Estimated Annual Amortization	Estimated Nine-Months Amortization
Member list	$340	20	$17	$12
Provider and hospital networks	17	20	1	1
Non-compete agreements	3	3	1	1

	$360		$19	$14

(5)	Represents an accrual of $38 million for transaction costs and $24 million for additional liabilities to be settled under MAMSI employment agreements as a result of the acquisition.

(6)	Represents the borrowing of the net cash to be paid as consideration in the transaction as detailed in note (1).

(7)	Represents the deferred tax liability established for the book and tax basis difference of finite-lived intangible assets, which are amortizable for book purposes but not for income tax purposes.

(8)	Represents the elimination of MAMSI’s equity accounts.

(9)	Represents the issuance of UnitedHealth Group stock as consideration paid in the transaction as detailed in note (1).

(10)	Represents the estimated interest expense associated with borrowing the net $609 million cash to be paid as consideration in the transaction. The interest rates are based on our current plans of issuing five-year floating-rate debt and our estimated borrowing rates of 1.9% during the year ended December 31, 2002 and 1.4% during the nine month period ended September 30, 2003 for such debt.

(11)	Represents the pro forma tax effect of the acquisition of MAMSI based upon the statutory federal income tax rate of 35%.

(12)	Represents the increase in weighted average shares outstanding assuming the issuance of 38.6 million shares of UnitedHealth Group common stock at the beginning of the period presented. The share issuance is based upon the 47.07 million outstanding shares of MAMSI stock multiplied by the 0.82 exchange ratio as detailed in note (1).

UNAUDITED COMPARATIVE PER SHARE DATA

In the following table, UnitedHealth Group and MAMSI provide you with historical and unaudited pro forma combined per share data, after giving effect to the merger and the issuance of 0.82 shares of UnitedHealth Group common stock and the payment of $18.00 in cash in exchange for each share of MAMSI common stock. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “The Merger Agreement – Tax Adjustment” beginning on page      of this proxy statement/prospectus. This data should be read along with the selected consolidated historical financial data and the historical financial statements of UnitedHealth Group and MAMSI and the notes thereto that are included in Annexes D, E, G, H, I, J, K, M and N and attached hereto and made part hereof. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented. The MAMSI equivalent pro forma combined per share data is calculated by multiplying the pro forma combined UnitedHealth Group per share amounts by the exchange ratio of 0.82.

	As of or For the Year Ended December 31, 2002	As of or For the Nine Months Ended September 30, 2003
UnitedHealth Group Historical Per Common Share:
Basic Net Earnings Per Common Share	$2.23	$2.23
Diluted Net Earnings Per Common Share	$2.13	$2.13
Book Value Per Common Share	$7.39	$8.13
Cash Dividends Per Common Share	$0.015	$0.015
MAMSI Historical Per Common Share:
Basic Net Earnings Per Common Share	$2.49	$3.05
Diluted Net Earnings Per Common Share	$2.34	$2.88
Book Value Per Common Share	$7.38	$9.65
Cash Dividends Per Common Share	$—	$—
Pro Forma Combined Per UnitedHealth Group Common Share:
Basic Net Earnings Per Common Share	$2.22	$2.26
Diluted Net Earnings Per Common Share	$2.12	$2.16
Book Value Per Common Share	n/a	$10.91
Cash Dividends Per Common Share	n/a	$0.015
Pro Forma Combined Per MAMSI Equivalent Common Share:
Basic Net Earnings Per Common Share	$1.82	$1.85
Diluted Net Earnings Per Common Share	$1.74	$1.77
Book Value Per Common Share	n/a	$8.95
Cash Dividends Per Common Share	n/a	$0.012

n/a – not required to be presented.

RISK FACTORS

Before you vote for adoption of the merger agreement, you should carefully consider the risks described below in addition to the other information contained in this proxy statement/prospectus, including the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page             . By voting in favor of the merger, you will be choosing to invest in UnitedHealth Group common stock. The risks and uncertainties described below are not the only ones facing UnitedHealth Group. Additional risks and uncertainties that we believe are now immaterial may also impair UnitedHealth Group’s business, or the anticipated results of the merger. If any of the following risks actually occur, UnitedHealth Group’s business, financial condition or results of operations could be materially adversely affected, the value of UnitedHealth Group’s common stock could decline and you may lose all or part of your investment.

Risks Associated with the Merger

The anticipated benefits of acquiring MAMSI may not be realized.

UnitedHealth Group and MAMSI entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for UnitedHealth Group in the mid-Atlantic region, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether UnitedHealth Group integrates MAMSI in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues, diversion of management’s time and energy and could materially impact UnitedHealth Group’s business, financial condition and operating results.

UnitedHealth Group may have difficulty and incur substantial costs in integrating MAMSI.

UnitedHealth Group has acquired approximately 40 businesses over the last six years. Although UnitedHealth Group has not experienced any material unanticipated difficulties or expenses in connection with integrating these acquisitions, the possibility exists such difficulties or expenses could be experienced in connection with the MAMSI acquisition, especially given the relatively large size of the proposed transaction. The time and expense associated with converting the business to a common platform and negotiating amended or new contracts with physicians, other health care professionals and facilities, as well as other service providers may exceed management’s expectations and limit or delay the intended benefits of the transaction. Similarly, the process of combining sales and marketing and network management forces, consolidating administrative functions, and coordinating product and service offerings can take longer, cost more, and provide fewer benefits than initially projected. To the extent any of these events occurs, the value of the transaction may be reduced, at least for a period of time.

Integrating MAMSI will be a complex, time-consuming and expensive process. Before the merger, UnitedHealth Group and MAMSI operated independently, each with its own business, products, customers, employees, culture and systems.

UnitedHealth Group may face substantial difficulties, costs and delays in integrating MAMSI. These factors may include:

•	potential difficulty in leveraging the value of the separate technologies of the combined company;

•	perceived adverse changes in product offerings available to customers or customer service standards, whether or not these changes do, in fact, occur;

•	managing customer and provider overlap and potential pricing conflicts;

•	costs and delays in implementing common systems and procedures;

•	difficulty integrating differing distribution models;

•	charges to earnings resulting from the application of purchase accounting to the transaction;

•	difficulty comparing financial reports due to differing management systems;

•	diversion of management resources from the business of the combined company;

•	potential incompatibility of business cultures and philosophies;

•	the retention of existing customers of each company;

•	reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;

•	retaining and integrating management and other key employees of the combined company; and

•	coordinating infrastructure operations in an effective and efficient manner.

After the merger, we may seek to combine certain operations and functions using common information and communication systems; operating procedures; financial controls; and human resource practices, including training, professional development and benefit programs. We may be unsuccessful in implementing the integration of these systems and processes. UnitedHealth Group operates in all fifty states as well as internationally and conducts business through four related but distinct business segments. UnitedHealth Group employs over 32,000 people. For 2002, UnitedHealth Group’s revenues were approximately $25 billion. By contrast, MAMSI’s operations are concentrated in six states and the District of Columbia, it has approximately 3,315 employees and, for 2002, its revenues aggregated $2.33 billion. While the companies believe they share similar cultural characteristics and philosophies, the differences in size and scope of operations may affect the companies’ management processes.

Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside the control of either company.

We must obtain several governmental and other consents to complete the merger, which, if delayed, not granted or granted with unacceptable conditions may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction.

We must obtain specified approvals and consents in a timely manner from federal and state agencies prior to the completion of the merger. If we do not receive these approvals on terms that satisfy the merger agreement, then we will not be obligated to complete the merger. The governmental agencies from which we seek approvals have broad discretion in administering the regulations. As a condition to approval of the merger, agencies may impose requirements, limitations or costs that could negatively affect the way the combined companies conduct business. UnitedHealth Group is not obligated to complete the merger if an agency imposes a requirement, limitation or additional cost that would reasonably be expected to have a material adverse effect on UnitedHealth Group or MAMSI or that would materially impair the anticipated long-term benefits of the merger. If UnitedHealth Group decides to agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the merger, these requirements, limitations or additional costs could adversely affect UnitedHealth Group’s ability to integrate the business of MAMSI or reduce the anticipated benefits of the merger. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, which prevents certain acquisitions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods are terminated or expire. UnitedHealth Group filed its HSR Act notification form on November 3, 2003 and subsequently voluntarily withdrew such filing to allow additional time for the Antitrust Division of the Department of Justice to review the proposed transaction. UnitedHealth Group refiled its HSR Act notification form on December 5, 2003. The parties expect that the transaction will close in the first quarter of 2004.

UnitedHealth Group is required to file State Department of Insurance Form A Filings in Maryland, North Carolina and Pennsylvania. All filings were made shortly after the public announcement of the proposed transaction. The parties are working with the insurance regulators to address the statutory approval requirements and expect to receive the necessary approvals for these Form A filings early in the first quarter of 2004.

UnitedHealth Group is also required to file State Department of Insurance Form E filings in five additional jurisdictions. These filings were also made shortly after the public announcement of the proposed transaction and all such Form E approvals have either been obtained or are expected shortly.

No material commercial third party consents or approvals are required in connection with the proposed transaction.

The value of the shares of UnitedHealth Group common stock that MAMSI stockholders receive in the merger will vary as a result of the fixed exchange ratio and fluctuations in the price of UnitedHealth Group’s common stock.

At the effective time of the merger, each outstanding share of MAMSI common stock will be converted into 0.82 shares of UnitedHealth Group common stock and $18.00 in cash. The ratio at which the shares will be converted is fixed and any changes in the price of UnitedHealth Group common stock will affect the value of the consideration that MAMSI stockholders receive in the merger such that if the price of UnitedHealth Group common stock declines prior to completion of the merger, the value of the merger consideration to be received by MAMSI stockholders will decrease. Stock price variations could be the result of changes in the business, operations or prospects of UnitedHealth Group, MAMSI or the combined company, market assessments of the likelihood that the merger will be completed within the anticipated time or at all, general market and economic conditions and other factors which are beyond the control of UnitedHealth Group or MAMSI. Recent market prices of UnitedHealth Group common stock and MAMSI common stock are set forth on page              under the heading “Market Price and Dividend Information.”

In order to preserve the intended treatment of the merger for U.S. Federal income tax purposes as a “reorganization” with the meaning of Section 368(a) of the Internal Revenue Code, the cash component of the merger consideration could be decreased and the stock component increased if on the effective date the aggregate value of the total UnitedHealth Group shares of common stock to be delivered to specified MAMSI stockholders (i.e. all MAMSI stockholders other than the Stock Compensation Trust and those who acquire their shares of MAMSI common stock from the Stock Compensation Trust or from MAMSI after October 26, 2003) is less than 45% of the value of the total consideration to be delivered to those MAMSI stockholders (which, for this purpose, includes amounts paid in lieu of fractional shares and amounts paid to dissenters), as explained under the caption “The Merger Agreement—Tax Adjustment,” beginning on page      of this proxy statement/prospectus.

We encourage MAMSI stockholders to obtain current market quotations for UnitedHealth Group common stock and MAMSI common stock. The price of UnitedHealth Group common stock and MAMSI common stock at the effective time of the merger may vary from their prices on the date of this proxy statement/prospectus. The historical prices of UnitedHealth Group’s common stock and MAMSI’s common stock included in this proxy statement/prospectus are not indicative of their prices on the date the merger is effective. The future market prices of UnitedHealth Group common stock and MAMSI common stock cannot be guaranteed or predicted.

A MAMSI stockholder’s receipt of cash in the merger may result in the recognition of taxable income.

Assuming the merger is treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, MAMSI stockholders generally will recognize gain but not loss, for U.S. federal income tax purposes as a result of the merger but generally will not recognize gain in excess of the cash they receive in the merger. For further information concerning U.S. federal income tax consequences of the merger, please see “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page     .

The merger may result in a loss of customers and partners.

Some customers may seek alternative sources of product and/or service after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain product lines. The combined company could experience some customer attrition by reason of announcement of the merger or after the merger. Difficulties in combining operations could also result in the loss of partners and potential disputes or litigation with customers, partners or others. Any steps by management to counter such potential increased customer or partner attrition may not be effective. Failure by management to control attrition could result in worse than anticipated financial performance.

If the conditions to the merger are not met, the merger will not occur.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and UnitedHealth Group and MAMSI each may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions, must be satisfied or waived before completion of the merger:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of MAMSI common stock as of the record date;

•	the waiting period under the HSR Act must have been terminated or expired;

•	specified governmental consents must be obtained without conditions which would reasonably be expected to have a material adverse effect on UnitedHealth Group or MAMSI or materially impair the anticipated long-term benefits of the merger;

•	the shares of UnitedHealth Group common stock issuable to MAMSI stockholders must have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

•	each party must have received an opinion of counsel to the effect that the merger will qualify as a “reorganization” with the meaning of Section 368(a) of the Internal Revenue Code;

•	there must be no litigation or other proceeding by a governmental entity pending or threatened seeking (i) to prohibit the ownership or operation of MAMSI by UnitedHealth Group; (ii) to impair the ownership or operation of MAMSI by UnitedHealth Group (including by requiring disposal of assets) or (iii) damages, which, in the case of (ii) or (iii), would reasonably be expected to have a material adverse effect on UnitedHealth Group or MAMSI or materially impair the anticipated long-term benefits of the merger;

•	there must be no legal restraint in effect which would reasonably be likely to have any of the effects set forth in (i) through (iii) of the above bullet point;

•	the representations and warranties of each party set forth in the merger agreement must be true and correct without giving effect to any qualification as to materiality or material adverse effect, except where the failure to be true and correct would not reasonably be likely to have a material adverse effect on such party, in each case as of the date of the merger agreement and the date the merger is completed;

•	the parties to the merger agreement must have performed in all material respects all of their agreements and covenants required by the merger agreement; and

•	the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act of 1933 and must not be the subject of any stop order or pending or threatened proceeding seeking a stop order.

UnitedHealth Group and MAMSI may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Each of the conditions to UnitedHealth Group’s and MAMSI’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of UnitedHealth Group and MAMSI if the condition is a condition to both UnitedHealth Group’s and MAMSI’s obligations to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of UnitedHealth Group and MAMSI will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. However, UnitedHealth Group and MAMSI generally do not expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

Some directors and officers of MAMSI have interests that differ from those of MAMSI stockholders in recommending that MAMSI stockholders vote in favor of adoption of the merger agreement.

Certain executive officers and directors of MAMSI have interests in the merger that are different from and in addition to the interests of MAMSI stockholders generally. Mark D. Groban, Chairman of the Board of Directors, Thomas P. Barbera, President and Chief Executive Officer, Robert E. Foss, Senior Executive Vice President and Chief Financial Officer, and Sharon C. Pavlos, Associate Senior Executive Vice President and General Counsel, have entered into employment agreements with UnitedHealth Group that become effective upon completion of the merger. These agreements provide for the payment of a post-merger integration bonus to such executive officers, subject to the discretion of UnitedHealth Group, in the following amounts: for Dr. Groban, up to $650,000 per year, payable on the first anniversary of the effective date of his employment agreement; for Mr. Barbera and Mr. Foss, up to $400,000 per year, payable on the first and second anniversaries of the effective dates of their employment agreements; and for Ms. Pavlos, up to $300,000 per year, payable on the first and second anniversaries of the effective date of her employment agreement. Dr. Groban, Mr. Barbera, Mr. Foss and Ms. Pavlos also will receive “change in control” benefits upon completion of the merger estimated at the following aggregate amounts (assuming a closing date of February 1, 2004): for Dr. Groban, $8,664,978; for Mr. Barbera, $8,384,802; for Mr. Foss, $6,082,271; and for Ms. Pavlos, $3,202,775.

In addition, in connection with the merger, stock options granted to MAMSI executive officers and directors will become fully vested, to the extent they have not already become so, and immediately exercisable in accordance with MAMSI’s stock option plans. Currently, Dr. Groban holds outstanding options for 842,750 shares of MAMSI common stock, with an exercise price range of $8.31 to $32.40 per share; Mr. Barbera holds options for 895,750 shares of MAMSI common stock, with an exercise price range of $8.31 to $32.40 per share; Mr. Foss holds options for 691,000 shares of MAMSI common stock, with an exercise price range of $12.00 to $32.40 per share; and Ms. Pavlos holds options for 345,000 shares of MAMSI common stock, with an exercise price range of $16.75 to $32.40 per share. All such options have become fully vested, or will become fully vested, prior to the consummation of the merger, and will not be subject to accelerated vesting as a consequence of the merger. However, it is expected that Dr. Groban, Mr. Barbera, Mr. Foss and Ms. Pavlos will be granted additional options to purchase shares of MAMSI common stock on January 1, 2004 at an exercise price equal to the fair market value of MAMSI common stock on such date pursuant to the terms of their existing employment agreements. To the extent these additional options are not fully vested and immediately exercisable upon grant, such options will be accelerated as a result of the merger and will become fully vested and immediately exercisable upon the consummation of the merger. See “Interests of Certain Persons in the Merger—Stock Options” beginning on page     .

UnitedHealth Group also agreed in the merger agreement to indemnify and provide liability insurance to MAMSI’s officers and directors. The directors of UnitedHealth Group and MAMSI knew about these additional interests and considered them when they approved the merger.

Such interests may influence directors in making their recommendation that you vote in favor of the merger agreement and officers in supporting the merger. For more information about these interests, please see “Interests of Certain Persons in the Merger” on page     .

The value of the shares of UnitedHealth Group common stock that MAMSI stockholders receive in the merger, as well as the percentage of the outstanding shares of capital stock of UnitedHealth Group held by MAMSI stockholders following the merger, may decline as a result of additional acquisitions by UnitedHealth Group in the future.

UnitedHealth Group may, as part of its business strategy, pursue additional acquisitions of companies or businesses. Any acquisition strategy is subject to inherent risk and UnitedHealth Group cannot guarantee that it will be able to complete any acquisition, including the ability to identify potential partners, successfully negotiate economically beneficial terms, successfully integrate such business, retain its key employees and achieve the anticipated revenue, cost benefits or synergies. For example, in November 2003 UnitedHealth Group completed its acquisition of Golden Rule Financial Corporation for approximately $500 million in cash. UnitedHealth Group may be unable to integrate Golden Rule’s personnel and culture, employee benefits, products, supplier relationships and information technology into the larger UnitedHealth Group organization. Additionally, UnitedHealth Group may issue additional shares in connection with any future acquisition which could dilute the holdings of UnitedHealth Group common stock by former MAMSI stockholders.

Risks Related to UnitedHealth Group’s Business

UnitedHealth Group must effectively manage its health care costs.

Under risk-based product arrangements, UnitedHealth Group assumes the risk of both medical and administrative costs for its customers in return for a monthly premium. Premium revenues from risk-based products (excluding AARP) comprise approximately 75% of UnitedHealth Group’s total consolidated revenues. UnitedHealth Group uses approximately 80% to 85% of its premium revenues to pay the costs of health care services delivered to its customers. The profitability of UnitedHealth Group’s risk-based products depends in large part on its ability to predict accurately, price for, and manage effectively health care costs. Total health care costs are affected by the number of individual services rendered and the cost of each service. UnitedHealth Group’s premium revenue is typically fixed in price for a 12-month period and is generally priced one to four months before contract commencement. Services are delivered and related costs are incurred when the contract commences. Although UnitedHealth Group bases the premiums it charges on its estimate of future health care costs over the fixed premium period, inflation, regulations and other factors may cause actual costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of health care use. Relatively small differences between predicted and actual medical costs as a percentage of premium revenues can result in significant changes in UnitedHealth Group’s financial results. For example, if medical costs increased by an additional one percent for UnitedHealthcare’s commercial insured products, UnitedHealth Group’s annual net earnings for 2002 would have been reduced by approximately $70 million. In addition, the financial results UnitedHealth Group reports for any particular period include estimates of costs incurred for which the underlying claims have not been received by UnitedHealth Group or for which the claims have been received but not processed. If these estimates prove too high or too low, the effect of the change would be included in future results.

UnitedHealth Group faces intense competition in many of its markets and customers have flexibility in moving between competitors.

UnitedHealth Group’s businesses compete throughout the United States and face significant competition in all of the geographic markets in which they operate. For UnitedHealth Group’s Uniprise and Health Care Services businesses, competitors include Aetna, Anthem, Cigna, Coventry, Humana, PacifiCare, Oxford,

WellPoint, numerous for profit and not for profit organizations operating under licenses from the Blue Cross Blue Shield Association and other enterprises concentrated in more limited geographic areas. UnitedHealth Group’s Specialized Care Services and Ingenix business segments also compete with a number of businesses. Moreover, UnitedHealth Group believes the barriers to entry in many markets are not substantial, so the addition of new competitors can occur relatively easily, and customers enjoy significant flexibility in moving to competitors. These competitors in particular markets may have capabilities that give them a competitive advantage. Greater market share, established reputation, superior supplier arrangements, existing business relationships, and other factors all can provide a competitive advantage. In addition, significant merger and acquisition activity has occurred in the industries in which UnitedHealth Group operates, both as to its competitors and suppliers to these industries. This level of consolidation makes it more difficult for UnitedHealth Group to retain or increase customers, to improve the terms on which it does business with its suppliers, and to maintain or advance its profitability.

UnitedHealth Group’s relationship with AARP is significant to its Ovations business.

Under UnitedHealth Group’s 10-year contract with AARP which UnitedHealth Group entered into in 1998, UnitedHealth Group provides Medicare Supplement and Hospital Indemnity health insurance and other products to AARP members. As of September 30, 2003, UnitedHealth Group’s portion of AARP’s insurance program represented approximately $3.9 billion in annual net premium revenue from approximately 3.7 million AARP members. UnitedHealth Group’s AARP contract may be terminated early by UnitedHealth Group or AARP under certain circumstances, including a material breach by either party, insolvency of either party, a material adverse change in the financial condition of either party, and by mutual agreement. The success of UnitedHealth Group’s AARP arrangement depends, in part, on UnitedHealth Group’s ability to service AARP and its members, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes. Additionally, events that adversely affect AARP or one of its other business partners for its member insurance program could have an adverse effect on the success of UnitedHealth Group’s arrangement with AARP. For example, if consumers were dissatisfied with the products AARP offered or its reputation, if federal legislation limited opportunities in the Medicare market, or if the services provided by AARP’s other business partners were unacceptable, UnitedHealth Group’s business could be adversely affected.

The effects of the new Medicare reform legislation on UnitedHealth Group’s business are uncertain.

Recently enacted Medicare reform legislation is complex and wide-ranging. There are numerous provisions in the legislation that will influence UnitedHealth Group’s business, although at this early stage, it is difficult to predict the extent to which UnitedHealth Group’s businesses will be affected. While uncertain as to impact, UnitedHealth Group believes the increased funding provided in the legislation will intensify competition in the seniors health services market.

UnitedHealth Group’s business is subject to intense government scrutiny and UnitedHealth Group must respond quickly and appropriately to frequent changes in government regulations.

UnitedHealth Group’s business is regulated at the federal, state, local and international levels. The laws and rules governing UnitedHealth Group’s business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force UnitedHealth Group to change how it does business, restrict revenue and enrollment growth, increase its health care and administrative costs and capital requirements, and increase its liability in federal and state courts for coverage determinations, contract interpretation and other actions. UnitedHealth Group must obtain and maintain regulatory approvals to market many of its products, to increase prices for certain regulated products and to consummate its acquisitions and dispositions. Delays in obtaining or UnitedHealth Group’s failure to obtain or maintain these approvals could reduce its revenue or increase its costs.

UnitedHealth Group participates in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase UnitedHealth Group’s administrative or health care costs under such programs. Such changes have adversely affected UnitedHealth Group’s financial results and willingness to participate in such programs in the past and may do so in the future.

State legislatures and Congress continue to focus on health care issues. Legislative and regulatory proposals at state and federal levels may affect certain aspects of UnitedHealth Group’s business, including contracting with physicians, hospitals and other health care professionals; physician reimbursement methods and payment rates; coverage determinations; claim payments and processing; use and maintenance of individually identifiable health information; medical malpractice litigation; and government-sponsored programs. UnitedHealth Group cannot predict if any of these initiatives will ultimately become binding law or regulation, or, if enacted, what their terms will be, but their enactment could increase UnitedHealth Group’s costs, expose it to expanded liability, require it to revise the ways in which it conducts business or put it at risk for a loss of business.

UnitedHealth Group is also subject to various governmental investigations, audits and reviews. Such oversight could result in UnitedHealth Group’s loss of licensure or it right to participate in certain programs, or the imposition of civil or criminal fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage UnitedHealth Group’s reputation in various markets and make it more difficult for it to sell its products and services. UnitedHealth Group is currently involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by the Centers for Medicare and Medicaid Services, state insurance and health and welfare departments, and state attorneys general, the Office of Personnel Management, the Office of the Inspector General and U.S. Attorneys. The results of pending matters are always uncertain.

UnitedHealth Group is dependent on its relationships with physicians, hospitals and other health care providers.

UnitedHealth Group contracts with physicians, hospitals, pharmaceutical benefit service providers and pharmaceutical manufacturers, and other health care providers for favorable prices. A number of organizations are advocating for legislation that would exempt certain of these physicians and health care professionals from federal and state antitrust laws. In any particular market, these physicians and health care professionals could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers or difficulty meeting regulatory or accreditation requirements. In some markets, certain health care providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies that could result in diminished bargaining power on UnitedHealth Group’s part.

The nature of UnitedHealth Group’s business exposes it to significant litigation risks and its insurance coverage may not be sufficient to cover some of the costs associated with litigation.

Sometimes UnitedHealth Group becomes a party to the types of legal actions that can affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, and intellectual property-related litigation. In addition, because of the nature of UnitedHealth Group’s businesses, it is routinely made party to a variety of legal actions related to the design, management and offerings of its services. These matters include, but are not limited to, claims related to health care benefits coverage, medical malpractice actions, contract disputes and claims related to disclosure of certain business practices. In 1999, a number of class action lawsuits were filed against UnitedHealth Group and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of certain customers and physicians for alleged breaches of federal statutes, including ERISA and the Racketeer Influenced Corrupt Organization Act (“RICO”). Although the expenses which UnitedHealth Group has incurred to date in defending the 1999 class action have not been material to its business, it will continue to incur expenses in the defense of the 1999 class action litigation and other matters, even if they are without merit.

Recent court decisions and legislative activity may increase UnitedHealth Group’s exposure for any of these types of claims. In some cases, substantial non-economic, punitive and compensatory damages may be sought. UnitedHealth Group currently has insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance. The cost of general business insurance coverage has increased significantly following the events of September 11, 2001. As a result, UnitedHealth Group has increased the amount of risk that it self-insures, particularly with respect to matters incidental to its business. UnitedHealth Group records liabilities for its estimates of the probable costs resulting from self-insured matters. Although UnitedHealth Group believes the liabilities established for these risks are adequate, it is possible that the level of actual losses may exceed the liabilities recorded.

UnitedHealth Group’s businesses depend significantly on effective information systems and the integrity of the data it uses to run these businesses.

UnitedHealth Group’s ability to adequately price its products and services, provide effective and efficient service to its customers, and to accurately report its financial results depends significantly on the integrity of the data in UnitedHealth Group’s information systems. As a result of UnitedHealth Group’s acquisition activities, it has acquired additional systems. UnitedHealth Group has been taking steps to reduce the number of systems it operates and has upgraded and expanded its information systems capabilities. If the information UnitedHealth Group relies upon to run its businesses was found to be inaccurate or unreliable or if it fails to maintain effectively its information systems and data integrity, it could lose existing customers, have difficulty in attracting new customers, have problems in determining medical cost estimates and establishing appropriate pricing, have customer and physician and other health care provider disputes, have regulatory problems, have increases in operating expenses or suffer other adverse consequences.

UnitedHealth Group depends on independent third parties, such as IBM and Medco Health Solutions, Inc., with whom it has entered into agreements, for significant portions of its data center operations and pharmacy benefits management and processing. Even though UnitedHealth Group has appropriate provisions in its agreements with IBM and Medco, including provisions with respect to specific performance standards, covenants, warranties, audit rights, indemnification, and other provisions, UnitedHealth Group’s dependence on these third parties makes its operations vulnerable to their failure to perform adequately under the contracts, due to internal or external factors. Although there are a limited number of service organizations with the size, scale and capabilities to effectively provide certain of these services, especially with regard to pharmacy benefits processing, UnitedHealth Group believes that other organizations could provide similar services on comparable terms. A change in service providers, however, could result in a decline in service quality and effectiveness or less favorable contract terms.

UnitedHealth Group must comply with emerging restrictions on patient privacy, including taking steps to ensure compliance by its business associates who obtain access to sensitive patient information when providing services to UnitedHealth Group.

The use of individually identifiable data by UnitedHealth Group’s businesses is regulated at international, federal and state levels. These laws and rules are changed frequently by legislation or administrative interpretation. Varying state laws address the use and maintenance of individually identifiable health data. Most are derived from the privacy provisions in the federal Gramm-Leach-Bliley Act and HIPAA. HIPAA also imposes guidelines on UnitedHealth Group’s business associates (as this term is defined in the HIPAA regulations). Even though UnitedHealth Group provides for appropriate protections through its contracts with its business associates, it still has limited control over their actions and practices. Compliance with emerging proposals and new regulations may result in cost increases due to necessary systems changes, the development of new administrative processes, and the effects of potential noncompliance by UnitedHealth Group’s business associates. They also may impose further restrictions on UnitedHealth Group’s use of patient identifiable data that is housed in one or more of UnitedHealth Group’s administrative databases.

UnitedHealth Group’s knowledge and information-related businesses depend significantly on maintaining proprietary rights to its databases and related products.

UnitedHealth Group relies on its agreements with customers, confidentiality agreements with employees, and its trade secrets, copyrights and patents to protect its proprietary rights. These legal protections and precautions may not prevent misappropriation of its proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and UnitedHealth Group expects software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation and misappropriation of UnitedHealth Group’s proprietary information could hinder its ability to market and sell products and services.

The effects of the war on terror and future terrorist attacks could have a severe impact on the health care industry.

The terrorist attacks launched on September 11, 2001, the war on terrorism, the threat of future acts of terrorism and the related concerns of customers and providers have negatively affected, and may continue to negatively affect, the U.S. economy in general and UnitedHealth Group’s industry specifically. Depending on the government’s actions and the responsiveness of public health agencies and insurance companies, future acts of terrorism and bio-terrorism could lead to, among other things, increased use of health care services including, without limitation, hospital and physician services; loss of membership in health plans UnitedHealth Group administers as a result of lay-offs or other reductions of employment; adverse effects upon the financial condition or business of employers who sponsor health care coverage for their employees; disruption of UnitedHealth Group’s information and payment systems; increased health care costs due to restrictions on UnitedHealth Group’s ability to carve out certain categories of risk, such as acts of terrorism; and disruption of the financial and insurance markets in general.

The market price of UnitedHealth Group’s common stock may be particularly sensitive due to the nature of the business in which it operates.

The market prices of the securities of the publicly-held companies in UnitedHealth Group’s industry have shown volatility and sensitivity in response to many external factors, including general market trends, public communications regarding managed care, litigation and judicial decisions, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings, membership reports of particular industry participants and acquisition activity. Despite UnitedHealth Group’s specific outlook or prospects, the market price of UnitedHealth Group’s common stock may decline as a result of any of these external factors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus referring to UnitedHealth Group or MAMSI, including the Annexes attached hereto and made part hereof, and may include statements regarding the period following completion of the merger. These statements are intended to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based on current projections about operations, industry, financial condition and liquidity. Words such as “may,” “will,” “should,” “plan,” “predict,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or our businesses, identify forward- looking statements. You should note that the discussion of UnitedHealth Group’s and MAMSI’s reasons for the merger and the description of MAMSI’s financial advisors’ opinions contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

Health benefits companies operate in a highly competitive, constantly changing environment that is significantly influenced by aggressive marketing and pricing practices of competitors, regulatory oversight and organizations that have resulted from business combinations. The following is a summary of factors, the results of which, either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this proxy statement/prospectus, including the Annexes attached hereto and made part hereof:

•	trends in health care costs and utilization rates

•	ability to secure sufficient premium rate increases;

•	competitor pricing below market trends of increasing costs;

•	increased government regulation of health benefits and managed care;

•	significant acquisitions or divestitures by major competitors;

•	introduction and utilization of new prescription drugs and technology;

•	a downgrade in our financial strength ratings;

•	litigation targeted at health benefits companies;

•	ability to contract with providers consistent with past practice;

•	general economic downturns;

•	the level of realization, if any, of expected cost savings and other synergies from the merger;

•	difficulties related to the integration of the business of UnitedHealth Group and MAMSI may be greater than expected; and

•	revenues following the merger may be lower than expected.

The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. UnitedHealth Group shareholders and MAMSI stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of the financial advisors’ opinions.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to UnitedHealth Group or MAMSI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither UnitedHealth Group nor MAMSI undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF MAMSI STOCKHOLDERS

This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of MAMSI common stock by the MAMSI board of directors for use at the special meeting of MAMSI stockholders. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated October 26, 2003, by and among UnitedHealth Group, MU Acquisition LLC, a wholly owned subsidiary of UnitedHealth Group, and MAMSI, and the transactions contemplated by the merger agreement, including the merger of MAMSI with and into MU Acquisition LLC. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and made part hereof.

This proxy statement/prospectus is first being furnished to MAMSI stockholders on or about         , 2003.

Date, Time and Place of the Special Meeting

The special meeting will be held on             , 2004 at 10:00 a.m. local time at the offices of MAMSI at 10 Taft Court, Rockville, Maryland 20850.

Matters to be Considered at the Special Meeting

At the special meeting, stockholders of MAMSI will be asked to (i) consider and vote upon a proposal to adopt the merger agreement, (ii) to consider and vote on a proposal to authorize the proxies to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement, and (iii) to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

Record Date and Shares Entitled to Vote

MAMSI’s board of directors has fixed the close of business on             , 2003 as the record date for determination of MAMSI stockholders entitled to notice of and to vote at the special meeting. As of the close of business on             , 2003, there were              shares of MAMSI common stock outstanding and entitled to vote, held of record by approximately              stockholders. A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each MAMSI stockholder is entitled to one vote for each share of MAMSI common stock held as of the record date.

Vote Required

Adoption of the merger agreement by MAMSI’s stockholders is required by the Delaware General Corporation Law. Such adoption requires the affirmative vote of the holders of a majority of the shares of MAMSI common stock outstanding on the record date and entitled to vote at the special meeting. Authorizing the proxies to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of MAMSI stockholders representing a majority of the shares of MAMSI common stock present and entitled to vote at the special meeting. The directors and executive officers of MAMSI beneficially own approximately             % of the outstanding shares of MAMSI common stock, including options exercisable within 60 days, as of the record date. As of the record date and the date of this proxy statement/prospectus, neither UnitedHealth Group nor any of its directors or officers owned any shares of MAMSI common stock.

Voting of Proxies; Revocation of Proxies

If you vote your shares of MAMSI common stock by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope, by telephone or by the internet, your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” adoption of the merger agreement and authorization of the proxies to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional votes.

You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares. To vote by telephone or the Internet, please follow the instructions included on your proxy card. If you vote by telephone or the Internet you do not need to complete and mail your proxy card. Votes by telephone or the Internet must be received by              .m., eastern time, on                          , 2004. Voting by telephone or the Internet will not affect your right to vote in person should you decide to attend the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct such institution on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares.

MAMSI’s board of directors does not presently intend to bring any other business before the special meeting and, so far as is presently known to MAMSI’s board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

You may revoke your proxy at any time prior to its use by delivering to the Secretary of MAMSI, at MAMSI’s offices at 4 Taft Court, Rockville, Maryland 20850, a signed notice of revocation, by granting a duly executed later-dated, signed proxy or by submitting a later-dated proxy by telephone or the Internet, or if you are a holder of record by attending the special meeting and voting in person. If you hold your shares in “street name” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the special meeting. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Holders of MAMSI Options

If you hold unexercised options (whether or not vested) to purchase shares of MAMSI common stock, you will receive with this proxy statement/prospectus voting instruction forms, that instruct you how to vote a portion of the MAMSI common stock held by the trustee of the Stock Compensation Trust. Each option holder will have the right to vote a number of shares under the Stock Compensation Trust equal to the total number of shares of MAMSI common stock held in the Stock Compensation Trust, divided by the number of option holders on the record date. Neither MAMSI nor the trustee can exercise discretion as to the voting of shares in the Stock Compensation Trust. If you hold unexercised options and do not provide instructions, or if your instructions are not received in a timely manner, your portion of the shares held by the Stock Compensation Trust will be voted in the same proportion to the shares for which the trustee has received timely instructions from other holders of unexercised options. Because the trustee for the Stock Compensation Trust must process voting instructions from holders of unexercised options before the date of the special meeting, you are urged to deliver your instructions well in advance of the special meeting. The deadline for returning your instructions is                          , 2004. If you vote your portion of the shares held by the Stock Compensation Trust and then wish to revoke your instructions, you should submit a notice of revocation to the trustee as soon as possible.

If you hold shares of MAMSI common stock through your interest in MAMSI’s 401(k) plans, you will receive voting instruction forms with respect to shares held by Wachovia National Bank, the trustee of the 401(k) plans, that instruct you how to vote your shares of MAMSI common stock held in the 401(k) plans.

Quorum; Broker Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the special meeting is a majority of the shares of MAMSI common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because adoption of the merger agreement and the completion of the merger requires the affirmative vote of a majority of the outstanding shares of MAMSI common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement and the completion of the merger. Abstentions and broker non-votes also will have the same effect as votes against the authorization of the proxies to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes. In addition, the failure of a MAMSI stockholder to return a proxy will have the effect of a vote against the adoption of the merger agreement.

The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares, referred to as a broker non-vote. Accordingly, if a broker or bank holds your shares you are urged to instruct your broker or bank on how to vote your shares.

Expenses of Solicitation

UnitedHealth Group and MAMSI will share equally the costs of preparing and distributing this proxy statement/prospectus for the special meeting. In addition to solicitation by mail, directors, officers and regular employees of MAMSI or its subsidiaries may solicit proxies from stockholders by telephone, telegram, e-mail, personal interview or other means. UnitedHealth Group and MAMSI currently expect not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a merger agreement. Directors, officers and employees will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out of pocket expenses incurred by them in connection therewith. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out of pocket expenses. MAMSI has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the meeting and MAMSI estimates it will pay Morrow & Co., Inc. a fee of approximately $10,000.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement/prospectus or annual report may have been sent to multiple stockholders in your household. MAMSI will promptly deliver a separate copy of this proxy statement/prospectus, including the attached Annexes to you if you write or call MAMSI at the following address or phone number: 4 Taft Court, Rockville, Maryland 20850, Telephone: (301) 294-5140. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact MAMSI, as applicable, at the above address and phone number.

Board Recommendation

The MAMSI board of directors has unanimously approved and adopted the merger agreement and unanimously recommends that MAMSI stockholders vote FOR adoption of the merger agreement and authorization of the proxies to vote to adjourn or postpone the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement.

The matters to be considered at the special meeting are of great importance to the stockholders of MAMSI. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope or submit your proxy by telephone or the Internet.

Stockholders should not send any stock certificates at this time. A transmittal form with instructions for the surrender of stock certificates for MAMSI common stock will be mailed to you as soon as practicable after completion of the merger.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While UnitedHealth Group and MAMSI believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus, the attached annexes, and the other documents referred to, carefully for a more complete understanding of merger.

General Description of the Merger

At the effective time of the merger, MAMSI will merge with and into MU Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of UnitedHealth Group. Upon completion of the merger, the separate corporate existence of MAMSI will cease and MU Acquisition LLC will continue as the surviving entity. UnitedHealth Group intends to change the name of the surviving entity to “MAMSI” promptly after the merger.

As a result of the merger, each share of MAMSI common stock outstanding at the effective time of the merger will be converted automatically into the right to receive 0.82 of a share of UnitedHealth Group common stock, sometimes referred to as the “exchange ratio,” plus $18.00 in cash, without interest. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “The Merger Agreement – Tax Adjustment” beginning on page             . MAMSI stockholders will receive cash instead of fractional shares of UnitedHealth Group common stock that would have otherwise been issued as a result of the merger. If the number of shares of either UnitedHealth Group common stock or MAMSI common stock changes before the merger is complete because of stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then an appropriate and proportionate adjustment will be made to the stock and cash to be received by MAMSI stockholders in the merger.

Based on the number of shares of MAMSI common stock and UnitedHealth Group common stock outstanding or issuable upon exercise of outstanding stock options, whether or not vested with respect to MAMSI options, as of the record date and the exchange ratio, and assuming that the adjustment described in “The Merger Agreement—Tax Adjustment” does not occur approximately              million shares of UnitedHealth Group common stock will be issuable pursuant to the merger agreement, representing approximately             % of the UnitedHealth Group common stock outstanding immediately after the merger. The total cash estimated to be payable to MAMSI’s stockholders in exchange for their common stock pursuant to the merger agreement, assuming that the adjustment described in “The Merger Agreement—Tax Adjustment” does not occur, is approximately $860 million, assuming MAMSI stock options are exercised in full and determined without regard to any dissenting shares and any fractional shares. This payment obligation will be partially offset by estimated proceeds from the exercise of stock options and the sale of residual shares of the Stock Compensation Trust of approximately $250 million, which will result in total net cash estimated to be payable to MAMSI’s stockholders of approximately $610 million.

UnitedHealth Group will account for the merger as a purchase for financial reporting purposes. See “Accounting Treatment” beginning on page             . The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page              for a discussion of material U.S. federal income tax consequences of the merger.

Background of the Merger

As a regional managed care organization, MAMSI continually considered strategic alternatives to become more competitive in both its regional and the national market since 2001. To assist in such endeavors, MAMSI hired Merrill Lynch & Co. as a financial advisor on February 21, 2001.

From time to time since 2001, Mark D. Groban, M.D., Chairman of the Board of MAMSI, Thomas P. Barbera, President and Chief Executive Officer of MAMSI, and Robert E. Foss, Senior Executive Vice President and Chief Financial Officer of MAMSI, along with Merrill Lynch, spoke with third parties interested in exploring the possibility of a business combination with MAMSI. MAMSI and Merrill Lynch sought to identify qualified managed care organizations for discussions concerning a business combination strategy that would allow MAMSI to capitalize on its strong capabilities in the mid-Atlantic market while, at the same time, expanding and leveraging opportunities in the national market. During this period, MAMSI had preliminary discussions with four different regional and multi-market managed health care organizations to explore possible opportunities of mutual interest. Such opportunities included an acquisition of such entities, a business combination resulting in a merger of equals and an acquisition of MAMSI by such entities. These alternatives were rejected due to considerations such as comparative product mix, market penetrations, and the overall potential success of the resulting combined entity. Dr. Groban regularly reviewed with the MAMSI board of directors the status of those discussions and MAMSI’s strategic plans to maximize stockholder value. Except for the discussions set forth below with UnitedHealth Group, Dr. Groban and such executives have not received any offers from any third parties regarding a possible acquisition of or strategic business combination with MAMSI.

On July 15, 2002, Dr. Groban met with William McGuire, M.D., Chairman of the Board and Chief Executive Officer of UnitedHealth Group. Dr. McGuire initiated this meeting, and the parties discussed in general terms their respective businesses, including the challenges facing the industry and the benefits that might accrue to their respective organizations upon the combination of their mid-Atlantic operations and they agreed to continue their discussions. There was no commitment for any specific action discussed at the meeting. After the meeting, Dr. Groban and Dr. McGuire spoke by telephone on several occasions about both companies’ strategic opportunities. During the balance of the year, Dr. McGuire and Dr. Groban also had additional conversations during which they continued to discuss their businesses, the challenges facing the industry and the potential benefits of a combination. In these conversations, they reaffirmed that there was sufficient interest in a possible transaction to continue their discussions and exchange materials.

UnitedHealth Group continually evaluates strategic opportunities and business scenarios as a part of its ongoing evaluation of the market and opportunities to strengthen its business. In connection with this ongoing evaluation, management of UnitedHealth Group regularly evaluates other companies across its business units and regularly updates its board of directors on potential acquisitions. As a result of this ongoing evaluation, UnitedHealth Group has been generally familiar with the operations of MAMSI over the past several years. As part of this evaluation, on January 7, 2003, UnitedHealth Group management was provided with discussion materials by MAMSI’s financial advisor that included information on various managed care companies, including MAMSI.

On February 11, 2003, as part of a regularly scheduled board meeting, a high-level summary of potential merger or acquisition candidates across UnitedHealth Group’s business units was provided to UnitedHealth Group’s board of directors. MAMSI was included in this summary as a potential candidate for further evaluation by UnitedHealth Group’s management. No action was requested of UnitedHealth Group’s board of directors at this time.

During the regularly scheduled meeting of the MAMSI board of directors on February 13, 2003, Dr. Groban presented information to the MAMSI board regarding various on-going activities by the executive management team concerning strategic alignments, including the possibility of an acquisition of a strategic partner, a business combination resulting in a merger of equals or an acquisition of MAMSI by such parties, and competitive consolidations in the market, including discussions with representatives from UnitedHealth Group.

On March 10, 2003, UnitedHealth Group and MAMSI signed a confidentiality agreement to allow UnitedHealth Group to conduct due diligence activities regarding MAMSI’s business and operations in connection with UnitedHealth Group’s evaluation of a possible strategic transaction with MAMSI. Also on March 10, 2003, Dr. Groban met with Stephen J. Hemsley, President and Chief Operating Officer of

UnitedHealth Group, in Washington, D.C. Dr. Groban and Mr. Hemsley discussed the long-term strategies and goals of each company and their plans for the mid-Atlantic region. They discussed the strategic options for both companies and the opportunities presented for a possible strategic combination.

On March 12, 2003, Mr. Hemsley, Robert J. Sheehy, Chief Executive Officer of UnitedHealthcare, William A. Munsell, Executive Vice President of UnitedHealthcare, and G. Mike Mikan, Vice President Corporate Development of UnitedHealth Group, met with Dr. Groban, Mr. Barbera, Mr. Foss and Sharon C. Pavlos, Associate Senior Executive Vice President and General Counsel of MAMSI, to review MAMSI’s background and an overview of its services. At the meeting, MAMSI’s representatives provided Mr. Mikan with additional background information on MAMSI.

On April 4, 2003, UnitedHealth Group engaged Goldman, Sachs & Co., as its financial advisor in connection with a potential acquisition of MAMSI.

On April 8, 2003, Dr. Groban and Mr. Hemsley met in Washington, D.C. and had further discussions regarding their respective companies and the possible strategic and economic benefits to both companies from a potential business combination. At this meeting, Mr. Hemsley and Dr. Groban had preliminary discussions involving a potential combination of MAMSI with UnitedHealth Group. Mr. Hemsley proposed an initial valuation which Dr. Groban indicated would likely be insufficient, as no premium was offered to the then current market price of MAMSI’s common stock.

On April 26, 2003, Dr. McGuire and Dr. Groban met to continue discussions regarding company cultures and values and strategic opportunities regarding a possible business combination.

On May 7, 2003 and July 29, 2003, as part of regularly scheduled board meetings, members of management of UnitedHealth Group provided the board of directors with an update on UnitedHealth Group’s merger and acquisition outlook as part of its quarterly merger and acquisition landscape updates, including a discussion of the strategic elements, business points and valuation considerations of a potential transaction with MAMSI. The board continued to evaluate the benefits, risks, challenge of successfully integrating MAMSI, valuation information and market reaction. At each meeting, the board expressed its support and encouraged management to continue the process of evaluating the possible transaction.

During MAMSI’s regularly scheduled meetings of the board of directors held on May 7, 2003 and August 5, 2003, Dr. Groban updated the board regarding various discussions by the executive management team concerning strategic alignments and competitive consolidations in the market. At these meetings, Dr. Groban also described discussions and contacts with a number of potential strategic partners, including UnitedHealth Group. Dr. Groban also discussed UnitedHealth Group’s strength in its sector in terms of financial performance, benefit designs and operational acumen. Dr. Groban indicated that a business combination should be considered if UnitedHealth Group offered a sufficient premium as it presented MAMSI an opportunity to expand into national markets that would be difficult to do on its own.

At an August 15, 2003 meeting between Dr. McGuire and Dr. Groban, Dr. McGuire indicated UnitedHealth Group’s interest in pursuing a business combination with MAMSI. The parties discussed various scenarios and possibilities, including the cash and stock components of any proposed transaction, the region of the mid-Atlantic that would be managed by MAMSI and MAMSI’s operational functions that could support UnitedHealth Group’s operations in the region. Dr. McGuire and Dr. Groban agreed to continue conversations.

During the period from August 19, 2003 to August 25, 2003, Dr. Groban, Dr. McGuire and Mr. Hemsley had several telephone discussions regarding possible transaction scenarios. The initial proposal suggested by UnitedHealth Group contemplated an all-stock transaction with no implied premium to MAMSI stockholders. Representatives of MAMSI responded that they believed a premium was both appropriate and necessary to assure successful completion of the transaction. During August 2003, based on MAMSI’s positive financial performance and MAMSI’s public expressions of continuing confidence in its future financial performance, UnitedHealth Group and MAMSI discussed a range of possible purchase prices that included an implied premium and certain key elements of the potential transaction including deal protection, with a termination fee in an amount to be determined, and continuing involvement of MAMSI’s management in the combined company. The parties agreed to have their financial advisors develop scenarios of a possible business combination.

On August 20, 2003, MAMSI retained Lehman Brothers Inc. as its lead financial advisor, and Merrill Lynch was not involved in the discussions between MAMSI and UnitedHealth Group after this date.

During the period from August 26, 2003 to September 26, 2003, Lehman Brothers had conversations with the financial advisor of UnitedHealth Group, Goldman Sachs, to develop possible transaction parameters consistent with the direction previously provided to each by MAMSI and UnitedHealth Group, respectively. These conversations included preliminary discussions about possible transaction scenarios, including their clients’ thoughts on potential purchase prices, form of consideration, timing and other elements of a potential transaction.

On September 19, 2003, Messrs. Mikan and Foss discussed by telephone in general the timing and process regarding a potential acquisition and additional information that UnitedHealth Group requested in order to continue to analyze a possible transaction with MAMSI. Following this call, Mr. Foss provided Mr. Mikan an update on MAMSI’s financial outlook for the pending fiscal quarter.

At an October 2, 2003 special meeting of the MAMSI board of directors, Lehman Brothers reviewed factors influencing the health care insurance industry in general and MAMSI specifically and the various strategic alternatives available to MAMSI in view of market and industry developments. The board discussed the advantages and disadvantages of various options including continuing MAMSI’s current strategic business plan, growing through strategic acquisitions of other companies, and a merger with, or acquisition by, a larger company in the health care insurance industry. Given the cyclical nature of the health insurance industry, the amount of financial resources and time involved in developing MAMSI markets beyond its core service area, and the trend of larger employer groups to seek a single carrier that can provide similar benefit plans and claims platforms across the entire workforce, the MAMSI board of directors concluded that MAMSI’s best strategic long-term plan was to align itself with a larger, national managed care organization. The board was provided with publicly available information concerning UnitedHealth Group, including its purchases of other health care organizations, its 2003 revenues, EBITDA, market capitalization and membership compared to other similar companies in the health care sector, an overview of its corporate structure and business units, and its long-term historical stock price performance. Lehman Brothers then described and reviewed in detail the industry position, business culture and prospects of UnitedHealth Group. At the conclusion of the meeting and after discussions with MAMSI’s financial advisors, the MAMSI board authorized Dr. Groban and MAMSI’s senior management team to continue discussions with UnitedHealth Group regarding a possible strategic business combination.

On October 3, 2003, Dr. Groban and Mr. Hemsley discussed various matters relating to a potential transaction, including the importance of maintaining MAMSI’s current management, the structure of a potential transaction and a range of possible purchase prices for MAMSI, subject to due diligence and additional negotiations. The pricing discussed was 0.82 shares to 0.83 shares of UnitedHealth Group common stock, and $18.00 in cash, for each share of MAMSI common stock. The parties also discussed certain deal protection provisions and closing conditions, including the requirement for employment agreements with management and the absence of any material adverse effect, all subject to UnitedHealth Group’s due diligence examination.

On October 4, 2003, the MAMSI board of directors held a special meeting at which Dr. Groban updated the board on discussions with UnitedHealth Group and outlined the key financial terms of the possible strategic business combination, which were the exchange ratio for shares of UnitedHealth Group common stock to be offered to MAMSI stockholders and the cash portion of the merger consideration. The MAMSI board approved management’s continued discussions with UnitedHealth Group toward a strategic business combination on the best financial terms achievable.

From October 4 through October 6, 2003, Dr. McGuire had several telephone conversations with the other members of the UnitedHealth Group board of directors to apprise them of the status of the proposed transaction.

On October 7, 2003, UnitedHealth Group provided MAMSI with a due diligence list of items to be reviewed.

On October 9, 2003, Dr. Groban and Mr. Foss met with Mr. Hemsley and Mr. Mikan to discuss the due diligence process and integration strategies and UnitedHealth Group commenced a financial, legal, and operational due diligence review of MAMSI’s business and operations which continued until October 26, 2003.

On October 14, 2003, as part of the Audit Committee’s regular meeting to discuss UnitedHealth Group’s third quarter earnings release, Dr. McGuire and Mr. Hemsley discussed with the Audit Committee the terms and status of the proposed transaction and the status of ongoing due diligence.

On October 16, 2003, MAMSI engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by MAMSI’s stockholders in connection with the proposed transaction, independent of the fairness opinion to be rendered by Lehman Brothers.

On October 18, 2003, UnitedHealth Group provided MAMSI with a list of employees that UnitedHealth Group determined were key to MAMSI’s ongoing operations. UnitedHealth Group informed MAMSI that UnitedHealth Group employment agreements with such individuals would be a condition to UnitedHealth Group entering into the transaction, as UnitedHealth Group believed that the retention of existing management was essential to achieving the anticipated benefits of the merger. UnitedHealth Group determined that there were approximately 35 MAMSI employees with whom it wanted to seek employment agreements, including the senior management and approximately 31 operational and functional leaders. As a condition to entering into the merger agreement, UnitedHealth Group required all 4 members of senior management, and substantially all of the 31 operational and functional leaders, to enter into employment agreements.

On October 20, 2003, representatives from UnitedHealth Group provided a draft merger agreement to representatives of MAMSI and on October 21, 2003, representatives of the parties made arrangements for MAMSI to conduct a due diligence review of UnitedHealth Group’s finances and operations at its offices in Minnetonka, Minnesota.

On October 22, 2003, Dr. McGuire and Messrs. Hemsley and Mikan discussed with representatives of MAMSI in general the process regarding a potential transaction, including timing, structure and possible valuations. In these discussions, UnitedHealth Group emphasized the importance of its requested deal protection measures contained in the draft merger agreement, including, in particular, a requirement that MAMSI’s stockholders vote on the UnitedHealth Group merger proposal even if a competing proposal had been made.

From October 20, 2003 to October 26, 2003, MAMSI’s and UnitedHealth Group’s senior management each worked to finalize their due diligence and review of the proposed business combination, reviewing financial and other terms of the transaction and the latest versions of the draft merger agreement, disclosure schedules, employment agreements and related documents.

From October 20, 2003 to October 26, 2003, Dr. McGuire and Mr. Hemsley had several telephone conversations with the other members of UnitedHealth Group’s board of directors apprising them of the terms and status of the proposed transaction and seeking input and support for the manner in which the proposed acquisition was progressing.

From October 20, 2003 to October 24, 2003, representatives of UnitedHealth Group and MAMSI met to negotiate the provisions of the draft merger agreement. Numerous issues regarding the draft merger agreement were discussed, including the scope of the representations and warranties, closing conditions and deal protections. During these meetings MAMSI’s representatives emphasized that the final agreement had to afford MAMSI’s board of directors a meaningful opportunity to respond to unsolicited third-party acquisition proposals.

On October 24, 2003, the MAMSI board of directors met in Baltimore, Maryland. Dr. Groban reviewed the activities and discussions with UnitedHealth Group over the past several weeks, including reporting on MAMSI’s due diligence investigation of UnitedHealth Group and UnitedHealth Group’s due diligence investigation of MAMSI. He described the plan to merge the operations of MAMSI and UnitedHealth Group in the mid-Atlantic region, the geographical, operational and cultural fit of the two companies, the intention of UnitedHealth Group to retain the senior management team of MAMSI, the benefits to be derived by MAMSI’s stockholders and members from the combination of businesses and the economic benefits to be received by MAMSI senior management as a result of the merger. These benefits included a valuation of MAMSI’s common stock in excess of its all time high stock price and the opportunity to obtain stock in UnitedHealth Group. Dr. Groban also described the status of negotiations relating to the consideration that would be paid to MAMSI’s stockholders in the proposed merger.

Representatives of MAMSI’s outside counsel, Dewey Ballantine LLP and Kirkpatrick & Lockhart LLP, reviewed the board’s fiduciary duties and the provisions of the draft merger agreement, identifying those provisions that were still the subject of negotiations with UnitedHealth Group. They also discussed the federal income tax consequences of the proposed merger consideration to stockholders of MAMSI.

Representatives of Lehman Brothers were also present at the meeting and reviewed the financial implications to MAMSI and its stockholders of the proposed transaction and commented on the terms of the transaction that had been tentatively agreed to and those that were still under discussion. Representatives of Houlihan Lokey were also present at the meeting and independently reviewed the financial implications to MAMSI and its stockholders of the proposed transaction. Representatives of Lehman Brothers and Houlihan Lokey did not participate in, and were not present for, each other’s presentations to MAMSI’s board of directors.

The parties continued their discussions and negotiations on October 24, 25 and 26, 2003. During this period, the terms of the merger agreement were finalized, including the scope of the representations and warranties, closing conditions and deal protections. As part of these final negotiations, the parties reached a compromise that UnitedHealth Group would have the right to insist that its merger proposal be submitted to MAMSI stockholders even if the MAMSI board of directors were to withdraw, adversely modify or fail to confirm its recommendation in favor of the merger but that if UnitedHealth Group did require such a vote and the MAMSI stockholders then failed to approve the merger proposal, no termination fee would be payable to UnitedHealth Group, even if MAMSI subsequently committed to an alternative takeover proposal.

On October 25, 2003, UnitedHealth Group and MAMSI finalized the merger consideration to be paid to MAMSI stockholders in the transaction, subject to satisfactory completion of definitive documentation and the approval of each party’s board of directors. In arriving at the merger consideration to be paid to MAMSI’s stockholders, the parties desired to provide some immediate liquidity to MAMSI’s stockholders in the form of a cash payment and also to allow MAMSI’s stockholders to continue to participate in the future prospects of the combined company through the stock component of the merger consideration. The amount of the merger consideration was determined by arms-length negotiation between the parties. In this negotiation, the parties determined that a premium over MAMSI’s current per share stock price would be paid by UnitedHealth Group and each party took into account, respectively, the factors described under “UnitedHealth Group’s Reasons for the Merger” and “MAMSI’s Reasons for the Merger and Board of Directors Recommendation” in determining what exchange ratio would be in the best interests of its stockholders. The stock exchange ratio was set based on the formula of the negotiated transaction share price of MAMSI and the agreed upon amount of cash ($18.00 per share) versus stock to be used as consideration. The formula used to determine the exchange ratio was the difference between the negotiated transaction share price and $18.00, divided by UnitedHealth Group’s closing share price on October 3, 2003, of $52.60. In addition, on October 25, 2003, UnitedHealth Group, MAMSI and certain executive officers of MAMSI agreed on the terms to be offered in the employment agreements that specified officers of MAMSI would be entering into with UnitedHealth Group, to be effective upon completion of the merger.

On October 26, 2003, UnitedHealth Group presented a detailed review of the proposed transaction to its board of directors, including an overview of MAMSI, material terms of the draft merger agreement, valuation parameters, due diligence findings and other matters. Goldman Sachs, UnitedHealth Group’s financial advisor also presented a financial overview of the proposed transaction. UnitedHealth Group’s board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Also on October 26, 2003, the MAMSI board of directors met to discuss the proposed transaction. Dr. Groban reviewed in detail the terms of the transaction as reflected in the draft merger agreement which had been made available to the board and the strategic rationale for the merger. Dr. Groban also reviewed the financial terms of the merger including the specific cash and stock consideration to be provided in the proposed merger, as well as the premium to the then current market price of MAMSI’s common stock that consideration would provide, and the economic benefits to be received by MAMSI senior management as a result of the merger. MAMSI’s outside counsel reviewed the final significant terms of the proposed transaction, including the agreed-upon deal protection features. Lehman Brothers reviewed with the board its detailed, updated analyses of the financial terms of the proposed merger and provided an oral opinion, which was subsequently confirmed by receipt of a written opinion dated the same date, based upon and subject to matters stated in its opinion, that as of such date, from a financial point of view, the consideration to be offered to MAMSI stockholders in the merger is fair to the MAMSI stockholders. Houlihan Lokey reviewed with the board its detailed, updated analyses of the financial terms of the proposed merger and provided an oral opinion, which was subsequently confirmed by receipt of a written opinion dated the same date, that based upon and subject to matters stated in its opinion, that as of such date, from a financial point of view, the consideration to be offered to MAMSI stockholders in the merger is fair to the MAMSI stockholders. At the conclusion of this meeting, the MAMSI board of directors unanimously authorized the execution of the merger agreement and resolved to recommend that the MAMSI stockholders adopt the merger agreement.

Following such meetings, on October 26, 2003, management of UnitedHealth Group and MAMSI executed the merger agreement and UnitedHealth Group entered into employment agreements with certain key employees of MAMSI.

On October 27, 2003, the parties publicly announced the execution of the merger agreement.

UnitedHealth Group’s Reasons for the Merger

In approving the merger and the merger agreement, the UnitedHealth Group board of directors considered a number of factors, including the facts discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the UnitedHealth Group board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board viewed its position and recommendations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of UnitedHealth Group’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page             .

In reaching its decision, the board consulted with UnitedHealth Group’s management with respect to strategic and operational matters and with UnitedHealth Group’s legal counsel with respect to the merger agreement and the transactions contemplated thereby. The board also consulted with Goldman Sachs, UnitedHealth Group’s financial advisor, with respect to the financial aspects of the merger.

The board identified a number of potential benefits of the merger that it believes will contribute to the success of the combined enterprise. These potential benefits include:

•	since MAMSI is a market leader in the fast growing mid-Atlantic region, the merger strengthens UnitedHealth Group’s market position in that region with a combined membership of 3.5 million members in the region;

•	MAMSI’s assets, brand and reputation significantly expand and enhance UnitedHealth Group’s customer products and services;

•	the merger provides UnitedHealth Group a significant business opportunity to improve access to affordable health services for employers and consumers in the mid-Atlantic region, home to approximately 30 Fortune 500 employers;

•	similar corporate cultures and values focused on providing quality products and services to customers and building collaborative relationships with physicians, the complementary nature of the two companies’ operations, and the experience, reputation and financial strength of MAMSI;

•	the consideration to be paid in the merger is consistent with recent comparable transactions in the health benefits industry;

•	the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code with the results described under the heading “Material U.S. Federal Income Tax Consequences of the Merger” on page .

•	MAMSI’s relationships with institutions and care providers will benefit the current and future customers of UnitedHealthcare and Uniprise, while the offerings and capabilities of UnitedHealth Group will become available to the people currently served by MAMSI;

•	an immediate increase in earnings per share;

•	strong growth and profitability prospects for the future;

•	MAMSI has strong cost controls with room for continued improvement, allowing cost synergies to be realized;

•	the merger is an opportunity to leverage UnitedHealth Group’s expertise and investment in technology to improve the delivery of health care services to the people currently served by MAMSI;

•	the merger provides a cross-selling opportunity for higher-margin specialty products and services such as dental, vision and mental health benefits to existing MAMSI customers; and

•	the merger allows for continued improvement in monitoring costs of service through economies of scale.

The UnitedHealth Group board also identified and considered a number of uncertainties and risks. Those negative factors included:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk that the merger may not be completed;

•	the challenges, costs and risks of integrating the business of UnitedHealth Group and MAMSI and the potential management, customer, supplier, partner and employee disruption that may be associated with the merger;

•	the diversion of management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page .

The board weighed the benefits, advantages and opportunities against the challenges inherent in the combination of two businesses of the size of UnitedHealth Group and MAMSI and the possible resulting diversion of management attention for an extended period of time. The board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded that the potential benefits outweighed the potential risks of consummating the merger.

After taking into account these and other factors, the board unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, and in the bests interests of, UnitedHealth Group and its shareholders, and approved and authorized the merger agreement and the transactions contemplated thereby, including the merger.

MAMSI’s Reasons for the Merger and Board of Directors Recommendation

In approving and adopting the merger agreement, the MAMSI board of directors considered a number of factors, including factors discussed in the following paragraphs. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the MAMSI board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The MAMSI board of directors viewed its position and recommendations as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weight to different information and factors. This explanation of MAMSI’s reasons for the merger and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page     .

The MAMSI board of directors believes that the merger presents an opportunity to combine and expand two complementary and market leading health benefits companies. The MAMSI board consulted with management with respect to strategic and operational matters and also consulted financial advisors and determined that the merger was consistent with the strategic plans of MAMSI and was in the best interests of MAMSI and its stockholders. In reaching the conclusion to unanimously approve and adopt the merger agreement, the MAMSI board considered a number of factors, including the following:

Strategic Growth

The MAMSI board of directors considered its knowledge of the business, operations, financial condition, earnings and prospects of UnitedHealth Group. The board considered UnitedHealth Group’s size and scope, which would allow the combined company to compete more effectively in the increasingly competitive market for health benefits, to be in a better position to take advantage of growth opportunities and to serve members and providers more efficiently. The MAMSI board also considered the superior growth opportunity for the combined company to expand and enhance the availability of products and services for employers and consumers, particularly for large self-insured employers, including Fortune 500 companies headquartered or having employees located within the mid-Atlantic region.

Synergies

The MAMSI board considered the ability of the combined company to achieve economies of scale and thereby enhance profitability by leveraging the experienced management teams and best practices from both companies and extending each company’s geographic reach. Specifically, the board considered:

•	UnitedHealth Group’s history of growth of profitable enrollment;

•	UnitedHealth Group’s operating efficiencies as demonstrated by its operating margins;

•	UnitedHealth Group’s strong management and operating expertise; and

•	UnitedHealth Group’s technology tools and service platforms.

The MAMSI board noted that the synergies expected from the merger should result in an enhanced sales channel, superior provider contracting strength, administrative costs savings, revenue enhancements, and more effective procurement of medical services on behalf of customers at affordable rates. Based on these considerations, the MAMSI board considered the benefits that would be derived from the complementary strengths and regional coverage of the two companies.

Trends in the Health Benefits Industry

The MAMSI board of directors considered the current environment and trends in the health benefits industry, including the regulatory uncertainty related to managed care generally, industry consolidation and pricing trends. The board considered the advantages that large companies have in such an environment and that access to UnitedHealth Group’s size and scope would place MAMSI in a better position to take advantage of growth opportunities, meet competitive pressures and serve customers efficiently.

Strategic Alternatives

The MAMSI board of directors considered trends and competitive developments in the health benefits industry and the range of strategic alternatives available to MAMSI, including MAMSI continuing its existing strategy of seeking internal growth and improving its cost structure. Given the cyclical nature of the health insurance industry, the amount of cash and time involved in developing markets beyond MAMSI’s core service area, and the trend of larger employer groups to seek a single carrier that can provide similar benefit plans and claims platforms across the entire workforce, the MAMSI board of directors concluded that MAMSI’s best strategic long-term plan was to align itself with a larger, national managed care organization.

Merger Consideration and Stock Price

The MAMSI board of directors considered the relationship of the consideration to be paid pursuant to the merger agreement to recent and historical market prices of its common stock and UnitedHealth Group common stock. It also considered the form of the merger consideration, the premium to be paid to MAMSI stockholders and the certainty of the value of the cash component of the merger consideration as well as the ability of the holders of MAMSI common stock to become holders of UnitedHealth Group common stock and participate in the future prospects of the combined business of UnitedHealth Group and MAMSI. It also took into account that the consideration to be paid in the merger was consistent with recent comparable transactions in the health benefits industry. The board also evaluated the detailed financial analyses and presentations of each of Lehman Brothers Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as well as their respective opinions that, based on and subject to the considerations set forth in their respective opinions, as of the date of such opinions, the consideration to be offered to the MAMSI stockholders in the merger is fair, from a financial point of view, to the MAMSI stockholders.

United States Federal Income Tax Treatment

The MAMSI board of directors considered the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code with the results described under the heading “Material U.S. Federal Income Tax Consequences of the Merger” on page       .

Similar Corporate Cultures

The MAMSI board of directors considered the complementary nature of the operations of MAMSI and UnitedHealth Group, management’s belief that the companies have similar corporate cultures and values focused on providing quality products and services to customers and the experience, reputation and financial strength of UnitedHealth Group. It was noted by the board that, like MAMSI, UnitedHealth Group has a progressive culture, disciplined management, a commitment to the study and application of data, and a strong track record of value creation.

Personnel

The board considered the fact that, upon completion of the merger, the current management team will remain in place and lead UnitedHealth Group’s mid-Atlantic region, positioning the company to continue its strong performance.

Revenue and Revenue Enhancements

The board took note of the opportunity for additional penetration of MAMSI products, as well as the ability to broaden its customer relationships through UnitedHealth Group’s product offerings, multi-site capabilities and technology. Further, the board noted that the merger will be immediately accretive to the combined company’s earnings.

At a special meeting held on October 26, 2003, the MAMSI board of directors determined that the merger and the merger agreement are advisable, fair to and in the best interests of MAMSI and its stockholders. Accordingly, the MAMSI board of directors unanimously approved and adopted the merger agreement and unanimously recommends that MAMSI shareholders vote “FOR” the adoption of the merger agreement.

Opinions of MAMSI’s Financial Advisors

The board of directors of MAMSI retained Lehman Brothers Inc. to act as its lead financial advisor in connection with the proposed merger of MAMSI with and into a subsidiary of UnitedHealth Group pursuant to the merger agreement. The board of directors of MAMSI also retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to render an independent fairness opinion in connection with the proposed transaction.

Opinion of Lehman Brothers Inc.

On October 26, 2003, Lehman Brothers rendered its opinion to the MAMSI board of directors that as of such date and, based upon and subject to matters stated in its opinion, from a financial point of view, the consideration to be offered to the MAMSI stockholders in the merger is fair to such stockholders. For purposes of the Lehman Brothers opinion, the consideration to be offered in the merger was defined as 0.82 shares of UnitedHealth Group common stock and $18.00 in cash.

The full text of Lehman Brothers’ opinion, dated October 26, 2003 is attached as Annex B-1 to this proxy statement/prospectus. Stockholders should read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers opinion and the methodology that Lehman Brothers used to render its fairness opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the MAMSI board of directors in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any stockholder of MAMSI as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not address, MAMSI’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement, and the specific terms of the merger;

•	publicly available information concerning MAMSI that Lehman Brothers believed to be relevant to its analyses, including MAMSI’s Annual Report on Form 10-K for the fiscal year ended December 31,

2002 and MAMSI’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003;

•	publicly available information concerning UnitedHealth Group that Lehman Brothers believed to be relevant to its analyses, including UnitedHealth Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and UnitedHealth Group’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003;

•	financial and operating information with respect to the business, operations and prospects of MAMSI furnished to Lehman Brothers by MAMSI, including the near-term expectations of MAMSI management for the financial performance of MAMSI for the remainder of 2003;

•	the trading history of MAMSI’s common stock from October 23, 2002 to October 24, 2003 and a comparison of that trading history with those of other companies and market indices that Lehman Brothers deemed relevant;

•	financial and operating information with respect to the business, operations and prospects of UnitedHealth Group furnished to Lehman Brothers by UnitedHealth Group;

•	the trading history of UnitedHealth Group common stock from October 22, 1993 to October 24, 2003 and UnitedHealth Group’s price to earnings ratio from October 23, 2000 to October 24, 2003 and a comparison of that ratio with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of MAMSI with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of UnitedHealth Group with those of other companies that Lehman Brothers deemed relevant;

•	independent research analysts’ estimates of the future financial performance of MAMSI published by First Call, a service widely used by the investment community to gather earnings estimates from various research analysts;

•	independent research analysts’ estimates of the future financial performance of UnitedHealth Group published by First Call;

•	the relative financial contributions of MAMSI and UnitedHealth Group to the combined company on a pro forma basis following consummation of the merger;

•	the potential pro forma effect of the merger on the future financial performance of UnitedHealth Group, including the effect on UnitedHealth Group’s pro forma earnings per share;

•	the results of efforts by MAMSI and its other financial advisors to solicit indications of interest from third parties with respect to a purchase of MAMSI;

•	the strategic and competitive positions of MAMSI and UnitedHealth Group in comparison to other companies in the healthcare insurance and well-being industry; and

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers discussed with the management of MAMSI and UnitedHealth Group their respective businesses, operations, assets, financial conditions and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate; such other studies, analyses and investigations ultimately were not material to Lehman Brothers’ opinion as to the fairness of the consideration being offered to MAMSI’s stockholders in the merger.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of MAMSI and UnitedHealth Group that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of MAMSI for the remainder of 2003 that were furnished to Lehman Brothers by MAMSI, with the consent of MAMSI, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best estimates and judgments of MAMSI’s management then available as to the future performance of MAMSI for the period ending December 31, 2003, and that MAMSI will perform substantially in accordance with such projections. However, for purposes of Lehman Brothers’ analysis, Lehman Brothers also considered independent research analysts’ estimates for the period ending December 31, 2003 and thereafter. Lehman Brothers discussed these independent research analysts’ estimates with the management of MAMSI and based upon advice of MAMSI’s management, Lehman Brothers assumed that these estimates were a reasonable basis upon which to evaluate the future performance of MAMSI and, with MAMSI’s consent, Lehman Brothers used such estimates in performing its analysis. Lehman Brothers was not provided with, and did not have any access to, any financial projections of UnitedHealth Group prepared by management of UnitedHealth Group. Accordingly, upon advice of UnitedHealth Group’s management and with the consent of MAMSI’s management, Lehman Brothers assumed that the independent research analysts’ estimates for UnitedHealth Group published by First Call were a reasonable basis upon which to evaluate the future financial performance of UnitedHealth Group and Lehman Brothers used such estimates in performing its analysis. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of MAMSI and UnitedHealth Group. Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of either MAMSI or UnitedHealth Group. The Lehman Brothers opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Lehman Brothers’ opinion.

Lehman Brothers expressed no opinion as to the prices at which shares of UnitedHealth Group common stock will trade at any time following the announcement of the merger or the completion of the merger. The Lehman Brothers opinion should not be viewed as providing any assurance that the market value of the UnitedHealth Group shares to be held by the stockholders of MAMSI after the completion of the merger will be in excess of the market value of MAMSI shares owned by such stockholders at any time prior to the announcement or the completion of the merger. Although Lehman Brothers evaluated the fairness, from a financial point of view, of the consideration to be offered to the stockholders of MAMSI in the merger, Lehman Brothers was not requested to, and did not, recommend the specific consideration to be received by the MAMSI stockholders in the merger, the consideration for which was determined through negotiations between MAMSI and UnitedHealth Group. No other limitation was imposed on Lehman Brothers with respect to the investigations made or procedures followed by Lehman Brothers in rendering its opinion.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to MAMSI or UnitedHealth Group, but rather made its determination as to the fairness, from a financial point of view, to MAMSI stockholders of the consideration to be offered to such stockholders in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MAMSI and UnitedHealth Group. None of MAMSI, UnitedHealth Group, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the board of directors of MAMSI. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

Stock Trading History

Lehman Brothers considered historical data with regard to the trading price of MAMSI shares for the period from October 23, 2002 to October 24, 2003 and the relative stock price performances during this same period of the Standard & Poor’s 500 Index and three indices created by Lehman Brothers for the purpose of analyzing the merger: an index of Blue Cross Blue Shield Companies; an index of healthcare insurance companies serving multiple geographic regions, referred to as Multi-market Companies; and an index of healthcare insurance companies serving various regional areas, referred to as Regional Companies. These three indices are comprised of the key publicly-traded participants in the healthcare insurance and well-being industry. Lehman Brothers noted that during this time period, the share price of MAMSI increased 26.2%, which outperformed all of the comparable indices except the regional index, which increased 28.7%. The following chart identifies each of the companies included by Lehman Brothers as Blue Cross Blue Shield Companies, Multi-market Companies and Regional Companies.

Blue Cross Blue Shield Companies	Multi-market Companies	Regional Companies
Anthem, Inc. WellChoice, Inc. WellPoint Health Networks Inc.	Aetna Inc. American Medical Security Group, Inc. CIGNA Corporation Coventry Health Care, Inc. First Health Group Corp. Humana Inc. UnitedHealth Group Inc.	Health Net, Inc. Oxford Health Plans, Inc. PacifiCare Health Systems, Inc Sierra Health Services, Inc.

Historical Exchange Ratio Analysis

Lehman Brothers compared the historical share prices of MAMSI and UnitedHealth Group during different periods during the one-year period prior to October 24, 2003, in order to determine the implied average exchange ratio that existed for those periods. Lehman Brothers noted that the exchange ratio for the merger of 1.15x is greater than the exchange ratio for the time periods specified below. The following table indicates the average exchange ratio of MAMSI shares for each UnitedHealth Group share for the periods indicated. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to the MAMSI stockholders in the merger.

Exchange Ratio
Implied Transaction (assuming an all-stock transaction)	1.15x
October 24, 2003	0.99x
30 day average	1.01x
60 day average	1.00x
180 day average	0.97x
1 year average	0.92x

Premiums Paid Analysis

Using the closing price of UnitedHealth Group on October 24, 2003 as well as the average closing price for UnitedHealth Group for the thirty day, sixty day, one hundred and eighty day and one year periods ended October 24, 2003, Lehman Brothers analyzed the 0.82 shares of UnitedHealth Group common stock and the $18.00 a share in cash offered to the MAMSI stockholders, to derive premiums over the stock price of MAMSI on October 24, 2003 as well as the average closing price for MAMSI for the thirty day, sixty day, one hundred and eighty day and one year periods ending October 24, 2003. The results of this analysis are set forth below.

Implied Premium
October 24, 2003	16.0%
30 day average	15.2%
60 day average	16.5%
180 day average	22.6%
1 year average	30.6%

Lehman Brothers reviewed the one-day premiums for 49 transactions valued between $1 billion and $5 billion announced after January 1, 2001, excluding all-cash transactions and certain other transactions in the technology and telecommunications industries that Lehman Brothers deemed not to be relevant. Lehman Brothers reviewed these premiums in quartiles as compared to MAMSI’s implied one-day premium of 16.0%, the results of which are set forth below. Lehman Brothers noted that the MAMSI one-day implied premium was within the third quartile of premiums reviewed. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to the MAMSI stockholders in the merger.

	Low	Average	High
First Quartile	31.0%	45.1%	83.0%
Second Quartile	24.0%	26.6%	31.0%
Third Quartile	10.0%	16.2%	22.0%
Fourth Quartile	(9.0)%	2.3%	9.5%

Analysis of MAMSI

Comparable Company Analysis. In order to assess how the public market values shares of publicly traded companies similar to MAMSI, Lehman Brothers reviewed and compared specific financial and operating data relating to MAMSI, the Blue Cross Blue Shield Companies, the Multi-market Companies and the Regional Companies. Using publicly available information, Lehman Brothers calculated and analyzed each company’s October 24, 2003 stock price to its projected calendar year (CY) 2003 and 2004 earnings per share (commonly referred to as a price earnings ratio, or P/E) and each company’s enterprise value to certain historical financial criteria, including the latest twelve months (LTM) revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) and projected CY 2003 and 2004 financial criteria (such as revenues and EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest and the value of any material debt-equivalent liabilities.

	Enterprise Value as a multiple of:				P/E
	LTM Revenue	LTM EBITDA	Projected CY 2003 EBITDA	Projected CY 2004 EBITDA	Projected CY 2003	Projected CY 2004
Blue Cross Blue Shield Companies
Mean	0.72x	8.9x	8.6x	7.6x	15.0x	12.9x
Median	0.77x	9.1x	8.3x	7.4x	15.0x	12.9x

Multi-market Companies
Mean	1.04x	9.6x	8.7x	7.9x	13.7x	11.9x
Median	0.66x	9.1x	8.2x	7.2x	13.6x	12.3x

Regional Companies
Mean	0.51x	6.7x	6.3x	5.5x	10.4x	9.3x
Median	0.49x	6.8x	6.3x	5.5x	10.2x	9.3x

MAMSI
Independent Research Analysts’ Estimates
Current	0.90x	10.6x	9.5x	8.4x	14.8x	12.9x
Implied Transaction	1.07x	12.5x	11.2x	9.9x	17.2x	15.0x

MAMSI Management Projections
Current	0.90x	10.6x	8.7x	N/A	13.5x	N/A
Implied Transaction	1.07x	12.5x	10.2x	N/A	15.6x	N/A

Lehman Brothers determined, based on the geographic scope of MAMSI’s operations, that the regional companies are the most appropriate comparables. However, because of the inherent differences between the business, operations and prospects of MAMSI and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of MAMSI and the companies included in the comparable company analysis that would affect the public trading values of each.

Lehman Brothers noted that the implied transaction multiples for MAMSI utilizing both the independent research analysts’ estimates and MAMSI’s projections were in excess of the mean and median of the regional companies as of October 24, 2003, the last trading date prior to the delivery of the Lehman Brothers opinion. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to the MAMSI stockholders in the merger.

Comparable Transaction Analysis. Lehman Brothers reviewed six acquisitions, each announced within the three years prior to the delivery of the Lehman Brothers opinion, of companies in the health insurance and well- being industries that Lehman Brothers deemed comparable to the merger based upon the size of such acquisitions. Set forth below are the announcement date and parties to those transactions:

Announcement Date	Target	Acquirer
June 23, 2003	Cobalt Corporation	WellPoint Health Networks Inc.
January 16, 2003	CareFirst, Inc.	WellPoint Health Networks Inc.
June 17, 2002	AmeriChoice Corp.	UnitedHealth Group Inc.
April 29, 2002	Trigon Healthcare, Inc.	Anthem, Inc.
October 17, 2001	RightCHOICE Managed Care, Inc.	WellPoint Health Networks Inc.
November 28, 2000	Cerulean Companies	WellPoint Health Networks Inc.

Lehman Brothers considered the transaction values as a multiple of LTM (prior to the acquisition) EBITDA and LTM revenues and also considered the transaction value of the acquisitions on a per member basis based upon the number of members served by the respective acquisition target immediately prior to the acquisition announcement. Lehman Brothers’ compared these results to the values implied by the merger. Lehman Brothers also considered the equity values of the comparable transactions as a multiple of LTM net income and projected net income according to third party research that was available at the time immediately before the respective transactions were announced and compared them to the values implied by the merger. Lehman Brothers deemed the multiple of LTM EBITDA to be a particularly relevant benchmark, because multiples of EBITDA are the most consistent and available of the set of metrics across the comparable set of transactions, and because it is easily calculated using the same methodology for each comparable transaction. Lehman Brothers noted that the implied transaction LTM EBITDA multiple of 12.5x was in excess of the mean and median of the comparable transactions. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to the MAMSI stockholders in the merger.

	Mean	Median	High	Low	MAMSI Implied Transaction
Transaction Value divided by:
LTM Revenue	0.77x	0.73x	1.41x	0.20x	1.07x
LTM EBITDA	11.1x	10.8x	15.8x	8.1x	12.5x
Members	$890.8	$588.0	$1,763.0	$379.8	$1,370.1

Equity Value as a multiple of:
LTM Net Income	22.4x	23.1x	25.7x	18.3x	19.3x
1 Year Forward Net Income	20.2x	20.7x	23.7x	16.4x	15.0x

Contribution Analysis. Lehman Brothers analyzed the respective contributions of MAMSI and UnitedHealth Group to certain income statement metrics such as the LTM EBITDA, LTM EBIT and LTM net income for the combined company. The results of this analysis are set forth below.

	MAMSI	UnitedHealth Group
LTM EBITDA	6.7%	93.3%
LTM EBIT	7.0%	93.0%
Enterprise Value	6.8%	93.2%
LTM Net Income	7.3%	92.7%
Equity Value assuming all stock transaction	7.1%	92.9%

This analysis indicated that the contribution from MAMSI was consistent with the implied ownership of the combined company of 7.1%, assuming an all-stock transaction. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be offered to the MAMSI stockholders in the merger.

Analysis of UnitedHealth Group

Comparable Company Analysis

In order to assess how the public market values shares of publicly traded companies similar to UnitedHealth Group, Lehman Brothers reviewed and compared specific financial and operating data relating to UnitedHealth Group with the Blue Cross Blue Shield Companies, the Multi-market Companies (excluding UnitedHealth Group) and the Regional Companies, as Lehman Brothers deemed these companies comparable to UnitedHealth Group.

Lehman Brothers determined that, because equity analysts primarily value these comparable companies on projected earnings, the use of CY 2003 P/E and CY 2004 P/E multiple range was the most appropriate reference range in analyzing how the public market values the UnitedHealth Group shares. Lehman Brothers calculated the CY 2003 P/E for UnitedHealth Group as of October 24, 2003 at 18.6x and CY 2004 P/E for UnitedHealth Group as of October 24, 2003 at 15.3x. Lehman Brothers also considered UnitedHealth Group’s one-year forward P/E multiple over time from October 23, 2000 to October 24, 2003 as compared to the Blue Cross Blue Shield Companies, Multi-market Companies (excluding UnitedHealth Group) and Regional Companies (adding MAMSI to this group for purposes of the UnitedHealth Group analysis), and noted that UnitedHealth Group is typically valued at a premium to these comparable groups. Lehman Brothers also noted that UnitedHealth Group’s average one-year forward P/E multiple from October 23, 2000 to October 24, 2003 was 22.6x and that the current one-year forward P/E of 18.6x was lower than that average.

However, because of the inherent differences between the business, operations and prospects of UnitedHealth Group and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of UnitedHealth Group and the companies included in the comparable company analysis that would affect the public trading values of each. In particular, Lehman Brothers considered, among other things, UnitedHealth Group’s relative size as measured by revenues, net income and membership compared to companies in the comparable company analysis, its geographic diversity and diversity of its services in determining that there were qualitative differences between UnitedHealth Group and its peers.

Pro Forma Analysis

Lehman Brothers analyzed the pro forma effect of the transaction on the earnings per share of UnitedHealth Group. For the purposes of this analysis, Lehman Brothers utilized projections consistent with independent research analysts’ estimates and certain assumptions regarding the financing of the cash portion of the merger. This analysis indicated that the merger would be accretive to UnitedHealth Group’s earnings per share in 2004 and 2005. The financial forecasts and assumptions that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Miscellaneous

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MAMSI’s board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with MAMSI and the healthcare insurance and well-being industry generally, and because its investment banking professionals have substantial experience in transactions comparable to the transaction.

As compensation for its services in connection with the merger, MAMSI has agreed to pay Lehman Brothers a fee based on the value, at closing, of the consideration paid by UnitedHealth Group. Based on the October 26, 2003 value of such consideration, such fee would aggregate approximately $11 million, approximately 10% of which was payable upon the announcement of the proposed merger and approximately 90% of which is contingent upon the completion of the merger. In addition, MAMSI has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by MAMSI and the rendering of the Lehman Brothers opinion.

In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of MAMSI and UnitedHealth Group for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, within the past year, Lehman Brothers co-managed a public offering of UnitedHealth Group debt securities for which it received customary underwriting compensation.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

On October 26, 2003, Houlihan Lokey rendered to MAMSI’s board of directors its written opinion that, as of such date and based upon the considerations set forth in the opinion, the consideration to be received by MAMSI’s stockholders in connection with the merger was fair from a financial point of view. The full text of the opinion is attached as Appendix B-2 to this proxy statement/prospectus.

You are urged to read the opinion carefully and in its entirety. The opinion has certain limitations: it is directed to MAMSI’s board of directors, it addresses only the fairness of the consideration to be received by MAMSI’s stockholders, from a financial point of view and it does not address any other aspect of the merger or constitute a recommendation to any of MAMSI’s stockholders as to how they should vote on the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

The opinion does not address MAMSI’s underlying business decision to effect the merger. Houlihan Lokey did not negotiate the merger. Houlihan Lokey was not engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which all or part of MAMSI or its securities could currently be sold. The opinion was only one of the factors taken into consideration by MAMSI’s board of directors in making its determination to approve and adopt the merger agreement.

In connection with the opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey: (1) reviewed MAMSI’s annual reports to stockholders on Form 10-K for the fiscal years ended December 31, 2000 through 2002 and quarterly report on Form 10-Q for the quarter ended June 30, 2003, which MAMSI’s management has identified as the most current information available; (2) reviewed UnitedHealth Group’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2000 through 2002 and quarterly report on Form 10-Q for the quarter ended June 30, 2003; (3) reviewed the merger agreement; (4) met or spoke with certain members of the senior management of MAMSI and UnitedHealth Group to discuss the operations, financial condition, future prospects and projected operations and performance of MAMSI and UnitedHealth Group; (5) reviewed earnings estimates prepared by management of MAMSI with respect to MAMSI for the year ended December 31, 2003; (6) reviewed the historical market prices and trading volume for MAMSI’s and UnitedHealth Group’s publicly traded securities; (7) reviewed MAMSI’s board meeting minutes for fiscal year 2003; (8) reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to MAMSI and UnitedHealth Group, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the merger; and (9) conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

In rendering the opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the earnings estimates provided to it were reasonably prepared and reflect the best currently available estimates of the future financial results and condition of MAMSI, and that there had been no material change in MAMSI’s assets, financial condition, business or prospects since the date of the most recent financial statements made available to Houlihan Lokey. In rendering the opinion, Houlihan Lokey further relied upon the assurances of MAMSI’s management that they were not aware of any facts that would make such information inaccurate or misleading.

Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to MAMSI or UnitedHealth Group and does not assume any responsibility with respect to such information. Houlihan Lokey is not an actuarial firm and its services did not include any actuarial determinations or evaluations by Houlihan Lokey or an attempt to evaluate actuarial assumptions. Houlihan Lokey made no analyses of, and expresses no opinion as to, the adequacy of the reserves of MAMSI or UnitedHealth Group and relied upon information supplied to it by MAMSI and UnitedHealth Group as to such adequacy. In addition, Houlihan Lokey did not make a physical inspection or independent appraisal of the properties or assets and liabilities (contingent or otherwise) of MAMSI or UnitedHealth Group or any of their respective subsidiaries and Houlihan Lokey was not furnished with any such appraisal. Houlihan Lokey assumed that the merger would qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Houlihan Lokey also assumed that the merger would be completed in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would have an adverse effect on the parties to the merger agreement or on MAMSI and UnitedHealth Group on a combined basis or on the contemplated benefits of the merger and Houlihan Lokey further assumed that all material governmental, regulatory or other consents or approvals necessary for the completion of the merger would be obtained without any adverse effect. The opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey at the date of the opinion.

Presentations to MAMSI Board of Directors

On October 24, 2003, Houlihan Lokey presented to MAMSI’s board of directors the financial analyses performed by Houlihan Lokey, as of such date, in connection with its opinion. At the meeting of the board of directors, Houlihan Lokey stated that it would be able to deliver its opinion subject to negotiation of the final terms of the merger agreement and barring any unforeseen events, as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of MAMSI based on such analyses. Subsequently, on October 26, 2003, Houlihan Lokey, after updating its analysis to account for the final terms of the merger agreement, rendered its opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the stockholders of MAMSI common stock. The following is a summary of the material financial analyses performed by Houlihan Lokey and presented to MAMSI’s board of directors in connection with rendering the oral and written opinion described above.

The following summary, however, does not purport to be a complete description of the analyses performed by Houlihan Lokey. The order of analyses described, and the results of those analyses, do not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses in their entirety support the fairness determination. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand such analyses, the tables must be read together with the full text of each summary and are alone not a complete description of Houlihan Lokey’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 24, 2003 and is not necessarily indicative of current market conditions. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Stock Price History

Houlihan Lokey reviewed the historical prices of the common stock of UnitedHealth Group from October 22, 2002 to October 22, 2003 both separately and in relation to MAMSI, the S&P 500 Index and to an index comprised of the following 7 managed care companies:

Anthem, Inc.	Oxford Health Plans, Inc.

Coventry Health Care, Inc.	WellChoice, Inc.

Health Net, Inc.	WellPoint Health Networks Inc.

Humana, Inc.

This index was generated for the purposes of this analysis, and for a discussion for how the companies constituting this index were selected, please refer to the respective “Market Multiple Method” discussions under the sections entitled “—Independent Valuation Analyses—MAMSI” on page      and “—Independent Valuation Analyses—UnitedHealth Group” on page     .

Houlihan Lokey reviewed the volume of shares of UnitedHealth Group traded at various price ranges. In addition, Houlihan Lokey reviewed both individually and in relation to each other, the price to earnings ratio history of MAMSI and UnitedHealth Group from July 27, 2001 to October 15, 2003.

Analysis of the Implied Offer Price

Using the closing price of UnitedHealth Group stock as of October 24, 2003, as well as the average closing price of UnitedHealth Group stock 10 days prior, 30 days prior, 60 days prior and 90 days prior to October 24, 2003, Houlihan Lokey analyzed the $18.00 in cash and the 0.82 shares of UnitedHealth Group common stock to be paid for each share of MAMSI common stock to derive the offer premium over MAMSI’s closing share price on October 24, 2003, as well as the closing price of MAMSI common stock 10 days prior, 30 days prior, 60 days prior and 90 days prior. Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

	10/24/2003 Close	10 Days Prior Average	30 Days Prior Average	60 Days Prior Average	90 Days Prior Average
Premium to MAMSI closing share price	16.0%	16.2%	16.3%	11.6%	14.3%

In addition, Houlihan Lokey reviewed certain implied multiples for MAMSI, using the closing price of UnitedHealth Group common stock as of October 24, 2003, as well as the average closing price of UnitedHealth Group stock 10 days prior, 30 days prior, 60 days prior and 90 days prior to October 24, 2003 as well as MAMSI’s LTM and projected 2003 earnings estimates and equity research analyst’s estimates for 2004. The multiples reviewed included: enterprise value as a multiple of total operating revenue, enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and equity consideration as a multiple of net income. Enterprise value was calculated as equity value plus medical claims payable and debt, less cash and marketable securities, restricted cash and investments. Revenue and EBITDA metrics excluded investment income. Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

Enterprise Value as a multiple of total operating revenue

	10/24/2003 Close	10 Days Prior Average	30 Days Prior Average	60 Days Prior Average	90 Days Prior Average
LTM	0.96x	0.93x	0.89x	0.92x	0.92x
FY 2003E	0.90x	0.87x	0.84x	0.87x	0.87x
FY 2004E	0.80x	0.77x	0.74x	0.77x	0.77x

Enterprise Value as a multiple of EBITDA
	10/24/2003 Close	10 Days Prior Average	30 Days Prior Average	60 Days Prior Average	90 Days Prior Average
LTM	12.1x	11.7x	11.3x	11.7x	11.7x
FY 2003E	10.7x	10.3x	9.9x	10.3x	10.3x
FY 2004E	9.0x	8.7x	8.4x	8.7x	8.7x

Equity consideration (diluted) as a multiple of net income
	10/24/2003 Close	10 Days Prior Average	30 Days Prior Average	60 Days Prior Average	90 Days Prior Average
LTM	20.3x	19.7x	19.0x	19.6x	19.6x
FY 2003E	17.9x	17.3x	16.7x	17.3x	17.3x
FY 2004E	15.0x	14.6x	14.1x	14.6x	14.6x

Premium Analysis. Houlihan Lokey reviewed the transaction premium to MAMSI’s closing share price 1 day, 10 days and 30 days prior, and compared the premiums to the mean and median premiums realized in change of control transactions within the managed care industry within approximately the past two years. For a more detailed discussion as to why these transactions were selected, please refer to the discussion entitled “Precedent Transactions” contained in the section “—Independent Valuation Analyses—MAMSI” on page     . The acquisition of AmeriChoice by UnitedHealth Group was excluded from the Premium Analysis because AmeriChoice was not a public company, and thus a transaction premium could not be calculated. Houlihan Lokey acknowledged that MAMSI’s common stock had increased by 58.7% from January 2, 2003 to October 24, 2003. Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

Announced Date	Target	Acquirer	Premium over Closing Price 1 Day Prior	Premium over Closing Price 10 Days Prior	Premium over Closing Price 30 Days Prior
6/3/2003	Cobalt Corporation	Wellpoint Health Networks	13.9%	22.3%	42.2%
4/29/2002	Trigon	Anthem	19.6%	33.2%	38.8%
10/18/2001	RightCHOICE Managed Care	Wellpoint Health Networks	46.3%	32.8%	41.0%

Mean			26.6%	29.4%	40.7%
Median			19.6%	32.8%	41.0%

10/24/2003	MAMSI	UnitedHealth Group	16.0%	19.5%	23.3%

Exchange Ratio Analysis. Houlihan Lokey performed an exchange ratio analysis comparing the closing prices for MAMSI common stock and UnitedHealth Group common stock on October 24, 2003 and the average daily closing prices of MAMSI common stock and UnitedHealth Group common stock for the 10, 30, 60 and 90 days preceding October 24, 2003. After taking into account the $18.00 in cash component of the consideration to be paid for each share of MAMSI common stock, this analysis yielded an implied exchange ratio range of 0.65x to 0.70x, as compared to the exchange ratio provided for in the merger of 0.82x. Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

Period	Implied Exchange Ratio
October 24, 2003	0.66
10 Days Prior	0.66
30 Days Prior	0.65
60 Days Prior	0.70
90 Days Prior	0.67

Accretion Dilution Analysis. Houlihan Lokey analyzed the potential pro forma financial effect of the merger on UnitedHealth Group’s estimated EPS for calendar year 2004. Estimated data for MAMSI and UnitedHealth Group were based on publicly available research analysts’ estimates. Estimated data for this analysis did not take into account any potential cost savings or other synergies that could result from the merger. Based on the merger consideration, this analysis suggested that the merger could be accretive to UnitedHealth Group’s estimated EPS in calendar year 2004. The actual results achieved by the combined company may vary from projected results and the variations may be material. Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

Contribution Analysis. Houlihan Lokey analyzed the relative contributions of MAMSI and UnitedHealth Group to certain income statement items for the projected fiscal years 2003 and 2004 as well as the equity and enterprise valuations for the combined company. Estimates of 2003 revenue, EBITDA, earnings before interest and taxes (EBIT) and net income for MAMSI were based on projections prepared by MAMSI and analyst estimates. Estimates of 2003 revenue, EBITDA, EBIT and net income for UnitedHealth Group and estimates of 2004 revenue, EBITDA, EBIT and net income for both MAMSI and UnitedHealth Group were based on analyst estimates. No synergies from the merger were considered. This analysis indicated that MAMSI would contribute the following to the combined company: 8.6% for fiscal year 2003 and 8.8% for fiscal year 2004 of total operating revenue; 7.1% for fiscal year 2003 and 7.2% for fiscal year 2004 of EBITDA; 7.5% for fiscal year 2003 and 7.5% for fiscal year 2004 of EBIT; and 7.8% for fiscal year 2003 and 7.7% for fiscal year 2004 of net income. This analysis further indicated that MAMSI would contribute 5.7% of the diluted equity market capitalization and 6.9% of the enterprise value. Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

	2003		2004
	MAMSI	UnitedHealth Group	MAMSI	UnitedHealth Group
Revenue	8.6%	91.4%	8.8%	91.2%
EBITDA	7.1%	92.9%	7.2%	92.8%
EBIT	7.5%	92.5%	7.5%	92.5%
Net Income	7.8%	92.2%	7.7%	92.3%
Fully Diluted Market Capitalization	5.7%	94.3%
Enterprise Value	6.9%	93.1%

Independent Valuation Analyses—MAMSI

Houlihan Lokey relied on the market multiple method and precedent transactions to independently value MAMSI.

Market Multiple Method. The market multiple method involved the derivation of indications of value through the multiplication of statistics of MAMSI by appropriate multiples. Multiples were determined through an analysis of publicly traded companies that were deemed by Houlihan Lokey to be comparable from an investment standpoint to MAMSI, which Houlihan Lokey refers to as comparable public companies. A comparative analysis between MAMSI and the comparable public companies formed the basis for the selection of appropriate multiples for MAMSI. The comparative analysis incorporates quantitative and qualitative factors, which relate to, among other things, the nature of the industry in which MAMSI is engaged and the relative financial performance of MAMSI and the comparable public companies.

Houlihan Lokey selected Anthem, Inc., Health Net, Inc., Humana, Inc., WellPoint Health Networks Inc., Coventry Health Care, Inc., Oxford Health Plans, Inc., and WellChoice, Inc. for comparison because they are publicly traded managed care companies with operations that, for purposes of this analysis, may be considered similar to the operations of MAMSI. Houlihan Lokey selected the comparable public companies based on companies that had a history of positive member growth, revenue and earnings growth, and profitability, as well as companies that were of sufficient size, and businesses comprised principally of commercial health members.

Out of a total of seventeen publicly-traded managed care companies, seven were included in Houlihan Lokey’s market multiple method analysis. Those that were excluded from the analysis were deemed not comparable on the basis of one or more of the following factors: (i) having a significant amount of business subject to government reimbursement (whether Medicare, Medicaid, or TRICARE), (ii) historical and projected growth rates of members, revenue and earnings either lower than MAMSI, or negative, (iii) historical and projected profitability not on par with MAMSI, and (iv) having a significant amount of non-health insurance, non-risk bearing business.

Houlihan Lokey reviewed publicly available information as of October 24, 2003, including information from publicly available research analyst materials, to calculate and compare ratios of total enterprise value to EBITDA and price to earnings for LTM and projected fiscal years 2003 and 2004. The results of the analysis are summarized in the following tables.

TEV/EBITDA
Selected Companies	LTM	Projected 2003	Projected 2004
Range	5.0x – 9.9x	4.5x – 8.7x	4.0x – 7.6x
Median	8.2x	7.1x	6.4x
Mean	7.5x	6.8x	6.0x

Price/Earnings
Selected Companies	LTM	Projected 2003	Projected 2004
Range	8.3x-18.6x	10.2x – 15.0x	9.4x – 13.3x
Median	15.8x	14.1x	12.4x
Mean	14.2x	13.4x	12.0x

After analyzing and considering both qualitative and quantitative factors, Houlihan Lokey selected (i) an LTM EBITDA multiple range of 11.0x to 12.0x, and an LTM earnings multiple range of 19.0x to 21.0x, (ii) a projected 2003 EBITDA multiple range of 9.0x to 10.0x, and a 2003 projected earnings multiple range of 16.0x to 17.0x and (iii) a projected 2004 EBITDA multiple range of 8.0x to 9.0x and a 2004 projected earnings multiple range of 13.0x to 14.0x. Houlihan Lokey selected the multiple ranges based on MAMSI’s strong growth in members, revenue and profitability as well as improvement in margins, strong name recognition and market leadership in its local markets, and high organic growth rate in comparison to the comparable public companies.

MAMSI’s EBITDA for the latest twelve month period was $199.2 million and earnings for the LTM period were $122.2 million. MAMSI’s projected EBITDA for fiscal year 2003 is $226.3 million and projected earnings for fiscal year 2003 are $151.4 million. MAMSI’s projected EBITDA for fiscal year 2004 is $268.7 million and projected earnings for fiscal year 2004 are $179.9 million. Applying the multiples selected by Houlihan Lokey to the actual and projected EBITDA and earnings of MAMSI produced an indication of enterprise value for MAMSI of $2.0 billion to $2.2 billion.

Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

Precedent Transactions. Houlihan Lokey reviewed publicly available information for completed merger or acquisition transactions in the managed care industry since October 18, 2001. Houlihan Lokey reviewed equity values as a multiple of LTM net income and next fiscal year and enterprise values of multiples of LTM EBITDA and next fiscal year EBITDA. The selected transactions considered by Houlihan Lokey included:

•	Cobalt Corporation / WellPoint Health Networks, announced June 3, 2003;

•	AmeriChoice / UnitedHealth Group, announced June 17, 2002;

•	Trigon / Anthem, announced April 29, 2002; and

•	RightCHOICE Managed Care / WellPoint Health Networks, announced October 18, 2001.

These transactions were deemed comparable because they involved the acquisition of companies with leading managed care businesses of sufficient size (enterprise value greater than $500 million). The only transaction from the selected time period that fit these criteria and was excluded was the proposed acquisition of CareFirst BlueCross BlueShield by WellPoint Health Networks, announced November 20, 2001. This transaction was excluded from the analysis because it was not consummated.

The following table compares information with respect to the ranges of multiples for these selected transactions:

	Selected Transactions Range	Mean	Median
EV as a multiple of latest twelve months EBITDA	8.3x to 17.4x	11.7x	10.5x
Equity consideration as a multiple of latest twelve months net income	13.2x to 32.3x	21.5x	20.3x
EV as a multiple of next fiscal year EBITDA	9.0x to 11.2x	10.1x	10.1x
Equity consideration as a multiple of next fiscal year net income	21.3x to 23.6x	22.4x	22.2x

Houlihan Lokey deemed the WellPoint Health Networks acquisition of Cobalt Corporation, Anthem’s acquisition of Trigon and Wellpoint Health Networks acquisition of RightCHOICE Managed Care as the most relevant precedents. After analyzing and considering both qualitative and quantitative factors, Houlihan Lokey selected an LTM EBITDA multiple range of 11.5x to 12.5x, and an LTM earnings multiple range of 20.0x to 21.0x. MAMSI’s EBITDA for the latest twelve month period was $199.2 million and MAMSI’s earnings for the latest twelve month period were $122.2 million. Applying the multiples selected by Houlihan Lokey to the actual EBITDA and earnings of MAMSI produced an indication of enterprise value for MAMSI of $2.1 billion to $2.3 billion.

Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

Valuation Conclusion.

Based on the Market Multiple and Precedent Transactions Methods, Houlihan Lokey concluded an enterprise value from operations of $2.0 billion to $2.3 billion for MAMSI. Adding back cash and assumed proceeds from the exercise of options of $806 million and subtracting debt and medical claims payable of $355 million indicates an aggregate equity value of $2.5 billion to $2.7 billion and a value per share of $53.42 to $58.87, based on fully-diluted shares of 45.9 million, compared to MAMSI’s closing share price of $53.88 as of October 24, 2003.

($ in million, except per share amounts)	Low		High
Market Multiple Methodology	$2,000	—	$2,200
Precedent Transactions	$2,100	—	$2,300

Enterprise Value	$2,000	—	$2,250

Add: Cash	$806		$806
Less:
Debt and Medical Claims Payable	$355	—	$355

Equity Value	$2,450	—	$2,700

Total Shares	45.9	—	45.9

Share Price in Dollars	$53.42	—	$58.87

Closing Share Price as of October 24, 2003		$53.88

Independent Valuation Analyses – UnitedHealth Group

Houlihan Lokey relied on the market multiple method to independently value UnitedHealth Group.

Market Multiple Method. The Market Multiple Method involved the derivation of indications of value through the multiplication of statistics of UnitedHealth Group by appropriate multiples. Multiples were determined through an analysis of publicly traded companies that were deemed by Houlihan Lokey to be comparable from an investment standpoint to UnitedHealth Group, which we refer to as comparable public companies. A comparative analysis between UnitedHealth Group and the comparable public companies formed the basis for the selection of appropriate multiples for UnitedHealth Group. The comparative analysis incorporates quantitative and qualitative factors, which relate to, among other things, the nature of the industry in which UnitedHealth Group is engaged and the relative financial performance of UnitedHealth Group and the comparable public companies.

Houlihan Lokey selected Anthem, Inc., Health Net, Inc., Humana, Inc., WellPoint Health Networks Inc., Coventry Health Care, Inc., Oxford Health Plans, Inc., and WellChoice, Inc. for comparison because they are publicly traded managed care companies with operations that, for purposes of this analysis, may be considered similar to the operations of UnitedHealth Group.

Houlihan Lokey reviewed publicly available information as October 24, 2003, including information from publicly available research analyst materials, to calculate and compare ratios of total enterprise value to EBITDA and price to earnings for the latest twelve month period and projected fiscal years 2003 and 2004. The results of the analysis are summarized in the following tables.

TEV/EBITDA
Selected Companies	LTM	Projected 2003	Projected 2004
Range	5.0x – 9.9x	4.5x – 8.7x	4.0x – 7.6x
Median	8.2x	7.1x	6.4x
Mean	7.5x	6.8x	6.0x

Price/Earnings
Selected Companies	LTM	Projected 2003	Projected 2004
Range	8.3x-18.6x	10.2x – 15.0x	9.4x – 13.3x
Median	15.8x	14.1x	12.4x
Mean	14.2x	13.4x	12.0x

After analyzing and considering both qualitative and quantitative factors, Houlihan Lokey selected (i) a latest twelve month EBITDA multiple of 12.0x to 13.0x, and a latest twelve month earnings multiple range of 21.0x to 23.0x, (ii) a projected 2003 EBITDA multiple range of 10.0x to 11.0x, and a 2003 projected earnings multiple range of 18.0x to 20.0x and (iii) a projected 2004 EBITDA multiple range of 8.0x to 9.0x, and a 2004 projected earnings multiple range of 16.0x to 18.0x. Houlihan Lokey chose the multiple ranges based on UnitedHealth Group’s position as a leading managed care provider with national capabilities, a spectrum of robust plan options and demonstrated profitability.

UnitedHealth Group’s EBITDA for the latest twelve month period was $2.6 billion and earnings for the latest twelve month period were $1.5 billion. UnitedHealth Group’s projected EBITDA for fiscal year 2003 is $2.9 billion and projected earnings are $1.8 billion. UnitedHealth Group’s projected EBITDA for fiscal year 2004 is $3.5 billion and projected earnings are $2.2 billion. Applying the multiples selected by Houlihan Lokey to the actual and projected EBITDA and earnings of UnitedHealth Group produced an indication of enterprise value for UnitedHealth Group of $30.5 billion to $33.8 billion.

Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

Valuation Conclusion

Based on the Market Multiple Method, Houlihan Lokey concluded an enterprise value of $31.0 billion to $34.0 billion for UnitedHealth Group. Adding back cash of $7.0 billion and subtracting out debt and medical claims payable of $5.8 billion indicates an aggregate equity value of $32.2 billion to $35.2 billion and a value per share of $51.54 to $56.35, based on fully-diluted shares of 624.2 million, compared to UnitedHealth Group’s closing share price of $54.25 as of October 24, 2003.

Houlihan Lokey concluded that such analysis was supportive of its opinion as to the fairness of the consideration to be received by the MAMSI stockholders in the merger.

($ in million, except per share amounts)	Low		High
Market Multiple Methodology	$30,500	—	$33,800

Enterprise Value	$31,000	—	$34,000

Add: Cash	$6,954		$6,954
Less:
Debt and Medical Claims Payable	$5,781	—	$5,781

Equity Value	$32,173	—	$35,173

Total Shares	624.2	—	624.2

Share Price in Dollars	$51.54	—	$56.35

Closing Share Price as of October 24, 2003		$54.25

Miscellaneous

Pursuant to the terms of its engagement with Houlihan Lokey, MAMSI has agreed to pay Houlihan Lokey for its services in connection with its opinion an aggregate fee of $750,000,which is not contingent on completion of the merger. MAMSI has also agreed to reimburse Houlihan Lokey for reasonable out-of-pocket expenses incurred by it in performing its services, including reasonable fees and expenses for legal counsel, and to indemnify Houlihan Lokey and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of Houlihan Lokey’s engagement.

MAMSI selected Houlihan Lokey to perform an independent fairness evaluation in connection with the merger because Houlihan Lokey is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with MAMSI and its business. Houlihan Lokey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids and private placements.

Other Financial Advisory Services

MAMSI has agreed to pay Merrill Lynch & Co. a fee for financial advisory services, based on the value, at closing, of the consideration paid by UnitedHealth Group. Based on the value of such consideration, on October 26, 2003, such fee would aggregate approximately $11 million, which is payable upon the completion of the merger. In addition, MAMSI has agreed to reimburse Merrill Lynch & Co. for reasonable out-of-pocket expenses incurred in connection with financial advisor services and to indemnify Merrill Lynch & Co. for certain liabilities that may arise out of its engagement by MAMSI.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of MAMSI. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

UnitedHealth Group and MAMSI are working to complete the merger as quickly as possible, and we hope to do so as promptly as practicable after the special meeting, likely in the first quarter of 2004. However, because the merger is subject to closing conditions, including approval under the Hart-Scott-Rodino Act and the approval of certain regulatory agencies such as the Maryland Insurance Administration Departments of Insurance of each of North Carolina and Pennsylvania, UnitedHealth Group and MAMSI cannot predict the exact timing of its closing.

As promptly as practicable after the merger is completed, The Bank of New York, the exchange agent for the merger, will mail to you a letter of transmittal and instructions for surrendering your MAMSI stock certificates in exchange for UnitedHealth Group common stock and cash. When you deliver your MAMSI stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your MAMSI stock certificates will be cancelled and you will receive a certificate representing that number of whole shares of UnitedHealth Group stock that you are entitled to receive pursuant to the merger agreement and a check for the cash that you are entitled to receive pursuant to the merger agreement.

You should not submit your stock certificates for exchange until you have received the letter of transmittal and instructions referred to above.

You will be entitled to receive dividends or other distributions on UnitedHealth Group common stock with a record date after the merger is completed, but only after you have surrendered your MAMSI stock certificates. If there is any dividend or other distribution on UnitedHealth Group common stock with a record date after the merger, you will receive the dividend or distribution promptly after the later of the date that your UnitedHealth Group shares are issued to you or the date the dividend or other distribution is paid to all UnitedHealth Group shareholders.

UnitedHealth Group will issue a UnitedHealth Group stock certificate or check in a name other than the name in which a surrendered MAMSI stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Operations Following the Merger

Following the merger, the business of MAMSI will be continued by a wholly owned subsidiary of UnitedHealth Group. Upon completion of the merger, the managers and officers of MU Acquisition LLC will operate the business formerly conducted by MAMSI. The stockholders of MAMSI will become shareholders of UnitedHealth Group and their rights as shareholders will be governed by the UnitedHealth Group second restated articles of incorporation, the UnitedHealth Group second amended and restated bylaws and the laws of the State of Minnesota. See “Comparison of Rights of Shareholders of UnitedHealth Group and MAMSI” for a discussion of some of the differences in the rights of shareholders of UnitedHealth Group and the stockholders of MAMSI.

Interests of Certain Persons in the Merger

MAMSI’s directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interests as stockholders. Each of the MAMSI board of directors and UnitedHealth Group board of directors was aware of these interests of MAMSI’s directors and executive officers and considered them in its decision to approve and adopt the merger agreement.

Employment Agreements between MAMSI Executive Officers and UnitedHealth Group

Certain of MAMSI’s executive officers and senior management personnel have executed employment agreements with UnitedHealth Group that will take effect upon the completion of the merger. At such time, all prior employment agreements between MAMSI and such executives will terminate, subject to UnitedHealth Group’s assumption of MAMSI’s obligations under such employment arrangements payable as a result of the merger, as described below under “Change in Control Benefits.” Certain terms of the employment agreements are summarized below.

Mark D. Groban, M.D. Dr. Groban’s employment agreement with UnitedHealth Group is for an initial term of two years and will renew automatically for succeeding one-year terms unless Dr. Groban or UnitedHealth Group provide notice of an intention not to renew. Dr. Groban will hold the executive level position of Chairman of the Board of Managers of the surviving entity, an equivalent position to the one he currently holds with MAMSI, for one year and will thereafter retain the title of Chairman Emeritus and serve as a consultant to UnitedHealth Group. Pursuant to the terms of the employment agreement, Dr. Groban’s annual base salary will be $450,000, subject to adjustment after the first year of employment. As additional consideration for entering into the employment agreement, Dr. Groban will receive a nonqualified stock option to purchase 100,000 shares of UnitedHealth Group common stock with an exercise price equal to the fair market value of UnitedHealth Group common stock on the date of grant. The shares subject to the option are scheduled to vest and become exercisable based on the continued employment of Dr. Groban at a rate of 25% per year commencing on the first anniversary of the grant date. Pursuant to the terms of the employment agreement, Dr. Groban will be eligible to participate in UnitedHealth Group’s incentive compensation plans (with a target bonus percentage of 80% of his base salary, subject to adjustment after the first year of employment), to receive additional stock option awards, to participate in UnitedHealth Group’s employee benefit plans, and to receive, upon the first anniversary of the effective date of the employment agreement, a post-merger integration bonus of up to $650,000, each subject to the discretion of UnitedHealth Group.

Severance benefits equal to  1/26 of the sum of Dr. Groban’s annualized base salary (less withholding taxes and deductions) plus his target incentive compensation (excluding for such purposes any supplemental merger bonus paid) are payable in bi-weekly installments in the event of the termination of the employment agreement (i) by mutual agreement of the parties, (ii) without cause by UnitedHealth Group, (iii) because of the death or disability of Dr. Groban, or (iv) by Dr. Groban due to a change in employment, as such term is defined in the employment agreement. Severance benefits will commence on the date of termination and continue for the remaining portion of the initial two-year term of the employment agreement.

During the term of his employment with UnitedHealth Group, in any period in which he receives severance benefits, and for twelve months after a termination of the employment agreement by Dr. Groban or by UnitedHealth Group for cause, Dr. Groban will be subject to a restrictive covenant that prohibits him from engaging in certain activities that are in conflict with his duties under the employment agreement, such as conducting business with the customers of UnitedHealth Group, recruiting or hiring the employees of UnitedHealth Group, or rendering services to a competitor of UnitedHealth Group.

Thomas P. Barbera.  Mr. Barbera’s employment agreement with UnitedHealth Group is for an initial term of two years and will renew automatically for succeeding one-year terms unless Mr. Barbera or UnitedHealth Group provide notice of an intention not to renew. Mr. Barbera will hold the position of President and Chief Executive Officer of the surviving entity, the same position that he currently holds with MAMSI. Pursuant to the terms of the employment agreement, Mr. Barbera’s annual base salary will be $350,000. As additional consideration for entering into the employment agreement, Mr. Barbera will receive a nonqualified stock option to purchase 50,000 shares of UnitedHealth Group common stock with an exercise price equal to the fair market value of UnitedHealth Group common stock on the date of grant. The shares subject to the option are scheduled to vest and become exercisable based on the continued employment of Mr. Barbera at a rate of 25% per year commencing on the first anniversary of the grant date. Pursuant to the terms of the employment agreement, Mr. Barbera will be eligible to participate in UnitedHealth Group’s incentive compensation plans (with a target bonus percentage of 75% of his base salary), to receive additional stock option awards, to participate in UnitedHealth Group’s employee benefit plans, and to receive, upon the first and second anniversaries of the effective date of the employment agreement, a post-merger integration bonus of up to $400,000 per year, each subject to the discretion of UnitedHealth Group.

Severance benefits equal to 1/26 of the sum of Mr. Barbera’s annualized base salary (less withholding taxes and deductions) plus his target incentive compensation (excluding for such purposes any supplemental merger bonus paid) are payable in bi-weekly installments in the event of the termination of the employment agreement

(i) by mutual agreement of the parties, (ii) without cause by UnitedHealth Group, (iii) because of the death or disability of Mr. Barbera, or (iv) by Mr. Barbera due to a change in employment, as such term is defined in the employment agreement. Severance benefits will commence on the date of the termination and continue for a period of time equal to the remaining agreement term as of the time of the termination, plus twelve months.

During the term of his employment with UnitedHealth Group, in any period in which he receives severance benefits, and for twelve months after a termination of the employment agreement by Mr. Barbera or by UnitedHealth Group for cause, Mr. Barbera will be subject to a restrictive covenant that prohibits him from engaging in certain activities that are in conflict with his duties under the employment agreement, such as conducting business with the customers of UnitedHealth Group, recruiting or hiring the employees of UnitedHealth Group, or rendering services to a competitor of UnitedHealth Group.

Robert E. Foss.  Mr. Foss’s employment agreement with UnitedHealth Group is for an initial term of two years and will renew automatically for succeeding one-year terms unless Mr. Foss or UnitedHealth Group provide notice of an intention not to renew. Mr. Foss will hold the executive level position of Senior Executive Vice President and Chief Financial Officer of the surviving entity, the same position that he currently holds with MAMSI. Pursuant to the terms of the employment agreement, Mr. Foss’s annual base salary will be $350,000. As additional consideration for entering into the employment agreement, Mr. Foss will receive a nonqualified stock option to purchase 50,000 shares of UnitedHealth Group common stock with an exercise price equal to the fair market value of UnitedHealth Group common stock on the date of grant. The shares subject to the option are scheduled to vest and become exercisable based on the continued employment of Mr. Foss at a rate of 25% per year commencing on the first anniversary of the grant date. Pursuant to the terms of the employment agreement, Mr. Foss will be eligible to participate in UnitedHealth Group’s incentive compensation plans (with a target bonus percentage of 75% of his base salary), to receive additional stock option awards, to participate in UnitedHealth Group’s employee benefit plans, and to receive, upon the first and second anniversaries of the effective date of the employment agreement, a post-merger integration bonus of up to $400,000 per year, each subject to the discretion of UnitedHealth Group.

Severance benefits equal to  1/26 of the sum of Mr. Foss’s annualized base salary (less withholding taxes and deductions) plus his target incentive compensation (excluding for such purposes any supplemental merger bonus paid) are payable in bi-weekly installments in the event of the termination of the employment agreement (i) by mutual agreement of the parties, (ii) without cause by UnitedHealth Group, (iii) because of the death or disability of Mr. Foss, or (iv) by Mr. Foss due to a change in employment, as such term is defined in the employment agreement. Severance benefits will commence on the date of the termination and continue for a period of time equal to the remaining agreement term as of the time of the termination, plus twelve months.

During the term of his employment with UnitedHealth Group, in any period in which he receives severance benefits, and for twelve months after a termination of the employment agreement by Mr. Foss or by UnitedHealth Group for cause, Mr. Foss will be subject to a restrictive covenant that prohibits him from engaging in certain activities that are in conflict with his duties under the employment agreement, such as conducting business with the customers of UnitedHealth Group, recruiting or hiring the employees of UnitedHealth Group, or rendering services to a competitor of UnitedHealth Group.

Sharon C. Pavlos.  Ms. Pavlos’s employment agreement with UnitedHealth Group is for an initial term of two years and will renew automatically for succeeding one-year terms unless Ms. Pavlos or UnitedHealth Group provide notice of an intention not to renew. Ms. Pavlos will hold the executive level position of Associate Senior Executive Vice President and General Counsel of the surviving entity, the same position that she currently holds with MAMSI. Pursuant to the terms of the employment agreement, Ms. Pavlos’s annual base salary will be $300,000. As additional consideration for entering into the employment agreement, Ms. Pavlos will receive a nonqualified stock option to purchase 50,000 shares of UnitedHealth Group common stock with an exercise price equal to the fair market value of UnitedHealth Group common stock on the date of grant. The shares subject to the option are scheduled to vest and become exercisable based on the continued employment of Ms. Pavlos at a rate of 25% per year commencing on the first anniversary of the grant date. Pursuant to the terms of the employment agreement, Ms. Pavlos will be eligible to participate in UnitedHealth Group’s incentive compensation plans (with a target bonus percentage of 75% of her base salary), to receive additional stock option awards, to participate in UnitedHealth Group’s employee benefit plans, and to receive, upon the first and second anniversaries of the effective date of the employment agreement, a post-merger integration bonus of up to $300,000 per year, each subject to the discretion of UnitedHealth Group.

Severance benefits equal to  1/26 of the sum of Ms. Pavlos’s annualized base salary (less withholding taxes and deductions) plus her target incentive compensation (excluding for such purposes any supplemental merger bonus paid) are payable in bi-weekly installments in the event of the termination of the employment agreement (i) by mutual agreement of the parties, (ii) without cause by UnitedHealth Group, (iii) because of the death or disability of Ms. Pavlos, or (iv) by Ms. Pavlos due to a change in employment, as such term is defined in the employment agreement. Severance benefits will commence on the date of the termination and continue for a period of time equal to the remaining agreement term as of the time of the termination, plus twelve months.

During the term of her employment with UnitedHealth Group, in any period in which she receives severance benefits, and for twelve months after a termination of the employment agreement by Ms. Pavlos or by UnitedHealth Group for cause, Ms. Pavlos will be subject to a restrictive covenant that prohibits her from engaging in certain activities that are in conflict with her duties under the employment agreement, such as conducting business with the customers of UnitedHealth Group, recruiting or hiring the employees of UnitedHealth Group, or rendering services to a competitor of UnitedHealth Group.

Other Employment Agreements and Employees

The merger agreement provides that MAMSI will use its best efforts to procure the agreement of approximately 35 additional employees, of whom five are executive officers of MAMSI, to enter into employment agreements with UnitedHealth Group to be effective upon the completion of the merger. The 35 employees consisted of the operational and functional leaders of MAMSI. In general, the employment agreements will provide for, among other things, base salary, incentive compensation, stock option awards, employee benefits and severance benefits and will subject such employees to a restrictive covenant. As of December 9, 2003, 30 employees had entered into employment agreements with UnitedHealth Group. With regards to all MAMSI employees, pursuant to the merger agreement UnitedHealth Group has agreed to honor bonus payments for MAMSI’s 2003 fiscal year and to provide benefits to such employees that are comparable in the aggregate to those provided to similarly situated employees of UnitedHealth Group and to recognize such employees’ service with MAMSI for purposes of the employee benefit plans of UnitedHealth Group.

Change in Control Benefits

MAMSI has entered into employment agreements with Dr. Groban, Mr. Barbera, Mr. Foss and Ms. Pavlos, each referred to as an executive, effective as of January 1, 2001, with a term expiring on December 31, 2003. In October 2003, new agreements were entered into, effective January 1, 2004. Such agreements provide for certain benefits to the executives upon a change in control of MAMSI, regardless of whether the executive remains employed after the change in control. The merger will be regarded as a change in control under the MAMSI employment agreements, and UnitedHealth Group has agreed to assume MAMSI’s obligation to provide such benefits upon the completion of the merger.

Pursuant to the MAMSI employment agreements, upon completion of the merger, each executive is entitled to a single lump sum cash payment of an amount equal to two times the sum of (i) the executive’s current base salary, and in the case of Dr. Groban, his Chairman’s fee; (ii) the maximum performance bonus that the executive could have earned for the year in which the change in control occurs (50% of the executive’s then-current base salary) had he or she been employed until the end of the year regardless of whether he or she receives a performance bonus that year; and (iii) the maximum annual senior management bonus the executive could have earned had he or she been employed until the end of the year regardless of whether he or she receives a senior management bonus that year. In addition, each executive will receive the increased value of the executive’s fully vested retirement benefit (such increase primarily due to an additional tenure credit of 24 months due to the change in control) and tax gross up thereon in cash, if applicable. This payment to executives is referred to as a CIC Payment. Each executive is also entitled to receive an amount necessary to compensate him or her for any excise taxes imposed for the CIC Payment under Section 4999 of the Internal Revenue Code and any income or other payroll taxes imposed as a result of the gross up payment.

The MAMSI employment agreements also provide that, at or prior to the completion of the merger, MAMSI will, at the election of the executive, either purchase for the executive an annuity based on the executive’s fully vested retirement benefit and tax gross up thereon or pay the executive the equivalent amount in cash. Each of the executives has elected to receive the equivalent cash payment. This payment to executives is referred to as a change in control supplemental executive retirement plan payment (a “CIC SERP Payment”).

The following table sets forth an estimate of the value of the change in control benefits to which the executives are entitled upon completion of the merger, assuming a closing date of February 1, 2004, exclusive of any additional payments to indemnify the executives for excise taxes that may be due under Section 4999 of the Internal Revenue Code.

	Groban	Barbera	Foss	Pavlos
CIC Payment	$3,933,786	$3,733,786	$2,794,544	$1,719,506
CIC SERP Payment[1]	$4,731,192	$4,651,016	$3,287,727	$1,483,269

Total	$8,664,978	$8,384,802	$6,082,271	$3,202,775

[1]	Reflects the lump sum present value of the CIC SERP Payment, and related income tax gross up payments payable upon the completion of the merger and does not reflect bonus amounts to be paid on the anniversaries of the completion of the merger.

Stock Options

In addition, in connection with the merger, all MAMSI stock options granted to each executive will immediately vest and become exercisable in accordance with MAMSI’s stock option plans. During the thirty (30) day period prior to the completion of the merger, each holder of outstanding MAMSI stock options (whether or not then vested or exercisable by its terms) will have the opportunity to exercise his or her options upon payment of the exercise price in accordance with the terms of the applicable MAMSI stock option plan, or, at the option of MAMSI, on a net “cashless exercise” basis upon delivery to MAMSI of an exercise agreement in a form mutually acceptable to UnitedHealth Group and MAMSI. Except for vested options being exercised in accordance with the terms of the applicable MAMSI stock option plan, such option exercises shall be deemed effective as of, and conditioned upon, the completion of the merger. All outstanding MAMSI stock options which are not exercised prior to the completion of the merger will be cancelled upon the completion of the merger and no consideration will be paid for such options.

The following table summarizes the estimated amounts that would become payable to each of MAMSI’s executive officers and directors in connection with the exercise of vested stock options and accelerated stock options resulting from the merger. For purposes of the following table, the dollar values have been calculated using the fair market value of UnitedHealth Group common stock as of             , 2003, the most recent practicable date prior to the mailing of this proxy statement/prospectus, as well as the “equivalent stock price plus cash” of shares of MAMSI common stock on such date.

	Vested Stock Options (# of shares)	Value of Vested Stock Options	Accelerated Stock Options (# of shares)	Value of Accelerated Stock Options
Executive Officers
Thomas P. Barbera*	895,750	$		$
Robert E. Foss*	691,000	$		$
Mark D. Groban, M.D.*	842,750	$		$
Sharon C. Pavlos*	345,000	$		$
All other executive officers (5 people)	165,750		$231,000	$

Directors
Howard M. Arnold	5,000	$		$
Francis C. Bruno, M.D.	27,500	$		$
Raymond H. Cypess, D.V.M., Ph.D.	10,000	$		$
John W. Dillon	8,000	$		$
Charles H. Epps, Jr., M.D.	10,000	$		$
Edward J. Muhl	15,000	$		$
Janet L. Norwood	20,000	$		$
John A. Paganelli	20,000	$		$
Ivan R. Sabel	15,000	$		$
James A. Wild	8,000	$		$

*	Pursuant to the terms of the existing employment agreements between MAMSI and each of Dr. Groban, Mr. Barbera, Mr. Foss and Ms. Pavlos, each executive is entitled to receive an option grant on January 1, 2004, with an exercise price equal to the fair market value of MAMSI common stock on the date of grant, for an amount of shares determined by the board of directors of MAMSI, subject to a minimum number of shares under each such option as provided in their employment agreements. If MAMSI’s Board of Directors were to apply the same option award determination formula for these grants of options as it did for option grants made for 2002 and 2003, the aggregate number of shares subject to such options could be up to approximately 1,100,000, which is also the total number of shares still left available for options grants under the MAMSI Stock Plans. While it is expected that the historical option award formula will be applied to options granted in 2004, and that the maximum number of shares subject to options will be awarded, such awards remain subject to further board action by MAMSI. Pursuant to the terms of the merger agreement, MAMSI must receive the prior written consent of UnitedHealth Group prior to granting such options. UnitedHealth Group has indicated that it expects to approve grants of options to these individuals in the indicated aggregate amount. Any such grants of options will vest 50% at the time of grant with the balance vesting upon completion of the merger. The value of such options, if any, to the individuals cannot now be determined. If these options are granted and exercised, the assets available upon termination of the SCT to satisfy MAMSI’s obligations under its employee benefit plans under the terms of the trust will be correspondingly reduced. See “Structure of the Merger, Conversion of MAMSI Common Stock and Termination of the Stock Compensation Trust.”

Indemnification and Insurance

The merger agreement provides that MU Acquisition LLC will, without further action upon effectiveness of the merger, assume and maintain all rights to indemnification and exculpation provided in the MAMSI certificate of incorporation and bylaws, and such rights will continue in full force and effect following completion of the merger. UnitedHealth Group agreed to indemnify and hold harmless, and provide advancement of expenses to directors, officers and employees of MAMSI to the same extent such persons were indemnified or had the right to advancement of expenses on the date of the merger agreement by MAMSI pursuant to MAMSI’s certificate of incorporation or bylaws.

The merger agreement provides that, for six years after completion of the merger, UnitedHealth Group will maintain MAMSI’s policies of directors’ and officers’ liability insurance or substitute comparable policies.

MAMSI Common Stock Ownership

The following table sets forth, as of October 24, 2003, information regarding the beneficial ownership of MAMSI common stock by MAMSI’s directors and certain executive officers, by all directors and executive officers of MAMSI as a group, and by each person known by MAMSI to be the beneficial owner of 5% or more of the outstanding common stock of MAMSI. The address of all of the persons named or identified below except entities affiliated with Barclays Global Investors, NA is c/o Mid Atlantic Medical Services, Inc., 4 Taft Court, Rockville, Maryland 20850.

Name	Shares Beneficially Owned(1)		Percent of Common Stock Outstanding
Howard M. Arnold	6,046	(2)	*	*
Thomas P. Barbera	786,150	(3)	1.65%
Francis C. Bruno, M.D.	70,232	(4)	*	*
Raymond H. Cypess, D.V.M., Ph.D.	10,000	(5)	*	*
John W. Dillon	8,000	(6)	*	*
Charles H. Epps, Jr., M.D.	10,000	(7)	*	*
Robert E. Foss	596,400	(8)	1.25%
Mark D. Groban, M.D.	753,296	(9)	1.58%
Edward J. Muhl	15,000	(10)	*	*
Janet L. Norwood	20,000	(11)	*	*
John A. Paganelli	20,000	(12)	*	*
Sharon C. Pavlos	265,000	(13)	*	*
Ivan R. Sabel	15,000	(14)	*	*
James A. Wild	10,338	(15)	*	*

All current directors and executive officers as a group (19 persons)	2,767,469	(16)	5.79%

Entities affiliated with Barclays Global Investors, NA 45 Freemont Street San Francisco, CA 94105	4,674,813	(17)	9.79%

**	Represents less than 1% of the outstanding shares.

(1)	This number includes shares of common stock over which the director or officer has voting power under the Amended and Restated Mid Atlantic Medical Services, Inc. Stock Compensation Trust Agreement, referred to as the trust. Under the trust, each of the persons who holds an option granted under MAMSI’s stock option plans has the right to vote an equal number of shares of the common stock held in the trust. As the trust held 8,277,239 shares of common stock on October 24, 2003 and there were 1,369 option holders under MAMSI’s stock option plans as of such date, each option holder has the right to vote shares of common stock held by the trust. Shares for which the trustee of the trust does not receive voting instructions will be voted by the trustee of the trust for, against, abstain or withheld in the same proportions as those shares of common stock for which the trustee does receive voting instructions. As the number of shares held by the trust that each option holder has the right to vote (6,046 shares) is more than the number of presently exercisable options held by Mr. Arnold, the beneficial ownership for all of the other individuals listed did not increase as a result of the trust.

(2)	Represents 6,046 shares that the individual has the right to direct the voting of under the trust.

(3)	Includes presently exercisable options to purchase 783,250 shares of common stock.

(4)	Includes 2,306 shares of common stock held by his spouse and presently exercisable options to purchase 27,500 shares of common stock.

(5)	Represents presently exercisable options to purchase 10,000 shares of common stock.

(6)	Represents presently exercisable options to purchase 8,000 shares of common stock.

(7)	Represents presently exercisable options to purchase 10,000 shares of common stock.

(8)	Includes presently exercisable options to purchase 596,000 shares of common stock.

(9)	Includes presently exercisable options to purchase 730,250 shares of common stock, 500 shares of common stock held by his spouse and 20,000 shares of common stock held by a family partnership.

(10)	Represents presently exercisable options to purchase 15,000 shares of common stock.

(11)	Represents presently exercisable options to purchase 20,000 shares of common stock.

(12)	Represents presently exercisable options to purchase 20,000 shares of common stock.

(13)	Represents presently exercisable options to purchase 265,000 shares of common stock.

(14)	Represents presently exercisable options to purchase 15,000 shares of common stock.

(15)	Includes presently exercisable options to purchase 8,000 shares of common stock.

(16)	This number also includes 2,906 shares of common stock held by the spouses and children of executive officers, 616 shares of common stock held in the Company’s 401(k) Plan, 4,410 shares of common stock held in individual retirement accounts and presently exercisable options to purchase 2,678,750 shares of common stock.

(17)	Represents 4,154,556 shares held by Barclays Global Investors, NA, referred to as BGI, 426,794 shares held by Barclays Global Fund Advisors, referred to as BGFA, and 93,463 shares held by Barclays Global Investors, Ltd., referred to as BGIL. BGI, BGFA and BGIL report that they have sole voting power and dispositive power with respect to 3,454,453, 426,794 and 93,463 shares, respectively. This information is based on a Schedule 13G dated August 11, 2003.

Regulatory Matters

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which prevents certain acquisitions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods are terminated or expire. UnitedHealth Group filed its HSR Act notification form on November 3, 2003 and subsequently voluntarily withdrew such filing to allow additional time for the Antitrust Division of the Department of Justice to review the proposed transaction. UnitedHealth Group refiled its HSR Act notification form on December 5, 2003 and expects the applicable waiting periods to expire at 11:59 p.m. Eastern Time on January 4, 2004, unless extended by a second request for information. If the waiting period under the Hart-Scott-Rodino Act expires or is terminated, the parties may close the merger at any time within one year from the termination of the waiting period without having to file updated materials with the Department of Justice or Federal Trade Commission.

At any time before or after completion of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the merger, notwithstanding expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, MAMSI and UnitedHealth Group will prevail.

Pursuant to the Maryland, North Carolina and Pennsylvania insurance laws, and in order to consummate the merger, the Maryland, North Carolina and Pennsylvania Commissioners of Insurance must each approve the change of control of MAMSI. To accomplish this, UnitedHealth Group must file a Form A, as required by the insurance laws and regulations of each state, including completion of any applicable public hearing process. In addition, the parties must file pre-notification forms in certain states in which MAMSI and its subsidiaries conduct business regarding the potential competitive impact. There can be no assurance that any of these local authorities will grant the necessary approvals or consents in order for the merger to be completed.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of material U.S. federal income tax consequences of the merger generally applicable to holders of MAMSI common stock that, in the merger, exchange their MAMSI common stock for UnitedHealth Group common stock and cash. The following discussion is based on and subject to the Internal Revenue Code, the regulations promulgated under the Internal Revenue Code, and existing administrative rulings and court decisions, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only those MAMSI stockholders that hold their shares of MAMSI common stock as a capital asset. In addition, this discussion does not address all the U.S. federal income tax consequences that may be relevant to MAMSI stockholders in light of their particular circumstances or the U.S. federal income tax consequences to MAMSI stockholders that are subject to special rules, such as, without limitation:

•	partnerships, subchapter S corporations and other pass-through entities;

•	foreign persons and entities;

•	banks, thrifts, mutual funds and other financial institutions;

•	tax-exempt organizations and pension funds;

•	insurance companies;

•	dealers or traders in securities;

•	the MAMSI Stock Compensation Trust;

•	MAMSI stockholders who received their MAMSI common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	MAMSI stockholders whose shares are qualified small business stock for purposes of section 1202 of the Internal Revenue Code;

•	MAMSI stockholders who may be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	MAMSI stockholders whose functional currency is not the United States dollar; and

•	MAMSI stockholders who hold MAMSI common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

Furthermore, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger.

Exchange of MAMSI Common Stock for UnitedHealth Group Common Stock and Cash.     Dewey Ballantine LLP and Weil, Gotshal & Manges LLP have provided opinions to MAMSI and UnitedHealth Group, respectively, to the effect that, for U.S. federal income tax purposes, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions have been filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Each party’s obligation to consummate the merger is conditioned upon its receipt of a second tax opinion from its respective counsel, dated as of the date of the merger, to the same effect. These conditions are each waivable by the party who is to receive such additional tax opinion. Both of the opinions of Dewey Ballantine LLP and both of the opinions of Weil, Gotshal & Manges LLP rely, or in the case of the additional opinions will rely, on customary assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with this joint proxy statement/prospectus and the merger agreement. The opinions also rely, or in the case of the additional opinions will rely, on representations and covenants contained in officer’s certificates of MAMSI, UnitedHealth Group and MU Acquisition, LLC. If any of the assumptions, representations or covenants upon which the opinions are based are inaccurate, the opinions cannot be relied upon, and the U.S. federal income tax consequences of the merger could be adversely affected. In addition, these opinions are not binding on the Internal Revenue Service or the courts, and neither MAMSI nor UnitedHealth Group intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the merger. Consequently, there can be no certainty that the Internal Revenue Service will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

Assuming that the merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences to a MAMSI stockholder of the exchange of MAMSI common stock for UnitedHealth Group common stock and cash pursuant to the merger generally will be as follows:

•	A MAMSI stockholder will realize gain equal to the excess, if any, of the fair market value of the UnitedHealth Group common stock and the amount of cash received over that stockholder’s adjusted tax basis in the MAMSI common stock exchanged by the stockholder in the merger, but will recognize any such gain only to the extent of cash received in the merger (excluding cash received instead of fractional shares, which will be taxed as described below). For this purpose, a MAMSI stockholder must calculate gain or loss separately for each identifiable block of MAMSI common stock exchanged by the stockholder in the merger, and the MAMSI stockholder may not offset a loss realized on one block of its MAMSI common stock against a gain recognized on another block of its MAMSI common stock.

•	A MAMSI stockholder will not be permitted to recognize any loss realized in the merger (except possibly in connection with cash received instead of a fractional share, as discussed below).

•	The gain recognized by a MAMSI stockholder in the merger generally will constitute capital gain, unless, as discussed below, the stockholder’s receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the stockholder’s gain will be treated as ordinary dividend income to the extent of the stockholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes.

•	Any capital gain recognized by a MAMSI stockholder generally will constitute long-term capital gain if the stockholder’s holding period for the MAMSI common stock exchanged in the merger is more than one year as of the date of the merger.

•	The aggregate tax basis of the shares of UnitedHealth Group common stock received by a MAMSI stockholder (including, for this purpose, any fractional share of UnitedHealth Group common stock for which cash is received) in exchange for MAMSI common stock in the merger will be the same as the aggregate tax basis of the stockholder’s MAMSI common stock, decreased by the amount of cash received by the stockholder in the merger (excluding any cash received instead of a fractional share) and increased by the amount of gain recognized by the stockholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received instead of a fractional share).

•	The holding period of the shares of UnitedHealth Group common stock received by a MAMSI stockholder in the merger will include the holding period of the stockholder’s MAMSI common stock.

Possible Treatment of Cash as a Dividend.    In general, the determination of whether gain recognized by a MAMSI stockholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the MAMSI stockholder’s deemed percentage stock ownership interest in UnitedHealth Group. For purposes of this determination, a MAMSI stockholder will be treated as if the stockholder first exchanged all of its MAMSI common stock solely for UnitedHealth Group common stock (instead of the combination of UnitedHealth Group common stock and cash actually received) and then UnitedHealth Group immediately redeemed a portion of that UnitedHealth Group common stock in exchange for the cash the stockholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the MAMSI stockholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a MAMSI stockholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a MAMSI stockholder will depend on the stockholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the MAMSI stockholder’s deemed percentage stock ownership of UnitedHealth Group common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of UnitedHealth Group that the MAMSI stockholder is deemed actually and constructively to have owned immediately before the deemed redemption by UnitedHealth Group and (2) the percentage of the outstanding voting stock of UnitedHealth Group actually and constructively owned by the stockholder immediately after the deemed redemption by UnitedHealth Group. In applying the foregoing tests, a stockholder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the stockholder, including stock owned by other persons and stock subject to an option held by such stockholder or by other persons. Because the constructive ownership rules are complex, each MAMSI stockholder should consult its own tax advisor as to the applicability of these rules. The IRS has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that stockholder has any reduction in its percentage stock ownership under the foregoing analysis.

Cash Received Instead of a Fractional Share.    A MAMSI stockholder that receives cash instead of a fractional share of UnitedHealth Group common stock in the merger generally will recognize capital gain or loss based on the difference between the amount of the cash instead of a fractional share received by the stockholder and the stockholder’s basis in the fractional share.

Backup Withholding.    Backup withholding at the applicable rate (currently 28%) may apply with respect to certain payments, including cash received in the merger, unless a MAMSI stockholder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A MAMSI stockholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, provided the stockholder furnishes certain required information to the IRS.

Record Keeping.    A MAMSI stockholder will be required to retain records pertaining to the merger and will be required to file with such MAMSI stockholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

This discussion is not intended to be, and should not be construed to be, legal or tax advice to any particular MAMSI stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular MAMSI stockholder will depend on that stockholder’s particular situation. MAMSI stockholders should consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

Accounting Treatment

UnitedHealth Group intends to account for the merger under the purchase method of accounting for business combinations.

Dissenters’ or Appraisal Rights

You will be entitled to exercise appraisal rights as a result of the merger. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. Under these requirements, you must notify MAMSI of your intent to exercise your appraisal rights before the vote to adopt the merger agreement. See “Appraisal Rights for MAMSI Stockholders” beginning on page     .

Restrictions on Sale of Shares by Affiliates of MAMSI and UnitedHealth Group

The shares of UnitedHealth Group common stock to be received by MAMSI’s stockholders in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of UnitedHealth Group common stock issued to any person who is deemed to be an affiliate of either MAMSI or UnitedHealth Group at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of MAMSI or UnitedHealth Group and may include the executive officers and directors, as well as the principal stockholders, of both companies. Affiliates may not sell their shares of UnitedHealth Group common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	in accordance with paragraph (d) of Rule 145 under the Securities Act; or

•	an opinion of counsel or under a “no action” letter from the Securities and Exchange Commission that such sale will not violate or is otherwise exempt from registration under the Securities Act.

The merger agreement requires MAMSI to use its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell or otherwise dispose of any of the shares of UnitedHealth Group common stock issued to such person in or pursuant to the merger except in compliance with the Securities Act and the rules and regulations promulgated by the SEC thereunder. UnitedHealth Group’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, may not be used in connection with the resale of shares of UnitedHealth Group common stock received in the merger by affiliates.

Stock Market Listing

An application will be filed for listing the shares of UnitedHealth Group common stock to be issued in the merger on the New York Stock Exchange. If the merger is completed, MAMSI common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act.

THE MERGER AGREEMENT

The following is a summary of selected aspects of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement/prospectus as Annex A and made part hereof. UnitedHealth Group and MAMSI urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information that is important to you.

Structure of the Merger, Conversion of MAMSI Common Stock and Termination of the Stock Compensation Trust

In accordance with the merger agreement and Delaware law, MAMSI will merge with and into MU Acquisition LLC, a newly formed, wholly owned subsidiary of UnitedHealth Group. As a result of the merger, the separate corporate existence of MAMSI will cease, and MU Acquisition LLC will survive as a wholly owned subsidiary of UnitedHealth Group and will change its name, following the merger, to MAMSI.

Upon completion of the merger, each outstanding share of MAMSI common stock, other than shares held by MAMSI as treasury stock, or subsidiaries of MAMSI or by holders who perfect appraisal rights under Delaware law, will be canceled and converted into 0.82 shares of common stock of UnitedHealth Group and $18.00 in cash. The cash component of the merger consideration could be decreased and the stock component could be increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as explained under the caption “ – Tax Adjustment” beginning on page      of this proxy statement/prospectus.

The cash payment and the number of shares of UnitedHealth Group common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend, recapitalization or similar event with respect to UnitedHealth Group common stock or MAMSI common stock effected between the date of the merger agreement and the completion of the merger.

No fractional shares of UnitedHealth Group common stock will be issued in connection with the merger. Instead, you will receive an amount of cash (rounded to the nearest whole cent) in lieu of a fraction of a share of UnitedHealth Group common stock equal to the product of such fraction multiplied by the closing price for a share of UnitedHealth Group common stock on the New York Stock Exchange on the effective date of the merger or, if such date is not a trading day, the last full day of trading prior to the effective date of the merger.

During a thirty-day period prior to the effective time of the merger, each holder of an outstanding option to purchase a share of MAMSI common stock, whether or not then vested or exercisable by its terms, will have the opportunity to exercise such stock options upon payment of the exercise price in accordance with the terms of the applicable MAMSI stock plan, or, at the option of MAMSI, on a “net cashless exercise” basis upon delivery to MAMSI of an exercise agreement. Except for vested options being exercised in accordance with the terms of the applicable MAMSI stock plan, such option exercises will be deemed effective as of, and conditioned upon, the effectiveness of the merger. Shares of MAMSI common stock with a value equal to the exercise price of stock options being exercised on a “net cashless exercise” basis will be delivered by the Stock Compensation Trust to MAMSI and will be treated as treasury stock. Each outstanding option to purchase a share of MAMSI common stock that is not exercised prior to the effectiveness of the merger will be cancelled upon the effectiveness of the merger and no consideration will be paid for the shares underlying that option.

Pursuant to the terms of the merger agreement and the Stock Compensation Trust, shares of MAMSI common stock issued upon the exercise of options will be issued from the Stock Compensation Trust. Upon completion of the merger, MAMSI’s Stock Compensation Trust will terminate and, after repayment by the trust of a loan made to the trust by MAMSI and settlement of all outstanding options that were exercised, the proceeds of the trust will be applied and distributed to satisfy MAMSI’s obligations under its employee benefit plans pursuant to the terms of the trust. In October 2003, MAMSI amended the trust to add various broad-based employee benefit plans to the list of plans to which MAMSI may apply trust proceeds in satisfaction of its obligations under such plans.

Closing and Effective Time

The closing of the merger will take place at 10:00 a.m. on a date that shall be no later than the second business day after satisfaction or waiver of all closing conditions, unless the parties agree in writing to another date. The merger will become effective at the time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time as UnitedHealth Group and MAMSI agree and specify in the certificate of merger.

Tax Adjustment

In order to maintain the intended U.S. federal income tax treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, the parties have agreed that the value of the UnitedHealth Group shares of common stock to be issued in the merger to specified MAMSI stockholders (i.e., all MAMSI stockholders other than the Stock Compensation Trust and those who acquire their shares of MAMSI common stock from the Stock Compensation Trust or from MAMSI after October 26, 2003) will be at least 45% of the value of the total consideration to be delivered to those MAMSI stockholders in connection with the merger, which, for this purpose includes amounts paid in lieu of fractional shares and amounts paid to dissenters. If, on the closing date, the aggregate value of the total UnitedHealth Group shares of common stock to be delivered to specified MAMSI stockholders is less than 45% of the value of the total consideration to be delivered to those MAMSI stockholders in connection with the merger, then the merger consideration will be adjusted by increasing the value of the stock consideration and decreasing the value of the cash consideration by the same amount so that the shares of UnitedHealth Group common stock to be issued in the merger to specified MAMSI stockholders will constitute 45% of the value of the total consideration to be delivered to those MAMSI stockholders in connection with the merger and the total value of the merger consideration will remain the same as before any adjustments.

Surrender of MAMSI Stock Certificates

As soon as practicable after the effective time of the merger, The Bank of New York, the exchange agent for the merger, will mail to each record holder of MAMSI common stock a transmittal letter that will detail the procedures for record holders to exchange MAMSI common stock certificates for UnitedHealth Group common stock certificates and the cash payment including cash in lieu fractional shares. Transmittal letters will also be available following completion of the merger at the offices of the exchange agent at One Wall Street, New York, New York 10286. Additionally, after the effective time of the merger, holders of MAMSI common stock certificates can exchange their stock certificates for certificates evidencing UnitedHealth Group common stock and the cash payment at the offices of the exchange agent. Do not surrender your certificate before the effective time of the merger and do not send them in with your proxy. After the effective time of the merger, transfers of MAMSI common stock will not be registered on MAMSI stock transfer books.

Dividends

You will be entitled to receive dividends or other distributions on UnitedHealth Group common stock with a record date after the merger is completed, but only after you have surrendered your MAMSI stock certificates. If there is any dividend or other distribution on UnitedHealth Group common stock with a record date after the merger, you will receive the dividend or distribution promptly after the later of the date that your UnitedHealth Group shares are issued to you in exchange for your MAMSI certificates or the date the dividend or other distribution is paid to all UnitedHealth Group shareholders.

Representations and Warranties

MAMSI, UnitedHealth Group and MU Acquisition LLC each made a number of representations and warranties in the merger agreement regarding their authority to enter into the merger agreement and to complete the other transactions contemplated by the merger agreement, and with regard to aspects of business, financial condition, structure and other facts pertinent to the merger. The representations and warranties will not survive after the merger has been completed, except in the case of a willful breach.

The representations and warranties given by MAMSI cover the following topics as they relate to MAMSI and its subsidiaries:

1.	organization, qualification, and power to do business;

2.	ownership of subsidiaries;

3.	capitalization;

4.	conflicts between the merger agreement and MAMSI’s charter documents, certain contracts, or applicable law;

5.	required filings and consents;

6.	filings and reports with the Securities and Exchange Commission;

7.	undisclosed liabilities;

8.	information supplied by MAMSI in this proxy statement/prospectus and the related registration statement of UnitedHealth Group;

9.	changes in business since December 31, 2002;

10.	litigation;

11.	matters relating to material contracts;

12.	compliance with applicable laws;

13.	employee benefit plans;

14.	taxes;

15.	investment bankers, finders or brokers engaged in connection with the merger;

16.	opinions of financial advisors;

17.	statutory financial statements;

18.	financial reserves reported in filings with the Securities and Exchange Commission and state regulatory agencies; and

19.	certain matters relating to MAMSI’s amended and restated Stock Compensation Trust.

Certain aspects of the representations and warranties covering the topics set forth in 1, 4-5, 7 and 9-13 above are qualified by the concept of material adverse effect, which is discussed under “—Concept of Material Adverse Effect” on page 81.

The representations given by UnitedHealth Group and MU Acquisition LLC cover the following topics as they relate to UnitedHealth Group, MU Acquisition LLC and UnitedHealth Group’s other subsidiaries:

1.	organization, qualification and power to do business;

2.	capitalization;

3.	conflicts between the merger agreement and UnitedHealth Group’s charter documents, certain contracts or applicable law;

4.	required filings and consents

5.	filings and reports with the Securities and Exchange Commission;

6.	undisclosed liabilities;

7.	information supplied by UnitedHealth Group and MU Acquisition LLC in this proxy statement/prospectus and the related registration statement of UnitedHealth Group;

8.	changes in business since December 31, 2002;

9.	litigation;

10.	compliance with applicable laws;

11.	no previous business activities involving MU Acquisition LLC;

12.	no approval by UnitedHealth Group shareholders is necessary for the merger; and

13.	tax matters with respect to the reorganization treatment of the merger and MU Acquisition LLC.

Certain aspects of the representations and warranties covering the topics set forth in 1, 3-4, 6 and 8-10 above are qualified by the concept of material adverse effect, which is discussed under “—Concept of Material Adverse Effect” on page 81.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the headings “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

Concept of Material Adverse Effect

Many of the representations and warranties contained in the merger agreement are qualified by the concept of “material adverse effect.” This concept also applies to some of the covenants and conditions to the merger described under “—Conditions to the Merger” below, as well as to termination of the merger agreement for breaches of representations and warranties as described under “—Termination of the Merger Agreement.” For purposes of the merger agreement, the concept of material adverse effect means any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of MAMSI or UnitedHealth Group, as the case may be, taken as a whole with their respective subsidiaries, excluding any change, effect, event, occurrence or state of facts relating to:

•	the economy or the financial markets in general;

•	the industry in which the applicable company and its subsidiaries operate in general and not specifically relating to the applicable company and its subsidiaries;

•	the announcement of the merger agreement, the merger or the identity of the parties to the merger agreement;

•	any action by MAMSI that is prohibited by the merger agreement to which UnitedHealth does not consent;

•	changes in applicable laws or regulations after the date of the merger agreement; or

•	changes in generally accepted accounting principles or regulatory accounting principles after the date of the merger agreement.

MAMSI’s Conduct of Business Before Completion of the Merger

MAMSI agreed that, until termination of the merger agreement or the completion of the merger, MAMSI and its subsidiaries will operate their businesses in the ordinary course of business consistent with past practices, will comply with applicable laws and will use reasonable efforts to preserve current business organizations, keep available the services of current officers, employees and consultants and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with MAMSI or any of its subsidiaries. MAMSI also agreed that, until the completion of the merger or unless expressly contemplated by the merger agreement or UnitedHealth Group consents in writing, MAMSI and its subsidiaries will conduct their businesses in compliance with specific restrictions relating to the following:

•	the declaration of dividends or other distributions; the split, combination or reclassification of capital stock; or the purchase, redemption or acquisition of MAMSI capital stock;

•	the issuance, sale, delivery, grant or encumbrance of securities or any options, other than pursuant to outstanding options or grants to recent employees;

•	the amendment of MAMSI’s or its subsidiaries’ certificate of incorporation or by-laws;

•	the acquisition of any business, equity interest or assets in excess of a specified amount;

•	the sale, encumbrance or disposition of property or assets in excess of a specified amount, other than (i) permitted liens, (ii) obsolete property or assets and/or (iii) in the ordinary course of business;

•	unbudgeted capital expenditures involving the purchase of real property or in excess of a specified amount;

•	the repurchase or prepayment of any indebtedness (except as required by the terms of such indebtedness) or the incurrence or guarantee of any indebtedness or the issuance of any debt securities, other than (i) loans to physicians up to a specified amount, (ii) certain working capital advances to providers, and (iii) in MAMSI or any of its subsidiaries;

•	the payment, discharge or settlement of obligations exceeding a specified amount (other than in the ordinary course of business) or involving a material limitation on MAMSI’s or any of its subsidiaries conduct of business or the waiver or release of any right of MAMSI or its subsidiaries with a value exceeding a specified amount;

•	the entering into, modification or termination of material contracts, if doing so would have a material adverse affect on MAMSI or impair its ability to perform its obligations under the merger agreement or impair the transactions contemplated by the merger agreement, or any contract which involves MAMSI incurring a liability exceeding a specified amount and which is not terminable without penalty upon one year or less notice (other than contracts or amendments entered into in the ordinary course of business with MAMSI’s customers or providers) or contracts whereby MAMSI or its subsidiaries grants intellectual property rights or contracts restricting MAMSI’s or its subsidiaries’ ability to compete;

•	the entering into any material contract if the completion of the transactions contemplated by, or compliance with, the merger agreement would reasonably be expected to conflict with or result in a violation, breach or default of such contract or result in the creation of liens or termination, cancellation or acceleration of an obligation or loss of benefit under such contract or otherwise give rise to any increased, additional, accelerated or guaranteed right of entitlement to a third party or materially alter any provision of such contract;

•	the increase of compensation or fringe benefits or the payment of benefits not provided under a benefit plan to officers, directors, employees or consultants except in the ordinary course of business, or the grant of awards under benefits plans other than as required by law, any contract or existing benefit plans (or in the ordinary course of business to certain recent employees) or taking certain actions affecting payments under, obligations regarding, or contributions to, benefits plans or the entering into, altering or termination of any existing benefit plan for the benefit of any director, officer, employee or consultant, other than as required by law or by any tax qualification requirement;

•	the adoption or entering into any collective bargaining agreement or labor contract;

•	the use of reasonable efforts to maintain existing insurance policies;

•	changes in fiscal year, revaluation of material assets or changes in accounting methods; or

•	the making of any material tax election, settlement of material tax liabilities or agreement to extend the statute of limitations with respect to any material taxes.

The agreements related to the conduct of MAMSI’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the heading “Covenants Relating to Conduct of Business.”

UnitedHealth Group has agreed that, until termination of the merger agreement or completion of the merger, it will not (i) amend its articles or bylaws in a manner materially adverse to MAMSI’s stockholders or (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned subsidiary of UnitedHealth Group to its parent company or (B) regular cash dividends paid in the ordinary course of business consistent with past practice.

No Solicitation of Transactions

Until the merger is completed or the merger agreement is terminated, MAMSI has agreed to instruct its officers, directors and employees and any investment bankers, financial advisors, attorneys, accountants and other advisors, agents or representatives to terminate discussions with third parties regarding takeover proposals and request the return or destruction of any confidential information provided in relation to such discussions. MAMSI has also agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by MAMSI or its subsidiaries in connection with the transactions contemplated by the merger agreement to, whether directly or indirectly;

•	solicit, initiate, cause, knowingly encourage or knowingly facilitate, any inquiries or takeover proposals (as described below);

•	participate in discussions or negotiations with, or furnish any information to, a third party in connection with or in furtherance of a takeover proposal.

However, prior to the special meeting, MAMSI may, in response to an unsolicited takeover proposal by a third party and with two business days’ written notice to UnitedHealth Group, furnish information to, pursuant to a confidentiality agreement no less restrictive than the one with UnitedHealth Group, and participate in discussions with, such third party regarding a takeover proposal if:

•	MAMSI’s board of directors determines in good faith that the takeover proposal is, or is reasonably likely to be, a superior proposal (as described below), and

•	MAMSI’s board of directors determines in good faith, after receiving advice from its outside legal counsel, that such action is necessary in order to comply with its fiduciary duties under applicable law.

Additionally, MAMSI’s board of directors is not prohibited from taking and disclosing to MAMSI’s stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act. Furthermore, MAMSI’s board of directors is not prohibited from making any required disclosure to MAMSI stockholders if in the good faith judgment of the board of directors (after consultation with outside counsel), failure to so disclose would be inconsistent with its obligations under applicable law. MAMSI has agreed to provide UnitedHealth Group with notice of any inquiry MAMSI reasonably believes could lead to a takeover proposal, the terms of such inquiry and the identity of the person making such inquiry, and to keep UnitedHealth Group fully informed of the status and details of any such inquiry.

MAMSI’s board of directors may not withdraw or modify, in a manner adverse to UnitedHealth Group, its approval or recommendation of the merger agreement or merger or approve or recommend any takeover proposal or any agreement related to a takeover proposal, unless MAMSI’s board of directors determines in good faith after consultation with outside counsel that it is necessary to do so to comply with its fiduciary duties, so long as MAMSI provides five business days’ written notice of such action, along with copies of any written offer or proposal relating to such takeover proposal.

A takeover proposal is any inquiry, proposal or offer (other than the proposed merger) for the merger, consolidation or other business combination with MAMSI, for the issuance of 20% or more of the equity securities of MAMSI as consideration for the assets or securities of a third party or for the acquisition of 20% or more of the assets or the equity securities, of MAMSI. A superior proposal is a takeover proposal to acquire 50% or more of the outstanding capital stock of MAMSI, or all or substantially all of the assets of MAMSI and its subsidiaries, taken as a whole (i) on terms that the MAMSI board determines, in good faith, with advice from an independent financial advisor and outside legal counsel, to be more favorable to MAMSI’s stockholders from a financial point of view than the terms of the merger with UnitedHealth Group and (ii) which is reasonably likely to be completed.

For purposes of the foregoing, any violation of the restrictions described above by any director, officer or employee of MAMSI or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of MAMSI is deemed to be a breach of the relevant restriction by MAMSI.

Conditions to the Merger

The parties’ respective obligations to complete the merger are subject to the prior satisfaction or waiver of each of the conditions specified in the merger agreement. The following conditions must be satisfied or waived before the completion of the merger:

•	the merger agreement must be adopted by MAMSI’s stockholders;

•	the shares of UnitedHealth Group common stock issuable to MAMSI stockholders must have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange;

•	the waiting period applicable to the merger pursuant to the Hart-Scott-Rodino Act must have expired or been terminated;

•	no judgment, order, action or proceeding by a governmental entity or other entity shall be in effect or threatened preventing the completion of the merger;

•	the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act, and not be the subject of any stop order or pending or threatened proceeding seeking a stop order;

•	specified governmental consents, including State Department of Health and/or Department of Insurance must be obtained without conditions which would reasonably be expected to have a material adverse effect on UnitedHealth Group or MAMSI or materially impair the anticipated long-term benefits of the merger;

•	the parties’ respective representations and warranties in the merger agreement must be true and correct, without giving effect to any qualification as to materiality or material adverse effect, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on such other party, in each case as of the date of the merger agreement and as of the date the merger is to be completed;

•	the parties must perform in all material respects their respective obligations in the merger agreement;

•

there must be no litigation or other action by a governmental entity pending or threatened seeking (i) to prohibit the ownership or operation of MAMSI by UnitedHealth Group, (ii) to impair the ownership or operation of MAMSI by UnitedHealth Group (including by requiring disposal of assets), or (iii) damages, which in the case of (ii) or (iii) would reasonably be expected to have a material adverse effect on UnitedHealth Group or MAMSI or materially impair the anticipated long-term benefits of the merger;

•	there must be no legal restraint in effect which would reasonably be expected to have any of the effects set forth in (i) through (iii) of the above bullet point; and

•	each party shall have received from its respective counsel an opinion to the effect that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement

The merger agreement may be terminated by mutual consent, or by either UnitedHealth Group or MAMSI under any of the following circumstances, at any time before the completion of the merger, as summarized below:

•	if the merger is not completed by July 31, 2004, through no fault of the terminating party;

•	if MAMSI’s stockholders do not adopt the merger agreement at the special meeting;

•	if a governmental judgment, order or restraint prohibiting the merger becomes final and is not appealable;

•	if the other party has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure to perform would give rise to the failure of specified closing conditions and is not cured or curable within 30 days following receipt of notice of the breach; or

•	if any legal restraint having the effect of (i) prohibiting the ownership or operation of MAMSI by UnitedHealth Group, (ii) impairing the ownership of MAMSI by UnitedHealth Group (including by requiring disposal of assets), or (iii) awarding damages, which in the case of (ii) or (iii) would reasonably be expected to have a material adverse effect on UnitedHealth Group or MAMSI or materially impair the anticipated long-term benefits of the merger, shall be in effect and shall have become final and nonappealable.

The merger agreement may also be terminated by UnitedHealth Group within forty-five days of:

•	the date on which MAMSI’s board of directors or any of its committees withdraws or modifies, in a manner adverse to UnitedHealth Group, its recommendation of the merger or the merger agreement to MAMSI’s stockholders, or approves or recommends a takeover proposal other than the merger with UnitedHealth Group; or

•	the failure by MAMSI’s board of directors to, within 3 days of a written request by UnitedHealth Group, publicly confirm its recommendation of the merger and the merger agreement with UnitedHealth Group.

Payment of Fees and Expenses

Except as described below, whether the merger is completed or the merger agreement is terminated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense. The parties will split the costs of preparing and distributing this proxy statement/prospectus and all costs of filing the pre-merger notification and report under the Hart-Scott-Rodino Act.

MAMSI will be required to pay UnitedHealth Group a termination fee of $116,388,089 in the event that the merger agreement is terminated:

•	due to failure to complete the merger by July 31, 2004, and MAMSI commits to a takeover proposal within one year after such termination, provided that MAMSI’s stockholders had not yet voted on the merger agreement (not due to events beyond MAMSI’s control, including a breach of the merger agreement by UnitedHealth Group);

•	due to (i) failure of MAMSI to obtain stockholder adoption of the merger agreement, assuming the board of directors of MAMSI has not withdrawn its recommendation of the merger to MAMSI’s stockholders or failed to publicly confirm such recommendation if requested by UnitedHealth Group, (ii) a takeover proposal was communicated to MAMSI or its stockholders after the date of the merger agreement and (iii) MAMSI commits to a takeover proposal within one year after such termination;

•	due to (i) MAMSI’s willful breach of any of its representations and warranties or willful failure to perform in any material way any of its covenants that would give rise to the failure of specified closing conditions, (ii) such breach or failure to perform is not cured or curable within 30 days following receipt of notice, (iii) a takeover proposal was communicated to MAMSI or its stockholders after the date of the merger agreement and (iv) MAMSI commits to a takeover proposal within one year after such termination;

•	by UnitedHealth Group within 45 days after MAMSI’s board of directors or any of its committees withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to UnitedHealth Group, its recommendation of the merger to MAMSI’s stockholders, or approves or recommends, or proposes publicly to approve or recommend, a takeover proposal other than the merger with UnitedHealth Group; or

•	by UnitedHealth Group within 45 days after MAMSI’s board of directors fails to, within 3 days of written request by UnitedHealth Group, publicly confirm its recommendation of the merger with UnitedHealth Group.

Failure to pay the termination fee promptly will require MAMSI to pay UnitedHealth Group’s expenses in obtaining a judgment against MAMSI as well as interest on the payments due at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

The merger agreement does not provide any circumstances under which UnitedHealth Group will be required to pay MAMSI a termination fee.

Amendments, Extension and Waivers

The merger agreement may be amended by action of the board of directors of each of the parties at any time before or after the special meeting, provided that any amendment made after the special meeting that would otherwise require stockholder approval under applicable law must be submitted to the stockholders of MAMSI. All amendments to the merger agreement must be in a writing signed by each party. At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement; and

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

APPRAISAL RIGHTS FOR MAMSI STOCKHOLDERS

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your MAMSI common stock, as determined by the Court of Chancery of the State of Delaware. MAMSI stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. MAMSI will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement/prospectus as Annex C.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes MAMSI’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

1.  You must deliver to MAMSI a written demand for appraisal of your shares before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

2.  You must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions, and the merger is completed, you will be entitled to receive the shares of UnitedHealth Group common stock and cash payment for your shares of MAMSI common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of MAMSI common stock.

All demands for appraisal should be addressed to Mid Atlantic Medical Services, Inc., General Counsel, 4 Taft Court, Rockville, Maryland 20850, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of MAMSI common stock. The demand must reasonably inform MAMSI of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of MAMSI common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of MAMSI common stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each MAMSI stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the shares of UnitedHealth Group common stock and cash payment specified by the merger agreement for his or her shares of MAMSI common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of MAMSI common stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity, the surviving entity will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of MAMSI common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving entity and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the shares of UnitedHealth Group common stock and cash payment for shares of his or her MAMSI common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving entity and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, MAMSI stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

CERTAIN INFORMATION CONCERNING UNITEDHEALTH GROUP

For a detailed description of UnitedHealth Group’s business, the latest financial statements of UnitedHealth Group, management’s discussion and analysis of UnitedHealth Group’s financial condition and results of operations, and other important information concerning UnitedHealth Group, please refer to UnitedHealth Group’s Annual Report to Shareholders for the fiscal year ended December 31, 2002, attached hereto as Annex F and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, attached hereto as Annex I, both of which are made part of this proxy statement/prospectus.

Directors

The board of directors of UnitedHealth Group is divided into three classes as nearly equal in number as possible. Each class serves three years with the term of office of one class expiring at the annual meeting each year in successive years. The following table provides certain information about the directors of UnitedHealth Group:

Name	Age	Director Since
Directors Whose Terms Expire in 2004
William C. Ballard, Jr.	63	1993
Richard T. Burke	59	1977
Stephen J. Hemsley	51	2000
Donna E. Shalala, Ph.D.	62	2001

Directors Whose Terms Expire in 2005
Thomas H. Kean	68	1993
Robert L. Ryan	60	1996
William G. Spears	65	1991
Gail R. Wilensky, Ph.D.	60	1993

Directors Whose Terms Expire in 2006
James A. Johnson	59	1993
Douglas W. Leatherdale	66	1983
William W. McGuire, M.D.	55	1989
Mary O. Mundinger, Ph.D.	66	1997

Mr. Ballard has been of counsel to Greenebaum, Doll & McDonald, PLLC, a law firm in Louisville, Kentucky, since June 1992. In 1992, Mr. Ballard retired after serving 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is also a director of Trover Solutions, Inc. and HealthCare REIT, Inc.

Mr. Burke has been a member of our board of directors since our inception and was UnitedHealth Group’s Chief Executive Officer until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc.

Mr. Hemsley is the President and Chief Operating Officer of UnitedHealth Group and has been a member of the board of directors since February 2000. Mr. Hemsley joined UnitedHealth Group in May 1997 as Senior Executive Vice President. He became Chief Operating Officer in September 1998 and was named President in May 1999.

Mr. Johnson has been the Vice Chairman of Perseus LLC, a private merchant banking and investment firm, since April 2001. From January 2000 until April 2001, Mr. Johnson served as the Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. From January 1999 until December 1999,

Mr. Johnson was the Chairman of the Executive Committee of Fannie Mae, a federally chartered financial services company providing products and services related to home mortgages. From 1990 until January 1999, Mr. Johnson served as the Chairman and Chief Executive Officer of Fannie Mae. Mr. Johnson is also a director of Gannett Co., Inc., The Goldman Sachs Group, Inc., KB Home, Target Corporation and Temple-Inland, Inc.

Mr. Kean has been the President of Drew University in New Jersey since February 1990. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. From 1968 to 1977, Mr. Kean served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, CIT Group, Fiduciary Trust Company International, The Pepsi Bottling Group, Inc. and The Robert Wood Johnson Foundation.

Mr. Leatherdale is the retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc., where he served in such capacity from 1990 until October 2001. The St. Paul Companies, Inc. is an insurance, financial and general business corporation. Mr. Leatherdale is also a director of Xcel Energy, Inc.

Dr. McGuire is the Chairman of UnitedHealth Group’s board of directors and its Chief Executive Officer. Dr. McGuire joined UnitedHealth Group as Executive Vice President in November 1988 and became Chairman and Chief Executive Officer in 1991. Dr. McGuire also served as UnitedHealth Group’s Chief Operating Officer from May 1989 to June 1995 and as our President from November 1989 until May 1999.

Dr. Mundinger has been the Dean of the School of Nursing at Columbia University in New York since January 1986 and Centennial Professor of Health Policy at the School of Nursing since July 1994. Dr. Mundinger has also been Associate Dean, Faculty of Medicine at Columbia University since January 1986. Dr. Mundinger is also a director of Cell Therapeutics, Inc., Welch Allyn, Inc. and Gentiva Health Services.

Mr. Ryan has been Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies, since 1993. Mr. Ryan is also a director of Brunswick Corporation.

Dr. Shalala has been the President of the University of Miami in Florida since June 2001. From January 2001 until June 2001, Dr. Shalala was a Visiting Distinguished Fellow at the Center for Public Service at Brookings Institution, an independent non-partisan organization devoted to research, analysis, education and publication of certain public policy issues. Dr. Shalala served as the U.S. Secretary of Health and Human Services from January 1993 until January 2001. From 1987 to 1993, Dr. Shalala served as the Chancellor of the University of Wisconsin-Madison, and from 1980 until 1986, she was the President of Hunter College in New York. From March 1977 to July 1980, Dr. Shalala served as Assistant Secretary for the Department of Housing and Urban Development. Dr. Shalala is also a director of Gannett Co., Inc. and Lennar Corporation.

Mr. Spears has been a Managing Director of Spears Grisanti & Brown LLC, an investment counseling and management firm, since June 1999. Mr. Spears was the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, from 1972 until 1999. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp, a financial services company. Mr. Spears is also a director of Alcide Corporation and Avatar Holdings, Inc.

Dr. Wilensky has been the John M. Olin Senior Fellow at Project HOPE, an international health foundation, since May 1995, and the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans since May 2001. From 1997 to 2001 she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H.W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is also a director of Gentiva Health Services, Inc., Manor Care, Inc., and Quest Diagnostics Incorporated.

Director Compensation

Directors who are not UnitedHealth Group employees receive an annual retainer of $30,000, a $1,500 fee for attending each Board meeting in person ($750 for attending by telephone), and a $1,000 fee for attending each committee meeting in person ($500 for attending by telephone). In addition, UnitedHealth Group pays the Chairman of each of the Audit Committee and the Compensation and Human Resources Committee an annual retainer of $5,000. UnitedHealth Group provides health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 2002, UnitedHealth Group paid approximately $6,225 in health care premiums on behalf of Mr. Burke.

Under UnitedHealth Group’s Directors’ Compensation Deferral Plan, which became effective January 1, 2002, non-employee directors may elect to defer annually receipt of all or a percentage of their retainer and meeting fees, including committee meeting fees (but not stock options or other stock-based compensation). Amounts deferred are credited to a bookkeeping account maintained for each director participant, and are distributable upon the termination of the director’s directorship for any reason. Participating directors may elect whether distribution is made in either (a) an immediate lump sum; (b) a series of five or ten annual installments (subject to certain additional rules set forth in the Director Deferral Plan); or (c) a delayed lump sum following the tenth anniversary of the termination of the director’s directorship (subject to certain additional rules set forth in the Director Deferral Plan). The Director Deferral Plan does not provide for matching contributions by UnitedHealth Group, but UnitedHealth Group’s board of directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts. No accounts were supplemented in 2002.

Non-employee directors also receive grants of non-qualified stock options under the UnitedHealth Group Incorporated 2002 Stock Incentive Plan. Under the Stock Incentive Plan (and terms approved by the Compensation and Human Resources Committee with respect to non-employee director grants made pursuant to the Stock Incentive Plan), UnitedHealth Group’s non-employee directors receive three types of option grants: (1) initial grants of non-qualified stock options to purchase 18,000 shares of UnitedHealth Group common stock; (2) annual grants of non-qualified stock options to purchase 10,000 shares of UnitedHealth Group common stock; and (3) conversion grants made pursuant to an election by a director to convert annual retainer and meeting attendance fees into options to purchase UnitedHealth Group common stock. The initial grants are made automatically on the date the eligible director is first elected to the board of directors and become exercisable over the following three years at the rate of 6,000 shares per year. The annual grants are made automatically in four quarterly installments on the first business day of each fiscal quarter and become exercisable immediately upon grant. The conversion grants are made on the day of each regularly scheduled board meeting and become exercisable immediately upon grant. The number of shares covered by a conversion option will equal four times the amount of the retainer and meeting fees foregone, divided by the fair market value of one share of UnitedHealth Group common stock on the date of grant. The exercise price for all options granted under the Stock Incentive Plan is the closing sale price of UnitedHealth Group common stock on the date the option is granted. Directors may also receive restricted stock awards and other grants under the Stock Incentive Plan.

Executive Officers of UnitedHealth Group

Name	Age	Position	First Elected as Executive Officer
William W. McGuire, M.D.	55	Chairman, Chief Executive Officer and Director	1988
Stephen J. Hemsley	51	President, Chief Operating Officer and Director	1997
Patrick J. Erlandson	44	Chief Financial Officer	2001
David J. Lubben	51	General Counsel and Secretary	1996
Lois E. Quam	42	Chief Executive Officer, Ovations	1998
Robert J. Sheehy	45	Chief Executive Officer, UnitedHealthcare	2001
R. Channing Wheeler	51	Chief Executive Officer, Uniprise	1998
David S. Wichmann	40	Chief Executive Officer, Specialized Care Services	2003

UnitedHealth Group’s board of directors elects executive officers annually. UnitedHealth Group’s executive officers serve until their successors are duly elected and qualified.

Dr. McGuire is the Chairman of the board of directors and Chief Executive Officer of UnitedHealth Group. Dr. McGuire joined UnitedHealth Group as Executive Vice President in November 1988 and became its Chairman and Chief Executive Officer in 1991. Dr. McGuire also served as UnitedHealth Group’s Chief Operating Officer from May 1989 to June 1995 and as its President from November 1989 until May 1999.

Mr. Hemsley is the President and Chief Operating Officer of UnitedHealth Group and has been a member of the board of directors since February 2000. Mr. Hemsley joined UnitedHealth Group in May 1997 as Senior Executive Vice President. He became Chief Operating Officer in September 1998 and was named President in May 1999.

Mr. Erlandson joined UnitedHealth Group in 1997 as Vice President of Process, Planning, and Information Channels. He became Controller and Chief Accounting Officer in September 1998 and was named Chief Financial Officer in January 2001.

Mr. Lubben joined UnitedHealth Group in October 1996 as General Counsel and Secretary. Prior to joining UnitedHealth Group, he was a partner in the law firm of Dorsey & Whitney LLP.

Ms. Quam joined UnitedHealth Group in 1989 and became the Chief Executive Officer of Ovations in April 1998. Prior to April 1998, Ms. Quam served in various capacities including Chief Executive Officer, AARP Division; Vice President, Public Sector Services; and Director, Research.

Mr. Sheehy joined UnitedHealth Group in 1992 and became Chief Executive Officer of UnitedHealthcare in January 2001. From April 1998 to December 2000, he was President of UnitedHealthcare. Prior to April 1998, Mr. Sheehy has served in various capacities with UnitedHealth Group, including Chief Executive Officer of United HealthCare of Ohio.

Mr. Wheeler joined UnitedHealth Group in March 1995 and became Chief Executive Officer of Uniprise in May 1998. Prior to May 1998, he served in various capacities with UnitedHealth Group, including Chief Executive Officer, Northeast Health Plans.

Mr. Wichmann joined UnitedHealth Group in 1998 and became Chief Executive Officer of Specialized Care Services in June 2003. From 2001 to June 2003, he was President and Chief Operating Officer of Specialized Care Services. Since he joined UnitedHealth Group in 1998, Mr. Wichmann has also served as Senior Vice President of Corporate Development.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Awards	Payouts	All Other Compensation ($)(3)
					Securities Underlying Options/(#)(2)	Performance Awards ($)
William W. McGuire, M.D.	2002	1,896,154	5,275,000	203,211	1,300,000	1,798,000	285,038
Chairman and Chief	2001	1,796,154	3,772,000	163,524	1,300,000	1,695,000	240,321
Executive Officer	2000	1,696,154	3,053,077	109,159	1,300,000	1,642,308	2,822,599

Stephen J. Hemsley	2002	980,769	2,300,000	—	600,000	924,000	95,212
President and Chief	2001	900,000	1,575,000	—	600,000	840,000	76,427
Operating Officer	2000	871,154	1,306,731	—	600,000	809,135	662,672

R. Channing Wheeler	2002	474,231	540,000	—	250,000	470,000	21,614
Chief Executive,	2001	465,000	500,000	—	198,000	450,000	38,147
Officer, Uniprise	2000	457,308	500,000	—	200,000	442,000	31,839

Robert J. Sheehy	2002	474,231	650,000	—	250,000	400,000	34,926
Chief Executive	2001	463,078	475,000	—	150,000	375,000	21,638
Officer, UnitedHealthcare	2000	413,877	475,000	—	240,000	300,000	15,581

David J. Lubben	2002	450,000	550,000	—	250,000	425,000	33,199
General Counsel	2001	425,000	475,000	—	150,000	410,000	35,795
	2000	423,631	475,000	—	140,000	400,000	15,466

(1)	Other annual compensation for Dr. McGuire includes UnitedHealth Group-provided transportation of $161,319 in 2002, $141,924 in 2001, and $67,667 in 2000, an expense allowance of $21,600 in each of 2002, 2001 and 2000, and reimbursement for financial planning fees of $20,292 in 2002 and $19,892 in 2000. In accordance with Securities and Exchange Commission rules, all perquisites and other personal benefits for each named executive officer (other than UnitedHealth Group’s Chief Executive Officer) which aggregate to the lesser of either $50,000 or 10% of the total annual salary and bonus for each such named executive officer have been omitted.

(2)	Adjusted to reflect the two-for-one split of the common stock of UnitedHealth Group paid on June 18, 2003.

(3)	For each of the named executive officers, the amounts indicated for fiscal 2002 consist of UnitedHealth Group contributions made to accounts for the named individuals pursuant to UnitedHealth Group’s 401(k) Savings Plan and Executive Savings Plans as follows: $170,045 for Dr. McGuire, $76,673 for Mr. Hemsley, $14,227 for Mr. Wheeler, $28,477 for Mr. Sheehy and $27,000 for Mr. Lubben. The amounts indicated also include Company-paid disability insurance premiums of $95,125 for Dr. McGuire, $15,491 for Mr. Hemsley, $4,482 for Mr. Wheeler, $3,803 for Mr. Sheehy and $3,569 for Mr. Lubben, and Company-paid life insurance premiums of $19,868 for Dr. McGuire, $3,048 for Mr. Hemsley, $2,905 for Mr. Wheeler, $2,646 for Mr. Sheehy and $2,630 for Mr. Lubben. The amounts indicated for fiscal 2000 for Dr. McGuire and Mr. Hemsley include bonuses of $2,600,000 for Dr. McGuire and $600,000 for Mr. Hemsley received in early 2000 for services previously rendered to UnitedHealth Group.

OPTION GRANTS IN 2002 (1)

Individual Grants
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2002	Exercise or Base Price ($/share)	Expiration Date(2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name						5%($)	10%($)
William W. McGuire	1,300,000	(4)	5.2	34.78	1/7/12	28,430,754	72,049,112
Stephen J. Hemsley	600,000	(5)	2.4	34.78	1/7/12	13,121,886	33,253,436
R. Channing Wheeler	150,000 100,000	(5) (5)	0.6 0.4	34.78 41.07	1/7/12 8/5/12	3,280,472 2,582,870	8,313,359 6,545,500
Robert J. Sheehy	150,000 100,000	(5) (5)	0.6 0.4	34.78 41.07	1/7/12 8/5/12	3,280,472 2,582,870	8,313,359 6,545,500
David J. Lubben	150,000 100,000	(5) (5)	0.6 0.4	34.78 41.07	1/7/12 8/5/12	3,280,472 2,582,870	8,313,359 6,545,500

(1)	Adjusted to reflect the two-for-one split of the common stock of UnitedHealth Group paid on June 18, 2003.
(2)	All options granted in 2002 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment. Options not yet exercisable generally become exercisable upon a change in control of UnitedHealth Group, as such term is defined in each executive’s employment agreement.
(3)	The “potential realizable value” shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. Potential realizable value is listed for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of UnitedHealth Group common stock or of the stock price.
(4)	Options become exercisable at the rate of 25% per over a period of four years, beginning on January 1, 2003.
(5)	Options become exercisable at the rate of 25% per year on each of the first four anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN 2002

AND OPTION VALUES AT DECEMBER 31, 2002 (1)

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/02 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/02 Exercisable/ Unexercisable ($)(2)
William W. McGuire	0	0	14,435,248 / 3,250,000	448,178,567 / 53,377,650
Stephen J. Hemsley	0	0	5,700,000 / 1,760,000	175,927,180 / 32,409,370
R. Channing Wheeler	202,834	8,082,854	638,388 / 590,270	18,757,720 / 9,391,418
Robert J. Sheehy	125,912	3,504,995	760,446 / 616,594	22,813,677 / 10,475,557
David J. Lubben	155,824	4,240,594	575,144 / 489,052	16,876,411 / 6,392,233

(1)	Adjusted to reflect the two-for-one split of the common stock of UnitedHealth Group paid on June 18, 2003
(2)	Calculated by subtracting the per share exercise price from the closing price per share of Group common stock on December 31, 2002 (the last trading day of the calendar year 2002) of $41.75 (split- adjusted), and multiplying the result by the number of unexercised options.

PERFORMANCE AWARDS UNDER EXECUTIVE INCENTIVE

PLAN—AWARDS IN LAST FISCAL YEAR

	Performance or Other Period Until Maturation or Payout(1)	Estimated Future Payouts Under Non- Stock Price-Based Plans ($)(2)
Name		Threshold	Target	Maximum
William W. McGuire	2002	-0-	899,000	1,798,000
	2002-2003	-0-	950,000	1,900,000
	2002-2004	-0-	1,000,000	2,000,000
Stephen J. Hemsley	2002	-0-	462,000	924,000
	2002-2003	-0-	500,000	1,000,000
	2002-2004	-0-	550,000	1,100,000
R. Channing Wheeler	2002	-0-	235,000	470,000
	2002-2003	-0-	250,000	500,000
	2002-2004	-0-	260,000	520,000
Robert J. Sheehy	2002	-0-	224,000	448,000
	2002-2003	-0-	250,000	500,000
	2002-2004	-0-	260,000	520,000
David J. Lubben	2002	-0-	215,000	430,000
	2002-2003	-0-	240,000	480,000
	2002-2004	-0-	250,000	500,000

(1)	The table reflects performance awards made under UnitedHealth Group’s Executive Incentive Plan during the fiscal year ended December 31, 2002 to the Chief Executive Officer and the executive officers named in the Summary Compensation Table above. The awards for the 2002 and 2002-2003 performance periods replaced similar awards previously made under UnitedHealth Group’s former supplemental long-term executive compensation plan, which was discontinued when UnitedHealth Group shareholders approved the Executive Incentive Plan in May 2002.

(2)	The Compensation and Human Resources Committee establishes target performance awards, maximum performance awards, and objective performance goals at the beginning of each performance period. Minimum performance thresholds must be attained before any performance awards are paid under the Executive Incentive Plan. Although the Executive Incentive Plan allows the Committee to make maximum performance awards equal to 300% of each participant’s average base compensation, as defined in the Executive Incentive Plan, the Committee has chosen to limit maximum awards to the lower amounts shown in the table. The Committee will determine whether or not the performance objectives have been achieved. The Committee may reduce, but not increase, the performance award otherwise payable to any plan participant based on a discretionary assessment of such financial and individual performance factors as it determines to be appropriate. Any payouts will be made within three months of the end of the period, except that a pro rata portion of such payouts may be made earlier upon a change in control of UnitedHealth Group, and participants may elect, if permitted by law, to defer the payment of any awards under UnitedHealth Group’s Executive Savings Plan.

Executive Employment Agreements

UnitedHealth Group has entered into an employment agreement with each of the executive officers named in the Summary Compensation Table.

William W. McGuire, M.D.  Dr. McGuire entered into an employment agreement, effective October 13, 1999, to serve as Chief Executive Officer. The initial term of this agreement is five years, ending on October 13, 2004. The agreement will be automatically extended for additional one-year periods on each anniversary of its effective date unless either party delivers prior notice of an intention not to renew the agreement.

Pursuant to the agreement, Dr. McGuire currently receives a base annual salary of $2,000,000, which is subject to a minimum increase of $100,000 each year. During each calendar year of the agreement, Dr. McGuire receives a non-qualified stock option to purchase a minimum of 650,000 shares of UnitedHealth Group’s common stock. The option becomes exercisable as to 25% of the shares underlying the option over a period of four years, subject to accelerated vesting if specified events occur. Under the agreement, Dr. McGuire also is eligible to participate in UnitedHealth Group’s incentive bonus and stock plans and in UnitedHealth Group’s other employee benefit programs. In addition, UnitedHealth Group provides and pays for life and disability insurance policies on behalf of Dr. McGuire.

Upon termination of Dr. McGuire’s employment for any reason, he is entitled to a supplemental retirement benefit in the form of annual payments for his lifetime in an amount equal to a percentage, based on age of retirement, of his average “cash compensation” (as defined in the agreement) for the three calendar years immediately preceding his termination of employment. In the event of Dr. McGuire’s death after his retirement, his surviving spouse is entitled to a benefit in the amount of 50% of the benefit to which Dr. McGuire was entitled. The retirement benefit may be paid out in a lump sum under certain circumstances. Had Dr. McGuire retired at the end of 2002, his annual payments under the supplemental retirement benefit would be approximately $4,275,000 per year.

Upon Dr. McGuire’s retirement, all stock option and other awards granted to Dr. McGuire will vest immediately and all of his options will remain exercisable until the earlier of 72 months after the date of termination of employment or the expiration date of the respective option.

The employment agreement also provides severance benefits if Dr. McGuire’s employment terminates under certain circumstances. If his employment is terminated by UnitedHealth Group without cause or by Dr. McGuire for good reason (as those terms are defined in the agreement), UnitedHealth Group will pay Dr. McGuire his salary and bonus for the 36 months following the termination of his employment. In addition, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for this 36-month period. All stock option and other awards granted to Dr. McGuire will vest immediately upon his employment termination, and all of his options will remain exercisable until the earlier of 72 months following termination of employment or the expiration date of the respective option. Dr. McGuire will receive these same benefits under certain circumstances in connection with a change in control (as such term is defined in his employment agreement).

If Dr. McGuire’s employment is terminated because of his death or permanent disability, UnitedHealth Group will pay his beneficiaries or him his salary and bonus for a period of 24 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options will vest immediately and remain exercisable for as long as 60 months following his death or permanent disability but not beyond the expiration date of the respective option. In the case of termination due to a permanent disability, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for 24 months.

If Dr. McGuire voluntarily terminates his employment without good reason, UnitedHealth Group will pay him his salary and bonus for a period of 24 months. Vested stock options at the time of the termination of his employment will remain exercisable for up to 36 months following termination of his employment but not beyond the expiration date of the respective option.

In the event of any termination of Dr. McGuire’s employment other than a termination by UnitedHealth Group for cause, UnitedHealth Group will continue to provide health coverage for Dr. McGuire and his spouse for the remainder of their lives and for his children until they reach the age of 25.

If any payments or benefits paid to Dr. McGuire under his employment agreement are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, UnitedHealth Group will pay

Dr. McGuire the amount of such excise taxes plus all federal, state, local, and excise taxes due on these excise tax payments, as these amounts are determined by UnitedHealth Group’s independent auditors.

Pursuant to his employment agreement, Dr. McGuire is subject to provisions prohibiting his solicitation of UnitedHealth Group employees and competition with UnitedHealth Group during the term of the agreement, for the period of the severance payments and for one year thereafter. In addition, he is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

Stephen J. Hemsley.  Mr. Hemsley entered into an employment agreement, effective October 13, 1999, to serve as President of UnitedHealth Group. The term of this agreement will continue until the termination of Mr. Hemsley’s employment.

The agreement provides that during each calendar year of the agreement, Mr. Hemsley will receive a non-qualified stock option to purchase a minimum of 300,000 shares of common stock. The stock option becomes exercisable as to 25% of the shares underlying the option on each of the first four anniversaries of the date of grant, subject to accelerated vesting if specified events occur. Under the agreement, Mr. Hemsley also is eligible to participate in UnitedHealth Group’s incentive bonus and stock plans and in UnitedHealth Group’s other employee benefit programs. In addition, UnitedHealth Group provides and pays for life and disability insurance policies on behalf of Mr. Hemsley. Pursuant to the terms of the agreement, UnitedHealth Group is in the process of establishing a supplemental retirement benefit plan for Mr. Hemsley that will be reasonable and customary for executives of a similar position in comparably sized companies.

The employment agreement provides severance benefits if Mr. Hemsley’s employment by UnitedHealth Group ends under certain circumstances. If his employment is terminated by UnitedHealth Group without cause or by Mr. Hemsley for good reason other than in connection with a change in control (as these terms are defined in the agreement), UnitedHealth Group will pay Mr. Hemsley two times his annual salary and bonus over the 12 months following the termination of his employment. If such termination is in connection with a change in control, Mr. Hemsley will receive three times his annual salary and bonus over the 12 months following the termination of his employment. If the termination is in connection with a change in control, any stock options granted to Mr. Hemsley will vest immediately and remain exercisable for a period of 36 months but not longer than the expiration date under the respective option. If the termination is not in connection with a change in control, the Compensation and Human Resources Committee will give consideration to the vesting of any unvested options and the period that the vested options remain exercisable after termination of Mr. Hemsley’s employment.

If Mr. Hemsley’s employment is terminated because of his death or permanent disability, UnitedHealth Group will pay him or his beneficiaries his salary and bonus for a period of 12 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options will vest immediately and will remain exercisable for as long as 60 months following his death or permanent disability but not beyond the expiration date of the respective option.

In the event of any termination of Mr. Hemsley’s employment other than a termination for cause, UnitedHealth Group will continue to provide health coverage for Mr. Hemsley and his spouse until age 65 and for his children until they reach the age of 25.

If any payments or benefits paid to Mr. Hemsley under his employment agreement are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, UnitedHealth Group will pay Mr. Hemsley the amount of such excise taxes plus all federal, state, local and excise taxes due on these excise tax payments, as these amounts are determined by UnitedHealth Group’s independent auditors.

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of UnitedHealth Group’s employees during the term of the agreement, for the period of the severance payments and for one year thereafter. Mr. Hemsley is also prevented from competing with UnitedHealth Group during the term of his employment and the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to UnitedHealth Group.

Robert J. Sheehy.  Mr. Sheehy entered into an employment agreement, effective October 16, 1998, which was amended on September 26, 2000, to serve as an executive officer of UnitedHealth Group. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Mr. Sheehy is eligible to participate in UnitedHealth Group’s incentive bonus and stock plans and its other employee benefit plans.

R. Channing Wheeler.  Mr. Wheeler entered into an employment agreement, effective May 20, 1998, to serve as Chief Executive Officer of Uniprise. The initial term of this agreement is three years; after the initial term, this agreement automatically renews for additional one-year terms unless either party provides prior notice of intent, not to renew. Under this agreement, Mr. Wheeler is eligible to participate in UnitedHealth Group’s incentive bonus and stock plans and its other employee benefit plans.

David J. Lubben.  Mr. Lubben entered into an employment agreement, effective October 16, 1998, to serve as UnitedHealth Group’s General Counsel. This agreement remains in effect until it is terminated by either party under certain circumstances. Under this agreement, Mr. Lubben is eligible to participate in UnitedHealth Group’s incentive bonus and stock plans and UnitedHealth Group’s other employee benefit plans.

Pursuant to their agreements, each of Messrs. Sheehy, Wheeler and Lubben is entitled to receive severance compensation for a 12-month period if their employment is terminated by UnitedHealth Group without cause or in connection with a change in employment (as these terms are defined in their respective agreements). The severance compensation generally equals a multiple of the executive’s base salary plus bonus (as determined by their respective agreements), which multiple may be greater if the severance events described above occur within two years following a change in control (as such term is defined in their respective agreements). In connection with a change in control, if any payments or benefits paid to Messrs. Sheehy, Wheeler or Lubben under their respective employment agreements are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, UnitedHealth Group will pay each executive the amount of such excise taxes plus all federal, state, local and excise taxes due on these excise tax payments, as these amounts are determined by our independent auditors. During the terms of their agreements and during certain periods of time following termination of the agreements, each executive is subject to confidentiality, non-solicitation and non-competition provisions.

Executive Savings Plans

Along with certain other management and highly compensated employees of UnitedHealth Group, executive officers are eligible to participate in UnitedHealth Group’s Executive Savings Plans, which are nonqualified, unfunded deferred compensation plans. Under these plans, employees may generally defer up to 100% of their eligible cash compensation. Amounts deferred are credited to a bookkeeping account maintained for each participant, and are distributable upon the termination of the participant’s employment. Subject to certain additional rules set forth in the Executive Savings Plans, employees may elect whether distribution will be made in an immediate lump sum, in a series of five or ten annual installments, or in a delayed lump sum following the tenth anniversary of the employee’s termination. UnitedHealth Group provides a matching credit of up to 50% of amounts deferred at the time of each deferral, but this matching credit applies only to the first 6% of the employee’s base salary and annual incentive award deferrals, and does not apply to deferrals of long-term performance awards or other special incentive awards. Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of investment vehicles identified by UnitedHealth Group.

UnitedHealth Group Common Stock Ownership(1)

The following table provides information about each shareholder known to UnitedHealth Group to own beneficially more than 5% of the outstanding shares of UnitedHealth Group common stock (based solely on information provided in Schedule 13Gs filed by each such entity in February 2003 with the Securities and Exchange Commission).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
AXA Financial Inc. (4) 1290 Avenue of the Americas New York, NY 10104	47,843,432	8.1%

FMR Corp. (5) 82 Devonshire Street Boston, MA 02109-3164	61,407,136	10.4%

Janus Capital Management LLC (6) 100 Fillmore Street Denver, CO 80206-4923	37,564,634	6.4%

(1)	Adjusted to reflect the two-for-one split of the common stock of UnitedHealth Group paid on June 18, 2003.

(2)	Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.

(3)	Percent of class calculation is based on 587,831,182 shares of common stock outstanding as of October 27, 2003.

(4)	This information is based on a Schedule 13G/A reporting beneficial ownership data as of December 31, 2002, jointly filed with the Securities and Exchange Commission on February 12, 2003 by (1) AXA Financial, Inc.; (2) AXA, as a parent holding company holding a majority interest in AXA Financial, Inc.; and (3) the Mutuelles AXA, as a group, acting as a parent holding company, and which as a group control AXA. AXA Investment Managers UK Ltd., AXA Konzern AG (Germany) and AXA Rosenberg Investment Management LLC, subsidiaries of AXA, hold shares of UnitedHealth Group common stock, as do two subsidiaries of AXA Financial Inc.: Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States. AXA and the Mutuelles AXA hold sole voting power with respect to 22,786,332 shares of common stock, shared voting power with respect to 10,774,664 shares of common stock and shared investment power with respect to 1,082,534 shares of common stock. AXA Financial, Inc. holds sole voting power with respect to 22,102,260 shares of common stock, shared voting power with respect to 10,774,664 shares of common stock and shared investment power with respect to 934 shares of common stock. There are two mailing addresses listed for The Mutuelles AXA. The address for AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle is 370, rue Saint Honore/75001 Paris, France. The address for AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand/75002 Paris, France. The mailing address for AXA is 25, avenue Matignon/75008 Paris, France.

(5)	This information is based on a Schedule 13G/A filed by FMR Corp., referred to as FMR, with the Securities and Exchange Commission on February 14, 2003, reporting beneficial ownership data as of December 31, 2002. FMR, through its control over Fidelity Management & Research Company, a wholly owned subsidiary of FMR, and Fidelity Management Trust Company and Fidelity International Limited, holds sole investment power with respect to all 61,407,136 shares of common stock.

(6)	This information is based on a Schedule 13G reporting beneficial ownership data as of December 31, 2002, filed by Janus Capital Management LLC on February 14, 2003. Janus Capital Management LLC holds sole voting and investment power with respect to 36,173,104 shares of common stock, and shared voting and investment power with respect to 1,391,530 shares of common stock.

The following table provides information about the beneficial ownership of UnitedHealth Group common stock as of October 27, 2003 by each director, each executive officer in the Summary Compensation Table and by all directors and all executive officers of UnitedHealth Group as a group. The amounts set forth in the column entitled “Amount and Nature of Beneficial Ownership” include shares set forth in the column entitled “Number of Shares Deemed Beneficially Owned as a Result of Options Exercisable Within 60 Days of October 27, 2003.”

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership(1)		Number of Shares Deemed Beneficially Owned as a Result of Options Exercisable Within 60 Days of October 27, 2003	Percent of Common Stock Outstanding
William C. Ballard	182,600		154,000	*
Richard T. Burke	2,282,934	(2)	352,410	*
Stephen J. Hemsley	5,693,694	(3)	5,680,000	*
James A. Johnson	272,670		268,670	*
Thomas H. Kean	378,490	(4)	352,490	*
Douglas W. Leatherdale	765,180		353,680	*
David J. Lubben	602,599	(3)	601,132	*
William W. McGuire.	14,160,823	(3)	13,835,248	2.4%
Mary O. Mundinger	142,510		126,510	*
Robert L. Ryan	77,700		63,700	*
Donna E. Shalala	54,000		54,000	*
Robert J. Sheehy	961,166	(3)	958,206	*
William G. Spears	413,888		381,440	*
R. Channing Wheeler	668,542	(3)	659,996	*
Gail R. Wilensky	125,170		107,170	*
All executive officers and directors as a group (18 persons)	27,832,359	(5)	24,968,140	4.5%

*	Less than 1%.

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of October 27, 2003 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)	Includes 66,124 shares held directly by Mr. Burke’s spouse. Mr. Burke does not have voting or investment power over these shares, and disclaims beneficial ownership with respect to these shares.

(3)	Includes the following number of shares held in trust for the individuals by UnitedHealth Group’s 401(k) plan: Mr. Hemsley, 140 shares; Mr. Lubben, 158 shares; Dr. McGuire, 3,151 shares; Mr. Sheehy, 580 shares; and Mr. Wheeler, 190 shares.

(4)	Includes 4,000 shares held by Mr. Kean in a trust for the benefit of his minor child.

(5)	Includes 5,714 shares held in executive officers’ 401(k) accounts, which shares were previously held in such officers’ accounts under UnitedHealth Group’s former Employee Stock Ownership Plan, and the indirect holdings included in footnotes (2) and (4) above. Pursuant to the terms of UnitedHealth Group’s 401(k) Plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

Properties

As of October 27, 2003 UnitedHealth Group leased approximately 6.6 million and owned approximately 370,000 aggregate square feet of space in the United States and Europe. UnitedHealth Group’s leases expire at various dates through May 31, 2025.

Employees

As of September 30, 2003 UnitedHealth Group employed approximately 32,000 individuals.

Certain Relationships and Transactions

There are no reportable relationships or transactions.

COMPARISON OF RIGHTS

OF

SHAREHOLDERS OF UNITEDHEALTH GROUP

AND

STOCKHOLDERS OF MAMSI

This section of the proxy statement/prospectus describes certain differences between the rights of holders of MAMSI common stock and the rights of holders of UnitedHealth Group common stock. While UnitedHealth Group and MAMSI believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between being a stockholder of MAMSI and being a shareholder of UnitedHealth Group.

As a stockholder of MAMSI, your rights are governed by MAMSI’s certificate of incorporation, as amended, and its amended and restated bylaws, each as currently in effect. After completion of the merger, you will become a shareholder of UnitedHealth Group. UnitedHealth Group’s common stock is quoted on the New York Stock Exchange under the symbol “UNH.” As a UnitedHealth Group shareholder, your rights will be governed by UnitedHealth Group’s second restated articles of incorporation, as amended, and UnitedHealth Group’s second amended and restated bylaws. In addition, UnitedHealth Group is incorporated in Minnesota while MAMSI is incorporated in Delaware. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a Minnesota corporation, there are also differences.

MINNESOTA CORPORATION	DELAWARE CORPORATION

Shareholder Meetings

Under the UnitedHealth Group bylaws, holders of UnitedHealth Group common stock are entitled to at least five days’ prior written notice for each regular meeting and special meeting to consider any matter, except that Minnesota law and the UnitedHealth Group bylaws require that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to shareholders of record, whether entitled to vote or not, at least 14 days prior to such meeting.

Delaware law and the MAMSI bylaws require that stockholders be provided prior written notice no more than 60 days nor less than 10 days prior to the date of any meeting of stockholders. Notice must be given at least 20 days prior to a meeting at which the stockholders will be asked to adopt an agreement relating to the merger of the corporation.

Right to Call Special Meetings

Under Minnesota law and the UnitedHealth Group bylaws, a special meeting of shareholders may be called by the chairman of the board, the chief executive officer, the chief financial officer, any two or more directors, a person authorized in the articles or bylaws to call special meetings or a shareholder or shareholders holding 10% or more of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to facilitate, directly or indirectly, or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The MAMSI bylaws authorize a special meeting of stockholders to be called by the president, the chairman of the board of directors or a majority of the board of directors.

Actions by Written Consent of Shareholders/Stockholders

Under Minnesota law and the UnitedHealth Group bylaws, any action required or permitted to be taken in a meeting of the shareholders may be taken without a meeting by a written action signed by all of the shareholders entitled to vote on that action. The UnitedHealth Group articles do not restrict shareholder action by written consent.

Under Delaware law, stockholders may act by a written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. However, the MAMSI bylaws provide that stockholders may act by written consent in lieu of a meeting provided the written consent is signed by all of the stockholders entitled to notice of or to vote with respect to the subject matter of the meeting. The MAMSI certificate does not contain any provision restricting action of stockholders by written consent.

Rights of Dissenting Shareholders/Stockholders

Under both Minnesota and Delaware law, shareholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. Generally, under Minnesota law, the categories of transactions subject to dissenters’ rights are broader than those under Delaware law. Shareholders of a Minnesota corporation may exercise dissenters’ rights in connection with:

•      an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects;

•      a sale or transfer of all or substantially all of the assets of the corporation;

•      a plan of merger to which the corporation is a party;

•      a plan of exchange of shares to which the corporation is a party; and

•      any other corporate action with respect to which the corporation’s articles of incorporation or bylaws give dissenting shareholders the right to obtain payment for their shares.

Unless the articles, the bylaws, or a resolution approved by the board of directors otherwise provide, such dissenters’ rights do not apply to a shareholder of the surviving corporation in a merger if the shares of the shareholder are not entitled to be voted on the merger. The UnitedHealth Group articles do not grant any other dissenters’ rights. Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements as set forth in the Minnesota Business Corporation Act in order to maintain such rights and obtain such payment.

Under Delaware law, appraisal rights are available in connection with certain statutory mergers or consolidations in which the corporation is a constituent corporation, or if such rights are otherwise provided in the corporation’s certificate of incorporation. Appraisal rights are not available under Delaware law, however, if the corporation’s stock is (i) listed on a national securities exchange or designated on the Nasdaq National market, or (ii) held of record by more than 2,000 stockholders; provided, that if the merger or consolidation requires stockholders to exchange their stock for anything other than: (a) shares of the surviving corporation; (b) shares of another corporation that will be listed on national securities exchange; (c) cash in lieu of fractional shares of any such corporation; or (d) any combination of such shares and cash in lieu of fractional shares, then appraisal rights will be available. The MAMSI certificate does not grant any other appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements as set forth in the Delaware General Corporation Law in order to maintain such rights and obtain such payment.

Board of Directors

Minnesota law provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The UnitedHealth Group board of directors currently consists of 12 directors. The UnitedHealth Group articles provide that the board is divided into three classes, as nearly equal in number as possible, with directors serving three year terms. The UnitedHealth Group bylaws provide that in the case of any increase or decrease in the number of directors, the increase or decrease shall be distributed among the several classes as nearly equal as possible, as determined by the affirmative vote of a majority of the UnitedHealth Group board or by the affirmative vote of a majority of the holders of the voting stock of UnitedHealth Group. The number of directors may be increased or decreased from time to time by resolution adopted by a majority of the board of directors or by the affirmative vote of the holders of a majority of the voting stock of UnitedHealth Group, considered as one class.

Minnesota law provides that, unless modified by the articles or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director (with an exception for corporations with cumulative voting). The UnitedHealth Group articles require the affirmative vote of the holders of 66 2/3% of the outstanding shares of common stock or the affirmative vote of 66 2/3% of the directors in office at the time such vote is taken. Shareholders of UnitedHealth Group do not have the right to cumulative voting in the election of directors.

Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The MAMSI bylaws provide that the number of directors which shall constitute the board of directors shall be no less than five and no more than fourteen. Except in the case of a classified board, Delaware law states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The MAMSI bylaws provide that directors shall serve staggered three year terms.

Filling Vacancies on the Board of Directors

Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly-created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The shareholders may also elect a new director to fill a vacancy that is created by the removal of a director by the shareholders.

Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, although less than a quorum or by a sole remaining director. MAMSI’s bylaws provide that vacancies may be filled by a majority of the directors then in office, although less than a quorum or by a sole remaining director. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least

The UnitedHealth Group bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining members of the board, though less than a quorum; newly created directorships resulting from an increase in the authorized number of directors shall be filled by the vote of a majority of the directors present at a meeting at the time the action is taken.

10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Amendments to Bylaws and Articles

Minnesota law and the UnitedHealth Group bylaws provide that the power to adopt, amend or repeal the bylaws is vested in the board (subject to certain notice requirements set forth in the UnitedHealth Group bylaws). Minnesota law provides that the authority in the board of directors is subject to the power of the shareholders to change or repeal such bylaws by a majority vote of the shareholders at a meeting of the shareholders called for such purpose, and the board of directors shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office. Under Minnesota law, a shareholder or shareholders holding 3% or more of the voting power of all shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation.

Minnesota law provides that a proposal to amend the articles of incorporation may be presented to the shareholders of a Minnesota corporation by a resolution (i) approved by the affirmative vote of a majority of the directors present or (ii) proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under Minnesota law, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The UnitedHealth Group articles provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock is required in order to amend provisions of the UnitedHealth Group articles concerning the election and removal of directors and that the affirmative vote of the holders of 66 2/3% of the outstanding shares of voting stock is required in order to amend provisions concerning certain mergers, consolidations and other business combinations and reorganizations.

Delaware law requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval, or a class vote, is required by the certificate of incorporation. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The MAMSI certificate expressly authorizes the board of directors to make, adopt, alter, or repeal any or all of the bylaws of MAMSI.

Indemnification of Directors, Officers and Employees

Minnesota law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if certain statutory standards of conduct are met, Minnesota law and Delaware law are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes differ, however, with respect to whether indemnification is permissive or mandatory, where there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed. The major difference between Minnesota law and Delaware law is that while indemnification of officers, directors and employees is mandatory under Minnesota law, indemnification is permissive under Delaware law, except that a Delaware corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorney’s fees actually and reasonably incurred in connection therewith. Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. UnitedHealth Group has not limited the statutory indemnification in its articles of incorporation, however, and the bylaws of UnitedHealth Group state that UnitedHealth Group shall indemnify such persons for such expenses and liabilities to such extent as permitted by statute.

Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, the MAMSI certificate and bylaws provide that MAMSI shall indemnify its officers and directors to the fullest extent permitted under Delaware law.

Liabilities of Directors

Under Minnesota law, a director may be liable to the corporation for distributions made in violation of Minnesota law or a restriction contained in the corporation’s articles or bylaws. The UnitedHealth Group articles provide that a director shall not be personally liable to UnitedHealth Group or its shareholders for monetary liability relating to breach of fiduciary duty as a director, unless the liability relates to:

•      a breach of the director’s duty of loyalty to the corporation or its shareholders;

•      acts or omissions involving a lack of good faith or which involve intentional misconduct or a knowing violation of law; liability for illegal distributions and unlawful sales of UnitedHealth Group securities;

•      transactions where the director gained an improper personal benefit; or

•      any acts or omissions occurring prior to the date on which the liability limitation provisions of the UnitedHealth Group articles become effective.

The UnitedHealth Group articles provide that any repeal or modification of the foregoing provisions shall not adversely affect any right or protection of a director of UnitedHealth Group existing at the time of such repeal or modification.

The UnitedHealth Group articles also provide that if Minnesota law is amended to authorize further elimination of the personal liability of directors, then the liability of UnitedHealth Group directors shall be limited to the fullest extent permitted by Minnesota law, as so amended.

Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty subject to certain limitations. The MAMSI certificate provides that the corporation’s directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•      for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•      for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

•      for unlawful payment of dividend or unlawful stock purchase or redemption as set forth in section 174 of the Delaware General Corporation Law; or

•      for any transaction from which the director derived an improper personal benefit.

Shareholder/Stockholder Approval of Merger

Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike Delaware law, Minnesota law requires that any class of shares of a Minnesota corporation must be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation’s articles of incorporation, would entitle such a class to vote as a class.

In order to effect a merger under Delaware law, a corporation’s board of directors must approve and adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon unless the certificate of incorporation requires a greater vote.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions

Minnesota law prohibits certain “business combinations” (as defined in the Minnesota Business Corporations Act) between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an “interested shareholder” for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An “interested shareholder” is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation (starting at 20%) from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder. However, as permitted by Minnesota law, the UnitedHealth Group bylaws provide that this statutory provision shall not apply to UnitedHealth Group. Minnesota law also includes a provision restricting certain “control share acquisitions” of Minnesota corporations. However, as permitted by Minnesota law, the UnitedHealth Group articles provide that this statutory provision shall not apply to UnitedHealth Group.

Minnesota law prohibits certain “business combinations” (as defined in the Minnesota Business Corporations Act) between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an “interested shareholder” for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An “interested shareholder” is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation (starting at 20%) from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder. However, as permitted by Minnesota law, the UnitedHealth Group bylaws provide that this statutory provision shall not

Delaware law prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” An “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A “business combination” includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:

•      either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the date the interested stockholder acquired such 15% interest;

•      upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered;

•      the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

•      the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the apply to UnitedHealth Group. Minnesota law also includes a provision restricting certain “control share acquisitions” of Minnesota corporations. However, as permitted by Minnesota law, the UnitedHealth Group articles provide that this statutory provision shall not apply to UnitedHealth Group.

The UnitedHealth Group articles require the affirmative vote of at least 66 2/3% of the outstanding shares of UnitedHealth Group voting stock in order to effect certain business combinations, including a merger, consolidation, exchange of shares, sale of all or substantially all of the assets of UnitedHealth Group or other similar transactions, with a person who, together with its affiliates, owns 20% or more of the outstanding voting stock of UnitedHealth Group, referred to as a Related Person. However, the 66 2/3% voting requirement will not be applicable if 66 2/3% of the continuing directors approve the business combination, the business combination is solely between UnitedHealth Group and a wholly owned subsidiary, or the cash or fair market value of the property, securities or other consideration to be received per share by holders of UnitedHealth Group common stock other than the Related Person is not less than the highest per share price paid by the Related Person in acquiring any of its holdings of UnitedHealth Group common stock.

Minnesota law provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

It should be noted that in addition to the anti-takeover measures discussed above, the provisions of the UnitedHealth Group articles and bylaws (i) providing for a staggered board of directors, (ii) requiring a vote of 66 2/3% of the outstanding voting stock to amend certain provisions of the UnitedHealth Group articles concerning the election and removal of directors and concerning certain business combinations and (iii) requiring the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•      the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;

•      the stockholder acquired the 15% interest when these restrictions did not apply; or

•      the corporation has opted out of this provision. MAMSI has not expressly opted out of this provision in its certificate of incorporation.

In addition, MAMSI’s certificate of incorporation requires the affirmative vote of 75% of its outstanding voting stock in the event of certain business combinations with interested persons, as such terms are defined in, and subject to the provisions and exceptions set forth in, its certificate of incorporation.

request of holders of at least 25% of the outstanding shares in order for shareholders to call a special meeting of shareholders involving a business combination or any change in the composition of the board of directors as a result of such business combination and (iv) providing for the issuance of preferred stock in one or more series, with the powers, rights and preferences of such stock determined solely by the board of directors, may make it more difficult to effect a change in control of UnitedHealth Group and may discourage or deter a third party from attempting a takeover.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting such shareholder the right to purchase a proportionate share of any new stock issuance and thereby protecting the shareholder from dilution of value and control upon new stock issuances.

Minnesota law provides that all shareholders are entitled to preemptive rights unless the articles of incorporation specifically deny or limit preemptive rights. UnitedHealth Group’s articles of incorporation provide that the shareholders have no preemptive rights to purchase securities of any class, kind or series.

Unless the certificate of incorporation provides otherwise, under Delaware law, stockholders of a corporation have no preemptive rights. MAMSI’s certificate of incorporation does not provide for preemptive rights.

Advance Notice Requirements of Shareholder/Stockholder Proposals

UnitedHealth Group’s bylaws provide that for a shareholder proposal to be properly made by a shareholder at a regular meeting, the shareholder must give written notice of the proposal. UnitedHealth Group’s bylaws also provide that for a nomination of a director to be properly made by a shareholder at a regular meeting, the shareholder must give written notice of the nomination. In both cases, UnitedHealth Group must receive the relevant notice at least 120 days before the anniversary of the date of the proxy statement from the previous year’s regular meeting.

MAMSI’s bylaws provide that for a stockholder proposal, including a proposal for a nomination of a director, to be properly made by a stockholder at an annual meeting, the stockholder must have given timely notice in writing. To be timely, a stockholder’s notice must be personally delivered or mailed to and received at the principal executive offices of MAMSI not less than 120 days in advance of the first anniversary of the date the MAMSI’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if the date of the annual meeting changes by more than 30 days from the date of the previous year’s meeting, to be timely, a stockholder’s notice must be personally delivered or mailed to and received at the principal executive offices of MAMSI in the manner required by Regulation 14A of the Securities Exchange Act.

Inspection of Corporate Documents

Under the UnitedHealth Group bylaws, UnitedHealth Group’s board of directors is required to keep at UnitedHealth Group’s principal executive office, or, if its principal executive office is not in Minnesota, shall make available at its registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a shareholder or other person authorized by Minnesota Statutes Section 302A.461, originals or copies of:

(1) records of all proceedings of shareholders for the last three years;

(2) records of all proceedings of the board for the last three years;

(3) its articles and all amendments currently in effect;

(4) its bylaws and all amendments currently in effect;

(5) financial statements required by Minnesota Statutes, Section 302A.463, and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;

(6) reports made to shareholders generally within the last three years;

(7) a statement of the names and usual business addresses of its directors and principal officers;

(8) voting trust agreements described in Section 302A.453; and

(9) shareholder control agreements described in Section 302A.457.

Under Delaware law, a stockholder’s right to inspect the corporate books is fixed by statute. The MAMSI bylaws do not modify the Delaware provisions.

Classes of Stock

UnitedHealth Group is authorized by its Articles of Incorporation to issue 10,000,000 shares of preferred stock, par value $.001 per share. There are no shares of preferred stock issued or outstanding. In addition, the UnitedHealth Group board is authorized to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock.

MAMSI is authorized by its Certificate of Incorporation to issue an aggregate of 100,000,000 shares of common stock, par value $.01 per share, divisible into classes. In addition, MAMSI is authorized to issue 1,000,000 shares of preferred stock, par value $.01, which shall not be convertible into common stock, but will have such other rights, voting powers, restrictions, and limitations as to dividends as MAMSI’s board of directors may later determine.

DESCRIPTION OF UNITEDHEALTH GROUP CAPITAL STOCK

The following description of the capital stock of UnitedHealth Group does not purport to be complete, and is subject, in all respects, to applicable Minnesota law and to the provisions of the UnitedHealth Group articles of incorporation. The following description is qualified by reference to the UnitedHealth Group articles of incorporation.

UnitedHealth Group Common Stock

UnitedHealth Group is authorized by the UnitedHealth Group articles of incorporation to issue 1,500,000,000 shares of common stock, par value $.01 per share, of which 587,831,182 shares were issued and outstanding as of October 27, 2003 and which were held of record by approximately 12,959 shareholders.

Holders of shares of UnitedHealth Group common stock are entitled to one vote per share on all matters to be voted on by shareholders. UnitedHealth Group shareholders are not entitled to cumulate their votes in the election of directors. The holders of UnitedHealth Group common stock are entitled to receive such dividends, if any, as may be declared by the UnitedHealth Group board of directors in its discretion out of funds legally available therefor. Subject to the rights of any preferred stock outstanding, upon liquidation or dissolution of UnitedHealth Group, the holders of UnitedHealth Group common stock are entitled to receive on a pro rata basis all assets remaining for distribution to shareholders. Shares of UnitedHealth Group common stock do not have preemptive or other subscription or conversion rights and are not subject to any redemption or sinking fund provisions. All of the outstanding shares of UnitedHealth Group common stock are, and the shares of UnitedHealth Group common stock to be issued as described in this proxy statement/prospectus will be, fully paid and nonassessable.

UnitedHealth Group Preferred Stock

UnitedHealth Group is authorized by the UnitedHealth Group articles of incorporation to issue 10,000,000 shares of preferred stock, par value $.001 per share. There are no shares of preferred stock issued or outstanding. The UnitedHealth Group board is authorized to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock. The UnitedHealth Group board of directors can, without shareholder approval, issue shares of such preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of UnitedHealth Group common stock and may have the effect of delaying, deferring or preventing a change in control of UnitedHealth Group.

Special Voting Rights

UnitedHealth Group shareholders are entitled to certain “supermajority” voting rights as described above in “Comparison of Rights of Shareholders of UnitedHealth Group and Stockholders of MAMSI—Board of Directors,” “—Amendments to Bylaws and Articles,” and “—Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions.”

Board of Directors

The board of directors of UnitedHealth Group is divided into three classes as nearly equal in number as possible. Each class serves three years with the term of office of one class expiring at the annual meeting each year in successive years. This classification of directors may have the effect of delaying, deferring or preventing a change in control of UnitedHealth Group.

Transfer Agent and Registrar

The transfer agent and registrar for the UnitedHealth Group common stock is Wells Fargo Bank Minnesota, N.A., Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of UnitedHealth Group as of and for the year ended December 31, 2002 incorporated in this prospectus and elsewhere in the registration statement by reference from the UnitedHealth Group Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of a new accounting principle and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of UnitedHealth Group for the periods ended September 30, 2003 and 2002 which is included in Annex I and made part hereof, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in UnitedHealth Group’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 included in Annex I, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

On May 15, 2002, UnitedHealth Group’s board of directors and Audit Committee dismissed Arthur Andersen LLP as their independent public accountants, effective May 15, 2002, and engaged Deloitte & Touche LLP, effective May 16, 2002, to serve as their independent auditors for fiscal year 2002. Arthur Andersen LLP has informed UnitedHealth Group that it will no longer be able to issue written consents to the inclusion of its reports in UnitedHealth Group’s registration statements and has not consented to the incorporation by reference of its reports on UnitedHealth Group’s financial statements for the fiscal years ended December 31, 2001 and December 31, 2000 in this prospectus and elsewhere in this registration statement. Rule 437a of the Securities Act of 1933, as amended, permits UnitedHealth Group to include these reports on the financial statements incorporated by reference in this prospectus and elsewhere in the registration statement without the consent of Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of its reports in this prospectus and elsewhere in the registration statement, your ability to recover for claims against Arthur Andersen LLP will be limited. In particular, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

The consolidated financial statements of MAMSI incorporated by reference in MAMSI’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

David J. Lubben, UnitedHealth Group’s General Counsel, will pass on the validity of the securities offered in this prospectus for UnitedHealth Group. Mr. Lubben beneficially owns less than 1% of UnitedHealth Group’s common stock. Weil, Gotshal & Manges LLP, counsel to UnitedHealth Group, and Dewey Ballantine LLP, special counsel to MAMSI, will render opinions to UnitedHealth Group and MAMSI, respectively, on the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

FUTURE SHAREHOLDER PROPOSALS

UnitedHealth Group’s 2003 annual meeting of shareholders took place on May 7, 2003. UnitedHealth Group shareholders wishing to present proposals to be considered at the 2004 annual meeting of shareholders should submit their proposals to UnitedHealth Group in accordance with all applicable rules and regulations of the Securities and Exchange Commission and UnitedHealth Group’s bylaws by December 10, 2003. MAMSI will hold an annual meeting in the year 2004 only if the merger is not completed. If such annual meeting is held, the deadline for receipt of a proposal to be considered for inclusion in MAMSI’s proxy statement for the 2004 annual meeting was November 25, 2003.

WHERE YOU CAN FIND MORE INFORMATION

MAMSI and UnitedHealth Group file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information they file at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. MAMSI and UnitedHealth Group filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the Internet Website maintained by the Securities and Exchange Commission at http://www.sec.gov. UnitedHealth Group and MAMSI filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of their public filings at the New York Stock Exchange, you should call (212) 656-5060.

UnitedHealth Group has filed a registration statement on Form S-4 to register the shares of UnitedHealth Group common stock to be issued to MAMSI stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes the prospectus of UnitedHealth Group as well as the proxy statement of MAMSI for the special meeting. This proxy statement/prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Such additional information may be obtained from the Securities and Exchange Commission’s principal office in Washington, D.C. or at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by UnitedHealth Group to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement. The SEC allows UnitedHealth Group and MAMSI to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that UnitedHealth Group and MAMSI have previously filed with the SEC. These documents contain important information about the companies and their financial condition and are attached hereto as Annexes D through Q.

UnitedHealth Group filings with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

•	Current Reports on Form 8-K filed on January 3, 2003, January 23, 2003, February 12, 2003, March 19, 2003, March 25, 2003, May 21, 2003, September 16, 2003, September 19, 2003, October 27, 2003, November 19, 2003 and December 3, 2003.

MAMSI filings with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

•	Current Report on Form 8-K dated October 27, 2003.

You should rely only on the information contained in this proxy statement/prospectus including the Annexes hereto to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than its date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of UnitedHealth Group common stock in the merger shall create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

This proxy statement/prospectus does not cover any resales of the UnitedHealth Group common stock offered hereby to be received by stockholders of MAMSI deemed to be “affiliates” of MAMSI or UnitedHealth Group upon the completion of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with such resales.

CERTAIN INFORMATION REGARDING UNITEDHEALTH GROUP AND MAMSI

UnitedHealth Group has supplied all the information contained in this proxy statement/prospectus relating to UnitedHealth Group and MAMSI has supplied all such information relating to MAMSI. Some of the important business and financial information relating to UnitedHealth Group and MAMSI that you may want to consider in deciding how to vote appears as Annexes to this proxy statement/prospectus.

MAMSI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 appears as Annex D, its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 appears as Annex E, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 appears as Annex J, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 appears as Annex K, and its Current Report on Form 8-K dated October 27, 2003 appears as Annex L.

UnitedHealth Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 appears as Annex F, its selected financial data under the heading “Financial Highlights” appears as Annex G, its Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “Results of Operations” appears as Annex H, its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 appears as Annex I, its Quarterly report on Form 10-Q for the quarterly period ended June 30, 2003 appears as Annex M, its Quarterly Report for the quarterly period ended March 31, 2003 appears as Annex N, its Current Report on Form 8-K dated October 27, 2003 appears as Annex O, its Current Report on Form 8-K dated September 16, 2003 appears as Annex P, and its Current Report on Form 8-K dated March 25, 2003 appears as Annex Q.

The foregoing Annexes (excluding any documents incorporated by reference therein or exhibits thereto) are a part of this proxy statement/prospectus and should be carefully reviewed for the information regarding UnitedHealth Group and MAMSI contained in those Annexes. The portions of reports that do not appear in the Annexes, as well as the documents incorporated by reference into, or included as exhibits to, those reports, are NOT a part of this proxy statement/prospectus.

ANNEXES TO

PROXY STATEMENT/PROSPECTUS

WITH RESPECT TO THE

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 26, 2003

BY AND AMONG

UNITEDHEALTH GROUP INCORPORATED

MU ACQUISITION LLC

AND

MID ATLANTIC MEDICAL SERVICES, INC.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of October 26, 2003

Among

UNITEDHEALTH GROUP INCORPORATED,

MU ACQUISITION LLC

And

MID ATLANTIC MEDICAL SERVICES, INC.

i

TABLE OF DEFINED TERMS

Term	Section
Adverse Recommendation Notice	5.02(b)
Affected Employees	6.11(c)
Affiliate	9.03(a)
Agreement	Preamble
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
COBRA	3.12(h)
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	5.02(b)
Company By-laws	3.01
Company Certificate	3.01
Company Common Stock	2.01
Company Disclosure Schedule	Article III
Company Material Adverse Effect	3.01
Company Plans	3.12(a)
Company Preferred Stock	3.03(a)
Company SEC Documents	3.06(a)
Company Stock Options	3.03(a)
Company Stock Plans	3.03(a)
Company Stockholder Approval	3.04(a)
Company Stockholders Meeting	6.01(b)
Company Superior Proposal	5.02(a)
Company Takeover Proposal	5.02(a)
Confidentiality Agreement	6.02(a)
Contract	3.04(b)
Delaware Law	1.01
Effective Time	1.03
Employees	3.12(a)
Employment Agreements	6.12
ERISA	3.12(a)
Exchange Act	3.05
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
Filed Company SEC Documents	3.08
Form S-4	3.07
GAAP	3.06(a)
Governmental Authority	3.05
HSR Act	3.05
IRS	3.13(c)
Knowledge	9.03(b)
Laws	3.11
Liens	3.02

Term	Section
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
Merger Sub Interests	4.02(b)
Parent	Preamble
Parent Common Stock	2.01(c)
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	4.01
Parent Preferred Stock	4.02(a)
Parent SEC Documents	4.05
Permits	3.11
person	9.03(c)
Provider	3.10(b)
Proxy Statement	3.07
Representatives	5.02(a)
Restraints	7.01(d)
Sarbanes-Oxley	3.11(b)
SCT Agreement	3.18
SEC	3.06(a)
Securities Act	3.05
State Regulatory Filings	3.16
Subsidiary	9.03(e)
Surviving Entity	1.01
Taxes	3.13(m)
Tax Returns	3.13(m)
Termination Fee	8.02(a)
Trust	3.18
Trustee	3.18

Exhibits
A.	Form of Rule 145 Affiliate Letter
B	Form of Company Tax Representation Certificate
C	Form of Parent Tax Representation Certificate
D	Form of Employment Agreement
E	Closing Consents

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 26, 2003, is among UnitedHealth Group Incorporated, a Minnesota corporation (“Parent”), MU Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Mid Atlantic Medical Services, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent and the Company and the Managing Member of Merger Sub have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and that this Agreement constitutes, and hereby is adopted as, a plan of reorganization; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law and the Limited Liability Company Act of the State of Delaware (collectively, “Delaware Law”), the Company shall be merged with and into Merger Sub at the Effective Time. Following the Effective Time, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity in the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with Delaware Law.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 1501 K Street, Suite 100, Washington, DC 20005, unless another date or place is agreed to in writing by the parties hereto.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of Delaware Law and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Delaware Law.

SECTION 1.05. Certificate of Formation; Operating Agreement.

(a) The Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by Delaware Law or other applicable Law.

(b) The Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the Operating Agreement of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.04 hereof.

SECTION 1.06. Managers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

SECTION 1.07. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any membership interests of Merger Sub:

(a) Membership Interests of Merger Sub. The issued and outstanding membership interests of Merger Sub shall remain outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Entity.

(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), automatically shall be canceled and retired and shall cease to exist, and no shares of Parent Common Stock, cash or other consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.01(d) and Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b), and other than as provided in Section 2.02(k) with respect to shares as for which appraisal rights have been perfected) shall be converted into the right to receive:

(i) 0.82 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”); and

(ii) $18.00 in cash (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the

Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

(d) Adjustments. In the event that the aggregate market value of the Stock Consideration at the Effective Time will be less than 45% of the sum of the Merger Consideration plus any cash paid pursuant to Sections 2.02(e) and 2.02(k), the Merger Consideration will be adjusted by reducing the amount of Cash Consideration and by increasing by the same amount the amount of Stock Consideration payable to each holder of Company Common Stock who would otherwise have received Cash Consideration to the extent necessary so as to increase the aggregate market value of the Stock Consideration to 45% of the sum of the Merger Consideration plus any cash paid pursuant to Sections 2.02(e) and 2.02(k). For purposes of this paragraph (i), the “aggregate market value of the Stock Consideration” will be determined based, as closely as reasonably possible, on the actual Parent Common Stock price for the last trade prior to the Effective Time or, if the Effective Time is after the close of regular trading on the New York Stock Exchange, the mean between the highest and lowest quoted selling price of Parent Common Stock on the New York Stock Exchange for the date on which the Effective Time occurs and (ii) the Stock Consideration and Cash Consideration transferred to the Trust, or to the holders of Company Common Stock who acquire their stock from the Company or the Trust after the date hereof, shall be disregarded.

SECTION 2.02. Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall deposit with The Bank of New York or such other bank or trust company as may be designated by Parent, with the Company’s prior written consent, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock, (ii) cash sufficient to pay the Cash Consideration and (iii) from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.02(e) hereof and any dividends and other distributions pursuant to Section 2.02(c) hereof (such shares of Parent Common Stock and Cash Consideration, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in customary form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Stock Consideration portion of the Merger Consideration and cash representing the Cash Consideration portion of the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II, including for the Cash Consideration portion of the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, (w) a certificate representing the proper number of shares of Parent Common Stock, (x) a check for the Cash Consideration portion of the Merger Consideration, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and (z) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on the Merger Consideration or on any cash payable to holders of Certificates pursuant to Section 2.02(c) or (e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the holder thereof (i) at the time of such surrender, the amount of cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of any fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) In lieu of such fractional share interests, Parent shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Closing Date (or, if such date is not a trading day, the trading day immediately preceding the Closing Date) on the New York Stock Exchange, Inc. Composite Transactions Tape (or, if not reported thereby, as reported by any other authoritative source). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent and Parent shall cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Any losses resulting from such investments shall not in any way diminish Parent’s and Merger Sub’s obligation to pay the full amount of the Merger Consideration.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder would be entitled pursuant to Section 2.02(e), in each case in accordance with the terms of this Agreement.

(j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. Any such withholding shall be applied first against the Cash Consideration to the full extent thereof and then against the Stock Consideration. If withholding is required from shares of Parent Common Stock, the Exchange Agent shall sell in the open market such shares of Parent Common Stock on behalf of the former holder of Company Common Stock as is necessary to satisfy such withholding obligation and shall pay such cash proceeds to the appropriate taxing authority.

(k) Dissenting Shares. Notwithstanding Section 2.01(c), any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

SECTION 2.03. Company Stock Options.

(a) During the thirty (30) day period prior to the Closing, each holder of outstanding Company Stock Options (whether or not then vested or exercisable by its terms) shall have the opportunity to exercise his or her Company Stock Options upon payment of the exercise price in accordance with the terms of the applicable Company Stock Plan, or, at the option of the Company, on a net “cashless exercise” basis upon delivery to the Company of an exercise agreement in a form mutually acceptable to Parent and the Company. Except for vested options being exercised in accordance with the terms of the applicable Company Stock Plan, such option exercises shall be deemed effective as of, and conditioned upon, the occurrence of the Closing. All written communications distributed generally to employees by or on behalf of the Company regarding such exercises will be mutually acceptable to Parent and the Company. Each outstanding Company Stock Option which is not exercised prior to the Closing in accordance with this Section 2.03 shall be cancelled upon the occurrence of the Closing and no consideration shall be paid therefor.

(b) Effective on the Closing each of the Company Stock Plans, including, without limitation, the SCT Agreement, shall be terminated in accordance with their respective terms.

(c) In connection with the termination of the Company Stock Plans, following the Effective Time, no holder of Company Stock Options or any participant in or beneficiary of the Company Stock Plans or Trust, will have any right to acquire or receive any equity securities of the Surviving Entity or any Subsidiary thereof or any consideration other than as contemplated pursuant to this Section 2.03; provided, however, that all proceeds remaining in the Trust immediately after the Effective Time shall be applied, first to be returned to the Company in an amount equal to the principal amount, plus any accrued interest thereon, of the Loan (as defined in the SCT Agreement) that was forgiven upon such termination, and second as provided in the SCT Agreement, to satisfy obligations of the Company and its Subsidiaries under employee benefit plans of the Company listed on Schedule A of the SCT Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure schedule reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure schedule notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01. Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to (a) the economy or the financial markets in general, (b) the industry in which the Company and its Subsidiaries operate in general and not specifically relating to the Company and its Subsidiaries, (c) the announcement of this Agreement or the transactions contemplated hereby or the identity of Parent (provided that the exclusion set forth in this clause (c) shall not apply to Section 3.04(b) hereof), (d) any Company action prohibited by Section 5.01(a) hereto that Parent does not consent to the Company taking; (e) changes in applicable Laws or regulations after the date hereof, or (f) changes in GAAP or regulatory accounting principles after the date hereof. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives correct and complete copies of the minutes of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since December 31, 2000.

SECTION 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Schedule lists all the Subsidiaries of the Company and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

SECTION 3.03. Capital Structure.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on September 30, 2003, (i) 67,772,502 shares of Company Common Stock were issued and 47,760,422 shares of Company Common Stock were outstanding, (ii) 20,012,080 shares of Company Common Stock were held by the Company in its treasury, (iii) 7,608,120 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 1989 Non-Qualified Stock Option Plan, 1990 Non-Qualified Stock Option Plan, 1991 Non-Qualified Stock Option Plan, 1992 Non-Qualified Stock Option Plan, 1994 Non-Qualified Stock Option Plan, 1995 Non-Qualified Stock Option Plan, 1996 Non-Qualified Stock Option Plan, 1998 Non-Qualified Stock Option Plan, 1999 Non-Qualified Stock Option Plan, 2000 Non-Qualified Stock

Option Plan, 2001 Non-Qualified Stock Option Plan, 2002 Non-Qualified Stock Option Plan, 2003 Non-Qualified Stock Option Plan, any non-employee director stock option plan and any other plan or arrangement under which compensatory stock options were granted (collectively, the “Company Stock Plans”) (of which 6,412,486 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans (“Company Stock Options”)), (iv) 389,217 shares of Company Common Stock were “Available Shares” (as defined in the SCT Agreement) and 7,915,335 shares of Company Common Stock were held in the “Suspense Account” (as defined in the SCT Agreement) pursuant to the Trust and (v) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has delivered to Parent a correct and complete list, as of September 30, 2003, of all outstanding Company Stock Options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, expiration dates and exercise prices thereof. Except as set forth above in this Section 3.03, at the close of business on September 30, 2003, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

SECTION 3.04. Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of Company stockholder approval (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iii) recommending that the stockholders of the Company adopt this Agreement.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

SECTION 3.05. Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); (c) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any appropriate filings with and approvals of the New York Stock Exchange, (f) applicable state insurance and department of health approvals; (g) state securities or “blue sky” laws and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (g) above or listed in Section 3.05 of the Company Disclosure Schedule are referred to herein as “Necessary Consents.”

SECTION 3.06. Company SEC Documents; No Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed by the Company since December 31, 2000 (such documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected by a later-filed Company SEC Document. The financial statements of the

Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the financial statements included in the Company’s most recent Annual Report on Form 10-K or subsequent Quarterly Reports on Form 10-Q filed by the Company and publicly available prior to the date of this Agreement and (ii) as incurred in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 of the Proxy Statement.

SECTION 3.08. Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to Parent, Merger Sub and the Company’s financial and legal advisors or (b) as disclosed in the Filed Company SEC Documents there has not been any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.09. Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

SECTION 3.10. Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Company SEC Documents.

(b) Except for Contracts filed in unredacted form as exhibits to the Filed Company SEC Documents, Section 3.10(b) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all amendments thereto), of:

(i) all Contracts (other than Contracts of the category required to be disclosed in either clause (ix) or clause (x) of this Section 3.10(b), regardless of value) of the Company or any of its Subsidiaries having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

(ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of its Affiliates is bound, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

(iii) all Contracts (other than Contracts entered into in the ordinary course of business with all providers of health care, including, but not limited to, physicians, facilities and ancillary providers (each a “Provider”)) of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

(iv) all Contracts to which the Company or any of its Subsidiaries is a party granting any license to intellectual property (other than trade and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

(v) all confidentiality agreements (other than in the ordinary course of business), agreements by the Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of the Company;

(vi) any Contract having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid termination of or loss of benefit under any such Contract;

(vii) all joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

(viii) except as set forth in Section 3.03, all Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $500,000 on an annual basis and excluding trade payables arising in the ordinary course of business);

(ix) the 25 largest Provider and the ten largest customer Contracts measured in terms of payments to or receipts from the Company and its Subsidiaries in the aggregate during the calendar year ending December 31, 2002;

(x) any Contract (other than a Contract with a Provider) that involves (1) annual premiums or payments of greater than $500,000 or annual administrative services fees or similar payments of greater than $500,000 and (2) by its terms, does not terminate within one year after the date of such Contract and is not cancelable during such period without penalty or without payment (other than customer agreements that are not terminable within one year solely as a result of the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder (including 45 C.F.R. parts 160, 162, and 164) or other statutory or regulatory requirements); and

(xi) any Contract, agreement or policy for reinsurance.

(c) None of the Company or any of its Subsidiaries is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or other assets is subject, and, to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract except, in each case for violations, breaches, defaults, waivers or failures to enforce rights or benefits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11. Compliance with Laws.

(a) The Company and each of its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its properties or other assets or its business or operations, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since December 31, 2001, a notice or other communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit, except for violations, defaults or events that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to cause a Company Material Adverse Effect. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (“Sarbanes-Oxley”) and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The Company has previously disclosed to Parent any of the information required to be disclosed by the Company and certain of its officers to the Company’s Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form l0-Q under the Exchange Act.

SECTION 3.12. Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries (the “Employees”) (collectively, the “Company Plans”).

(b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) written communications to employees generally and relating to the SCT Agreement, except, in the case of communications relating to the SCT Agreement, as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus

Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i) Except as specifically provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan.

(j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement.

(k) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 3.12(c) hereof (without regard to any materiality or Company Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(l) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) (to the extent not properly reflected on the Company’s applicable tax returns) or Section 280G of the Code.

SECTION 3.13. Taxes.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date covered by such financial statements. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer.

(c) The Federal income tax returns of the Company and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (the “IRS”) (or, to the Knowledge of the Company, the applicable statute of limitations has expired) for all years through 1999. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither the Company nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to material taxes.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(f) Since 1996, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

(g) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state or local income or other material taxes.

(h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(i) The Company has made available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.

(j) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Liens for taxes not yet due.

(k) All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(l) Neither the Company nor any of its Subsidiaries has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

(m) For purposes of this Agreement, (i) “taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.14. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Lehman Brothers and Houlihan Lokey Howard & Zukin, the fees and expenses of which will be paid by the Company in accordance with the Company’s agreements with such firm (copies of which have been made available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

SECTION 3.15. Opinion of Financial Advisor. The Company has received the opinion of each of Lehman Brothers and Houlihan Lokey Howard & Zukin each dated the date hereof and in customary form to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock, copies of which opinions will be delivered to Parent as soon as practicable after the date of this Agreement.

SECTION 3.16. Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by the Company or any of its Subsidiaries with the Governmental Authorities listed in Section 3.16 of the Company Disclosure Schedule for the years ended December 31, 2001 and 2002, and for each quarterly period ending after December 31, 2002 (the “State Regulatory Filings”) and the statutory balance sheets and income statements included in such State Regulatory Filings fairly present in all material respects the statutory financial condition and results of operations of the Company or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected in the notes thereto and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

SECTION 3.17. Reserves. The loss reserves and other actuarial amounts of the Company and each of its Subsidiaries recorded in their respective financial statements contained in the Company’s SEC Documents and the State Regulatory Filings (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) satisfied all applicable Laws in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws. To the Knowledge of the Company there are no facts or circumstances which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by the Company or its Subsidiaries). The Risk Based Capital – Company Action Level of the Company and each of its Subsidiaries (excluding Optimum Choice of the Carolinas, Inc.) as defined in NAIC Risk Based Capital Guidelines and as required by applicable Law is now and immediately prior to Closing will be not less than the risk based capital of the Company or such Subsidiary (excluding Optimum Choice of the Carolinas, Inc.) as of June 30, 2003 as set forth in the applicable State Regulatory Filing, reduced, in the case of any Subsidiary, by any duly authorized dividends paid by such Subsidiary to the Company.

SECTION 3.18. SCT Agreement. Correct and complete copies of the Amended and Restated Mid Atlantic Medical Services, Inc. Stock Compensation Trust Agreement, by and between the Company and The Bank of New York (the “Trustee”), dated August 4, 2000 (the “SCT Agreement”), all amendments and allonges thereto and all promissory notes issued pursuant thereto have been made available to Parent by the Company. The SCT Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, the SCT Agreement constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, in each case, subject to the terms of the trust created pursuant to the terms of the SCT Agreement (the “Trust”) with respect to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles equity. The Trust distributes assets in respect of the Company’s employee benefit plans set forth in Section 3.18 of the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that, any fact or condition disclosed in any section of such disclosure schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure schedule reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure schedule notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01. Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to (a) the economy or the financial markets in general, (b) the industry in which Parent and its Subsidiaries operate in general and not specifically relating to Parent and its Subsidiaries, (c) the announcement of this Agreement or the transactions contemplated hereby or the identity of the Company (provided, that the exclusion set forth in this clause (c) shall not apply to Section 4.03(b)), (d) changes in applicable Law or regulations after the date hereof (provided, that the exclusion set forth in this clause (d) shall not apply to consents, orders or decrees in the case of the last sentence of Section 6.03 or the consents referred to in Section 7.02(f)) or (e) changes in GAAP or regulatory accounting principles after the date hereof. Parent has made available to the Company complete and correct copies of its Certificate of Incorporation (the “Parent Articles”) and By-laws (the “Parent By-laws”) and the Articles of incorporation and by-laws or comparable organizational documents) of each of its Subsidiaries and Merger Sub, in each case as amended to the date of this Agreement.

SECTION 4.02. Capital Structure.

(a) The authorized capital stock of Parent consists of 1,500,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). At the close of business on September 30, 2003, (i) 589,645,080 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 137,986,873 shares of Parent Common Stock were reserved for issuance pursuant to the 2002 Stock Incentive Plan, as amended, the 1987 Supplemental Stock Option Plan and the 1993 Qualified Employee Stock Purchase Plan, as amended (collectively, the “Parent Stock Plans”) (of which 85,925,216 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock granted under the Parent Stock Plans ) and (iv) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above in this Section 4.02(a), at the close of business on September 30, 2003, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued (including shares of Parent Common Stock to be issued in accordance with this Agreement) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 4.02(a), there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b) The authorized equity interests of Merger Sub consists of 100 membership interests (“Merger Sub Interests”). All of the issued and outstanding Merger Sub Interests are owned by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Interests to any person, other than Parent.

SECTION 4.03. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, any of its Subsidiaries or Merger Sub under (i) the Parent Certificate or Parent By-laws or the comparable organizational documents of any of its Subsidiaries or Merger Sub, (ii) any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.04 hereof, any Law applicable to Parent, any of its Subsidiaries or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

SECTION 4.04. Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent, any of its Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) Necessary Consents and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

SECTION 4.05. Parent SEC Documents. (a) Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since December 31, 2000 (such documents, the “Parent SEC Documents”). No Subsidiary of Parent is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the

Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Parent SEC Document has been corrected by a later-filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the financial statements included in Parent’s most recent Annual Report on Form 10-K or subsequent Quarterly Reports on Form 10-Q filed by Parent and publicly available prior to the date of this Agreement and (ii) as incurred in the ordinary course of business, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.06. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

SECTION 4.07. Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to the Company or (b) as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, there has not been any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.08. Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

SECTION 4.09. Compliance with Laws.

(a) Parent and each of its Subsidiaries is in compliance with all Laws applicable to it, its properties or other assets or its business or operations, except for instances of noncompliance or possible noncompliance that individually or in the aggregate has not had or would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has received, since December 31, 2001, a notice or other communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. Parent and its Subsidiaries have in effect all material Permits necessary to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit, except for violations, defaults or events that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no event which has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to cause a Parent Material Adverse Effect. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and each of its officers and directors are in compliance with, and have complied, in all material respects with (A) the applicable provisions of Sarbanes-Oxley and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. Parent has previously disclosed to the Company any of the information required to be disclosed by Parent and certain of its officers to Parent’s Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form l0-Q under the Exchange Act.

SECTION 4.10. No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 4.11. No Parent Vote Required. No vote or other action of the stockholders of Parent is required by Law, the Parent Certificate or the Parent By-laws or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

SECTION 4.12. Taxes.

(a) Neither Parent nor any of its Subsidiaries has taken any action, has failed to take any action or has Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

(b) Merger Sub is a Delaware limited liability company all of the membership interests of which are owned by Parent and as to which Parent has not elected to treat as a corporation for federal income tax purposes.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in Section 5.01(a) of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, which shall not be unreasonably withheld or delayed (provided that in the case of any issuance, delivery or sale of shares of capital stock proposed by the Company in accordance with Section 5.01(a)(ii), Parent’s consent may be withheld or delayed in its sole discretion if such issuance, delivery or sale would reasonably be likely to require an additional issuance of shares by Parent in accordance with Section 2.01(d) hereof):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), (B) the grant of options to employees hired within one year prior to, or anytime after, the date hereof to acquire shares of Company Common Stock in accordance with the Company’s ordinary course of business consistent with past practice);

(iii) amend the Company Certificate or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries;

(iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of $2,000,000 individually or $5,000,000 in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company’s business and/or (C) in the ordinary course of business);

(vi) make any unbudgeted capital expenditure or expenditures which (A) involves the purchase of any real property or (B) is in excess of $2,000,000 individually or $5,000,000 in the aggregate, except for any such capital expenditures provided for in the 2003 Capital Expenditure Plan (authorizing approximately $22,100,000 of capital expenditures) and the 2004 Capital Expenditure Plan (providing for approximately $22,000,000 in capital expenditures ratably over the 2004 calendar year) provided to Parent prior to the date hereof;

(vii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $250,000 in the aggregate, other than (1) any loan or advance to any physician or physicians group up to $150,000 in the aggregate, (2) any working capital advance to any Provider pursuant to COMAR Section 10.37.10.26B and (3) in the Company or in or to any direct or indirect Subsidiary of the Company;

(viii) (A) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (1) in excess of $2,000,000 individually and $5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $250,000;

(ix) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated would reasonably be expected to (1) have a Company Material Adverse Effect,  (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (B) any other Contract that involves the Company or any of its Subsidiaries incurring a liability in excess of $2,000,000 individually or $5,000,000 in the aggregate and that is not terminable by the Company without penalty with one year or less notice (excluding contracts or amendments entered into or made in the ordinary course of business with customers or Providers of the Company or its Subsidiaries), (C) any Contract by which the Company or any of its Subsidiaries grants any license to intellectual property (other than trade or service marks) or (D) any Contract that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

(x) enter into any Contract which if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(b) hereof (other than Contracts required to be disclosed pursuant to Section 3.10(b)(v)) to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

(xi) except as required to comply with applicable Law or any Contract, or pursuant to the terms of any Company Plan existing on the date of this Agreement (including any bonus payments for the Company’s 2003 fiscal year under the bonus plans set forth in Section 6.11 of the Company Disclosure Schedule),  (A) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than increases and bonuses consistent with past practice, (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), other than in the ordinary course of business to employees hired within one year prior to, or anytime after, the date hereof, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement;

(xii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(xiii) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xiv) change its fiscal year, revalue any of its material assets, or make any changes in financial, actuarial, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

(xv) make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

(xvi) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall not (i) amend the Parent Certificate or the Parent By-laws in a manner materially adverse to the Company’s stockholders or (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent or (B) regular cash dividends paid in the ordinary course of business consistent with past practice.

(c) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

(d) Advice of Changes; Filings. The Company and Parent shall as promptly as practicable advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

SECTION 5.02. No Solicitation by the Company.

(a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or furnish to any person any information in connection with or in furtherance of any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to constitute a Company Superior Proposal, the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.02(c) and after giving Parent two Business Days written notice of such determination, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information (to the extent that such information has not been previously provided to Parent) is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

For purposes of this Agreement, “Company Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its shareholders) owning, directly or indirectly, greater than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company (i) on terms which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation and in light of all relevant circumstances, including, without limitation, all the terms and conditions of such proposal and this Agreement) to be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement or the Merger or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Company Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.02(a)). Notwithstanding the foregoing, the Board of Directors of the Company may make a Company Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Company Superior Proposal until after the fifth business day following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.02(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Adverse Recommendation Notice and a new five (5) business day period). In determining whether to make a Company Adverse Recommendation Change in response to a Company Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Company Takeover Proposal still constitutes a Company Superior Proposal.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal or of any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall promptly keep Parent fully informed of the status and details (including any change to the terms thereof) of any such request, Company Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel), failure to so disclose would be inconsistent with its obligations under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Preparation of the Form S-4 and the Proxy Statement; Stockholder Meetings.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will made by the Company, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, and promptly after the Form S-4 is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) any Company Adverse Recommendation Change.

SECTION 6.02. Access to Information; Confidentiality. (a) Subject to applicable Laws each party shall afford to the others, and the others’ officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, each party shall furnish promptly to the others (a) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning such party and its Subsidiaries’ business, properties and personnel as the other party may reasonably request. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of March 10, 2003, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

(b) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound (including, without limitation, the Confidentiality Agreement), commencing on the Release Date (as defined below), the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated herein, shall not apply to the tax structure or tax treatment of the transactions contemplated herein, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose after the Release Date to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated herein; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. For purposes of this agreement, “Release Date” means the date that is the earlier of (a) the date of the public announcement of discussions relating to the transactions contemplated herein, (b) the date of the public announcement of the transactions contemplated herein or (c) the date of the execution of an agreement (with or without conditions) to enter into the transactions contemplated herein.

SECTION 6.03. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.03, each of the Company and its Board of Directors and Parent and its Board of Directors shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (B) not compete in any geographic area or line of business or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Entity or any of their respective Affiliates may carry on business in any part of the world, which, in the case of any of clauses (A) through (C) above, would reasonably be likely to have a Parent Material Adverse Effect, a Company Material Adverse Effect or materially impair the long-term benefits sought to be derived from the Merger.

SECTION 6.04. Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate or the Company By-laws (in each case, as in effect on the date hereof) shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. The Parent shall indemnify and hold harmless, and provide advancement of expenses to the Indemnified Parties to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company Certificate and the Company By-laws.

(b) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided further, however, that in satisfying its obligation under this Section 6.04(b) Parent shall not be obligated to pay aggregate premiums in excess of 300% of the amount paid by the Company in its last full fiscal year (which premiums are hereby represented and warranted by the Company to be approximately $2,500,000), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c) The covenants contained in this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

SECTION 6.05. Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of (a) the costs and expenses incurred in connection with filing, printing and mailing the Form S-4 and (b) the filing fees for the premerger notification and report forms under the HSR Act.

SECTION 6.06. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 6.07. Affiliates. Prior to the Effective Time the Company shall deliver to Parent a letter identifying all persons who will be at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Parent at least 10 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A.

SECTION 6.08. Stock Exchange Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.09. Reorganization Treatment. The Company, Parent and Merger Sub shall execute and deliver to each of Dewey Ballantine LLP, special counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent and Merger Sub, certificates substantially in the forms attached hereto at Exhibits B and C at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 7.02(e) or 7.03(c), as the case may be. Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code and the parties will take the position for all tax purposes that the Merger so qualifies unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.

SECTION 6.10. Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration.

SECTION 6.11. Employee Matters.

(a) Parent agrees to honor, or cause the Surviving Entity to honor, from and after the Effective Time any bonus payments for the Company’s 2003 fiscal year under the bonus plans set forth in Section 6.11 of the

Company Disclosure Schedule in accordance with their terms as in effect immediately before the Effective Time.

(b) As soon as practicable after the Effective Time, Parent shall cause the Surviving Entity to provide each individual who, as of the Effective Time, is an employee of the Company or any of its Subsidiaries, with compensation and benefits that are comparable in the aggregate to the compensation and benefits that are provided to similarly situated employees of Parent.

(c) With respect to any benefit plan, program, arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any vacation program), Parent shall, and shall cause the Surviving Entity to, recognize the service with the Company and its Subsidiaries prior to the Effective Time of employees of the Company and its Subsidiaries who continue their employment after the Effective Time (the “Affected Employees”) for purposes of such plan or program.

(d) Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.03 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive letter, dated January 12, 1999, issued by the SEC with respect to such matters.

(e) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(f) Prior to the Effective Time, the Company shall terminate its defined contribution 401(k) plan. Parent agrees to provide, or cause the Surviving Entity to provide, that the Affected Employees are eligible to participate in a defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept “eligible rollover distributions” for Affected Employees from the Company’s defined contribution 401(k) plan.

SECTION 6.12. Employment Agreements. The Company will use its best efforts to procure the agreement of each of the employees named on Section 6.12 of the Company Disclosure Schedule to enter into employment agreements with the Company (the “Employment Agreements”) to be effective as of the Effective Time and substantially in the form set forth on Exhibit D hereto. For purposes of this Section 6.12, it is understood that “best efforts” shall not constitute a guaranty that any particular individual or any number of individuals will agree to enter into an Employment Agreement. No provisions of the Employment Agreements or any other employment agreements between the Company or any of its Subsidiaries and their respective employees will be amended without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.

SECTION 6.13. Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any agreement required to be disclosed pursuant to Section 3.10(b)(v) hereof to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, the Company will not approve a Company Takeover Proposal or Company Superior Proposal for purposes of Section 203 of Delaware Law.

SECTION 6.14. Issuance of Shares. All shares of Company Common Stock to be issued pursuant to exercises of Company Stock Options after the date hereof shall be issued by the Trust and the Company will not issue any shares of Company Common Stock under the Company Stock Plans or the Company Stock Options.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(f) Closing Consents. The consents listed on Exhibit E hereto shall have been obtained and shall be in full force and effect.

SECTION 7.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Common Stock (or shares of capital stock of the Surviving Entity) by Parent or Merger Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries or to compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Merger or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages, which, in the case of clauses (ii) and (iii) above, would reasonably be likely to have a Parent Material Adverse Effect, have a Company Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Merger.

(d) Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.02(c) shall be in effect.

(e) Tax Opinion. Parent shall have received from Weil, Gotshal & Manges LLP, counsel to the Parent, on the Closing Date, an opinion in form and substance reasonably satisfactory to Parent and dated as of the Closing Date, to the effect that the Merger will qualify for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may rely upon customary assumptions and the representations and covenants contained in the certificates of the Company, Parent and Merger Sub referred to in Section 6.09.

(f) Closing Consents. The consents listed on Exhibit E hereto shall have been obtained and shall be in full force and effect, without any conditions which would reasonably be likely to have a Parent Material Adverse Effect, have a Company Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Merger.

SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received from Dewey Ballantine LLP, special counsel to the Company, on the Closing Date, an opinion in form and substance reasonably satisfactory to the Company and dated as of the Closing Date, to the effect that the Merger will qualify for United States Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Dewey Ballantine LLP may rely upon customary assumptions and representations and covenants contained in the certificates of the Company, Parent and Merger Sub referred to in Section 6.09.

SECTION 7.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before July 31, 2004; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having the effect of granting or implementing any relief referred to in Section 7.02(c) shall be in effect and shall have become final and nonappealable;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform; or

(e) by Parent, within 45 days of the date on which (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger within three (3) business days after a written request by Parent that it do so.

Section 8.02. Termination Fee.

(a) In the event that

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and (A) a vote to obtain the Company Stockholder Approval has not been held, (B) the failure to hold such vote was not due to circumstances beyond the control of the Company, including Parent’s breach of its obligations contained in this Agreement or any Restraint which had the effect of delaying the Company Stockholders Meeting past July 31, 2004, despite the Company’s reasonable efforts to remove the Restraint and hold the meeting in a timely manner and (C) within 12 months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and (A) Parent shall not have been entitled to terminate this Agreement pursuant to Section 8.01(e), (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally and (C) within 12 months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

(iii) this Agreement is terminated by Parent pursuant to Section 8.01(c) and (A) the Company’s breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally and (C) within 12 months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal; or

(iv) this Agreement is terminated by Parent pursuant to Section 8.01(e),

then the Company shall (x) in the case of a Termination Fee payable pursuant to clause (i), (ii) or (iii) of this Section 8.02(a), upon the earlier of the date of such definitive agreement and such consummation of a Company Takeover Proposal or (y) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.02(a), on the date of such termination, pay Parent a fee equal to $116,388,089 (the “Termination Fee”) by wire transfer of same-day funds. In the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.02(a), the parties agree that the Termination Fee shall be the appropriate measure of liquidated damages, and shall be the total damages and sole and exclusive remedy of Parent and Merger Sub relating to the willful breach or failure which triggered the payment of the Termination Fee.

(b) The Company acknowledges and agrees that the agreements contained in Section 8.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to Section 8.02(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 8.03. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02(a), Sections 6.05 and 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach hereof, subject to the final sentence of Section 8.02(a).

SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.06. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 8.04, the duly authorized committee or other designee of its Board of Directors to the extent permitted by Law.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Facsimile No.: 952-936-0044

Attention: General Counsel

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile No.: 212-310-8007

Attention: Thomas A. Roberts

Marita A. Makinen

if to the Company, to:

Mid Atlantic Medical Services, Inc.

4 Taft Court

Rockville, MD 20850

Facsimile No.: 301-838-5689

Attention: General Counsel

with a copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Facsimile No.: 212-259-6333

Attention: Frederick W. Kanner

M. Adel Aslani-Far

with a copy to:

Kirkpatrick & Lockhart LLP

1800 Massachusetts Avenue, NW

Second Floor

Washington, DC 20036-1800

Facsimile No.: 202-778-9100

Attention: Alan J. Berkeley

Thomas F. Cooney, III

SECTION 9.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Knowledge” of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the employees of the Company and its Subsidiaries listed in Section 9.03(b) of the Company Disclosure Schedule and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.03(b) of the Parent Disclosure Schedule.;

(c) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(d) “Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto;

(e) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.04, are not intended to confer upon any person other than the parties any rights, benefits or remedies.

SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion (and, if so requested by the Company, will assign to a wholly owned corporate subsidiary of Parent) any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder (except in the case of any such request). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.09. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

SECTION 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ WILLIAM W. MCGUIRE, M.D.

Name: William W. McGuire, M.D. Title: Chairman and Chief Executive Officer

MU ACQUISITION LLC

By:	/s/ WILLIAM W. MCGUIRE, M.D.

Name: William W. McGuire, M.D. Title: Chairman

MID ATLANTIC MEDICAL SERVICES, INC.

By:	/s/ MARK D. GROBAN, M.D.

Name: Mark D. Groban, M.D. Title: Chairman of the Board

ANNEX B-1

LEHMAN BROTHERS

October 26, 2003

Board of Directors

Mid Atlantic Medical Services, Inc.

4 Taft Court

Rockville, MD 20850

Members of the Board:

We understand that Mid Atlantic Medical Services, Inc. (“MAMSI” or the “Company”) intends to enter into an agreement with UnitedHealth Group Incorporated (“United”), pursuant to which the Company will be merged with and into a wholly owned subsidiary of United (“MergerCo”, and such merger, the “Proposed Transaction”). We further understand that upon the effectiveness of such merger, each share of Company common stock that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive (x) 0.82 shares of common stock of United (the “United Common Stock” and such shares, the “Stock Consideration”) and (y) $18.00 in cash (together with the Stock Consideration, the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of October 26, 2003 (the “Agreement”) among the Company, United and MergerCo.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003, (3) publicly available information concerning United that we believe to be relevant to our analysis, including United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and United’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including the near-term expectations of the Company’s management for the financial performance of the Company for the remainder of 2003 (the “Company Projections”), (5) the trading history of the Company’s common stock from October 23, 2002 to the present and a comparison of that trading history with those of other companies and market indices that Lehman Brothers deemed relevant, (6) financial and operating information with respect to the business, operations and prospects of United furnished to us by United, (7) the trading history of United Common Stock from October 22, 1993 to the present and United’s price to earnings ratio from October 23, 2000 to the present and a comparison of that ratio with those of other companies that Lehman Brothers deemed relevant, (8) a comparison of the historical financial results and present financial condition of MAMSI with those of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of United with those of other companies that we deemed relevant, (10) independent research analysts’ estimates of the future financial performance of the Company published by First Call (the “Company Research Estimates”), (11) independent research analysts’ estimates of the future financial performance of United published by First Call (the “United Research Estimates”), (12) the relative financial contributions of the Company and United to the combined company on a pro forma basis following consummation of the Proposed Transaction, (13) the potential pro forma effect of the Proposed Transaction on the future financial performance of United, including the effect on United’s pro forma earnings per share, (14) the results of efforts by the Company and its other financial advisors to solicit indications of interest from third

B-1-1

parties with respect to a purchase of the Company, (15) the strategic and competitive positions of the Company and United in comparison to other companies in the healthcare insurance and well-being industry, and (16) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and United concerning their respective business, operations, assets, financial conditions and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of the Company and United that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, with the consent of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the future performance of the Company for the period ended December 31, 2003, and that the Company will perform substantially in accordance with such projections. However, for purposes of our analysis, we also have considered the Company Research Estimates for the period ended December 31, 2003 and thereafter. We have discussed these Company Research Estimates with the management of the Company and based upon advice of the Company’s management we have assumed that the Company Research Estimates are a reasonable basis upon which to evaluate the future performance of the Company and, with the Company’s consent, we have used such estimates in performing our analysis. We have not been provided with, and did not have any access to, any financial projections of United prepared by management of United. Accordingly, upon advice of United’s management and with the Company’s consent, we have assumed that the United Research Estimates are a reasonable basis upon which to evaluate the future financial performance of United and we have used such estimates in performing our analysis. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of MAMSI and United. We have not made or obtained any evaluations or appraisals of the assets or liabilities of either the Company or United. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to the prices at which shares of United Common Stock will trade at any time following the announcement of the Proposed Transaction or the consummation of the Proposed Transaction. This opinion should not be viewed as providing any assurance that the market value of the shares of United Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company common stock owned by such stockholders at any time prior to the announcement or the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the Company’s stockholders in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the securities of both the Company and United for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-1-2

ANNEX B-2

HOULIHAN LOKEY HOWARD & ZUKI N

FINANCIAL ADVISORS

www.hlhz.com

October 26, 2003

To The Board of Directors

  Mid Atlantic Medical Services, Inc.

Dear Directors:

We understand that Mid Atlantic Medical Services, Inc. (“Company” hereinafter) has entered into an agreement and plan of merger (the “Merger”) with UnitedHealth Group, Incorporated. (“United”) pursuant to which the Company will be merged with and into a newly formed subsidiary of United. We further understand that as consideration (the “Consideration”) for the Merger, shareholders of the Company will receive .82 shares of United common stock and $18 cash for each share of Company common stock. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the “Transaction.”

You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address the Company’s underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports to shareholders and on Form 10-K for the fiscal years ended December 31, 2000 through 2002 and quarterly report on Form 10-Q for the quarter ended June 30, 2003, which the Company’s management has identified as the most current financial information available;

2.	reviewed United’s annual reports to shareholders and on Form 10-K for the fiscal years ended December 31, 2000 through 2002 and quarterly report on Form 10-Q for the quarter ended June 30, 2003;

3.	reviewed the Agreement and Plan of Merger;

4.	met and/or spoke with certain members of the senior management of the Company and United to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and United;

5.	reviewed earnings estimates prepared by management of the Company with respect to the Company for the year ended December 31, 2003;

6.	reviewed the historical market prices and trading volume for the Company’s and United’s publicly traded securities;

7.	reviewed the Company’s board meeting minutes for fiscal year 2003;

B-2-1

To The Board of Directors

Mid Atlantic Medical Services, Inc.

October 26, 2003

8.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company and United, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

9.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the earnings estimates provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

B-2-2

ANNEX C

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

ANNEX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For fiscal year ended DECEMBER 31, 2002

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

COMMISSION FILE NUMBER 1-13340

MID ATLANTIC MEDICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	52-1481661
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

4 TAFT COURT, ROCKVILLE, MARYLAND

(Address of principal executive offices)

20850

(Zip Code)

(301) 762-8205

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share.	The New York Stock Exchange, Inc.

Securities registered pursuant to Section 12(g) of the Act: None.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒.    No  ☐.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Sec. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the  Act).     Yes  ☒.    No  ☐.

Aggregate market value of voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity as of June 28, 2002: Approximately $1,235 million.

APPLICABLE ONLY TO CORPORATE REGISTRANTS:  Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date.

46,827,022 shares of common stock as of March 7, 2003

DOCUMENTS INCORPORATED BY REFERENCE

The Proxy Statement for the Registrant’s annual meeting of shareholders to be held on April 28, 2003 is incorporated by reference into Part II, Item 5 and Part III, Items 10, 11, 12 and 13 of this Form 10-K.

FORM 10-K

PART I

ITEM 1. BUSINESS

Mid Atlantic Medical Services, Inc. is a holding company for subsidiaries active in managed health care and other life and health insurance related activities. Mid Atlantic Medical Services, Inc. and its subsidiaries (the “Company” or “MAMSI”) offer a broad range of health care coverage and related ancillary products and deliver these services through health maintenance organizations (“HMOs”), a preferred provider organization (“PPO”), and a life and health insurance company. MAMSI also owns a home health care company, a home infusion services company, a hospice company, a coordination of benefits identification and collections company and maintains a partnership interest in an outpatient surgery center.

GENERAL DEVELOPMENT OF BUSINESS

MAMSI was incorporated in Delaware in 1986 to serve as a holding company for MD-Individual Practice Association, Inc. (“M.D. IPA”) and Physicians Health Plan of Maryland, Inc. (“PHP-MD”). MAMSI made an exchange offer for all of the issued and outstanding shares of common stock of M.D. IPA and PHP-MD in 1987.

M.D. IPA, a Federally qualified HMO, was organized as a non-stock corporation in 1979. M.D. IPA operated as a non-profit organization until 1985 when it amended its articles of incorporation and was reorganized into a stock corporation.

PHP-MD, an individual practice association (“IPA”), was organized as a non-stock corporation in 1979 to provide physician and other medical services to M.D. IPA enrollees. PHP-MD operated as a non-stock organization until it amended its articles of incorporation and was reorganized into a stock corporation in 1984.

MANAGED HEALTH ORGANIZATIONS

MAMSI’s primary business is providing health care coverage through its HMOs and its life and health insurance company. During 2002, MAMSI offered HMO coverage through three licensed HMO subsidiaries—M.D. IPA, Optimum Choice, Inc. (“OCI”), and Optimum Choice of the Carolinas, Inc. (“OCCI”) (hereinafter M.D. IPA, OCI and OCCI will be collectively referred to as the “HMOs” or “MAMSI HMOs”). MAMSI offers life, health, dental and short-term disability insurance through MAMSI Life and Health Insurance Company (“MLH”).

M.D. IPA became a licensed HMO in Maryland in 1981, in Virginia in 1985, and in the District of Columbia in 1996. M.D. IPA’s present service area (which includes all geographic areas in which the HMO received regulatory approval to cover health care services) includes the entire state of Maryland, the District of Columbia and most counties and cities in Virginia including the Northern Virginia, Richmond/Tidewater and Roanoke areas (“HMO Service Area”). M.D. IPA serves governmental entities such as the U.S. Office of Personnel Management under the Federal Employees Health Benefits Program, State of Maryland employees, and D.C. Government employees.

OCI, a non-Federally qualified HMO, became a licensed HMO in Maryland in 1988, in Virginia in 1990, in Delaware in 1993, in West Virginia in 1994 and in the District of Columbia in 1996. OCI serves small as well as large employers. OCI’s present commercial service area includes the entire states of Maryland, West Virginia and Delaware, the District of Columbia, and most counties and cities in Virginia.

OCCI, a non-Federally qualified HMO, became a licensed HMO in North Carolina in 1995 and South Carolina in 1996. OCCI serves small and large employers. OCCI’s present service area includes certain areas of North Carolina and South Carolina. OCCI has yet to market its products in South Carolina.

MLH, a life and health insurance company, is licensed in 31 states and the District of Columbia and actively markets in the states in which the Company has licensed HMOs, including Maryland, Virginia, West Virginia,

Delaware, Pennsylvania and North Carolina, as well as the District of Columbia. MLH sells group health insurance, including indemnity, PPO, and point of service health products to large and small employers and individuals. MLH also sells dental insurance and group term life insurance as well as short-term disability insurance.

GENERAL

HMOs typically arrange for the provision of comprehensive medical services (including physician and hospital care) to enrollees for a fixed, prepaid premium. Enrollees generally receive care from participating Primary Care Physicians (“PCPs”) who, when required, refer enrollees to participating specialists and hospitals. HMOs require enrollees to utilize participating physicians and other participating health care practitioners.

The goal of an HMO is to encourage the efficient, effective, and appropriate use of health care services. This includes monitoring physician services, hospital admissions and lengths of stay and maximizing the appropriate use of non-hospital based medical services.

The Company’s HMO network of physicians and health care practitioners is organized as an Individual Practice Association (“IPA”). Under the IPA model, the HMO contracts with a broadly dispersed group of physicians and health care practitioners to provide medical services to enrollees in the physicians’ own offices and in hospitals; the physicians and health care practitioners are generally paid on a capitated or a discounted fee for service basis. Physicians and health care practitioners may contract directly with the HMO or through a designated organization that, in turn, contracts with the HMO.

MAMSI’S HEALTH PRODUCTS

MAMSI’s HMOs offer a range of benefit plans for providing health care coverage to enrollees. Generally, enrollees arrange for coverage through their employer. However, in certain circumstances, group enrollees can convert their coverage to an individual contract upon separation from their employer. Employers may or may not renew their HMO agreements annually. Moreover, within each employer group, the HMO may experience fluctuations in enrollment by individual enrollees. OCI also offers individual coverage to the commercial market in some of its service areas.

Under traditional HMO coverage, the enrollee selects a PCP from the HMO’s network of physicians and health care practitioners. Except in emergencies, and certain other limited circumstances, enrollees must coordinate care through their PCP which generally utilizes those participating professional and institutional health care physicians and practitioners that have contracted with the IPA (see further discussion under “HMO Arrangements with Physician and Institutional Health Care Practitioners”). The enrollee pays a copayment for all PCP and specialist office visits and may also be required to pay a copayment for hospital admissions and emergency room services.

M.D. IPA and OCI, in conjunction with MLH, and OCCI also offer point-of-service coverage. This coverage allows enrollees the flexibility of seeking care from the PCP or from any physician of their choice (point-of-service option). Whenever care is provided under the point-of-service option and the enrollee visits a physician or health care practitioner outside of the HMO network, the plan generally covers the lesser of 80% of the requested charges or 100% of the maximum allowable charges for the service provided. Groups also have the option of purchasing a Usual, Customary and Reasonable charges (“UCR”) reimbursement for physician or health care practitioner visits outside of the HMO network that generally covers the lesser of 80% of the requested charges or 80% of the UCR for the service provided. The enrollee may be responsible for the remainder of the charge.

Additionally, MAMSI, through its subsidiaries, offers hybrid products to large employer groups. These products offer the ability to tailor employee health care offerings by varying benefit designs, funding methods and insurance risk. Hybrid products generally compete in the so-called “self-funded” employer plan marketplace.

A typical hybrid product combines the use of capitated PCPs to serve as care coordinators and employer funding of specialist and institutional claims on an “as paid” basis. For some large groups, MAMSI, through its subsidiaries, OCI and MLH, underwrites the risk of loss on a specific and/or aggregate stop loss basis.

Under all coverage options, enrollees receive the following basic benefits: primary and specialist physician services; hospital services such as diagnostic tests, x-rays, nursing and maternity services; outpatient diagnostic tests such as laboratory tests, x-rays, and allergy testing and injections. A pharmacy benefit is provided under most coverage options. The option of dental benefits is also available.

MLH currently underwrites the indemnity coverage of the HMOs point-of-service plans, except OCCI, in addition to offering stand-alone indemnity (including PPO) health and dental insurance, aggregate and specific stop loss insurance for self-insured groups, and group life, accidental death and short-term disability policies. Under the MLH indemnity plan, enrollees may receive health care services from a physician, health care practitioner or facility of their choice. Enrollees in the MLH PPO plan are encouraged to receive health care services from a preferred physician, health care practitioner or facility, but may receive these services from any physician, health care practitioner or facility. In addition, MLH provides an administrative services only (“ASO”) product to the State of Maryland. ASO business consists of allowing access to MAMSI’s network of physicians and health care practitioners and the processing and payment of claims. MAMSI has no insurance risk on this product.

The Company’s total health plan membership (managed care full risk and hybrid, ASO and indemnity health insurance) in the HMOs and MLH increased to approximately 1,008,500 at December 31, 2002 from 874,000 at December 31, 2001, an increase of 15.4 percent.

The following table sets forth information relevant to MAMSI’s HMO and indemnity health plans as of December 31, 2002:

Population of Aggregate HMO Service Area	21,300,000
HMO Service Area Penetration (All HMO’s)	21%
Primary Care Physicians	8,500
Specialist Physicians	25,000
Other Affiliated Health Care Practitioners	15,400
Hospitals and Outpatient Facilities	2,600
Pharmacies	29,600

A significant portion of the Company’s premium revenue is derived from Federal, state and local government agencies. For the years ended December 31, 2002, 2001 and 2000, approximately 14%, 10% and 8%, respectively, of premium revenue was derived from Federal government agencies which is included in the All Others and Risk segments (as described in Item 8 “Financial Statements and Supplementary Data”, Note 15), and approximately 13%, 15% and 14%, respectively, was derived from Maryland and Virginia state and local government agencies located in the Company’s service area which is included in the Risk segment (as described in Item 8 “Financial Statements and Supplementary Data”, Note 15).

PREFERRED PROVIDER ORGANIZATION

MAMSI offers access to its preferred provider network through its subsidiary Alliance PPO, LLC (“Alliance”). Effective January 1, 2001, MAMSI’s former subsidiary Mid Atlantic Psychiatric Services, Inc. (“MAPSI”) was merged into Alliance. MAPSI’s behavioral health and substance abuse network is a product offering under Alliance.

PPOs allow enrollees to receive care from a network of preferred participating physicians and health care practitioners who agree to provide services at contractually negotiated rates in exchange for increased patient volume. A PPO is different than an HMO in that PPOs allow participants the choice of using health care physicians and practitioners outside of the PPO network. The enrollee usually has a financial incentive to seek services from a preferred participating physician or health care practitioner and can avoid higher out-of-pocket expenses such as co-payments, coinsurance or deductibles that are applied when an out-of-network physician or health care practitioner is used.

Alliance operates by being incorporated into an employer’s current benefit program, and offers access to physician, hospital and facility services, utilization management and claims screening and re-pricing. The employer determines the level of the benefits, eligibility and any applicable co-payments or deductibles.

Alliance does not assume any insurance risk from medical utilization and is not the claims payor. The payor can be a self-funded employer, a third-party administrator (“TPA”), a Union Health Benefits Trust Fund or a health insurance company. In return for access to the PPO’s network, Alliance charges the payor either a per employee rate or a percentage of the savings of actual claims processed for the services accessed. Alliance provides access to substantially the same network of physicians and health care practitioners as MAMSI HMOs.

Alliance is marketed primarily to and through insurance companies, insurance brokers, consultants, TPAs, self-insured employers and union health and welfare trusts. The advantages of this marketing approach are minimized marketing costs and maximized market coverage through established employer relationships. Alliance also works directly with employers and unions that are self-insured and use direct marketing efforts. Major competition comes from other PPOs and insurance carriers.

As of December 31, 2002, Alliance had contracts with approximately 21,100 groups that had access to the Company’s entire network of physicians and health care practitioners, including MAPSI’s behavioral health and substance abuse network of over 4,500 psychiatrists, psychologists, social workers and other affiliated licensed behavioral health physicians and practitioners.

Alliance offers optional access to its behavioral health network, MAPSI, which is comprised of physicians and health care practitioners specializing in behavioral health and substance abuse care. In addition, Alliance contracts with indemnity insurers that want to offer groups a managed care behavioral health product. Alliance believes that it has a competitive advantage with its unique behavioral health screening process that offers the employer the benefit of enhanced coordinated treatment for employees as well as increased cost savings.

Alliance products are most often marketed jointly; however, the purchaser may purchase the MAPSI product only. A total of approximately 968,000 lives are covered under one or both of these PPO products as of December 31, 2002.

PPOs are not subject to HMO regulations by virtue of their business. However, PPOs are subject to certain state regulations governing the provision of PPO services such as mandatory state registration. It is reasonably likely that PPOs may be subject to increased regulatory oversight in the future.

OTHER PRODUCTS

In October, 1994, MAMSI acquired all of the outstanding stock of HomeCall, Inc. (“HomeCall”) and its wholly-owned subsidiary, FirstCall, Inc. (“FirstCall”), for approximately $10 million, including direct expenses. HomeCall is a state licensed, Medicare certified home health agency. In the fourth quarter of 2002, HomeCall reduced the number of branches it operates from 17 to 14 by combining operations of the closed branches with other nearby branch locations. The combined operations of HomeCall and FirstCall serve virtually all of Maryland, the District of Columbia and Northern Virginia.

HomeCall achieved full accreditation from the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) following its survey of all services in 1995 and 1998. The Company achieved reaccreditation in January, 2002.

Also during 1994, the Company formed a home infusion and a specialty injectable drug distribution services company, HomeCall Pharmaceutical Services, Inc. (“HCPS”), which received its pharmacy license in 1994, its Federal license from the Drug Enforcement Agency in 1995, and JCAHO accreditation in 1995 and 1998. The Company achieved reaccreditation in January, 2002.

HomeCall, FirstCall and HCPS provide services that are generally lower cost alternatives to institutional treatment and care. The Company believes that it can provide better care to its members and reduce its medical costs by substituting, where medically appropriate, in-home medical treatment for treatment in an institutional setting.

Medical services provided by HomeCall, FirstCall and HCPS include skilled nursing, advanced nursing in support of infusion therapy, maternal/infant nursing, physical, speech and occupational therapy, medical social work, nutrition consultation and home health care aides. Services provided by HCPS include a comprehensive range of in-home drug infusion therapies, the delivery of infusion-ready drugs for physician office based infusion therapy and some hospice services.

In November, 1996, the Company started HomeCall Hospice Services, Inc. (“HHSI”), which received its Maryland state license to operate a general hospice care program on December 3, 1996 and its Virginia hospice license in June, 1998. Based in Columbia, Maryland, HHSI was organized to address the needs of terminally ill patients and their families. The hospice program provides services to individuals in the comfort of their homes. HHSI underwent a voluntary accreditation review by JCAHO in November, 1998 and received full accreditation. The Company achieved reaccreditation in January, 2002.

HHSI currently serves the Baltimore, Washington, D.C. and Northern Virginia metropolitan areas. It is the goal of HHSI to extend its service delivery area to all geographical areas served by MAMSI. The addition of hospice services complements MAMSI’s other home care products by having a full range of services available to its members.

In addition to providing in-home medical care to the Company’s members, HomeCall, FirstCall, HHSI and HCPS continue to provide services to other payors, including Medicare, insurance companies, other HMOs and individuals.

In January, 2001, the Company established Alliance Recovery Services, LLC (“ARS”) as a collection agency which provides coordination of benefit services to TPAs and insurance companies. ARS is licensed to do business in twenty-eight states.

The Company also has an equity interest in an ambulatory surgery center located in Rockville, Maryland. The surgery center conducts outpatient surgery and services to HMO enrollees and other patients.

A summary of MAMSI’s membership enrollment in all product lines is as follows:

	MEMBERSHIP DATA AT DECEMBER 31,
PRODUCT LINE	2002	2001	2000
	(in thousands)
Commercial HMO (1)	632.7	522.1	453.1
Hybrid HMO (2)	126.0	122.4	103.4
Indemnity	241.2	220.6	206.2
ASO (3)	8.6	8.9	9.3

	1,008.5	874.0	772.0
PPO (4)	968.4	958.4	1,019.3

Total Membership	1,976.9	1,832.4	1,791.3

(1)	Commercial HMO includes traditional HMO and point-of-service members.

(2)	Hybrid HMO includes any business that uses MAMSI’s network and PCPs, utilization management services, claims adjudication and payment services and that has a self-funded component. Generally, these products include specific and/or aggregate stop loss provisions.
(3)	ASO includes administrative services only business without PCPs and no assumption of insurance risk by any MAMSI affiliate.
(4)	PPO includes all business whereby access is granted to MAMSI’s network of physicians and health care practitioners. MAMSI assumes no insurance risk and does not provide claims payment services on this business.

HMO ARRANGEMENTS WITH PHYSICIAN AND INSTITUTIONAL HEALTH CARE PRACTITIONERS

M.D. IPA and OCI contract with PHP-MD to provide physician and other health practitioner services to their enrollees. The HMOs are ultimately responsible for ensuring that an adequate number of physicians and other health care practitioners are under contract in order to provide health care services to enrollees.

The Company contracts with primary care and specialist physicians, dentists and other health care practitioners. PCPs are paid either a monthly capitation payment for each enrollee who has chosen that PCP or a discounted fee for service payment. The capitation payment varies according to the age and sex of the enrollee and according to the primary care designation of the physician chosen by the enrollee. The primary care designations fall into one of two types: (1) family and general practice, or pediatrics and internal medicine, and (2) obstetrics and gynecology.

The HMOs have contractual arrangements with a combined total of 2,600 facilities, consisting of 400 hospitals and 2,200 non-hospital facilities, as of December 31, 2002. These facilities are located in the Company’s HMO Service Area. Contracts with facilities are renewable annually.

HMO ARRANGEMENTS FOR OTHER SERVICES

The HMOs also contract with a number of entities to arrange for the provision of other services, i.e. emergency care, home health care, pharmaceutical assistance and laboratory testing.

QUALITY IMPROVEMENT AND OPERATIONS

MAMSI maintains a multi-disciplinary approach to its Quality Improvement (“QI”) Program to ensure that its health plan members have access to quality health care and services in an appropriate and cost-efficient manner.

MAMSI recognizes the importance of a QI Program to determine and allocate appropriate resources that will have the greatest impact for members. The QI Program is designed to meet and serve the needs of employers, members, physicians and health care practitioners as well as to monitor timeliness, appropriateness and effectiveness of services via ongoing and systematic reviews of key indicators and aspects of care and service. The QI Program conducts member satisfaction surveys, identifies opportunities for improvements in providing care, adopts strategies to improve outcomes and monitors improvements to report progress.

MAMSI’s HMO and PPO Network QI Committees operate under the direction and oversight of MAMSI’s Board of Directors and include administrative, clinical and health care practitioner representation. Each Committee evaluates numerous quality related issues and outcomes measuring overall services provided to enrollees.

In addition, MAMSI utilizes several quality review mechanisms. Physician and health care practitioner applications are reviewed by a Credentials Committee in order to determine whether the applicant meets MAMSI’s standards, including appropriate training and experience.

MAMSI maintains a physician review process to determine whether the needed levels of medical service are being provided in a timely and efficient manner. The Company conducts medical reviews to monitor the quality of care provided in inpatient and outpatient settings.

In most situations, prior authorization must be obtained for elective hospital admissions. Failure to secure prior authorization for elective hospital admissions of enrollees may cause claims to be denied. Prior to admission for elective hospital services, MAMSI applies certain medical criteria to authorize the admission.

After admission of an enrollee, MAMSI monitors the course of hospital treatment and coordinates discharge planning with the physician and hospital utilization department. The clinical care coordination staff works with a physician during the course of treatment. If the physician needs to extend an enrollee’s stay beyond the expected length of stay, the physician provides medical justification for the necessity of such proposed action in order to obtain specific approval.

The HMOs and MLH have established a procedure to respond to enrollee and practitioner complaints and appeals. Persons covered by HMOs are also given a right to seek a fast and fair review of adverse utilization review decisions, first internally by a medical director of the HMO or MLH and then in certain states, by an independent review organization or by a State regulator. Enrollees are encouraged to use this procedure. There is a similar procedure for physician complaints. In accordance with the new Department of Labor rules and regulations relating to claims payment and grievance procedures, the Company is in the process of reviewing its current procedures for compliance.

M.D. IPA received Excellent Accreditation from the National Committee for Quality Assurance (“NCQA”) for its commercial HMO and POS products in September, 2000. OCI received an Excellent Accreditation from NCQA for its commercial HMO and POS products in September, 2001.

The Company’s home health care, home infusion, and home hospice subsidiaries underwent voluntary reaccreditation review by JCAHO in January, 2002. Full accreditation status was awarded as a result of this process.

COMPETITION AND MARKETING STRATEGY

The health care industry is characterized by intense competition. MAMSI recognizes the possibility that other entities with greater resources may enter into competition with MAMSI in the future by either entering its HMO or indemnity service area or by designing alternative health care delivery systems. HMOs compete not only with other HMOs and managed care organizations, such as physician and health care practitioner sponsored organizations, but also with insurance companies that offer indemnity insurance products.

MAMSI’s HMOs compete with a significant number of HMOs or other prepaid alternative health care delivery systems that have a presence in MAMSI’s significant service areas (Maryland, Virginia, the District of Columbia and North Carolina). The following table sets forth MAMSI’s best estimate of 2002 enrollment of HMOs operating in its significant service areas. This table does not include indemnity members of any of the listed companies including MAMSI. Certain companies listed have significant non-HMO membership.

Insurer/HMO	Approximate Number of Members
Mid Atlantic Medical Services, Inc	759,000
Kaiser Foundation Health Plans, Inc	514,000
United Health Group, Inc	504,000
AETNA, Inc	401,000
Anthem, Inc. (formerly Trigon Blue Cross Blue Shield)	364,000
CareFirst BlueCross BlueShield of Maryland**	363,000
CIGNA HealthCare, Inc	343,000
Partners National Health Plan of North Carolina, Inc	278,000
Sentara Health System	236,000
Blue Cross/Blue Shield of North Carolina	176,000
Coventry Health Care, Inc	161,000

Source:	The InterStudy Competitive Edge—12.2, except for MAMSI membership which is as of December 31, 2002.

**—Includes FreeState Health Plan, Inc., Delmarva Health Plan, Inc. and PHN-HMO, Inc. membership.

MAMSI’s HMOs compete with other HMOs and insurance companies on the basis of price, network and range of services offered to enrollees. PHP-MD competes with the same entities and with other IPAs for physician services. PHP-MD believes that its capitation payments to PCPs and the discounted fee for service payments to specialists are competitive with other HMOs. MAMSI believes that the freedom IPA-model HMOs offer their enrollees in choosing from a greater number of physicians constitutes a competitive advantage over group or staff model HMOs. The ability to retain and attract enrollees will depend, in part, on how present enrollees assess their benefit packages, quality of service, network of physicians and health care practitioners, rates and the HMOs’ responsiveness to enrollee needs.

As of December 31, 2002, MAMSI subsidiaries employed approximately 327 full-time individuals who provide marketing services for the Company’s products. MAMSI’s marketing strategy includes identifying and contacting employers in its Service Area. In addition, the Company employs prospecting, telemarketing, employer group consultation, referrals by consultants, and in the small group market, the use of a minimum number of selected independent insurance producers to acquire new accounts. Since 1994, the Company’s strategy in the small group market has been to market primarily through its internal sales force, with less usage of independent insurance producers. In North Carolina and West Virginia, however, the Company is marketing primarily through selected independent insurance producers.

RISK MANAGEMENT

The Company maintains professional, directors and officers, errors and omissions, general liability and property insurance coverage in amounts believed to be adequate. The Company requires participating hospitals to maintain professional liability coverage and physicians to have malpractice insurance. A professional liability insurance policy provides coverage in the event that legal action is taken against any entity as a result of medical malpractice committed by a physician.

In addition, MAMSI’s HMOs and MLH reduce the financial impact of catastrophic losses by maintaining reinsurance coverage for hospital costs. The reinsurer for health claims indemnifies either 90% of the approved per diem or fixed charge per procedure (whichever is less), or 80% of the eligible in and out of service area acute care medical expenses (if not paid at a fixed fee) in excess of $200,000 per enrollee per year. Transplant costs conducted in an approved facility are reimbursed at either 90% or 80% of eligible charges and in non-approved facilities at 50% of eligible charges. There is a lifetime maximum of $2,000,000 in eligible medical costs with no more than $1,000,000 in any given year. MLH reduces the financial impact of life and accidental death claims by maintaining reinsurance coverage for settlement costs. Reinsurance for life and accidental death claims generally covers all settlements in excess of $50,000 per person, subject to a $950,000 maximum recovery per person for life claims and $1,000,000 per person on accidental death claims. The Company is contingently liable for its reinsured losses to the extent that the reinsurance company cannot meet its obligations under the reinsurance contracts.

GOVERNMENT REGULATION

MAMSI’s HMOs and MLH are subject to state and, in some instances, Federal regulation. Among the areas regulated are: (i) premium rate setting; (ii) benefits provided; (iii) marketing; (iv) institutional and health care practitioner contracts; (v) quality assurance and utilization review programs; (vi) adherence to confidentiality and medical records requirements; (vii) enrollment requirements; (viii) financial reserves and other fiscal solvency requirements; (ix) appeals and grievances; and (x) claims adjudication processes, including timeliness of payment.

Under applicable law, HMOs must generally provide services to enrollees substantially on a fixed, prepaid basis without regard to the actual degree of utilization of services. The HMOs generally determine the premiums to be charged to employers for a 12 month period and revise the premium at each renewal. In setting premiums, the HMOs forecast health care utilization rates based on the relevant demographics and also consider competitive conditions and the average number of enrollees in the employer group. In addition to these premiums, HMO enrollees also make co-payments to physicians and health care practitioners.

Although premiums established may vary from account to account through composite rate factors, special treatment of certain broad classes of enrollees and projected claims experience, Federal regulations generally prohibit Federally qualified HMOs from traditional experience rating of accounts on a retrospective basis. Consistent with the practices of other Federally qualified HMOs, M.D. IPA, in some situations, bases the premiums it charges employers in part on the age, sex and geographic location of the enrolled employees. M.D. IPA believes that its premiums are competitive with other HMOs and health insurers and its health coverage is a better value for members because of the range of physician and hospital selection and other benefits provided.

With the exception of certain small group markets and other markets regulated by Federal and/or state law, OCI and MLH use underwriting criteria as a part of their risk management efforts. Underwriting is the process of analyzing the risk of enrolling employer groups in order to establish an appropriate premium rate.

M.D. IPA contracts with the Office of Personnel Management (“OPM”) to provide or arrange health services under the Federal Employees Health Benefits Program (“FEHBP”). The contract with OPM and applicable government regulations establish premium rating requirements for the FEHBP. The premiums established under the OPM contract are subject to periodic review and audit to determine if they were established in compliance with the requirements under the FEHBP. The results of these audits could result in material adjustments. OPM’s review of the Company’s premium rates has been completed for all years through 1999. No significant modifications resulted from the audit of the Company’s 1999 rates. OPM has not yet audited 2000-2002.

MAMSI’s HMOs must file periodic reports with, and are subject to periodic review by state regulatory authorities. Although MAMSI’s HMOs are not regulated specifically as insurance companies, they must comply with certain provisions of state insurance laws as well as other laws specifically enacted to regulate HMOs, such as minimum net worth, risk based capital and and deposit requirements.

MLH is subject to regulation by the department of insurance in each state in which it is licensed. These regulations subject MLH to extensive review of the terms, administration and marketing of insurance products offered and minimum net worth, risk based capital and deposit requirements. In addition, MLH is required to file periodic reports and is subject to periodic audits and continuing oversight. The offering of certain new insurance products may require the approval of regulatory agencies.

The Company’s home health care subsidiaries are regulated principally in four areas: home health care licensing; certification for participation in private insurance and government reimbursement programs; employee licensor and training requirements; and Federal occupational safety guidelines. The Company believes that it is in compliance with all applicable regulations, which include possessing the required Certificates of Need in all locations in which such certificates are required. Additionally, the Company’s pharmacy businesses have obtained the necessary licenses and permits to operate.

MAMSI’s customers include employee health benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). To the extent that the Company has discretionary authority in the operation of these plans, the Company could be considered a plan fiduciary under ERISA. Plan fiduciaries are barred from engaging in various prohibited transactions, including self-dealing. They are also required to conduct the operations of employee benefits plans in accordance with each plan’s terms.

The Health Insurance Portability and Accountability Act (“HIPAA”) privacy regulations will be effective April 14, 2003. MAMSI’s confidentiality committee has been working towards compliance and anticipates full compliance by this date. Additional information regarding HIPAA is included in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 21.

The Department of Labor has issued rules and regulations regarding claims payment and appeal procedures effective January 1, 2003. MAMSI is adjusting its claim payment and appeal procedures to comply with the new rules and regulations. The Company does not expect that the cost of compliance will be significant.

INVESTMENTS

The majority of the Company’s investments are held by its state regulated subsidiaries to satisfy capital, surplus and deposit requirements of the HMO and insurance laws of the various states in which the Company is licensed. HMO and insurance laws generally protect consumers of insurance products with one of the principal focuses being on financial solvency of the companies that underwrite insurance risk. These laws and regulations limit the types of investments that can be made by the regulated entities with appropriate investments being deemed “admitted assets.” Admitted assets are those assets that can be used to fulfill capital and surplus requirements. The Company’s current investment policy generally prohibits investments that would be “non-admitted” for statutory reporting purposes. The Company has no investments in derivative financial instruments and has no current intention of owning such investments.

EMPLOYEES

As of December 31, 2002, the Company had a total of 3,315 employees, including 2,989 full-time and 326 part-time employees. MAMSI’s home health care subsidiary employed 555 of these employees (370 on a full-time basis and 185 on a part-time basis). None of the Company’s employees are covered by a collective bargaining agreement and the Company has not experienced any work stoppage since its inception.

TRADEMARKS

The Company has federally registered the right to use the trademark names “Optimum Choice”, “MAMSI” and “emamsi”.

SEGMENT INFORMATION

Segment information is included in Item 8 “Financial Statements and Supplementary Data”, Note 15.

AVAILABLE INFORMATION

MAMSI maintains a website with the address www.mamsi.com. The information contained on the website is not included as a part of, or incorporated by reference into, this Annual Report on Form 10-K. MAMSI’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, are made available via the website as soon as reasonably practicable after MAMSI has electronically filed such material with, or furnished such material to, the Securities and Exchange Commission.

ITEM 2. PROPERTIES

The Company owns eleven office buildings, five of which are sublet. These buildings are located in Rockville and Frederick, Maryland and total approximately 568,000 square feet of office and warehouse space. The Company’s headquarters is located at 4 Taft Court, Rockville, Maryland 20850.

In addition, the Company leases approximately 239,000 square feet of office space in various locations within its service areas to support sales and administrative operations.

ITEM 3. LEGAL PROCEEDINGS

In September, 2000, the Company and other HMOs operating in Maryland were served with similar class action lawsuits challenging the constitutionality of the law which allows the Company to subrogate against other insurance companies. The action against the Company was filed in the Circuit Court for Montgomery County, Maryland. The Company filed a motion for removal of the case to federal court under ERISA which was denied on February 4, 2003. In a separate matter unrelated to the Company, but similar in facts, the Maryland Court of Appeals recently ruled that the retroactive portion of the law is unconstitutional under the Maryland constitution. The Company believes that its operations with respect to the law are valid and is pursuing all available defenses. The Company does not believe, at this time, the ultimate outcome of this action will be material to the Company’s financial statements.

The Company is involved in other various legal actions arising in the normal course of business, some of which seek substantial monetary damages. After review, including consultation with legal counsel, management believes that any ultimate liability that could arise from these other actions will not materially effect the Company’s consolidated financial position or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted for shareholder vote in the fourth quarter of 2002.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock is currently listed on The New York Stock Exchange, Inc. (“NYSE”) under the trading symbol MME. The following table sets forth for the indicated periods the high and low reported closing prices of the common stock as furnished by the NYSE.

	2002		2001
	HIGH	LOW	HIGH	LOW
First Quarter	$28.90	$22.65	$20.30	$14.94
Second Quarter	39.14	27.95	21.08	15.34
Third Quarter	37.00	27.79	23.05	17.63
Fourth Quarter	42.70	29.12	22.96	16.70

The Company has never paid any cash dividends on its common stock and presently anticipates that no cash dividends will be declared in the foreseeable future. See Note 13 included in Item 8 “Financial Statements and Supplementary Data.”

On September 6, 2002, the Company’s Stock Compensation Trust (“SCT”) purchased from the Company 2,000,000 shares of the Company’s common stock at a price of $34.95 per share for $20,000 in cash and $69,880,000 in the form of a note payable to the Company. The sale was exempt under Section 4(2) of the Securities Act of 1933, as amended, (“1933 Act”). The SCT is used to meet grant obligations of the Company’s stock option plans, and the shares issuable upon exercise of these options are registered under the 1933 Act.

As of March 7, 2003 there were approximately 634 stockholders of record of the Company’s common stock.

The information regarding securities authorized for issuance under equity compensation plans is incorporated by reference from the “Equity Compensation Plans” section of the Proxy Statement for MAMSI’s annual meeting of shareholders to be held on April 28, 2003.

ITEM 6. SELECTED FINANCIAL DATA

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(in thousands except share amounts, key ratios and operating data)
SELECTED INCOME STATEMENT DATA
Revenue	$2,328,029	$1,807,735	$1,484,479	$1,317,316	$1,187,901
Expense	2,180,711	1,723,393	1,427,721	1,277,486	1,175,665
Income before income taxes	147,318	84,342	56,758	39,830	12,236
Net income	97,413	57,195	39,406	26,322	9,045
Earnings per common share
Basic	$2.49	$1.48	$1.04	$0.64	$0.20
Diluted	$2.34	$1.41	$1.00	$0.64	$0.20
Weighted Average Shares
Basic	39,171,996	38,672,147	38,052,746	41,225,327	45,407,006
Diluted	41,657,009	40,502,086	39,341,037	41,266,604	45,473,995
Dividends (1)	—	—	—	—	—

SELECTED BALANCE SHEET DATA (AT DECEMBER 31)
Working capital	$225,994	$193,026	$153,717	$118,995	$123,138
Total assets	773,028	594,213	467,023	388,584	362,775
Long-term debt	—	—	—	—	14
Stockholders’ equity	346,565	281,471	225,990	186,821	191,218
Cash dividends per common share (1)	—	—	—	—	—
KEY RATIOS
Medical care ratio	84.2%	85.4%	86.5%	87.9%	88.8%
Administrative expense ratio	10.8%	11.7%	12.1%	11.6%	11.3%
Net income margin	4.2%	3.2%	2.7%	2.0%	0.8%
OPERATING DATA
Annualized hospital days per 1,000 enrollees:
All products and health services (3)	253	250	244	238	265
HMO only (2)	194	196	192	191	191
Medicare (3)	—	—	—	—	2,425
Medicaid (3)	—	—	—	496	375
Annualized hospital admissions per 1,000 enrollees (3)	66	64	63	61	72
HMO, hybrid, ASO and indemnity health enrollees at year end	1,009,000	874,000	772,000	766,000	731,000
PPO enrollees at year end	968,000	958,000	1,019,000	1,024,000	1,060,000

Notes

1.	MAMSI has not declared or paid cash dividends on its common stock.
2.	Days are presented exclusive of skilled nursing, neonatal intensive care and psychiatric inpatient care.
3.	Days include acute and non-acute, skilled nursing, neonatal intensive care and psychiatric inpatient care. The Company ceased participation in Medicare in 1999 and Medicaid in 2000.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION

All forward-looking information contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on management’s current knowledge of factors, all of which have inherent risks and uncertainties that affect MAMSI’s business. MAMSI’s actual results may differ materially if these assumptions prove invalid. Significant risk factors, while not all-inclusive, are:

1. The possibility of increasing price competition in the Company’s service area.

2. The effect of a weak economy on the Company.

3. The effect on the Company due to the acts of terrorism and the threat of future attacks.

4. The possibility that the Company is not able to increase its market share at the anticipated premium rates.

5. The possibility of increased litigation, legislation or regulation (such as the numerous class action lawsuits that have been filed against managed care companies and the pending initiatives to increase health care regulation) that might have the potential for increased costs, and/or increased regulation of rates which might have the potential to decrease revenue.

6. The inability to predict and control medical expenses due to:

•	Increased utilization by the Company’s membership.

•	Increased practitioner and pharmaceutical costs.

•	Federal or state mandates that increase benefits or limit the Company’s oversight ability.

•	The ultimate accuracy of the Company’s estimate of the liability for incurred but not reported claims.

•	The potential for disputes under its risk-sharing arrangements, and the Company’s ability to maintain and renew these arrangements.

7. The possibility that the Company is not able to negotiate new or renewal contracts with appropriate physicians, other health care practitioners, hospitals and facilities.

The list of significant risk factors is not intended to be exhaustive. There may be other risk factors that would preclude the Company from realizing the predictions made in the forward-looking statements. While the Company may periodically update this discussion of risk factors, the Company does not undertake to update any forward-looking statement that may be made by or on behalf of the Company prior to its next required filing with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

MAMSI, through its 100% owned subsidiary companies, is predominately in the business of selling various forms of health insurance. In 2002, 97% of revenues were earned from the sale of health insurance products, mostly to employers who purchase health insurance for their employees. Since premium rates are generally fixed for a one year period, it is critical to the Company’s continued financial success that premiums are set at levels that will at least cover the next policy year’s medical costs for members plus administrative costs to pay claims, provide member services, pay taxes, and cover other related costs.

This means that we have to carefully evaluate data and estimate both future utilization of medical services by our members and the cost of those services so that we can set premiums at adequate levels. This is the single most important factor in our business. Very simply, if our medical expenses are greater than our premiums, we lose money.

While MAMSI’s business is somewhat complex from an insurance regulatory standpoint, its consolidated balance sheet and income statement are straightforward and the accounting policies and procedures that we use to produce them are reasonable and appropriate. MAMSI does not own any special purpose entities, does not have any complex or extraordinarily risky investments nor does it have any off balance sheet financing arrangements. In fact, MAMSI has almost no debt outstanding. The buildings that the Company owns and either uses in its operations or are currently leased to other entities do not have mortgages; they are owned free and clear. The Company’s funds are held in cash or invested in money market accounts, tax exempt securities and other debt securities. All of the bonds we own have investment ratings of “A” or better.

Certain of our accounting policies are extremely important to the fair presentation of our results and financial position.

We think that the single most important accounting issue we have is the recording, at the end of each reporting period, of an adequate liability and corresponding expense for medical services that have been provided to our members but for which we have not yet received a bill. This lag between date of service and date of billing is normal in the insurance business and the liability for these claims is called “liability for incurred, but not reported claims” (“IBNR”). The IBNR liability is included with claims payable in our balance sheet.

The determination of the Company’s IBNR is a fairly complex process. The Company employs its own actuary to aid in its determination. The primary method we use to estimate IBNR is consistent from period to period and uses historical claims data to develop the historical relationship of how many claims dollars have been reported in any given month to what was received in total, once all claims were received. This relationship gives us an indication of how much medical expense has been incurred in months for which we have not yet received all claims. While we use a consistent method in developing our IBNR estimate, considerable judgment is required. Various factors such as timing of the receipt of claims, seasonal utilization, and underlying cost inflation affect the ultimate development of claims expense. To the extent that we over or under estimate our IBNR at the end of any reporting period, the adjustment is included in the next period’s results. The table below indicates how much we believe we have over-estimated or (under-estimated) our IBNR liability for the past three years:

Year	Over/(Under) Estimated	As a % of Medical Expense
2001	$31,294,000	1.64%
2000	7,701,000.52%
1999	(4,407,000)	(.36)%

Another important accounting policy relates to our risk-sharing contracts. Certain of the Company’s larger vendors offer various forms of “risk-sharing” or “guarantees” as a part of their contractual relationship with us. These arrangements are not significant in relation to the Company’s financial statements with one exception, the Company’s risk-sharing arrangement with its Pharmacy Benefits Manager (“PBM”). The Company’s PBM is responsible for providing administrative and technical support as well as providing the ability to process pharmacy transactions on a real time basis. The Company’s PBM through December 31, 2002 was Medco Health Solutions, Inc. (formerly known as Merck-Medco Managed Care, LLC) (“Merck”). As a part of its contract with us, Merck agreed to a pharmacy cost guarantee related to fiscal year 2000. We recorded the amount due under this guarantee over the contract term of three years, which expired December 31, 2002. The total value of the guarantee for financial statement purposes was approximately $41.0 million which has been recorded in our financial statements as a reduction of medical expense over the three years of the contract. At December 31, 2001, approximately $28.1 million was also reported in the balance sheet as a reduction of claims payable. In April 2002, the Company received payment of $41.0 million from Merck. At December 31, 2002, no amounts related to the 2000 guarantee remain unrecognized. In addition to the 2000 guarantee, the Company’s former PBM contract provided for a risk-sharing arrangement for the years 2001 and 2002. The 2001 risk-sharing arrangement is in the process of being finalized and settled. It is anticipated that the 2002 risk-sharing arrangement will be settled in July, 2003. As of December 31, 2002, the Company has recorded what it believes to be a reasonable estimate of the results of these risk-share arrangements. See Note 1 included in Item 8 “Financial Statements and Supplementary Data”. Beginning January 1, 2003, the Company retained Express Scripts, Inc. as its PBM.

Another accounting policy that is very important to the fair presentation of our financial results is the proper valuation of the Company’s accounts receivable. The Company bills the majority of its health insurance customers on a monthly basis. The premium bill is typically sent out 15 days in advance of the month being billed for, so that the Company can receive the cash at the start of the month for which the insurance is being provided. The vast majority of our customers pay in a timely fashion but some do not. After some communication, we generally receive payment but we do not always collect what we are due. This can happen for a variety of reasons such as customers having financial difficulties, disputes regarding the amount of the bill or a customer failing to notify us that they have obtained other health insurance. To properly value the accounts receivable at its net realizable value we must determine an allowance for doubtful accounts.

The allowance for doubtful accounts reduces the gross amount of accounts receivable that are recorded, based on the bills sent, to the net amount that we actually think we will receive. The allowance also reduces premium revenue by the same amount. To determine how much to record as a reduction of the gross accounts receivable, we prepare an accounts receivable aging. This aging segments the total accounts receivable balance by category as to when it was due to the Company. This allows us to evaluate how old our accounts receivable are. We then prepare an evaluation based on historical collection percentages applied to various categories of accounts. We also identify individual accounts that are unlikely to pay due to financial or other problems and analyze them individually. The aforementioned analyses are then summarized and an allowance is developed and recorded. The Company applies this methodology on a consistent basis from period to period.

GENERAL

During the three year period ended December 31, 2002, the Company experienced significant growth in membership. The Company has achieved its overall size by continually expanding its product lines which include point-of-service, small group, indemnity health, hybrid products and group term-life. Premium rates during this time have increased, yet remain at competitive levels for the Company’s marketplace. During 2002, the Company’s consolidated operating margin showed improvement over 2001. The Company achieved 2002’s results, in part, by implementing product price increases and carefully underwriting groups, when allowed by regulation, that had the potential for continued unprofitability. The Company anticipates that it will continue to increase premium rates during 2003. This is a forward-looking statement. See “Forward-Looking Information” above for a description of those risk factors.

The Company generally receives a fixed premium amount per member per month while the majority of medical expenses are variable and significantly affected by spontaneous member utilization. Even with managed care controls, unusual medical conditions can occur, such as an outbreak of influenza or a higher than normal incidence of high cost cases (such as premature births, complex surgeries, or rare diseases). As a result, the Company’s quarterly results can be materially affected and irregular. However, over the longer business cycle, the Company believes that its managed care control systems, underwriting procedures (when allowed) and network of physicians and health care practitioners should result in continued profitability.

Due to continued concern about privacy, the accountability of health insurers and HMOs, and the cost and availability of health care coverage, legislation has been considered and is likely to be further considered by the United States Congress and the legislatures of the states in which the Company operates or may seek to operate.

In 1997, the “Health Insurance Portability and Accountability Act of 1996, Public Law 104-191”, commonly called “HIPAA” was enacted. This bill established certain requirements for insurers, health maintenance organizations and ERISA plans regarding eligibility rules for health care coverage. The law also included Administration Simplification provisions to regulate and standardize information exchanges and establish standards for the privacy and security of individually identifiable health information.

The four key areas of Administration Simplification are: 1) Transactions and Code Sets, 2) Unique Identifiers, 3) Security, and 4) Privacy. The U.S. Department of Health and Human Services has published final regulations on Transactions and Code Sets, Privacy and the National Employer Identifier, and Security. These rules will apply to insurers, health maintenance organizations, providers and ERISA plans and will effect the business operations of these entities.

MLH, MAMSI’s HMOs and HomeCall have assessed current procedures and developed plans to comply with the Administration Simplification provisions of HIPAA. The Company believes it has sufficient internal resources to address those issues related to HIPAA compliance. If internal resources prove to be insufficient, the Company will engage outside resources. MAMSI will comply with the regulations by the applicable compliance deadlines. The statements in this paragraph regarding the future effects of HIPAA are forward-looking statements. See “Forward-Looking Information” for a description of risk factors.

State legislatures and the U.S. Congress continue to debate and consider legislation to amend civil tort law so as to expand “enterprise liability” to insurers, HMOs and ERISA plans as well as other health care reform initiatives. Neither Congress nor any state legislature in the Company’s service area, with the exception of North Carolina, has enacted laws that would expand an insurer’s or HMO’s liability in tort action.

States in the Company’s service area have enacted laws regarding the internal and external review of adverse utilization review decisions. Under these laws, persons covered by insurers or HMOs (subject to state regulation) are given a right to seek a fast and fair review of these decisions, first internally by a medical director and then externally by an independent review organization and/or a state regulator. Maryland, the District of Columbia, Virginia, North Carolina, West Virginia and Pennsylvania have enacted such laws.

State legislatures are considering a variety of proposals to increase access to health care coverage. This includes expanding the eligibility rules for the Medicaid Program and tax credits for the purchase of group or individual insurance.

The Company expects that continued legislative scrutiny of health insurers and HMOs may lead to additional legislative initiatives. The Company is unable to predict the ultimate impact of any federal or state restructuring of the health care delivery or financing systems, but such changes could have a material adverse impact on the operations and financial condition of the Company.

THE YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

RESULTS OF OPERATIONS

Consolidated net income for the year ended December 31, 2002 increased to $97,413,000 from $57,195,000 for the year ended December 31, 2001. Diluted earnings per share increased from $1.41 in year ended December 31, 2001 to $2.34 for the year ended December 31, 2002. The increase in earnings is attributable to an increase in members, an increase in premiums per member, a reduction in medical expenses as a percentage of health premium revenue (“medical care ratio”), and a reduction in administrative expenses as a percentage of total revenue (“administrative expense ratio”). The Company has priced its health products competitively in order to increase its membership base and thereby enhance its strategic position in its market place. The Company currently has one of the largest HMO and managed care enrollments and also the largest network of contract providers of medical care in its service area (which includes the entire states of Maryland and Delaware, the District of Columbia, most counties and cities in Virginia and certain areas of West Virginia, North Carolina and Pennsylvania).

Health premium revenue for the year ended December 31, 2002 increased approximately $518.7 million or 29.8 percent over the year ended December 31, 2001. A 16.8 percent increase in net average HMO and indemnity enrollment resulted in an increase of approximately $293.0 million in health premium revenue while an 11.1 percent increase in average monthly premium per enrollee, combined for all products, resulted in a $225.7 million increase in health premium revenue. Management believes that commercial health premiums will continue to increase over the next twelve months as the Company continues to increase its commercial membership and as new and renewing groups are charged higher premium rates due to legislatively mandated benefit enhancements and medical cost inflation, both of which cause the Company to increase its premium rates. This is a forward-looking statement. See “Forward-Looking Information” for a description of the risk factors that may affect health premiums per member.

The Company has implemented increased premium rates across essentially all of its commercial products. As the Company’s contracts are generally for a one year period, increased pricing generally cannot be initiated until a contract reaches its renewal date. Therefore, price increases are not implemented across the Company’s membership at the same time. Overall, commercial premium rates are currently expected to increase in 2003 by approximately 13.0%, net of buy-downs, resulting in a per member per month increase of between 12.25% and 12.75%. Management believes that these rate increases may have the effect of slowing the Company’s future membership growth.

The Company’s future membership growth depends on several factors such as relative premium prices and product availability, future increases or decreases in the Company’s service area and increased competition in the Company’s service area. The Company currently anticipates its 2003 membership growth to be in the 4% to 5% range.

The Company’s home health operations contributed $22.0 million in revenue for the year ended December 31, 2002 as compared with $22.7 million for the year ended December 31, 2001, reflecting a decrease in Medicare referrals. Fee and other revenue increased to $22.4 million for the year ended December 31, 2002 from $21.2 million for the year ended December 31, 2001, primarily due to an increase in rental income from company owned facilities. Life and short-term disability products contributed $9.1 million in revenue for the year ended December 31, 2002 as compared with $8.1 million for the year ended December 31, 2001.

Investment income increased from $14.8 million for the year ended December 31, 2001 to $15.0 million for the year ended December 31, 2002. While investment balances increased, investment income remained stable primarily due to the decline in interest rates.

The medical care ratio decreased to 84.2 percent for the year ended December 31, 2002 as compared to 85.4 percent for the year ended December 31, 2001. On a per member per month basis, medical expenses increased 9.5 percent. The reduction in the medical care ratio is due to a combination of factors including continuing efforts by the Company to implement product specific cost containment controls, continued activity in specialized subrogation areas and claims review for dual health coverage, and also increased premiums per member. The ongoing initiatives should help to control the Company’s medical care ratio. Included in medical expense for the year ended December 31, 2002 is a net favorable development of prior years’ medical cost estimates of $31,294,000. This was due to the level of completion of claims which in retrospect was higher than that assumed for 2001. For the year ended December 31, 2001, the net favorable development of prior years’ medical cost estimates approximated $7,701,000. The medical expense trend is currently expected to be between 11.5% and 12.5% for 2003. The statements in this paragraph and the preceding paragraphs regarding future utilization rates, cost containment initiatives, total medical costs and trend and future increases in health premiums per member, are forward-looking statements. See “Forward-Looking Information” above for a description of risk factors that may affect medical expenses per member and the medical care ratio.

The administrative expense ratio decreased from 11.7 percent for the year ended December 31, 2001 to 10.8 percent for the year ended December 31, 2002. The decrease in the administrative expense ratio is principally due to increases in premium rates and membership, and management’s efforts to control costs as the business volume increases. Management currently believes that the administrative expense ratio will be approximately 10.8% for 2003. Management’s expectations concerning the administrative expense ratio is a forward-looking statement.

The administrative expense ratio is affected by changes in health premiums and other revenues, development of the Company’s expansion areas, increased administrative activity related to business volume and to price increases from the Company’s vendors.

The effective tax rate increased from 32.2 percent for the year ended December 31, 2001 to 33.9 percent for the year ended December 31, 2002 primarily due to the increase in pre-tax income and the fact that tax exempt interest was a smaller portion of total income.

The net margin rate increased from 3.2 percent for the year ended December 31, 2001 to 4.2 percent for the year ended December 31, 2002. This increase is consistent with the factors previously described.

THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

RESULTS OF OPERATIONS

The Company’s consolidated net income for the year ended December 31, 2001 increased to $57,195,000 from $39,406,000 for the year ended December 31, 2000. Diluted earnings per share increased from $1.00 in year ended December 31, 2000 to $1.41 for the year ended December 31, 2001. The increase in earnings is attributable to an increase in premiums per member, a reduction in the medical care ratio, and a reduction in the administrative expense ratio.

Revenue for the year ended December 31, 2001 increased approximately $323.3 million or 21.8 percent over the year ended December 31, 2000. A 9.9 percent increase in net average HMO and indemnity enrollment resulted in an increase of approximately $140.7 million in health premium revenue while an 11.9 percent increase in average monthly premium per enrollee, combined for all products, resulted in a $185.3 million increase in health premium revenue.

The Company’s home health operations contributed $22.7 million in revenue for the year ended December 31, 2001 as compared with $26.3 million for the year ended December 31, 2000 reflecting a decrease in services provided to non-affiliated companies and a write-off of uncollectible accounts receivable in the amount of approximately $1.5 million. Fee and other revenue decreased to $21.2 million for the year ended December 31, 2001 from $21.8 million for the year ended December 31, 2000. Life and short-term disability products contributed $8.1 million in revenue for the year ended December 31, 2001 as compared with $8.0 million for the year ended December 31, 2000.

Investment income increased from $13.5 million for the year ended December 31, 2000 to $14.8 million for the year ended December 31, 2001.

The medical care ratio decreased to 85.4 percent for the year ended December 31, 2001 as compared to 86.5 percent for the year ended December 31, 2000. On a per member per month basis, medical expenses increased 10.5 percent. Results for 2001 were positively impacted by approximately $7,701,000 of favorable development of prior period estimates of medical costs. Results for 2000 were negatively impacted by approximately $4,407,000 of unfavorable development of prior period estimates of medical costs. The decrease in the medical care ratio is due to increased premiums per member combined with continuing efforts by the Company to implement product specific cost containment controls, continued activity in specialized subrogation areas and claims review for dual health coverage.

The administrative expense ratio decreased from 12.1 percent for the year ended December 31, 2000 to 11.7 percent for the year ended December 31, 2001. The administrative expense ratio is affected by changes in health premiums and other revenues, development of the Company’s expansion areas and increased administrative activity related to business volume.

The effective tax rate increased from 30.6 percent for the year ended December 31, 2000 to 32.2 percent for the year ended December 31, 2001 primarily due to the benefit from certain one-time tax credits that were recognized in 2000.

The net margin rate increased from 2.7 percent for the year ended December 31, 2000 to 3.2 percent for the year ended December 31, 2001. This increase is consistent with the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s business is not capital intensive and the majority of the Company’s expenses are payments to physicians and health care practitioners, which generally vary in direct proportion to the health premium revenues received by the Company. Although medical utilization rates vary by season, the payments for such expenses lag behind cash inflow from premiums because of the lag in provider billing procedures. In the past, the Company’s cash requirements have been met principally from operating cash flow and it is anticipated that this source, coupled with the Company’s operating line-of-credit, will continue to be sufficient to meet the Company’s cash requirements in the future.

The Company’s cash and investment securities increased $121.1 million from $372.8 million at December 31, 2001 to $493.9 million at December 31, 2002, primarily due to the timing of medical expense payments which traditionally lag behind the receipt of increased premiums per member, the $41.0 million payment received from Merck in April 2002, cash received from the exercise of stock options and net income offset by the effect of treasury stock purchases and purchases of three buildings and other capital expenditures. Accounts receivable increased from $105.3 million at December 31, 2001 to $118.1 million at December 31, 2002, principally due to increased membership. Prepaid expenses, advances and other increased from $27.4 million at December 31, 2001 to $37.1 million at December 31, 2002 primarily due to an increase in the unamortized portion of prepayments for insurance policies which cover the Company’s assets and business operations and an increase in working capital advances paid to Maryland hospitals.

Net property and equipment increased from $57.3 million at December 31, 2001 to $82.7 million at December 31, 2002 due to the purchase of furniture and computer hardware necessitated by the Company’s growth, the purchase of a parcel of land adjacent to an existing Company owned facility, and the purchase of three additional office buildings for approximately $22.0 million at the site of its corporate headquarters in Rockville, Maryland. These buildings will provide additional contiguous office space for current and future operations.

Claims payable increased from $212.0 million at December 31, 2001 to $297.3 million at December 31, 2002, primarily due to increased membership and an increase in medical expenses per member, the timing of payments to physicians and health care practitioners, and the receipt of the $41.0 million payment from Merck of which $28.1 million had been recorded as a reduction of claims payable at December 31, 2001. Deferred premium revenue decreased from $37.7 million at December 31, 2001 to $33.9 million at December 31, 2002 due to a decrease in cash payments received in advance of the premium coverage period. Unearned revenue increased from $1.7 million at December 31, 2001 to $14.6 million at December 31, 2002 primarily due to incentive cash payments received related to certain long-term medical services vendor contracts.

Additional paid-in capital increased from $349.6 million at December 31, 2001 to $466.2 million at December 31, 2002 due to an additional 2.0 million shares of the Company’s stock being acquired by the SCT, the exercise of employee stock options, as well as an increase in the market value of the shares of the Company’s stock held in the SCT.

The value of the SCT increased from $204.7 million at December 31, 2001 to $269.3 million at December 31, 2002 due to the increase in the market value of the shares of the Company’s stock held in the SCT, and the purchase of an additional 2.0 million shares of the Company’s stock being acquired by the SCT offset by the exercise of employee stock options. For financial reporting purposes, the SCT is consolidated with MAMSI. The fair market value of the shares held by the SCT is shown as a reduction to stockholders’ equity in the Company’s consolidated balance sheets. All transactions between the SCT and MAMSI are eliminated. The difference between the cost and fair value of common stock held in the SCT is included in the consolidated financial statements as additional paid-in capital.

Treasury stock increased from $185.1 million at December 31, 2001 to $276.2 million at December 31, 2002 due to the purchase of 2,897,300 additional shares by the Company at a total cost of $91.1 million.

The Company currently has access to total revolving credit facilities of $29.0 million which are subject to annual renewal and collateral requirements, and are used to provide short-term capital resources for routine cash flow fluctuations. At December 31, 2002, the Company’s investment security balances used as collateral, which are parent company only investments, fell below the minimum collateral requirements thereby reducing the credit line availability to $24.1 million. In addition, at December 31, 2002, approximately $3.2 million was drawn against these facilities, and approximately $614,000 in letters of credit were outstanding. While no amounts have been drawn against these letters of credit, they reduce the Company’s credit line availability.

Following is a schedule of the short-term capital resources available to the Company:

(in thousands)	December 31, 2002	December 31, 2001
Cash and cash equivalents	$7,144	$4,510
Investment securities	486,740	368,327
Working capital advances to Maryland hospitals	23,791	19,686

Total available liquid assets	517,675	392,523
Credit line availability	20,217	20,184

Total short-term capital resources	$537,892	$412,707

The Company believes that cash generated from operations along with its current liquidity and borrowing capabilities are adequate for both current and planned expanded operations.

The Company’s major business operations are principally conducted through its HMOs and its insurance company. HMOs and insurance companies are subject to state regulations that, among other things, require those companies to maintain certain levels of equity and Risk Based Capital (“RBC”), and restrict the amount of dividends and other distributions that may be paid to their parent corporation (See Note 13 included in Item 8 “Financial Statements and Supplementary Data”). As of December 31, 2002, those subsidiaries of the Company were in compliance with all minimum capital requirements and M.D. IPA, OCI, MLH and OCIPA exceeded all RBC requirements. OCCI failed to meet its RBC Company Action Level (“CAL”) of $3.8 million at December 31, 2002. In February, 2003, additional capital was provided to meet this requirement.

During the year ended December 31, 2002, the Company repurchased an additional 2,897,300 shares of its common stock for a total cost of approximately $91.1 million. On December 31, 2002, approximately $1.3 million of unspent authorization was available for future purchases. On January 16, 2003, the Board of Directors authorized a $20.0 million stock repurchase program to begin immediately. During January 2003, the Company repurchased an additional 85,000 shares of its common stock for a total cost of approximately $2.8 million. On February 12, 2003, the Board of Directors increased the outstanding unspent authorization by $31.5 million to a total of $50.0 million.

CONTRACTUAL OBLIGATIONS

The Company is contractually obligated to make payments as follows within the next five years (in thousands):

Contractual Obligation	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
Short-term borrowings	$3,219	$3,219	$—	$—	$—
Operating leases	8,041	3,659	3,904	478	—

Operating lease terms range from one to five years with renewal provisions at the Company’s option.

The Company is subject to various contracts with certain health care providers and pharmacy benefit managers. Such contracts involve payments from the Company, generally on a monthly basis, in the ordinary course of business and are not included in the above table.

MARKET RISK

The Company is exposed to market risk through its investment in fixed and variable rate debt securities that are interest rate sensitive. The Company does not use derivative financial instruments. The Company places its investments in instruments that meet high credit quality standards, as specified in the Company’s investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer, or type of instrument. A hypothetical ten percent change in market interest rates over the next year would not materially affect the Company’s financial position or cash flow. The Company has no significant market risk with regard to liabilities and does not use special purpose entities. Debt securities (most of which are exempt from Federal taxes) at December 31, 2002 mature according to their contractual terms as follows (in thousands):

Assets	2003	2004	2005	2006	2007	There- after	Total	Fair Value 12/31/02
Available-for-sale securities	$229,879	$10,986	$18,517	$27,784	$39,102	$137,907	$464,175	$478,380
Average interest rate	4.20%	3.83%	4.20%	4.56%	4.20%	4.24%
Held-to-maturity	$7,391	$1,528	$962	$623	$350	$10,687	$21,541	$22,852
Average interest rate	3.74%	5.37%	5.42%	6.12%	5.71%	5.09%

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information required by Item 305 of Regulation S-K is contained in Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands except share amounts)	2002	2001
ASSETS
Current assets
Cash and cash equivalents	$7,144	$4,510
Investment securities	486,740	368,327
Accounts receivable, net	118,050	105,343
Prepaid expenses, advances and other	37,104	27,372
Deferred income taxes	3,419	216

Total current assets	652,457	505,768

Property and equipment, net	82,683	57,329
Statutory deposits	21,541	17,690
Other assets	8,951	9,207
Deferred income taxes	7,396	4,219

Total assets	$773,028	$594,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$3,219	$3,681
Accounts payable	62,434	47,730
Claims payable, net	297,304	212,010
Income taxes payable	12,751	1,315
Deferred premium revenue	33,901	37,698
Unearned revenue	14,592	1,667
Deferred income taxes	2,262	8,641

Total liabilities	426,463	312,742

Stockholders’ equity
Common stock, $0.01 par, 100,000,000 shares authorized, 65,772,502 issued and 46,987,122 outstanding at December 31, 2002; 63,772,502 issued and 47,884,422 outstanding at December 31, 2001	657	637
Additional paid-in capital	466,154	349,595
Stock compensation trust (common stock held in trust), 8,311,590 shares outstanding at December 31, 2002; 9,019,450 shares outstanding at December 31, 2001	(269,296)	(204,742)
Treasury stock, 18,785,380 shares at December 31, 2002; 15,888,080 shares at December 31, 2001	(276,205)	(185,110)
Accumulated other comprehensive income	9,279	2,528
Retained earnings	415,976	318,563

Total stockholders’ equity	346,565	281,471

Total liabilities and stockholders’ equity	$773,028	$594,213

The accompanying notes are an integral part of these consolidated financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in thousands except per share amounts)	2002	2001	2000
Revenue
Health premium	$2,259,600	$1,740,938	$1,414,847
Fee and other	22,416	21,244	21,811
Life and short-term disability premium	9,085	8,066	8,034
Home health services	21,961	22,715	26,304
Investment	14,967	14,772	13,483

Total revenue	2,328,029	1,807,735	1,484,479

Expense
Medical expense
Referral and ancillary care	931,297	722,711	582,775
Hospitalization	580,181	455,267	373,349
Primary care	90,699	80,408	77,616
Prescription drugs	299,796	227,760	189,388
Reinsurance premiums, net	1,094	1,084	144

	1,903,067	1,487,230	1,223,272

Life and short-term disability claims	3,901	3,589	3,108

Home health patient services	22,140	21,950	21,514

Administrative expense
Salaries and benefits	163,376	141,430	117,021
Promotion and advertising	6,277	4,668	5,246
Professional services	9,298	6,208	5,568
Licenses and taxes	16,599	13,669	11,586
Facilities, maintenance and supplies	37,860	32,258	29,389
Other (including interest expense of $743, $742 and $1,045)	18,193	12,391	11,017

	251,603	210,624	179,827

Total expense	2,180,711	1,723,393	1,427,721

Income before income taxes	147,318	84,342	56,758
Income tax expense	(49,905)	(27,147)	(17,352)

Net income	$97,413	$57,195	$39,406

Basic earnings per common share	$2.49	$1.48	$1.04

Diluted earnings per common share	$2.34	$1.41	$1.00

The accompanying notes are an integral part of these consolidated financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands except share amounts)	Common Stock	Additional Paid-In Capital	Stock Compensation Trust	Treasury Stock	Accumulated Other Comprehensive Income/(Loss)	Retained Earnings	Total
Balance, December 31, 1999	$597	$152,607	$(83,215)	$(104,117)	$(1,013)	$221,962	$186,821
Exercise of stock options for 1,991,094 shares released from the Stock Compensation Trust		(3,443)	28,373				24,930
Stock option tax benefit		3,529					3,529
Purchase of 2,000,000 shares of MAMSI common stock to be held in the Stock Compensation Trust	20	28,730	(28,750)				—
Adjustment to market value for shares held in Stock Compensation Trust		114,924	(114,924)				—
Repurchase of 2,836,900 shares of MAMSI common stock				(31,521)			(31,521)

Comprehensive income:
Net income						39,406	39,406
Other comprehensive income, net of tax of $1,638					2,825		2,825

Total comprehensive income							42,231

Balance, December 31, 2000	617	296,347	(198,516)	(135,638)	1,812	261,368	225,990
Exercise of stock options for 3,000,306 shares released from the Stock Compensation Trust		(2,695)	42,753				40,058
Stock option tax benefit		6,984					6,984
Purchase of 2,000,000 shares of MAMSI common stock to be held in the Stock Compensation Trust	20	36,480	(36,500)				—
Adjustment to market value for shares held in Stock Compensation Trust		12,479	(12,479)				—
Repurchase of 2,717,900 shares of MAMSI common stock				(49,472)			(49,472)

Comprehensive income:
Net income						57,195	57,195
Other comprehensive income, net of tax of $386					716		716

Total comprehensive income							57,911

Balance, December 31, 2001	637	349,595	(204,742)	(185,110)	2,528	318,563	281,471
Exercise of stock options for 2,707,860 shares released from the Stock Compensation Trust		(5,480)	37,038				31,558
Stock option tax benefit		20,467					20,467
Purchase of 2,000,000 shares of MAMSI common stock to be held in the Stock Compensation Trust	20	69,880	(69,900)				—
Adjustment to market value for shares held in Stock Compensation Trust		31,692	(31,692)				—
Repurchase of 2,897,300 shares of MAMSI common stock				(91,095)			(91,095)

Comprehensive income:
Net income						97,413	97,413
Other comprehensive income, net of tax of $3,635					6,751		6,751

Total comprehensive income							104,164

Balance, December 31, 2002	$657	$466,154	$(269,296)	$(276,205)	$9,279	$415,976	$346,565

The accompanying notes are an integral part of these consolidated financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2002	2001	2000
Cash flows from operating activities:
Net income	$97,413	$57,195	$39,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,417	11,008	10,263
Provision for bad debts	421	510	692
(Benefit) provision for deferred income taxes	(16,394)	947	(5,280)
Loss (gain) on sale and disposal of assets	156	(1)	356
Stock option tax benefit	20,467	6,984	3,529
Increase in accounts receivable	(13,128)	(15,899)	(7,023)
(Increase) decrease in prepaid expenses, advances and other	(9,440)	(3,441)	2,139
Increase in accounts payable	14,704	13,222	12,528
Increase in income taxes payable	11,436	7,705	—
Increase in claims payable, net	85,294	33,325	24,282
(Decrease) increase in deferred premium revenue	(3,797)	19,204	1,545
Increase (decrease) in unearned revenue	12,925	(1,666)	3,333

Total adjustments	114,061	71,898	46,364

Net cash provided by operating activities	211,474	129,093	85,770

Cash flows used in investing activities:
Purchases of investment securities	(735,160)	(513,466)	(428,185)
Sales and maturities of investment securities	627,345	416,368	365,043
Purchases of property and equipment	(36,753)	(20,237)	(13,297)
Purchases of statutory deposits	(4,231)	(5,563)	(3,394)
Maturities of statutory deposits	100	2,421	2,782
Purchases of other assets	(317)	(580)	(611)
Proceeds from sale of assets	175	160	377

Net cash used in investing activities	(148,841)	(120,897)	(77,285)

Cash flows used in financing activities:
Principal payments on notes payable	—	—	(14)
(Decrease) increase in short-term borrowings	(462)	681	(558)
Exercise of stock options	31,558	40,058	24,930
Purchase of treasury stock	(91,095)	(49,472)	(31,521)

Net cash used in financing activities	(59,999)	(8,733)	(7,163)

Net increase (decrease) in cash and cash equivalents	2,634	(537)	1,322
Cash and cash equivalents at beginning of year	4,510	5,047	3,725

Cash and cash equivalents at end of year	$7,144	$4,510	$5,047

The accompanying notes are an integral part of these consolidated financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Mid Atlantic Medical Services, Inc. is a holding company whose subsidiaries are active in managed health care and other life and health insurance related activities. MAMSI’s principal markets are currently in Maryland, Virginia, the District of Columbia, Delaware, West Virginia, North Carolina and Pennsylvania. MAMSI and its subsidiaries (collectively referred to as “MAMSI” or the “Company”) offer a broad range of health care coverage and related ancillary products and deliver these services through health maintenance organizations (“HMOs”), a preferred provider organization (“PPO”), and a life and health insurance company. MAMSI also owns a home health care company, a home infusion services company, a hospice company, a coordination of benefits identification and collections company and maintains a partnership interest in an outpatient surgery center.

MAMSI delivers managed health care services principally through HMOs. The HMOs, MD-Individual Practice Association, Inc. (“M.D. IPA”), Optimum Choice, Inc. (“OCI”), and Optimum Choice of the Carolinas, Inc. (“OCCI”) arrange for health care services to be provided to an enrolled population for a predetermined, prepaid fee, regardless of the extent or nature of services provided to the enrollees. The HMOs offer a full complement of health benefits, including physician, hospital and prescription drug services. Optimum Choice, Inc. of Pennsylvania (“OCIPA”) ceased all operations in Pennsylvania during 2000.

The following are other significant wholly-owned subsidiaries of MAMSI:

Physicians Health Plan of Maryland, Inc. (“PHP-MD”) is an individual practice association (“IPA”) that provides physician services to certain of the Company’s HMOs.

Alliance PPO, LLC (“Alliance”) provides a delivery network of physicians (called a preferred provider organization) to employers and insurance companies in association with various health plans, and provides psychiatric services principally to third party payors or self-insured employer groups.

MAMSI Life and Health Insurance Company (“MLH”) develops and markets indemnity health products and group life, accidental death and short-term disability insurance.

HomeCall, Inc., FirstCall, Inc. and HomeCall Pharmaceutical Services, Inc. (“HCPS”) provide in-home medical care including skilled nursing, infusion and therapy to MAMSI’s HMO members and other payors.

HomeCall Hospice Services, Inc. (“HHSI”) provides services to terminally ill patients and their families.

Alliance Recovery Services, LLC (“ARS”) provides coordination of benefits identification and collection services to Third Party Administrators (“TPAs”) and insurance companies.

The significant accounting policies followed by MAMSI and its subsidiaries are described below.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of MAMSI and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

MAJOR CUSTOMERS

A significant portion of the Company’s premium revenue is derived from Federal, state and local government agencies, including governmental employees and Medicaid recipients (through 2000). For the years ended December 31, 2002, 2001 and 2000, approximately 14%, 10% and 8%, respectively, of premium revenue

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was derived from Federal government agencies which is included in the All Others and Commercial Risk segments (as described in Note 15), and approximately 13%, 15% and 14%, respectively, was derived from Maryland and Virginia state and local government agencies which is included in the Commercial Risk segment (as described in Note 15).

CASH EQUIVALENTS

Floating rate municipal putable bonds, which possess an insignificant risk of loss from changes in interest rates and are held less than three months from the date of purchase, are classified as cash equivalents.

INVESTMENT SECURITIES

Investment securities, consisting principally of municipal bonds and tax-free bond funds are classified as available-for-sale. These securities are carried at fair market value plus accrued interest and any unrealized gains and losses are reported in other comprehensive income, net of the related tax effect. Gains and losses are reported in earnings when realized. Gains and losses on sales of securities are computed using the specific identification method.

The Company periodically reviews its debt and equity securities to determine whether a decline in fair value below the carrying value exists and is other-than-temporary. If a decline in market value is noted and considered other-than-temporary, the cost basis or carrying amount of the security is written down to fair value and the amount of the write-down is included in earnings.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the property and equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of the life of the improvement or the term of the related lease.

STATUTORY DEPOSITS

Statutory deposits, consisting principally of municipal bonds and treasury notes held in custodial accounts by state regulatory agencies, are classified as held-to-maturity. These securities are stated at amortized cost.

GOODWILL

The excess of cost over the fair value of net assets of the acquired companies is recorded as goodwill and is classified in the consolidated balance sheets as an other asset.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“Statement No. 142”), which establishes standards for financial accounting and reporting for intangible assets at acquisition and for goodwill and other intangible assets subsequent to their acquisition. Statement No. 142 is applied to existing goodwill and intangible assets for fiscal years beginning after December 15, 2001. Statement No. 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required.

The Company adopted this Statement January 1, 2002, at which time amortization of the remaining book value of goodwill ceased. The Company is required to perform an annual impairment review of its goodwill

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

balance beginning with a recurring annual measurement date. The Company has chosen October 1 to be its annual measurement date for its impairment review. The Company considers a discounted cash flow analysis, which includes profitability information, including estimated future operating results, potential savings to the Company, trends and other available information, in assessing whether the carrying value of intangible assets can be recovered. Under Statement No. 142, goodwill impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. As of December 31, 2002, the Company’s estimated fair value exceeded the carrying value of its goodwill and therefore, no impairment to its goodwill was identified. As the Company does not have a material amount of goodwill, the adoption of Statement No. 142 did not have a significant effect on the consolidated financial statements.

HEALTH PREMIUM

Amounts charged for health care services are recognized as premium revenue in the month for which enrollees are entitled to receive care. Included in premium revenue are amounts due from customers that utilize the Company’s capitated primary care physician network, its care coordination services and other services related to health management and who self-fund, generally up to specified limits, certain elements of medical costs excluding co-payments from members, such as hospitalization and specialist physicians. Premium revenue received in advance is recorded as deferred premium revenue.

FEE AND OTHER

Amounts charged to third party payors solely for use of the Company’s network of physicians and health care practitioners and its discounted fee-for-service rate structure are recognized as fee revenue. Amounts charged for administrative services only arrangements, entailing only claims payment services and utilization of the provider network without utilization of the Company’s primary care physician network and care coordination services, and for which the Company bears no insurance risk, are recognized as fee revenue.

HOME HEALTH SERVICES

Amounts charged to patients, third party payors and others for home health services are recorded at net realizable amounts, including an estimate of potential retroactive adjustments under cost reimbursement agreements with third party payors.

MEDICAL EXPENSE

Medical expense consists principally of medical claims and capitation costs. Medical claims include payments to be made on claims reported as of the balance sheet date and estimates of health care services incurred but not reported (“IBNR”) to the Company as of the balance sheet date. IBNR is estimated using an expense forecasting model that is based on historical claims incurrence patterns modified to consider current trends in enrollment, member utilization patterns, timeliness of claims submissions and other factors. This estimate includes medical costs to be incurred beyond the premium paying date that are contractually required.

Capitation costs represent monthly fixed fees to participating primary care physicians and other health care practitioners as retainers for providing continuing medical care.

Medical claims reversals result from the determination that the Company has paid claims in excess of contractually obligated amounts. Amounts recognized through specific identification are recorded at their net realizable value as a reduction of medical expense in the consolidated statements of operations and as an increase in accounts receivable in the consolidated balance sheets.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has entered into certain long-term medical services related vendor contracts, some of which include incentives or cost guarantees designed to provide savings to the Company over several years. The Company typically accounts for the benefit derived from these incentives or guarantees ratably over the contract period as a reduction to medical expense. Because of the complexity of the Company’s product offerings as well as obligations imposed under the contracts, and the timing of settlement of various contractual periods, disputes may arise as to the degree of satisfaction of the various contractual obligations which could result in material adjustments to the Company’s financial statements. In the case of one of these contracts, a dispute with the Company’s PBM, Merck, arose over its 2000 guarantee which involved approximately $41.0 million which had been recorded in the Company’s financial statements as a reduction of medical expense over the three years of the contract. At December 31, 2001, approximately $28.1 million was also reported in the balance sheet as a reduction of claims payable. On April 24, 2002, the Company reached a settlement of its dispute with Merck. Under the terms of the settlement, the Company has received payment of $41.0 million. In addition to the 2000 guarantee, the Company’s former PBM contract provided for a risk-sharing arrangement for the years 2001 and 2002. The 2001 risk-sharing arrangement is in the process of being finalized and settled. It is anticipated that the 2002 risk-sharing arrangement will be settled in July, 2003. As of December 31, 2002, the Company has recorded what it believes to be a reasonable estimate of the results of these risk-share arrangements.

The Company believes that its claims reserves are adequate to satisfy its ultimate claims liabilities; however, the liability as established may vary significantly from actual claims amounts, either negatively or positively, and as adjustments are deemed necessary, they are included in current operations. Establishment of claims estimates is an inherently uncertain process; there can be no certainty that currently established reserves will prove adequate to cover actual ultimate expenses. Subsequent actual experience could result in reserves being too high or too low which could positively or negatively affect the Company’s earnings in future periods. For the years ended December 31, 2002, 2001 and 2000, the Company estimates that it over-estimated or (under-estimated) its claims reserves by $31,294,000, $7,701,000 and $(4,407,000), respectively. See Note 5.

Premium deficiency reserves, if any, are recognized when it is probable that the expected future health care cost of a group of existing contracts (and the costs necessary to maintain those contracts) will exceed future anticipated premiums, investment income and reinsurance recoveries on those contracts. The Company groups contracts consistent with its underwriting. The Company evaluates the need for premium deficiency reserves on a quarterly basis. An immaterial amount of reserves was required at December 31, 2002 and 2001.

COORDINATION OF BENEFITS

Coordination of benefits (“COB”) results from the determination that the Company has paid for medical claims expenses for which an enrollee has duplicate coverage and for which another insurer is primarily liable. In the consolidated statements of operations, such identified amounts are classified as a reduction of medical expense and, in the consolidated balance sheets, such amounts are classified as a reduction of claims payable.

INCOME TAXES

The income tax provision includes Federal and state income taxes both currently payable and deferred because of differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EARNINGS PER COMMON SHARE

Basic earnings per common share are calculated using the weighted average shares outstanding. Outstanding stock options are treated as common stock equivalents for purposes of computing diluted earnings per share. Shares held in the Company’s Stock Compensation Trust (see Note 11) are excluded from the calculation of basic and diluted earnings per share.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents - The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment securities - Fair values are based on quoted market prices.

Statutory deposits - Fair values are based on quoted market prices.

Short-term borrowings - The carrying amount reported in the consolidated balance sheets approximates fair value.

ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

STOCK OPTION PLANS

On December 31, 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“Statement 148”). Statement 148 amends FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”), to provide alternative methods of transition for an entity that changes to the fair value method of accounting for stock-based employee compensation. Statement 148 does not amend Statement 123 to require companies to account for stock-based employee awards using the fair value method.

As permitted by Statement 123, as amended by Statement 148, the Company follows Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its stock option plans. Under APB 25, because the exercise price of the Company’s employee stock options equals the market value of the underlying stock on the date of grant, no compensation expense is recognized. See Note 10 for further information on the Company’s stock option plans.

RECLASSIFICATIONS

Certain balances in the 2001 and 2000 financial statements have been reclassified to conform with the 2002 presentation.

NOTE 2—INVESTMENTS

Investments are classified into two categories (available-for-sale or held-to-maturity) and are valued based upon this designation. Securities classified as available-for-sale, which include debt and equity securities that the Company does not have the positive intent to hold to maturity, are marked to market with the resulting unrealized

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

gain or loss reflected in other comprehensive income. Securities classified as held-to-maturity, which are debt securities that the Company has both the positive intent and ability to hold to maturity, are carried at amortized cost. The Company classifies its statutory deposits as held-to-maturity with no effect on the recorded value. All other investments are classified as available-for-sale. Management re-evaluates these designations annually.

The following is a summary of available-for-sale and held-to-maturity securities at December 31, 2002 and 2001:

	2002
(in thousands)	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities
U.S. Treasury securities and obligations of U.S. government agencies	$2,169	$266	$—	$2,435
Obligations of states and political subdivisions	256,777	13,950	11	270,716
Municipal bond funds	201,864	—	—	201,864
Accrued interest	3,365	—	—	3,365

Debt securities	464,175	14,216	11	478,380
Equity securities	8,290	141	71	8,360

Investment securities	$472,465	$14,357	$82	$486,740

Held-to maturity securities
U.S. Treasury securities and obligations of U.S. government agencies	$12,007	$917	$—	$12,924
Obligations of states and political subdivisions	9,284	394	—	9,678
Other investments	250	—	—	250

Statutory deposits	$21,541	$1,311	$—	$22,852

	2001
(in thousands)	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities
U.S. Treasury securities and obligations of U.S. government agencies	$2,152	$120	$—	$2,272
Obligations of states and political subdivisions	206,691	5,115	1,183	210,623
Municipal bond funds	145,010	—	—	145,010
Accrued interest	2,955	—	—	2,955

Debt securities	356,808	5,235	1,183	360,860
Equity securities	7,630	891	1,054	7,467

Investment securities	$364,438	$6,126	$2,237	$368,327

Held-to-maturity securities
U.S. Treasury securities and obligations of U.S. government agencies	$7,908	$226	$1	$8,133
Obligations of states and political subdivisions	9,532	116	—	9,648
Other investments	250	—	—	250

Statutory deposits	$17,690	$342	$1	$18,031

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2001 and 2000, marketable equity available-for-sale securities with a fair value at the date of sale of $900,000 and $317,000, respectively, were sold. The gross realized gains on such sales totaled $18,000 and $71,000, and the gross realized losses totaled $17,000 and $-0- for each of the respective periods. There were no sales in 2002. Realized gains and losses are included in investment income. Other sales and maturities of investment securities consisted principally of redemptions on municipal bond funds.

The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 2002, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

(in thousands)	Cost	Estimated Fair Value
Available-for-sale
Due in one year or less	$229,879	$230,382
Due after one year through five years	128,205	136,598
Due after five years through ten years	102,921	108,230
Due after ten years	3,170	3,170

Debt securities	464,175	478,380
Equity securities	8,290	8,360

	$472,465	$486,740

Held-to-maturity
Due in one year or less	$7,391	$7,421
Due after one year through five years	8,362	9,016
Due after five years through ten years	5,788	6,415
Due after ten years	—	—

	$21,541	$22,852

NOTE 3—ACCOUNTS RECEIVABLE

Accounts receivable consists of the following at December 31:

(in thousands)	2002	2001
Premium and fee accounts	$95,463	$84,969
Home health service accounts	6,810	8,141
Medical recoverables	4,059	5,165
Pharmacy rebates	15,094	9,009
Other	3,692	4,706
Less: allowance for doubtful accounts	(7,068)	(6,647)

	$118,050	$105,343

Medical recoverables consist of refunds identified on paid claims, and pharmacy rebates consist of amounts due for contractual arrangements with the Company’s PBM. These amounts have been recorded as a reduction of medical expense in the consolidated statements of operations. Other receivables consist primarily of amounts due for reinsurance recoveries, interest accrued on statutory deposits and amounts related to contractual arrangements with laboratory service providers.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

(in thousands)	2002	2001
Land, buildings and improvements	$69,769	$44,416
Computer equipment and software	48,682	42,345
Office furniture and equipment	30,200	26,138
Leasehold improvements	4,155	3,856

	152,806	116,755
Less: accumulated depreciation and amortization	(70,123)	(59,426)

	$82,683	$57,329

NOTE 5—CLAIMS PAYABLE

The following tables show the components of claims payable for the years ended December 31, 2002, 2001 and 2000 (in thousands):

	2002	2001	2000
Reserve for incurred but not reported claims	$247,983	$206,526	$165,806
Claims received, not yet paid and other items	49,321	33,598	27,776
Amortized value of pharmacy cost guarantee related to the year 2000	—	(28,114)	(14,897)

Total claims payable	$297,304	$212,010	$178,685

The following table shows the components of the change in claims payable for the years ended December 31, 2002, 2001 and 2000 for each year’s Dates of Service (“DOS”) (in thousands except for percentages):

	Medical	Life & STD	Total	2002 DOS	2001 & Prior DOS
For the Year Ended December 31, 2002:
Beginning of the year	$210,700	$1,310	$212,010	$—	$212,010
Components of medical expense:
Estimated cost incurred	1,934,361	3,901	1,938,262	1,938,262	—
Estimated redundancy	(31,294)	—	(31,294)	—	(31,294)

	1,903,067	3,901	1,906,968	1,938,262	(31,294)
Payments for medical expense	(1,818,046)	(3,628)	(1,821,674)	(1,652,538)	(169,136)

End of the year	$295,721	$1,583	$297,304	$285,724	$11,580

Prior year redundancy as a percentage of current year medical expense	1.64%

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Medical	Life & STD	Total	2001 DOS	2000 & Prior DOS
For the Year Ended December 31, 2001:
Beginning of the year	$177,435	$1,250	$178,685	$—	$178,685
Components of medical expense:
Estimated cost incurred	1,494,931	3,589	1,498,520	1,498,520	—
Estimated redundancy	(7,701)	—	(7,701)	—	(7,701)

	1,487,230	3,589	1,490,819	1,498,520	(7,701)
Payments for medical expense	(1,453,965)	(3,529)	(1,457,494)	(1,277,361)	(180,133)

End of the year	$210,700	$1,310	$212,010	$221,159	$(9,149)

Prior year redundancy as a percentage of current year medical expense	0.52%

	Medical	Life & STD	Total Total	2000 DOS	1999 & Prior DOS
For the Year Ended December 31, 2000:
Beginning of the year	$153,237	$1,166	$154,403	$—	$154,403
Components of medical expense:
Estimated cost incurred	1,218,865	3,108	1,221,973	1,221,973	—
Estimated deficiency	4,407	—	4,407	—	4,407

	1,223,272	3,108	1,226,380	1,221,973	4,407
Payments for medical expense	(1,199,074)	(3,024)	(1,202,098)	(1,048,160)	(153,938)

End of the year	$177,435	$1,250	$178,685	$173,813	$4,872

Prior year deficiency as a percentage of current year medical expense	(0.36%)

The Company does not track the redundancy/(deficiency) related to its life and short-term disability business. Any actual redundancy/(deficiency) would be immaterial to the tables above and the Company’s financial statements.

NOTE 6—NOTES PAYABLE

The Company has access to total revolving credit facilities of $29 million, which are subject to annual renewal and collateral requirements, and are used to provide short-term capital resources for routine cash flow fluctuations. At December 31, 2002, the Company’s investment security balances used as collateral, which are parent company only investments, fell below the minimum collateral requirements thereby reducing the credit line availability to $24.1 million. Borrowings bear interest at a rate based on Libor plus .65% and are secured by certain cash balances and investment securities. At December 31, 2002, approximately $3.2 million was outstanding on one of the lines-of-credit at an interest rate of 2.93% and approximately $614,000 in letters-of-credit were outstanding, although no amounts had been drawn.

Interest expense paid in cash on borrowings and on claims paid subsequent to state mandated deadlines during 2002, 2001 and 2000 was approximately $770,000, $1,267,000 and $444,000, respectively.

NOTE 7—REINSURANCE

M.D. IPA, OCI, OCCI and MLH maintain reinsurance coverage to provide for reimbursement of claims in excess of certain limits. The reinsurer for health claims indemnifies either 90% of the approved per diem or fixed

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

charge per procedure (whichever is less), or 80% of the eligible in and out of service area acute care medical expenses (if not paid at a fixed fee) in excess of $200,000 per enrollee per year. Transplant costs conducted in an approved facility are reimbursed at either 90% or 80% of eligible charges and in non-approved facilities at 50% of eligible charges. There is a lifetime maximum of $2,000,000 in eligible medical costs with no more than $1,000,000 in a given year. Reinsurance for life and accidental death claims generally covers all settlements in excess of $50,000 per person subject to a $950,000 maximum recovery per person for life claims and $1,000,000 per person on accidental death claims. Reinsurance recoveries for the years ended December 31, 2002, 2001 and 2000 were approximately $2,866,000, $2,319,000 and $2,044,000, respectively. In the consolidated statements of operations, reinsurance premiums are shown net of the related recoveries. The Company is contingently liable for its reinsured losses to the extent that the reinsurance company cannot meet its obligations under the reinsurance contracts.

NOTE 8—INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows as of December 31:

(in thousands)	2002	2001
Deferred tax liabilities:
Accelerated depreciation	$1,407	$1,071
Receivable valuation adjustments	—	9
Vendor guarantee revenue	3,183	10,739
Unrealized investment gains	4,996	1,361

Total deferred tax liabilities	9,586	13,180

Deferred tax assets:
Accrued medical expenses	1,769	1,559
Premium revenue adjustments	2,661	2,639
Receivable valuation adjustments	658	—
State net operating losses	4,152	4,144
Accrued pension expenses	7,563	3,864
Accrued vacation	324	400
Advanced revenue	4,623	—
Other	466	146

Total deferred tax assets	22,216	12,752
Valuation allowance for deferred tax assets	(4,077)	(3,778)

Net deferred tax assets	18,139	8,974

	$8,553	$(4,206)

Included in the consolidated balance sheets:
Current assets—deferred income taxes	$3,419	$216
Non-current assets—deferred income taxes	7,396	4,219
Current liabilities—deferred income taxes	(2,262)	(8,641)

Net deferred tax asset (liability)	$8,553	$(4,206)

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of the provision for income taxes attributable to continuing operations are as follows for the years ended December 31:

(in thousands)	2002	2001	2000
Current:
Federal	$65,405	$25,579	$22,041
State	894	621	591

Total current	66,299	26,200	22,632

Deferred:
Federal	(15,683)	1,771	(5,019)
State	(711)	(824)	(261)

Total deferred	(16,394)	947	(5,280)

	$49,905	$27,147	$17,352

The Company’s tax provision differs from the statutory rate for Federal income taxes for the years ended December 31 as follows:

(in thousands)	2002	2001	2000
Statutory rate (35%)	$51,561	$29,520	$19,866
Tax-exempt interest	(3,314)	(2,870)	(2,067)
State income taxes, net of Federal benefit	474	22	(436)
Increase in valuation allowance for deferred tax assets	299	27	706
Other non-deductible items	451	529	574
Tax credits	(191)	(191)	(664)
Other, net	625	110	(627)

	$49,905	$27,147	$17,352

Total tax deposits made by the Company in 2002, 2001 and 2000 were approximately $34,750,000, $11,750,000 and $19,255,000, respectively.

At December 31, 2002, the Company has state net operating loss carryforwards of $94,399,000 that expire in various years beginning in 2006. The losses were generated by certain operating subsidiaries of the Company, in the normal course of their business.

The Company records a valuation allowance for deferred tax assets when in management’s judgment it is more likely than not that all or a portion of a deferred tax asset will not be realized. At December 31, 2002 and 2001, the Company recorded a valuation allowance related to certain state net operating loss carryforwards.

NOTE 9—RELATED PARTIES

For the years ended December 31, 2002, 2001 and 2000, certain members of the Boards of Directors of MAMSI and affiliated corporations who are also participating physicians provided medical services to enrollees totaling $4,533,000, $5,414,000 and $4,954,000, respectively, which represents approximately .4%, .7% and .8% in 2002, 2001 and 2000, respectively, of payments to all physicians. Board members are remunerated at the same contractual level as all other participating physicians and are selected by enrollees to render medical services under the same guidelines as all other participating physicians.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 10—EMPLOYEE BENEFITS PLANS

PENSION PLANS

The Company has a defined contribution 401(k) savings plan covering all full-time employees. Employees are allowed to contribute up to 50% of their pretax earnings annually up to a maximum contribution of $11,000 and the Company makes a matching contribution of 50% on the first 4% of contributions made by employees. Only Company contributions may be invested in MAMSI stock. Employee contributions can be invested in a variety of mutual funds. Employees vest immediately in the employee contributions and ratably over five years in the Company contributions. During 2002, 2001 and 2000, the Company’s contribution to the 401(k) plan aggregated $1,359,000, $1,355,000 and $1,388,000, respectively.

Pursuant to the employment contracts entered into by the Company with certain key executives, effective in 2000, each executive is entitled to supplemental retirement income benefits based upon years of service and attained salary levels. The Company is accruing for the liability under these contracts based on an estimated present value calculation of the future benefits payable to each executive. Expense recognized related to this benefit was $10,423,000, $5,783,000 and $2,866,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

STOCK OPTION PLANS

The Company follows APB 25 under which no compensation expense has been recognized for financial statement purposes in connection with its stock option plans. Pro forma information regarding net income and earnings per share are required by Statement 123, as amended by Statement 148, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2002, 2001 and 2000, respectively: risk-free interest rates of 3.9%, 4.8% and 6.6%; volatility factors of the expected market price of the Company’s common stock of .53, .65 and .65 and a weighted average life of the options of three years. The Company anticipates that it will declare no dividends.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option’s vesting period. In accordance with Statement 148, the following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement 123 (in thousands except per share amounts):

	2002	2001	2000
Net income, as reported	$97,413	$57,195	$39,406
Basic earnings per share, as reported	2.49	1.48	1.04
Diluted earnings per share, as reported	2.34	1.41	1.00

Stock-based compensation, net of tax	$9,218	$7,198	$5,386
Basic earnings per share	.24	.19	.14
Diluted earnings per share	.22	.18	.14

Pro forma net income	$88,195	$49,997	$34,020
Pro forma basic earnings per share	2.25	1.29	.90
Pro forma diluted earnings per share	2.12	1.23	.86

In years 1990 through 1996, and years 1998 through 2002, MAMSI implemented a non-qualified stock option plan whereby options for the purchase of shares of common stock may be granted to directors, officers and employees of the Company. Unexpired authorized shares under the plans total 9,000,000. Options under the plans generally vest over a three-year period and are exercisable at 100% of the fair market value per share on the date the options are granted. The Company accounts for these stock option grants in accordance with APB 25, and, accordingly, recognizes no compensation expense for these stock option grants. Transactions relating to the plans are summarized as follows:

	2002		2001		2000
	2002 Shares	Weighted Average Exercise Price	2001 Shares	Weighted Average Exercise Price	2000 Shares	Weighted Average Exercise Price
Outstanding, January 1	7,148,763	$12.45	7,978,037	$11.59	9,524,599	$13.35
Granted	2,169,070	$28.29	2,526,290	$16.46	3,100,763	$9.53
Exercised	(2,707,860)	$11.65	(3,000,306)	$13.35	(1,991,094)	$12.52
Forfeited	(208,252)	$18.69	(355,258)	$14.02	(2,656,231)	$14.76

Outstanding, December 31	6,401,721	$17.95	7,148,763	$12.45	7,978,037	$11.59

Available for grant, end of year	1,249,017		1,251,180		1,554,976
Exercisable, end of year	3,638,899		3,977,323		4,474,207
Option price range for exercised shares	$5.00-$28.20		$5.06-$20.63		$5.06-$17.13
Option price range at end of year	$5.37-$42.08		$5.00-$23.05		$5.00-$21.00
Weighted average fair value of options granted during year	$11.06		$7.61		$4.10

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

OPTIONS OUTSTANDING				OPTIONS EXERCISABLE
Range of Exercise Prices	Outstanding as of 12/31/2002	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable as of 12/31/2002	Weighted Average Exercise Price
$ 5.01 - $10.00	1,854,635	2.0	$8.74	1,600,885	$8.68
$10.01 - $15.00	311,494	1.0	$12.59	273,309	$12.45
$15.01 - $20.00	2,104,611	3.1	$16.56	1,302,531	$16.73
$20.01 - $25.00	826,660	4.0	$22.67	406,124	$22.68
$25.01 - $30.00	294,411	4.1	$25.40	950	$26.46
$30.01 - $35.00	978,040	4.4	$33.27	55,100	$33.30
$35.01 - $40.00	28,630	4.8	$36.67	—	$—
$40.01 - $45.00	3,240	4.8	$41.61	—	$—

	6,401,721	3.1	$17.95	3,638,899	$13.78

INCENTIVE COMPENSATION PLAN

The Company has an incentive compensation plan whereby managers receive bonuses based upon improvement in the annual operating results of the Company. During 2002, 2001 and 2000, incentive compensation expense was approximately $11,000,000, $9,000,000 and $7,000,000, respectively, which was paid to employees in February 2003, 2002 and 2001, respectively.

NOTE 11—COMMON STOCK

The following table sets forth the computation of basic and diluted earnings per share:

	2002	2001	2000
Numerator:
Net income	$97,413,000	$57,195,000	$39,406,000
Denominator:
Denominator for basic earnings per share—weighted average shares	39,171,996	38,672,147	38,052,746
Dilutive securities—employee stock options	2,485,013	1,829,939	1,288,291
Denominator for diluted earnings per share—adjusted weighted average shares	41,657,009	40,502,086	39,341,037

On August 26, 1996, the Company established the MAMSI SCT to fund its obligations arising from its various stock compensation plans. MAMSI initially funded the SCT with 9,130,000 shares of newly issued MAMSI stock. In exchange, the SCT delivered a promissory note to MAMSI for approximately $129.9 million which represented the purchase price of the shares. Amounts owed by the SCT to MAMSI are repaid by cash received by the SCT or will be forgiven by MAMSI, which will result in the SCT releasing shares to satisfy MAMSI obligations for stock compensation.

During 2002, the SCT purchased an additional 2,000,000 of the Company’s common stock for approximately $69.9 million. The existing promissory note has been modified to reflect these purchases.

For financial reporting purposes, the SCT is consolidated with MAMSI. The fair market value of the shares held by the SCT is shown as a reduction to stockholders’ equity in the Company’s consolidated balance sheets. All transactions between the SCT and MAMSI are eliminated. The difference between the cost and fair value of common stock held in the SCT is included in the consolidated financial statements as additional paid-in capital.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 12—COMMITMENTS AND CONTINGENCIES

The Company leases office space under the terms of non-cancelable operating leases that expire at various dates through 2007. Rent expense relating to these operating leases approximated $4,253,000, $4,393,000 and $3,470,000 in 2002, 2001 and 2000, respectively.

Future minimum lease commitments under non-cancelable operating leases are as follows for the years ended December 31 (in thousands):

Year	Amount
2003	$3,659
2004	2,668
2005	1,236
2006	293
2007	185

$8,041

M.D. IPA contracts with OPM to provide or arrange health services under the FEHBP. The contract with OPM and applicable government regulations establish premium rating requirements for the FEHBP. In the normal course of business, OPM audits health plans with which it contracts to verify, among other things, that the premiums calculated and charged to OPM are established in compliance with the best community rating guidelines established by OPM. OPM typically audits plans once every five or six years, and each audit covers the prior five or six year period. While the government’s initial on-site audits are usually followed by a post-audit briefing as well as a preliminary audit report in which the government indicates its preliminary results, final resolution and settlement of the audits can take two to three years. The results of these audits could result in material adjustments to the Company’s financial statements. The Company has been audited through 1999. There were no significant findings related to 1999. OPM has not yet audited 2000-2002.

The Company is involved in various legal actions arising in the normal course of business, some of which seek substantial monetary damages. After review, including consultation with legal counsel, management believes any ultimate liability that could arise from these other actions will not materially affect the Company’s consolidated financial position or results of operations.

NOTE 13—STATUTORY REQUIREMENTS

M.D. IPA, OCI, OCCI and OCIPA are subject to insurance department regulations in the states in which they are licensed. MLH is subject to insurance department regulations in Maryland, its state of domicile.

Minimum required levels of Risk Based Capital-Company Action Level (“RBC CAL”) and statutory net worth and actual statutory net worth as of December 31 are as follows:

	2002			2001
	RBC CAL	Required Net Worth	Actual Net Worth	RBC CAL	Required Net Worth	Actual Net Worth
M.D. IPA	$13,500,000	$3,000,000	$50,800,000	$9,700,000	$3,000,000	$40,500,000
OCI	50,900,000	3,000,000	94,000,000	39,500,000	3,000,000	59,800,000
MLH	43,600,000	1,125,000	175,200,000	35,600,000	1,125,000	108,280,000
OCCI	3,800,000	2,500,000	3,400,000	2,500,000	2,500,000	7,100,000
OCIPA	6,000	1,500,000	2,100,000	17,000	1,500,000	2,100,000

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

M.D. IPA, OCI, OCCI, OCIPA and MLH were in compliance with state depository rules at December 31, 2002 and 2001. OCCI was in compliance with its working capital requirement of $1.6 million at December 31, 2002 and 2001. M.D. IPA, OCI, OCIPA and MLH exceeded the highest RBC requirements at December 31, 2002 and 2001. OCCI failed to meet its RBC CAL of $3.8 million at December 31, 2002. In February, 2003, additional capital was provided to meet this requirement. These MAMSI subsidiaries must notify state regulators before the payment of any dividends to MAMSI and, in certain circumstances, must receive positive affirmation prior to such payment.

The National Association of Insurance Commissioners revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual became effective January 1, 2001. The domiciliary states of M.D. IPA, OCI, OCCI, OCIPA and MLH have adopted the provisions of the revised manual. The revised manual has changed, to some extent, prescribed statutory accounting practices that M.D. IPA, OCI, OCCI, OCIPA and MLH use to prepare their statutory-basis annual statements. The impact of these changes to MAMSI and its insurance subsidiaries’ statutory-basis capital and surplus as of January 1, 2001 was not significant.

NOTE 14—RISK CONCENTRATIONS

Financial instruments that potentially subject the Company to credit risk consist primarily of investments in marketable securities (including money market funds, floating rate municipal putable bonds, intermediate term municipal bonds, and common stocks) and premiums receivable. The Company receives advice through or assigns direct management of investment in securities to professional investment managers selected for their expertise in various markets, within guidelines established by the Board of Directors. These guidelines include broad diversification of investments. Concentrations of credit risk and business volume with respect to commercial premiums receivable are generally limited due to the large number of employer groups comprising the Company’s customer base. As of December 31, 2002, approximately 24% of premium and home health service receivables were due from federal government agencies. The Company performs ongoing credit evaluations of customers and generally does not require collateral.

NOTE 15—REPORTABLE SEGMENTS

DESCRIPTION OF THE TYPES OF PRODUCTS AND SERVICES FROM WHICH EACH REPORTABLE SEGMENT DERIVES ITS REVENUES

The Company has two reportable segments: Commercial risk products and Preferred Provider Organizations (“PPO”). Commercial risk products include traditional HMO and point-of-service health care plans as well as hybrid products. Traditional products provide for the provision of comprehensive medical care to enrollees for a fixed, prepaid premium regardless of the amount of care provided. Hybrid products offer the ability to tailor employee health care offerings by varying benefit designs, funding methods and insurance risk. These products combine the use of capitated physicians to serve as care coordinators, employer funding of specialist and institutional claims on an “as paid” basis with MAMSI’s underwriting of risk on a specific and/or aggregate stop loss basis. MAMSI offers access to its preferred provider network of physicians to employers and insurance companies in association with various health plans. PPOs allow enrollees to receive care from a network of participating physicians and health care practitioners who agree to provide services at contractually negotiated rates in exchange for increased patient volume. A PPO does not assume insurance risk from medical utilization and it is not the claims payor.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

MEASUREMENT OF SEGMENT PROFIT OR LOSS

The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including income from the Company’s investment portfolio. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Management does not allocate assets in the measurement of segment profit or loss; therefore, jointly used assets are not allocated to the reportable segments.

FACTORS MANAGEMENT USED TO IDENTIFY THE COMPANY’S REPORTABLE SEGMENTS

The Company’s reportable segments are business units that offer different products. The reportable segments are each managed separately because of the range of benefit plans offered for providing health care coverage to enrollees.

REPORTABLE SEGMENTS

(in thousands)

	Commercial Risk	PPO	All Others	Totals
Year ended December 31, 2002:
Revenue from external customers	$2,259,600	$22,416	$31,046	$2,313,062
Segment pretax profit (loss)	124,064	10,311	(1,575)	132,800

	Commercial Risk	PPO	All Others	Totals
Year ended December 31, 2001:
Revenue from external customers	$1,740,938	$21,244	$30,781	$1,792,963
Segment pretax profit (loss)	60,448	10,622	(1,057)	70,013

	Commercial Risk	PPO	All Others	Totals
Year ended December 31, 2000:
Revenue from external customers	$1,404,910	$21,811	$44,275	$1,470,996
Segment pretax profit	30,773	10,906	2,135	43,814

The sources of revenue included in the All Others category are composed primarily of Medicaid, life and STD and home health. The Company ended its participation in Medicaid in 2000. All revenue is generated within the United States.

(in thousands)	2002	2001	2000
Revenues
Total external revenues for reportable segments	$2,282,016	$1,762,182	$1,426,721
Other revenues	31,046	30,781	44,275
Investment revenue not allocated	14,967	14,772	13,483

Total consolidated revenues	$2,328,029	$1,807,735	$1,484,479

Pretax Profit
Total profit from reportable segments	$134,375	$71,070	$41,679
Other (loss) profit	(1,575)	(1,057)	2,135
Net investment income not allocated	14,518	14,329	12,944

Total consolidated pretax profit	$147,318	$84,342	$56,758

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 16—COMPREHENSIVE INCOME

Changes in accumulated other comprehensive income related to changes in unrealized gains on securities, net-of-tax, were as follows:

(in thousands)	2002	2001	2000
Unrealized holding gains arising during period	$6,781	$722	$2,887
Less: Reclassification adjustment for net gains included in net income	30	6	62

Net unrealized gains recognized in other comprehensive income	$6,751	$716	$2,825

NOTE 17—FOURTH QUARTER ADJUSTMENTS

The Company made adjustments in the fourth quarter of 2002 resulting from the determination that certain estimates relating to claims flow patterns that were assumed in establishing the IBNR liability for medical claims during 2002 should be revised to reflect faster receipt of claims by the Company. This change in estimate reduced accounts receivable and premium revenue by $3,000,000 and reduced claims payable and medical expenses by $24,000,000. Net income increased by $12,789,000 and fully diluted earnings per share by $.31.

Report of Independent Auditors

Board of Directors and Stockholders

Mid Atlantic Medical Services, Inc.

We have audited the accompanying consolidated balance sheets of Mid Atlantic Medical Services, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We have conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid Atlantic Medical Services, Inc. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

McLean, Virginia

February 10, 2003

SELECTED QUARTERLY FINANCIAL DATA FOR FISCAL YEARS 2002 AND 2001

	2002 First Quarter	2002 Second Quarter	2002 Third Quarter	2002 Fourth Quarter	2001 First Quarter	2001 Second Quarter	2001 Third Quarter	2001 Fourth Quarter
	(in thousands except share amounts)
	(unaudited)
Revenue	$550,163	$575,263	$595,467	$607,136	$424,661	$450,475	$459,667	$472,932
Expense	522,489	547,999	561,830	548,393	405,342	432,656	437,049	448,346

Income before income taxes	27,674	27,264	33,637	58,743	19,319	17,819	22,618	24,586
Net income	18,853	18,423	22,523	37,614	12,882	11,986	15,036	17,291

Basic earnings per share	.48	.47	.57	.96	.34	.31	.38	.45
Diluted earnings per share	.45	.44	.54	.91	.32	.30	.36	.43

The Company made adjustments in the fourth quarter of 2002 resulting from the determination that certain estimates relating to claims flow patterns that were assumed in establishing the IBNR liability for medical claims during 2002 should be revised to reflect faster receipt of claims by the Company. This change in estimate reduced accounts receivable and premium revenue by $3,000,000 and reduced claims payable and medical expenses by $24,000,000. Net income increased by $12,789,000 and fully diluted earnings per share by $.31.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by this item is incorporated by reference from the “Directors and Executive Officers” section of the Proxy Statement for MAMSI’s annual meeting of shareholders to be held on April 28, 2003.

ITEM 11. EXECUTIVE COMPENSATION

The information required by this item is incorporated by reference from the “Directors and Executive Officers—Directors’ Compensation” and “Executive Management Compensation” sections of the Proxy Statement for MAMSI’s annual meeting of shareholders to be held on April 28, 2003.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required by this item is incorporated by reference from the “Stock Owned by Management” and “Principal Stockholders” sections of the Proxy Statement for MAMSI’s annual meeting of shareholders to be held on April 28, 2003.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item is incorporated by reference from the “Executive Management Compensation” section of the Proxy Statement for MAMSI’s annual meeting of shareholders to be held on April 28, 2003.

ITEM 14. CONTROLS AND PROCEDURES

Based on the evaluation by the Chief Executive Officer and Chief Financial Officer of the Company as of a date within 90 days of the filing date of this annual report, the Company’s disclosure controls and procedures are adequately designed to ensure that the information required to be included in this report has been recorded, processed, summarized and reported on a timely basis. There have not been any significant changes in the Company’s internal controls or in other factors that could significantly affect these controls and there have been no corrective actions taken with regard to significant deficiencies and material weaknesses subsequent to the date of such officers’ evaluation.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)(1)

(a)(2) and (d)

INDEX TO FINANCIAL STATEMENT SCHEDULE

PAGE
II—Valuation and Qualifying Accounts as of December 31, 2002, 2001 and 2000	D-52

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required under the related instructions or are inapplicable.

MID ATLANTIC MEDICAL SERVICES, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Description	Balance at Beginning of Period	Additions				Deductions- Write-Offs		Balance at End of Period
		Charged to Costs and Expenses	Charged to Other Accounts
DEDUCTED FROM ASSET ACCOUNTS:
YEAR ENDED DECEMBER 31, 2000
Allowance for doubtful accounts—accounts receivable	$5,445	$335		$357	(1)	$		$6,137

Valuation allowance—deferred tax assets	$3,055	$706	$				$10	$3,751

YEAR ENDED DECEMBER 31, 2001
Allowance for doubtful accounts—accounts receivable	$6,137	$152		$358	(1)	$		$6,647

Valuation allowance—deferred tax assets	$3,751	$27	$			$		$3,778

YEAR ENDED DECEMBER 31, 2002
Allowance for doubtful accounts—accounts receivable	$6,647	$186		$235	(1)	$		$7,068

Valuation allowance—deferred tax assets	$3,778	$299	$			$		$4,077

(1)	The changes to the allowance were charged to revenue.

(a)(3)

EXHIBITS

See the Exhibit Index on pages 63-66 of this Form 10-K.

(b) REPORTS ON FORM 8-K

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MID ATLANTIC MEDICAL SERVICES, INC. (“MAMSI”)
(Registrant)

By:	/s/ MARK D. GROBAN, M.D.	3/28/2003
	Mark D. Groban, M.D.	Date
Chairman of the Board and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ HOWARD M. ARNOLD	3/28/2003
	Howard M. Arnold Director	Date

By:	/s/ THOMAS P. BARBERA	3/28/2003
	Thomas P. Barbera Vice Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	Date

By:	/s/ FRANCIS C. BRUNO, M.D.	3/28/2003
	Francis C. Bruno, M.D. Director	Date

By:	/s/ RAYMOND H. CYPESS, D.V.M., Ph.D.	3/28/2003
	Raymond H. Cypess, D.V.M., Ph.D. Director	Date

By:	/s/ JOHN W. DILLON	3/28/2003
	John W. Dillon Director	Date

By:	/s/ ROBERT E. FOSS	3/28/2003
	Robert E. Foss Senior Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)	Date

By:	/s/ MARK D. GROBAN, M.D.	3/28/2003
	Mark D. Groban, M.D. Chairman of the Board and Director	Date

By:	/s/ CHRISTOPHER E. MACKAIL	3/28/2003
	Christopher E. Mackail Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	Date

By:	/s/ JOHN P. MAMANA, M.D.	3/28/2003
	John P. Mamana, M.D. Director	Date

By:	/s/ EDWARD J. MUHL	3/28/2003
	Edward J. Muhl Director	Date

By:	/s/ JANET L. NORWOOD	3/28/2003
	Janet L. Norwood, Ph.D. Director	Date

By:	/s/ JOHN A. PAGANELLI	3/28/2003
	John A. Paganelli Director	Date

By:	/s/ IVAN R. SABEL	3/28/2003
	Ivan R. Sabel, CPO Director	Date

By:	/s/ JAMES A. WILD	3/28/2003
	James A. Wild Director	Date

CERTIFICATION

I, Thomas P. Barbera, Chief Executive Officer, certify that:

1. I have reviewed this annual report on Form 10-K of Mid Atlantic Medical Services, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and to the audit committee of the registrant’s board of directors:

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 28, 2003

/s/ THOMAS P. BARBERA
Thomas P. Barbera
President and Chief Executive Officer

CERTIFICATION

I, Robert E. Foss, Chief Financial Officer, certify that:

1. I have reviewed this annual report on Form 10-K of Mid Atlantic Medical Services, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and to the audit committee of the registrant’s board of directors:

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 28, 2003

/s/ ROBERT E. FOSS
Robert E. Foss
Senior Executive Vice President and
Chief Financial Officer

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Mid Atlantic Medical Services, Inc. (“Company”) on Form 10-K for the period ended December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (“Report”), the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: March 28, 2003

/s/ THOMAS P. BARBERA	/s/ ROBERT E. FOSS
Thomas P. Barbera President and Chief Executive Officer	Robert E. Foss Senior Executive Vice President and Chief Financial Officer

(a)(3) and (c) List of Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Document	Location of Exhibit in Sequential Numbering System
3.1	Copy of Certificate of Incorporation of MAMSI dated October 7, 1986	(1)

3.2	Copy of Certificate of Amendment of MAMSI Certificate of Incorporation dated April 23, 1990	(4)

3.3	Amended and Restated By-laws of MAMSI as of February 15, 2000

3.4	Copy of Certificate of Amendment of MAMSI Certificate of Incorporation dated June 2, 1994	(4)

10.41	Copy of Agreement between M.D. IPA and Surgical Care Affiliates, Inc., dated April 22, 1985	(4)

10.67	1994 Non-Qualified Stock Option Plan	(3)

10.68	1994 Non-Qualified Stock Option Letter sent to Key Employees	(3)

10.72	List of States in which MAMSI Life is Licensed to Operate	(3)

10.74	1995 Non-Qualified Stock Option Plan	(4)

10.75	1995 Non-Qualified Stock Option Plan letter sent to Key Employees	(4)

10.76	Agreement between OCI and the Commonwealth of Virginia governing the Medical Assistance Program (“Medicaid”) dated May 27, 1994	(4)

10.79	1996 Non-Qualified Stock Option Plan	(5)

10.80	Form of Agreement between MAMSI and Employees Granting Options under the 1996 Non-Qualified Stock Option Plan	(5)

10.81	Form of Agreement between MAMSI and George T. Jochum Granting Options under the 1996 Non-Qualified Stock Option Plan	(5)

10.82	Form of Agreement between MAMSI and Non-Employee Directors Granting Options under the 1996 Non-Qualified Stock Option Plan	(5)

10	Amended and Restated Compensation Trust Agreement dated December 20, 1996	(7)

10.1	Amended and Restated Common Stock Purchase Agreement dated December 20, 1996	(7)

10.2	Replacement Promissory Note dated December 20, 1996	(7)

10.83	1997 Management Bonus Program	(8)

10.84	Form of Non-Qualified Stock Option Agreement for Options Granted under 1991, 1992, 1993, 1994 and 1995 Non-Qualified Stock Option Plan	(9)

10.85	Agreement of Purchase of Real Property by Mid-Atlantic Medical Services, Inc	(10)

10.86	1997 Amendment to Employment Agreement between George T. Jochum and the Company	(11)

10.87	1998 Non-Qualified Stock Option Plan	(11)

Exhibit Number	Description of Document	Location of Exhibit in Sequential Numbering System
10.88	1998 Senior Management Bonus Plan	(11)

10.89	1998 Management Bonus Plan	(11)

10.90	Amendment to 1994 Non-Qualified Stock Option Plan	(11)

10.91	Amendment to 1995 Non-Qualified Stock Option Plan	(11)

10.92	Amendment to 1996 Non-Qualified Stock Option Plan	(11)

10.93	1999 Employment Agreement Between George T. Jochum and the Company	(11)

10.94	Form of Agreement between MAMSI and Employees Granting Options under the 1998 Non-Qualified Stock Option Plan	(12)

10.95	Form of Agreement between MAMSI and George T. Jochum Granting Options under the 1998 Non-Qualified Stock Option Plan	(12)

10.96	Form of Agreement between MAMSI and Non-Employee Directors Granting Options under the 1998 Non-Qualified Stock Option Plan	(12)

10.97	Memorandum to Employees and Form for Election Of Exchange and Repricing of Stock Options	(12)

10.98	Agreement of Purchase and Sale of Real Estate	(13)

10.981	1999 Non-Qualified Stock Option Plan	(14)

10.982	1999 Senior Management Bonus Plan	(14)

10.983	1999 Management Bonus Plan	(14)

10.984	Amended and Restated Stock Compensation Trust Agreement dated January 11, 1999	(14)

10.985	Common Stock Purchase Agreement dated January 11, 1999	(14)

10.986	Allonge to Replacement Promissory Note dated January 11, 1999	(14)

10.987	Employment Agreement between the Company and Mark D. Groban	(14)

10.988	Employment Agreement between the Company and Thomas P. Barbera	(14)

10.989	Employment Agreement between the Company and Robert E. Foss	(14)

10.990	Form of Executive Employment Agreement between the Company and Executive Staff	(14)

10.991	Form of Agreement between MAMSI and Employees Granting Options under the 1999 Non-Qualified Stock Option Plan	(14)

10.992	Form of Agreement between MAMSI and Non-Employee Directors Granting Options under the 1999 Non-Qualified Stock Option Plan	(14)

10.993	Employment Agreement between the Company and Mark D. Groban	(15)

10.994	Employment Agreement between the Company and Thomas P. Barbera	(15)

10.995	First Amendment to Employment Agreement between the Company and Mark D. Groban	(16)

10.996	First Amendment to Employment Agreement between the Company and Thomas P. Barbera	(16)

Exhibit Number	Description of Document	Location of Exhibit in Sequential Numbering System
10.997	First Amendment to Employment Agreement between the Company and Robert E. Foss	(16)

10.998	Amended and Restated Stock Compensation Trust Agreement dated August 20, 1999	(16)

10.999	Common Stock Purchase Agreement dated August 20, 1999	(16)

10.21	Allonge to Replacement Promissory Note dated August 20, 1999	(16)

10.22	2000 Non-Qualified Stock Option Plan	(17)

10.23	2000 Senior Management Bonus Plan	(17)

10.24	2000 Key Management Bonus Plan	(17)

10.25	Plan for Deferral of Directors Fees	(17)

10.26	Form of Agreement between MAMSI and Employees Granting Options Under the 2000 Non-Qualified Stock Option Plan	(17)

10.27	Form of Agreement between MAMSI and Non-Employee Directors Granting Options Under the 2000 Non-Qualified Stock Option Plan	(17)

10.28	Form of Agreement between MAMSI and Directors Electing to Defer Director Fees	(17)

10.29	Amended and Restated Stock Compensation Trust Agreement dated August 4, 2000	(18)

10.30	Common Stock Purchase Agreement dated August 4, 2000	(18)

10.31	Allonge to Replace Promissory Note dated August 4, 2000	(18)

10.32	2001 Non-Qualified Stock Option Plan	(19)

10.33	Form of Agreement between MAMSI and Employees Granting Options Under the 2001 Non-Qualified Stock Option Plan	(19)

10.34	Form of Agreement between MAMSI and Non-Employee Directors Granting Options under the 2001 Non-Qualified Stock Option Plan	(19)

10.35	Employment Agreement between the Company and Mark D. Groban	(19)

10.36	Employment Agreement between the Company and Thomas P. Barbera	(19)

10.37	Employment Agreement between the Company and Robert E. Foss	(19)

10.38	Employment Agreement between the Company and Sharon C. Pavlos	(19)

10.39	Common Stock Purchase Agreement dated July 11, 2001	(20)

10.40	Allonge to Replacement Promissory Note dated July 11, 2001	(20)

10.42	2002 Non-Qualified Stock Option Plan	(21)

10.43	Form of Agreement between MAMSI and Employees Granting Options under the 2002 Non-Qualified Stock Option Plan	(21)

10.44	Form of Agreement between MAMSI and Non-Employee Directors Granting Options under the 2002 Non-Qualified Stock Option Plan	(21)

Exhibit Number	Description of Document	Location of Exhibit in Sequential Numbering System
10.45	Common Stock Purchase Agreement dated September 6, 2002	(22)

10.46	Allonge to Replacement Promissory Note dated September 6, 2002	(22)

10.47	2003 Non-Qualified Stock Option Plan

10.48	Form of Agreement between MAMSI and Employees Granting Options under the 2003 Non-Qualified Stock Option Plan

10.49	Form of Agreement between MAMSI and Non-Employee Directors Granting Options under the 2003 Non-Qualified Stock Option Plan

10.50	Plan for Deferral of Selected Executives’ Compensation

21	Subsidiaries of the Company

23	Consent of Independent Auditors

(1)	Incorporated by reference to exhibits filed with the Company’s Registration Statement filed under the Securities Act of 1933 on Form S-4 (Registration No.33-9803).
(2)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended September 30, 1993.
(3)	Incorporated by reference to exhibits filed with the Company’s Annual Report filed under the Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 1993.
(4)	Incorporated by reference to exhibits filed with the Company’s Annual Report filed under the Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 1994.
(5)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act on Form 10-Q for the quarterly period ended March 31, 1995.
(6)	Incorporated by reference to exhibits filed with the Company’s Annual Report filed under the Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 1995.
(7)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q/A for the quarterly period ended September 30, 1996.
(8)	Incorporated by reference to exhibits filed with the Company’s Annual Report filed under the Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 1996.
(9)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended March 31, 1997.
(10)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended June 30, 1997.
(11)	Incorporated by reference to exhibits filed with the Company’s Annual Report filed under the Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 1997.
(12)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended March 31, 1998.
(13)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended September 30, 1998.
(14)	Incorporated by reference to exhibits filed with the Company’s Annual Report filed under the Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 1998.
(15)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended June 30, 1999.
(16)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended September 30, 1999.
(17)	Incorporated by reference to exhibits filed with the Company’s Annual Report filed under the Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 1999.

(18)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended September 30, 2000.
(19)	Incorporated by reference to exhibits filed with the Company’s Annual Report filed under the Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 2000.
(20)	Incorporated by reference to exhibits filed with the Company’s Quarterly Report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended September 30, 2001.
(21)	Incorporated by reference to exhibits filed with the Company’s Annual Report filed under the Securities Exchange Act of 1934 on Form 10-K for the fiscal year ended December 31, 2001.
(22)	Incorporated by reference to exhibits filed with the Company’s Quarterly report filed under the Securities Exchange Act of 1934 on Form 10-Q for the quarterly period ended September 30, 2002.

ANNEX E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended SEPTEMBER 30, 2003,

or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

COMMISSION FILE NUMBER 1-13340

MID ATLANTIC MEDICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of

incorporation or organization)

52-1481661

(I.R.S. Employer Identification No.)

4 TAFT COURT, ROCKVILLE, MARYLAND

(Address of principal executive offices)

20850

(Zip code)

(301) 762-8205

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).    Yes  ☒    No  ☐

The number of shares outstanding of each of the issuer’s classes of common stock was 47,760,422 shares of common stock, par value $.01, outstanding as of September 30, 2003.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (Note 1)

(in thousands except share amounts)

	(Unaudited) September 30, 2003	(Note) December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$9,187	$7,144
Investment securities	645,737	486,740
Accounts receivable, net of allowance of $7,811 and $7,068	122,647	118,050
Prepaid expenses, advances and other	41,907	37,104
Deferred income taxes	8,234	3,419

Total current assets	827,712	652,457

Property and equipment, net of accumulated depreciation of $76,689 and $70,123	81,321	82,683
Statutory deposits	21,743	21,541
Other assets	9,226	8,951
Deferred income taxes	10,085	7,396

Total assets	$950,087	$773,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$3,219
Accounts payable	73,233	62,434
Claims payable, net	340,255	297,304
Income taxes payable	14,691	12,751
Deferred premium revenue	39,106	33,901
Unearned revenue	17,247	14,592
Deferred income taxes	4,835	2,262

Total liabilities	489,367	426,463

Stockholders’ equity
Common stock, $.01 par, 100,000,000 shares authorized; 67,772,502 issued and 47,760,422 outstanding at September 30, 2003; 65,772,502 issued and 46,987,122 outstanding at December 31, 2002	677	657
Additional paid-in capital	673,144	466,154
Stock compensation trust (common stock held in trust) 8,304,552 shares outstanding at September 30, 2003; 8,311,590 shares outstanding at December 31, 2002	(427,103)	(269,296)
Treasury stock, 20,012,080 shares at September 30, 2003; 18,785,380 shares at December 31, 2002	(332,163)	(276,205)
Accumulated other comprehensive income	10,798	9,279
Retained earnings	535,367	415,976

Total stockholders’ equity	460,720	346,565

Total liabilities and stockholders’ equity	$950,087	$773,028

Note:	The balance sheet at December 31, 2002 has been extracted from the audited financial statements at that date.

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(in thousands except share amounts)

(Unaudited)

	Three Months Ended
	September 30, 2003	September 30, 2002
Revenue
Health premium	$652,588	$577,900
Fee and other	5,849	5,210
Life and short-term disability premium	2,215	2,297
Home health services	4,867	6,146
Investment	4,502	3,914

Total revenue	670,021	595,467

Expense
Medical	524,794	492,402
Life and short-term disability claims	1,019	1,114
Home health patient services	4,992	5,798
Administrative (including interest expense of $261 and $142)	68,743	62,516

Total expense	599,548	561,830

Income before income taxes	70,473	33,637

Income tax expense	(24,319)	(11,114)

Net income	$46,154	$22,523

Basic earnings per common share	$1.16	$.57

Diluted earnings per common share	$1.10	$.54

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(in thousands except share amounts)

(Unaudited)

	Nine Months Ended
	September 30, 2003	September 30, 2002
Revenue
Health premium	$1,953,546	$1,670,525
Fee and other	17,714	16,500
Life and short-term disability premium	6,989	6,699
Home health services	16,608	16,366
Investment	12,686	10,803

Total revenue	2,007,543	1,720,893

Expense
Medical	1,600,703	1,428,167
Life and short-term disability claims	3,021	2,865
Home health patient services	16,319	16,535
Administrative (including interest expense of $857 and $459)	205,819	184,751

Total expense	1,825,862	1,632,318

Income before income taxes	181,681	88,575

Income tax expense	(62,290)	(28,776)

Net income	$119,391	$59,799

Basic earnings per common share	$3.05	$1.53

Diluted earnings per common share	$2.88	$1.43

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30, 2003
Cash flows provided by operating activities:
Net income		$119,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$8,877
Provision for bad debts	743
Credit for deferred income taxes	(5,749)
Loss on sale and disposal of assets	19
Stock option tax benefit	22,995
Increase in accounts receivable	(5,340)
Increase in prepaid expenses, advances, and other	(4,803)
Increase in accounts payable	10,799
Increase in income taxes payable	1,940
Increase in claims payable, net	42,951
Increase in deferred premium revenue	5,205
Increase in unearned revenue	2,655

Total adjustments		80,292

Net cash provided by operating activities		199,683

Cash flows used in investing activities:
Purchases of investment securities	(679,621)
Sales of investment securities	522,758
Purchases of property and equipment	(7,486)
Purchase of statutory deposits	(4,452)
Maturity of statutory deposits	4,452
Purchases of other assets	(367)
Proceeds from sale of assets	45

Net cash used in investing activities		(164,671)

Cash flows used in financing activities:
Decrease in short-term borrowings	(3,219)
Exercise of stock options	26,208
Purchase of treasury stock	(55,958)

Net cash used in financing activities		(32,969)

Net increase in cash and cash equivalents		2,043

Cash and cash equivalents at beginning of period		7,144

Cash and cash equivalents at end of period		$9,187

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30, 2002
Cash flows provided by operating activities:
Net income		$59,799
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$8,251
Provision for bad debts	445
Credit for deferred income taxes	(13,433)
Loss on sale and disposal of fixed assets	24
Stock option tax benefit	17,269
Increase in accounts receivable	(18,353)
Increase in prepaid expenses, advances, and other	(11,851)
Increase in accounts payable	9,612
Increase in income taxes payable	5,518
Increase in claims payable	109,890
Decrease in deferred premium revenue	(1,854)
Increase in unearned revenue	13,519

Total adjustments		119,037

Net cash provided by operating activities		178,836

Cash flows used in investing activities:
Purchases of investment securities	(574,349)
Sales of investment securities	445,221
Purchases of property and equipment	(10,425)
Purchases of statutory deposits	(1,681)
Maturities of statutory deposits	100
Purchases of other assets	(122)
Proceeds from sale of assets	174

Net cash used in investing activities		(141,082)

Cash flows used in financing activities:
Decrease in short-term borrowings	(413)
Exercise of stock options	28,664
Purchase of treasury stock	(61,471)

Net cash used in financing activities		(33,220)

Net increase in cash and cash equivalents		4,534

Cash and cash equivalents at beginning of period		4,510

Cash and cash equivalents at end of period		$9,044

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

INTRODUCTION

Mid Atlantic Medical Services, Inc. is a holding company whose subsidiaries are active in managed health care and other life and health insurance related activities. MAMSI’s principal markets currently include Maryland, Virginia, the District of Columbia, Delaware, West Virginia, North Carolina and Pennsylvania. MAMSI and its subsidiaries (collectively referred to as “MAMSI” or the “Company”) offer a broad range of health care coverage and related ancillary products and deliver these services through health maintenance organizations (“HMOs”), a preferred provider organization (“PPO”), and a life and health insurance company. MAMSI also owns a home health care company, a home infusion services company, a hospice company, a coordination of benefits identification and collections company and maintains a partnership interest in an outpatient surgery center.

MAMSI delivers managed health care services principally through HMOs. The HMOs, MD-Individual Practice Association, Inc. (“M.D. IPA”), Optimum Choice, Inc. (“OCI”), and Optimum Choice of the Carolinas, Inc. (“OCCI”) arrange for health care services to be provided to an enrolled population for a predetermined, prepaid fee, regardless of the extent or nature of services provided to the enrollees. The HMOs offer a full complement of health benefits, including physician, hospital and prescription drug services.

Other MAMSI subsidiaries include Alliance PPO, LLC, which provides a delivery network of physicians to employers and insurance companies in association with various health plans, and provides psychiatric services principally to third party payors or self-insured employer groups. MAMSI Life and Health Insurance Company develops and markets indemnity health products and group life, accidental death and short-term disability insurance. HomeCall, Inc., FirstCall, Inc., and HomeCall Pharmaceutical Services, Inc. provide in-home medical care including skilled nursing, infusion and therapy to MAMSI’s HMO members and other payors. HomeCall Hospice Services, Inc. provides services to terminally ill patients and their families. Alliance Recovery Services, LLC provides coordination of benefits identification and collection services to third party administrators and insurance companies.

NOTE 1—FINANCIAL STATEMENTS

The consolidated condensed balance sheet of the Company as of September 30, 2003, the consolidated condensed statements of income for the three and nine months ended September 30, 2003 and 2002, and the consolidated statements of cash flows for the nine months ended September 30, 2003 and 2002 have been prepared by MAMSI without audit. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2002 audited consolidated financial statements included in its annual report on Form 10-K for the year ended December 31, 2002 (“2002 Form 10-K”). The results of operations for the three and nine month periods ended September 30, 2003 are not necessarily indicative of the operating results for the full year.

The Company has entered into certain long-term vendor contracts, some of which include incentives or cost guarantees designed to provide savings to the Company over several years. The Company typically accounts for the benefit derived from these incentives or guarantees ratably over the contract period as a reduction of medical expense. Because of the complexity of the Company’s product offerings as well as obligations imposed under the contracts, and the timing of settlement of various contractual periods, disputes may arise as to the degree of satisfaction of the various contractual obligations which could result in material adjustments to the Company’s financial statements. The Company is in the process of settling the 2001 and 2002 risk sharing arrangements with

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

its former Pharmacy Benefits Manager (“PBM”). There is also a risk sharing arrangement with the Company’s current PBM for 2003. As of September 30, 2003, the Company has recorded what it believes to be a reasonable estimate of the results of these risk-share arrangements.

NOTE 2—COMMON STOCK

The following table sets forth the computation of basic and diluted earnings per share (in thousands except share amounts):

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Numerator:
Net income	$46,154	$22,523	$119,391	$59,799
Denominator:
Denominator for basic earnings per share—weighted average shares	39,670,327	39,318,030	39,154,160	39,201,813
Dilutive securities—employee stock options	2,159,192	2,330,796	2,254,903	2,624,594
Denominator for diluted earnings per share—adjusted weighted average shares	41,829,519	41,648,826	41,409,063	41,826,407

Options to purchase approximately 8,700 shares of common stock at various prices were outstanding at September 30, 2003, but were not included in the computation of diluted earnings per share because the option proceeds would exceed the average market price and, therefore, the effect would be antidilutive.

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 130 requires, among other things, that unrealized gains and losses on available-for-sale securities be included in other comprehensive income. The following statement presents comprehensive income (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Net income	$46,154	$22,523	$119,391	$59,799

Other comprehensive income:
Unrealized (loss) gain on available-for-sale securities	(1,151)	3,240	1,519	7,248

Comprehensive income	$45,003	$25,763	$120,910	$67,047

The Company maintains a stock compensation trust (“SCT”) to fund its obligations arising from its various stock option plans. Shares held by the SCT are excluded from the denominator used in calculating basic and diluted earnings per common share.

NOTE 3—FEDERAL EMPLOYEES’ HEALTH BENEFIT PROGRAM

M.D. IPA contracts with the Office of Personnel Management (“OPM”) to provide or arrange health services under the Federal Employees Health Benefits Program (“FEHBP”). The contract with OPM and applicable government regulations establish premium rating requirements for the FEHBP. In the normal course of business, OPM audits health plans with which it contracts to verify, among other things, that the premiums calculated and charged to OPM are established in compliance with the best community rating guidelines

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

established by OPM. OPM typically audits plans once every five or six years, and each audit covers the prior five or six year period. While the government’s initial on-site audits are usually followed by a post-audit briefing as well as a preliminary audit report in which the government indicates its preliminary results, final resolution and settlement of the audits can take a minimum of two to three years. The results of these audits could result in material adjustments to the Company’s financial statements. The Company has been audited through 1999. There were no significant findings related to 1999. OPM has not yet audited 2000-2002.

NOTE 4—CLAIMS PAYABLE

The following table shows the components of claims payable at September 30, 2003 and 2002 (in thousands):

	September 30, 2003	September 30, 2002
Reserve for incurred but not reported claims	$267,586	$270,337

Claims received, not yet paid and other items	72,669	51,563

Total claims payable	$340,255	$321,900

The following tables show the components of the change in claims payable for the nine months ended September 30, 2003 and 2002 for each period’s Dates of Service (“DOS”) (in thousands except for percentages):

	Medical	Life & STD	Total	2003 DOS	2002 & Prior DOS
For the Nine Months Ended September 30, 2003:
Beginning of the year	$295,721	$1,583	$297,304	$—	$297,304

Components of medical expense:
Estimated cost incurred	1,660,641	3,021	1,663,662	1,663,662	—
Estimated redundancy	(59,938)	—	(59,938)	—	(59,938)

	1,600,703	3,021	1,603,724	1,663,662	(59,938)
Payments for medical expense	(1,557,535)	(3,238)	(1,560,773)	(1,327,957)	(232,816)

End of the period	$338,889	$1,366	$340,255	$335,705	$4,550

Prior period redundancy as a percentage of current period medical expense	3.74%

	Medical	Life & STD	Total	2002 DOS	2001 & Prior DOS
For the Nine Months Ended September 30, 2002:
Beginning of the year	$238,814	$1,310	$240,124	$—	$240,124

Components of medical expense:
Estimated cost incurred	1,461,303	2,865	1,464,168	1,464,168	—
Estimated redundancy	(33,136)	—	(33,136)	—	(33,136)

	1,428,167	2,835	1,431,032	1,464,168	(33,136)
Payments for medical expense	(1,346,421)	(2,835)	(1,349,256)	(1,149,825)	(199,431)

End of the period	$320,560	$1,340	$321,900	$314,343	$7,557

Prior period redundancy as a percentage of current period medical expense	2.32%

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

The Company does not track the redundancy/(deficiency) related to its life and short-term disability business. Any actual redundancy/(deficiency) would be immaterial to the tables above and the Company’s financial statements.

NOTE 5—REPORTABLE SEGMENTS

The Company’s principal business is providing health insurance products. The Company has two reportable segments: commercial risk products and preferred provider organizations. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including gains or losses on the Company’s investment portfolio. Management does not allocate assets in the measurement of segment profit or loss. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies described in the Company’s 2002 Form 10-K.

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
(In thousands)
Revenues:
Commercial risk	$652,588	$577,900	$1,953,546	$1,670,525
Preferred provider organizations	5,849	5,210	17,714	16,500
All other	7,082	8,443	23,597	23,065

	$665,519	$591,553	$1,994,857	$1,710,090

Income before taxes:
Commercial risk	$63,915	$28,223	$162,170	$73,601
Preferred provider organizations	2,457	2,605	7,441	8,251
All other	(266)	(988)	(236)	(3,756)

	$66,106	$29,840	$169,375	$78,096

Reconciliations of segment data to the Company’s consolidated data is as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
(In thousands)
Total profit from reportable segments	$66,372	$30,828	$169,611	$81,852
Other loss	(266)	(988)	(236)	(3,756)
Unallocated amounts:
Investment income, net	4,367	3,797	12,306	10,479

Income before taxes	$70,473	$33,637	$181,681	$88,575

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

NOTE 6—STOCK-BASED COMPENSATION

In accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”), the effect on net income and net income per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) to stock-based employee compensation is as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
(In thousands)
Net income, as reported	$46,154	$22,523	$119,391	$59,799
Deduct: Net stock-based employee compensation expense determined under fair value based method	(3,162)	(2,612)	(9,061)	(7,149)

Pro forma net income	$42,992	$19,911	$110,330	$52,650

Earnings per share:
Basic—as reported	$1.16	$.57	$3.05	$1.53
Basic—pro forma	$1.08	$.51	$2.82	$1.34

Diluted—as reported	$1.10	$.54	$2.88	$1.43
Diluted—pro forma	$1.03	$.48	$2.66	$1.26

The effect of applying SFAS No. 123 on the three and nine month periods ended September 30, 2003 and 2002 pro forma net income and pro forma net income per share as stated above, is not necessarily representative of the effects on reported net income for future years, due to, among other things, (1) the vesting period of stock options and (2) the fair value of additional stock options in future years.

NOTE 7—SUBSEQUENT EVENT

On October 27, 2003, MAMSI and UnitedHealth Group Incorporated (“UnitedHealth Group”) announced that they had entered into an agreement and plan of merger pursuant to which MAMSI will merge with and into a wholly-owned subsidiary of UnitedHealth Group. If the merger is completed, each outstanding share of MAMSI common stock will be converted into the right to receive 0.82 shares of UnitedHealth Group common stock and $18.00 in cash. MAMSI currently anticipates that the merger will be completed in the first quarter of 2004, however it is possible that delays could require that the merger be completed at a later time. Because the merger is subject to closing conditions, including the approval of MAMSI stockholders and the approval of regulatory agencies that have broad discretion in administering regulations, MAMSI cannot predict the exact timing of the completion of the merger. The agreement is subject to a termination fee of approximately $116.4 million to be paid by MAMSI if the agreement is terminated due to the Company taking certain actions. For more information regarding the proposed merger, please refer to MAMSI’s Form 8-K/A filed with the Securities and Exchange Commission on October 27, 2003.

MID ATLANTIC MEDICAL SERVICES, INC.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION

All forward-looking information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on management’s current knowledge of factors, all with inherent risks and uncertainties, affecting MAMSI’s business. MAMSI’s actual results may differ materially if these assumptions prove invalid. Significant risk factors, while not all-inclusive, are:

1. The possibility of increasing price competition in the Company’s service area.

2. The effect of a weak economy on the Company.

3. The effect on the Company due to the acts of terrorism and the threat of future attacks.

4. The possibility that the Company is not able to increase its market share at the anticipated premium rates.

5. The possibility of increased litigation, legislation or regulation (such as the numerous class action lawsuits that have been filed against managed care companies and the pending initiatives to increase health care regulation) that might have the potential for increased costs, and/or increased regulation of rates which might have the potential to decrease revenue.

6. The inability to predict and control medical expenses due to:

•	Increased utilization by the Company’s membership.

•	Increased practitioner and pharmaceutical costs.

•	Federal or state mandates that increase benefits or limit the Company’s oversight ability.

•	The ultimate accuracy of the Company’s estimate of the liability for incurred but not reported claims.

•	The potential for disputes under its risk-sharing arrangements, and the Company’s ability to maintain and renew these arrangements.

7. The possibility that the Company is not able to negotiate new or renewal contracts with appropriate physicians, other health care practitioners, hospitals and facilities.

8. The possibility that the Company is unable to complete the proposed merger with UnitedHealth Group and is subject to a termination fee of $116.4 million. The list of significant risk factors is not intended to be exhaustive. There may be other risk factors that would preclude the Company from realizing the predictions made in the forward-looking statements. While the Company may periodically update this discussion of risk factors, the Company does not undertake to update any forward-looking statement that may be made by or on behalf of the Company prior to its next required filing with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

MAMSI, through its 100% owned subsidiary companies, is predominately in the business of selling various forms of health insurance. Through the third quarter of 2003, approximately 97% of revenues were earned from the sale of health insurance products, mostly to employers who purchase health insurance for their employees.

Since premium rates are generally fixed for a one year period, it is critical to the Company’s continued financial success that premiums are set at levels that will at least cover the next policy year’s medical costs for members plus administrative costs to pay claims, provide member services, pay taxes, and cover other related costs.

This means that we have to carefully evaluate data and estimate both future utilization of medical services by our members and the cost of those services so that we can set premiums at adequate levels. This is the single most important factor in our business. Very simply, if our medical expenses are greater than our premiums, we lose money.

While MAMSI’s business is somewhat complex from an insurance regulatory standpoint, its consolidated balance sheet and income statement are straightforward and the accounting policies and procedures that we use to produce them are reasonable and appropriate. MAMSI does not own any special purpose entities, does not have any complex or extraordinarily risky investments nor does it have any off balance sheet financing arrangements. In fact, as of September 30, 2003, MAMSI has no debt outstanding.

The buildings that the Company owns are either used in its operations or are currently leased to other entities and do not have mortgages; they are owned free and clear. The Company’s funds are held in cash or invested in money market accounts, tax exempt securities and other debt securities. All of the bonds we own have investment ratings of “A” or better.

Certain of our accounting policies are extremely important to the fair presentation of our results and financial position.

We think that the single most important accounting issue we have is the recording, at the end of each reporting period, of an adequate liability and corresponding expense for medical services that have been provided to our members but for which we have not yet received a bill. This lag between date of service and date of billing is normal in the insurance business and the liability for these claims is called “liability for incurred, but not reported claims” (“IBNR”). The IBNR liability is included within claims payable in our balance sheet.

The determination of the Company’s IBNR is a fairly complex process. The Company employs its own actuary to aid in its determination. The primary method we use to estimate IBNR is consistent from period to period and uses historical claims data to develop the historical relationship of how many claims dollars have been reported in any given month to what was received in total, once all claims were received. This relationship gives us an indication of how much medical expense has been incurred in months for which we have not yet received all claims. While we use a consistent method in developing our IBNR estimate, considerable judgment is required. Various factors such as timing of the receipt of claims, seasonal utilization, and underlying cost inflation affect the ultimate development of claims expense. To the extent that we over or under estimate our IBNR at the end of any reporting period, the adjustment is included in the future period’s results. The table below indicates how much we believe we have over- estimated our December 31, 2002 and 2001 IBNR liability for the nine months ended and expresses it as a percentage of the respective year to date medical expense:

Nine Months Ended	Over Estimated	As a % of Medical Expense
September 2003	$59,938,000	3.74%
September 2002	$33,136,000	2.32%

If medical expense was annualized for 2003, the over-estimation as a percentage of medical expense would be 2.8% for 2003. The over-estimation for 2002 as a percentage of actual medical expense for 2002 would be 1.7%. This annualized medical expense is not necessarily indicative of the medical expense for the full year.

Another important accounting policy relates to our risk sharing contracts. Certain of the Company’s larger vendors offer various forms of “risk-sharing” or “guarantees” as a part of their contractual relationship with us. These arrangements are not significant in relation to the Company’s financial statements with one exception; the Company’s risk-sharing arrangement with its PBM. The Company’s PBM is responsible for providing administrative and technical support as well as providing the ability to process pharmacy transactions on a real time basis. The Company is in the process of settling the 2001 and 2002 risk sharing arrangements with its former PBM. There is also a risk sharing arrangement with the Company’s current PBM for 2003. As of September 30, 2003, the Company has recorded what it believes to be a reasonable estimate of the results of these risk-share arrangements.

Another accounting policy that is very important to the fair presentation of our financial results is the proper valuation of the Company’s accounts receivable. The Company bills the majority of its health insurance customers on a monthly basis. The premium bill is typically sent out 15 days in advance of the month being billed for, so that the Company can receive the cash at the start of the month for which the insurance is being provided. The vast majority of our customers pay in a timely fashion but some do not. After some communication, we generally receive payment but we do not always collect what we are due. This can happen for a variety of reasons such as customers having financial difficulties, disputes regarding the amount of the bill or a customer failing to notify us that they have obtained other health insurance. To properly value the accounts receivable at its net realizable value we must determine an allowance for doubtful accounts.

The allowance for doubtful accounts reduces the gross amount of accounts receivable that are recorded, based on the bills sent, to the net amount that we actually think we will receive. The allowance also reduces premium revenue by the same amount. To determine how much to record as a reduction of the gross accounts receivable, we prepare an accounts receivable aging. This aging segments the total accounts receivable balance by category as to when it was due to the Company. This allows us to evaluate how old our accounts receivable are. We then prepare an evaluation based on historical collection percentages applied to various categories of accounts. We also identify individual accounts that are unlikely to pay due to financial or other problems and analyze them individually. The aforementioned analyses are then summarized and an allowance is developed and recorded. The Company applies this methodology on a consistent basis from period to period.

For the Federal Employees’ Health Benefits Program business, the Company does not record an allowance for doubtful accounts as the Federal Government is obligated to pay what it believes it owes. Rather, the Company utilizes a direct write-off methodology. In the third quarter of 2003, the Company recorded a provision, rather than an allowance, of approximately $8.5 million related to premium amounts due from the Federal Employees’ Health Benefits Program. The Company is in the process of analyzing why certain Federal payroll offices are remitting amounts less than they are billed.

RESULTS OF OPERATIONS

THE THREE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED WITH THE THREE MONTHS ENDED SEPTEMBER 30, 2002

Consolidated net income of the Company was $46,154,000 and $22,523,000 for the third quarters of 2003 and 2002, respectively. Diluted earnings per share were $1.10 and $.54 in the third quarters of 2003 and 2002, respectively. This increase in earnings is attributable to an increase in members, an increase in premiums per member, a reduction in medical expenses as a percentage of health premium revenue (“medical care ratio”), and a reduction in administrative expenses as a percentage of total revenue (“administrative expense ratio”). The Company currently has one of the largest HMO and managed care enrollments and also the largest network of contract providers of medical care in its service area (which includes the entire states of Maryland and Delaware, the District of Columbia, most counties and cities in Virginia and certain areas of West Virginia, North Carolina and Pennsylvania).

Health premium revenue for the three months ended September 30, 2003 increased approximately $74.7 million or 12.9 percent over the three months ended September 30, 2002. A 1.1 percent increase in net average HMO and indemnity enrollment resulted in an increase of approximately $6.1 million in health premium revenue, while a 11.7 percent increase in average monthly premium per enrollee, combined for all products, resulted in a $68.6 million increase in health premium revenue. In addition, health premium revenue for the third quarter of 2003 was reduced by an $8.5 million provision related to the Company’s Federal Employees’ Health

Benefits Program business. Management believes that commercial health premiums should continue to increase during the remainder of 2003 and in 2004, as new and renewing groups are charged higher premium rates. This is a forward-looking statement. See “Forward Looking Information” above for a description of the risk factors that may effect health premiums per member.

The Company has implemented increased premium rates across essentially all of its commercial products. As the Company’s contracts are generally for a one year period, increased pricing generally cannot be initiated until a contract reaches its renewal date. Therefore, price increases are not implemented across the Company’s membership at the same time. Overall, commercial premium rate increases are expected to continue in 2003 and are expected to increase in 2004 approximately 11.0%, net of buy downs. Management believes that these rate increases may have the effect of slowing the Company’s future membership growth. The Company’s future membership growth depends on several factors such as relative premium prices and product availability, future increases or decreases in the Company’s service area, and increased competition in the Company’s service area.

The Company’s home health operations contributed approximately $4.9 million in revenue in the third quarter of 2003 as compared with $6.1 million in the third quarter of 2002, reflecting a decrease in services provided to non-affiliated companies and a reclassification of revenues between income statement categories, having no net income effect.

Fee and other revenue increased to $5.8 million for the quarter ended September 30, 2003 from $5.2 million for the quarter ended September 30, 2002, primarily due to an increase in rental income from Company-owned facilities.

Life and short-term disability products contributed $2.2 million in revenue in the third quarter of 2003 as compared with $2.3 million for the third quarter of 2002.

Investment income increased from $3.9 million for the third quarter of 2002 to $4.5 million for the third quarter of 2003 due to higher levels of invested balances.

The medical care ratio decreased from 85.2% for the third quarter of 2002 to 80.4% for the third quarter of 2003. On a per member per month basis, medical expenses increased 5.5%. The decrease in the medical care ratio is due to a combination of factors including continuing efforts by the Company to implement product specific cost containment controls, continued activity in specialized subrogation areas and claims review for dual health coverage, lower than expected utilization of medical services due to hurricane Isabel, which caused power outages in the Company’s service area, preventing members from seeking non-emergency care, and also increased premiums per member. The medical expense trend is anticipated to be between 10.0% and 11.0% for 2004. The statements in this paragraph and the preceding paragraphs regarding future utilization rates, cost containment initiatives, total medical costs and trend and future increases in health premiums per member are forward-looking statements. See “Forward-Looking Information” above for a description of risk factors that may affect medical expenses per member and the medical care ratio.

The administrative expense ratio decreased from 10.5 percent for the third quarter of 2002 to 10.3 percent for the same period in 2003. The decrease in the administrative expense ratio is principally due to increases in premium rates and membership, management’s efforts to control costs as the business volume increases and technology and productivity gains which have allowed headcount to remain stable. Management believes that the administrative expense ratio will be approximately 10.0% to 10.3% for 2004. Management’s expectation concerning the administrative expense ratio is a forward-looking statement. The administrative expense ratio is affected by changes in health premiums and other revenues and increased administrative activity related to business volume and to price increases from the Company’s vendors.

The net margin rate increased from 3.8 percent in the third quarter of 2002 to 6.9 percent in the current quarter. This increase is consistent with the factors previously described.

THE NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2002

The Company’s consolidated net income for the nine months ended September 30, 2003 increased to $119,391,000 from $59,799,000 for the nine months ended September 30, 2002. Diluted earnings per share on net income increased from $1.43 in the first nine months of 2002 to $2.88 for the same period in 2003. The increase in earnings is primarily attributable to increased premiums per member and reduction in the medical care and administrative expense ratios.

Health premium revenue for the nine months ended September 30, 2003 increased approximately $283.0 million or 16.9 percent over the nine months ended September 30, 2002. A 3.9 percent increase in net average HMO and indemnity enrollment resulted in an increase in health premium revenue of approximately $65.4 million, while a 12.5 percent increase in average monthly premium per enrollee, combined for all products, resulted in a $217.6 million increase in health premium revenue.

The Company’s home health operations contributed approximately $16.6 million in revenue in the first nine months of 2003 as compared with $16.4 million in the first nine months of 2002, reflecting of a slight increase in services provided to non- affiliated companies.

Fee and other revenue increased to $17.7 million for the nine months ended September 30, 2003 from $16.5 million for the nine months ended September 30, 2002 primarily due to an increase in rental income from Company-owned facilities.

Revenue from life and short-term disability products contributed $7.0 million in revenue for the first nine months of 2003 as compared to $6.7 million in the first nine months of 2002.

Investment income increased from $10.8 million in the first nine months of 2002 to $12.7 million in the first nine months of 2003 primarily due to higher investment balances partially offset by lower rates.

The medical care ratio decreased to 81.9 percent for the nine months ended September 30, 2003 as compared to 85.5 percent for the comparable period in 2002. The reasons for this decrease are consistent with the items discussed in the quarterly analysis.

The administrative expense ratio decreased to 10.3 percent for the first nine months of 2003 as compared to 10.7 percent for the comparable period in 2002. The reasons for this decrease are consistent with the items discussed in the quarterly analysis.

The net margin rate increased from 3.5 percent for the first nine months of 2002 to 5.9 percent for the comparable period of 2003. This increase is consistent with the factors previously described.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s business is not capital intensive and the majority of the Company’s expenses are payments to hospitals, physicians and other health care practitioners, which generally vary in direct proportion to the health premium revenues received by the Company. Although medical utilization rates vary by season, the payments for such expenses lag behind cash inflow from premiums because of the lag in provider billing procedures. In the past, the Company’s cash requirements have been met principally from operating cash flow and it is anticipated that this source, coupled with the Company’s operating line-of-credit, will continue to be sufficient to meet the Company’s cash requirements in the future.

The Company’s cash and investment securities increased $161.0 million from $493.9 million at December 31, 2002 to $654.9 million at September 30, 2003, primarily due to the timing of medical expense payments which traditionally lag behind the receipt of increased premiums per member, a $27.2 million contractual payment received from a vendor in February 2003, cash received from the exercise of stock options and net income offset by the effect of treasury stock purchases and other capital expenditures. Accounts receivable increased from $118.1 million at December 31, 2002 to $122.6 million at September 30, 2003, principally due to the timing of customer payments and increased membership offset by an $8.5 million provision recorded at September 30, 2003 related to the Company’s Federal Employees’ Health Benefits Program business. Prepaid expenses, advances and other increased from $37.1 million at December 31, 2002 to $41.9 million at September 30, 2003, primarily due to the unamortized portion of prepayments for insurance policies which cover the Company’s assets and business operations and an increase in working capital advances paid to Maryland hospitals.

Net property and equipment decreased from $82.7 million at December 31, 2002 to $81.3 million at September 30, 2003, due to depreciation expense exceeding capital expenditures in 2003.

Claims payable increased from $297.3 million at December 31, 2002 to $340.3 million at September 30, 2003, primarily due to increased membership, an increase in medical expenses per member, and the timing of payments to physicians and health care practitioners. Deferred premium revenue increased from $33.9 million at December 31, 2002 to $39.1 million at September 30, 2003, due to a increase in cash payments received in advance of the premium coverage period. Unearned revenue increased from $14.6 million at December 31, 2002 to $17.2 million at September 30, 2003, primarily due to the receipt of contractual advances.

Additional paid-in capital increased from $466.2 million at December 31, 2002 to $673.1 million at September 30, 2003, due to the exercise of employee stock options, as well as an increase in the market value of the shares of the Company’s stock held in the Stock Compensation Trust, (“SCT”).

The value of the SCT increased from $269.3 million at December 31, 2002 to $427.1 million at September 30, 2003, due to the increase in the market value of the Company’s stock and the purchase of 2.0 million additional shares of the Company’s common stock held by the SCT, offset by the exercise of employee stock options. For financial reporting purposes, the SCT is consolidated with MAMSI. The fair market value of the shares held by the SCT is shown as a reduction to stockholders’ equity in the Company’s consolidated balance sheets. All transactions between the SCT and MAMSI are eliminated. The difference between the cost and fair value of common stock held in the SCT is included in the consolidated financial statements as additional paid-in capital.

Treasury stock increased from $276.2 million at December 31, 2002 to $332.2 million at September 30, 2003, due to the repurchase of 1,226,700 additional shares of common stock by the Company at a total cost of $56.0 million. At September 30, 2003, approximately $35.7 million of unspent authorization was available for future purchases. During October 2003, the Company repurchased an additional 5,000 shares of its common stock for a total cost of approximately $0.3 million before the repurchase program was suspended due to the proposed merger with UnitedHealth Group. (See Note 7 in Item 1 - Notes to the Consolidated Financial Statements).

The Company currently has access to total revolving credit facilities of $25.5 million which are subject to annual renewal and collateral requirements, and are used to provide short-term capital resources for routine cash flow fluctuations. At September 30, 2003, the Company’s investment security balances used as collateral, which are parent company only investments, fell below the minimum collateral requirements thereby reducing the credit line availability to $21.3 million. In addition, at September 30, 2003, there were no amounts drawn against these facilities, and approximately $614,000 in letters of credit were outstanding. While no amounts have been drawn against these letters of credit, they reduce the Company’s credit line availability.

Following is a schedule of the short-term capital resources available to the Company:

(in thousands)	September 30, 2003	December 31, 2002
Cash and cash equivalents	$9,187	$7,144
Investment securities	654,737	486,740
Working capital advances to Maryland hospitals	25,034	23,791

Total available liquid assets	688,958	517,675
Credit line availability	20,711	20,217

Total short-term capital resources	$709,669	$537,892

The Company believes that cash generated from operations along with its current liquidity and borrowing capabilities are adequate for both current and planned expanded operations.

The Company’s major business operations are principally conducted through its HMOs and its insurance company. HMOs and insurance companies are subject to state regulations that, among other things, require those companies to maintain certain levels of equity and Risk Based Capital (“RBC”), and restrict the amount of dividends and other distributions that may be paid to their parent corporation. As of September 30, 2003, those subsidiaries of the Company were in compliance with all minimum capital requirements and exceeded all RBC - Company Action Level requirements.

CONTRACTUAL OBLIGATIONS

There were no material changes in contractual obligations at September 30, 2003 when compared with December 31, 2002.

MARKET RISK

The Company is exposed to market risk through its investment in fixed and variable rate debt securities that are interest rate sensitive. The Company does not use derivative financial instruments. The Company places its investments in instruments that meet high credit quality standards, as specified in the Company’s investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer, or type of instrument. A hypothetical ten percent change of the present yield in market interest rates over the next year would not materially affect the Company’s financial position or cash flow. The Company has no significant market risk with regard to liabilities and does not use special purpose entities. There are no material changes in market risk exposure at September 30, 2003 when compared with December 31, 2002.

SUBSEQUENT EVENT

On October 27, 2003, MAMSI and UnitedHealth Group announced that they had entered into an agreement and plan of merger pursuant to which MAMSI will merge with and into a wholly-owned subsidiary of UnitedHealth Group. If the merger is completed, each outstanding share of MAMSI common stock will be converted into the right to receive 0.82 shares of UnitedHealth Group common stock and $18.00 in cash. MAMSI currently anticipates that the merger will be completed in the first quarter of 2004, however it is possible that delays could require that the merger be completed at a later time. Because the merger is subject to closing conditions, including the approval of MAMSI stockholders and the approval of regulatory agencies that have broad discretion in administering regulations, MAMSI cannot predict the exact timing of the completion of the merger. The agreement is subject to a termination fee of approximately $116.4 million to be paid by MAMSI if the agreement is terminated due to the Company taking certain actions. For more information regarding the proposed merger, please refer to MAMSI’s Form 8-K/A filed with the Securities and Exchange Commission on October 27, 2003.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information required by this Item is contained in Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

ITEM 4. CONTROLS AND PROCEDURES

Based on the evaluation carried out under the supervision of the Chief Executive Officer and Chief Financial Officer of the Company as of the end of the period covered by this quarterly report, the Company’s disclosure controls and procedures are adequately designed to ensure that the information required to be included in this report has been recorded, processed, summarized and reported on a timely basis. There have not been any significant changes in the Company’s internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect the Company’s internal controls over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

In September, 2000, the Company and other HMOs operating in Maryland were served with similar class action lawsuits challenging the right of the Company to subrogate against other insurance companies for injuries to members arising out of third-party liabilities based on the provisions of the Maryland HMO Act, as interpreted by the Maryland Court of Appeals in Reimer v. Columbia Medical Plan. The action against the Company was filed in the Circuit Court for Montgomery County, Maryland. The Company removed the case to federal court under the Employee Retirement Income Security Act of 1974 and the case was remanded to the Circuit Court for Montgomery County, Maryland on February 4, 2003. On September 30, 2003, the Montgomery County Circuit Court judge presiding over the case denied the plaintiffs’ class certification motion, leaving the case as a single-plaintiff proceeding. The Company believes that its operations with respect to the law are valid and is pursuing all available defenses. The Company does not believe that, at this time, the ultimate outcome of this action will be material to the Company’s financial statements.

The Company is involved in other various legal actions arising in the normal course of business, some of which seek substantial monetary damages. After review, including consultation with legal counsel, management believes that any ultimate liability that could arise from these other actions will not materially effect the Company’s consolidated financial position or results of operations.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None

ITEM 5. OTHER INFORMATION

None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

Exhibit Number	Description of Document
10.1	Employment Agreement between the Company and Mark D. Groban

10.2	Employment Agreement between the Company and Thomas P. Barbera.

10.3	Employment Agreement between the Company and Robert E. Foss.

10.4	Employment Agreement between the Company and Sharon C. Pavlos.

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a), as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a), as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer Pursuant to Title 18, United States Code, Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer Pursuant to Title 18, United States Code, Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(b) Reports on Form 8-K

In a report on Form 8-K dated August 7, 2003, the Company reported under Item 12, Results of Operations and Financial Condition, its financial results for the quarter ended June 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

MID ATLANTIC MEDICAL SERVICES, INC.
(Registrant)

Date: November 14, 2003	/s/ ROBERT E. FOSS
Robert E. Foss Senior Executive Vice President and Chief Financial Officer (duly authorized officer and principal financial officer)

ANNEX F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

Commission file number: 1-10864

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Minnesota	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(952) 936-1300

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Name of each exchange on which registered)
Common Stock, $.01 Par Value	New York Stock Exchange, Inc.

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☑     No  ☐

Indicate by checkmark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑

Indicate by checkmark whether the registrant is an accelerated filer (as defined in the Exchange Act Rule 12b-2).     Yes  ☑    No  ☐

The aggregate market value of voting stock held by non-affiliates of the registrant as of June 30, 2002, was approximately $27,541,969,655 (based on the last reported sale price of $91.55 per share on June 30, 2002, on the New York Stock Exchange).*

As of March 12, 2003, 298,512,614 shares of the registrant’s Common Stock, $.01 par value per share, were issued and outstanding.

Note that in Part II of this report on Form 10-K, we “incorporate by reference” certain information from our Annual Report to Shareholders for the fiscal year ended December 31, 2002, and in Part III we “incorporate by reference” certain information from our Definitive Proxy Statement for the Annual Meeting of Shareholders to be held on May 7, 2003. These documents have been filed with the Securities and Exchange Commission (SEC). The SEC allows us to disclose important information by referring to it in that manner. Please refer to such information.

*	Only shares of common stock held beneficially by directors, executive officers and subsidiaries of the Company have been excluded in determining this number.

PART I

Item 1.    Business

INTRODUCTION

UnitedHealth Group is a leader in the health and well-being industry, serving more than 48 million Americans. Through our family of businesses, we combine clinical insight with consumer-friendly services and advanced technology to help people achieve optimal health and well-being through all stages of life. Our revenues are derived from premium revenues on risk-based products, fees from management, administrative and consulting services, and investment and other income. We conduct our business primarily through operating divisions in the following business segments:

•	Uniprise;

•	Health Care Services, which includes our UnitedHealthcare, Ovations and AmeriChoice businesses;

•	Specialized Care Services; and

•	Ingenix.

For a discussion of our results by segment see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UnitedHealth Group Incorporated is a Minnesota corporation incorporated in January 1977. The terms “we,” “our” or the “Company” refer to UnitedHealth Group Incorporated and our subsidiaries. Our executive offices are located at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343; telephone (952) 936-1300. Our home page on the Internet can be accessed at www.unitedhealthgroup.com. You can learn more about us by visiting that site. You can also download and print copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, and periodic reports on Form 8-K, along with amendments to those reports, from that site. We make periodic reports and amendments available, free of charge, as soon as reasonably practicable after we file or furnish these reports to the Securities and Exchange Commission (“SEC”).

DESCRIPTION OF BUSINESS SEGMENTS

Uniprise

Uniprise serves the employee benefit needs of large organizations by developing cost-effective health care access and benefit strategies and programs, technology and service-driven solutions tailored to the specific needs of each corporate customer. Uniprise offers consumers access to a wide spectrum of health and well-being products and services. Together with its affiliates, Uniprise’s core business provides comprehensive, integrated health benefit services to multi-location employers with more than 5,000 employees, specializing in large volume transaction management, large-scale benefit design, and innovative technology solutions designed to manage and control medical care costs, facilitate access to care, and transform complex administrative processes into simpler, efficient, high quality automated processes. In addition to or as part of the functions described above, Uniprise has developed Internet applications for physician inquiries and transactions, customer-specific data analysis for employers, and consumer access to personal information and service applications.

Uniprise is the business through which large employers can access not only Uniprise services, but also all of UnitedHealth Group’s network-based medical, insurance and specialty services, through a wide variety of product arrangements. As of December 31, 2002, Uniprise served over 300 clients, representing approximately 8.6 million individuals, including approximately 150 of the Fortune 500 companies.

Health Care Services

Our Health Care Services segment consists of our UnitedHealthcare, Ovations and AmeriChoice businesses.

UnitedHealthcare

UnitedHealthcare coordinates health and well-being services on behalf of local employers and consumers nationwide. UnitedHealthcare’s products are primarily marketed to small and mid-size employers with up to 5,000 employees. As of December 31, 2002, this business served approximately 7.8 million individuals. With its risk-based product offerings, UnitedHealthcare assumes the risk of both medical and administrative costs for its customers in return for a monthly premium, which is typically at a fixed rate for a one-year period. UnitedHealthcare also provides administrative and other management services to customers that self-insure the medical costs of their employees and their dependents, for which UnitedHealthcare receives a fee. These customers retain the risk of financing medical benefits for their employees, and UnitedHealthcare administers the payment of customer funds to physicians and other health care providers from customer-funded bank accounts. Small employer groups are more likely to purchase risk-based products because they are generally unable or unwilling to bear a greater potential liability for health care expenditures. UnitedHealthcare offers its products through affiliates that are usually licensed as insurance companies or as health maintenance organizations, depending upon a variety of factors, including state regulations.

UnitedHealthcare arranges for discounted access to care through more than 380,000 physicians and 3,500 hospitals across the United States. The consolidated purchasing power represented by the individuals UnitedHealthcare serves makes it possible for UnitedHealthcare to contract for cost-effective access to a large number of conveniently located care providers. Directly or through UnitedHealth Group’s family of companies, UnitedHealthcare offers:

•	A broad range of benefit plans integrating medical, ancillary and alternative care products so customers can choose benefits that are right for them;

•	Affordability by leveraging the economic benefits of the purchasing power of millions of people;

•	Access to broad and diverse numbers of health care providers, including by means of benefit plans that give customers direct access to specialists without obtaining referrals;

•	Innovative programs that facilitate integrated care delivery;

•	Convenient self-service for customer transactions, pharmacy services and health information;

•	Clinical information that physicians can use in working with their patients; and

•	Simplified electronic transactions for customers.

We believe that UnitedHealthcare’s innovation distinguishes its product offerings from the competition. UnitedHealthcare designs consumer-oriented health benefits and services that value individual choice and control in accessing health care. UnitedHealthcare has programs that provide health education; admission counseling before hospital stays; care advocacy to help avoid delays in patients’ stays in the hospital; support for individuals at risk of needing intensive treatment; continuous coordination for people with chronic conditions; and prescription drug management, which promotes safe use of medications. UnitedHealthcare has designed its programs to encourage consumers to be engaged and active participants in managing their own health and well-being. Further, UnitedHealthcare offers Web sites that provide access to a variety of information, including a directory of network physicians and hospitals, reports on thousands of health topics and a health profile tailored to individual interests.

Ovations

Ovations provides health and well-being services for Americans age 50 and older, addressing their unique needs for preventative and acute health care services, for services dealing with chronic disease and for responding to specialized issues relating to their overall well-being. Ovations is one of few enterprises fully dedicated to this market segment, providing products and services in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands through licensed affiliates.

In January 1998, Ovations initiated a 10-year contract with AARP, the nation’s largest organization for older Americans. Ovations offers a range of products and services to AARP members, and has expanded the scope of services and programs offered over the past several years.

Ovations operates the nation’s largest Medicare supplement business, providing Medicare supplement and hospital indemnity insurance to more than 3.6 million AARP members. Ovations’ services also include AARP Eye Health Services, which offers affordable eye exams, complimentary glaucoma screenings and discounts on eyewear to AARP members and an expanded AARP Nurse Health Line Service to cover beneficiaries of all AARP Medicare products, providing 24-hour access to health information from nurses. Ovations developed an offering with lower cost Medicare supplement coverage that provides consumers with a hospital network and 24-hour access to health care information from nurses. Ovations’ revenues from the AARP insurance offerings were approximately $3.7 billion in 2002.

Ovations addresses one of the most significant cost problems facing older Americans — prescription drug costs. Ovations offers the nation’s largest pharmacy discount program, with approximately 1.6 million users, a mail order discount drug program, and a complimentary health and well-being catalog offering. These services offer cost savings and greater access to prescription drugs and health and well-being products for older Americans.

Through its Evercare® division, Ovations is one of the nation’s leaders in offering complete, individualized care planning and care benefits for aging, vulnerable and chronically ill individuals, serving approximately 61,000 persons across the nation in nursing homes, community-based settings and private homes. Evercare offers a continuum of services through innovative programs such as EverCare Choice, EverCare Select and EverCare Connections. EverCare Choice is a Medicare product that offers enhanced medical coverage to frail, elderly and chronically ill populations in both nursing homes and community settings. These services are provided primarily through nurse practitioners, physicians’ assistants and physicians. EverCare Select is a Medicaid, long-term health care product for elderly, physically disabled and other needy individuals. EverCare Connections is a comprehensive eldercare service program providing service coordination, consultation, claim management and information and resource linkages nationwide.

Effective January 1, 2003, Ovations’ Senior and Retiree Services division began providing health care coverage for the senior market primarily through the Medicare+Choice program administered by the Centers for Medicare and Medicaid Services (CMS) (prior to January 1, 2003, these services were offered through UnitedHealthcare). Through these programs, 225,000 Medicare beneficiaries were served as of December 31, 2002. The Medicare+Choice offerings in 2002 included additional benefits such as more extensive preventative services and access to specialized support services. Ovations’ Senior & Retiree Services recently launched new preferred provider organization (“PPO”) pilot projects in eight states through an arrangement with CMS.

AmeriChoice

In September 2002, we acquired AmeriChoice Corporation, a leading health care organization engaged in facilitating health care benefits and services for state Medicaid programs and their beneficiaries. We combined AmeriChoice with our other Medicaid services businesses into a dedicated business unit of our Health Care Services segment working exclusively with selected states to address the needs of their medically vulnerable populations under their Medicaid programs. We expect that combining AmeriChoice with our existing Medicaid business will allow us to create efficiencies from the consolidation of health care provider networks, technology platforms and operations. As of December 31, 2002, these businesses organized health care resources and benefits for more than one million beneficiaries of Medicaid and other government-sponsored health care programs in 10 states through licensed affiliates.

Specialized Care Services

Specialized Care Services is a portfolio of specialized health and well-being companies, each serving a specific market need with a unique blend of benefits, provider networks, services and resources. Specialized Care Services provides comprehensive products and services that are focused on highly specialized health care needs, such as mental health and chemical dependency, employee assistance, organ transplants, vision and dental services, chiropractic services, health-related information and other health and well-being services. These offerings are sold directly to employers and consumers and indirectly through other UnitedHealth Group businesses, as well as through unrelated entities. Specialized Care Services’ products and services include both risk-based products, in which Specialized Care Services assumes financial responsibility for health care costs, and products for which Specialized Care Services receives management and administrative fees.

Through United Behavioral Health (“UBH”) and its affiliated companies, Specialized Care Services provides behavioral health care benefit services, employee assistance programs and psychiatric disability benefit services. UBH’s care management capabilities and extensive network of contracted mental health professionals represent the core of its product offerings. UBH’s services and products reach approximately 22 million individuals.

Optum® provides health information assistance, support and related services designed to improve the health and well-being of the approximately 23 million individuals it serves. Through multiple access points, including the Internet, telephone, audio tapes, print and in-person consultations, Optum helps consumers address daily living concerns, make informed health care decisions and become more effective health care consumers.

Dental Benefit Providers (“DBP”) and its affiliates provide dental benefit management and related services. Through an extensive relationship with contracted dental providers, DBP manages dental benefit offerings for approximately three million individuals. DBP’s products are distributed primarily through unaffiliated insurers to commercial, Medicare and Medicaid populations. DBP also offers its products and services, both network-based and indemnity dental care plan designs, to and through UnitedHealth Group affiliates.

United Resource Networks (“URN”) is the gateway to highly specialized critical care programs at more than 70 of the most widely recognized medical centers in the United States. URN negotiates fixed, competitive rates for high-cost, complex health care services. Access to URN’s programs and services is available to approximately 41 million individuals through over 2,200 payers.

National Benefit Resources (“NBR”) is a managing general underwriter that originates and administers medical stop loss insurance provided to employers with self-funded employee benefit plans. NBR markets stop loss coverage primarily through third party administrators (“TPAs”) located throughout the United States. NBR distributes to its customer base certain products and services of other Specialized Care Services’ businesses, including those of URN and Optum.

Spectera represents Specialized Care Services’ operating platform for the vision care market. Spectera and its licensed subsidiaries specialize in building vision care benefit partnerships with physicians, optometrists, employer groups and benefit consultants. Spectera administers vision benefits for more than seven million individuals through more than 1,900 employer groups. Spectera provides comprehensive vision care services through its national network of more than 12,000 private doctors’ offices and retail store locations.

ACN Group provides benefit administration, network management, and access to chiropractic, physical therapy and other complementary and alternative health care services through its network of contracted providers to approximately 18 million consumers.

Specialized Care Services also manages units that market the sale of group life and accident insurance to small and medium-sized employer groups.

Ingenix

Ingenix is a leader in the field of health care data and information, research, analysis and application. Ingenix serves multiple health care markets on a business-to-business basis, including pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and government agencies. Ingenix maintains two primary operating divisions: Ingenix Health Intelligence and Ingenix Pharmaceutical Services.

Ingenix Health Intelligence offers database and data management services, software products, publications and consulting services. Ingenix Health Intelligence provides a wide variety of data and software services and products, including databases for benchmarking and reimbursement methodology development, software to analyze and report costs and utilization of services, data management services, HEDIS reporting, fraud and abuse detection and prevention services, claims editing software and reimbursement systems audits. The consulting services business focuses on actuarial and financial disciplines, product development, provider contracting and medical policy and management. Ingenix Health Intelligence also publishes print and electronic media products that provide information regarding coding, reimbursement, billing, compliance and other general health care issues. As of December 31, 2002, Ingenix Health Intelligence provided expanded physician credentialing services for 100 health plans covering more than 250,000 physicians and other health care providers. In 2002, Ingenix Health Intelligence also expanded its services to include physician directory databases that enable consumers and commercial users to perform 100 million web-based searches per year. As of December 31, 2002, Ingenix Health Intelligence served more than 3,000 hospitals, 250,000 physicians, 2,000 payers and intermediaries, and 100 life science customers. Ingenix Health Intelligence provides medical benefits analyses, quality and utilization data and predictive modeling products to UnitedHealthcare, Ovations, Uniprise and their customers.

Ingenix Pharmaceutical Services offers product development and marketing-related services for pharmaceutical, biotechnology and medical device manufacturers on a global basis. Ingenix Pharmaceutical Services provides global clinical research services, including strategic planning, research protocol development, investigator identification and training, regulatory assistance, project management, data management and biostatistical analysis, quality assurance and medical writing. Ingenix Pharmaceutical Services addresses “real world” product questions through economic and outcomes research, safety and research and patient registries. Ingenix Pharmaceutical Services also provides medical education and communications through scientific publications, medical symposia and interactive web-based technologies.

EXPANSION AND DIVESTITURE OF OPERATIONS

We continually evaluate expansion opportunities and, in the normal course of business, often consider whether to sell certain businesses or stop offering certain products or services. Expansion opportunities may include acquiring businesses that are complementary to our existing operations. During 2002, we completed several acquisitions and ceased offering some products in certain markets, all as part of our ongoing emphasis on our strategic focus. Further, we devote significant attention to internally developing new products and services for the health and well-being sector as we have broadly defined it.

GOVERNMENT REGULATION

Most of our health and well-being services are regulated. This regulation can vary significantly from jurisdiction to jurisdiction. Federal and state regulatory agencies generally have discretion to issue regulations and interpret and enforce laws and rules. Changes in applicable laws and regulations are continually being considered, and the interpretation of existing laws and rules also may change periodically. These revisions could affect our consolidated operations and financial results. Enactment of federal and state health benefit laws and regulations can also affect our businesses.

Federal Regulation

Our Health Care Services segment, which includes UnitedHealthcare, Ovations, and AmeriChoice, has Medicare+Choice contracts that are regulated by CMS. CMS has the right to audit our performance in order to determine compliance with CMS’ contracts and regulations and the quality of care being given to members. Our Health Care Services segment also has Medicaid and State Children’s Health Insurance Program contracts that are subject to federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services, and other aspects of these programs. We believe we are in compliance in all material respects with the applicable regulations; however, the significant level of regulations surrounding Medicare and Medicaid makes compliance in this product line a continuing challenge.

State Regulation

All of the states in which our subsidiaries offer insurance and health maintenance products regulate those products and operations. Most states require periodic financial reports from us and impose minimum capital or restricted cash reserve requirements. Many of our health plans and each of our insurance subsidiaries are regulated under state insurance holding company regulations. Such regulations generally require registration with applicable state Departments of Insurance and the filing of reports that describe capital structure, ownership, financial condition, certain inter-company transactions and general business operations. Some state insurance holding company laws and regulations require prior regulatory approval of acquisitions and material inter-company transfers of assets, as well as transactions between the regulated companies and their parent holding companies or affiliates. In addition, some of our subsidiaries or products may be subject to PPO, managed care organization (“MCO”) or TPA-related regulations and licensure requirements. These regulations differ greatly from state to state, but generally contain network, contracting, financial and reporting requirements. Many states also have enacted laws and/or adopted regulations governing utilization review and external appeals activities, and these laws may apply to some of our operations. Additionally, there are laws and regulations that set specific standards for delivery of services, prompt payment of claims, confidentiality of consumer health information and covered benefits and services. To date, these various laws and regulations have not materially affected our consolidated financial position or results of operations.

HIPAA

The administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), apply to both the group and individual health insurance markets, including self-funded employee benefit plans. Federal regulations promulgated pursuant to HIPAA are now effective, with compliance required by April 2003. These regulations include minimum standards for electronic transactions and code sets, and for the privacy and security of protected health information. We are currently in compliance with these regulations. New standards for national provider and employer identifiers are currently being developed by regulators. We intend to be in compliance by the enforcement dates; however, the law is far-reaching and complex and the government’s delay in providing guidance on some aspects of the law may affect the timeliness of our compliance efforts. Additionally, different approaches to HIPAA’s provisions and varying enforcement philosophies in the different states may adversely affect our ability to standardize our products and services across state lines.

ERISA

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regulates how goods and services are provided to or through certain types of employer-sponsored health benefit plans. ERISA is a complex set of laws and regulations that is subject to periodic interpretation by the United States Department of Labor as well as the federal courts. ERISA places controls on how our business units may do business with employers who sponsor employee benefit health plans, particularly those that maintain self-funded plans. During 2002, we processed and administered the payment of approximately $21 billion of medical claims on behalf of customers that self-insure the medical costs of their employees and their employees’ dependents. New ERISA claim regulations which became effective July 2002 require ongoing modifications to our operations. We believe that we are in compliance with the new regulations.

Fraud and Abuse

The regulations and contractual requirements applicable to participants in federal government health care programs such as Medicare and Medicaid are complex and changing. We continue to emphasize our regulatory compliance efforts for these programs, but ongoing vigorous law enforcement and the highly technical nature of the regulations mean that compliance efforts in this arena will continue to require significant resources. Additionally, states have begun to focus their anti-fraud efforts on insurance companies and health maintenance organizations. Some states now require filing and approval of anti-fraud plans and may monitor compliance as part of any market conduct examination.

Audits and Investigations

We are regularly subject to governmental audits, investigations and enforcement actions. Any such government actions can result in assessment of damages, civil or criminal fines or penalties, or other sanctions, including loss of licensure or exclusion from participation in government programs. In addition, a state Department of Insurance or other state or federal authority (including CMS, the Office of the Inspector General and state attorneys general) may from time to time begin a special audit of one of our health plans, our insurance plans and products or one of our other operations to investigate issues such as utilization management; financial, eligibility or other data reporting; prompt claims payment; or coverage of medically necessary care, including emergency room care. We are currently involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by CMS, state insurance departments and state attorneys general, the Office of Personnel Management, the Office of the Inspector General and U.S. Attorneys. We do not believe the results of any of the current investigations, audits or reviews, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

International Regulation

Our Ingenix and Health Care Services segments both have limited international operations. These international operations are subject to different legal and regulatory requirements in local jurisdictions, including various tax, tariff and trade regulations, as well as employment, intellectual property and investment rules and laws.

MARKETING

Our marketing strategy is defined and coordinated by each business’s dedicated marketing staff. Within these businesses, primary marketing responsibility generally resides with a marketing leader and a direct sales force. In addition, several of the segments also rely upon independent insurance agents and brokers to sell some of their products. Marketing efforts also include public relations efforts and advertising programs that may use television, radio, newspapers, magazines, billboards, direct mail and telemarketing.

COMPETITION

As a diversified health and well-being services company we operate in highly competitive markets. Our competitors include managed health care companies, insurance companies, TPAs and business services outsourcing companies, health care providers that have formed networks to directly contract with employers, specialty benefit providers, government entities, and various information and consulting companies. New entrants into the markets in which we compete, as well as consolidation within these markets, also contribute to this competitive environment. We believe the principal competitive factors affecting us and the sales and pricing of our products and services include product innovation, consumer satisfaction, the level and quality of products and services, network capabilities, price, market share, product distribution systems, efficient administration operations, financial strength and marketplace reputation.

We believe that our competitive strengths are enhanced by our customer focus resulting from our operational alignment. Each UnitedHealth Group business represents a strategic platform from which we can penetrate more deeply into specific markets using our three core competencies: network management, knowledge and information and service infrastructure. Other strengths include the breadth and quality of our products, our geographic scope and diversity, the scope and depth of our data and information about health care costs and consumption, our effective use of proprietary tools and products to coordinate and facilitate programs designed to realize appropriately lower health care costs, our disciplined underwriting and pricing practices and staff, our significant market position in certain geographic areas, the strength of our distribution network, our financial strength, our generally large provider networks that provide more consumer choice and minimize barriers to access, our point-of-service products and our strong marketplace reputation. However, in some markets we may be at a disadvantage for a number of reasons, including competitors with more resources, longer operating histories, larger market shares, broader networks, narrower networks (which may allow greater cost control and lower prices) or more established names and reputations. These competitive factors could adversely affect our business and operating results.

EMPLOYEES

As of December 31, 2002, we employed approximately 32,000 individuals. We believe our employee relations are good.

CAUTIONARY STATEMENTS

The statements contained in this Annual Report on Form 10-K, and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of our Annual Report to Shareholders incorporated by reference in this Form 10-K, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). When used in this Annual Report on Form 10-K and in future filings by us with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, and in oral statements made by or with the approval of one of our executive officers, the words or phrases “believes,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

The following discussion contains certain cautionary statements regarding our business that investors and others should consider. This discussion is intended to take advantage of the “safe harbor” provisions of the PSLRA. Except to the extent otherwise required by federal securities laws, in making these cautionary statements, we do not undertake to address or update each factor in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected our past, as well as current, forward-looking statements about future results. Any or all forward-looking statements in this Form 10-K, in the 2002 Annual Report to Shareholders, and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors discussed below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from expectations expressed in our prior communications.

Health Care Costs

We use a large portion of our premium revenues to pay the costs of health care services delivered to our customers. Accordingly, the profitability of our risk-based products depends in large part on our ability to accurately predict, price for, and effectively manage health care costs. Total health care costs are affected by the number of individual services rendered and the cost of each service. Our premium revenue is typically fixed in price for a 12-month period and is generally priced three months before contract commencement. Services are delivered and related costs are incurred when the contract commences. Although we base the premiums we charge on our estimate of future health care costs over the fixed premium period, inflation, regulations and other factors may cause actual health care costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of health care use. Relatively small differences between predicted and actual medical costs as a percentage of premium revenues can result in significant changes in our financial results because of the relatively narrow operating margins of our risk-based arrangements. In addition, the financial results we report for any particular period include estimates of costs incurred for which the underlying claims have not been received by us or for which the claims have been received but not processed. If these estimates prove too high or too low, our earnings may be adjusted later based on actual costs.

Industry Factors

The health and well-being industries receive significant negative publicity and have been the subject of large jury verdicts. This publicity has been accompanied by litigation, legislative activity, regulation and governmental review of industry practices. These factors may adversely affect our ability to market our products or services, may require us to change our products and services, and may increase the regulatory burdens under which we operate, further increasing our costs of doing business and adversely affecting our profitability.

Competition

In many of our geographic or product markets, we compete with a number of other entities, some of which may have certain characteristics or capabilities that give them a competitive advantage. We believe the barriers to entry in certain markets are not substantial, so the addition of new competitors can occur relatively easily, and consumers enjoy significant flexibility in moving to competitors. Some of our customers may decide to perform for themselves functions or services we provide, which would decrease our revenues. Some of our contracted physicians and other health care providers may decide to market products and services to our customers in competition with us. In addition, significant merger and acquisition activity has occurred in the industry in which we operate as well as in industries that act as suppliers to us, such as the hospital, physician, pharmaceutical, medical device and health information systems industries. To the extent that there is strong competition or that competition intensifies in any market, our ability to retain or increase customers or contracted physicians and other health care providers, or maintain or increase our revenue growth, pricing flexibility, control over medical cost trends and marketing expenses may be adversely affected.

AARP Contract

Under our long-term contract with AARP, we provide Medicare Supplement and Hospital Indemnity health insurance and other products to AARP members. As of December 31, 2002, our portion of AARP’s insurance program represented approximately $3.7 billion in annual net premium revenue from approximately 3.6 million AARP members. The success of our AARP arrangement depends, in part, on our ability to service these customers, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes. Additionally, events that adversely affect AARP or one of its other business partners for its member insurance program could have an adverse effect on the success of our arrangement with AARP.

Government Programs

In response to medical cost increases that exceeded Medicare program reimbursement rate growth, we have withdrawn our Medicare+Choice product offerings from a number of counties and filed significant benefit adjustments in other counties. These and other actions have reduced Medicare+Choice enrollment and may result in further or complete withdrawal of Medicare+Choice product offerings, when and as permitted by our contracts with the CMS. Under current regulations, we are precluded from re-entering the counties from which we have withdrawn our Medicare+Choice product offerings until two years after the effective date of withdrawal.

The financial results of our Medicare+Choice, Medicaid and State Children’s Health Insurance Program (SCHIP) operations depend on a number of factors, including program reimbursement increases, government regulations, benefit design, physician and other health care provider contracting, state budgetary pressures (Medicaid and SCHIP) and other factors. There can be no assurance that any or all of our government program operations will be profitable in future periods.

Government Regulation

Our business is regulated at the federal, state, local and international levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability in federal and state courts for coverage determinations, contract interpretation and other actions. We must obtain and maintain regulatory approvals to market many of our products, to increase prices for certain regulated products and to consummate our acquisitions and dispositions. Delays in obtaining or our failure to obtain or maintain these approvals could reduce our revenue or increase our costs.

We participate in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase our administrative or health care costs under such programs. Such changes have adversely affected our financial results and willingness to participate in such programs in the past and may do so in the future.

State legislatures and Congress continue to focus on health care issues. Bills and regulations at state and federal levels may affect certain aspects of our business, including contracting with physicians, hospitals and other health care professionals; physician reimbursement methods and payment rates; coverage determinations; claim payments and processing; use and maintenance of individually identifiable health information; medical malpractice litigation reform; and government-sponsored programs. We cannot predict if any of these initiatives will ultimately become binding law or regulation, or, if enacted, what their terms will be, but their enactment could increase our costs, expose us to expanded liability, require us to revise the ways in which we conduct business or put us at risk for a loss of business to new health care funding arrangements.

We are also subject to various governmental investigations, audits and reviews. Such oversight could result in our loss of licensure or our right to participate in certain programs, or the imposition of civil or criminal fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation in various markets and make it more difficult for us to sell our products and services. We are currently involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by the CMS, state and health insurance departments and state attorneys general, the Office of Personnel Management, the Office of the Inspector General and U.S. Attorneys. Although the results of pending matters are always uncertain, we do not believe the results of any of the current investigations, audits or reviews, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

Our operations are conducted through our subsidiaries. These companies are subject to state regulations that, among other things, may require the maintenance of minimum levels of statutory capital, as defined by each state, and may restrict the timing and amount of dividends and other distributions that may be paid to their respective parent companies. Generally, the amount of dividend distributions that may be paid by our regulated subsidiaries, without prior approval by state regulatory authorities, is limited based on the subsidiary’s level of statutory net income, statutory capital and surplus. We use cash generated from operations, commercial paper and debt to maintain adequate operating and financial flexibility. The agencies that assess our creditworthiness also consider statutory capital levels when establishing our debt ratings. We maintain an aggregate statutory capital level for our regulated subsidiaries that is significantly higher than the minimum level regulators require.

Physician, Hospital and Other Health Care Provider Relations

One of the significant techniques we use to contain health care costs and facilitate care delivery is to contract with physicians, hospitals, pharmaceutical benefit managers and pharmaceutical manufacturers, and other health care providers for favorable prices. A number of organizations are advocating for legislation that would exempt certain of these physicians and health care professionals from federal and state antitrust laws. In any particular market, these physicians and health care professionals could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers or difficulty meeting regulatory or accreditation requirements. In some markets, certain health care providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies that could result in diminished bargaining power on our part.

Litigation and Insurance

Sometimes we become a party to the types of legal actions that can affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, and intellectual property-related litigation. In addition, because of the nature of our businesses, we are routinely made party to a variety of legal actions related to the design, management and offerings of our services. These matters include, but are not limited to, claims related to health care benefits coverage, medical malpractice actions, contract disputes and claims related to disclosure of certain business practices. In 1999, a number of class action lawsuits were filed against us and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of certain customers and physicians for alleged breaches of federal statutes, including ERISA and the Racketeer Influenced Corrupt Organization Act (“RICO”). We will incur expenses in the defense of these matters, even if they are without merit.

Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance. The cost of general business insurance coverage has increased significantly following the events of September 11, 2001. As a result, we have increased the amount of risk that we self-insure, particularly with respect to routine matters incidental to our business. We record liabilities for our estimates of the probable costs resulting from self-insured matters. Although we believe the liabilities established for these risks are adequate, there can be no assurance that the level of actual losses will not exceed the liabilities recorded.

Data Integrity and Information Systems

Our businesses depend significantly on effective information systems and the integrity of the data we use to run these businesses. Our ability to adequately price our products and services, provide effective and efficient service to our customers, and to accurately report our financial results depends significantly on the integrity of the data in our information systems. As a result of our acquisition activities, we have acquired additional systems. We have been taking steps to reduce the number of systems we operate and have upgraded and expanded our information systems capabilities. If the information we rely upon to run our businesses was found to be inaccurate or unreliable or if we fail to maintain effectively our information systems and data integrity, we could lose existing customers, have difficulty in attracting new customers, have problems in determining medical cost estimates and establishing appropriate pricing, have customer and physician and other health care provider disputes, have regulatory problems, have increases in operating expenses or suffer other adverse consequences. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, the administrative simplification provisions of HIPAA and the Department of Labor’s ERISA claim processing regulations require changes to our current systems.

We depend on independent third parties for significant portions of our systems-related support, equipment, facilities, and certain data, including data center operations, data network, voice communication services and pharmacy data processing. This dependence makes our operations vulnerable to such third parties’ failure to perform adequately under the contract, due to internal or external factors. Although there are a limited number of service organizations with the size, scale and capabilities to effectively provide certain of these services, especially with regard to pharmacy benefits processing and management, we believe that other organizations could provide similar services on comparable terms. A change in service providers, however, could result in a decline in service quality and effectiveness or less favorable contract terms which could adversely affect our operating results.

Proprietary Information and Privacy Regulations

The use of individually identifiable data by our businesses is regulated at international, federal, state and local levels. These laws and rules are changed frequently by legislation or administrative interpretation. Various state laws address the use and maintenance of individually identifiable health data. Most are derived from the privacy provisions in the federal Gramm-Leach-Bliley Act and HIPAA. HIPAA also imposes guidelines on our business associates (as this term is defined in the HIPAA regulations). Even though we provide for appropriate protections through our contracts with our business associates, we still have limited control over their actions and practices. Compliance with these proposals and new regulations may result in cost increases due to necessary systems changes, the development of new administrative processes, and the effects of potential noncompliance by our business associates. They also may impose further restrictions on our use of patient identifiable data that is housed in one or more of our administrative databases.

The success of our knowledge and information-related businesses also depends significantly on our ability to maintain proprietary rights to our databases and related products. We rely on our agreements with customers, confidentiality agreements with employees, and our trade secrets, copyrights and patents to protect our proprietary rights. These legal protections and precautions may not prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation could have an adverse effect on the ability of our businesses to market and sell products and services and on our consolidated results of operations.

Administration and Management

Efficient and cost-effective administration of our operations is essential to our profitability and competitive positioning. Staff-related and other operating expenses may increase from time to time due to business or product start-ups or expansions, growth or changes in business or the mix of products purchased by customers, acquisitions, regulatory requirements or other reasons. Unanticipated expense increases may adversely affect our financial results. We believe we currently have an experienced, capable management and technical staff. The market for management and technical personnel, including information systems professionals, in the health care industry is very competitive. Loss of key employees or a number of managers or technical staff could adversely affect our ability to administer and manage our business.

Marketing

We market our products and services through both employed sales people and independent sales agents. The departure of key sales employees or agents or a large subset of these individuals could impair our ability to retain existing customers. Some of our customers or potential customers consider our debt ratings, accreditation or certification by various private or governmental bodies or rating agencies necessary or important. Some of our health plans or other business units may not have obtained or maintained, or may not desire or be able to obtain or maintain, such ratings, accreditation or certification, which could adversely affect our ability to obtain or acquire or retain business from these customers and potential customers.

Acquisitions and Dispositions

We have an active ongoing acquisition and disposition program under which we may engage in transactions involving the acquisition or disposition of assets, products or businesses, some or all of which may be material. These transactions may entail risks and uncertainties and may affect ongoing business operations because of unknown liabilities, unforeseen administrative needs or the use of resources to integrate the acquired operations. Failure to identify liabilities, anticipate additional administrative needs or effectively integrate acquired operations could result in reduced revenues, increased administrative and other costs and customer dissatisfaction.

Terrorist Attacks

The terrorist attacks launched on September 11, 2001, the war on terrorism, the threat of future acts of terrorism and the related concerns of customers and providers have negatively affected, and may continue to negatively affect, the U.S. economy in general and our industry specifically. Depending on the government’s actions and the responsiveness of public health agencies and insurance companies, future acts of terrorism and bio-terrorism could adversely affect us through, among other things, increased use of health care services including, without limitation, hospital and physician services; loss of membership in health plans we administer as a result of lay-offs or other reductions of employment; adverse effects upon the financial condition or business of employers who sponsor health care coverage for their employees; disruption of our information and payment systems; increased health care costs due to restrictions on our ability to carve out certain categories of risk, such as acts of terrorism; and disruption of the financial and insurance markets in general.

Financial Outlook

From time to time in press releases and otherwise, we may publish forecasts or other forward-looking statements regarding our future results, including estimated revenues, earnings per share and other operating and financial metrics. Any forecast of our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and any number of them may prove to be incorrect. Further, the achievement of any forecast depends on numerous factors (including those described in this discussion), many of which are beyond our control. As a result, we cannot assure that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. You are cautioned not to base your entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize the entire publicly available mix of historical and forward-looking information, as well as other available information affecting us and our services, when evaluating our prospective consolidated results of operations.

General Economic Conditions

Changes in economic conditions could affect our business and results of operations. The state of the economy affects our employer group renewal prospects and our ability to increase prices in some of our businesses. Although we are continuously striving to diversify our product offerings to address the changing needs of consumers, there can be no assurance that the effects of the current or a future downturn in economic conditions will not cause our existing customers to seek health coverage alternatives that we do not offer or will not result in significant loss of customers, or decreased margins on our continuing customers.

Stock Market

The market prices of the securities of the publicly-held companies in the industry in which we operate have shown volatility and sensitivity in response to many factors, including general market trends, public communications regarding managed care, litigation and judicial decisions, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings, membership reports of particular industry participants and acquisition activity. We cannot assure the level or stability of the price of our securities at any time or the effect of the foregoing or any other factors on such prices.

EXECUTIVE OFFICERS OF THE REGISTRANT

Name	Age	Position	First Elected as Executive Officer
William W. McGuire, M.D.	54	Chairman, Chief Executive Officer and Director	1988
Stephen J. Hemsley	50	President, Chief Operating Officer and Director	1997
Patrick J. Erlandson	43	Chief Financial Officer	2001
David J. Lubben	51	General Counsel and Secretary	1996
Lois E. Quam	41	Chief Executive Officer, Ovations	1998
Jeannine M. Rivet	54	Executive Vice President and Chief Executive Officer, Ingenix	1998
Robert J. Sheehy	45	Chief Executive Officer, UnitedHealthcare	2001
R. Channing Wheeler	51	Chief Executive Officer, Uniprise	1998

Our Board of Directors elects executive officers annually. Our executive officers serve until their successors are duly elected and qualified.

Dr. McGuire is the Chairman of the Board of Directors and Chief Executive Officer of UnitedHealth Group. Dr. McGuire joined UnitedHealth Group as Executive Vice President in November 1988 and became its Chairman and Chief Executive Officer in 1991. Dr. McGuire also served as UnitedHealth Group’s Chief Operating Officer from May 1989 to June 1995 and as its President from November 1989 until May 1999.

Mr. Hemsley is the President and Chief Operating Officer of UnitedHealth Group and has been a member of the Board of Directors since February 2000. Mr. Hemsley joined UnitedHealth Group in May 1997 as Senior Executive Vice President. He became Chief Operating Officer in September 1998 and was named President in May 1999.

Mr. Erlandson joined UnitedHealth Group in 1997 as Vice President of Process, Planning, and Information Channels. He became Controller and Chief Accounting Officer in September 1998 and was named Chief Financial Officer in January 2001.

Mr. Lubben joined UnitedHealth Group in October 1996 as General Counsel and Secretary. Prior to joining UnitedHealth Group, he was a partner in the law firm of Dorsey & Whitney LLP.

Ms. Quam joined UnitedHealth Group in 1989 and became the Chief Executive Officer of Ovations in April 1998. Prior to April 1998, Ms. Quam served in various capacities including Chief Executive Officer, AARP Division; Vice President, Public Sector Services; and Director, Research.

Ms. Rivet joined UnitedHealth Group in June 1990 and became Executive Vice President of UnitedHealth Group and Chief Executive Officer of Ingenix in January 2001. Ms. Rivet was an Executive Vice President of

UnitedHealthcare from October 1994 to March 1998 and served as the Chief Executive Officer of UnitedHealthcare from April 1998 to December 2000. She served as UnitedHealth Group’s Senior Vice President, Health Plan Operations from September 1993 to September 1994 and its Vice President of Health Service Operations from June 1990 to September 1993.

Mr. Sheehy joined UnitedHealth Group in 1992 and became Chief Executive Officer of UnitedHealthcare in January 2001. From April 1998 to December 2000, he was President of UnitedHealthcare. Prior to April 1998, Mr. Sheehy served in various capacities with UnitedHealth Group, including Chief Executive Officer of United HealthCare of Ohio.

Mr. Wheeler joined UnitedHealth Group in March 1995 and became Chief Executive Officer of Uniprise in May 1998. Prior to May 1998, he served in various capacities with UnitedHealth Group, including Chief Executive Officer, Northeast Health Plans.

Item 2.    Properties

As of December 31, 2002, we leased approximately 6.4 million and owned approximately 500,000 aggregate square feet of space in the United States and Europe. Our leases expire at various dates through May 31, 2025. Our various segments use this space exclusively for their respective business purposes and we believe these current facilities are suitable for their respective uses and are adequate for our anticipated future needs.

Item 3.    Legal Proceedings

In September 1999, a group of plaintiffs’ trial lawyers publicly announced that they were targeting the managed care industry by way of class action litigation. Since that time, several claims against us have been alleged that generally challenge managed care practices, including cost containment mechanisms, disclosure obligations and payment methodologies. These claims are described in the following paragraph. We intend to defend vigorously all of these claims.

In Re: Managed Care Litigation: MDL No. 1334. A multi-district litigation panel has consolidated several litigation cases involving UnitedHealth Group and our affiliates in the Southern District Court of Florida, Miami division. The first of these suits was initiated in February 2000. In December 2000, the UnitedHealth Group litigation was consolidated with litigation involving other industry members for the coordination of pre-trial proceedings. The litigation has been divided into two tracks, with one track comprising consumer claims and the other health care provider claims. Generally, the claims made in this consolidated litigation allege violations of ERISA and RICO in connection with alleged undisclosed policies intended to maximize profits. The litigation also asserts breach of state prompt payment laws and breach of contract claims alleging that UnitedHealth Group affiliates fail to timely reimburse providers for medical services rendered. The consolidated suits seek injunctive, compensatory and equitable relief as well as restitution, costs, fees and interest payments. Following the Court’s initial decisions on industry members’ motions to dismiss the complaints, amended complaints were filed in both tracks. On February 20, 2002, the Court granted in part and denied in part the industry defendants’ motion to dismiss the amended complaint in the consumer track litigation. In significant part, the Court limited the RICO and ERISA claims that could be brought by the plaintiffs, and dismissed entirely the common law claims for civil conspiracy and unjust enrichment. On September 26, 2002, the trial court denied the consumer track plaintiffs’ motion for class certification while granting the health care provider track plaintiffs’ certification motion. Discovery commenced in both tracks of the litigation on September 30, 2002. The Eleventh Circuit granted the industry defendants’ petition seeking review of the district court’s certification order in the health care provider track litigation. On February 24, 2003, the United States Supreme Court heard argument in UnitedHealth Group’s and unaffiliated defendant PacifiCare’s appeal to review the Southern District Court’s decision (affirmed by the Eleventh Circuit) to limit arbitration to only certain of the health care provider track plaintiffs’ claims.

The American Medical Association et al. v. Metropolitan Life Insurance Company, United HealthCare Services, Inc. and UnitedHealth Group. This lawsuit was filed on March 15, 2000, in the Supreme Court of the

State of New York, County of New York. On April 13, 2000, we removed this case to the United States District Court for the Southern District of New York. The suit alleges causes of action based on ERISA, as well as breach of contract and the implied covenant of good faith and fair dealing, deceptive acts and practices, and trade libel in connection with the calculation of reasonable and customary reimbursement rates for non-network providers. The suit seeks declaratory, injunctive and compensatory relief as well as costs, fees and interest payments. An amended complaint was filed on August 25, 2000, which alleged two classes of plaintiffs, an ERISA class and a non-ERISA class. After the Court dismissed certain ERISA claims and the claims brought by the American Medical Association, a third amended complaint was filed. On October 25, 2002, the court granted in part and denied in part our motion to dismiss the third amended complaint. We are engaged in discovery in this matter.

Because of the nature of our business, we are routinely subject to lawsuits alleging various causes of action. Some of these suits may include claims for substantial non-economic, treble or punitive damages. We record liabilities for our estimate of probable costs resulting from these matters. Although the results of pending litigation are always uncertain, we do not believe the results of any such actions, including those described above, or any other types of actions, currently threatened or pending, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

Item 4.    Submission of Matters to a Vote of Security Holders

None.

PART II

Item 5.    Market for Registrant’s Common Equity and Related Stockholder Matters

The information contained under the heading “Investor Information” in our Annual Report to Shareholders for the fiscal year ended December 31, 2002, is incorporated herein by reference. As of March 12, 2003, we had 12,809 shareholders of record.

Item 6.    Selected Financial Data

The information contained under the heading “Financial Highlights” in our Annual Report to Shareholders for the fiscal year ended December 31, 2002, is incorporated herein by reference.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operation

The information contained under the heading “Results of Operations” in the our Annual Report to Shareholders for the fiscal year ended December 31, 2002, is incorporated herein by reference.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk

The information contained under the heading “Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report to Shareholders for the fiscal year ended December 31, 2002, is incorporated herein by reference.

Item 8.    Financial Statements and Supplementary Data

Our consolidated financial statements, together with the Independent Auditors’ Report thereon, appearing on pages 40 through 63 of our Annual Report to Shareholders for the fiscal year ended December 31, 2002, are incorporated herein by reference.

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On May 15, 2002, our Board of Directors and the Audit Committee dismissed Arthur Andersen LLP as our independent public accountants, effective May 15, 2002, and engaged Deloitte & Touche LLP, effective May 16, 2002, to serve as our independent auditors for fiscal year 2002.

Arthur Andersen’s reports on our consolidated financial statements for each of the years ended 2001, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001, 2000 and 1999 and through May 15, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2001 and 2000 and through May 15, 2002, we did not consult with Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

We reported the change in accountants on a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2002. The Form 8-K contained a letter from Arthur Andersen LLP, addressed to the SEC, stating that Arthur Andersen LLP agreed with the statements concerning Arthur Andersen LLP contained in the Form 8-K. This letter is filed as Exhibit 16 to this Form 10-K.

PART III

Item 10.    Directors and Executive Officers of the Registrant

The information included under the headings “Election of Directors” and “Section 16(a) Beneficial Ownership Reporting Compliance” in our definitive proxy statement for our Annual Meeting of Shareholders to be held May 7, 2003, is incorporated herein by reference.

Pursuant to General Instruction G(3) to Form 10-K and Instruction 3 to Item 401(b) of Regulation S-K, information regarding our executive officers is provided in Item 1 of Part I of this Annual Report on Form 10-K under the caption “Executive Officers of the Registrant.”

Item 11.    Executive Compensation

The information included under the heading “Executive Compensation” in our definitive proxy statement for our Annual Meeting of Shareholders to be held May 7, 2003, is incorporated herein by reference.

Item 12.    Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information included under the heading “Security Ownership of Certain Beneficial Owners and Management” in our definitive proxy statement for our Annual Meeting of Shareholders to be held May 7, 2003, is incorporated herein by reference.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	42,961,258	$42.46	32,012,314	(3)
Equity compensation plans not approved by shareholders(2)	—	—	—

Total	42,961,258	$42.46	32,012,314

(1)	Consists of the UnitedHealth Group Incorporated 2002 Stock Incentive Plan, as amended, the 1987 Supplemental Stock Option Plan (no additional options may be granted under this plan), and the 1993 Qualified Employee Stock Purchase Plan, as amended.
(2)	Excludes 240,193 shares underlying stock options assumed by us in connection with our acquisition of the companies under whose plans the options originally were granted. These options have a weighted average exercise price of $30.32 and an average remaining term of approximately 4.66 years. The options are administered pursuant to the terms of the plan under which the option originally was granted. No future options or other awards will be granted under these acquired plans.
(3)	Includes 2,994,494 shares of common stock available for future issuance under the Employee Stock Purchase Plan as of December 31, 2002, and 29,017,820 shares available under the 2002 Stock Incentive Plan as of December 31, 2002. Shares available under the 2002 Stock Incentive Plan may become the subject of future awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards, except that only 6,977,350 of these shares are available for future grants of awards other than stock options or stock appreciation rights.

Item 13.    Certain Relationships and Related Transactions

Information regarding certain relationships and related transactions that appears under the heading “Certain Relationships and Transactions” in our definitive proxy statement for the Annual Meeting of Shareholders to be held May 7, 2003, is incorporated herein by reference.

Item 14.    Controls and Procedures

Within the 90-day period prior to the filing of this report, an evaluation was carried out under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-14(c) under the Securities Exchange Act of 1934). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the design and operation of these disclosure controls and procedures were effective. No significant changes were made in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

PART IV

Item 15.    Exhibits, Financial Statement Schedules and Reports on Form 8-K

(a)1. Financial Statements

The following consolidated financial statements of the Company are included in the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2002 and are incorporated herein by reference:

Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000.

Consolidated Balance Sheets as of December 31, 2002 and 2001.

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2002, 2001 and 2000.

Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000.

Notes to Consolidated Financial Statements.

Independent Auditors’ Reports.

(a)2. Financial Statement Schedules

None

(a)3. Exhibits

3(a)	Articles of Amendment to Second Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

3(b)	Articles of Merger amending the Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)

3(c)	Second Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996)

3(d)	Second Amended and Restated Bylaws of the Company

4(a)	Senior Indenture, dated as of November 15, 1998, between the Company and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (SEC File No. 333-44569))

4(b)	Amendment, dated as of November 6, 2000, to Senior Indenture, dated as of November 15, 1998, between the Company and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

4(c)	Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of certain holders of long-term debt are not filed. The Company agrees to furnish copies thereof to the Securities and Exchange Commission upon request.

*10(a)	UnitedHealth Group Incorporated 2002 Stock Incentive Plan, Amended and Restated Effective May 15, 2002

*10(b)	UnitedHealth Group Incorporated Executive Incentive Plan

*10(c)	UnitedHealth Group Executive Savings Plans (1998 Statement)(incorporated by reference to Exhibit 10(e) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

*10(d)	UnitedHealth Group Directors’ Compensation Deferral Plan (2002 Statement)

*10(e)	Employment Agreement, dated as of October 13, 1999, between United HealthCare Corporation and William W. McGuire, M.D. (incorporated by reference to Exhibit 10(f) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)

*10(f)	Letter to William W. McGuire, M.D., dated as of February 13, 2001, regarding Employment Agreement (incorporated by reference to Exhibit 10(h) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

*10(g)	Employment Agreement dated as of October 13, 1999, between United HealthCare Corporation and Stephen J. Hemsley (incorporated by reference to Exhibit 10(g) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)

*10(h)	Letter to Stephen J. Hemsley, dated as of February 13, 2001, regarding Employment Agreement (incorporated by reference to Exhibit 10(j) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

*10(i)	Employment Agreement, dated as of October 16, 1998, between United HealthCare Services, Inc. and Robert J. Sheehy, as amended (incorporated by reference to Exhibit 10(l) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

*10(j)	Employment Agreement, dated as of October 16, 1998, between United HealthCare Services, Inc. and Lois E. Quam, as amended, and Memorandum of Understanding, effective as of October 11, 1999, between Lois E. Quam and United HealthCare Services, Inc. (incorporated by reference to Exhibit 10(l) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

*10(k)	Employment Agreement, dated as of October 1, 1998, between United HealthCare Services, Inc. and Patrick J. Erlandson (incorporated by reference to Exhibit 10(m) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

*10(l)	Employment Agreement, dated as of October 16, 1998, between United HealthCare Services, Inc. and Jeannine Rivet (incorporated by reference to Exhibit 10(h) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)

*10(m)	Employment Agreement, dated as of May 20, 1998, between United HealthCare Services, Inc. and R. Channing Wheeler (incorporated by reference to Exhibit 10(c) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)

*10(n)	Employment Agreement, dated as of October 16, 1998, between United HealthCare Services, Inc. and David J. Lubben, as amended (incorporated by reference to Exhibit 10(p) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

†10(o)	Information Technology Services Agreement between The MetraHealth Companies, Inc. and Integrated Systems Solutions Corporation dated as of November 1, 1995 (incorporated by reference to Exhibit 10(t) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995)

†10(p)	AARP Health Insurance Agreement by and among American Association of Retired Persons, Trustees of the AARP Insurance Plan and United HealthCare Insurance Company dated as of February 26, 1997 (incorporated by reference to Exhibit 10(p) to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 1996)

†10(q)	First Amendment to the AARP Health Insurance Agreement by and among American Association of Retired Persons, Trustees of the AARP Insurance Plan and United HealthCare Insurance Company effective January 1, 1998 (incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter period ended June 30, 1998)

†10(r)	Second Amendment to the AARP Health Insurance Agreement by and among American Association of Retired Persons, Trustees of the AARP Insurance Plan and United HealthCare Insurance Company effective January 1, 1998 (incorporated by reference to Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)

†10(s)	Amendments to the AARP Health Insurance Agreement by and among American Association of Retired Persons, Trustees of the AARP Insurance Plan and United HealthCare Insurance Company

†10(t)	Information Technology Services Agreement between United HealthCare Services, Inc. and Unisys Corporation dated June 1, 1996 (incorporated by reference to Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998)

†10(u)	Amendments to the Information Technology Services Agreement between United HealthCare Services, Inc. and Unisys Corporation

†10(v)	Pharmacy Benefit Management Agreement between United HealthCare Services, Inc. and Merck Medco Managed Care, L.L.C. dated November 10, 1998 (incorporated by reference to Exhibit 10(v) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

†10(w)	Amendments to Pharmacy Benefit Management Agreement between United HealthCare Services, Inc. and Merck Medco Managed Care, LLC

11	Statement regarding computation of per share earnings (incorporated by reference to the information contained under the heading “Net Earnings Per Common Share” in Note 2 to the Notes to Consolidated Financial Statements included in the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2002 and which is included as part of Exhibit 13 hereto)

13	Portions of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2002

16	Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated May 17, 2002 (incorporated by reference to Exhibit 16 to the Company’s Current Report on Form 8-K/A filed on May 17, 2002)

21	Subsidiaries of the Company

23	Independent Auditors’ Consent

24	Powers of Attorney

99	Certifications pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

†	Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of these Exhibits have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

*	Denotes management contracts and compensation plans in which certain directors and named executive officers participate and which are being filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.

(b) Reports on Form 8-K

The following Current Reports on Form 8-K were filed during the last fiscal quarter of 2002.

8-K dated October 31, 2002, together with a press release announcing the resignation of Walter F. Mondale from the Board of Directors under Item 5 “Other Events and Regulation FD Disclosure.”

8-K dated November 20, 2002, together with a press release announcing an investor conference and confirmation of earnings under Item 9 “Regulation FD Disclosure.”

8-K dated November 26, 2002, together with a press release regarding earnings expectations under Item 9 “Regulation FD Disclosure.”

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 19, 2003

UNITEDHEALTH GROUP INCORPORATED

By	/s/ WILLIAM W. MCGUIRE, M.D.
William W. McGuire, M.D. Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
* William W. McGuire, M.D.	Chairman and Chief Executive Officer (principal executive officer)	March 19, 2003

* Patrick J. Erlandson	Chief Financial Officer (principal financial and accounting officer)	March 19, 2003

* William C. Ballard, Jr.	Director	March 19, 2003

* Richard T. Burke	Director	March 19, 2003

* Stephen J. Hemsley	Director	March 19, 2003

* James A. Johnson	Director	March 19, 2003

* Thomas H. Kean	Director	March 19, 2003

* Douglas W. Leatherdale	Director	March 19, 2003

* Mary O. Mundinger	Director	March 19, 2003

* Robert L. Ryan	Director	March 19, 2003

* Donna E. Shalala	Director	March 19, 2003

* William G. Spears	Director	March 19, 2003

* Gail R. Wilensky	Director	March 19, 2003

*By	/s/ DAVID J. LUBBEN

David J. Lubben As Attorney-in-Fact

CERTIFICATIONS PURSUANT TO SECTION 302 OF THE

SARBANES-OXLEY ACT OF 2002

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, William W. McGuire, M.D., Chairman and Chief Executive Officer of UnitedHealth Group Incorporated, certify that:

1.	I have reviewed this annual report on Form 10-K of UnitedHealth Group Incorporated (the “registrant”);

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ WILLIAM W. MCGUIRE, M.D.
William W. McGuire, M.D. Chairman and Chief Executive Officer

Date:  March 19, 2003

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, Patrick J. Erlandson, Chief Financial Officer of UnitedHealth Group Incorporated, certify that:

1.	I have reviewed this annual report on Form 10-K of UnitedHealth Group Incorporated (the “registrant”);

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ PATRICK J. ERLANDSON
Patrick J. Erlandson Chief Financial Officer

Date:  March 19, 2003

EXHIBIT INDEX

Number	Description
3(a)	Articles of Amendment to Second Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

3(b)	Articles of Merger amending the Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)

3(c)	Second Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996)

3(d)	Second Amended and Restated Bylaws of the Company

4(a)	Senior Indenture, dated as of November 15, 1998, between the Company and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (SEC File No. 333-44569))

4(b)	Amendment, dated as of November 6, 2000, to Senior Indenture, dated as of November 15, 1998, between the Company and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

4(c)	Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of certain holders of long-term debt are not filed. The Company agrees to furnish copies thereof to the Securities and Exchange Commission upon request.

*10(a)	UnitedHealth Group Incorporated 2002 Stock Incentive Plan, Amended and Restated Effective May 15, 2002

*10(b)	UnitedHealth Group Incorporated Executive Incentive Plan

*10(c)	UnitedHealth Group Executive Savings Plans (1998 Statement)(incorporated by reference to Exhibit 10(e) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

*10(d)	UnitedHealth Group Directors’ Compensation Deferral Plan (2002 Statement)

*10(e)	Employment Agreement, dated as of October 13, 1999, between United HealthCare Corporation and William W. McGuire, M.D. (incorporated by reference to Exhibit 10(f) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)

*10(f)	Letter to William W. McGuire, M.D., dated as of February 13, 2001, regarding Employment Agreement (incorporated by reference to Exhibit 10(h) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

*10(g)	Employment Agreement dated as of October 13, 1999, between United HealthCare Corporation and Stephen J. Hemsley (incorporated by reference to Exhibit 10(g) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999)

*10(h)	Letter to Stephen J. Hemsley, dated as of February 13, 2001, regarding Employment Agreement (incorporated by reference to Exhibit 10(j) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

*10(i)	Employment Agreement, dated as of October 16, 1998, between United HealthCare Services, Inc. and Robert J. Sheehy, as amended (incorporated by reference to Exhibit 10(l) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

*10(j)	Employment Agreement, dated as of October 16, 1998, between United HealthCare Services, Inc. and Lois E. Quam, as amended, and Memorandum of Understanding, effective as of October 11, 1999, between Lois E. Quam and United HealthCare Services, Inc. (incorporated by reference to Exhibit 10(l) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

Number	Description
*10(k)	Employment Agreement, dated as of October 1, 1998, between United HealthCare Services, Inc. and Patrick J. Erlandson (incorporated by reference to Exhibit 10(m) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

*10(l)	Employment Agreement, dated as of October 16, 1998, between United HealthCare Services, Inc. and Jeannine Rivet (incorporated by reference to Exhibit 10(h) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998)

*10(m)	Employment Agreement, dated as of May 20, 1998, between United HealthCare Services, Inc. and R. Channing Wheeler (incorporated by reference to Exhibit 10(c) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)

*10(n)	Employment Agreement, dated as of October 16, 1998, between United HealthCare Services, Inc. and David J. Lubben, as amended (incorporated by reference to Exhibit 10(p) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

†10(o)	Information Technology Services Agreement between The MetraHealth Companies, Inc. and Integrated Systems Solutions Corporation dated as of November 1, 1995 (incorporated by reference to Exhibit 10(t) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995)

†10(p)	AARP Health Insurance Agreement by and among American Association of Retired Persons, Trustees of the AARP Insurance Plan and United HealthCare Insurance Company dated as of February 26, 1997 (incorporated by reference to Exhibit 10(p) to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 1996)

†10(q)	First Amendment to the AARP Health Insurance Agreement by and among American Association of Retired Persons, Trustees of the AARP Insurance Plan and United HealthCare Insurance Company effective January 1, 1998 (incorporated by reference to Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter period ended June 30, 1998)

†10(r)	Second Amendment to the AARP Health Insurance Agreement by and among American Association of Retired Persons, Trustees of the AARP Insurance Plan and United HealthCare Insurance Company effective January 1, 1998 (incorporated by reference to Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998)

†10(s)	Amendments to the AARP Health Insurance Agreement by and among American Association of Retired Persons, Trustees of the AARP Insurance Plan and United HealthCare Insurance Company

†10(t)	Information Technology Services Agreement between United HealthCare Services, Inc. and Unisys Corporation dated June 1, 1996 (incorporated by reference to Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998)

†10(u)	Amendments to the Information Technology Services Agreement between United HealthCare Services, Inc. and Unisys Corporation

†10(v)	Pharmacy Benefit Management Agreement between United HealthCare Services, Inc. and Merck Medco Managed Care, L.L.C. dated November 10, 1998 (incorporated by reference to Exhibit 10(v) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000)

†10(w)	Amendments to Pharmacy Benefit Management Agreement between United HealthCare Services, Inc. and Merck Medco Managed Care, LLC

11	Statement regarding computation of per share earnings (incorporated by reference to the information contained under the heading “Net Earnings Per Common Share” in Note 2 to the Notes to Consolidated Financial Statements included in the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2002 and which is included as part of Exhibit 13 hereto)

Number	Description

13	Portions of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2002

16	Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated May 17, 2002 (incorporated by reference to Exhibit 16 to the Company’s Current Report on Form 8-K/A filed on May 17, 2002)

21	Subsidiaries of the Company

23	Independent Auditors’ Consent

24	Powers of Attorney

99	Certifications pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

†	Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of these Exhibits have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
*	Denotes management contracts and compensation plans in which certain directors and named executive officers participate and which are being filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.

ANNEX G

FINANCIAL HIGHLIGHTS

	For the Year Ended December 31,
(in millions, except per share data)	2002	2001	2000		1999		1998
CONSOLIDATED OPERATING RESULTS

Revenues	$25,020	$23,454	$21,122		$19,562		$17,355

Earnings (Loss) From Operations	$2,186	$1,566	$1,200		$943		$(42	)(3)
Net Earnings (Loss)	$1,352	$913	$736	(1)	$568	(2)	$(166)
Net Earnings (Loss) Applicable to Common Shareholders	$1,352	$913	$736		$568		$(214	)(3)
Return on Shareholders’ Equity	33.0%	24.5%	19.8	%(1)	14.1%		na	(3)

Basic Net Earnings (Loss) per Common Share	$4.46	$2.92	$2.27		$1.63		$(0.56)
Diluted Net Earnings (Loss) per Common Share	$4.25	$2.79	$2.19	(1)	$1.60	(2)	$(0.56	)(3)

Common Stock Dividends per Share	$0.03	$0.03	$0.02		$0.02		$0.02

CONSOLIDATED CASH FLOWS FROM OPERATING ACTIVITIES	$2,423	$1,844	$1,521		$1,189		$1,071

CONSOLIDATED FINANCIAL CONDITION (As of December 31)
Cash and Investments	$6,329	$5,698	$5,053		$4,719		$4,424
Total Assets	$14,164	$12,486	$11,053		$10,273		$9,675
Debt	$1,761	$1,584	$1,209		$991		$708
Shareholders’ Equity	$4,428	$3,891	$3,688		$3,863		$4,038
Debt-to-Total-Capital Ratio	28.5%	28.9%	24.7%		20.4%		14.9%

na - not applicable

Financial Highlights and Results of Operations should be read together with the accompanying Consolidated Financial Statements and Notes.

(1)	2000 results include a $14 million net permanent tax benefit related to the contribution of UnitedHealth Capital investments to the United Health Foundation and a $27 million gain ($17 million after tax) related to a separate disposition of UnitedHealth Capital investments. Excluding these items, 2000 net earnings and diluted net earnings per common share were $705 million and $2.10 per share, and return on shareholders’ equity was 19.0%.
(2)	1999 results include a net permanent tax benefit primarily related to the contribution of UnitedHealth Capital investments to the United Health Foundation. Excluding this benefit, net earnings and diluted net earnings per common share were $563 million and $1.59 per share.
(3)	Excluding the operational realignment and other charges of $725 million, $175 million of charges related to contract losses associated with certain Medicare markets and other increases to commercial and Medicare medical costs payable estimates, and the $20 million convertible preferred stock redemption premium from 1998 results, earnings from operations and net earnings applicable to common shareholders would have been $858 million and $509 million, or $1.31 diluted net earnings per common share, and return on shareholders’ equity would have been 11.9%.

G-1

ANNEX H

RESULTS OF OPERATIONS

2002 FINANCIAL PERFORMANCE HIGHLIGHTS

2002 was a record year for UnitedHealth Group as the company continued strong diversified growth across its business segments and realized diluted net earnings per common share of $4.25, up 52% over 2001 on a reported basis and up 38% on a FAS No. 142 comparable reporting basis(1). Other financial performance highlights include:

•	Revenues of $25.0 billion, a 7% increase over 2001.

•	Operating earnings of $2.2 billion, up 40% over 2001 on a reported basis and up 32% on a FAS No. 142 comparable reporting basis.

•	Net earnings of nearly $1.4 billion, a 48% increase over 2001 on a reported basis and a 35% increase on a FAS No. 142 comparable reporting basis.

•	Operating cash flows of more than $2.4 billion, an increase of 31% over 2001.

•	Consolidated operating margin of 8.7%, up from 6.7% in 2001 on a reported basis and up from 7.1% on a FAS No. 142 comparable reporting basis, driven by operational and productivity improvements, improved margins on risk-based products, and a product mix shift from risk-based products to higher-margin, fee-based products.

•	Return on shareholders’ equity of 33.0%, up from 24.5% in 2001 on a reported basis and up from 26.8% on a FAS No. 142 comparable reporting basis.

2002 RESULTS COMPARED TO 2001 RESULTS

CONSOLIDATED FINANCIAL RESULTS

Revenues

Revenues are comprised of premium revenues from risk-based products; service revenues, which primarily include fees for management, administrative and consulting services; and investment and other income.

Premium revenues are derived from risk-based arrangements in which the premium is fixed, typically for a one-year period, and we assume the economic risk of funding health care services and related administrative costs. Service revenues consist primarily of fees derived from services performed for customers that self-insure the medical costs of their employees and their dependents. For both premium risk-based and fee-based customer arrangements, we provide coordination and facilitation of medical services, transaction processing, customer, consumer and care provider services, and access to contracted networks of physicians, hospitals and other health care professionals.

Consolidated revenues increased by approximately $1.6 billion, or 7%, in 2002 to $25.0 billion. Strong growth across our business segments was partially offset by the impact of targeted withdrawals from unprofitable risk-based arrangements with customers using multiple health benefit carriers, and withdrawals and benefit design changes in our Medicare+Choice product offering in certain markets.

(1)	On January 1, 2002, UnitedHealth Group adopted Statement of Financial Accounting Standards (FAS) No. 142, “Goodwill and Other Intangible Assets,” which eliminated the amortization of goodwill. To enhance analysis, the FAS No. 142 comparable reporting basis excludes $93 million ($89 million after tax effect) of goodwill amortization from 2001 results.

Following is a discussion of 2002 consolidated revenue trends for each revenue component.

Premium Revenues    Consolidated premium revenues in 2002 totaled $21.9 billion, an increase of $1.2 billion, or 6%, compared with 2001.

Premium revenues from UnitedHealthcare’s commercial risk-based products increased by approximately $1.2 billion, or 10%, to $12.9 billion in 2002. Average net premium rate increases exceeded 13% on UnitedHealthcare’s renewing commercial risk-based business. This increase was partially offset by the effects of targeted withdrawals from unprofitable risk-based arrangements with customers using multiple health benefit carriers and a shift in product mix from risk-based to fee-based products. During 2002, the number of individuals served by UnitedHealthcare commercial risk-based products decreased by 180,000, or 3%.

Premium revenues from state-sponsored Medicaid and federally sponsored Medicare+Choice programs decreased by $400 million, or 11%, to $3.2 billion in 2002. Premium revenues from Medicare+Choice programs decreased by $850 million to $1.6 billion because of planned withdrawals and benefit design changes in certain markets, undertaken in response to insufficient Medicare program reimbursement rates. Premium revenues from Medicaid programs increased by $450 million to $1.6 billion in 2002. More than half of this increase, $240 million, related to the acquisition of AmeriChoice on September 30, 2002.

The balance of premium revenue growth in 2002 included a $240 million increase in Health Care Services’ premium revenues driven by an increase in the number of individuals served by both Ovations’ Medicare supplement products provided to AARP members and by its Evercare business. In addition, Specialized Care Services realized a $140 million increase in premium revenues in 2002.

Service Revenues    Service revenues in 2002 totaled $2.9 billion, an increase of $404 million, or 16%, over 2001. The increase in service revenues was driven primarily by aggregate growth of 11% in individuals served by Uniprise and UnitedHealthcare under fee-based arrangements. Uniprise and UnitedHealthcare service revenues grew by an aggregate of $230 million during 2002. Additionally, revenues from Ovations’ Pharmacy Services business, established in June 2001, increased by approximately $110 million as it was in operation for the full year in 2002.

Investment and Other Income    Investment and other income in 2002 totaled $220 million, a decrease of $61 million, or 22%, from 2001. Interest income decreased by $32 million due to lower interest yields on investments in 2002 compared with 2001, partially offset by the impact of increased levels of cash and fixed-income investments. Net realized capital losses in 2002 were $18 million, compared to net realized capital gains of $11 million in 2001. The 2002 net realized capital losses were mainly due to sales of investments in debt securities of certain companies in the telecommunications industry and impairments recorded on certain UnitedHealth Capital equity investments. The losses were partially offset by capital gains on sales of investments in other debt securities.

Medical Costs

The combination of pricing, benefit designs, consumer health care utilization and comprehensive care facilitation efforts is reflected in the medical care ratio (medical costs as a percentage of premium revenues).

The consolidated medical care ratio decreased from 85.3% in 2001 to 83.0% in 2002. Excluding the AARP business(1), the medical care ratio decreased by 250 basis points from 83.9% in 2001 to 81.4% in 2002. Approximately 90 basis points of the medical care ratio decrease resulted from targeted withdrawals from unprofitable risk-based arrangements with commercial customers using multiple health benefit carriers and a shift in commercial customer mix, with a larger percentage of premium revenues derived from our small business customers. These employer groups typically have a lower medical care ratio, but carry higher operating costs than larger customers. Additionally, the impact of withdrawals and benefit design changes in certain Medicare markets pertaining to our Medicare+Choice offering improved the medical care ratio by approximately 90 basis points. The balance of the decrease in the medical care ratio was primarily driven by changes in product and business mix, care management activities and net premium rate increases that exceeded overall medical benefit cost increases.

On an absolute dollar basis, consolidated medical costs increased by $548 million, or 3%, over 2001. This increase principally resulted from a rise in medical costs of approximately 12%, or $2.1 billion, driven by the combination of medical cost inflation and increased health care consumption. Partially offsetting this increase, medical costs decreased by approximately $1.4 billion resulting from net reductions in the number of people receiving benefits under our Medicare and commercial risk-based products. The balance of the decrease in medical costs was driven primarily by changes in benefit designs in certain Medicare markets.

Operating Costs

The operating cost ratio (operating costs as a percentage of total revenues) was 17.5% in 2002, compared with 17.0% in 2001. Changes in productivity and revenue mix affect the operating cost ratio. Our fee-based products and services, which are growing at a faster rate than our premium-based products, have much higher operating cost ratios than our premium-based products. In addition, our Medicare business, which has relatively low operating costs as a percentage of revenues, has decreased in size relative to our overall operations. Using a revenue mix comparable to 2001, the 2002 operating cost ratio would have decreased by approximately 20 basis points, representing the equivalent of a $50 million year-over-year reduction in operating costs. This decrease was principally driven by operating cost efficiencies derived from process improvements, technology deployment and cost management initiatives, primarily in the form of reduced labor and occupancy costs supporting our transaction processing and customer service, billing and enrollment functions. The impact of these efficiencies was partially offset by the incremental costs associated with the development, deployment, adoption and maintenance of new technology releases as well as increased business self-insurance costs during 2002.

On an absolute dollar basis, operating costs increased by $408 million, or 10%, over 2001. This increase was driven by a 7% increase in total individuals served by Health Care Services and Uniprise during 2002, general operating cost inflation and the additional costs associated with acquired businesses.

(1)	Premium revenues and medical costs from the AARP business were $3.7 billion and $3.4 billion, respectively, in 2002 and $3.6 billion and $3.3 billion, respectively, in 2001. Underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund as described in Note 4 to the Consolidated Financial Statements.

Depreciation and Amortization

Depreciation and amortization was $255 million in 2002 and $265 million in 2001. This decrease was due to $93 million of amortization expense in 2001 recorded for goodwill, which is no longer amortized in 2002 pursuant to FAS No. 142. This decrease was largely offset by $83 million of additional depreciation and amortization resulting from higher levels of equipment and capitalized software as a result of technology enhancements and business growth.

Income Taxes

Our effective income tax rate was 35.5% in 2002 and 38.0% in 2001. The decrease was primarily due to the impact of non-tax-deductible goodwill amortization that is no longer amortized for financial reporting purposes, as required by FAS No. 142. Assuming FAS No. 142 was effective during 2001, the effective tax rate would have been approximately 36.0% during 2001.

BUSINESS SEGMENTS

The following summarizes the operating results of our business segments for the years ended December 31 (in millions):

REVENUES	2002	2001	Percent Change
Health Care Services	$21,644	$20,494	6%
Uniprise	2,713	2,462	10%
Specialized Care Services	1,509	1,254	20%
Ingenix	491	447	10%
Corporate and Eliminations	(1,337)	(1,203)	nm

Consolidated Revenues	$25,020	$23,454	7%

EARNINGS FROM OPERATIONS	2002	2001		Percent Change(1)
		Reported	Adjusted(1)
Health Care Services	$1,336	$944	$982	36%
Uniprise	509	374	402	27%
Specialized Care Services	286	214	220	30%
Ingenix	55	48	69	(20)%

Total Operating Segments	2,186	1,580	1,673	31%
Corporate	—	(14)	(14)	nm

Consolidated Earnings From Operations	$2,186	$1,566	$1,659	32%

nm — not meaningful

(1)	Adjusted to exclude $93 million of amortization expense associated with goodwill. Pursuant to FAS No. 142, which we adopted effective January 1, 2002, goodwill is no longer amortized. Where applicable, the percent change is calculated comparing the 2002 results to the 2001 “Adjusted” results.

Health Care Services

The Health Care Services segment consists of the UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare coordinates network-based health and well-being services on behalf of local employers and consumers. Ovations delivers health and well-being services for Americans age 50 and older. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries.

Health Care Services posted record revenues of $21.6 billion in 2002, an increase of approximately $1.2 billion, or 6%, over 2001. The increase in revenues primarily resulted from an increase of approximately $1.2 billion in UnitedHealthcare’s commercial premium revenues. This was driven by average net premium rate increases in excess of 13% on renewing commercial risk-based business, partially offset by the effects of targeted withdrawals from unprofitable risk-based arrangements with commercial customers using multiple health benefit carriers. Premium revenues from Medicaid programs increased by $450 million in 2002, of which $240 million related to the acquisition of AmeriChoice on September 30, 2002. Offsetting these increases, Medicare+Choice premium revenues decreased by $850 million as a result of planned withdrawals and benefit design changes in certain markets in response to insufficient Medicare program reimbursement rates. The balance of Health Care Services’ revenue growth in 2002 includes a $240 million increase in Ovations’ revenues driven by an increase in individuals served by both its Medicare supplement products provided to AARP members and its Evercare business, and a $140 million increase in revenues from its Pharmacy Services business, established in June 2001.

Health Care Services realized earnings from operations of $1.3 billion in 2002, an increase of $392 million, or 42%, over 2001 on a reported basis, and an increase of $354 million, or 36%, over 2001 on a FAS No. 142 comparable reporting basis. This increase primarily resulted from improved gross margins on UnitedHealthcare’s commercial risk-based products, revenue growth and operating cost efficiencies derived from process improvements, technology deployment and cost management initiatives, principally in the form of reduced labor and occupancy costs supporting transaction processing and customer service, billing and enrollment functions. Health Care Services’ operating margin increased to 6.2% in 2002 from 4.6% on a reported basis and from 4.8% on a FAS No. 142 comparable reporting basis in 2001. This increase was driven by a combination of an improved medical care ratio, productivity improvements and a shift in product mix from risk-based products to higher-margin, fee-based products.

UnitedHealthcare’s commercial medical care ratio decreased by 230 basis points from 84.1% in 2001 to 81.8% in 2002. Approximately 130 basis points of the commercial medical care ratio decrease resulted from targeted withdrawals from unprofitable risk-based arrangements with commercial customers using multiple carriers and a shift in commercial customer mix, with a larger percentage of premium revenues derived from small business customers. These employer groups typically have a lower medical care ratio, but carry higher operating costs than larger customers. The balance of the decrease in the commercial medical care ratio was primarily driven by changes in product mix, care management activities and net premium rate increases that exceeded overall medical benefit cost increases.

The number of individuals served by UnitedHealthcare’s commercial products increased by 230,000, or 3%, during 2002. This included an increase of 410,000, or 18%, in the number of individuals served with fee-based products, driven by new customer relationships and customers converting from risk-based products during 2002. This increase was partially offset by a decrease of 180,000, or 3%, in individuals served by risk-based products, driven by customers converting to self-funded, fee-based arrangements and UnitedHealthcare’s targeted withdrawal of risk-based product offerings from unprofitable arrangements with customers using multiple health benefit carriers.

UnitedHealthcare’s year-over-year Medicare enrollment decreased 35% because of market withdrawals and benefit design changes. These actions were taken in response to insufficient Medicare program reimbursement rates in specific counties and were intended to preserve profit margins and better position the Medicare program for long-term success. UnitedHealthcare will continue to evaluate Medicare markets and, where necessary, take actions that may result in further withdrawals of Medicare product offerings or reductions in enrollment, when and as permitted by its contracts with CMS (Centers for Medicare and Medicaid Services).

UnitedHealthcare’s year-over-year Medicaid enrollment increased by 390,000, largely due to the acquisition of AmeriChoice on September 30, 2002, which served approximately 360,000 individuals as of the acquisition date.

The following table summarizes individuals served, by major market segment and funding arrangement, as of December 31(1):

(in thousands)	2002	2001
Commercial
Risk-Based	5,070	5,250
Fee-Based	2,715	2,305

Total Commercial	7,785	7,555

Medicare	225	345
Medicaid	1,030	640

Total Government Programs	1,255	985

Total	9,040	8,540

(1)	Excludes individuals served by Ovations’ Medicare supplement products provided to AARP members.

Uniprise

Uniprise provides health and well-being access and services, business-to-business transaction processing services, consumer connectivity and technology support services to large employers and health plans. Uniprise revenues were $2.7 billion in 2002, up $251 million, or 10%, over 2001. This increase was driven primarily by an 8% increase in Uniprise’s customer base. Uniprise served 8.6 million individuals as of December 31, 2002, and 8.0 million individuals as of December 31, 2001.

Uniprise earnings from operations grew by $135 million, or 36%, over 2001 on a reported basis, and by $107 million, or 27%, over 2001 on a FAS No. 142 comparable reporting basis. Operating margin improved to 18.8% in 2002 from 15.2% on a reported basis and from 16.3% on a FAS No. 142 comparable reporting basis in 2001. Uniprise has expanded its operating margin through operating cost efficiencies derived from process improvements, technology deployment and cost management initiatives, primarily in the form of reduced labor and occupancy costs supporting its transaction processing and customer service, billing and enrollment functions. Additionally, Uniprise’s infrastructure can be scaled efficiently, allowing its business to grow revenues at a proportionately higher rate than the associated growth in operating expenses.

Specialized Care Services

Specialized Care Services is a portfolio of health and well-being businesses, each serving a specialized market need with a unique blend of benefits, networks, services and resources. Specialized Care Services had revenues of $1.5 billion in 2002, an increase of $255 million, or 20%, over 2001. This increase was principally driven by $140 million of revenue growth from Spectera, its vision care benefits business acquired in October 2001, and an increase in the number of individuals served by United Behavioral Health, its mental health benefits business, and Dental Benefit Providers, its dental services business.

Earnings from operations reached $286 million in 2002, an increase over 2001 of $72 million, or 34%, on a reported basis and $66 million, or 30%, on a FAS No. 142 comparable reporting basis. Specialized Care Services’ operating margin increased to 19.0% in 2002, up from 17.1% on a reported basis and from 17.5% on a FAS No. 142 comparable reporting basis in 2001. This increase was driven by operational and productivity improvements, partially offset by a shifting business mix toward higher revenue, lower margin products. With the continuing growth of this segment, we have begun consolidating production and service operations to a segment-wide service and production infrastructure to improve service quality and consistency and enhance productivity and efficiency.

Ingenix

Ingenix is an international leader in the field of health care data analysis and application, serving pharmaceutical companies, health insurers and other payers, health care providers, large employers and governments. Revenues were $491 million in 2002, an increase of $44 million, or 10%, over 2001. This was the result of strong new business growth in the health information business and revenues from acquired businesses, partially offset by reduced revenues in the pharmaceutical services business.

Earnings from operations were $55 million, up $7 million, or 15%, over 2001 on a reported basis, and down $14 million, or 20%, from 2001 on a FAS No. 142 comparable reporting basis. Operating margin was 11.2% in 2002, up from 10.7% in 2001 on a reported basis, and down from 15.4% on a FAS No. 142 comparable reporting basis. The reduction in earnings from operations and operating margin on a FAS No. 142 comparable reporting basis was due to cancellations and delays of certain clinical research trials by pharmaceutical clients, which have been affected by weak industry-specific conditions. This reduction was partially offset by strong business growth and slightly expanding margins in the health information business.

Corporate

Corporate includes costs for certain company-wide process improvement initiatives, net expenses from charitable contributions to the United Health Foundation and eliminations of intersegment transactions. The decrease in corporate expenses of $14 million from 2001 to 2002 reflects the completion during 2001 of certain company-wide process improvement initiatives.

2001 RESULTS COMPARED TO 2000 RESULTS

CONSOLIDATED FINANCIAL RESULTS

Revenues

Consolidated revenues increased by 11% in 2001 to $23.5 billion. Strong and balanced growth across all business segments was partially offset by the impact of planned exits in 2000 from UnitedHealthcare’s commercial businesses in the Pacific Coast region, the withdrawal of its Medicare+Choice product offering from targeted counties and the closure of Uniprise’s Medicare fiscal intermediary operations. Following is a discussion of 2001 consolidated revenue trends for each revenue component.

Premium Revenues    Consolidated premium revenues in 2001 totaled $20.7 billion, an increase of $1.8 billion, or 9%, compared with 2000. This increase was primarily driven by average net premium rate increases in excess of 13% on UnitedHealthcare’s renewing commercial risk-based business, partially offset by the impact of business and market exits.

Service Revenues    Service revenues in 2001 totaled $2.5 billion, an increase of $526 million, or 27%, over 2000. The overall increase in service revenues was primarily the result of 20% growth in Uniprise’s customer base, growth in UnitedHealthcare’s fee-based business, and establishment of the Ovations Pharmacy Services business in June 2001.

Investment and Other Income    Investment and other income in 2001 totaled $281 million, an increase of $49 million over 2000. Lower interest yields on investments in 2001 compared with 2000 were substantially offset by the impact of increased levels of cash and fixed-income investments in 2001. Net realized capital gains in 2001 were $11 million, compared to net realized capital losses of $34 million in 2000.

Medical Costs

The consolidated medical care ratio decreased from 85.4% in 2000 to 85.3% in 2001. Excluding the AARP business, the medical care ratio was 83.9% in both 2000 and 2001, as net premium rate increases were generally well matched with increases in medical benefit costs.

On an absolute dollar basis, medical costs increased $1.5 billion, or 9%, over 2000. The increase was driven by medical cost inflation, increased health care consumption patterns, benefit changes and product mix changes.

Operating Costs

The operating cost ratio was 17.0% in 2001, compared with 16.7% in 2000. Changes in productivity and revenue mix affect the operating cost ratio. For many of our faster-growing businesses, most direct costs of revenue are included in operating costs, not medical costs. Using a revenue mix comparable to 2000, the 2001 operating cost ratio would have decreased by approximately 70 basis points. This decrease was principally driven by operating cost efficiencies derived from process improvements, technology deployment and cost management initiatives, primarily in the form of reduced labor and occupancy costs supporting our transaction processing and customer service, billing and enrollment functions. Additionally, because our infrastructure can be scaled efficiently, we have been able to grow revenues at a proportionately higher rate than associated expenses.

On an absolute dollar basis, operating costs increased by $459 million, or 13%, over 2000. This increase reflected additional costs to support product and technology development initiatives, general operating cost inflation and the 10% increase in individuals served by Health Care Services and Uniprise in 2001. These increases were partially offset by productivity and technology improvements discussed above.

Depreciation and Amortization

Depreciation and amortization was $265 million in 2001 and $247 million in 2000. This increase resulted primarily from higher levels of capital expenditures to support business growth and technology enhancements, as well as the amortization of goodwill and other intangible assets related to acquisitions.

Income Taxes

The 2000 income tax provision includes nonrecurring tax benefits primarily related to the contribution of UnitedHealth Capital investments to the United Health Foundation. Excluding nonrecurring tax benefits, our effective income tax rate was 38.0% in 2001 and 37.5% in 2000.

BUSINESS SEGMENTS

The following summarizes the operating results of our business segments for the years ended December 31 (in millions):

REVENUES	2001	2000	Percent Change
Health Care Services	$20,494	$18,696	10%
Uniprise	2,462	2,140	15%
Specialized Care Services	1,254	974	29%
Ingenix	447	375	19%
Corporate and Eliminations	(1,203)	(1,063)	nm

Consolidated Revenues	$23,454	$21,122	11%

EARNINGS FROM OPERATIONS	2001	2000	Percent Change
Health Care Services	$944	$739	28%
Uniprise	374	289	29%
Specialized Care Services	214	174	23%
Ingenix	48	32	50%

Total Operating Segments	1,580	1,234	28%
Corporate	(14)	(34)	nm

Consolidated Earnings From Operations	$1,566	$1,200	31%

nm — not meaningful

Health Care Services

The Health Care Services segment posted revenues of $20.5 billion in 2001, an increase of $1.8 billion, or 10%, over 2000. This increase resulted from average net premium rate increases in excess of 13% on UnitedHealthcare’s renewing commercial risk-based business, partially offset by the impact of UnitedHealthcare’s targeted exits in 2000 from its commercial businesses in the Pacific Coast region and the withdrawal of its Medicare+Choice product offering from certain counties.

Health Care Services had earnings from operations of $944 million in 2001, an increase of $205 million, or 28%, over 2000. This increase resulted from revenue growth and stable gross margins on UnitedHealthcare’s commercial business and operating cost efficiencies from process improvement, technology deployment and cost management initiatives. Health Care Services’ operating margin increased to 4.6% in 2001 from 4.0% in 2000, driven by the productivity improvements described above and a shift in product mix from risk-based products to higher-margin, fee-based products.

UnitedHealthcare’s commercial medical care ratio remained flat compared with 2000 at 84.1%, as net premium rate increases were generally well matched with increases in overall medical benefit costs.

The number of individuals served by UnitedHealthcare commercial products increased by 135,000, or 2%, during 2001. This included an increase of 380,000 in the number of individuals served with fee-based products as a result of customers converting from risk-based products and new customer relationships established in 2001. This increase was partially offset by a 245,000 decrease in individuals served by risk-based products, driven by customers converting to self-funded, fee-based arrangements and UnitedHealthcare’s targeted withdrawal of its risk-based product offerings from unprofitable arrangements with customers using multiple health benefit carriers.

UnitedHealthcare’s year-over-year Medicare enrollment decreased by 15% in 2001 because of targeted market withdrawals and benefit design changes in response to insufficient Medicare program reimbursement rates.

The following table summarizes individuals served, by major market segment and funding arrangement, as of December 31(1):

(in thousands)	2001	2000
Commercial
Risk-Based	5,250	5,495
Fee-Based	2,305	1,925

Total Commercial	7,555	7,420

Medicare	345	405
Medicaid	640	550

Total Government Programs	985	955

Total	8,540	8,375

(1)	Excludes individuals served by Ovations’ Medicare supplement products provided to AARP members.

Uniprise

Uniprise revenues were $2.5 billion in 2001, up $322 million, or 15%, over 2000. This increase was driven primarily by continued growth in Uniprise’s customer base, which had a 20% increase in the number of individuals served. Uniprise served 8.0 million individuals as of December 31, 2001, and 6.7 million individuals as of December 31, 2000. Uniprise’s earnings from operations grew by $85 million, or 29%, over 2000 as a result of the increased revenues. The operating margin improved to 15.2% in 2001 from 13.5% in 2000. As revenues have increased, Uniprise has expanded its operating margin by improving productivity through process improvement initiatives and deployment of technology. Additionally, Uniprise’s infrastructure can be scaled efficiently, allowing its business to grow revenues at a proportionately higher rate than the associated growth in operating expenses.

Specialized Care Services

Specialized Care Services had revenues of $1.3 billion in 2001, an increase of $280 million, or 29%, over 2000. This increase was driven primarily by an increase in the number of individuals served by United Behavioral Health, and an increase in specialized services purchased by customers of Uniprise and UnitedHealthcare. Earnings from operations reached $214 million in 2001, an increase of 23% over 2000. Specialized Care Services’ operating margin decreased from 17.9% in 2000 to 17.1% in 2001. The decrease in operating margin was the result of a shifting product mix, with a larger percentage of revenues coming from businesses with higher revenues per individual served and lower percentage operating margins.

Ingenix

Revenues were $447 million in 2001, an increase of $72 million, or 19%, over 2000. This increase reflected growth in both the health information and pharmaceutical services businesses. Earnings from operations were $48 million, up 50% over 2000. Operating margin increased to 10.7% in 2001 from 8.5% in 2000, principally as a result of revenue growth and improved productivity.

Corporate

The decrease of $20 million in 2001 corporate expenses reflected lower company-wide process improvement expenses in 2001 compared to 2000, as certain process improvement initiatives were completed in 2001.

FINANCIAL CONDITION AND LIQUIDITY AT DECEMBER 31, 2002

LIQUIDITY

We manage our cash, investments and capital structure so we are able to meet the short- and long-term obligations of our business while maintaining financial flexibility and liquidity. We forecast, analyze and monitor our cash flows to enable prudent investment and financing within the confines of our financial strategy, such as our self-imposed limit of 30% on our debt-to-total-capital ratio (calculated as the sum of commercial paper and debt divided by the sum of commercial paper, debt and shareholders’ equity).

A majority of the assets held by our regulated subsidiaries are in the form of cash, cash equivalents and investments. After considering expected cash flows from operating activities, we generally invest monies of regulated subsidiaries that exceed our near-term obligations in longer term, investment grade marketable debt securities, to improve our overall investment return. Factors we consider in making these investment decisions include our board of directors’ approved investment policy, regulatory limitations, return objectives, tax implications, risk tolerance and maturity dates. Our long-term investments are also available for sale to meet short-term liquidity and other needs. Monies in excess of the capital needs of our regulated entities are paid to their non-regulated parent companies, typically in the form of dividends, for general corporate use, when and as permitted by applicable regulations.

Our non-regulated businesses also generate significant cash from operations. Also, we issue long-term debt and commercial paper with staggered maturity dates and have available credit facilities. These additional sources of liquidity allow us to maintain further operating and financial flexibility. Because of this flexibility, we typically maintain low cash and investment balances in our non-regulated companies. Cash in these entities is generally used to reinvest in our businesses in the form of capital expenditures, to expand the depth and breadth of our services through business acquisitions, and to repurchase shares of our common stock, depending on market conditions.

Cash generated from operating activities, our primary source of liquidity, is principally from net earnings, excluding depreciation and amortization. As a result, any future decline in our profitability may have a negative impact on our liquidity. The availability of financing in the form of debt or equity is influenced by many factors, including our profitability, operating cash flows, debt levels, debt ratings, contractual restrictions, regulatory requirements and market conditions. We believe that our strategies and actions toward maintaining financial flexibility mitigate much of this risk.

CASH AND INVESTMENTS

During 2002, we generated cash from operations of more than $2.4 billion, an increase of $579 million, or 31%, over 2001. The increase in operating cash flows primarily resulted from an increase of $429 million in net earnings excluding depreciation and amortization expense.

We maintained a strong financial condition and liquidity position, with cash and investments of $6.3 billion at December 31, 2002. Total cash and investments increased by $631 million since December 31, 2001, primarily resulting from strong cash flows from operations and acquisitions requiring maintenance of incremental regulated capital, partially offset by common stock repurchases, capital expenditures and business acquisitions.

As further described under “Regulatory Capital and Dividend Restrictions,” many of our subsidiaries are subject to various government regulations that restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. At December 31, 2002, approximately $280 million of our $6.3 billion of cash and investments was held by non-regulated subsidiaries. Of this amount, approximately $130 million was available for general corporate use, including acquisitions and share repurchases. The remaining $150 million consists primarily of public and non-public equity securities held by UnitedHealth Capital, our investment capital business.

FINANCING AND INVESTING ACTIVITIES

We use commercial paper and debt to maintain adequate operating and financial flexibility. As of December 31, 2002 and 2001, we had commercial paper and debt outstanding of $1.8 billion and $1.6 billion, respectively. Our debt-to-total-capital ratio was 28.5% and 28.9% as of December 31, 2002 and 2001, respectively. We expect to maintain our debt-to-total-capital ratio between 25% and 30%. Within this range, we believe our cost of capital and return on shareholders’ equity are optimized, while maintaining a prudent level of leverage and liquidity.

In January 2002, we issued $400 million of 5.2% fixed-rate notes due January 2007. We used proceeds from this borrowing to repay commercial paper and for general corporate purposes, including working capital, capital expenditures, business acquisitions and share repurchases. When we issued these notes, we entered into short-term LIBOR-based (London Interbank Offered Rate) variable interest rate swap agreements for $200 million of the above notes. At December 31, 2002, the rate used to accrue interest expense on these swaps was approximately 1.4%.

As of December 31, 2002, we had outstanding commercial paper of $461 million and current maturities of long-term debt of $350 million. We intend to issue new term debt during the first half of 2003, subject to favorable market conditions, and commercial paper, as necessary during 2003, to finance the repayment of these obligations. As noted below, we believe that we have sufficient flexibility to obtain additional financing in the public or private markets.

We have credit arrangements for $900 million that support our commercial paper program. These credit arrangements include a $450 million revolving facility that expires in July 2005, and a $450 million, 364-day facility that expires in July 2003. We also have the capacity to issue approximately $200 million of extendible commercial notes (ECNs). As of December 31, 2002 and 2001, we had no amounts outstanding under our credit facilities or ECNs.

Our debt arrangements and credit facilities contain various covenants, the most restrictive of which require us to maintain a debt-to-total-capital ratio below 45% and to exceed specified minimum interest coverage levels. We are in compliance with the requirements of all debt covenants.

Our senior debt is rated “A” by Standard & Poor’s (S&P) and Fitch, and “A3” by Moody’s. Our commercial paper and ECN programs are rated “A-1” by S&P, “F-1” by Fitch, and “P-2” by Moody’s. Consistent with our intention of maintaining our senior debt ratings in the “A” range, we intend to maintain our debt-to-total-capital ratio at 30% or less. A significant downgrade in our debt and commercial paper ratings would likely adversely affect our borrowing capacity and costs.

The remaining issuing capacity of all securities covered by our S-3 shelf registration statement (for common stock, preferred stock, debt securities and other securities) is $450 million. We may publicly offer such securities from time to time at prices and terms to be determined at the time of offering. We also have an S-4 acquisition shelf registration statement under which we have remaining issuing capacity of approximately 5.6 million shares of our common stock in connection with acquisition activities.

During 2002 and 2001, we invested $419 million and $425 million, respectively, in property, equipment, capitalized software and information technology hardware. These investments were made to support business growth, operational and cost efficiencies, service improvements and technology enhancements.

Effective September 30, 2002, we acquired AmeriChoice Corporation (AmeriChoice), a leading organization engaged in facilitating health care benefits and services for Medicaid beneficiaries in the states of New York, New Jersey and Pennsylvania. We are integrating our existing Medicaid business with AmeriChoice, creating efficiencies from the consolidation of health care provider networks, technology platforms and operations. We issued 5.3 million shares of our common stock with a fair value of approximately $480 million in exchange for 93.5% of the outstanding AmeriChoice common stock. We issued vested stock options with a fair value of approximately $15 million in exchange for outstanding stock options held by AmeriChoice employees, and we paid cash of approximately $82 million, mainly to pay off existing AmeriChoice debt. We will acquire the remaining minority interest after five years at a value based on a multiple of the earnings of the combined Medicaid business. We have the option to acquire the minority interest at an earlier date if specific events occur, such as the termination or resignation of key AmeriChoice employees.

Under our board of directors’ authorization, we maintain a common stock repurchase program. Repurchases may be made from time to time at prevailing prices, subject to certain restrictions on volume, pricing and timing. During 2002, we repurchased 22.3 million shares at an aggregate cost of approximately $1.8 billion. As of December 31, 2002, we had board of directors’ authorization to purchase up to an additional 16.5 million shares of our common stock.

As a limited part of our share repurchase activities, we had entered into purchase agreements with an independent third party to purchase shares of our common stock at various times and prices. In May 2002, the share purchase agreements were terminated, and we elected to receive shares of our common stock from the third party as settlement consideration. The favorable settlement amount was not material and was recorded through additional paid-in capital. We currently have no outstanding purchase agreements with respect to our common stock.

On February 11, 2003, the board of directors approved an annual dividend for 2003 of $0.03 per share. The dividend will be paid on April 17, 2003, to shareholders of record at the close of business on April 1, 2003.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table summarizes future obligations due by period as of December 31, 2002, under our debt agreements, lease obligations and other commercial commitments (in millions):

	2003	2004 to 2005	2006 to 2007	Thereafter	Total
Debt and Commercial Paper(1)	$811	$550	$400	$—	$1,761
Operating Leases	109	179	142	190	620
Unconditional Purchase Obligations(2)	40	44	17	—	101

Total Contractual Obligations	$960	$773	$559	$190	$2,482

(1)	Debt payments could be accelerated upon violation of debt covenants. We believe the likelihood of a debt covenant violation is remote.
(2)	Amounts represent minimum purchase commitments under existing service agreements.

Currently, we do not have any other material definitive commitments that require cash resources; however, we continually evaluate opportunities to expand our operations. This includes internal development of new products, programs and technology applications and may include acquisitions.

AARP

In January 1998, we initiated a 10-year contract to provide insurance products and services to members of AARP. Under the terms of the contract, we are compensated for transaction processing and other services as well as for assuming underwriting risk. We are also engaged in product development activities to complement the insurance offerings under this program. Premium revenues from our portion of the AARP insurance offerings were approximately $3.7 billion in 2002, $3.6 billion in 2001 and $3.5 billion in 2000.

The underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund (RSF), which is reported in Other Policy Liabilities in the accompanying Consolidated Balance Sheets. The company is at risk for underwriting losses to the extent cumulative net losses exceed the balance in the RSF. We may recover RSF deficits, if any, from gains in future contract periods. To date, we have not been required to fund any underwriting deficits. We believe the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.

The effects of changes in balance sheet amounts associated with the AARP program accrue to AARP policyholders through the RSF balance. Accordingly, we do not include the effect of such changes in our Consolidated Statements of Cash Flows.

REGULATORY CAPITAL AND DIVIDEND RESTRICTIONS

We conduct a significant portion of our operations through companies that are subject to standards established by the National Association of Insurance Commissioners (NAIC). These standards, among other things, require these subsidiaries to maintain specified levels of statutory capital, as defined by each state, and restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. Generally, the amount of dividend distributions that may be paid by a regulated subsidiary, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory net income and statutory capital and surplus. The agencies that assess our creditworthiness also consider capital adequacy levels when establishing our debt ratings. Consistent with our intent to maintain our senior debt ratings in the “A” range, we maintain an aggregate statutory capital level for our regulated subsidiaries that is significantly higher than the minimum level regulators require. As of December 31, 2002, our regulated subsidiaries had aggregate statutory capital of approximately $2.5 billion, which is significantly more than the aggregate minimum regulatory requirements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Critical accounting policies are those policies that require management to make the most challenging, subjective or complex judgments, often because they must estimate the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting policies involve judgments and uncertainties that are sufficiently sensitive to result in materially different results under different assumptions and conditions. We believe our most critical accounting policies are those described below. For a detailed discussion of these and other accounting policies, see Note 2 to the Consolidated Financial Statements.

REVENUES

Revenues are principally derived from health care insurance premiums. We recognize premium revenues in the period eligible individuals are entitled to receive health care services. Customers are typically billed monthly at a contracted rate per eligible person multiplied by the total number of people eligible to receive services, as recorded in our records. Employer groups generally provide us with changes to their eligible population one month in arrears. Each billing includes an adjustment for prior month changes in eligibility status that were not reflected in our previous billing. We estimate and adjust the current period’s revenues and accounts receivable accordingly. Our estimates are based on historical trends, premiums billed, the level of contract renewal activity and other relevant information. We also estimate the amount of uncollectible receivables each period and record valuation allowances based on historical collection rates, the age of unpaid amounts, and information about the creditworthiness of the customers. We revise estimates of revenue adjustments and uncollectible accounts receivable each period, and record changes in the period they become known.

MEDICAL COSTS

A substantial portion of our medical costs payable is based on estimates, which include estimates for the costs of health care services eligible individuals have received under risk-based arrangements but for which claims have not yet been submitted, and estimates for the costs of claims we have received but have not yet processed. We develop medical costs payable estimates using consistently applied actuarial methods based on historical claim submission and payment data, cost trends, utilization of health care services, contracted service rates, customer and product mix, and other relevant factors.

Over time, as actual claim costs and more current information become available, our estimated liability for medical costs payable develops either favorably, with revised payable estimates less than originally reported medical costs payable, or unfavorably, with revised payable estimates more than originally reported medical costs payable. We include the impacts of changes in estimates in the operating results of the period in which we identify the changes.

Each period, our operating results include the effects of revisions in estimates related to all prior periods, based on actual claims processed and paid. Changes in estimates may relate to the prior fiscal year or to prior quarterly reporting periods within the same fiscal year. Changes in estimates for prior quarterly reporting periods within the same fiscal year have no impact on total medical costs reported for that fiscal year. In contrast, changes in medical costs payable estimates for prior fiscal years that are identified in the current year affect total medical costs reported for the current fiscal year.

Our medical costs payable estimates as of December 31, 2001, 2000 and 1999 each developed favorably in the subsequent fiscal year by approximately $70 million, $30 million and $15 million, respectively, representing earnings from operations of 3.2% in 2002, 1.9% in 2001 and 1.3% in 2000. Favorable development of prior year medical costs payable estimates represented 0.5%, 0.2%, and 0.1% of medical costs in 2002, 2001 and 2000, respectively, and 2.7%, 1.2%, and 0.7% of medical costs payable as of December 31, 2001, 2000, and 1999, respectively. Management does not believe the changes in medical costs payable estimates described above were significant in relation to earnings from operations, medical costs or medical costs payable. Amounts related to the AARP business were excluded from these calculations since the underwriting gains and losses associated with this business are recorded as an increase or decrease to a rate stabilization fund. For additional information regarding the components of the change in medical costs payable for the years ended December 31, 2002, 2001 and 2000, see Note 7 of the consolidated financial statements.

Our estimate of medical costs payable represents management’s best estimate of the company’s liability for unpaid medical costs as of December 31, 2002, developed using consistently applied actuarial methods. Management believes the amount of medical costs payable is reasonable and adequate to cover the company’s liability for unpaid claims as of December 31, 2002; however, actual claim payments may differ from established estimates. Assuming a hypothetical 1% difference between our December 31, 2002 estimates of medical costs payable and actual costs payable, excluding the AARP business, 2002 earnings from operations would increase or decrease by approximately $28 million and basic and diluted net earnings per common share would increase or decrease by approximately $0.06 per share.

INVESTMENTS

As of December 31, 2002, we had approximately $5.2 billion of investments, primarily held in marketable debt securities. Our investments are principally classified as available for sale and are recorded at fair value. We exclude unrealized investment gains and losses from earnings and report them together as a separate component in shareholders’ equity. We continually monitor the difference between the cost and fair value of our investments. If any of our investments experience a decline in fair value that is determined to be other than temporary, based on analysis of relevant factors, we record a realized loss in our Consolidated Statement of Operations. Management judgment is involved in evaluating whether a decline in an investment’s fair value is other than temporary. New information and the passage of time can change these judgments. We revise impairment judgments when new information becomes known, and record any resulting impairment charges at that time. We manage our investment portfolio to limit our exposure to any one issuer or industry, and largely limit our investments to U.S. Government and Agency securities, state and municipal securities, and corporate debt obligations that are investment grade.

LONG-LIVED ASSETS

As of December 31, 2002 and 2001, we had long-lived assets, including goodwill, other intangible assets, and property, equipment and capitalized software, of $4.4 billion and $3.6 billion, respectively. We review these assets for events and changes in circumstances that would indicate we might not recover their carrying value. In assessing the recoverability of our long-lived assets, we must make assumptions regarding estimated future utility and cash flows and other internal and external factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets.

CONTINGENT LIABILITIES

Because of the nature of our businesses, we are routinely involved in various disputes, legal proceedings and governmental audits and investigations. We record liabilities for our estimates of the probable costs resulting from these matters. Our estimates are developed in consultation with outside legal counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and considering our insurance coverages, if any, for such matters. We do not believe any matters currently threatened or pending will have a material adverse effect on our consolidated financial position or results of operations. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates or assumptions.

INFLATION

The current national health care cost inflation rate significantly exceeds the general inflation rate. We use various strategies to lessen the effects of health care cost inflation. This includes setting commercial premiums based on anticipated health care costs and coordinating care with physicians and other health care providers. Through contracts with physicians and other health care providers, we emphasize preventive health care, appropriate use of health care services consistent with clinical performance standards, education and closing gaps in care.

We believe our strategies to mitigate the impact of health care cost inflation on our operating results have been and will continue to be successful. However, other factors including competitive pressures, new health care and pharmaceutical product introductions, demands from physicians and other health care providers and consumers, major epidemics, and applicable regulations may affect our ability to control the impact of health care cost inflation. Because of the narrow operating margins of our risk-based products, changes in medical cost trends that were not anticipated in establishing premium rates can create significant changes in our financial results.

LEGAL MATTERS

Because of the nature of our businesses, we are routinely party to a variety of legal actions related to the design, management and offerings of our services. We record liabilities for our estimates of probable costs resulting from these matters. These matters include, but are not limited to: claims relating to health care benefits coverage; medical malpractice actions; contract disputes; and claims related to disclosure of certain business practices. Following the events of September 11, 2001, the cost of business insurance coverage increased significantly. As a result, we have increased the amount of risk that we self-insure, particularly with respect to routine matters incidental to our business.

In 1999, a number of class action lawsuits were filed against us and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of certain customers and physicians for alleged breaches of federal statutes, including the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Racketeer Influenced Corrupt Organization Act (RICO).

Although the results of pending litigation are always uncertain, we do not believe the results of any such actions, currently threatened or pending, including those described above, will, individually or in aggregate, have a material adverse effect on our consolidated financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the risk of changes in value of a financial instrument caused by changes in interest rates and equity prices.

Approximately $6.2 billion of our cash and investments at December 31, 2002 was invested in fixed income securities. We manage our investment portfolio within risk parameters approved by our board of directors; however, our fixed income securities are subject to the effects of market fluctuations in interest rates. Assuming a hypothetical and immediate 1% increase or decrease in interest rates applicable to our fixed income portfolio at December 31, 2002, the fair value of our fixed income investments would decrease or increase by approximately $205 million.

At December 31, 2002, our UnitedHealth Capital business had approximately $150 million of equity investments primarily in various public and non-public companies concentrated in the areas of health care delivery and related information technologies. Market conditions that affect the value of health care or technology stocks will likewise impact the value of our equity portfolio.

CONCENTRATIONS OF CREDIT RISK

Investments in financial instruments such as marketable securities and accounts receivable may subject UnitedHealth Group to concentrations of credit risk. Our investments in marketable securities are managed under an investment policy authorized by our board of directors. This policy limits the amounts that may be invested in any one issuer and generally limits our investments to U.S. Government and Agency securities, state and municipal securities and corporate debt obligations that are investment grade. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of employer groups that constitute our customer base. As of December 31, 2002, there were no significant concentrations of credit risk.

CAUTIONARY STATEMENT REGARDING “FORWARD-LOOKING” STATEMENTS

The statements contained in Results of Operations and other sections of this annual report to shareholders include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). When used in this report, the words and phrases “believes,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” and similar expressions are intended to identify such forward-looking statements. Any of these forward-looking statements involve risks and uncertainties that may cause the company’s actual results to differ materially from the results discussed in the forward-looking statements. Statements that are not strictly historical are “forward-looking” and known and unknown risks may cause actual results and corporate developments to differ materially from those expected. Except to the extent otherwise required by federal securities laws, we do not undertake to address or update each statement in future filings or communications regarding our business or results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed in this annual report may have affected our past as well as current forward-looking statements about future results. Any or all forward-looking statements in this report and in any other public statements we make may turn out to be inaccurate or false. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties.

Many factors discussed below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed in our prior communications. Factors that could cause results and developments to differ materially from expectations include, without limitation, (a) increases in medical costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; (b) increases in costs associated with increased litigation, legislative activity and government regulation and review of our industry, including costs associated with compliance with proposed legislation related to the Patients’ Bill of Rights, e-commerce activities and consumer privacy issues; (c) heightened competition as a result of new entrants into our market, mergers and acquisitions of health care companies and suppliers, and expansion of physician or practice management companies; (d) failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and establishing appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs or other adverse consequences; (e) events that may negatively affect our contract with AARP, including any failure on our part to service AARP customers in an effective manner and any adverse events that directly affect AARP or its business partners; (f) medical cost increases or benefit changes associated with our remaining Medicare+Choice operations; (g) significant deterioration in customer retention; (h) violations of debt covenants or a significant downgrade in our debt ratings; (i) our ability to execute contracts on favorable terms with physicians, hospitals and other service providers, and (j) significant deterioration in economic conditions, including the effects of acts of terrorism, particularly bioterrorism, or major epidemics. A further list and description of these risks, uncertainties and other matters can be found in our annual report on Form 10-K for the year ended December 31, 2002, and in our periodic reports on Forms 10-Q and 8-K.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(in millions, except per share data)	2002	2001	2000
REVENUES
Premiums	$21,906	$20,683	$18,926
Services	2,894	2,490	1,964
Investment and Other Income	220	281	232

Total Revenues	25,020	23,454	21,122

MEDICAL AND OPERATING COSTS
Medical Costs	18,192	17,644	16,155
Operating Costs	4,387	3,979	3,520
Depreciation and Amortization	255	265	247

Total Medical and Operating Costs	22,834	21,888	19,922

EARNINGS FROM OPERATIONS	2,186	1,566	1,200
Gain on Disposition of UnitedHealth Capital Investments	—	—	27
Interest Expense	(90)	(94)	(72)

EARNINGS BEFORE INCOME TAXES	2,096	1,472	1,155
Provision for Income Taxes	(744)	(559)	(419)

NET EARNINGS	$1,352	$913	$736

BASIC NET EARNINGS PER COMMON SHARE	$4.46	$2.92	$2.27

DILUTED NET EARNINGS PER COMMON SHARE	$4.25	$2.79	$2.19

BASIC WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	303.4	312.4	324.2
DILUTIVE EFFECT OF OUTSTANDING STOCK OPTIONS	14.7	14.4	12.3

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING ASSUMING DILUTION	318.1	326.8	336.5

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in millions, except share and per share data)	2002	2001
ASSETS
Current Assets
Cash and Cash Equivalents	$1,130	$1,540
Short-Term Investments	701	270
Accounts Receivable, net of allowances of $132 and $127	835	856
Assets Under Management	2,069	1,903
Deferred Income Taxes	389	316
Other Current Assets	50	61

Total Current Assets	5,174	4,946
Long-Term Investments	4,498	3,888
Property, Equipment and Capitalized Software, net of accumulated depreciation and amortization of $456 and $314	955	847
Goodwill	3,363	2,723
Other Intangible Assets, net of accumulated amortization of $31 and $23	122	27
Other Assets	52	55

TOTAL ASSETS	$14,164	$12,486

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Medical Costs Payable	$3,741	$3,460
Accounts Payable and Accrued Liabilities	1,459	1,209
Other Policy Liabilities	1,781	1,595
Commercial Paper and Current Maturities of Long-Term Debt	811	684
Unearned Premiums	587	543

Total Current Liabilities	8,379	7,491
Long-Term Debt, less current maturities	950	900
Deferred Income Taxes and Other Liabilities	407	204
Commitments and Contingencies (Note 12)
Shareholders’ Equity
Common Stock, $0.01 par value – 1,500,000,000 shares authorized; 299,458,000 and 308,626,000 shares outstanding	3	3
Additional Paid-In Capital	173	39
Retained Earnings	4,104	3,805
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Investments, net of tax effects	148	44

TOTAL SHAREHOLDERS’ EQUITY	4,428	3,891

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,164	$12,486

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Net Unrealized Gains on Investments	Total Shareholders’ Equity	Comprehensive Income
(in millions)	Shares	Amount
BALANCE AT DECEMBER 31, 1999	335	$3	$250	$3,445	$165	$3,863
Issuances of Common Stock, and related tax benefits	13	—	349	—	—	349
Common Stock Repurchases	(31)	—	(599)	(581)	—	(1,180)
Comprehensive Income
Net Earnings	—	—	—	736	—	736	$736
Other Comprehensive Income Adjustments
Change in Net Unrealized Gains on Investments, net of tax effects	—	—	—	—	(75)	(75)	(75)

Comprehensive Income							$661

Common Stock Dividend	—	—	—	(5)	—	(5)

BALANCE AT DECEMBER 31, 2000	317	3	—	3,595	90	3,688
Issuances of Common Stock, and related tax benefits	11	—	474	—	—	474
Common Stock Repurchases	(19)	—	(435)	(694)	—	(1,129)
Comprehensive Income
Net Earnings	—	—	—	913	—	913	$913
Other Comprehensive Income Adjustments
Change in Net Unrealized Gains on Investments, net of tax effects	—	—	—	—	(46)	(46)	(46)

Comprehensive Income							$867

Common Stock Dividend	—	—	—	(9)	—	(9)

BALANCE AT DECEMBER 31, 2001	309	3	39	3,805	44	3,891
Issuances of Common Stock, and related tax benefits	12	—	905	—	—	905
Common Stock Repurchases	(22)	—	(771)	(1,044)	—	(1,815)
Comprehensive Income
Net Earnings	—	—	—	1,352	—	1,352	$1,352
Other Comprehensive Income Adjustments
Change in Net Unrealized Gains on Investments, net of tax effects	—	—	—	—	104	104	104

Comprehensive Income							$1,456

Common Stock Dividend	—	—	—	(9)	—	(9)

BALANCE AT DECEMBER 31, 2002	299	$3	$173	$4,104	$148	$4,428

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(in millions)	2002	2001	2000
OPERATING ACTIVITIES
Net Earnings	$1,352	$913	$736
Noncash Items
Depreciation and Amortization	255	265	247
Deferred Income Taxes and Other	154	40	73
Net Change in Other Operating Items, net of effects from acquisitions, sales of subsidiaries and changes in AARP balances
Accounts Receivable and Other Current Assets	83	7	26
Medical Costs Payable	74	156	288
Accounts Payable and Accrued Liabilities	423	280	75
Other Policy Liabilities	70	131	87
Unearned Premiums	12	52	(11)

CASH FLOWS FROM OPERATING ACTIVITIES	2,423	1,844	1,521

INVESTING ACTIVITIES
Cash Paid for Acquisitions, net of cash assumed and other effects	(302)	(92)	(76)
Purchases of Property, Equipment and Capitalized Software	(419)	(425)	(245)
Purchases of Investments	(3,246)	(2,088)	(3,022)
Maturities and Sales of Investments	2,576	1,467	2,375

CASH FLOWS USED FOR INVESTING ACTIVITIES	(1,391)	(1,138)	(968)

FINANCING ACTIVITIES
Proceeds from Common Stock Issuances	205	178	228
Proceeds from (Payments of) Commercial Paper, net	(223)	275	(182)
Proceeds from Issuance of Long-Term Debt	400	250	400
Payments for Retirement of Long-Term Debt	—	(150)	—
Common Stock Repurchases	(1,815)	(1,129)	(1,180)
Dividends Paid	(9)	(9)	(5)

CASH FLOWS USED FOR FINANCING ACTIVITIES	(1,442)	(585)	(739)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(410)	121	(186)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,540	1,419	1,605

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,130	$1,540	$1,419

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Common Stock Issued for Acquisitions	$567	$163	$—

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1    DESCRIPTION OF BUSINESS

UnitedHealth Group Incorporated (also referred to as “UnitedHealth Group,” “the company,” “we,” “us,” and “our”) is a national leader in forming and operating orderly, efficient markets for the exchange of high quality health and well-being services. Through strategically aligned, market-defined businesses, we offer health care access, benefits and related administrative, technology and information services designed to enable, facilitate and advance optimal health care.

2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

We have prepared the consolidated financial statements according to accounting principles generally accepted in the United States of America and have included the accounts of UnitedHealth Group and its subsidiaries. We have eliminated all significant intercompany balances and transactions.

USE OF ESTIMATES

These consolidated financial statements include certain amounts that are based on our best estimates and judgments. These estimates require us to apply complex assumptions and judgments, often because we must make estimates about the effects of matters that are inherently uncertain and will change in subsequent periods. The most significant estimates relate to medical costs, medical costs payable, revenues, contingent liabilities and asset valuations, allowances and impairments. We adjust these estimates each period, as more current information becomes available. The impact of any changes in estimates is included in the determination of earnings in the period in which the estimate is adjusted.

REVENUES

Premium revenues are derived from risk-based arrangements in which the premium is fixed, typically for a one-year period, and we assume the economic risk of funding health care services and related administrative costs. We recognize premium revenues in the period in which eligible individuals are entitled to receive health care services. We record premium payments we receive from our customers prior to such period as unearned premiums.

Service revenues are primarily derived from services performed for customers that self-insure the medical costs of their employees and their dependents. Under service fee contracts, we recognize revenue in the period the related services are performed based upon the fee charged to the customer. The customers retain the risk of financing medical benefits for their employees and their employees’ dependents, and we administer the payment of customer funds to physicians and other health care providers from customer-funded bank accounts. Because we do not have the obligation for funding the medical expenses, nor do we have responsibility for delivering the medical care, we do not recognize gross revenue and medical costs for these contracts in our consolidated financial statements.

MEDICAL COSTS AND MEDICAL COSTS PAYABLE

Medical costs include claims paid, claims processed but not yet paid, estimates for claims received but not yet processed, and estimates for the costs of health care services eligible individuals have received under risk-based arrangements, but for which claims have not yet been submitted.

We develop our estimates of medical costs payable using actuarial methods based upon historical claim submission and payment data, cost trends, utilization of health care services, contracted service rates, customer and product mix, and other relevant factors. The estimates may change as actuarial methods change or as underlying historical data upon which estimates are based are revised with more current information. We did not change actuarial methods during 2002, 2001 and 2000.

We reflect adjustments to medical costs payable estimates in the operating results of the period in which we identify the changes in estimates. Each period, our operating results reflect revisions in estimates related to all prior periods, based on actual claims processed and paid. Management believes the amount of medical costs payable is reasonable and adequate to cover the company’s liability for unpaid claims as of December 31, 2002; however, actual claim payments may differ from established estimates.

CASH, CASH EQUIVALENTS AND INVESTMENTS

Cash and cash equivalents are highly liquid investments with an original maturity of three months or less. The fair value of cash and cash equivalents approximates their carrying value because of the short maturity of the instruments. Investments with a maturity of less than one year are classified as short-term. We may sell investments classified as long-term before their maturity to fund working capital or for other purposes. Because of regulatory requirements, certain investments are included in long-term investments regardless of their maturity date. We classify these investments as held to maturity and report them at amortized cost. All other investments are classified as available for sale and reported at fair value based on quoted market prices.

We exclude unrealized gains and losses on investments available for sale from earnings and report it as a separate component of shareholders’ equity, net of income tax effects. We continually monitor the difference between the cost and estimated fair value of our investments. If any of our investments experiences a decline in value that is determined to be other than temporary, based on analysis of relevant factors, we record a realized loss in Investment and Other Income in our Consolidated Statement of Operations. To calculate realized gains and losses on the sale of investments, we use the specific cost of each investment sold.

ASSETS UNDER MANAGEMENT

We administer certain aspects of AARP’s insurance program (see Note 4). Pursuant to our agreement, AARP assets are managed separately from our general investment portfolio and are used to pay costs associated with the AARP program. These assets are invested at our discretion, within investment guidelines approved by AARP. At December 31, 2002, the assets were invested in marketable debt securities. We do not guarantee any rates of investment return on these investments and, upon transfer of the AARP contract to another entity, we would transfer cash equal in amount to the fair value of these investments at the date of transfer to that entity. Because the purpose of these assets is to fund the medical costs payable, the rate stabilization fund liabilities and other related liabilities associated with the AARP contract, assets under management are classified as current assets, consistent with the classification of these liabilities. Interest earnings and realized investment gains and losses on these assets accrue to AARP policyholders through the rate stabilization fund. As such, they are not included in our earnings. Interest income and realized gains and losses related to assets under management are recorded as an increase to the AARP rate stabilization fund and were $102 million and $113 million in 2002 and 2001, respectively. Assets under management are reported at their fair market value, and unrealized gains and losses are included directly in the rate stabilization fund associated with the AARP program. As of December 31, 2002 and 2001, the AARP investment portfolio and rate stabilization fund included net unrealized gains of $117 million and $56 million, respectively.

PROPERTY, EQUIPMENT AND CAPITALIZED SOFTWARE

Property, equipment and capitalized software is stated at cost, net of accumulated depreciation and amortization. Capitalized software consists of certain costs incurred in the development of internal-use software, including external direct costs of materials and services and payroll costs of employees devoted to specific software development.

We calculate depreciation and amortization using the straight-line method over the estimated useful lives of the assets. The useful lives for property, equipment and capitalized software are: from three to seven years for furniture, fixtures and equipment; from 35 to 40 years for buildings; the shorter of the useful life or remaining lease term for leasehold improvements; and from three to nine years for capitalized software. The weighted-average useful life of property, equipment and capitalized software at December 31, 2002, was approximately five years.

The net book value of property and equipment was $490 million and $421 million as of December 31, 2002 and 2001, respectively. The net book value of capitalized software was $465 million and $426 million as of December 31, 2002 and 2001, respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the amount by which the purchase price and transaction costs of businesses we have acquired exceed the estimated fair value of the net tangible assets and separately identifiable intangible assets of these businesses. We adopted FAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. Under FAS No. 142, goodwill and intangible assets with indefinite useful lives are not amortized, but are tested at least annually for impairment. Intangible assets with discrete useful lives are amortized on a straight-line basis over their estimated useful lives.

LONG-LIVED ASSETS

We review long-lived assets, including property, equipment, capitalized software and intangible assets, for events or changes in circumstances that would indicate we might not recover their carrying value. We consider many factors, including estimated future utility and cash flows associated with the assets, to make this decision. An impairment charge is recorded for the amount by which the asset carrying value exceeds the estimated fair value. We record assets held for sale at the lower of their carrying amount, or fair value, less any costs for the final settlement.

OTHER POLICY LIABILITIES

Other policy liabilities include the rate stabilization fund associated with the AARP program (see Note 4) and customer balances related to experience-rated insurance products. Customer balances represent excess customer payments and deposit accounts under experience-rated contracts. At the customer’s option, these balances may be refunded or used to pay future premiums or claims under eligible contracts.

INCOME TAXES

Deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year, excluding any deferred income tax assets and liabilities of acquired businesses. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on various income tax returns for the year reported.

CUSTOMER ACQUISITION COSTS

Costs related to the acquisition and renewal of customer contracts, including sales commissions, enrollment materials and customer set-up costs, are charged to expense as incurred. Our insurance contracts typically have a one-year term and may be cancelled upon 30 days notice by either the company or the customer.

STOCK-BASED COMPENSATION

We account for activity under our stock-based employee compensation plans under the recognition and measurement principles of APB (Accounting Principles Board) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, we do not recognize compensation expense in connection with employee stock option grants because we grant stock options at exercise prices not less than the fair value of our common stock on the date of grant.

The following table shows the effect on net earnings and earnings per share had we applied the fair value expense recognition provisions of FAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	For the Year Ended December 31,
(in millions, except per share data)	2002	2001	2000
NET EARNINGS
As Reported	$1,352	$913	$736
Compensation Expense, net of tax effect	(101)	(82)	(76)

Pro Forma	$1,251	$831	$660

BASIC NET EARNINGS PER COMMON SHARE
As Reported	$4.46	$2.92	$2.27
Pro Forma	$4.12	$2.66	$2.04

DILUTED NET EARNINGS PER COMMON SHARE
As Reported	$4.25	$2.79	$2.19
Pro Forma	$3.93	$2.54	$1.96

WEIGHTED-AVERAGE FAIR VALUE PER SHARE OF OPTIONS GRANTED	$28	$23	$14

Information on our stock-based compensation plans and data used to calculate compensation expense in the table above are described in more detail in Note 10.

NET EARNINGS PER COMMON SHARE

We compute basic net earnings per common share by dividing net earnings by the weighted-average number of common shares outstanding during the period. We determine diluted net earnings per common share using the weighted-average number of common shares outstanding during the period, adjusted for potentially dilutive shares that might be issued upon exercise of common stock options.

DERIVATIVE FINANCIAL INSTRUMENTS

As part of our risk management strategy, we enter into interest rate swap agreements to manage our exposure to interest rate risk. The differential between fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as an adjustment to interest expense in the Consolidated Statements of Operations. Our existing interest rate swap agreements convert a portion of our interest rate exposure from a fixed to a variable rate and are accounted for as fair value hedges. Additional information on our existing interest rate swap agreements is included in Note 8.

RECENTLY ISSUED ACCOUNTING STANDARDS

On January 1, 2003, we adopted FAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. Its adoption did not have a material impact on our consolidated financial position or results of operations.

In June 2002, the Financial Accounting Standards Board (FASB) issued FAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” FAS No. 146 requires companies to recognize a liability for costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. FAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement on January 1, 2003 did not have a material impact on our consolidated financial position or results of operations.

In December 2002, the FASB issued FAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” FAS No. 148 provides alternative transition methods for companies that make a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, FAS No. 148 amends the disclosure requirements of FAS No. 123 to require disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have adopted the disclosure provisions of FAS No. 148 in these consolidated financial statements, and its adoption had no impact on our consolidated financial position or results of operations.

RECLASSIFICATIONS

Certain 2000 and 2001 amounts in the consolidated financial statements have been reclassified to conform to the 2002 presentation. These reclassifications have no effect on net earnings or shareholders’ equity as previously reported.

3    ACQUISITIONS

Effective September 30, 2002, we acquired AmeriChoice Corporation (AmeriChoice), a leading organization engaged in facilitating health care benefits and services for Medicaid beneficiaries in the states of New York, New Jersey and Pennsylvania. We are integrating our existing Medicaid business with AmeriChoice within the Health Care Services reporting segment, creating efficiencies from the consolidation of health care provider networks, technology platforms and operations. We issued 5.3 million shares of our common stock with a fair value of approximately $480 million in exchange for 93.5% of the outstanding AmeriChoice common stock. We also issued vested stock options with a fair value of approximately $15 million in exchange for outstanding stock options held by AmeriChoice employees and paid cash of approximately $82 million, mainly to pay off existing AmeriChoice debt. The purchase price and costs associated with the acquisition of approximately $577 million exceeded the preliminary estimated fair value of the net tangible assets acquired by approximately $528 million. This has been assigned to goodwill in the amount of $472 million, and finite-lived intangible assets, primarily customer contracts, in the amount of $56 million. The weighted-average useful life of the finite-lived intangible assets is estimated to be approximately 11 years. We will acquire the remaining minority interest after five years at a value based on a multiple of the earnings of the combined Medicaid business. We have the option to acquire the minority interest at an earlier date if specific events occur, such as the termination or resignation of key AmeriChoice employees. The results of operations for AmeriChoice since the acquisition date have been included in our Consolidated Statements of Operations. The pro forma effects of the AmeriChoice acquisition on our consolidated financial statements were not material.

Our preliminary estimate of the fair value of the tangible assets/(liabilities) as of the acquisition date is as follows:

(in millions)
Cash and Cash Equivalents	$32
Accounts Receivable and Other Current Assets	38
Long-Term Investments	151
Property, Equipment and Capitalized Software	21
Medical Costs Payable	(129)
Other Current Liabilities	(64)

Net Tangible Assets Acquired	$49

In October 2001, our Specialized Care Services business segment acquired Spectera, Inc. (Spectera), a leading vision care benefits company in the United States, to expand the breadth of service offerings we extend to our customers. We paid $37 million in cash, and issued 1.5 million shares of common stock with a fair value of $106 million in exchange for all outstanding shares of Spectera. The purchase price and related acquisition costs of approximately $146 million exceeded the estimated fair value of net assets acquired by $126 million. Under the purchase method of accounting, we assigned this amount to goodwill. The results of operations for Spectera since the acquisition date are included in our Consolidated Statements of Operations. The pro forma effects of the Spectera acquisition on our consolidated financial statements were not material.

For the years ended December 31, 2002, 2001 and 2000, aggregate consideration paid or issued for smaller acquisitions accounted for under the purchase method was $267 million, $134 million and $76 million, respectively. These acquisitions were not material to our consolidated financial statements.

4    AARP

In January 1998, we initiated a 10-year contract to provide insurance products and services to members of AARP. Under the terms of the contract, we are compensated for transaction processing and other services as well as for assuming underwriting risk. We are also engaged in product development activities to complement the insurance offerings under this program. Premium revenues from our portion of the AARP insurance offerings were approximately $3.7 billion in 2002, $3.6 billion in 2001 and $3.5 billion in 2000.

The underwriting gains or losses related to the AARP business are directly recorded as an increase or decrease to a rate stabilization fund (RSF). The primary components of the underwriting results are premium revenue, medical costs, investment income, administrative expenses, member service expenses, marketing expenses and premium taxes. Underwriting gains and losses are recorded as an increase or decrease to the RSF and accrue to AARP policyholders, unless cumulative net losses were to exceed the balance in the RSF. To the extent underwriting losses exceed the balance in the RSF, we would have to fund the deficit. Any deficit we fund could be recovered by underwriting gains in future periods of the contract. To date, we have not been required to fund any underwriting deficits. The RSF balance is reported in Other Policy Liabilities in the accompanying Consolidated Balance Sheets. We believe the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.

The following AARP program-related assets and liabilities are included in our Consolidated Balance Sheets:

	Balance as of December 31,
(in millions)	2002	2001
Assets Under Management	$2,045	$1,882
Accounts Receivable	$294	$281
Medical Costs Payable	$893	$867
Other Policy Liabilities	$1,299	$1,180
Accounts Payable and Accrued Liabilities	$147	$116

The effects of changes in balance sheet amounts associated with the AARP program accrue to AARP policyholders through the RSF balance. Accordingly, we do not include the effect of such changes in our Consolidated Statements of Cash Flows.

5    CASH, CASH EQUIVALENTS AND INVESTMENTS

As of December 31, the amortized cost, gross unrealized gains and losses, and fair value of cash, cash equivalents and investments were as follows (in millions):

2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and Cash Equivalents	$1,130	$—	$—	$1,130
Debt Securities — Available for Sale	4,742	238	(8)	4,972
Equity Securities — Available for Sale	150	5	(5)	150
Debt Securities — Held to Maturity	77	—	—	77

Total Cash and Investments	$6,099	$243	$(13)	$6,329

2001
Cash and Cash Equivalents	$1,540	$—	$—	$1,540
Debt Securities — Available for Sale	3,806	121	(20)	3,907
Equity Securities — Available for Sale	201	16	(46)	171
Debt Securities — Held to Maturity	80	—	—	80

Total Cash and Investments	$5,627	$137	$(66)	$5,698

As of December 31, 2002 and 2001, respectively, debt securities consisted of $1,439 million and $1,073 million in U.S. Government and Agency obligations, $2,475 million and $1,684 million in state and municipal obligations, and $1,135 million and $1,230 million in corporate obligations. At December 31, 2002, we held $677 million in debt securities with maturities of less than one year, $1,442 million in debt securities maturing in one to five years, and $2,930 million in debt securities with maturities of more than five years.

During 2001 and 2000, respectively, we contributed UnitedHealth Capital investments valued at approximately $22 million and $52 million to the United Health Foundation, a non-consolidated, not-for-profit organization. The realized gains of approximately $18 million in 2001 and $51 million in 2000 were offset by related contribution expenses of $22 million in 2001 and $52 million in 2000. The net expenses of $4 million in 2001 and $1 million in 2000 are included in Investment and Other Income in the accompanying Consolidated Statements of Operations.

In a separate disposition of UnitedHealth Capital investments during 2000, we realized a gain of $27 million.

We recorded realized gains and losses on sales of investments, excluding the UnitedHealth Capital dispositions described above, as follows:

	For the Year Ended December 31,
(in millions)	2002	2001	2000
Gross Realized Gains	$57	$30	$12
Gross Realized Losses	(75)	(19)	(46)

Net Realized Gains (Losses)	$(18)	$11	$(34)

6    GOODWILL AND OTHER INTANGIBLE ASSETS

We adopted FAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. Under FAS No. 142, goodwill and intangible assets with indefinite useful lives are not amortized. The following table shows net earnings and earnings per common share adjusted to reflect the adoption of the non-amortization provision of FAS No. 142 as of the beginning of the respective periods:

	For the Year Ended December 31,
(in millions, except per share data)	2002	2001	2000
NET EARNINGS
Reported Net Earnings	$1,352	$913	$736
Goodwill Amortization, net of tax effects	—	89	85

Adjusted Net Earnings	$1,352	$1,002	$821

BASIC NET EARNINGS PER COMMON SHARE
Reported Basic Net Earnings per Share	$4.46	$2.92	$2.27
Goodwill Amortization, net of tax effects	—	0.29	0.26

Adjusted Basic Net Earnings per Share	$4.46	$3.21	$2.53

DILUTED NET EARNINGS PER COMMON SHARE
Reported Diluted Net Earnings per Share	$4.25	$2.79	$2.19
Goodwill Amortization, net of tax effects	—	0.28	0.25

Adjusted Diluted Net Earnings per Share	$4.25	$3.07	$2.44

Changes in the carrying amount of goodwill, by operating segment, during the year ended December 31, 2002, were as follows:

(in millions)	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Consolidated Total
Balance at January 1, 2002	$1,166	$698	$322	$537	$2,723
Acquisitions and Subsequent Payments	527	—	41	75	643
Dispositions	—	—	—	(3)	(3)

Balance at December 31, 2002	$1,693	$698	$363	$609	$3,363

The weighted-average useful life, gross carrying value, accumulated amortization and net carrying value of other intangible assets as of December 31, 2002 and 2001 were as follows:

		December 31, 2002			December 31, 2001
(in millions)	Weighted- Average Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer Contracts and Membership Lists	14 years	$64	$(1)	$63	$—	$—	$—
Patents, Trademarks and Technology	10 years	58	(24)	34	28	(19)	9
Non-compete Agreements and Other	7 years	31	(6)	25	22	(4)	18

Total	10 years	$153	$(31)	$122	$50	$(23)	$27

Amortization expense relating to other intangible assets was $9 million in 2002. Estimated future amortization expense relating to other intangible assets for the years ending December 31 are as follows:

(in millions)	2003	2004	2005	2006	2007
	$15	$14	$14	$12	$12

7    MEDICAL COSTS PAYABLE

The following table shows the components of the change in medical costs payable for the years ended December 31, excluding amounts related to the AARP business:

	For the Year Ended December 31,
(in millions)	2002	2001	2000
MEDICAL COSTS PAYABLE, BEGINNING OF PERIOD	$2,593	$2,411	$2,124
ACQUISITIONS(1)	180	17	—
REPORTED MEDICAL COSTS
Current Year	14,860	14,367	12,996
Prior Years	(70)	(30)	(15)

Total Reported Medical Costs	14,790	14,337	12,981

CLAIM PAYMENTS
Payments for Current Year	(12,435)	(11,933)	(10,711)
Payments for Prior Years	(2,280)	(2,239)	(1,983)

Total Claim Payments	(14,715)	(14,172)	(12,694)

MEDICAL COSTS PAYABLE, END OF PERIOD	$2,848	$2,593	$2,411

(1)	Represents the medical costs payable balance as of the applicable acquisition date. Subsequent changes in estimates related to acquired medical costs payable are recorded as adjustments to Goodwill.

Amounts relating to the AARP business have been excluded since the underwriting gains or losses related to this contract are recorded as an increase or decrease to a rate stabilization fund, which is more fully described in Note 4. Medical costs payable balances relating to the AARP business were $893 million, $867 million, $855 million and $791 million as of December 31, 2002, 2001, 2000 and 1999, respectively. Medical costs relating to the AARP business were $3,402 million, $3,307 million and $3,174 million for the years ended December 31, 2002, 2001 and 2000, respectively.

8    COMMERCIAL PAPER AND DEBT

Commercial paper and debt consisted of the following as of December 31 (in millions):

	2002		2001
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Commercial Paper	$461	$461	$684	$684
Floating-Rate Notes due November 2003	100	100	100	100
6.6% Senior Unsecured Notes due December 2003	250	260	250	266
Floating-Rate Notes due November 2004	150	150	150	150
7.5% Senior Unsecured Notes due November 2005	400	450	400	433
5.2% Senior Unsecured Notes due January 2007	400	423	—	—

Total Commercial Paper and Debt	1,761	1,844	1,584	1,633
Less Current Maturities	(811)	(821)	(684)	(684)

Long-Term Debt, less current maturities	$950	$1,023	$900	$949

As of December 31, 2002, our outstanding commercial paper had interest rates ranging from 1.4% to 1.5%. The interest rates on the floating-rate notes are reset quarterly to the three-month LIBOR plus 0.3% for the notes due November 2003 and to the three-month LIBOR plus 0.6% for the notes due November 2004. As of December 31, 2002, the applicable rates on the notes were 1.7% and 2.0%, respectively.

In January 2002, we issued $400 million of 5.2% fixed-rate notes due January 2007. We used proceeds from this borrowing to repay commercial paper and for general corporate purposes including working capital, capital expenditures, business acquisitions and share repurchases. When we issued these notes, we entered into interest rate swap agreements that qualify as fair value hedges to convert a portion of our interest rate exposure from a fixed to a variable rate. The interest rate swap agreements have an aggregate notional amount of $200 million maturing January 2007. The variable rates approximate the six-month LIBOR and are reset on a semiannual basis in arrears. At December 31, 2002, the rate used to accrue interest expense on these swaps was approximately 1.4%.

We have credit arrangements for $900 million that support our commercial paper program. These credit arrangements include a $450 million revolving facility that expires in July 2005, and a $450 million, 364-day facility that expires in July 2003. We also have the capacity to issue approximately $200 million of extendible commercial notes (ECNs). As of December 31, 2002 and 2001, we had no amounts outstanding under our credit facilities or ECNs.

Our debt agreements and credit facilities contain various covenants, the most restrictive of which require us to maintain a debt-to-total-capital ratio below 45% and to exceed specified minimum interest coverage levels. We are in compliance with the requirements of all debt covenants.

Maturities of commercial paper and debt for the years ending December 31 are as follows:

(in millions)	2003	2004	2005	2006	2007
	$811	$150	$400	$—	$400

We made cash payments for interest of $86 million, $91 million and $68 million in 2002, 2001 and 2000, respectively.

9    SHAREHOLDERS’ EQUITY

REGULATORY CAPITAL AND DIVIDEND RESTRICTIONS

We conduct a significant portion of our operations through companies that are subject to standards established by the National Association of Insurance Commissioners (NAIC). These standards, among other things, require these subsidiaries to maintain specified levels of statutory capital, as defined by each state, and restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. Generally, the amount of dividend distributions that may be paid by a regulated subsidiary, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory net income and statutory capital and surplus. At December 31, 2002, approximately $280 million of our $6.3 billion of cash and investments was held by non-regulated subsidiaries. Of this amount, approximately $130 million was available for general corporate use, including acquisitions and share repurchases. The remaining $150 million consists primarily of public and non-public equity securities held by UnitedHealth Capital, our investment capital business.

The agencies that assess our creditworthiness also consider capital adequacy levels when establishing our debt ratings. Consistent with our intent to maintain our senior debt ratings in the “A” range, we maintain an aggregate statutory capital and surplus level for our regulated subsidiaries that is significantly higher than the minimum level regulators require. As of December 31, 2002, our regulated subsidiaries had aggregate statutory capital and surplus of approximately $2.5 billion, which is significantly more than the aggregate minimum regulatory requirements.

STOCK REPURCHASE PROGRAM

Under our board of directors’ authorization, we maintain a common stock repurchase program. Repurchases may be made from time to time at prevailing prices, subject to restrictions on volume, pricing and timing. During 2002, we repurchased 22.3 million shares for an aggregate of $1.8 billion. As of December 31, 2002, we had board of directors’ authorization to purchase up to an additional 16.5 million shares of our common stock.

As a limited part of our share repurchase activities, we had entered into purchase agreements with an independent third party to purchase shares of our common stock at various times and prices. In May 2002, the share purchase agreements were terminated, and we elected to receive shares of our common stock from the third party as settlement consideration. The favorable settlement amount was not material and was recorded through additional paid-in capital. We currently have no outstanding purchase agreements with respect to our common stock.

PREFERRED STOCK

At December 31, 2002, we had 10 million shares of $0.001 par value preferred stock authorized for issuance, and no preferred shares issued and outstanding.

10    STOCK-BASED COMPENSATION PLANS

During 2002, our shareholders voted to consolidate our three primary stock-based compensation plans into one new plan. As of December 31, 2002, 29.0 million shares remained available under that plan for future grants of stock-based awards including, but not limited to, incentive or non-qualified stock options, stock appreciation rights and restricted stock. No shares are available for grants from our other plans.

Stock options are granted at an exercise price not less than the fair value of our common stock on the date of grant. They generally vest ratably over four years and may be exercised up to 10 years from the date of grant. Activity under our stock plans is summarized in the table below (shares in thousands):

	2002		2001		2000
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at Beginning of Year	38,337	$29	38,810	$22	44,080	$19
Granted	12,517	$75	8,139	$53	8,516	$30
Assumed in Acquisitions	457	$60	194	$19	—	$—
Exercised	(6,614)	$27	(7,716)	$20	(12,331)	$17
Forfeited	(1,496)	$40	(1,090)	$25	(1,455)	$20

Outstanding at End of Year	43,201	$42	38,337	$29	38,810	$22

Exercisable at End of Year	20,696	$24	19,585	$21	17,367	$20

As of December 31, 2002

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Option Term (years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$ 0 - $20	4,358	4.5	$17	4,219	$18
$21 - $40	19,597	6.3	$24	14,724	$23
$41 - $70	13,833	8.5	$61	1,631	$54
$71 - $100	5,413	9.6	$83	122	$83

$ 0 - $100	43,201	7.3	$42	20,696	$24

To determine compensation expense under the fair value method, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The principal assumptions we used in applying the Black-Scholes model were as follows:

	2002	2001	2000
Risk-Free Interest Rate	2.5%	3.7%	5.0%
Expected Volatility	40.2%	45.9%	49.0%
Expected Dividend Yield	0.1%	0.1%	0.1%
Expected Life in Years	4.5	4.8	4.5

Information regarding the effect on net earnings and net earnings per common share had we applied the fair value expense recognition provisions of FAS No. 123 is included in Note 2.

Effective August 1, 2002, our employee stock ownership plan was merged into our existing 401(k) plan. We also maintain an employee stock purchase plan. Activity related to these plans was not significant in relation to our consolidated financial results in 2002, 2001 and 2000.

11    INCOME TAXES

The components of the provision (benefit) for income taxes are as follows:

Year Ended December 31, (in millions)	2002	2001	2000
Current Provision
Federal	$675	$524	$330
State and Local	57	45	38

Total Current Provision	732	569	368
Deferred Provision (Benefit)	12	(10)	51

Total Provision for Income Taxes	$744	$559	$419

The reconciliation of the tax provision at the U.S. Federal Statutory Rate to the provision for income taxes is as follows:

Year Ended December 31, (in millions)	2002	2001	2000
Tax Provision at the U.S. Federal Statutory Rate	$734	$515	$404
State Income Taxes, net of federal benefit	33	29	29
Tax-Exempt Investment Income	(26)	(21)	(17)
Non-deductible Amortization	—	29	27
Charitable Contributions	—	—	(18)
Other, net	3	7	(6)

Provision for Income Taxes	$744	$559	$419

The components of deferred income tax assets and liabilities are as follows:

As of December 31, (in millions)	2002	2001
Deferred Income Tax Assets
Accrued Expenses and Allowances	$252	$206
Unearned Premiums	47	65
Medical Costs Payable and Other Policy Liabilities	60	84
Net Operating Loss Carryforwards	61	39
Other	30	30

Subtotal	450	424
Less: Valuation Allowances	(39)	(39)

Total Deferred Income Tax Assets	411	385

Deferred Income Tax Liabilities
Capitalized Software Development	(176)	(150)
Net Unrealized Gains on Investments	(82)	(31)
Depreciation & Amortization	(54)	(22)

Total Deferred Income Tax Liabilities	(312)	(203)

Net Deferred Income Tax Assets	$99	$182

Valuation allowances are provided when it is considered more likely than not that deferred tax assets will not be realized. The valuation allowances relate to future tax benefits on certain federal, state and foreign net operating loss carryforwards. Federal net operating loss carryforwards expire beginning in 2017 through 2022, and state net operating loss carryforwards expire beginning in 2005 through 2022.

We made cash payments for income taxes of $458 million in 2002, $384 million in 2001 and $352 million in 2000. We increased additional paid-in capital and reduced income taxes payable by $133 million in both 2002 and 2001, and by $116 million in 2000 to reflect the tax benefit we received upon the exercise of non-qualified stock options.

The company, together with its wholly-owned subsidiaries, files a consolidated federal income tax return. Internal Revenue Service examinations for the 1999 and 1998 tax years have been completed and did not have a significant impact on our consolidated operating results or financial position.

12    COMMITMENTS AND CONTINGENCIES

LEASES

We lease facilities, computer hardware and other equipment under long-term operating leases that are noncancelable and expire on various dates through 2025. Rent expense under all operating leases was $132 million in 2002, $135 million in 2001 and $132 million in 2000.

At December 31, 2002, future minimum annual lease payments, net of sublease income, under all noncancelable operating leases were as follows:

(in millions)	2003	2004	2005	2006	2007	Thereafter
	$109	$94	$85	$75	$67	$190

SERVICE AGREEMENTS

We have three separate contracts for certain data center operations and support, and network and voice communication services, which expire in 2005 and 2006. Expenses incurred in connection with these agreements were $201 million in 2002, $196 million in 2001 and $182 million in 2000.

LEGAL MATTERS

Because of the nature of our businesses, we are routinely party to a variety of legal actions related to the design, management and offerings of our services. We record liabilities for our estimate of probable costs resulting from these matters. These matters include, but are not limited to: claims relating to health care benefits coverage; medical malpractice actions; contract disputes; and claims related to disclosure of certain business practices. Following the events of September 11, 2001, the cost of business insurance coverage increased significantly. As a result, we have increased the amount of risk that we self-insure, particularly with respect to routine matters incidental to our business.

In 1999, a number of class action lawsuits were filed against us and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of certain customers and physicians for alleged breaches of federal statutes, including the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Racketeer Influenced Corrupt Organization Act (RICO).

Although the results of pending litigation are always uncertain, we do not believe the results of any such actions currently threatened or pending, including those described above, will, individually or in aggregate, have a material adverse effect on our consolidated financial position or results of operations.

GOVERNMENT REGULATION

Our business is regulated at federal, state, local and international levels. The laws and rules governing our business are subject to frequent change, and agencies have broad latitude to administer those regulations. State legislatures and Congress continue to focus on health care issues as the subject of proposed legislation. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability related to coverage interpretations or other actions. Further, we must obtain and maintain regulatory approvals to market many of our products.

We are also subject to various ongoing governmental investigations, audits and reviews, and we record liabilities for our estimate of probable costs resulting from these matters. Although the results of pending matters are always uncertain, we do not believe the results of any of the current investigations, audits or reviews, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

13    SEGMENT FINANCIAL INFORMATION

Factors used in determining our reportable business segments include the nature of operating activities, existence of separate senior management teams, and the type of information presented to the company’s chief operating decision-maker to evaluate our results of operations.

Our accounting policies for business segment operations are the same as those described in the Summary of Significant Accounting Policies (see Note 2). Transactions between business segments principally consist of customer service and transaction processing services that Uniprise provides to UnitedHealthcare and Ovations, certain product offerings sold to Uniprise and UnitedHealthcare customers by Specialized Care Services, and sales of medical benefits cost, quality and utilization data and predictive modeling to UnitedHealthcare, Ovations and Uniprise by Ingenix. These transactions are recorded at management’s best estimate of fair value, as if the services were purchased from or sold to third parties. All intersegment transactions are eliminated in consolidation. Assets and liabilities that are jointly used are assigned to each segment using estimates of pro-rata usage. Cash and investments are assigned such that each segment has minimum specified levels of regulatory capital or working capital for non-regulated businesses. The “Corporate and Eliminations” column includes costs associated with company-wide process improvement initiatives, net expenses from charitable contributions to the United Health Foundation and eliminations of intersegment transactions. In accordance with accounting principles generally accepted in the United States of America, segments with similar economic characteristics may be combined. The financial results of UnitedHealthcare, Ovations and AmeriChoice have been combined in the Health Care Services segment column in the tables presented on the next page because these businesses have similar economic characteristics and have similar products and services, types of customers, distribution methods and operational processes, and operate in a similar regulatory environment, typically within the same legal entity. Substantially all of our operations are conducted in the United States.

The following tables present segment financial information as of and for the years ended December 31, 2002, 2001 and 2000 (in millions):

	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Corporate and Eliminations	Consolidated
2002
Revenues — External Customers	$21,465	$2,083	$897	$355	$—	$24,800
Revenues — Intersegment	—	603	598	136	(1,337)	—
Investment and Other Income	179	27	14	—	—	220

Total Revenues	$21,644	$2,713	$1,509	$491	$(1,337)	$25,020

Earnings From Operations	$1,336	$509	$286	$55	$—	$2,186
Total Assets(1)	$10,522	$1,914	$974	$902	$(537)	$13,775
Net Assets(1)	$4,379	$1,097	$602	$763	$(517)	$6,324

Purchases of Property, Equipment and Capitalized Software	$129	$159	$59	$72	$—	$419
Depreciation and Amortization	$102	$69	$36	$48	$—	$255

2001
Revenues — External Customers	$20,259	$1,841	$734	$339	$—	$23,173
Revenues — Intersegment	—	587	504	108	(1,199)	—
Investment and Other Income	235	34	16	—	(4)	281

Total Revenues	$20,494	$2,462	$1,254	$447	$(1,203)	$23,454

Earnings From Operations	$944	$374	$214	$48	$(14)	$1,566
Total Assets(1)	$9,014	$1,737	$848	$771	$(200)	$12,170
Net Assets(1)	$3,408	$1,020	$514	$646	$(158)	$5,430
Purchases of Property, Equipment and Capitalized Software	$152	$171	$33	$69	$—	$425
Depreciation and Amortization	$101	$81	$33	$50	$—	$265

2000
Revenues — External Customers	$18,502	$1,595	$503	$290	$—	$20,890
Revenues — Intersegment	—	520	461	85	(1,066)	—
Investment and Other Income	194	25	10	—	3	232

Total Revenues	$18,696	$2,140	$974	$375	$(1,063)	$21,122

Earnings From Operations	$739	$289	$174	$32	$(34)	$1,200
Total Assets(1)	$8,118	$1,578	$525	$730	$(133)	$10,818
Net Assets(1)	$3,085	$978	$276	$617	$(113)	$4,843
Purchases of Property, Equipment and Capitalized Software	$88	$94	$28	$35	$—	$245
Depreciation and Amortization	$100	$75	$25	$47	$—	$247

(1)	Total Assets and Net Assets exclude, where applicable, debt and accrued interest of $1,775 million, $1,603 million and $1,222 million, income tax-related assets of $389 million, $316 million and $235 million, and income tax-related liabilities of $510 million, $252 million and $168 million as of December 31, 2002, 2001 and 2000, respectively.

14    QUARTERLY FINANCIAL DATA (UNAUDITED)

	For the Quarter Ended
(in millions, except per share data)	March 31	June 30	September 30	December 31
2002
Revenues	$6,013	$6,078	$6,247	$6,682
Medical and Operating Expenses	$5,531	$5,555	$5,675	$6,073	(1)
Earnings From Operations	$482	$523	$572	$609	(1)
Net Earnings	$295	$325	$353	$379	(1)
Basic Net Earnings per Common Share	$0.96	$1.07	$1.17	$1.26	(1)
Diluted Net Earnings per Common Share	$0.92	$1.01	$1.12	$1.20	(1)

2001
Revenues	$5,680	$5,813	$5,941	$6,020
Medical and Operating Expenses	$5,315	$5,429	$5,545	$5,599
Earnings From Operations	$365	$384	$396	$421
Net Earnings	$212	$223	$231	$247
Basic Net Earnings per Common Share	$0.67	$0.71	$0.75	$0.79
Diluted Net Earnings per Common Share	$0.64	$0.68	$0.71	$0.76

(1)	Includes an estimated $40 million ($26 million after tax effect), or $0.08 diluted net earnings per common share, of favorable medical costs estimate development from prior periods.

REPORT OF MANAGEMENT

The management of UnitedHealth Group is responsible for the integrity and objectivity of the consolidated financial information contained in this annual report. The consolidated financial statements and related information were prepared according to accounting principles generally accepted in the United States of America and include some amounts that are based on management’s best estimates and judgments.

To meet its responsibility, management depends on its accounting systems and related internal accounting controls. These systems are designed to provide reasonable assurance, at an appropriate cost, that financial records are reliable for use in preparing financial statements and that assets are safeguarded. Qualified personnel throughout the organization maintain and monitor these internal accounting controls on an ongoing basis.

The Audit Committee of the board of directors, composed entirely of directors who are not employees of the company, meets periodically and privately with the company’s independent auditors and management to review accounting, auditing, internal control, financial reporting and other matters.

William W. McGuire, MD

Chairman and Chief Executive Officer

Stephen J. Hemsley

President and Chief Operating Officer

Patrick J. Erlandson

Chief Financial Officer

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of UnitedHealth Group Incorporated:

We have audited the accompanying consolidated balance sheet of UnitedHealth Group Incorporated and Subsidiaries as of December 31, 2002, and the related statements of operations, changes in shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of UnitedHealth Group Incorporated and Subsidiaries as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated January 24, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

As discussed above, the consolidated financial statements of UnitedHealth Group Incorporated as of December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001, were audited by other auditors who have ceased operations. As described in Notes 6 and 7, these consolidated financial statements have been revised to (i) include the transitional disclosures required by Statement of Financial Accounting Standards (Statement) No. 142, Goodwill and Other Intangible Assets, which, as described in Note 2, was adopted by the Company as of January 1, 2002, and (ii) include disclosure of the components of the change in medical costs payable consistent with Statement of Position 94-5, Disclosures of Certain Matters in the Financial Statements of Insurance Enterprises. Our audit procedures with respect to the disclosures in Note 6 with respect to 2001 and 2000 included (i) agreeing the previously reported net income to the previously issued consolidated financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill, intangible assets that are no longer being amortized, deferred credits related to an excess over cost, equity method goodwill, and changes in amortization periods for intangible assets that will continue to be amortized as a result of initially applying Statement No. 142 (including any related tax effects) to the Company’s underlying records obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income, and the related earnings-per-share amounts. Our audit procedures with respect to the disclosures in Note 7 with respect to 2001 and 2000 included (i) agreeing the previously reported beginning and end of year medical costs payable to the previously issued consolidated financial statements, (ii) agreeing the previously reported medical costs to the previously issued consolidated financial statements (iii) agreeing paid claims payments and prior years medical costs change in medical costs payable to supporting documentation of claims payment detail and (iv) testing the mathematical accuracy of the components of the change in medical costs payable. In our opinion, the disclosures for 2001 and 2000 in Notes 6 and 7 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

January 23, 2003

INDEPENDENT AUDITORS’ REPORT

The following audit report of Arthur Andersen LLP, our former independent auditors, is a copy of the original report dated January 24, 2002, rendered by Arthur Andersen LLP on our consolidated financial statements included in our Annual Report on Form 10-K filed on April 1, 2002, and has not been reissued by Arthur Andersen LLP since that date.

To the Shareholders and

Directors of UnitedHealth Group Incorporated:

We have audited the accompanying consolidated balance sheets of UnitedHealth Group Incorporated (a Minnesota Corporation) and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UnitedHealth Group Incorporated and its Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Minneapolis, Minnesota

January 24, 2002

FINANCIAL PERFORMANCE AT A GLANCE

GROWTH & PROFITS — CONSOLIDATED(1)

(in millions, except per share data)	2002	2001	2000
Revenues	$25,020	$23,454	$21,122

Earnings From Operations	$2,186	$1,566	$1,200
Operating Margin	8.7%	6.7%	5.7%
Return on Net Assets	37.5%	30.7%	25.5%

Net Earnings	$1,352	$913	$705
Net Margin	5.4%	3.9%	3.3%

Diluted Net Earnings per Share	$4.25	$2.79	$2.10

GROWTH & PROFITS — BY SEGMENT

(in millions)	2002	2001	2000
HEALTH CARE SERVICES
Revenues	$21,644	$20,494	$18,696
Earnings From Operations	$1,336	$944	$739
Operating Margin	6.2%	4.6%	4.0%
Return on Net Assets	35.7%	29.2%	24.6%
UNIPRISE
Revenues	$2,713	$2,462	$2,140
Earnings From Operations	$509	$374	$289
Operating Margin	18.8%	15.2%	13.5%
Return on Net Assets	47.9%	37.2%	30.6%
SPECIALIZED CARE SERVICES
Revenues	$1,509	$1,254	$974
Earnings From Operations	$286	$214	$174
Operating Margin	19.0%	17.1%	17.9%
Return on Net Assets	50.7%	59.1%	68.8%
INGENIX
Revenues	$491	$447	$375
Earnings From Operations	$55	$48	$32
Operating Margin	11.2%	10.7%	8.5%
Return on Net Assets	7.6%	7.5%	5.2%

CAPITAL ITEMS(1)

(in millions, except per share data)	2002	2001	2000
Cash Flows From Operating Activities	$2,423	$1,844	$1,521

Capital Expenditures	$419	$425	$245

Consideration Paid or Issued for Acquisitions	$869	$255	$76

Debt-to-Total-Capital Ratio	28.5%	28.9%	24.7%

Return on Shareholders’ Equity	33.0%	24.5%	19.0%

Year-End Market Capitalization	$25,005	$21,841	$19,470

Year-End Common Share Price	$83.50	$70.77	$61.38

(1)	Excludes nonrecurring items in 2000, as described in footnote 1 at the bottom of page 19.

ANNEX I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2003

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission file number: 1-10864

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Minnesota	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 936-1300

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☐

As of November 7, 2003, 586,643,108 shares of the registrant’s Common Stock, $.01 par value per share, were issued and outstanding.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

CONDENSED CONSOLIDATED BALANCE SHEETS	I-3

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	I-4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	I-5

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	I-6

INDEPENDENT ACCOUNTANTS’ REPORT	I-15

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	I-16

Item 3. Quantitative and Qualitative Disclosures about Market Risk	I-26

Item 4. Controls and Procedures	I-26

PART II. OTHER INFORMATION

Item 1. Legal Proceedings	I-26

Item 6. Exhibits and Reports on Form 8-K	I-28

SIGNATURES	I-29

EX-15 Letter Re Unaudited Interim Financial Info.

EX-31 Certifications Pursuant to Section 302

EX-32 Certifications Pursuant to Section 906

EX-99 Cautionary Statements

UNITEDHEALTH GROUP

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except per share data)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets
Cash and Cash Equivalents	$2,067	$1,130
Short-Term Investments	373	701
Accounts Receivable, net	880	835
Assets Under Management	2,024	2,069
Deferred Income Taxes and Other	427	439

Total Current Assets	5,771	5,174
Long-Term Investments	4,514	4,498
Property, Equipment, Capitalized Software, and Other Assets, net	1,054	1,007
Goodwill	3,424	3,363
Other Intangible Assets, net	139	122

TOTAL ASSETS	$14,902	$14,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Medical Costs Payable	$4,043	$3,741
Accounts Payable and Accrued Liabilities	1,590	1,459
Other Policy Liabilities	1,802	1,781
Commercial Paper and Current Maturities of Long-Term Debt	350	811
Unearned Premiums	474	587

Total Current Liabilities	8,259	8,379
Long-Term Debt, less current maturities	1,400	950
Deferred Income Taxes and Other Liabilities	497	407

Commitments and Contingencies (Note 11)
Shareholders’ Equity
Common Stock, $0.01 par value—1,500 shares authorized; 584 and 599 shares issued and outstanding	6	6
Additional Paid-In Capital	—	170
Retained Earnings	4,584	4,104
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Investments, net of tax effects	156	148

Total Shareholders’ Equity	4,746	4,428

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,902	$14,164

See notes to condensed consolidated financial statements

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES
Premiums	$6,395	$5,476	$18,791	$16,038
Services	780	719	2,329	2,135
Investment and Other Income	63	52	180	165

Total Revenues	7,238	6,247	21,300	18,338

MEDICAL AND OPERATING COSTS
Medical Costs	5,174	4,509	15,333	13,362
Operating Costs	1,226	1,100	3,620	3,215
Depreciation and Amortization	75	66	222	184

Total Medical and Operating Costs	6,475	5,675	19,175	16,761

EARNINGS FROM OPERATIONS	763	572	2,125	1,577
Interest Expense	(24)	(24)	(71)	(68)

EARNINGS BEFORE INCOME TAXES	739	548	2,054	1,509
Provision for Income Taxes	(263)	(195)	(736)	(536)

NET EARNINGS	$476	$353	$1,318	$973

BASIC NET EARNINGS PER COMMON SHARE	$0.81	$0.59	$2.23	$1.60

DILUTED NET EARNINGS PER COMMON SHARE	$0.77	$0.56	$2.13	$1.53

BASIC WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	589	600	592	608
DILUTIVE EFFECT OF OUTSTANDING STOCK OPTIONS	28	30	28	30

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, ASSUMING DILUTION	617	630	620	638

See notes to condensed consolidated financial statements

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Nine Months Ended September 30,
	2003	2002
OPERATING ACTIVITIES
Net Earnings	$1,318	$973
Noncash Items:
Depreciation and Amortization	222	184
Deferred Income Taxes and Other	28	160
Net Change in Other Operating Items, net of effects from acquisitions, sales of subsidiaries and changes in AARP balances:
Accounts Receivable and Other Current Assets	(17)	40
Medical Costs Payable	291	60
Accounts Payable and Accrued Liabilities	430	380
Unearned Premiums	(139)	(134)

Cash Flows From Operating Activities	2,133	1,663

INVESTING ACTIVITIES
Cash Paid for Acquisitions, net of cash assumed and other effects	(87)	(148)
Purchases of Property, Equipment and Capitalized Software, net	(281)	(295)
Purchases of Investments	(1,927)	(2,566)
Maturities and Sales of Investments	2,267	2,067

Cash Flows Used For Investing Activities	(28)	(942)

FINANCING ACTIVITIES
Proceeds from Common Stock Issuances	214	169
Common Stock Repurchases	(1,362)	(1,445)
Repayments of Commercial Paper, net	(461)	(310)
Proceeds from Issuance of Long-Term Debt	450	400
Dividends Paid	(9)	(9)

Cash Flows Used For Financing Activities	(1,168)	(1,195)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	937	(474)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,130	1,540

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,067	$1,066

Supplementary schedule of noncash investing activities:
Common stock issued for acquisitions	$—	$567

See notes to condensed consolidated financial statements

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation and Use of Estimates

Unless the context otherwise requires, the use of the terms the “Company,” “we,” “us,” and “our” in the following refers to UnitedHealth Group Incorporated (UnitedHealth Group) and its subsidiaries.

The accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, needed to present the financial results for these interim periods fairly. In accordance with the rules and regulations of the Securities and Exchange Commission, we have omitted certain footnote disclosures that would substantially duplicate the disclosures contained in our annual audited financial statements. Read together with the disclosures below, we believe the interim financial statements are presented fairly. However, these unaudited condensed consolidated financial statements should be read together with the consolidated financial statements and the notes included in our Annual Report on Form 10-K for the year ended December 31, 2002.

These condensed consolidated financial statements include certain amounts that are based on our best estimates and judgments. These estimates require us to apply complex assumptions and judgments, often because we must make estimates about the effects of matters that are inherently uncertain and will change in subsequent periods. The most significant estimates relate to medical costs, medical costs payable, revenues, contingent liabilities, and asset valuations, allowances and impairments. We adjust these estimates each period, as more current information becomes available, and any adjustment could have a significant impact on our consolidated operating results. The impact of any changes in estimates is included in the determination of earnings in the period in which the estimate is adjusted.

2. Stock-Based Compensation

We account for activity under our stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, we do not recognize compensation expense when we grant employee stock options because we grant stock options at exercise prices not less than the fair value of our common stock on the date of grant.

The following table shows the effect on net earnings and earnings per share had we applied the fair value expense recognition provisions of Statement of Financial Accounting Standards (FAS) No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation (in millions, except per share data).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
NET EARNINGS
As Reported	$476	$353	$1,318	$973
Compensation Expense, net of tax effect	(32)	(28)	(92)	(77)

Pro Forma	$444	$325	$1,226	$896

BASIC NET EARNINGS PER COMMON SHARE
As Reported	$0.81	$0.59	$2.23	$1.60
Pro Forma	$0.75	$0.54	$2.07	$1.47
DILUTED NET EARNINGS PER COMMON SHARE
As Reported	$0.77	$0.56	$2.13	$1.53
Pro Forma	$0.72	$0.52	$1.98	$1.40

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Cash, Cash Equivalents and Investments

As of September 30, 2003, the amortized cost, gross unrealized gains and losses, and fair value of cash, cash equivalents and investments were as follows (in millions):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and Cash Equivalents	$2,067	$—	$—	$2,067
Debt Securities—Available for Sale	4,421	237	(5)	4,653
Equity Securities—Available for Sale	152	11	(1)	162
Debt Securities—Held to Maturity	72	—	—	72

Total Cash and Investments	$6,712	$248	$(6)	$6,954

During the three and nine month periods ended September 30, we recorded realized gains and losses on the sale of investments as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Gross Realized Gains	$13	$8	$35	$46
Gross Realized Losses	(5)	(14)	(21)	(60)

Net Realized Gains (Losses)	$8	$(6)	$14	$(14)

4. Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill, by operating segment, for the nine months ended September 30, 2003, were as follows (in millions):

	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Consolidated Total
Balance at December 31, 2002	$1,693	$698	$363	$609	$3,363
Goodwill acquired	12	—	38	11	61

Balance at September 30, 2003	$1,705	$698	$401	$620	$3,424

The weighted-average useful life, gross carrying value, accumulated amortization and net carrying value of other intangible assets as of September 30, 2003 and December 31, 2002 were as follows (in millions):

		September 30, 2003			December 31, 2002
	Weighted- Average Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer Contracts and Membership Lists	14 years	$70	$(5)	$65	$64	$(1)	$63
Patents, Trademarks and Technology	11 years	80	(30)	50	58	(24)	34
Non-compete Agreements and Other	7 years	33	(9)	24	31	(6)	25

Total	10 years	$183	$(44)	$139	$153	$(31)	$122

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense relating to other intangible assets was approximately $5 and $13 million for the three and nine month periods ended September 30, 2003. Estimated amortization expense relating to other intangible assets for the years ending December 31 are as follows (in millions):

2003	2004	2005	2006	2007
$18	$18	$17	$16	$15

5. Medical Costs Payable

As further discussed in the Critical Accounting Policies and Estimates section of Management’s Discussion and Analysis, a substantial portion of our medical costs payable is based on estimates, which include estimates for the costs of health care services eligible individuals have received under risk-based arrangements but for which claims have either not yet been received or processed, and liabilities for physician, hospital and other medical cost disputes. Each period, our operating results include the effects of revisions in estimates related to all prior periods, based on actual claims processed and other changes in facts and circumstances. Our medical costs payable estimates as of December 31, 2001, 2000 and 1999 each developed favorably in the subsequent fiscal year by approximately $70 million, $30 million and $15 million, respectively. Our medical costs payable estimate as of December 31, 2002 also developed favorably by approximately $130 million during the nine month period ended September 30, 2003.

Medical costs for the three month period ended September 30, 2003 include approximately $20 million of favorable medical cost development related to prior years and approximately $80 million of favorable medical cost development related to the first and second quarters of 2003. Management believes the amount of medical costs payable is reasonable and adequate to cover the company’s liability for unpaid claims as of September 30, 2003.

6. Commercial Paper and Debt

Commercial paper and debt consisted of the following (in millions):

	September 30, 2003		December 31, 2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
Commercial Paper	$—	$—	$461	$461
Floating-Rate Notes due November 2003	100	100	100	100
6.6% Senior Unsecured Notes due December 2003	250	250	250	260
Floating-Rate Notes due November 2004	150	150	150	150
7.5% Senior Unsecured Notes due November 2005	400	444	400	450
5.2% Senior Unsecured Notes due January 2007	400	425	400	423
4.9% Senior Unsecured Notes due April 2013	450	447	—	—

Total Commercial Paper and Debt	1,750	1,816	1,761	1,844
Less Current Maturities	(350)	(350)	(811)	(821)

Long-Term Debt, less current maturities	$1,400	$1,466	$950	$1,023

As of September 30, 2003, we had no outstanding commercial paper. The interest rates on the floating-rate notes are reset quarterly to the three-month LIBOR (London Interbank Offered Rate) plus 0.3% for the notes due November 2003 and to the three-month LIBOR plus 0.6% for the notes due November 2004. As of September 30, 2003, the applicable rates on the notes were 1.4% and 1.7%, respectively.

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 2003, we issued $450 million of 4.9% fixed-rate notes due April 2013. In January 2002, we issued $400 million of 5.2% fixed-rate notes due January 2007. We used proceeds from these borrowings to repay commercial paper and for general corporate purposes including working capital, capital expenditures, business acquisitions, and share repurchases. When we issued these notes, we entered into interest rate swap agreements that qualify as fair value hedges to convert a portion of our interest rate exposure from a fixed to a variable rate. The interest rate swap agreements have aggregate notional amounts of $225 million, maturing April 2013, and $200 million, maturing January 2007. The variable rates are benchmarked to the six-month LIBOR rate and are reset on a semiannual basis in arrears. At September 30, 2003, the rate used to accrue interest expense on these swaps ranged from 1.3% to 1.4%. The differential between the fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as an adjustment to interest expense in the Condensed Consolidated Statements of Operations.

We have credit arrangements for $900 million that support our commercial paper program. These credit arrangements include a $450 million revolving facility that expires in July 2005, and a $450 million, 364-day facility that expires in July 2004. As of September 30, 2003, we had no amounts outstanding under our credit facilities.

Our debt agreements and credit facilities contain various covenants, the most restrictive of which require us to maintain a debt-to-total-capital ratio below 45% and to exceed specified minimum interest coverage levels. We are in compliance with the requirements of all debt covenants.

7. AARP

In January 1998, we initiated a 10-year contract to provide insurance products and services to members of AARP. Under the terms of the contract, we are compensated for transaction processing and other services as well as for assuming underwriting risk. We are also engaged in product development activities to complement the insurance offerings under this program. Premium revenues from our portion of the AARP insurance offerings are approximately $3.9 billion annually.

The underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund (RSF). The primary components of the underwriting results are premium revenue, medical costs, investment income, administrative expenses, member services expenses, marketing expenses and premium taxes. Underwriting gains and losses are recorded as an increase or decrease to the RSF and accrue to AARP policyholders, unless cumulative net losses were to exceed the balance in the RSF. To the extent underwriting losses exceed the balance in the RSF, we would have to fund the deficit. Any deficit we fund could be recovered by underwriting gains in future periods of the contract. To date, we have not been required to fund any underwriting deficits. The RSF balance is reported in Other Policy Liabilities in the accompanying Condensed Consolidated Balance Sheets. We believe the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.

The following AARP program-related assets and liabilities are included in our Condensed Consolidated Balance Sheets (in millions):

	Balance as of
	September 30, 2003	December 31, 2002
Accounts Receivable	$350	$294
Assets Under Management	$1,965	$2,045
Medical Costs Payable	$897	$893
Other Policy Liabilities	$1,252	$1,299
Other Current Liabilities	$166	$147

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effects of changes in balance sheet amounts associated with the AARP program accrue to AARP policyholders through the RSF balance. Accordingly, we do not include the effect of such changes in our Condensed Consolidated Statements of Cash Flows.

8. Stock Split and Stock Repurchase Program

On May 7, 2003, the Company’s Board of Directors declared a two-for-one split of the Company’s common stock in the form of a 100 percent common stock dividend. The stock dividend was issued on June 18, 2003, to shareholders of record on June 2, 2003. All share and per share amounts have been restated to reflect the stock split.

Under our board of directors’ authorization, we maintain a common stock repurchase program. Repurchases may be made from time to time at prevailing prices, subject to restrictions on volume, pricing and timing. During the nine months ended September 30, 2003, we repurchased 29.4 million shares at an average price of approximately $46 per share and an aggregate cost of approximately $1.4 billion. As of September 30, 2003, we had board of directors’ authorization to purchase up to an additional 49.2 million shares of our common stock.

9. Comprehensive Income

The table below presents comprehensive income for the three and nine month periods ended September 30 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Earnings	$476	$353	$1,318	$973
Change in Net Unrealized Gains on Investments, net of tax effects	(29)	70	8	112

Comprehensive Income	$447	$423	$1,326	$1,085

10. Segment Financial Information

The following is a description of the types of products and services from which each of our business segments derives its revenues:

•	Health Care Services consists of the UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare coordinates network-based health and well-being services on behalf of local employers and consumers. Ovations delivers health and well-being services for Americans age 50 and older. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries. The financial results of UnitedHealthcare, Ovations and AmeriChoice have been combined in the Health Care Services segment column in the tables presented below because these businesses have similar economic characteristics and have similar products and services, types of customers, distribution methods and operational processes, and operate in a similar regulatory environment, typically within the same legal entity.

•	Uniprise provides health and well-being access and services, business-to-business transaction processing services, consumer connectivity and technology support services to large employers and health plans.

•	Specialized Care Services is a portfolio of health and well-being companies, each serving a specialized market need with a unique offering of benefits, networks, services and resources.

•	Ingenix is an international leader in the field of health care data analysis and application, serving pharmaceutical companies, health insurers and other payers, health care providers, large employers and governments.

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transactions between business segments principally consist of customer service and transaction processing services Uniprise provides to Health Care Services, certain product offerings sold to Uniprise and Health Care Services customers by Specialized Care Services, and sales of medical benefits cost, quality and utilization data and predictive modeling to Health Care Services and Uniprise by Ingenix. These transactions are recorded at management’s best estimate of fair value, as if the services were purchased from or sold to third parties. All intersegment transactions are eliminated in consolidation. Assets and liabilities that are jointly used are assigned to each segment using estimates of pro-rata usage. Cash and investments are assigned such that each segment has minimum specified levels of regulatory capital or working capital for non-regulated businesses.

Effective January 1, 2003, within the Health Care Services segment, the Company transferred Medicaid-related business oversight from UnitedHealthcare to AmeriChoice, as well as certain Medicare-related businesses from UnitedHealthcare to Ovations. In addition, the Company transferred managed health plan services from UnitedHealthcare to Uniprise. The 2002 segment financial information has been restated for comparability purposes to conform to the current composition of business segments. The restatement had no effect on previously reported 2002 consolidated financial information.

The following tables present segment financial information for the three and nine month periods ended September 30, 2003 and 2002 (in millions):

Three Months Ended September 30, 2003	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Eliminations	Consolidated
Revenues—External Customers	$6,173	$625	$273	$104	$—	$7,175
Revenues—Intersegment	—	145	199	44	(388)	—
Investment and Other Income	51	8	4	—	—	63

Total Revenues	$6,224	$778	$476	$148	$(388)	$7,238

Earnings from Operations	$490	$154	$100	$19	$—	$763

Three Months Ended September 30, 2002	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Eliminations	Consolidated
Revenues—External Customers	$5,325	$561	$225	$84	$—	$6,195
Revenues—Intersegment	—	133	153	34	(320)	—
Investment and Other Income	42	7	3	—	—	52

Total Revenues	$5,367	$701	$381	$118	$(320)	$6,247

Earnings from Operations	$356	$130	$73	$13	$—	$572

Nine Months Ended September 30, 2003	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Eliminations	Consolidated
Revenues—External Customers	$18,196	$1,865	$790	$269	$—	$21,120
Revenues—Intersegment	—	436	592	126	(1,154)	—
Investment and Other Income	148	21	11	—	—	180

Total Revenues	$18,344	$2,322	$1,393	$395	$(1,154)	$21,300

Earnings from Operations	$1,342	$459	$281	$43	$—	$2,125

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nine Months Ended September 30, 2002	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Eliminations	Consolidated
Revenues—External Customers	$15,658	$1,610	$667	$238	$—	$18,173
Revenues—Intersegment	—	393	445	98	(936)	—
Investment and Other Income	134	20	11	—	—	165

Total Revenues	$15,792	$2,023	$1,123	$336	$(936)	$18,338

Earnings from Operations	$946	$387	$207	$37	$—	$1,577

11. Commitments and Contingencies

Legal Matters

Because of the nature of our businesses, we are routinely party to a variety of legal actions related to the design, management and offerings of our services. We record liabilities for our estimate of probable costs resulting from these matters. These matters include, but are not limited to: claims relating to health care benefits coverage; medical malpractice actions; contract disputes; and claims related to disclosure of certain business practices. Following the events of September 11, 2001, the cost of business insurance coverage increased significantly. As a result, we have increased the amount of risk that we self-insure, particularly with respect to matters incidental to our business.

Beginning in 1999, a series of class action lawsuits were filed against us and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of certain customers and physicians for alleged breaches of federal statutes, including the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Racketeer Influenced Corrupt Organization Act (RICO). On May 1, 2003, the customer related claims were dismissed following a de minimis settlement. The health care provider claims continue to be litigated on a class basis.

In April 2000, the American Medical Association filed a lawsuit against the Company in connection with the calculation of reasonable and customary reimbursement rates for non-network providers. The suit seeks declaratory, injunctive and compensatory relief as well as costs, fees and interest payments. An amended complaint was filed on August 25, 2000, which alleged two classes of plaintiffs, an ERISA class and a non-ERISA class. After the court dismissed certain ERISA claims and the claims brought by the American Medical Association, a third amended complaint was filed. On October 25, 2002, the court granted in part and denied in part our motion to dismiss the third amended complaint. We are engaged in discovery in this matter.

Although the results of pending litigation are always uncertain, we do not believe the results of any such actions currently threatened or pending, including those described above, will, individually or in aggregate, have a material adverse effect on our consolidated financial position or results of operations.

Governmental Regulation

Our business is regulated at federal, state, local and international levels. The laws and rules governing our business are subject to frequent change, and agencies have broad latitude to administer those regulations. State legislatures and Congress continue to focus on health care issues as the subject of proposed legislation. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability related to coverage interpretations or other actions. Further, we must obtain and maintain regulatory approvals to market many of our products.

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We are also subject to various ongoing governmental investigations, audits and reviews, and we record liabilities for our estimate of probable costs resulting from these matters. Although the results of pending matters are always uncertain, we do not believe the results of any of the current investigations, audits or reviews, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

12. Recently Issued Accounting Standards

In January 2003, the FASB issued Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51.” FIN No. 46 requires an enterprise to consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The adoption of FIN No. 46 did not have any impact on our consolidated financial position or results of operations.

In April 2003, the FASB issued FAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. FAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The adoption of FAS No. 149, did not have any impact on our consolidated financial position or results of operations.

In May 2003, the FASB issued FAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. FAS No. 150 establishes standards for classifying and measuring as liabilities certain freestanding financial instruments that represent obligations of the issuer and have characteristics of both liabilities and equity. The adoption of FAS No. 150 did not have any impact on our consolidated financial position or results of operations.

13. Acquisitions

On October 26, 2003, the Company entered into a definitive agreement to acquire Mid Atlantic Medical Services, Inc. (MAMSI). Under the terms of the agreement, MAMSI shareholders will receive 0.82 shares of UnitedHealth Group common stock and $18.00 in cash for each share of MAMSI common stock they own. Total consideration for the transaction, to be issued upon closing, is comprised of approximately 38.6 million shares of UnitedHealth Group common stock (valued at approximately $2,050 million based upon the average of UnitedHealth Group’s share closing price from October 23, 2003 through October 29, 2003) and approximately $600 million in cash after considering MAMSI stock option and residual share proceeds. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets of MAMSI based on their estimated fair values at the closing of the transaction. We expect this transaction will close in the first quarter of 2004.

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma financial information presented below assumes that the acquisition of MAMSI had occurred as of the beginning of each respective period. The pro forma adjustments include the pro forma effect of UnitedHealth Group shares to be issued in the acquisition, the amortization of intangible assets arising from the purchase price allocation, interest expense relating to financing the cash portion of the purchase price and the related pro forma income tax effects. Because the unaudited pro forma financial information has been prepared based on preliminary estimates of fair values, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented below. The unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had the MAMSI acquisition been consummated at the beginning of the respective periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2003 (Pro Forma)	2002 (Pro Forma)	2003 (Pro Forma)	2002 (Pro Forma)
Revenues	$7,908	$6,842	$23,308	$20,059
Net Earnings	$517	$371	$1,424	$1,019
Earnings Per Share
Basic	$0.82	$0.58	$2.26	$1.58
Diluted	$0.79	$0.55	$2.16	$1.51

The purchase agreement stipulates that if the transaction is not consummated, a termination fee of $116 million could be payable by UnitedHealth Group or MAMSI under certain conditions relating to each party’s performance under the contract.

On September 16, 2003, the Company entered into a definitive agreement to acquire Golden Rule Financial Corporation and subsidiaries (“Golden Rule”) for approximately $500 million in cash. Golden Rule provides health insurance products to the individual and group association markets. This transaction closed in November 2003.

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Shareholders

UnitedHealth Group Incorporated

Minnetonka, Minnesota

We have reviewed the accompanying condensed consolidated balance sheet of UnitedHealth Group Incorporated and Subsidiaries (the Company) as of September 30, 2003, and the related condensed consolidated statements of operations and cash flows for the three-month and nine-month periods ended September 30, 2003 and 2002. These interim condensed consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such interim condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of UnitedHealth Group Incorporated and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated January 23, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2002 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
October 16, 2003

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read together with the accompanying unaudited condensed consolidated financial statements and notes. In addition, the following discussion should be considered in light of a number of factors that affect the Company, the industry in which we operate, and business generally. These factors are described in Exhibit 99 to this Quarterly Report.

Summary highlights of our third quarter 2003 results include:

•	Diluted net earnings per share of $0.77 increased 38% from $0.56 per share reported in the third quarter of 2002 and increased 8% from $0.71 per share reported in the second quarter of 2003.

•	Cash flows from operations were over $2.1 billion for the nine months ended September 30, 2003, compared to $1.7 billion for the nine months ended September 30, 2002, an increase of $470 million, or 28%.

•	Earnings from operations increased to $763 million in the third quarter of 2003, up $191 million, or 33%, over the comparable prior year period and up $54 million, or 8%, sequentially over the second quarter of 2003.

•	Consolidated revenues of $7.2 billion increased $1.0 billion, or 16%, over the third quarter of 2002 and $151 million, or 2%, sequentially over the second quarter of 2003.

•	The consolidated medical care ratio was 80.9%, a decline from 82.3% in the third quarter of 2002.

•	The operating cost ratio was 16.9%, improving from 17.6% during the third quarter of 2002.

•	Consolidated operating margin reached 10.5%, improving from 9.2% in the third quarter of 2002.

•	Annualized return on equity reached 40.4% in the third quarter of 2003, up from 33.9% in the third quarter of 2002.

Summary Operating Information

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2003	2002	Percent Change	2003	2002	Percent Change
Total Revenues	$7,238	$6,247	16%	$21,300	$18,338	16%
Earnings from Operations	$763	$572	33%	$2,125	$1,577	35%
Net Earnings	$476	$353	35%	$1,318	$973	35%
Diluted Net Earnings Per Common Share	$0.77	$0.56	38%	$2.13	$1.53	39%
Medical Care Ratio	80.9%	82.3%		81.6%	83.3%
Medical Care Ratio, Excluding AARP	79.5%	80.5%		80.3%	81.5%
Operating Cost Ratio	16.9%	17.6%		17.0%	17.5%
Return on Equity (annualized)	40.4%	33.9%		38.4%	33.5%
Operating Margin	10.5%	9.2%		10.0%	8.6%

Results of Operations

Consolidated Financial Results

Revenues

Revenues are comprised of premium revenues from risk-based products; service revenues, which primarily include fees for management, administrative, and consulting services; and investment and other income.

Premium revenues are derived from risk-based arrangements in which the premium is fixed, typically for a one-year period, and we assume the economic risk of funding health care services and related administrative costs. Service revenues consist primarily of fees derived from services performed for customers that self-insure the medical costs of their employees and their dependents. For both premium risk-based and fee-based customer arrangements, we provide coordination and facilitation of medical services, transaction processing, customer, consumer and care provider services, and access to contracted networks of physicians, hospitals and other health care professionals.

Consolidated revenues increased by $1.0 billion, or 16%, year-over-year in the third quarter of 2003 to $7.2 billion. Consolidated revenues increased by approximately 11% as a result of premium rate increases and growth across business segments and 5% as a result of revenues from businesses acquired since the beginning of the third quarter of 2002. Following is a discussion of third quarter consolidated revenue trends for each of our three revenue components.

Premium Revenues

Consolidated premium revenues for the three and nine months ended September 30, 2003 totaled $6.4 billion and $18.8 billion, respectively, an increase of $919 million, or 17%, and $2.8 billion, or 17%, over the comparable 2002 periods.

UnitedHealthcare premium revenues for the three and nine months ended September 30, 2003 were $3.7 billion and $10.9 billion, respectively, an increase of $423 million, or 13%, and $1.4 billion, or 14%, over the comparable 2002 periods. This increase resulted primarily from premium rate increases on renewing commercial risk-based business. Premium revenues from Medicaid programs for the three and nine months ended September 30, 2003 increased by $315 million and $901 million, respectively, over the three and nine months ended September 30, 2002. This increase was primarily the result of the acquisition of AmeriChoice on September 30, 2002. The remaining premium revenue growth for the three and nine months ended September 30, 2003 was primarily driven by an increase in the number of individuals served by AmeriChoice Medicaid programs after the acquisition, and individuals served by both Ovations’ Medicare supplement products provided to AARP members and by its Evercare business. In addition, Specialized Care Services realized an increase in premium revenues due to strong growth in several of its specialty benefits businesses.

Service Revenues

Service revenues for the three and nine months ended September 30, 2003 totaled $780 million and $2.3 billion, representing an increase of $61 million, or 8%, and $194 million, or 9%, over the comparable 2002 periods. The increase in service revenues was driven primarily by aggregate growth of 6% in individuals served by Uniprise and UnitedHealthcare under fee-based arrangements and annual service fee increases for existing self-insured customers.

Investment and Other Income

Investment and other income during the three and nine months ended September 30, 2003 totaled $63 million and $180 million, respectively, representing increases of $11 million and $15 million, respectively, from the comparable periods in 2002. For the three and nine months ended September 30, 2003, interest income decreased by $3 million and $13 million, respectively, driven by lower yields on investments partially offset by the impact of increased levels of cash and fixed income investments. Net capital gains on sales of investments were $8 million and $14 million for the three and nine months ended September 30, 2003, respectively, compared to net capital losses of $6 million and $14 million for the three and nine months ended September 30, 2002, respectively.

Medical Costs

The combination of pricing, benefit designs, consumer health care utilization and comprehensive care facilitation efforts is reflected in the medical care ratio (medical costs as a percentage of premium revenues).

For the three months ended September 30, the consolidated medical care ratio decreased from 82.3% in 2002 to 80.9% in 2003. Excluding the AARP business,1 on a year-over-year basis, the medical care ratio decreased 100 basis points from 80.5% in 2002 to 79.5% in 2003. The decrease in the medical care ratio was primarily driven by favorable development of prior period medical cost estimates, as further discussed below. Excluding the impact of favorable medical cost development, the medical care ratio in the third quarter of 2003 was largely consistent with the third quarter of 2002.

Each period, our operating results include the effects of revisions in medical cost estimates related to all prior periods. Changes in estimates may relate to prior fiscal years or to prior quarterly reporting periods within the same fiscal year. Changes in estimates for prior quarterly reporting periods within the same fiscal year have no impact on total medical costs reported for that fiscal year. Changes in medical cost estimates related to prior fiscal years that are identified in the current year are included in total medical costs reported for the current fiscal year. Medical costs for the three months ended September 30, 2003 include approximately $20 million of favorable medical cost development related to prior fiscal years and approximately $80 million of favorable medical cost development related to the first and second quarters of 2003. Medical costs for the three months ended September 30, 2002 include approximately $10 million of favorable medical cost development related to prior fiscal years and approximately $30 million of favorable medical cost development related to the first and second quarters of 2002.

For the nine months ended September 30, the consolidated medical care ratio decreased from 83.3% in 2002 to 81.6% in 2003. Excluding the AARP business, on a year-over-year basis, the medical care ratio decreased 120 basis points from 81.5% to 80.3%. Approximately 40 basis points of the decrease in the medical care ratio was driven by the favorable development of prior period medical cost estimates. Medical costs for the nine months ended September 30, 2003 and 2002 include approximately $130 million and $60 million, respectively, of favorable medical cost development related to prior years. The balance of the medical care ratio decrease resulted primarily from changes in product, business and customer mix, and net premium rate increases that slightly exceeded overall medical benefit cost increases.

For the three and nine months ended September 30, 2003, on an absolute dollar basis, medical costs increased $665 million, or 15%, and $2.0 billion, or 15%, respectively, over the comparable 2002 periods. The increase was driven primarily by a rise in medical costs of approximately 11% driven by medical cost inflation and increased health care consumption and additional medical costs related to businesses acquired since September 30, 2002. These increases were partially offset by the improved medical care ratios described above.

Operating Costs

The operating cost ratio (operating costs as a percentage of total revenues) for the three and nine months ended September 30, 2003 was 16.9% and 17.0%, down from 17.6% and 17.5% in the comparable 2002 periods. These decreases were driven primarily by business mix changes, productivity gains from technology deployment and other cost management initiatives.

On an absolute dollar basis, operating costs for the three and nine months ended September 30, 2003 increased $126 million, or 11%, and $405 million, or 13%, over the comparable periods in 2002. This increase was driven by a 4% increase in total individuals served by Health Care Services and Uniprise, increases in broker commissions and premium taxes, general operating cost inflation and the additional operating costs associated with change initiatives and acquired businesses.

[1]	Management believes disclosure of the medical care ratio excluding the AARP business is meaningful since underwriting gains or losses related to the AARP business accrue to AARP policyholders through a rate stabilization fund (RSF). Although the Company is at risk for underwriting losses to the extent cumulative net losses exceed the balance in the RSF, the Company has not been required to fund any underwriting deficits to date and management believes the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract during the foreseeable future.

Depreciation and Amortization

Depreciation and amortization for the three and nine months ended September 30, 2003 was $75 million and $222 million, respectively, an increase of $9 million and $38 million over the comparable prior year periods. These increases are due to additional depreciation and amortization resulting from higher levels of, computer equipment and capitalized software as a result of technology enhancements, business growth and businesses acquired since the beginning of the third quarter of 2002.

Income Taxes

Our effective income tax rate was 35.5% in both the third quarter of 2003 and the third quarter of 2002, down from 36.0% in the first and second quarter of 2003. The decrease from the first and second quarters of 2003 is due to changes in business and income mix between states with differing income tax rates.

Business Segments

The following summarizes the operating results of our business segments for three and nine months ended September 30 (in millions):

Revenues

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	Percent Change	2003	2002	Percent Change
Health Care Services	$6,224	$5,367	16%	$18,344	$15,792	16%
Uniprise	778	701	11%	2,322	2,023	15%
Specialized Care Services	476	381	25%	1,393	1,123	24%
Ingenix	148	118	25%	395	336	18%
Corporate	(388)	(320)	n/a	(1,154)	(936)	n/a

Total Consolidated	$7,238	$6,247	16%	$21,300	$18,338	16%

Earnings from Operations

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	Percent Change	2003	2002	Percent Change
Health Care Services	$490	$356	38%	$1,342	$946	42%
Uniprise	154	130	18%	459	387	19%
Specialized Care Services	100	73	37%	281	207	36%
Ingenix	19	13	46%	43	37	16%

Total Consolidated	$763	$572	33%	$2,125	$1,577	35%

Health Care Services

The Health Care Services segment (comprised of the UnitedHealthcare, Ovations and AmeriChoice businesses) had revenues of $6.2 billion and $18.3 billion for the three and nine months ended September 30, 2003, respectively, representing increases of $857 million, or 16%, and $2.6 billion, or 16%, over the comparable 2002 periods.

The increase in revenues primarily resulted from an increase in UnitedHealthcare premium revenues for the three and nine months ended September 30, 2003, of $423 million, or 13%, and $1.4 billion, or 14%, respectively, over the comparable 2002 periods. This increase was primarily driven by premium rate increases on renewing commercial risk-based business. Premium revenues from Medicaid programs for the three and nine months ended September 30, 2003 increased by $315 million and $901 million, respectively, over the three and nine months ended September 30, 2002. This increase was primarily the result of the acquisition of AmeriChoice on September 30, 2002. The remaining revenue growth in 2003 resulted primarily from an increase in the number of individuals served by AmeriChoice Medicaid programs after the acquisition, and individuals served by both Ovations’ Medicare supplement products provided to AARP members and by its Evercare business.

For the three and nine months ended September 30, 2003, Health Care Services earnings from operations were $490 million and $1.3 billion, respectively, representing increases of $134 million, or 38%, and $396 million, or 42%, over the comparable periods in 2002. These increases primarily resulted from revenue growth and improved gross margins on UnitedHealthcare’s risk-based products, growth in the number of individuals served by UnitedHealthcare’s fee-based products, and the acquisition of AmeriChoice on September 30, 2002. Health Care Services’ operating margin for the three and nine months ended September 30, 2003 was 7.9% and 7.3%, respectively, an increase of 130 basis points over each of the comparable 2002 periods. These increases were driven by a combination of an improved medical care ratio and a shift in product mix from risk-based products to higher-margin, fee-based products.

UnitedHealthcare’s commercial medical care ratio improved to 79.2% for the third quarter of 2003 from 80.9% in the third quarter of 2002. The decrease in the medical care ratio was primarily driven by favorable development of prior period medical cost estimates, as previously discussed. Excluding the impact of favorable medical cost development, the commercial medical care ratio in the third quarter of 2003 was largely consistent with the third quarter of 2002.

The number of individuals served by UnitedHealthcare increased by 210,000, or 3%, in the third quarter of 2003 over the third quarter of 2002. This included an increase of 225,000, or 9%, in the number of individuals served with fee-based products, driven by new customer relationships and existing customers converting from risk-based products to fee-based products. In addition, there was a decrease of 15,000 in the number of individuals served by risk-based products, driven by customers converting to self-funded, fee-based arrangements and UnitedHealthcare’s targeted withdrawal of risk-based product offerings from unprofitable arrangements with customers using multiple health benefit carriers, partially offset by new customer relationships.

Ovation’s year-over-year Medicare+Choice enrollment was relatively stable, with 225,000 individuals served as of September 30, 2003. Medicaid enrollment increased by 80,000, or 8%, due to strong growth in new customer relationships at AmeriChoice over the past year.

The following table summarizes individuals served by Health Care Services, by major market segment and funding arrangement, as of September 30 (in thousands):

	2003	2002
Commercial
Risk-based	5,005	5,020
Fee-based	2,855	2,630

	7,860	7,650

Medicare	225	220
Medicaid	1,090	1,010

Total Health Care Services	9,175	8,880

Uniprise

Uniprise revenues for the three and nine months ended September 30, 2003 were $778 million and $2.3 billion, respectively, representing increases of 11% and 15% over the comparable 2002 periods. These increases were driven primarily by a 5% year-over-year increase in Uniprise’s customer base, annual service fee increases for self-insured customers, and changes in customer funding mix in the third quarter of 2002. Uniprise served 9.1 million and 8.7 million individuals as of September 30, 2003 and 2002, respectively.

For the three and nine months ended September 30, 2003, Uniprise earnings from operations were $154 million and $459 million, respectively, representing increases of 18% and 19% over the comparable 2002 periods. Operating margin for both the three and nine months ended September 30, 2003 improved to 19.8% from 18.5% and 19.1%, respectively, in the comparable 2002 periods. Uniprise has expanded its operating margin through operating cost efficiencies derived from process improvements, technology deployment and cost management initiatives, primarily in the form of reduced labor and occupancy costs supporting its transaction processing and customer service, billing and enrollment functions. Additionally, Uniprise’s infrastructure can be scaled efficiently, allowing its business to grow revenues at a proportionately higher rate than the associated growth in operating expenses.

Specialized Care Services

For the three and nine months ended September 30, 2003, Specialized Care Services revenues of $476 million and $1.4 billion, respectively, increased by $95 million, or 25%, and $270 million, or 24%, over the comparable 2002 periods. These increases were principally driven by an increase in the number of individuals served by United Behavioral Health, its mental health benefits business, Dental Benefit Providers, its dental services business, and Spectera, its vision care benefits business, as well as rate increases related to these businesses.

Earnings from operations for the three and nine months ended September 30, 2003 of $100 million and $281 million, respectively, increased $27 million, or 37%, and $74 million, or 36%, over the comparable 2002 periods. Specialized Care Services’ operating margin increased to 21.0% in the third quarter of 2003, up from 19.2% in the comparable 2002 period. This increase was driven primarily by operational and productivity improvements at United Behavioral Health. With the continuing growth of the Specialized Care Services segment, we are currently consolidating production and service operations to a segment-wide service and production infrastructure to improve service quality and consistency and enhance productivity and efficiency.

Ingenix

For the three and nine months ended September 30, 2003, Ingenix revenues of $148 million and $395 million, respectively, increased by $30 million, or 25%, and $59 million, or 18%, over the comparable 2002 periods. This was driven primarily by new business growth in the health information business.

Earnings from operations were $19 million in the third quarter of 2003, up $6 million, or 46%, from the comparable 2002 period. The operating margin was 12.8% in the third quarter of 2003, up from 11.0% in the third quarter of 2002. The increase in the operating margin was primarily due to growth in the health information business. Ingenix generates higher revenues and operating margins in the second half of the year due to seasonally strong demand for higher margin software and information content products.

Financial Condition and Liquidity at September 30, 2003

Liquidity

We manage our cash, investments and capital structure so we are able to meet the short and long-term obligations of our business while maintaining financial flexibility and liquidity. We forecast, analyze and monitor our cash flows to enable prudent investment and financing within the confines of our financial strategy, such as our self-imposed limit of 30% on our debt-to-total-capital ratio (calculated as the sum of commercial paper and debt divided by the sum of commercial paper, debt and shareholders’ equity).

A majority of the assets held by our regulated subsidiaries are in the form of cash, cash equivalents and investments. After considering expected cash flows from operating activities, we generally invest monies of regulated subsidiaries that exceed our near-term obligations in longer term, investment grade marketable debt securities, to improve our overall investment return. Factors we consider in making these investment decisions include our board of directors’ approved investment policy, regulatory limitations, return objectives, tax implications, risk tolerance and maturity dates. Our long-term investments are also available for sale to meet short-term liquidity and other needs. Monies in excess of the capital needs of our regulated entities are paid to their non-regulated parent companies, typically in the form of dividends, for general corporate use, when and as permitted by applicable regulations.

Our non-regulated businesses also generate significant cash from operations. Also, we issue long-term debt and commercial paper with staggered maturity dates and have available credit facilities. These additional sources of liquidity allow us to maintain further operating and financial flexibility. Because of this flexibility, we typically maintain low cash and investment balances in our non-regulated companies. Cash in these entities is generally used to reinvest in our businesses in the form of capital expenditures, to expand the depth and breadth of our services through business acquisitions, and to repurchase shares of our common stock, depending on market conditions.

Cash generated from operating activities, our primary source of liquidity, is principally from net earnings, excluding depreciation and amortization. As a result, any future decline in our profitability may have a negative impact on our liquidity. The availability of financing in the form of debt or equity is influenced by many factors, including our profitability, operating cash flows, debt levels, debt ratings, contractual restrictions, regulatory requirements and market conditions. We believe that our strategies and actions toward maintaining financial flexibility mitigate much of this risk.

Cash and Investments

Cash flow from operations was $2.1 billion and $1.7 billion for the nine months ended September 30, 2003 and 2002, respectively, representing an increase of $470 million, or 28%. This increase in operating cash flows resulted from an increase of $251 million in net income excluding depreciation, amortization and other non cash items and an increase of $219 million due to cash generated by working capital changes.

We maintained a strong financial condition and liquidity position, with cash and investments of nearly $7.0 billion at September 30, 2003. Total cash and investments increased by $625 million since December 31, 2002, primarily resulting from strong cash flows from operations partially offset by common stock repurchases and capital expenditures.

As further described under “Regulatory Capital and Dividend Restrictions,” many of our subsidiaries are subject to various government regulations that restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. At September 30, 2003, approximately $570 million of our $7.0 billion of cash and investments was held by non-regulated subsidiaries. Of this amount, $410 million was available for general corporate use, including acquisitions and share repurchases.

Financing and Investing Activities

We use commercial paper and debt to maintain adequate operating and financial flexibility. As of both September 30, 2003, and December 31, 2002, we had commercial paper and debt outstanding of approximately $1.8 billion. Our debt-to-total-capital ratio was 26.9% and 28.5% as of September 30, 2003 and December 31, 2002,

respectively. We expect to maintain our debt-to-total-capital ratio at 30% or less. We believe the prudent use of leverage optimizes our cost of capital and return on shareholders’ equity, while maintaining appropriate liquidity.

As of September 30, 2003 we had no outstanding commercial paper. The interest rates on our floating-rate notes are reset quarterly to the three-month LIBOR plus 0.3% for the notes due November 2003 and to the three- month LIBOR plus 0.6% for the notes due November 2004. As of September 30, 2003, the applicable rates on the notes were 1.4% and 1.7%, respectively.

In March 2003, we issued $450 million of 4.9% fixed-rate notes due April 2013. In January 2002, we issued $400 million of 5.2% fixed-rate notes due January 2007. We used proceeds from these borrowings to repay commercial paper and for general corporate purposes including working capital, capital expenditures, business acquisitions and share repurchases. When we issued these notes, we entered into interest rate swap agreements that qualify as fair value hedges to convert a portion of our interest rate exposure from a fixed to a variable rate. The interest rate swap agreements have aggregate notional amounts of $225 million, maturing April 2013 and $200 million, maturing January 2007. The variable rates are benchmarked to the six-month LIBOR rate and are reset on a semiannual basis in arrears. At September 30, 2003, the rate used to accrue interest expense on these swaps ranged from 1.3% to 1.4%. The differential between the fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as an adjustment to interest expense in the Condensed Consolidated Statements of Operations.

We have credit arrangements for $900 million that support our commercial paper program. These credit arrangements include a $450 million revolving facility that expires in July 2005, and a $450 million, 364-day facility that expires in July 2004. As of September 30, 2003, we had no amounts outstanding under our credit facilities.

Our debt arrangements and credit facilities contain various covenants, the most restrictive of which require us to maintain a debt-to-total-capital ratio below 45% and to exceed specified minimum interest coverage levels. We are in compliance with the requirements of all debt covenants.

Our senior debt is rated “A” by Standard & Poor’s (S&P) and Fitch, and “A3” by Moody’s. Our commercial paper is rated “A-1” by S&P, “F-1” by Fitch, and “P-2” by Moody’s. Consistent with our intention of maintaining our senior debt ratings in the “A” range, we intend to maintain our debt-to-total-capital ratio at 30% or less. A significant downgrade in our debt or commercial paper ratings could adversely affect our borrowing capacity and costs.

On May 7, 2003, the Company’s Board of Directors declared a two-for-one split of the Company’s common stock in the form of a 100 percent common stock dividend. The stock dividend was issued on June 18, 2003, to shareholders of record on June 2, 2003. All share and per share amounts have been restated to reflect the stock split.

In July 2003, the Securities and Exchange Commission declared our recently filed S-3 and S-4 shelf registration statements effective. Under the S-3 shelf registration statement (for common stock, preferred stock, debt securities, and other securities), the remaining issuing capacity of all covered securities is $1.25 billion. We may publicly offer securities from time to time at prices and terms to be determined at the time of offering. Under our S-4 acquisition shelf registration statement, we have remaining issuing capacity of approximately 24.3 million shares of our common stock in connection with acquisition activities. We recently filed a separate S-4 registration statement for approximately 39 million shares in connection with our pending acquisition of Mid Atlantic Medical Services, Inc. described below.

Under our board of directors’ authorization, we maintain a common stock repurchase program. Repurchases may be made from time to time at prevailing prices, subject to certain restrictions on volume, pricing and timing.

During the nine months ended September 30, 2003, we repurchased 29.4 million shares at an average price of approximately $46 per share and an aggregate cost of approximately $1.4 billion. As of September 30, 2003, we had board of directors’ authorization to purchase up to an additional 49.2 million shares of our common stock.

On October 26, 2003, the Company entered into a definitive agreement to acquire Mid Atlantic Medical Services, Inc. (MAMSI). Under the terms of the agreement, MAMSI shareholders will receive 0.82 shares of UnitedHealth Group common stock and $18.00 in cash for each share of MAMSI common stock they own. Total consideration for the transaction, to be issued upon closing, is comprised of approximately 38.6 million shares of UnitedHealth Group common stock (valued at approximately $2,050 million based upon the average of UnitedHealth Group’s share closing price from October 23, 2003 through October 29, 2003) and approximately $600 million in cash after considering MAMSI stock option and residual share proceeds. We expect this transaction will close in the first quarter of 2004.

On September 16, 2003, the Company entered into a definitive agreement to acquire Golden Rule Financial Corporation for approximately $500 million in cash. This transaction closed in November 2003.

During the fourth quarter of 2003, the Company has debt maturities totaling $350 million. Additionally, cash requirements associated with the business acquisitions described above are approximately $500 million in the fourth quarter of 2003 and $600 million in the first quarter of 2004. We expect to finance these cash requirements through a combination of operating cash flows, commercial paper issuances, and term debt to be issued under our shelf registration statement. Following the payment of the debt maturities in the fourth quarter of 2003 and the closing of these acquisitions, we expect the Company’s debt-to-total ratio to remain below 30%.

Regulatory Capital and Dividend Restrictions

We conduct a significant portion of our operations through companies that are subject to standards established by the National Association of Insurance Commissioners (NAIC). These standards, among other things, require these subsidiaries to maintain specified levels of statutory capital, as defined by each state, and restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. Generally, the amount of dividend distributions that may be paid by a regulated subsidiary, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory net income and statutory capital and surplus. The agencies that assess our creditworthiness also consider capital adequacy levels when establishing our debt ratings. Consistent with our intent to maintain our senior debt ratings in the “A” range, we maintain an aggregate statutory capital level for our regulated subsidiaries that is significantly higher than the minimum level regulators require.

Critical Accounting Policies and Estimates

Critical accounting policies are those policies that require management to make the most challenging judgments, often because they must estimate the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting policies involve judgments and uncertainties that are sufficiently sensitive to result in materially different results under different assumptions and conditions. The following provides a summary of our accounting policies and estimation procedures surrounding medical costs. For a detailed description of all our critical accounting policies, see the Results of Operations section of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

Medical Costs

Each reporting period, we estimate our obligations for medical care services that have been rendered on behalf of insured consumers but for which claims have either not yet been received or processed, and liabilities for physician, hospital and other medical cost disputes. Estimated liabilities for incurred but not reported services are established pursuant to an actuarial process that is consistently applied, centrally controlled and automated. The actuarial models consider such factors as time from date of service to claim receipt, claim backlogs, seasonal variances in medical care consumption, provider contract rate changes, medical care utilization and other medical cost trends, membership volume and demographics, benefit plan changes, and business mix changes related to products, customers, and geography. Depending on the health care provider and type of service, the typical billing lag for services can range from 2 to 90 days from date of service. Substantially all claims related to medical care services are known and settled within nine to twelve months from the date of service.

Each quarter, the company re-examines previously established medical costs payable estimates based on actual claim submissions and other changes in facts and circumstances. As the liability estimates recorded in prior periods become more exact, the amount of the estimates increases or decreases with the changes in estimates being included in medical costs in the period in which the change is identified. Accordingly, in every reporting period our operating results include the effects of more completely developed medical costs payable estimates associated with previously reported periods. If the revised estimate of prior period medical costs is less than the previous estimate, reported medical costs in the current period will be decreased (favorable development). If the revised estimate of prior period medical costs is more than the previous estimate, reported medical costs in the current period will be increased (unfavorable development). Historically, the net impact of estimate developments has represented less than four-tenths of one percent of annual medical costs, less than three percent of annual earnings from operations and less than three percent of medical costs payable. The effects of estimate changes have not been significant to the company’s annual operating results or financial position in each of the last four years.

In order to evaluate the impact of changes in medical cost estimates for any particular discrete period, one should consider both the amount of development recorded in the current period pertaining to prior periods and the amount of development recorded in subsequent periods pertaining to the current period. The accompanying table provides a summary of the net impact of favorable development on medical costs and earnings from operations (in millions).

	Favorable Development	Net Impact on Medical Costs(a)		Medical Costs			Earnings from Operations
				As Reported	As Adjusted(b)		As Reported	As Adjusted(b)
1999	$20	$5		$15,043	$15,048		$943	$938
2000	$15	$(15)		$16,155	$16,140		$1,200	$1,215
2001	$30	$(40)		$17,644	$17,604		$1,566	$1,606
2002	$70	$(60	)(c)	$18,192	$18,132	(c)	$2,186	$2,246	(c)

(a)	The amount of favorable development recorded in the current year pertaining to the prior year less the amount of favorable development recorded in the subsequent year pertaining to the current year.
(b)	Represents reported amounts adjusted to reflect the net impact of medical cost development.
(c)	For the nine month period ended September 30, 2003, the Company recorded net favorable medical cost development of $130 million pertaining to 2002. The amount of prior period development in 2003 may change as our December 31, 2002 medical costs payable estimate continues to develop throughout 2003.

Inflation

The current national health care cost inflation rate significantly exceeds the general inflation rate. We use various strategies to lessen the effects of health care cost inflation. This includes setting commercial premiums based on anticipated health care costs and coordinating care with physicians and other health care providers. Through contracts with physicians and other health care providers, we emphasize preventive health care, appropriate use of health care services consistent with clinical performance standards, education and closing gaps in care.

We believe our strategies to mitigate the impact of health care cost inflation on our operating results have been and will continue to be successful. However, other factors including competitive pressures, new health care and pharmaceutical product introductions, demands from physicians and other health care providers and consumers, major epidemics and applicable regulations may affect our ability to control the impact of health care cost inflation. Because of the narrow operating margins of our risk-based products, changes in medical cost trends that were not anticipated in establishing premium rates can create significant changes in our financial results.

Concentrations of Credit Risk

Investments in financial instruments such as marketable securities and accounts receivable may subject UnitedHealth Group to concentrations of credit risk. Our investments in marketable securities are managed under an investment policy authorized by our board of directors. This policy limits the amounts that may be invested in any one issuer and generally limits our investments to U.S. Government and Agency securities, state and municipal securities and corporate debt obligations that are investment grade. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of employer groups that constitute our customer base. As of September 30, 2003, there were no significant concentrations of credit risk.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of changes in value of a financial instrument caused by changes in interest rates and equity prices.

Approximately $6.8 billion of our cash and investments at September 30, 2003, was invested in fixed income securities. We manage our investment portfolio within risk parameters approved by our board of directors; however, our fixed income securities are subject to the effects of market fluctuations in interest rates. Assuming a hypothetical and immediate 1% increase or decrease in interest rates applicable to our fixed income portfolio at September 30, 2003, the fair value of our fixed income investments would decrease or increase by approximately $200 million.

At September 30, 2003, we had $162 million of equity investments, primarily held by our UnitedHealth Capital business in various public and non-public companies concentrated in the areas of health care delivery and related information technologies. Market conditions that affect the value of health care or technology stocks will likewise impact the value of our equity portfolio.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of September 30, 2003, an evaluation was carried out under the supervision and with the participation of the Company’s management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the design and operation of these disclosure controls and procedures were effective.

Changes in Internal Control Over Financial Reporting

There were no significant changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2003 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

In September 1999, a group of plaintiffs’ trial lawyers publicly announced that they were targeting the managed care industry by way of class action litigation.

Since that time, several claims against us have been alleged that generally challenge managed care practices, including cost containment mechanisms, disclosure obligations and payment methodologies. These claims are described in the following paragraph. We intend to defend vigorously all of these claims.

In Re: Managed Care Litigation: MDL No. 1334. Beginning in 1999, a series of class action lawsuits were filed against us and virtually all major entities in the health benefits businesses. A multi-district litigation panel has consolidated several litigation cases involving UnitedHealth Group and our affiliates in the Southern District Court of Florida, Miami division. The first of these suits was initiated in February 2000. In December 2000, the UnitedHealth Group litigation was consolidated with litigation involving other industry members for the coordination of pre-trial proceedings. The litigation has been divided into two tracks, with one track comprising consumer claims and the other health care provider claims. Generally, the claims made in this consolidated litigation allege violations of ERISA and RICO in connection with alleged undisclosed policies intended to maximize profits. The litigation also asserts breach of state prompt payment laws and breach of contract claims alleging that UnitedHealth Group affiliates fail to timely reimburse providers for medical services rendered. The consolidated suits seek injunctive, compensatory and equitable relief as well as restitution, costs, fees and interest payments. Following the Court’s initial decisions on industry members’ motions to dismiss the complaints, amended complaints were filed in both tracks. On September 26, 2002, the trial court denied the consumer track plaintiffs’ motion for class certification while granting the health care provider track plaintiffs’ certification motion. Discovery commenced in both tracks of the litigation on September 30, 2002. The Eleventh Circuit granted the industry defendants’ petition seeking review of the district court’s certification order in the health care provider track litigation. That appeal is pending. On April 7, 2003, the United States Supreme Court reversed the Eleventh Circuit’s arbitration decision and found that the health care provider track plaintiffs’ RICO claims against PacifiCare and UnitedHealthcare should be arbitrated. On May 1, 2003, the district court entered an order dismissing the consumer track litigation following a de minimis settlement.

The American Medical Association et al. v. Metropolitan Life Insurance Company, United HealthCare Services, Inc. and UnitedHealth Group. This lawsuit was filed on March 15, 2000, in the Supreme Court of the State of New York, County of New York. On April 13, 2000, we removed this case to the United States District Court for the Southern District of New York. The suit alleges causes of action based on ERISA, as well as breach of contract and the implied covenant of good faith and fair dealing, deceptive acts and practices, and trade libel in connection with the calculation of reasonable and customary reimbursement rates for non-network providers. The suit seeks declaratory, injunctive and compensatory relief as well as costs, fees and interest payments. An amended complaint was filed on August 25, 2000, which alleged two classes of plaintiffs, an ERISA class and a non-ERISA class. After the Court dismissed certain ERISA claims and the claims brought by the American Medical Association, a third amended complaint was filed. On October 25, 2002, the court granted in part and denied in part our motion to dismiss the third amended complaint. We are engaged in discovery in this matter.

Because of the nature of our business, we are routinely subject to lawsuits alleging various causes of action. Some of these suits may include claims for substantial non-economic, treble or punitive damages. We record liabilities for our estimate of probable costs resulting from these matters. Although the results of pending litigation are always uncertain, we do not believe the results of any such actions, including those described above, or any other types of actions, currently threatened or pending, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

Item 6. Exhibits and Reports on Form 8-K

(a) The following exhibits are filed in response to Item 601 of Regulation S-K.

Exhibit Number		Description

Exhibit 2	—	Agreement and Plan of Merger, dated as of October 26, 2003, by and among UnitedHealth Group Incorporated, MU Acquisition LLC and MidAtlantic Medical Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated October 27, 2003)

Exhibit 15	—	Letter Re Unaudited Interim Financial Information

Exhibit 31	—	Certifications Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

Exhibit 32	—	Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Exhibit 99	—	Cautionary Statements

(b) Reports on Form 8-K

The Company filed two Current Reports on Form 8-K during the quarter ended September 30, 2003. These reports were filed on September 16, 2003 and September 19, 2003. The September 16, 2003 report provided information pursuant to Regulation FD relating to presentations by officers of the Company at investor meetings and conferences. The September 19, 2003 report provided information concerning our agreement to acquire Golden Rule Financial Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITEDHEALTH GROUP INCORPORATED

/s/ STEPHEN J. HEMSLEY Stephen J. Hemsley	President and Chief Operating Officer	Dated: November 14, 2003

/s/ PATRICK J. ERLANDSON Patrick J. Erlandson	Chief Financial Officer and Chief Accounting Officer	Dated: November 14, 2003

EXHIBITS

Exhibit Number		Description

Exhibit 2	—	Agreement and Plan of Merger, dated as of October 26, 2003, by and among UnitedHealth Group Incorporated, MU Acquisition LLC and MidAtlantic Medical Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated October 27, 2003)

Exhibit 15	—	Letter Re Unaudited Interim Financial Information

Exhibit 31	—	Certifications Pursuant to Section 302 of the Sarbanes-Oxley Act of 2003

Exhibit 32	—	Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of 2003

Exhibit 99	—	Cautionary Statements

ANNEX J

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended JUNE 30, 2003,

or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

COMMISSION FILE NUMBER 1-13340

MID ATLANTIC MEDICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of

incorporation or organization)

52-1481661

(I.R.S. Employer Identification No.)

4 TAFT COURT, ROCKVILLE, MARYLAND

(Address of principal executive offices)

20850

(Zip code)

(301) 762-8205

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No   ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).    Yes   ☒    No  ☐

The number of shares outstanding of each of the issuer’s classes of common stock was 48,267,622 shares of common stock, par value $.01, outstanding as of June 30, 2003.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (Note 1)

(in thousands except share amounts)

	(Unaudited)	(Note)
	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$10,221	$7,144
Investment securities	609,200	486,740
Accounts receivable, net of allowance of $7,346 and $7,068	143,687	118,050
Prepaid expenses, advances and other	34,027	37,104
Deferred income taxes	6,366	3,419

Total current assets	803,501	652,457
Property and equipment, net of accumulated depreciation of $76,201 and $70,123	81,826	82,683
Statutory deposits	21,517	21,541
Other assets	9,233	8,951
Deferred income taxes	9,042	7,396

Total assets	$925,119	$773,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$3,348	$3,219
Accounts payable	64,341	62,434
Claims payable, net	352,051	297,304
Income taxes payable	—	12,751
Deferred premium revenue	38,674	33,901
Unearned revenue	25,477	14,592
Deferred income taxes	3,845	2,262

Total liabilities	487,736	426,463

Stockholders’ equity
Common stock, $.01 par, 100,000,000 shares authorized; 67,772,502 issued and 48,267,622 outstanding at June 30, 2003; 65,772,502 issued and 46,987,122 outstanding at December 31, 2002	677	657
Additional paid-in capital	683,957	466,154
Stock compensation trust (common stock held in trust) 8,466,588 shares outstanding at June 30, 2003; 8,311,590 shares outstanding at December 31, 2002	(442,803)	(269,296)
Treasury stock, 19,504,880 shares at June 30, 2003; 18,785,380 shares at December 31, 2002	(305,610)	(276,205)
Accumulated other comprehensive income	11,949	9,279
Retained earnings	489,213	415,976

Total stockholders’ equity	437,383	346,565

Total liabilities and stockholders’ equity	$925,119	$773,028

Note:	The balance sheet at December 31, 2002 has been extracted from the audited financial statements at that date.

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(in thousands except share amounts)

(Unaudited)

	Three Months Ended
	June 30, 2003	June 30, 2002
Revenue
Health premium	$654,457	$558,615
Fee and other	5,992	5,735
Life and short-term disability premium	2,434	2,250
Home health services	6,086	4,976
Investment	4,177	3,687

Total revenue	673,146	575,263

Expense
Medical	537,473	480,321
Life and short-term disability claims	871	966
Home health patient services	5,673	5,963
Administrative (including interest expense of $407 and $158)	69,787	60,749

Total expense	613,804	547,999

Income before income taxes	59,342	27,264

Income tax expense	(20,260)	(8,841)

Net income	$39,082	$18,423

Basic earnings per common share	$1.00	$.47

Diluted earnings per common share	$.94	$.44

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(in thousands except share amounts)

(Unaudited)

	Six Months Ended
	June 30, 2003	June 30, 2002
Revenue
Health premium	$1,300,958	$1,092,625
Fee and other	11,865	11,290
Life and short-term disability premium	4,774	4,402
Home health services	11,741	10,220
Investment	8,184	6,889

Total revenue	1,337,522	1,125,426

Expense
Medical	1,075,909	935,765
Life and short-term disability claims	2,002	1,751
Home health patient services	11,327	10,737
Administrative (including interest expense of $596 and $317)	137,076	122,235

Total expense	1,226,314	1,070,488

Income before income taxes	111,208	54,938

Income tax expense	(37,971)	(17,662)

Net income	$73,237	$37,276

Basic earnings per common share	$1.88	$.95

Diluted earnings per common share	$1.78	$.89

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

		Six Months Ended June 30, 2003
Cash flows provided by operating activities:
Net income		$73,237
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$6,210
Provision for bad debts	278
Provision for deferred income taxes	(4,448)
Loss on sale and disposal of assets	5
Stock option tax benefit	20,792
Increase in accounts receivable	(25,915)
Decrease in prepaid expenses, advances, and other	3,077
Increase in accounts payable	1,907
Decrease in income taxes payable	(12,751)
Increase in claims payable, net	54,747
Increase in deferred premium revenue	4,773
Increase in unearned revenue	10,885

Total adjustments		59,560

Net cash provided by operating activities		132,797

Cash flows used in investing activities:
Purchases of investment securities	(471,556)
Sales of investment securities	353,205
Purchases of property and equipment	(5,312)
Purchase of statutory deposits	(3,800)
Maturity of statutory deposit	3,800
Purchases of other assets	(348)
Proceeds from sale of assets	43

Net cash used in investing activities		(123,968)

Cash flows used in financing activities:
Increase in short-term borrowings	129
Exercise of stock options	23,524
Purchase of treasury stock	(29,405)

Net cash used in financing activities		(5,752)

Net increase in cash and cash equivalents		3,077

Cash and cash equivalents at beginning of period		7,144

Cash and cash equivalents at end of period		$10,221

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

		Six Months Ended June 30, 2002
Cash flows provided by operating activities:
Net income		$37,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$5,710
Provision for bad debts	274
Provision for deferred income taxes	(8,048)
Loss on sale and disposal of fixed assets	19
Stock option tax benefit	13,987
Increase in accounts receivable	(19,589)
Increase in prepaid expenses, advances, and other	(3,794)
Increase in accounts payable	5,807
Decrease in income taxes payable	(1,315)
Increase in claims payable, net	95,884
Decrease in deferred premium revenue	(4,232)
Increase in unearned revenue	8,059

Total adjustments		92,762

Net cash provided by operating activities		130,038

Cash flows used in investing activities:
Purchases of investment securities	(389,673)
Sales of investment securities	285,760
Purchases of property and equipment	(8,547)
Purchases of statutory deposits	(244)
Maturity of statutory deposits	100
Purchases of other assets	(168)
Proceeds from sale of assets	94

Net cash used in investing activities		(112,678)

Cash flows used in financing activities:
Decrease in short-term borrowings	(453)
Exercise of stock options	24,229
Purchase of treasury stock	(40,210)

Net cash used in financing activities		(16,434)

Net increase in cash and cash equivalents		926

Cash and cash equivalents at beginning of period		4,510

Cash and cash equivalents at end of period		$5,436

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

INTRODUCTION

Mid Atlantic Medical Services, Inc. is a holding company whose subsidiaries are active in managed health care and other life and health insurance related activities. MAMSI’s principal markets currently include Maryland, Virginia, the District of Columbia, Delaware, West Virginia, North Carolina and Pennsylvania. MAMSI and its subsidiaries (collectively referred to as “MAMSI” or the “Company”) offer a broad range of health care coverage and related ancillary products and deliver these services through health maintenance organizations (“HMOs”), a preferred provider organization (“PPO”), and a life and health insurance company. MAMSI also owns a home health care company, a home infusion services company, a hospice company, a coordination of benefits identification and collections company and maintains a partnership interest in an outpatient surgery center.

MAMSI delivers managed health care services principally through HMOs. The HMOs, MD-Individual Practice Association, Inc. (“M.D. IPA”), Optimum Choice, Inc. (“OCI”), and Optimum Choice of the Carolinas, Inc. (“OCCI”) arrange for health care services to be provided to an enrolled population for a predetermined, prepaid fee, regardless of the extent or nature of services provided to the enrollees. The HMOs offer a full complement of health benefits, including physician, hospital and prescription drug services.

Other MAMSI subsidiaries include Alliance PPO, LLC, which provides a delivery network of physicians to employers and insurance companies in association with various health plans, and provides psychiatric services principally to third party payors or self-insured employer groups. MAMSI Life and Health Insurance Company develops and markets indemnity health products and group life, accidental death and short-term disability insurance. HomeCall, Inc., FirstCall, Inc., and HomeCall Pharmaceutical Services, Inc. provide in-home medical care including skilled nursing, infusion and therapy to MAMSI’s HMO members and other payors. HomeCall Hospice Services, Inc. provides services to terminally ill patients and their families. Alliance Recovery Services, LLC provides coordination of benefits identification and collection services to third party administrators and insurance companies.

NOTE 1—FINANCIAL STATEMENTS

The consolidated balance sheet of the Company as of June 30, 2003, the consolidated statements of income for the three and six months ended June 30, 2003 and 2002, and the consolidated statements of cash flows for the six months ended June 30, 2003 and 2002 have been prepared by MAMSI without audit. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes there to included in the Company’s December 31, 2002 audited consolidated financial statements included in its annual report on Form 10-K for the year ended December 31, 2002 (“2002 Form 10-K”). The results of operations for the three and six month periods ended June 30, 2003 are not necessarily indicative of the operating results for the full year.

The Company has entered into certain long-term vendor contracts, some of which include incentives or cost guarantees designed to provide savings to the Company over several years. The Company typically accounts for the benefit derived from these incentives or guarantees ratably over the contract period as a reduction of medical expense. Because of the complexity of the Company’s product offerings as well as obligations imposed under the contracts, and the timing of settlement of various contractual periods, disputes may arise as to the degree of satisfaction of the various contractual obligations which could result in material adjustments to the Company’s financial statements. In the case of one of these contracts, a dispute with the Company’s pharmacy benefits

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

manager, (“PBM”), Medco Health Solutions, Inc., (formerly known as Merck-Medco Managed Care, LLC), (“Merck”), arose over its 2000 guarantee which involved approximately $41.0 million which had been recorded in the Company’s financial statements as a reduction of medical expense over the three years of the contract. On April 24, 2002 the Company reached a settlement of its dispute with Merck over its 2000 cost guarantee. Under the terms of the settlement, the Company received payment of $41 million. In addition to the 2000 guarantee, the Company’s former PBM contract provided for a risk-sharing arrangement for the years 2001 and 2002. There is also a risk sharing arrangement with the Company’s new PBM for 2003. The 2001 and 2002 risk-sharing arrangements are in the process of being finalized and settled. As of June 30, 2003, the Company has recorded what it believes to be a reasonable estimate of the results of these risk-share arrangements.

NOTE 2—COMMON STOCK

The following table sets forth the computation of basic and diluted earnings per share (in thousands except share amounts):

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Numerator:
Net income	$39,082	$18,423	$73,237	$37,276
Denominator:
Denominator for basic earnings per share —weighted average shares	39,137,645	39,229,386	38,896,077	39,143,705
Dilutive securities—employee stock options	2,491,848	2,962,123	2,302,758	2,771,493
Denominator for diluted earnings per share —adjusted weighted average shares	41,629,493	42,191,509	41,198,835	41,915,198

Options to purchase approximately 8,300 shares of common stock at various prices were outstanding at June 30, 2003, but were not included in the computation of diluted earnings per share because the option proceeds would exceed the average market price and, therefore, the effect would be antidilutive.

During the first six months of 2003 and 2002, total comprehensive income amounted to $75,907,000 and $41,284,000, respectively.

The Company maintains a stock compensation trust (“SCT”) to fund its obligations arising from its various stock option plans. Shares held by the SCT are excluded from the denominator used in calculating basic and diluted earnings per common share.

NOTE 3—FEDERAL EMPLOYEES’ HEALTH BENEFIT PROGRAM

M.D. IPA contracts with the Office of Personnel Management (“OPM”) to provide or arrange health services under the Federal Employees Health Benefits Program (“FEHBP”). The contract with OPM and applicable government regulations establish premium rating requirements for the FEHBP. In the normal course of business, OPM audits health plans with which it contracts to verify, among other things, that the premiums calculated and charged to OPM are established in compliance with the best community rating guidelines established by OPM. OPM typically audits plans once every five or six years, and each audit covers the prior five or six year period. While the government’s initial on-site audits are usually followed by a post-audit briefing as well as a preliminary audit report in which the government indicates its preliminary results, final resolution and settlement of the audits can take a minimum of two to three years. The results of these audits could result in material adjustments to the Company’s financial statements. The Company has been audited through 1999. There were no significant findings related to 1999. OPM has not yet audited 2000-2002.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

NOTE 4—CLAIMS PAYABLE

The following table shows the components of claims payable at June 30, 2003 and 2002 (in thousands):

	June 30, 2003	June 30, 2002
Reserve for incurred but not reported claims	$278,597	$251,975
Claims received, not yet paid and other items	73,454	55,919

Total claims payable	$352,051	$307,894

The following tables show the components of the change in claims payable for the six months ended June 30, 2003 and 2002 for each period’s Dates of Service (“DOS”) (in thousands except for percentages):

	Medical	Life & STD	Total	2003 DOS	2002 & Prior DOS
For the Six Months Ended June 30, 2003:

Beginning of the year	$295,721	$1,583	$297,304	$—	$297,304

Components of medical expense:
Estimated cost incurred	1,126,581	2,002	1,128,583	1,128,583	—
Estimated redundancy	(50,672)	—	(50,672)	—	(50,672)

	1,075,909	2,002	1,077,911	1,128,583	(50,672)

Payments for medical expense	(1,020,933)	(2,231)	(1,023,164)	(794,051)	(229,113)

End of the period	$350,697	$1,354	$352,051	$334,532	$17,519

Prior period redundancy as a percentage of current period medical expense	4.71%

	Medical	Life & STD	Total	2002 DOS	2001 & Prior DOS
For the Six Months Ended June 30, 2002:

Beginning of the year	$238,814	$1,310	$240,124	$—	$240,124

Components of medical expense:
Estimated cost incurred	965,858	1,751	967,609	967,609	—
Estimated redundancy	(30,093)	—	(30,093)	—	(30,093)

	935,765	1,751	937,516	967,609	(30,093)

Payments for medical expense	(868,020)	(1,726)	(869,746)	(673,247)	(196,499)

End of the period	$306,559	$1,335	$307,894	$294,362	$13,532

Prior period redundancy as a percentage of current period medical expense	3.22%

The Company does not track the redundancy/(deficiency) related to its life and short-term disability business. Any actual redundancy/(deficiency) would be immaterial to the tables above and the Company’s financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

NOTE 5—REPORTABLE SEGMENTS

The Company’s principal business is providing health insurance products. The Company has two reportable segments: commercial risk products and preferred provider organizations. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including gains or losses on the Company’s investment portfolio. Management does not allocate assets in the measurement of segment profit or loss. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies described in the Company’s 2002 Form 10-K.

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
(In thousands)
Revenues:
Commercial risk	$654,457	$558,615	$1,300,958	$1,092,625
Preferred provider organizations	5,992	5,735	11,865	11,290
All other	8,520	7,226	16,515	14,622

	$668,969	$571,576	$1,329,338	$1,118,537

Income before taxes:
Commercial risk	$52,428	$22,873	$98,255	$45,378
Preferred provider organizations	2,517	2,868	4,984	5,646
All other	345	(2,053)	30	(2,768)

	$55,290	$23,688	$103,269	$48,256

Reconciliations of segment data to the Company’s consolidated data is as follows:

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
(In thousands)
Total profit from reportable segments	$54,945	$25,741	$103,239	$51,024
Other profit (loss)	345	(2,053)	30	(2,768)
Unallocated amounts:
Investment income	4,052	3,576	7,939	6,682

Income before taxes	$59,342	$27,264	$111,208	$54,938

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

NOTE 6—STOCK-BASED COMPENSATION

In accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”), the effect on net income and net income per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) to stock-based employee compensation is as follows:

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
(In thousands)
Net income, as reported	$39,082	$18,423	$73,237	$37,276
Deduct: Net stock-based employee compensation expense determined under fair value based method	(3,054)	(2,438)	(5,899)	(4,537)

Pro forma net income	$36,028	$15,985	$67,338	$32,739

Earnings per share:
Basic—as reported	$1.00	$.47	$1.88	$.95
Basic—pro forma	$.92	$.41	$1.73	$.84

Diluted—as reported	$.94	$.44	$1.78	$.89
Diluted—pro forma	$.87	$.38	$1.64	$.78

The effect of applying SFAS No. 123 on the three and six month periods ended June 30, 2003 and 2002 pro forma net income and pro forma net income per share as stated above, is not necessarily representative of the effects on reported net income for future years, due to, among other things, (1) the vesting period of stock options and (2) the fair value of additional stock options in future years.

MID ATLANTIC MEDICAL SERVICES, INC.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION

All forward-looking information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on management’s current knowledge of factors, all with inherent risks and uncertainties, affecting MAMSI’s business. MAMSI’s actual results may differ materially if these assumptions prove invalid. Significant risk factors, while not all-inclusive, are:

1. The possibility of increasing price competition in the Company’s service area.

2. The effect of a weak economy on the Company.

3. The effect on the Company due to the acts of terrorism and the threat of future attacks.

4. The possibility that the Company is not able to increase its market share at the anticipated premium rates.

5. The possibility of increased litigation, legislation or regulation (such as the numerous class action lawsuits that have been filed against managed care companies and the pending initiatives to increase health care regulation) that might have the potential for increased costs, and/or increased regulation of rates which might have the potential to decrease revenue.

6. The inability to predict and control medical expenses due to:

•	Increased utilization by the Company’s membership.

•	Increased practitioner and pharmaceutical costs.

•	Federal or state mandates that increase benefits or limit the Company’s oversight ability.

•	The ultimate accuracy of the Company’s estimate of the liability for incurred but not reported claims.

•	The potential for disputes under its risk-sharing arrangements, and the Company’s ability to maintain and renew these arrangements.

7. The possibility that the Company is not able to negotiate new or renewal contracts with appropriate physicians, other health care practitioners, hospitals and facilities.

The list of significant risk factors is not intended to be exhaustive. There may be other risk factors that would preclude the Company from realizing the predictions made in the forward-looking statements. While the Company may periodically update this discussion of risk factors, the Company does not undertake to update any forward-looking statement that may be made by or on behalf of the Company prior to its next required filing with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

MAMSI, through its 100% owned subsidiary companies, is predominately in the business of selling various forms of health insurance. In 2003, approximately 97% of revenues were earned from the sale of health insurance products, mostly to employers who purchase health insurance for their employees. Since premium rates are generally fixed for a one year period, it is critical to the Company’s continued financial success that premiums are set at levels that will at least cover the next policy year’s medical costs for members plus administrative costs to pay claims, provide member services, pay taxes, and cover other related costs.

This means that we have to carefully evaluate data and estimate both future utilization of medical services by our members and the cost of those services so that we can set premiums at adequate levels. This is the single most important factor in our business. Very simply, if our medical expenses are greater than our premiums, we lose money.

While MAMSI’s business is somewhat complex from an insurance regulatory standpoint, its consolidated balance sheet and income statement are straightforward and the accounting policies and procedures that we use to produce them are reasonable and appropriate. MAMSI does not own any special purpose entities, does not have any complex or extraordinarily risky investments nor does it have any off balance sheet financing arrangements. In fact, MAMSI has almost no debt outstanding.

The buildings that the Company owns are either used in its operations or are currently leased to other entities and do not have mortgages; they are owned free and clear. The Company’s funds are held in cash or invested in money market accounts, tax exempt securities and other debt securities. All of the bonds we own have investment ratings of “A” or better.

Certain of our accounting policies are extremely important to the fair presentation of our results and financial position.

We think that the single most important accounting issue we have is the recording, at the end of each reporting period, of an adequate liability and corresponding expense for medical services that have been provided to our members but for which we have not yet received a bill. This lag between date of service and date of billing is normal in the insurance business and the liability for these claims is called “liability for incurred, but not reported claims” (“IBNR”). The IBNR liability is included within claims payable in our balance sheet.

The determination of the Company’s IBNR is a fairly complex process. The Company employs its own actuary to aid in its determination. The primary method we use to estimate IBNR is consistent from period to period and uses historical claims data to develop the historical relationship of how many claims dollars have been reported in any given month to what was received in total, once all claims were received. This relationship gives us an indication of how much medical expense has been incurred in months for which we have not yet received all claims. While we use a consistent method in developing our IBNR estimate, considerable judgment is required. Various factors such as timing of the receipt of claims, seasonal utilization, and underlying cost inflation affect the ultimate development of claims expense. To the extent that we over or under estimate our IBNR at the end of any reporting period, the adjustment is included in the future period’s results. The table below indicates how much we believe we have over-estimated our December 30, 2002 and 2001 IBNR liability for the six months ended and expresses it as a percentage of the respective year to date medical expense:

Six Months Ended	Over Estimated	As a % of Medical Expense
June 2003	$50,672,000	4.71%
June 2002	$30,093,000	3.22%

If medical expense was annualized for 2003, the over-estimation as a percentage of medical expense would be 2.4% for 2003. The over-estimation for 2002 as a percentage of actual medical expense for 2002 would be 1.6%. This annualized medical expense is not necessarily indicative of the medical expense for the full year.

Another important accounting policy relates to our risk sharing contracts. Certain of the Company’s larger vendors offer various forms of “risk-sharing” or “guarantees” as a part of their contractual relationship with us. These arrangements are not significant in relation to the Company’s financial statements with one exception; the Company’s risk-sharing arrangement with its PBM. The Company’s PBM is responsible for providing administrative and technical support as well as providing the ability to process pharmacy transactions on a real time basis. The Company’s PBM through December 31, 2002 was Merck. As a part of its contract with us, Merck agreed to a pharmacy cost guarantee related to fiscal year 2000. We recorded the amount due under this guarantee over the contract term of three years, which expired December 31, 2002. The total value of the guarantee for financial statement purposes was approximately $41.0 million which has been recorded in our financial statements as a reduction of medical expense over the three years of the contract. In April 2002, the Company received payment of $41.0 million from Merck. At December 31, 2002, no amounts related to the 2000 guarantee remained unrecognized. In addition to the 2000 guarantee, the Company’s former PBM contract provided for a risk-sharing arrangement for the years 2001 and 2002. There is also a risk sharing arrangement with the Company’s new PBM. The 2001 and 2002 risk-sharing arrangements are in the process of being finalized and settled. As of June 30, 2003, the Company has recorded what it believes to be a reasonable estimate of the results of these risk-share arrangements.

Another accounting policy that is very important to the fair presentation of our financial results is the proper valuation of the Company’s accounts receivable. The Company bills the majority of its health insurance customers on a monthly basis. The premium bill is typically sent out 15 days in advance of the month being billed for, so that the Company can receive the cash at the start of the month for which the insurance is being provided. The vast majority of our customers pay in a timely fashion but some do not. After some communication, we generally receive payment but we do not always collect what we are due. This can happen for a variety of reasons such as customers having financial difficulties, disputes regarding the amount of the bill or a customer failing to notify us that they have obtained other health insurance. To properly value the accounts receivable at its net realizable value we must determine an allowance for doubtful accounts.

The allowance for doubtful accounts reduces the gross amount of accounts receivable that are recorded, based on the bills sent, to the net amount that we actually think we will receive. The allowance also reduces premium revenue by the same amount. To determine how much to record as a reduction of the gross accounts receivable, we prepare an accounts receivable aging. This aging segments the total accounts receivable balance by category as to when it was due to the Company. This allows us to evaluate how old our accounts receivable are. We then prepare an evaluation based on historical collection percentages applied to various categories of accounts. We also identify individual accounts that are unlikely to pay due to financial or other problems and analyze them individually. The aforementioned analyses are then summarized and an allowance is developed and recorded. The Company applies this methodology on a consistent basis from period to period.

RESULTS OF OPERATIONS

THE THREE MONTHS ENDED JUNE 30, 2003 COMPARED WITH THE THREE MONTHS ENDED JUNE 30, 2002

Consolidated net income of the Company was $39,082,000 and $18,423,000 for the second quarters of 2003 and 2002, respectively. Diluted earnings per share were $.94 and $.44 in the second quarters of 2003 and 2002, respectively. This increase in earnings is attributable to an increase in members, an increase in premiums per member, a reduction in medical expenses as a percentage of health premium revenue (“medical care ratio”), and a reduction in administrative expenses as a percentage of total revenue (“administrative expense ratio”). The Company currently has one of the largest HMO and managed care enrollments and also the largest network of contract providers of medical care in its service area (which includes the entire states of Maryland and Delaware, the District of Columbia, most counties and cities in Virginia and certain areas of West Virginia, North Carolina and Pennsylvania).

Health premium revenue for the three months ended June 30, 2003 increased approximately $95.8 million or 17.2 percent over the three months ended June 30, 2002. A 3.1 percent increase in net average HMO and indemnity enrollment resulted in an increase of approximately $17.5 million in health premium revenue, while a 13.6 percent increase in average monthly premium per enrollee, combined for all products, resulted in a $78.3 million increase in health premium revenue. Management believes that commercial health premiums should continue to increase during 2003 as new and renewing groups are charged higher premium rates. This is a forward-looking statement. See “Forward Looking Information” above for a description of the risk factors that may effect health premiums per member.

The Company has implemented increased premium rates across essentially all of its commercial products. As the Company’s contracts are generally for a one year period, increased pricing generally cannot be initiated until a contract reaches its renewal date. Therefore, price increases are not implemented across the Company’s membership at the same time. Overall, commercial premium rate increases in 2003 are expected to be in the range of 13.0% to 13.25%, net of buy downs. Management believes that these rate increases may have the effect of slowing the Company’s future membership growth.

The Company’s future membership growth depends on several factors such as relative premium prices and product availability, future increases or decreases in the Company’s service area, and increased competition in the Company’s service area.

The Company’s home health operations contributed approximately $6.1 million in revenue in the second quarter of 2003 as compared with $5.0 million in the second quarter of 2002, reflecting an increase in services provided to non-affiliated companies. Fee and other revenue increased to $6.0 million for the quarter ended June 30, 2003 from $5.7 million for the quarter ended June 30, 2002, primarily due to an increase in rental income from company owned facilities. Life and short-term disability products contributed $2.4 million in revenue in the second quarter of 2003 as compared with $2.3 million for the second quarter of 2002.

Investment income increased from $3.7 million for the second quarter of 2002 to $4.2 million for the second quarter of 2003 due to higher levels of invested balances partially offset by lower rates.

The medical care ratio decreased from 86.0% for the second quarter of 2002 to 82.1% for the second quarter of 2003. On a per member per month basis, medical expenses increased 8.5%. The decrease in the medical care ratio is due to a combination of factors including continuing efforts by the Company to implement product specific cost containment controls, continued activity in specialized subrogation areas and claims review for dual health coverage, lower than expected utilization of medical services and also increased premiums per member. The ongoing initiatives should help to control the Company’s medical care ratio. The medical expense trend is expected to be between 10.0% and 10.5% for 2003. The statements in this paragraph and the preceding paragraphs regarding future utilization rates, cost containment initiatives, total medical costs and trend and future increases in health premiums per member are forward-looking statements. See “Forward-Looking Information” above for a description of risk factors that may affect medical expenses per member and the medical care ratio.

The administrative expense ratio decreased from 10.6 percent for the second quarter of 2002 to 10.4 percent for the same period in 2003. The decrease in the administrative expense ratio is principally due to increases in premium rates and membership, management’s efforts to control costs as the business volume increases and technology and productivity gains which have allowed headcount to remain stable. Management believes that the administrative expense ratio will be approximately 10.3% to 10.7% for 2003. Management’s expectation concerning the administrative expense ratio is a forward-looking statement. The administrative expense ratio is affected by changes in health premiums and other revenues and increased administrative activity related to business volume and to price increases from the Company’s vendors.

The net margin rate increased from 3.2 percent in the second quarter of 2002 to 5.8 percent in the current quarter. This increase is consistent with the factors previously described.

THE SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002

The Company’s consolidated net income for the six months ended June 30, 2003 increased to $73,237,000 from $37,276,000 for the six months ended June 30, 2002. Diluted earnings per share on net income increased from $.89 in the first six months of 2002 to $1.78 for the same period in 2003. The increase in earnings is primarily attributable to increased premiums per member and reduction in the medical care and administrative expense ratios.

Health premium revenue for the six months ended June 30, 2003 increased approximately $208.3 million or 19.1 percent over the six months ended June 30, 2002. A 5.4 percent increase in net average HMO and indemnity enrollment resulted in an increase in health premium revenue of approximately $58.9 million, while a 13.0 percent increase in monthly premium per enrollee, combined for all products, resulted in a $149.4 million increase in health premium revenue.

The Company’s home health operations contributed approximately $11.7 million in revenue in the first six months of 2003 as compared with $10.2 million in the first six months of 2002, reflecting of an increase in services provided to non-affiliated companies. Fee and other revenue increased to $11.9 million for the six months ended June 30, 2003 from $11.3 million for the six months ended June 30, 2002. Revenue from life and short-term disability products contributed $4.8 million in revenue for the first six months of 2003 as compared to $4.4 million in the first six months of 2002.

Investment income increased from $6.9 million in the first six months of 2002 to $8.2 million in the first six months of 2003 primarily due to higher investment balances partially offset by lower rates.

The medical care ratio decreased to 82.7 percent for the six months ended June 30, 2003 as compared to 85.6 percent for the comparable period in 2002. The reasons for this decrease are consistent with the items discussed in the quarterly analysis.

The administrative expense ratio decreased to 10.2 percent for the first six months of 2003 as compared to 10.9 percent for the comparable period in 2002. The reasons for this decrease are consistent with the items discussed in the quarterly analysis.

The net margin rate increased from 3.3 percent for the first six months of 2002 to 5.5 percent for the comparable period of 2003. This increase is consistent with the factors previously described.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s business is not capital intensive and the majority of the Company’s expenses are payments to hospitals, physicians and other health care practitioners, which generally vary in direct proportion to the health premium revenues received by the Company. Although medical utilization rates vary by season, the payments for such expenses lag behind cash inflow from premiums because of the lag in provider billing procedures. In the past, the Company’s cash requirements have been met principally from operating cash flow and it is anticipated that this source, coupled with the Company’s operating line-of-credit, will continue to be sufficient to meet the Company’s cash requirements in the future.

The Company’s cash and investment securities increased $125.5 million from $493.9 million at December 31, 2002 to $619.4 million at June 30, 2003, primarily due to the timing of medical expense payments which traditionally lag behind the receipt of increased premiums per member, a $27.2 million contractual payment received from a vendor in February 2003, cash received from the exercise of stock options and net income offset by the effect of treasury stock purchases and other capital expenditures. Accounts receivable increased from $118.1 million at December 31, 2002 to $143.7 million at June 30, 2003, principally due to the timing of customer payments and increased membership, and the recharacterization of $11.4 million in amounts due from a vendor related to the 2002 contract year. Prepaid expenses, advances and other decreased from $37.1 million at December 31, 2002 to $34.0 million at June 30, 2003, primarily due to the amortization of prepayments for insurance policies which cover the Company’s assets and business operations, offset by the prepayment of income taxes at June 30, 2003.

Net property and equipment decreased from $82.7 million at December 31, 2002 to $81.8 million at June 30, 2003, due to depreciation expense exceeding capital expenditures in 2003.

Claims payable increased from $297.3 million at December 31, 2002 to $352.1 million at June 30, 2003, primarily due to increased membership and an increase in medical expenses per member, and the timing of payments to physicians and health care practitioners. Deferred premium revenue increased from $33.9 million at December 31, 2002 to $38.7 million at June 30, 2003, due to a increase in cash payments received in advance of the premium coverage period. Unearned revenue increased from $14.6 million at December 31, 2002 to $25.5 million at June 30, 2003, primarily due to the receipt of contractual advances.

Additional paid-in capital increased from $466.2 million at December 31, 2002 to $684.0 million at June 30, 2003, due to the exercise of employee stock options, as well as an increase in the market value of the shares of the Company’s stock held in the SCT.

The value of the SCT increased from $269.3 million at December 31, 2002 to $442.8 million at June 30, 2003, due to the increase in the market value of the shares of the Company’s stock held in the SCT, offset by the exercise of employee stock options and the purchase of 2.0 million additional shares of the Company’s common stock held by the SCT. For financial reporting purposes, the SCT is consolidated with MAMSI. The fair market value of the shares held by the SCT is shown as a reduction to stockholders’ equity in the Company’s consolidated balance sheets. All transactions between the SCT and MAMSI are eliminated. The difference between the cost and fair value of common stock held in the SCT is included in the consolidated financial statements as additional paid-in capital.

Treasury stock increased from $276.2 million at December 31, 2002 to $305.6 million at June 30, 2003, due to the repurchase of 719,500 additional shares of common stock by the Company at a total cost of $29.4 million. On June 30, 2003, approximately $23.4 million of unspent authorization was available for future purchases. During July 2003, the Company repurchased an additional 233,100 shares of its common stock for a total cost of approximately $12.3 million. On August 5, 2003, the Board of Directors increased the outstanding unspent authorization by $38.9 million to increase the total authorizations back up to $50 million.

The Company currently has access to total revolving credit facilities of $29.0 million which are subject to annual renewal and collateral requirements, and are used to provide short-term capital resources for routine cash flow fluctuations. At June 30, 2003, the Company’s investment security balances used as collateral, which are parent company only investments, fell below the minimum collateral requirements thereby reducing the credit line availability to $25.3 million. In addition, at June 30, 2003, approximately $3.3 million was drawn against these facilities, and approximately $614,000 in letters of credit were outstanding. While no amounts have been drawn against these letters of credit, they reduce the Company’s credit line availability.

Following is a schedule of the short-term capital resources available to the Company:

(in thousands)	June 30, 2003	December 31, 2002
Cash and cash equivalents	$10,221	$7,144
Investment securities	609,200	486,740
Working capital advances to Maryland hospitals	24,308	23,791

Total available liquid assets	643,729	517,675
Credit line availability	21,388	20,217

Total short-term capital resources	$665,117	$537,892

The Company believes that cash generated from operations along with its current liquidity and borrowing capabilities are adequate for both current and planned expanded operations.

The Company’s major business operations are principally conducted through its HMOs and its insurance company. HMOs and insurance companies are subject to state regulations that, among other things, require those companies to maintain certain levels of equity and Risk Based Capital (“RBC”), and restrict the amount of dividends and other distributions that may be paid to their parent corporation. As of June 30, 2003, those subsidiaries of the Company were in compliance with all minimum capital requirements and exceeded all RBC - Company Action Level requirements.

CONTRACTUAL OBLIGATIONS

There were no material changes in contractual obligations at June 30, 2003 when compared with December 31, 2002.

MARKET RISK

The Company is exposed to market risk through its investment in fixed and variable rate debt securities that are interest rate sensitive. The Company does not use derivative financial instruments. The Company places its investments in instruments that meet high credit quality standards, as specified in the Company’s investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer, or type of instrument. A hypothetical ten percent change in market interest rates over the next year would not materially affect the Company’s financial position or cash flow. The Company has no significant market risk with regard to liabilities and does not use special purpose entities. There are no material changes in market risk exposure at June 30, 2003 when compared with December 31, 2002.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information required by this Item is contained in Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

ITEM 4. CONTROLS AND PROCEDURES

Based on the evaluation carried out under the supervision of the Chief Executive Officer and Chief Financial Officer of the Company as of the end of the period covered by this quarterly report, the Company’s disclosure controls and procedures are adequately designed to ensure that the information required to be included in this report has been recorded, processed, summarized and reported on a timely basis. There have not been any significant changes in the Company’s internal controls over financial reporting that have materially affected, or is reasonably likely to materially affect the Company’s internal controls over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

In September, 2000, the Company and other HMOs operating in Maryland were served with similar class action lawsuits challenging the right of the Company to subrogate against other insurance companies for injuries to members arising out of third-party liabilities based on the provisions of the Maryland HMO Act, as interpreted by the Maryland Court of Appeals in Reimer v. Columbia Medical Plan. The action against the Company was filed in the Circuit Court for Montgomery County, Maryland. The Company filed a motion for removal of the case to federal court under the Employee Retirement Income Security Act of 1974 (“ERISA”) which was denied on February 4, 2003. The Company believes that its operations with respect to the law are valid and is pursuing all available defenses. The Company does not believe that, at this time, the ultimate outcome of this action will be material to the Company’s financial statements.

The Company is involved in other various legal actions arising in the normal course of business, some of which seek substantial monetary damages. After review, including consultation with legal counsel, management believes that any ultimate liability that could arise from these other actions will not materially effect the Company’s consolidated financial position or results of operations.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None

ITEM 5. OTHER INFORMATION

None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

Exhibit Number	Description of Document

10.51	Common Stock Purchase Agreement dated June 25, 2003.

10.52	Allonge to Replacement Promissory Note dated June 25, 2003.

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a)/15d-14(a), as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a)/15d-14(a), as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer Pursuant to Title 18, United States Code, Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer Pursuant to Title 18, United States Code, Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(b) Reports on Form 8-K

In a report on Form 8-K dated May 8, 2003, the Company reported under Item 9, Regulation FD Disclosure, its financial results for the quarter ended March 31, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by undersigned thereto duly authorized.

MID ATLANTIC MEDICAL SERVICES, INC.
(Registrant)

Date: August 14, 2003	/s/ ROBERT E. FOSS
Robert E. Foss Senior Executive Vice President and Chief Financial Officer (duly authorized officer and principal financial officer)

ANNEX K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended MARCH 31, 2003,

or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from to

COMMISSION FILE NUMBER 1-13340

MID ATLANTIC MEDICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of

incorporation or organization)

52-1481661

(I.R.S. Employer Identification No.)

4 TAFT COURT, ROCKVILLE, MARYLAND

(Address of principal executive offices)

20850

(Zip code)

(301) 762-8205

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).    Yes  ☒    No  ☐

The number of shares outstanding of each of the issuer’s classes of common stock was 46,654,322 shares of common stock, par value $.01, outstanding as of March 31, 2003.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (Note 1)

(in thousands except share amounts)

	(Unaudited) March 31, 2003	(Note) December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$10,458	$7,144
Investment securities	580,753	486,740
Accounts receivable, net of allowance of $7,289 and $7,068	145,373	118,050
Prepaid expenses, advances and other	34,695	37,104
Deferred income taxes	4,793	3,419

Total current assets	776,072	652,457

Property and equipment, net of accumulated depreciation of $73,168 and $70,123	82,372	82,683
Statutory deposits	21,543	21,541
Other assets	9,266	8,951
Deferred income taxes	8,164	7,396

Total assets	$897,417	$773,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$3,247	$3,219
Accounts payable	59,485	62,434
Claims payable, net	362,484	297,304
Income taxes payable	16,160	12,751
Deferred premium revenue	43,104	33,901
Unearned revenue	33,743	14,592
Deferred income taxes	2,518	2,262

Total liabilities	520,741	426,463

Stockholders’ equity
Common stock, $.01 par, 100,000,000 shares authorized; 65,772,502 issued and 46,654,322 outstanding at March 31, 2003; 65,772,502 issued and 46,987,122 outstanding at December 31, 2002	657	657
Additional paid-in capital	526,088	466,154
Stock compensation trust (common stock held in trust) 7,933,766 shares outstanding at March 31, 2003; 8,311,590 shares outstanding at December 31, 2002	(321,714)	(269,296)
Treasury stock, 19,118,180 shares at March 31, 2003; 18,785,380 shares at December 31, 2002	(288,114)	(276,205)
Accumulated other comprehensive income	9,628	9,279
Retained earnings	450,131	415,976

Total stockholders’ equity	376,676	346,565

Total liabilities and stockholders’ equity	$897,417	$773,028

Note:	The balance sheet at December 31, 2002 has been extracted from the audited financial statements at that date.

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(in thousands except share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenue
Health premium	$646,501	$534,010
Fee and other	5,873	5,555
Life and short-term disability premium	2,340	2,152
Home health services	5,655	5,244
Investment	4,007	3,202

Total revenue	664,376	550,163

Expense
Medical	538,436	455,444
Life and short-term disability claims	1,131	785
Home health patient services	5,654	4,774
Administrative (including interest expense of $189 and $159)	67,289	61,486

Total expense	612,510	522,489

Income before income taxes	51,866	27,674
Income tax expense	(17,711)	(8,821)

Net income	$34,155	$18,853

Basic earnings per common share	$.88	$.48

Diluted earnings per common share	$.84	$.45

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

		Three Months Ended March 31, 2003
Cash flows provided by operating activities:
Net income		$34,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$3,115
Provision for bad debts	221
Provision for deferred income taxes	(2,075)
Loss on sale and disposal of assets	5
Stock option tax benefit	3,383
Increase in accounts receivable	(27,544)
Decrease in prepaid expenses, advances, and other	2,409
Decrease in accounts payable	(2,949)
Increase in income taxes payable	3,409
Increase in claims payable, net	65,180
Increase in deferred premium revenue	9,203
Increase in unearned revenue	19,151

Total adjustments		73,508

Net cash provided by operating activities		107,663

Cash flows used in investing activities:
Purchases of investment securities	(231,698)
Sales of investment securities	138,209
Purchases of property and equipment	(2,796)
Purchase of statutory deposits	(1,050)
Maturity of statutory deposit	1,050
Purchases of other assets	(357)
Proceeds from sale of assets	41

Net cash used in investing activities		(96,601)

Cash flows used in financing activities:
Increase in short-term borrowings	28
Exercise of stock options	4,133
Purchase of treasury stock	(11,909)

Net cash used in financing activities		(7,748)

Net increase in cash and cash equivalents		3,314

Cash and cash equivalents at beginning of period		7,144

Cash and cash equivalents at end of period		$10,458

See accompanying notes to these financial statements.

MID ATLANTIC MEDICAL SERVICES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

		Three Months Ended March 31, 2002
Cash flows provided by operating activities:
Net income		$18,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$2,857
Provision for bad debts	196
Provision for deferred income taxes	555
Loss on sale and disposal of assets	9
Stock option tax benefit	3,611
Increase in accounts receivable	(19,418)
Increase in prepaid expenses, advances, and other	(426)
Decrease in accounts payable	(300)
Increase in income taxes payable	1,583
Increase in claims payable, net	45,693
Decrease in deferred premium revenue	(6,336)
Increase in unearned revenue	2,146

Total adjustments		30,170

Net cash provided by operating activities		49,023

Cash flows used in investing activities:
Purchases of investment securities	(154,365)
Sales of investment securities	135,398
Purchases of property and equipment	(5,826)
Purchase of statutory deposits	(144)
Purchases of other assets	(349)
Proceeds from sale of assets	71

Net cash used in investing activities		(25,215)

Cash flows used in financing activities:
Increase in short-term borrowings	181
Exercise of stock options	10,807
Purchase of treasury stock	(19,848)

Net cash used in financing activities		(8,860)

Net increase in cash and cash equivalents		14,948

Cash and cash equivalents at beginning of period		4,510

Cash and cash equivalents at end of period		$19,458

See accompanying notes to these financial statements

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

INTRODUCTION

Mid Atlantic Medical Services, Inc. is a holding company whose subsidiaries are active in managed health care and other life and health insurance related activities. MAMSI’s principal markets currently include Maryland, Virginia, the District of Columbia, Delaware, West Virginia, North Carolina and Pennsylvania. MAMSI and its subsidiaries (collectively referred to as “MAMSI” or the “Company”) offer a broad range of health care coverage and related ancillary products and deliver these services through health maintenance organizations (“HMOs”), a preferred provider organization (“PPO”), and a life and health insurance company. MAMSI also owns a home health care company, a home infusion services company, a hospice company, a coordination of benefits identification and collections company and maintains a partnership interest in an outpatient surgery center.

MAMSI delivers managed health care services principally through HMOs. The HMOs, MD-Individual Practice Association, Inc. (“M.D. IPA”), Optimum Choice, Inc. (“OCI”), and Optimum Choice of the Carolinas, Inc. (“OCCI”) arrange for health care services to be provided to an enrolled population for a predetermined, prepaid fee, regardless of the extent or nature of services provided to the enrollees. The HMOs offer a full complement of health benefits, including physician, hospital and prescription drug services.

Other MAMSI subsidiaries include Alliance PPO, LLC, which provides a delivery network of physicians to employers and insurance companies in association with various health plans, and provides psychiatric services principally to third party payors or self-insured employer groups. MAMSI Life and Health Insurance Company develops and markets indemnity health products and group life, accidental death and short-term disability insurance. HomeCall, Inc., FirstCall, Inc., and HomeCall Pharmaceutical Services, Inc. provide in-home medical care including skilled nursing, infusion and therapy to MAMSI’s HMO members and other payors. HomeCall Hospice Services, Inc. provides services to terminally ill patients and their families. Alliance Recovery Services, LLC provides coordination of benefits identification and collection services to third party administrators and insurance companies.

NOTE 1—FINANCIAL STATEMENTS

The consolidated balance sheet of the Company as of March 31, 2003, the consolidated statements of operations for the three months ended March 31, 2003 and 2002, and the consolidated statements of cash flows for the three months ended March 31, 2003 and 2002 have been prepared by MAMSI without audit. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2002 audited consolidated financial statements included in its annual report on Form 10-K for the year ended December 31, 2002 (“2002 Form 10-K”). The results of operations for the three month period ended March 31, 2003 are not necessarily indicative of the operating results for the full year.

In June 2001, the Financial Accounting Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“Statement No. 142”), which establishes standards for financial accounting and reporting for intangible assets at acquisition and for goodwill and other intangible assets subsequent to their acquisition. Statement No. 142 is applied to existing goodwill and intangible assets for fiscal years beginning after December 15, 2001. Statement No. 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

The Company adopted this Statement January 1, 2002, at which time amortization of the remaining book value of goodwill ceased. The unamortized book value of goodwill was $4.9 million at January 1, 2002. As of December 31, 2002, the Company’s estimated fair value exceeded the carrying value of its goodwill and therefore, no impairment to its goodwill was identified. As the Company does not have a material amount of goodwill, the adoption of Statement No. 142 had no significant effect on the consolidated financial statements.

The Company has entered into certain long-term vendor contracts some of which include incentives or cost guarantees designed to provide savings to the Company over several years. The Company typically accounts for the benefit derived from these incentives or guarantees ratably over the contract period as a reduction to medical expense. Because of the complexity of the Company’s product offerings as well as obligations imposed under the contracts, and the timing of settlement of various contractual periods, disputes may arise as to the degree of satisfaction of the various contractual obligations which could result in material adjustments to the Company’s financial statements. In the case of one of these contracts, a dispute with the Company’s pharmacy benefits manager, (“PBM”), Medco Health Solutions, Inc., (formerly known as Merck-Medco Managed Care, LLC), (“Merck”), arose over its 2000 guarantee which involved approximately $41.0 million which had been recorded in the Company’s financial statements as a reduction of medical expense over the three years of the contract. On April 24, 2002 the Company reached a settlement of its dispute with Merck over its 2000 cost guarantee. Under the terms of the settlement, the Company received payment of $41 million. In addition to the 2000 guarantee, the Company’s former PBM contract provided for a risk-sharing arrangement for the years 2001 and 2002. There is also a risk sharing arrangement with the Company’s new PBM for 2003. The 2001 risk-sharing arrangement is in the process of being finalized and settled. It is anticipated that the 2002 risk-sharing arrangement will be settled in July, 2003. As of March 31, 2003, the Company has recorded what it believes to be a reasonable estimate of the results of these risk-share arrangements.

NOTE 2—COMMON STOCK

The following table sets forth the computation of basic and diluted earnings per share (in thousands except share amounts):

	Three Months Ended
	March 31, 2003	March 31, 2002
Numerator:
Net income	$34,155	$18,853
Denominator:
Denominator for basic earnings per share—weighted average shares	38,654,509	39,058,024
Dilutive securities—employee stock options	2,113,668	2,580,864
Denominator for diluted earnings per share—adjusted weighted average shares	40,768,177	41,638,888

Options to purchase approximately 33,900 shares of common stock at various prices were outstanding at March 31, 2003, but were not included in the computation of diluted earnings per share because the option proceeds would exceed the average market price and, therefore, the effect would be antidilutive.

During the first quarters of 2003 and 2002, total comprehensive income amounted to $34,504,000 and $18,256,000, respectively.

The Company maintains a stock compensation trust (“SCT”) to fund its obligations arising from its various stock option plans. Shares held by the SCT are excluded from the denominator used in calculating basic and diluted earnings per common share.

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

NOTE 3—FEDERAL EMPLOYEES’ HEALTH BENEFIT PROGRAM

M.D. IPA contracts with the Office of Personnel Management (“OPM”) to provide or arrange health services under the Federal Employees Health Benefits Program (“FEHBP”). The contract with OPM and applicable government regulations establish premium rating requirements for the FEHBP. In the normal course of business, OPM audits health plans with which it contracts to verify, among other things, that the premiums calculated and charged to OPM are established in compliance with the best community rating guidelines established by OPM. OPM typically audits plans once every five or six years, and each audit covers the prior five or six year period. While the government’s initial on-site audits are usually followed by a post-audit briefing as well as a preliminary audit report in which the government indicates its preliminary results, final resolution and settlement of the audits can take a minimum of two to three years. The results of these audits could result in material adjustments to the Company’s financial statements. The Company has been audited through 1999. There were no significant findings related to 1999. OPM has not yet audited 2000-2002.

NOTE 4—CLAIMS PAYABLE

The following table shows the components of claims payable at March 31, 2003 and 2002 (in thousands):

	March 31, 2003	March 31, 2002
Reserve for incurred but not reported claims	$287,303	$233,342
Claims received, not yet paid and other items	75,181	55,585

Subtotal	362,484	288,927
Amortized value of pharmacy cost guarantee related to the year 2000	—	(31,224)

Total claims payable	$362,484	$257,703

The following tables show the components of the change in claims payable for the three months ended March 31, 2003 and 2002 for each quarter’s Dates of Service (“DOS”) (in thousands except for percentages):

	Medical	Life & STD	Total	2003 DOS	2002 & Prior DOS
For the Quarter Ended March 31, 2003:

Beginning of the year	$295,721	$1,583	$297,304	$—	$297,304

Components of medical expense:
Estimated cost incurred	569,293	1,131	570,424	570,424	—
Estimated redundancy	(30,857)	—	(30,857)	—	(30,857)

	538,436	1,131	539,567	570,424	(30,857)
Payments for medical expense	(473,032)	(1,355)	(474,387)	(259,860)	(214,527)

End of the quarter	$361,125	$1,359	$362,484	$310,564	$51,920

Prior period redundancy as a percentage of current year medical expense	5.73%

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

	Medical	Life & STD	Total	2002 DOS	2001 & Prior DOS
For the Quarter Ended March 31, 2002:

Beginning of the year	$238,814	$1,310	$240,124	$—	$240,124

Components of medical expense:
Estimated cost incurred	478,993	785	479,778	479,778	—
Estimated redundancy	(23,549)	—	(23,549)	—	(23,549)

	455,444	785	456,229	479,778	(23,549)
Payments for medical expense	(406,516)	(910)	(407,426)	(218,950)	(188,476)

End of the quarter	$287,742	$1,185	288,927	$260,828	$28,099

Amortized value of pharmacy cost guarantee related to year 2000			(31,224)

Total claims payable			$257,703

Prior period redundancy as a percentage of current period medical expense	5.17%

The Company does not track the redundancy/(deficiency) related to its life and short-term disability business. Any actual redundancy/(deficiency) would be immaterial to the tables above and the Company’s financial statements.

NOTE 5—REPORTABLE SEGMENTS

The Company’s principal business is providing health insurance products. The Company has two reportable segments: commercial risk products and preferred provider organizations. The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including gains or losses on the Company’s investment portfolio. Management does not allocate assets in the measurement of segment profit or loss. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies described in the Company’s 2002 Form 10-K.

	Three Months Ended
	March 31, 2003	March 31, 2002
(In thousands)
Revenues:
Commercial risk	$646,501	$534,010
Preferred provider organizations	5,873	5,555
All other	7,995	7,396

	$660,369	$546,961

Income before taxes:
Commercial risk	$45,827	$22,505
Preferred provider organizations	2,467	2,778
All other	(315)	(715)

	$47,979	$24,568

MID ATLANTIC MEDICAL SERVICES, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—(Continued)

Reconciliations of segment data to the Company’s consolidated data is as follows:

	Three Months Ended March 31,
	2003	2002
(In thousands)
Total profit from reportable segments	$48,294	$25,283
Other loss	(315)	(715)
Unallocated amounts:
Investment income	3,887	3,106

Income before taxes	$51,866	$27,674

NOTE 6—STOCK-BASED COMPENSATION

In accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”), the effect on net income and net income per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) to stock-based employee compensation is as follows:

	Three Months Ended March 31,
	2003	2002
(In thousands)
Net income, as reported	$34,155	$18,853
Deduct: Net stock-based employee compensation expense determined under fair value based method	(2,845)	(2,099)

Pro forma net income	$31,310	$16,754

Earnings per share:
Basic—as reported	$.88	$.48
Basic—pro forma	$.81	$.43

Diluted—as reported	$.84	$.45
Diluted—pro forma	$.77	$.40

The effect of applying SFAS No. 123 on the three month periods ended March 31, 2003 and 2002 pro forma net income and net income per share as stated above, is not necessarily representative of the effects on reported net income for future years, due to, among other things, (1) the vesting period of stock options and (2) the fair value of additional stock options in future years.

MID ATLANTIC MEDICAL SERVICES, INC.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION

All forward-looking information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on management’s current knowledge of factors, all with inherent risks and uncertainties, affecting MAMSI’s business. MAMSI’s actual results may differ materially if these assumptions prove invalid. Significant risk factors, while not all-inclusive, are:

1. The possibility of increasing price competition in the Company’s service area.

2. The effect of a weak economy on the Company.

3. The effect on the Company due to the acts of terrorism and the threat of future attacks.

4. The possibility that the Company is not able to increase its market share at the anticipated premium rates.

5. The possibility of increased litigation, legislation or regulation (such as the numerous class action lawsuits that have been filed against managed care companies and the pending initiatives to increase health care regulation) that might have the potential for increased costs, and/or increased regulation of rates which might have the potential to decrease revenue.

6. The inability to predict and control medical expenses due to:

•	Increased utilization by the Company’s membership.

•	Increased practitioner and pharmaceutical costs.

•	Federal or state mandates that increase benefits or limit the Company’s oversight ability.

•	The ultimate accuracy of the Company’s estimate of the liability for incurred but not reported claims.

•	The potential for disputes under its risk-sharing arrangements, and the Company’s ability to maintain and renew these arrangements.

7. The possibility that the Company is not able to negotiate new or renewal contracts with appropriate physicians, other health care practitioners, hospitals and facilities.

The list of significant risk factors is not intended to be exhaustive. There may be other risk factors that would preclude the Company from realizing the predictions made in the forward-looking statements. While the Company may periodically update this discussion of risk factors, the Company does not undertake to update any forward-looking statement that may be made by or on behalf of the Company prior to its next required filing with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

MAMSI, through its 100% owned subsidiary companies, is predominately in the business of selling various forms of health insurance. In 2003, approximately 97% of revenues were earned from the sale of health insurance products, mostly to employers who purchase health insurance for their employees. Since premium rates are generally fixed for a one year period, it is critical to the Company’s continued financial success that premiums are set at levels that will at least cover the next policy year’s medical costs for members plus administrative costs to pay claims, provide member services, pay taxes, and cover other related costs.

This means that we have to carefully evaluate data and estimate both future utilization of medical services by our members and the cost of those services so that we can set premiums at adequate levels. This is the single most important factor in our business. Very simply, if our medical expenses are greater than our premiums, we lose money.

While MAMSI’s business is somewhat complex from an insurance regulatory standpoint, its consolidated balance sheet and income statement are straightforward and the accounting policies and procedures that we use to produce them are reasonable and appropriate. MAMSI does not own any special purpose entities, does not have any complex or extraordinarily risky investments nor does it have any off balance sheet financing arrangements. In fact, MAMSI has almost no debt outstanding.

The buildings that the Company owns are either used in its operations or are currently leased to other entities and do not have mortgages; they are owned free and clear. The Company’s funds are held in cash or invested in money market accounts, tax exempt securities and other debt securities. All of the bonds we own have investment ratings of “A” or better.

Certain of our accounting policies are extremely important to the fair presentation of our results and financial position.

We think that the single most important accounting issue we have is the recording, at the end of each reporting period, of an adequate liability and corresponding expense for medical services that have been provided to our members but for which we have not yet received a bill. This lag between date of service and date of billing is normal in the insurance business and the liability for these claims is called “liability for incurred, but not reported claims” (“IBNR”). The IBNR liability is included with claims payable in our balance sheet.

The determination of the Company’s IBNR is a fairly complex process. The Company employs its own actuary to aid in its determination. The primary method we use to estimate IBNR is consistent from period to period and uses historical claims data to develop the historical relationship of how many claims dollars have been reported in any given month to what was received in total, once all claims were received. This relationship gives us an indication of how much medical expense has been incurred in months for which we have not yet received all claims. While we use a consistent method in developing our IBNR estimate, considerable judgment is required. Various factors such as timing of the receipt of claims, seasonal utilization, and underlying cost inflation affect the ultimate development of claims expense. To the extent that we over or under estimate our IBNR at the end of any reporting period, the adjustment is included in the next period’s results. The table below indicates how much we believe we have over-estimated our IBNR liability for the quarters ended and expresses it as a percentage of the quarter’s medical expense:

Quarter	Over Estimated	As a % of Medical Expense
March 2003	$30,857,000	5.73%
March 2002	23,549,000	5.17%

If medical expense was annualized for 2003, the over-estimation as a percentage of medical expense would be 1.4% for 2003. The over-estimation for 2002 as a percentage of actual medical expense for 2002 would be 1.2%. This annualized medical expense is not necessarily indicative of the medical expense for the full year.

Another important accounting policy relates to our risk sharing contracts. Certain of the Company’s larger vendors offer various forms of “risk- sharing” or “guarantees” as a part of their contractual relationship with us. These arrangements are not significant in relation to the Company’s financial statements with one exception; the Company’s risk-sharing arrangement with its PBM. The Company’s PBM is responsible for providing administrative and technical support as well as providing the ability to process pharmacy transactions on a real time basis. The Company’s PBM through December 31, 2002 was Merck. As a part of its contract with us, Merck agreed to a pharmacy cost guarantee related to fiscal year 2000. We recorded the amount due under this guarantee over the contract term of three years, which expired December 31, 2002. The total value of the guarantee for financial statement purposes was approximately $41.0 million which has been recorded in our financial statements as a reduction of medical expense over the three years of the contract. In April 2002, the Company received payment of $41.0 million from Merck. At December 31, 2002, no amounts related to the 2000 guarantee remain unrecognized. In addition to the 2000 guarantee, the Company’s former PBM contract provided for a risk-sharing arrangement for the years 2001 and 2002. There is also a risk sharing arrangement with the Company’s new PBM for 2003. The 2001 risk-sharing arrangement is in the process of being finalized and settled. It is anticipated that the 2002 risk-sharing arrangement will be settled in July, 2003. As of March 31, 2003, the Company has recorded what it believes to be a reasonable estimate of the results of these risk-share arrangements.

Another accounting policy that is very important to the fair presentation of our financial results is the proper valuation of the Company’s accounts receivable. The Company bills the majority of its health insurance customers on a monthly basis. The premium bill is typically sent out 15 days in advance of the month being billed for, so that the Company can receive the cash at the start of the month for which the insurance is being provided. The vast majority of our customers pay in a timely fashion but some do not. After some communication, we generally receive payment but we do not always collect what we are due. This can happen for a variety of reasons such as customers having financial difficulties, disputes regarding the amount of the bill or a customer failing to notify us that they have obtained other health insurance. To properly value the accounts receivable at its net realizable value we must determine an allowance for doubtful accounts.

The allowance for doubtful accounts reduces the gross amount of accounts receivable that are recorded, based on the bills sent, to the net amount that we actually think we will receive. The allowance also reduces premium revenue by the same amount. To determine how much to record as a reduction of the gross accounts receivable, we prepare an accounts receivable aging. This aging segments the total accounts receivable balance by category as to when it was due to the Company. This allows us to evaluate how old our accounts receivable are. We then prepare an evaluation based on historical collection percentages applied to various categories of accounts. We also identify individual accounts that are unlikely to pay due to financial or other problems and analyze them individually. The aforementioned analyses are then summarized and an allowance is developed and recorded. The Company applies this methodology on a consistent basis from period to period.

RESULTS OF OPERATIONS

THE THREE MONTHS ENDED MARCH 31, 2003 COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 2002

Consolidated net income of the Company was $34,155,000 and $18,853,000 for the first quarters of 2003 and 2002, respectively. Diluted earnings per share were $.84 and $.45 in the first quarters of 2003 and 2002, respectively. This increase in earnings is attributable to an increase in members, an increase in premiums per member, a reduction in medical expenses as a percentage of health premium revenue (“medical care ratio”), and a reduction in administrative expenses as a percentage of total revenue (“administrative expense ratio”). The Company has priced its health products competitively in order to increase its membership base and thereby enhance its strategic position in its market place. The Company currently has one of the largest HMO and managed care enrollments and also the largest network of contract providers of medical care in its service area (which includes the entire states of Maryland and Delaware, the District of Columbia, most counties and cities in Virginia and certain areas of West Virginia, North Carolina and Pennsylvania).

Health premium revenue for the three months ended March 31, 2003 increased approximately $112.5 million or 21.1 percent over the three months ended March 31, 2002. A 7.7 percent increase in net average HMO and indemnity enrollment resulted in an increase of approximately $41.2 million in health premium revenue, while a 12.4 percent increase in average monthly premium per enrollee, combined for all products, resulted in a $71.3 million increase in health premium revenue. Management believes that commercial health premiums should continue to increase during 2003 as the Company continues to increase its commercial membership and as new and renewing groups are charged higher premium rates due to legislatively mandated benefit enhancements and general price increases initiated by the Company. This is a forward-looking statement. See “Forward Looking Information” above for a description of the risk factors that may effect health premiums per member.

The Company has implemented increased premium rates across essentially all of its commercial products. As the Company’s contracts are generally for a one year period, increased pricing generally cannot be initiated until a contract reaches its renewal date. Therefore, price increases are not implemented across the Company’s membership at the same time. Overall, commercial premium rate increases are expected to continue in 2003 in the range of 12.25% to 12.75%, net of buy downs. Management believes that these rate increases may have the effect of slowing the Company’s future membership growth.

The Company’s future membership growth depends on several factors such as relative premium prices and product availability, future increases or decreases in the Company’s service area, and increased competition in the Company’s service area.

The Company’s home health operations contributed approximately $5.7 million in revenue in the first quarter of 2003 as compared with $5.2 million in the first quarter of 2002 reflecting an increase in services provided to non-affiliated companies and office consolidation. Fee and other revenue increased to $5.9 million for the quarter ended March 31, 2003 from $5.6 million for the quarter ended March 31, 2002, primarily due to an increase in rental income from company owned facilities. Life and short-term disability products contributed $2.3 million in revenue in the first quarter of 2003 as compared with $2.2 million for the first quarter of 2002.

Investment income increased from $3.2 million for the first quarter of 2002 to $4.0 million for the first quarter of 2003, due to higher invested balances offset by lower interest rates.

The medical care ratio decreased from 85.3% for the first quarter of 2002 to 83.3% or the first quarter of 2003. On a per member per month basis, medical expenses increased 9.8%. The decrease in the medical care ratio is due to a combination of factors including continuing efforts by the Company to implement product specific cost containment controls, continued activity in specialized subrogation areas and claims review for dual health coverage, and also increased premiums per member. The ongoing initiatives should help to control the Company’s medical care ratio. The medical expense trend is expected to be between 11.0% and 11.75% for 2003. The statements in this paragraph and the preceding paragraphs regarding future utilization rates, cost containment initiatives, total medical costs and trend and future increases in health premiums per member are forward-looking statements. See “Forward-Looking Information” above for a description of risk factors that may affect medical expenses per member and the medical care ratio.

The administrative expense ratio decreased from 11.2 percent for the first quarter of 2002 to 10.1 percent for the same period in 2003. The decrease in the administrative expense ratio is principally due to increases in premium rates and membership, management’s efforts to control costs as the business volume increases and technology and productivity gains which have allowed headcount to remain stable. Management believes that the administrative expense ratio will be approximately 10.3% to 10.7% for 2003. Management’s expectation concerning the administrative expense ratio is a forward-looking statement. The administrative expense ratio is affected by changes in health premiums and other revenues and increased administrative activity related to business volume and to price increases from the Company’s vendors.

The net margin rate increased from 3.4 percent in the first quarter of 2002 to 5.1 percent in the current quarter. This increase is consistent with the factors previously described.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s business is not capital intensive and the majority of the Company’s expenses are payments to physicians and health care practitioners, which generally vary in direct proportion to the health premium revenues received by the Company. Although medical utilization rates vary by season, the payments for such expenses lag behind cash inflow from premiums because of the lag in provider billing procedures. In the past, the Company’s cash requirements have been met principally from operating cash flow and it is anticipated that this source, coupled with the Company’s operating line-of-credit, will continue to be sufficient to meet the Company’s cash requirements in the future.

The Company’s cash and investment securities increased $97.3 million from $493.9 million at December 31, 2002 to $591.2 million at March 31, 2003, primarily due to the timing of medical expense payments which traditionally lag behind the receipt of increased premiums per member, a $27.2 million contractual payment received from a vendor in February 2003, cash received from the exercise of stock options and net income offset by the effect of treasury stock purchases and other capital expenditures. Accounts receivable increased from $118.1 million at December 31, 2002 to $145.4 million at March 31, 2003, principally due to increased membership and the reclassification of $10.1 million in amounts due from a vendor related to the 2002 contract year. Prepaid expenses, advances and other decreased from $37.1 million at December 31, 2002 to $34.7 million at March 31, 2003 primarily due to the amortization of prepayments for insurance policies which cover the Company’s assets and business operations.

Net property and equipment decreased from $82.7 million at December 31, 2002 to $82.4 million at March 31, 2003 due to depreciation expense exceeding capital expenditures in the first quarter of 2003.

Claims payable increased from $297.3 million at December 31, 2002 to $362.5 million at March 31, 2003, primarily due to increased membership and an increase in medical expenses per member, and the timing of payments to physicians and health care practitioners. Deferred premium revenue increased from $33.9 million at December 31, 2002 to $43.1 million at March 31, 2003 due to a increase in cash payments received in advance of the premium coverage period. Unearned revenue increased from $14.6 million at December 31, 2002 to $33.7 million at March 31, 2003 primarily due to the receipt of contractual advances.

Additional paid-in capital increased from $466.2 million at December 31, 2002 to $526.1 million at March 31, 2003 due to the exercise of employee stock options, as well as an increase in the market value of the shares of the Company’s stock held in the SCT.

The value of the SCT increased from $269.3 million at December 31, 2002 to $321.7 million at March 31, 2003 due to the increase in the market value of the shares of the Company’s stock held in the SCT, offset by the exercise of employee stock options. For financial reporting purposes, the SCT is consolidated with MAMSI. The fair market value of the shares held by the SCT is shown as a reduction to stockholders’ equity in the Company’s consolidated balance sheets. All transactions between the SCT and MAMSI are eliminated. The difference between the cost and fair value of common stock held in the SCT is included in the consolidated financial statements as additional paid-in capital.

Treasury stock increased from $276.2 million at December 31, 2002 to $288.1 million at March 31, 2003, due to the repurchase of 332,800 additional shares of its common stock by the Company at a total cost of $11.9 million. On March 31, 2003, approximately $40.9 million of unspent authorization was available for future purchases. During April 2003, the Company repurchased an additional 156,400 shares of its common stock for a total cost of approximately $6.2 million.

The Company currently has access to total revolving credit facilities of $29.0 million which are subject to annual renewal and collateral requirements, and are used to provide short-term capital resources for routine cash flow fluctuations. At March 31, 2003, the Company’s investment security balances used as collateral, which are parent company only investments, fell below the minimum collateral requirements thereby reducing the credit line availability to $25.5 million. In addition, at March 31, 2003, approximately $3.2 million was drawn against these facilities, and approximately $614,000 in letters of credit were outstanding. While no amounts have been drawn against these letters of credit, they reduce the Company’s credit line availability.

Following is a schedule of the short-term capital resources available to the Company:

(in thousands)	March 31, 2003	December 31, 2002
Cash and cash equivalents	$10,458	$7,144
Investment securities	580,753	486,740
Working capital advances to Maryland hospitals	23,924	23,791

Total available liquid assets	615,135	517,675
Credit line availability	21,635	20,217

Total short-term capital resources	$636,770	$537,892

The Company believes that cash generated from operations along with its current liquidity and borrowing capabilities are adequate for both current and planned expanded operations.

The Company’s major business operations are principally conducted through its HMOs and its insurance company. HMOs and insurance companies are subject to state regulations that, among other things, require those companies to maintain certain levels of equity and Risk Based Capital (“RBC”), and restrict the amount of dividends and other distributions that may be paid to their parent corporation. As of March 31, 2003, those subsidiaries of the Company were in compliance with all minimum capital requirements and exceeded all RBC—Company Action Level requirements.

CONTRACTUAL OBLIGATIONS

There were no material changes in contractual obligations at March 31, 2003 when compared with December 31, 2002.

MARKET RISK

The Company is exposed to market risk through its investment in fixed and variable rate debt securities that are interest rate sensitive. The Company does not use derivative financial instruments. The Company places its investments in instruments that meet high credit quality standards, as specified in the Company’s investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer, or type of instrument. A hypothetical ten percent change in market interest rates over the next year would not materially affect the Company’s financial position or cash flow. The Company has no significant market risk with regard to liabilities and does not use special purpose entities. There are no material changes in market risk exposure at March 31, 2003 when compared with December 31, 2002.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information required by this Item is contained in Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

ITEM 4. CONTROLS AND PROCEDURES

Based on the evaluation by the Chief Executive Officer and Chief Financial Officer of the Company as of a date within 90 days of the filing date of this quarterly report, the Company’s disclosure controls and procedures are adequately designed to ensure that the information required to be included in this report has been recorded, processed, summarized and reported on a timely basis. There have not been any significant changes in the Company’s internal controls or in other factors that could significantly affect these controls and there have been no corrective actions taken with regard to significant deficiencies and material weaknesses subsequent to the date of such officers’ evaluation.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

In September, 2000, the Company and other HMOs operating in Maryland were served with similar class action lawsuits challenging the constitutionality of the law which allows the Company to subrogate against other insurance companies. The action against the Company was filed in the Circuit Court for Montgomery County, Maryland. The Company filed a motion for removal of the case to federal court under the Employee Retirement Income Security Act of 1974 (“ERISA”) which was denied on February 4, 2003. In a separate matter unrelated to the Company, but similar in facts, the Maryland Court of Appeals recently ruled that the retroactive portion of the law is unconstitutional under the Maryland constitution. The Company believes that its operations with respect to the law are valid and is pursuing all available defenses. The Company does not believe, at this time, the ultimate outcome of this action will be material to the Company’s financial statements.

The Company is involved in other various legal actions arising in the normal course of business, some of which seek substantial monetary damages. After review, including consultation with legal counsel, management believes that any ultimate liability that could arise from these other actions will not materially effect the Company’s consolidated financial position or results of operations.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

An annual meeting of the stockholders of MAMSI was held on April 28, 2003. The following matters were submitted to a vote of the stockholders during the annual meeting:

(1) The following individuals were elected to the Board of Directors for a three year term, except for Howard M. Arnold, who was elected for a one year term, with the indicated votes:

	For	Against	Abstain
Howard M. Arnold	42,401,577	None	1,282,429
John W. Dillon	42,818,642	None	865,364
Mark D. Groban, M.D.	42,818,675	None	865,331
Charles H. Epps, Jr., M.D.	42,814,682	None	869,324

Board members whose term of office continued after the meeting are as follows:

Thomas P. Barbera

Francis C. Bruno, M.D.

Raymond H. Cypess, D.V.M., Ph.D.

Robert E. Foss

Edward J. Muhl

Janet L. Norwood

John A. Paganelli

Ivan R. Sabel

James A. Wild

(2) The adoption of the 2003 Non-Qualified Stock Option Plan was ratified by a count of 36,436,006 affirmative votes, 6,401,684 negative votes and 846,316 abstentions.

There were no broker non-votes with respect to the election of Directors or the adoption of the 2003 Non-Qualified Stock Option Plan for Senior Executives.

ITEM 5. OTHER INFORMATION

None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

Exhibit Number	Description of Document

99.2	Certifications of Chief Executive Officer and Chief Financial Officer Pursuant to Title 18, United States Code, Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(b) Reports on Form 8-K

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by undersigned thereto duly authorized.

MID ATLANTIC MEDICAL SERVICES, INC.
(Registrant)

Date: May 15, 2003	/s/ ROBERT E. FOSS
Robert E. Foss Senior Executive Vice President and Chief Financial Officer (duly authorized officer and principal financial officer)

CERTIFICATION

I, Thomas P. Barbera, Chief Executive Officer, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Mid Atlantic Medical Services, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and to the audit committee of the registrant’s board of directors:

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 15, 2003

/s/ THOMAS P. BARBERA
Thomas P. Barbera President and Chief Executive Officer

CERTIFICATION

I, Robert E. Foss, Chief Financial Officer, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Mid Atlantic Medical Services, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and to the audit committee of the registrant’s board of directors:

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 15, 2003

/s/ ROBERT E. FOSS
Robert E. Foss Senior Executive Vice President and Chief Financial Officer

ANNEX L

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2003

Commission File Number 1-13340

Mid Atlantic Medical Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-1481661
(State of incorporation)	(I.R.S. Employer Identification No.)

4 Taft Court, Rockville, Maryland 20850

(Address of principal executive offices and zip code)

(301) 294-5140

(Registrant’s telephone number)

Item 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

On October 27, 2003, Mid Atlantic Medical Services, Inc., a Delaware corporation (“MAMSI”), issued a press release announcing that it had entered into an Agreement and Plan of Merger with UnitedHealth Group Incorporated, a Minnesota corporation (“UnitedHealth Group”), and MU Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of UnitedHealth Group (“Merger Sub”), for UnitedHealth Group to acquire MAMSI. The transaction will be accomplished by the merger of MAMSI with and into Merger Sub.

A copy of the Agreement and Plan of Merger is attached hereto as Exhibit 2.1 and a copy of the press release is attached hereto as Exhibit 99.1.

In a public conference call today, MAMSI Chairman Mark D. Groban, M.D., and other members of MAMSI and UnitedHealth Group senior management discussed the strategic and financial aspects of the transaction. In the conference call, Dr. Groban indicated that while MAMSI’s information is still incomplete, MAMSI estimates that it will earn approximately $1.08 to $1.10 per share in the current quarter, which would include the benefit of some favorable development of prior period cost estimates, principally from earlier quarters in 2003, as expected based on a moderating utilization trend. That result would bring MAMSI into a range of $4.00 to $4.08 per share for fiscal year 2003. Dr. Groban estimated that in 2004, MAMSI would see earnings growing above 15%, its target every year, through modest growth, disciplined pricing and tight SG&A control. Dr. Groban suggested an earnings baseline target in the $4.60 to $4.70 per share range on a full fiscal year, standalone basis. Any synergies, post-closing would enhance that gain. Dr. Groban reiterated that the upside in the merger with UnitedHealth Group is the potential for growth across multiple businesses in 2005, 2006 and 2007, and that he believed that MAMSI’s results would be a material positive contributing factor to UnitedHealth Group’s overall performance in 2004.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

2.1	Agreement and Plan of Merger dated October 26, 2003

99.1	Press release dated October 27, 2003

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

All forward-looking information contained in this release is based on management’s current knowledge of factors, all with inherent risks and uncertainties, affecting MAMSI’s business. MAMSI’s actual results may differ materially if these assumptions prove invalid. Significant risk factors, while not all-inclusive, are: the possibility of increasing price competition in the Company’s service area; the effect of a weak economy on the Company; the effect on the Company due to the acts of terrorism and the threat of future attacks; the possibility that the Company is not able to increase its market share at the anticipated premium rates; the possibility of increased litigation, legislation or regulation (such as the numerous class action lawsuits that have been filed against managed care companies and the pending initiatives to increase health care regulation) that might have the potential for increased costs, and/or increased regulation of rates which might have the potential to decrease revenue; the inability to predict and control medical expenses due to increased utilization by the Company’s membership, increased practitioner and pharmaceutical costs, federal or state mandates that increase benefits or limit the Company’s oversight ability, the ultimate accuracy of the Company’s estimate of the liability for incurred but not reported claims, the potential for disputes under its risk-sharing arrangements, and the Company’s ability to maintain and renew these arrangements; and the possibility that the Company is not able to negotiate new or renewal contracts with appropriate physicians, other health care practitioners, hospitals and facilities.

The list of significant risk factors is not intended to be exhaustive. There may be other risk factors that would preclude the Company from realizing the predictions made in the forward-looking statements. While the Company may periodically update this discussion of risk factors, the Company does not undertake to update any forward-looking statement that may be made by or on behalf of the Company prior to its next required filing with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mid Atlantic Medical Services, Inc.

Dated: October 27, 2003	By:	/s/ MARK D. GROBAN, M.D.
Mark D. Groban, M.D.
Chairman of the Board of Directors

ANNEX M

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2003

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number: 1-10864

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Minnesota	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 936-1300

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

As of August 11, 2003, 596,223,753 shares of the registrant’s Common Stock, $.01 par value per share, were issued and outstanding.

UNITEDHEALTH GROUP

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except per share data)

	June 30, 2003	December 31, 2002
ASSETS
Current Assets
Cash and Cash Equivalents	$2,253	$1,130
Short-Term Investments	231	701
Accounts Receivable, net	836	835
Assets Under Management	2,007	2,069
Deferred Income Taxes and Other	457	439

Total Current Assets	5,784	5,174
Long-Term Investments	4,470	4,498
Property, Equipment, Capitalized Software, and Other Assets, Net	1,036	1,007
Goodwill	3,403	3,363
Other Intangible Assets, net	145	122

TOTAL ASSETS	$14,838	$14,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Medical Costs Payable	$4,031	$3,741
Accounts Payable and Accrued Liabilities	1,753	1,459
Other Policy Liabilities	1,765	1,781
Commercial Paper and Current Maturities of Long-Term Debt	350	811
Unearned Premiums	452	587

Total Current Liabilities	8,351	8,379
Long-Term Debt, less current maturities	1,400	950
Deferred Income Taxes and Other Liabilities	414	407

Commitments and Contingencies (Note 11)
Shareholders’ Equity
Common Stock, $0.01 par value — 1,500 shares authorized; 590 and 599 shares issued and outstanding	6	6
Additional Paid-In Capital	14	170
Retained Earnings	4,468	4,104
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Investments, net of tax effects	185	148

Total Shareholders’ Equity	4,673	4,428

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,838	$14,164

See notes to condensed consolidated financial statements

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
REVENUES
Premiums	$6,248	$5,316	$12,396	$10,562
Services	779	711	1,549	1,416
Investment and Other Income	60	51	117	113

Total Revenues	7,087	6,078	14,062	12,091

MEDICAL AND OPERATING COSTS
Medical Costs	5,109	4,418	10,159	8,853
Operating Costs	1,195	1,075	2,394	2,115
Depreciation and Amortization	74	62	147	118

Total Medical and Operating Costs	6,378	5,555	12,700	11,086

EARNINGS FROM OPERATIONS	709	523	1,362	1,005
Interest Expense	(24)	(20)	(47)	(44)

EARNINGS BEFORE INCOME TAXES	685	503	1,315	961
Provision for Income Taxes	(246)	(178)	(473)	(341)

NET EARNINGS	$439	$325	$842	$620

BASIC NET EARNINGS PER COMMON SHARE	$0.74	$0.53	$1.42	$1.01

DILUTED NET EARNINGS PER COMMON SHARE	$0.71	$0.51	$1.36	$0.97

BASIC WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	590	610	593	612
DILUTIVE EFFECT OF OUTSTANDING STOCK OPTIONS	28	31	28	30

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, ASSUMING DILUTION	618	641	621	642

See notes to condensed consolidated financial statements

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Six Months Ended June 30,
	2003	2002
OPERATING ACTIVITIES
Net Earnings	$842	$620
Noncash Items:
Depreciation and Amortization	147	118
Deferred Income Taxes and Other	(5)	70
Net Change in Other Operating Items, net of effects from acquisitions, sales of subsidiaries and changes in AARP balances:
Accounts Receivable and Other Current Assets	25	(30)
Medical Costs Payable	283	48
Accounts Payable and Accrued Liabilities	349	409
Unearned Premiums	(151)	(205)

Cash Flows From Operating Activities	1,490	1,030

INVESTING ACTIVITIES
Cash Paid for Acquisitions, net of cash assumed and other effects	(56)	(45)
Purchases of Property, Equipment and Capitalized Software, net	(181)	(216)
Purchases of Investments	(1,045)	(1,353)
Maturities and Sales of Investments	1,649	1,515

Cash Flows From (Used For) Investing Activities	367	(99)

FINANCING ACTIVITIES
Proceeds from Common Stock Issuances	145	114
Common Stock Repurchases	(859)	(826)
Repayments of Commercial Paper, net	(461)	(454)
Proceeds from Issuance of Long-Term Debt	450	400
Dividends Paid	(9)	(9)

Cash Flows Used For Financing Activities	(734)	(775)

INCREASE IN CASH AND CASH EQUIVALENTS	1,123	156
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,130	1,540

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,253	$1,696

Supplementary schedule of noncash investing activities:
Common stock issued for acquisitions	$—	$72

See notes to condensed consolidated financial statements

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation and Use of Estimates

Unless the context otherwise requires, the use of the terms the “Company,” “we,” “us,” and “our” in the following refers to UnitedHealth Group Incorporated and its subsidiaries.

The accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, needed to present the financial results for these interim periods fairly. In accordance with the rules and regulations of the Securities and Exchange Commission, we have omitted certain footnote disclosures that would substantially duplicate the disclosures contained in our annual audited financial statements. Read together with the disclosures below, we believe the interim financial statements are presented fairly. However, these unaudited condensed consolidated financial statements should be read together with the consolidated financial statements and the notes included in our Annual Report on Form 10-K for the year ended December 31, 2002.

These consolidated financial statements include certain amounts that are based on our best estimates and judgments. These estimates require us to apply complex assumptions and judgements, often because we must make estimates about the effects of matters that are inherently uncertain and will change in subsequent periods. The most significant estimates relate to medical costs, medical costs payable, revenues, contingent liabilities, and asset valuations, allowances and impairments. We adjust these estimates each period, as more current information becomes available, and any adjustment could have a significant impact on our consolidated operating results. The impact of any changes in estimates is included in the determination of earnings in the period in which the estimate is adjusted.

2. Stock-Based Compensation

We account for activity under our stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, we do not recognize compensation expense when we grant employee stock options because we grant stock options at exercise prices not less than the fair value of our common stock on the date of grant.

The following table shows the effect on net earnings and earnings per share had we applied the fair value expense recognition provisions of Statement of Financial Accounting Standards (FAS) No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation (in millions, except per share data).

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
NET EARNINGS
As Reported	$439	$325	$842	$620
Compensation Expense, net of tax effect	(31)	(25)	(60)	(49)

Pro Forma	$408	$300	$782	$571

BASIC NET EARNINGS PER COMMON SHARE
As Reported	$0.74	$0.53	$1.42	$1.01
Pro Forma	$0.69	$0.49	$1.32	$0.93
DILUTED NET EARNINGS PER COMMON SHARE
As Reported	$0.71	$0.51	$1.36	$0.97
Pro Forma	$0.66	$0.47	$1.26	$0.89

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Cash, Cash Equivalents and Investments

As of June 30, 2003, the amortized cost, gross unrealized gains and losses, and fair value of cash, cash equivalents and investments were as follows (in millions):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and Cash Equivalents	$2,253	$—	$—	$2,253
Debt Securities — Available for Sale	4,189	284	(3)	4,470
Equity Securities — Available for Sale	149	10	(1)	158
Debt Securities — Held to Maturity	73	—	—	73

Total Cash and Investments	$6,664	$294	$(4)	$6,954

During the three and six month periods ended June 30, we recorded realized gains and losses on the sale of investments as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Gross Realized Gains	$14	$28	$22	$38
Gross Realized Losses	(9)	(36)	(16)	(46)

Net Realized Gains (Losses)	$5	$(8)	$6	$(8)

4. Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill, by operating segment, for the six months ended June 30, 2003, were as follows (in millions):

	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Consolidated Total
Balance at December 31, 2002	$1,693	$698	$363	$609	$3,363
Goodwill acquired	5	—	26	9	40

Balance at June 30, 2003	$1,698	$698	$389	$618	$3,403

The weighted-average useful life, gross carrying value, accumulated amortization and net carrying value of other intangible assets as of June 30, 2003 and December 31, 2002 were as follows (in millions):

	Weighted- Average Useful Life	June 30, 2003			December 31, 2002
		Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer Contracts and Membership Lists	14 years	$72	$(3)	$69	$64	$(1)	$63
Patents, Trademarks and Technology	11 years	80	(27)	53	58	(24)	34
Non-compete Agreements and Other	7 years	32	(9)	23	31	(6)	25

Total	10 years	$184	$(39)	$145	$153	$(31)	$122

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense relating to other intangible assets was approximately $4 and $8 million for the three and six month periods ended June 30, 2003. Estimated amortization expense relating to other intangible assets for the years ending December 31 are as follows (in millions):

2003	2004	2005	2006	2007
$17	$18	$17	$16	$14

5. Medical Costs Payable

As further discussed in the Critical Accounting Policies and Estimates section of Management’s Discussion and Analysis, a substantial portion of our medical costs payable is based on estimates, which include estimates for the costs of health care services eligible individuals have received under risk-based arrangements but for which claims have either not yet been received or processed, and liabilities for physician, hospital and other medical cost disputes. Each period, our operating results include the effects of revisions in estimates related to all prior periods, based on actual claims processed and other changes in facts and circumstances. Our medical costs payable estimates as of December 31, 2001, 2000 and 1999 each developed favorably in the subsequent fiscal year by approximately $70 million, $30 million and $15 million, respectively. Our medical costs payable estimate as of December 31, 2002 also developed favorably by approximately $110 million during the six month period ended June 30, 2003.

Medical costs for the three month period ended June 30, 2003 include approximately $50 million of favorable medical cost development related to prior years and approximately $50 million of favorable medical cost development related to the first quarter of 2003. Management believes the amount of medical costs payable is reasonable and adequate to cover the company’s liability for unpaid claims as of June 30, 2003.

6. Commercial Paper and Debt

Commercial paper and debt consisted of the following (in millions):

	June 30, 2003		December 31, 2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
Commercial Paper	$—	$—	$461	$461
Floating-Rate Notes due November 2003	100	100	100	100
6.6% Senior Unsecured Notes due December 2003	250	255	250	260
Floating-Rate Notes due November 2004	150	150	150	150
7.5% Senior Unsecured Notes due November 2005	400	451	400	450
5.2% Senior Unsecured Notes due January 2007	400	437	400	423
4.9% Senior Unsecured Notes due April 2013	450	474	—	—

Total Commercial Paper and Debt	1,750	1,867	1,761	1,844
Less Current Maturities	(350)	(355)	(811)	(821)

Long-Term Debt, less current maturities	$1,400	$1,512	$950	$1,023

As of June 30, 2003, we had no outstanding commercial paper. The interest rates on the floating-rate notes are reset quarterly to the three-month LIBOR (London Interbank Offered Rate) plus 0.3% for the notes due November 2003 and to the three-month LIBOR plus 0.6% for the notes due November 2004. As of June 30, 2003, the applicable rates on the notes were 1.6% and 1.9%, respectively.

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 2003, we issued $450 million of 4.9% fixed-rate notes due April 2013. In January 2002, we issued $400 million of 5.2% fixed-rate notes due January 2007. We used proceeds from these borrowings to repay commercial paper and for general corporate purposes including working capital, capital expenditures, business acquisitions, and share repurchases. When we issued these notes, we entered into interest rate swap agreements that qualify as fair value hedges to convert a portion of our interest rate exposure from a fixed to a variable rate. The interest rate swap agreements have aggregate notional amounts of $225 million, maturing April 2013 and $200 million, maturing January 2007. The variable rates are benchmarked to the six-month LIBOR rate and are reset on a semiannual basis in arrears. At June 30, 2003, the rate used to accrue interest expense on these swaps ranged from 1.2% to 1.3%. The differential between the fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as an adjustment to interest expense in the Condensed Consolidated Statements of Operations.

We have credit arrangements for $900 million that support our commercial paper program. These credit arrangements include a $450 million revolving facility that expires in July 2005, and a $450 million, 364-day facility that expires in July 2004. We also have the capacity to issue approximately $200 million of extendible commercial notes (ECNs). As of June 30, 2003, we had no amounts outstanding under our credit facilities or ECNs.

Our debt agreements and credit facilities contain various covenants, the most restrictive of which require us to maintain a debt-to-total-capital ratio below 45% and to exceed specified minimum interest coverage levels. We are in compliance with the requirements of all debt covenants.

7. AARP

In January 1998, we initiated a 10-year contract to provide insurance products and services to members of AARP. Under the terms of the contract, we are compensated for transaction processing and other services as well as for assuming underwriting risk. We are also engaged in product development activities to complement the insurance offerings under this program. Premium revenues from our portion of the AARP insurance offerings are approximately $3.8 billion annually.

The underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund (RSF). The primary components of the underwriting results are premium revenue, medical costs, investment income, administrative expenses, member services expenses, marketing expenses and premium taxes. Underwriting gains and losses are recorded as an increase or decrease to the RSF and accrue to AARP policyholders, unless cumulative net losses were to exceed the balance in the RSF. To the extent underwriting losses exceed the balance in the RSF, we would have to fund the deficit. Any deficit we fund could be recovered by underwriting gains in future periods of the contract. To date, we have not been required to fund any underwriting deficits. The RSF balance is reported in Other Policy Liabilities in the accompanying Condensed Consolidated Balance Sheets. We believe the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.

The following AARP program-related assets and liabilities are included in our Condensed Consolidated Balance Sheets (in millions):

	Balance as of
	June 30, 2003	December 31, 2002
Accounts Receivable	$342	$294
Assets Under Management	$1,960	$2,045
Medical Costs Payable	$881	$893
Other Policy Liabilities	$1,261	$1,299
Other Current Liabilities	$160	$147

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effects of changes in balance sheet amounts associated with the AARP program accrue to AARP policyholders through the RSF balance. Accordingly, we do not include the effect of such changes in our Condensed Consolidated Statements of Cash Flows.

8. Stock Split and Stock Repurchase Program

On May 7, 2003, the Company’s Board of Directors declared a two-for-one split of the Company’s common stock in the form of a 100 percent common stock dividend. The stock dividend was issued on June 18, 2003, to shareholders of record on June 2, 2003. All share and per share amounts have been restated to reflect the stock split.

Under our board of directors’ authorization, we maintain a common stock repurchase program. Repurchases may be made from time to time at prevailing prices, subject to restrictions on volume, pricing and timing. During the six months ended June 30, 2003, we repurchased 18.5 million shares at an aggregate cost of $808 million. In July 2003, the board of directors renewed the stock repurchase program and authorized the Company to repurchase up to 60 million shares of common stock under the program.

9. Comprehensive Income

The table below presents comprehensive income for the three and six month periods ended June 30 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net Earnings	$439	$325	$842	$620
Change in Net Unrealized Gains on Investments, net of tax effects	35	56	37	42

Comprehensive Income	$474	$381	$879	$662

10. Segment Financial Information

The following is a description of the types of products and services from which each of our business segments derives its revenues:

•	Health Care Services consists of the UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare coordinates network-based health and well-being services on behalf of local employers and consumers. Ovations delivers health and well-being services for Americans age 50 and older. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries. The financial results of UnitedHealthcare, Ovations and AmeriChoice have been combined in the Health Care Services segment column in the tables presented below because these businesses have similar economic characteristics and have similar products and services, types of customers, distribution methods and operational processes, and operate in a similar regulatory environment, typically within the same legal entity.

•	Uniprise provides health and well-being access and services, business-to-business transaction processing services, consumer connectivity and technology support services to large employers and health plans.

•	Specialized Care Services is a portfolio of health and well-being companies, each serving a specialized market need with a unique blend of benefits, networks, services and resources.

•	Ingenix is an international leader in the field of health care data analysis and application, serving pharmaceutical companies, health insurers and other payers, health care providers, large employers and governments.

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transactions between business segments principally consist of customer service and transaction processing services Uniprise provides to Health Care Services, certain product offerings sold to Uniprise and Health Care Services customers by Specialized Care Services, and sales of medical benefits cost, quality and utilization data and predictive modeling to Health Care Services and Uniprise by Ingenix. These transactions are recorded at management’s best estimate of fair value, as if the services were purchased from or sold to third parties. All intersegment transactions are eliminated in consolidation. Assets and liabilities that are jointly used are assigned to each segment using estimates of pro-rata usage. Cash and investments are assigned such that each segment has minimum specified levels of regulatory capital or working capital for non-regulated businesses.

Effective January 1, 2003, within the Health Care Services Segment, the Company transferred Medicaid-related business oversight from UnitedHealthcare to AmeriChoice, as well as certain Medicare-related businesses from UnitedHealthcare to Ovations. In addition, the Company transferred managed health plan services from UnitedHealthcare to Uniprise. The 2002 segment financial information has been restated for comparability purposes to conform to the current composition of business segments. The restatement had no effect on previously reported 2002 consolidated financial information.

The following tables present segment financial information for the three and six month periods ended June 30, 2003 and 2002 (in millions):

Three Months Ended June 30, 2003	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Eliminations	Consolidated
Revenues — External Customers	$6,056	$626	$262	$83	$—	$7,027
Revenues — Intersegment	—	143	197	43	(383)	—
Investment and Other Income	50	6	4	—	—	60

Total Revenues	$6,106	$775	$463	$126	$(383)	$7,087

Earnings from Operations	$450	$153	$93	$13	$—	$709

Three Months Ended June 30, 2002	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Eliminations	Consolidated
Revenues — External Customers	$5,201	$527	$223	$76	$—	$6,027
Revenues — Intersegment	—	129	148	33	(310)	—
Investment and Other Income	41	6	4	—	—	51

Total Revenues	$5,242	$662	$375	$109	$(310)	$6,078

Earnings from Operations	$314	$129	$68	$12	$—	$523

Six Months Ended June 30, 2003	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Eliminations	Consolidated
Revenues — External Customers	$12,023	$1,240	$517	$165	$—	$13,945
Revenues — Intersegment	—	291	393	82	(766)	—
Investment and Other Income	97	13	7	—	—	117

Total Revenues	$12,120	$1,544	$917	$247	$(766)	$14,062

Earnings from Operations	$852	$305	$181	$24	$—	$1,362

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Six Months Ended June 30, 2002	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Eliminations	Consolidated
Revenues — External Customers	$10,333	$1,049	$442	$154	$—	$11,978
Revenues — Intersegment	—	260	292	64	(616)	—
Investment and Other Income	92	13	8	—	—	113

Total Revenues	$10,425	$1,322	$742	$218	$(616)	$12,091

Earnings from Operations	$590	$257	$134	$24	$—	$1,005

11. Commitments and Contingencies

Legal Matters

Because of the nature of our businesses, we are routinely party to a variety of legal actions related to the design, management and offerings of our services. We record liabilities for our estimate of probable costs resulting from these matters. These matters include, but are not limited to: claims relating to health care benefits coverage; medical malpractice actions; contract disputes; and claims related to disclosure of certain business practices. Following the events of September 11, 2001, the cost of business insurance coverage increased significantly. As a result, we have increased the amount of risk that we self-insure, particularly with respect to routine matters incidental to our business.

Beginning in 1999, a series of class action lawsuits were filed against us and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of certain customers and physicians for alleged breaches of federal statutes, including the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Racketeer Influenced Corrupt Organization Act (RICO). On May 1, 2003, the customer related claims were dismissed following a de minimis settlement.

In April 2000, the American Medical Association filed a lawsuit against the Company in connection with the calculation of reasonable and customary reimbursement rates for non-network providers. The suit seeks declaratory, injunctive and compensatory relief as well as costs, fees and interest payments. An amended complaint was filed on August 25, 2000, which alleged two classes of plaintiffs, an ERISA class and a non-ERISA class. After the court dismissed certain ERISA claims and the claims brought by the American Medical Association, a third amended complaint was filed. On October 25, 2002, the court granted in part and denied in part our motion to dismiss the third amended complaint. We are engaged in discovery in this matter.

Although the results of pending litigation are always uncertain, we do not believe the results of any such actions currently threatened or pending, including those described above, will, individually or in aggregate, have a material adverse effect on our consolidated financial position or results of operations.

Governmental Regulation

Our business is regulated at federal, state, local and international levels. The laws and rules governing our business are subject to frequent change, and agencies have broad latitude to administer those regulations. State legislatures and Congress continue to focus on health care issues as the subject of proposed legislation. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability related to coverage interpretations or other actions. Further, we must obtain and maintain regulatory approvals to market many of our products.

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We are also subject to various ongoing governmental investigations, audits and reviews, and we record liabilities for our estimate of probable costs resulting from these matters. Although the results of pending matters are always uncertain, we do not believe the results of any of the current investigations, audits or reviews, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

12. Recently Issued Accounting Standards

In January 2003, the FASB issued Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51.” FIN No. 46 requires an enterprise to consolidate a variable interest entity (previously known generally as a special purpose entity) if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. This interpretation applies immediately to variable interest entities created or obtained after January 31, 2003. For those variable interest entities created or obtained prior to that date, the interpretation must be applied in the third quarter of 2003. We do not expect that the adoption of FIN No. 46 will have any impact on our consolidated financial position or results of operations.

In April 2003, the FASB issued FAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. FAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. We do not expect that the adoption of FAS No. 149, which is effective for contracts entered into or modified after June 30, 2003, will have any impact on our consolidated financial position or results of operations.

In May 2003, the FASB issued FAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. FAS No. 150 establishes standards for classifying and measuring as liabilities certain freestanding financial instruments that represent obligations of the issuer and have characteristics of both liabilities and equity. The adoption of FAS No. 150, which became effective on May 31, 2003, did not have a significant impact on our consolidated financial position or results of operations.

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Shareholders

UnitedHealth Group Incorporated

Minnetonka, Minnesota

We have reviewed the accompanying condensed consolidated balance sheet of UnitedHealth Group Incorporated and Subsidiaries (the Company) as of June 30, 2003, and the related condensed consolidated statements of operations and cash flows for the three-month and six-month periods ended June 30, 2003 and 2002. These interim condensed consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such interim condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of UnitedHealth Group Incorporated and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated January 23, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2002 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
July 17, 2003

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read together with the accompanying unaudited condensed consolidated financial statements and notes. In addition, the following discussion should be considered in light of a number of factors that affect the Company, the industry in which we operate, and business generally. These factors are described in Exhibit 99 to this Quarterly Report.

Summary highlights of our second quarter 2003 results include:

•	Diluted net earnings per share of $0.71 increased 39% from $0.51 per share reported in the second quarter of 2002 and increased 9% from $0.65 per share reported in the first quarter of 2003.

•	Cash flows from operations were nearly $1.5 billion for the six months ended June 30, 2003, compared to $1.0 billion for the six months ended June 30, 2002, an increase of $460 million, or 45%.

•	Earnings from operations increased to $709 million in the second quarter of 2003, up $186 million, or 36%, over the prior year and up $56 million, or 9%, sequentially over the first quarter of 2003.

•	Consolidated revenues of $7.1 billion increased $1.0 billion, or 17%, over the second quarter of 2002 and $112 million, or 2%, sequentially over the first quarter of 2003.

•	The consolidated medical care ratio was 81.8%, a decline from 83.1% in the second quarter of 2002.

•	The operating cost ratio was 16.9%, an improvement from 17.7% during the second quarter of 2002.

•	Consolidated operating margin reached 10.0%, improving from 8.6% in the second quarter of 2002.

•	Annualized return on equity reached 38.5% in the second quarter of 2003, up from 33.2% in the second quarter of 2002.

Summary Operating Information

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2003	2002	Percent Change	2003	2002	Percent Change
Total Revenues	$7,087	$6,078	17%	$14,062	$12,091	16%
Earnings from Operations	$709	$523	36%	$1,362	$1,005	36%
Net Earnings	$439	$325	35%	$842	$620	36%
Diluted Net Earnings Per Common Share	$0.71	$0.51	39%	$1.36	$0.97	40%
Medical Care Ratio	81.8%	83.1%		82.0%	83.8%
Medical Care Ratio, Excluding AARP	80.4%	81.2%		80.7%	82.1%
Operating Cost Ratio	16.9%	17.7%		17.0%	17.5%
Return on Equity (annualized)	38.5%	33.2%		37.3%	31.7%
Operating Margin	10.0%	8.6%		9.7%	8.3%

Results of Operations

Consolidated Financial Results

Revenues

Revenues are comprised of premium revenue from risk-based products; service revenues, which primarily include fees for management, administrative, and consulting services; and investment and other income.

Premium revenues are derived from risk-based arrangements in which the premium is fixed, typically for a one-year period, and we assume the economic risk of funding health care services and related administrative costs. Service revenues consist primarily of fees derived from services performed for customers that self-insure the medical costs of their employees and their dependents. For both premium risk-based and fee-based customer arrangements, we provide coordination and facilitation of medical services, transaction processing, customer, consumer and care provider services, and access to contracted networks of physicians, hospitals and other health care professionals.

Consolidated revenues increased by $1.0 billion, or 17%, year-over-year in the second quarter of 2003 to $7.1 billion. Consolidated revenues increased by 11% as a result of premium rate increases and growth across business segments and 6% as a result of revenues from businesses acquired since the second quarter of 2002. Following is a discussion of second quarter consolidated revenue trends for each of our three revenue components.

Premium Revenues

Consolidated premium revenues for the three and six months ended June 30, 2003 totaled $6.2 billion and $12.4 billion, respectively, an increase of $932 million, or 18%, and $1.8 billion, or 17%, over the comparable 2002 periods.

UnitedHealthcare premium revenues for the three and six months ended June 30, 2003 were $3.6 billion and $7.2 billion, respectively, an increase of $453 million, or 14%, and $938 million, or 15%, over the comparable 2002 periods. This was due primarily to premium rate increases on renewing commercial risk-based business. Premium revenues from Medicaid programs for the three and six months ended June 30, 2003 increased by $303 million and $586 million, respectively, over the three and six month periods ended June 30, 2002. This increase was primarily the result of the acquisition of AmeriChoice on September 30, 2002. The remaining premium revenue growth for the three and six months ended June 30, 2003 resulted primarily from an increase in the number of individuals served by both Ovations’ Medicare supplement products provided to AARP members and by its Evercare business. In addition, Specialized Care Services realized an increase in premium revenues due to strong growth in several of its specialty benefits businesses.

Service Revenues

Service revenues for the three and six months ended June 30, 2003 totaled $779 million and $1.5 billion, representing an increase of $68 million, or 10%, and $133 million, or 9%, over the comparable 2002 periods. The increase in service revenues was driven primarily by aggregate growth of 7% in individuals served by Uniprise and UnitedHealthcare under fee-based arrangements. For the three and six months ended June 30, 2003, Uniprise and UnitedHealthcare service revenues grew by an aggregate of $66 million and $120 million, respectively, over the comparable prior year periods.

Investment and Other Income

Investment and other income during the three and six months ended June 30, 2003 totaled $60 million and $117 million, respectively, representing increases of $9 million and $4 million, respectively, from the comparable periods in 2002. For the three and six months ended June 30, 2003, interest income decreased by $4 million and $10 million, respectively, driven by lower interest yields on investments partially offset by the impact of increased levels of cash and fixed income investments. Net capital gains on sales of investments were $5 million and $6 million for the three and six months ended June 30, 2003, respectively, compared to a net capital loss of $8 million for both the three and six months ended June 30, 2002.

Medical Costs

The combination of pricing, benefit designs, consumer health care utilization and comprehensive care facilitation efforts is reflected in the medical care ratio (medical costs as a percentage of premium revenues).

For the three month periods ended June 30, the consolidated medical care ratio decreased from 83.1% in 2002 to 81.8% in 2003. Excluding the AARP business,1 on a year-over-year basis, the medical care ratio decreased 80 basis points from 81.2% in 2002 to 80.4% in 2003. The decrease in the medical care ratio was primarily driven by favorable development of prior period medical cost estimates, as further discussed below. Excluding the impact of favorable medical cost development, the medical care ratio in the second quarter of 2003 was largely consistent with the second quarter of 2002.

Each period, our operating results include the effects of revisions in medical cost estimates related to all prior periods. Changes in estimates may relate to the prior fiscal year or to prior quarterly reporting periods within the same fiscal year. Changes in estimates for prior quarterly reporting periods within the same fiscal year have no impact on total medical costs reported for that fiscal year. Changes in medical costs payable estimates for prior fiscal years that are identified in the current year are included in total medical costs reported for the current fiscal year. Medical costs for the three months ended June 30, 2003 include approximately $50 million of favorable medical cost development related to prior years and approximately $50 million of favorable medical cost development related to the first quarter of 2003. Medical costs for the three months ended June 30, 2002 include approximately $30 million of favorable medical cost development related to prior years and approximately $10 million of favorable medical cost development related to the first quarter of 2002.

For the six months ended June 30, the consolidated medical care ratio decreased from 83.8% in 2002 to 82.0% in 2003. Excluding the AARP business, on a year-over-year basis, the medical care ratio decreased 140 basis points from 82.1% to 80.7%. Approximately 50 basis points of the decrease in the medical care ratio was driven by the favorable development of prior period medical cost estimates. Medical costs for the six months ended June 30, 2003 and 2002 include approximately $110 million and $50 million, respectively, of favorable medical cost development related to prior years. The balance of the medical care ratio decrease resulted primarily from changes in product, business, and customer mix.

For the three and six months ended June 30, 2003, on an absolute dollar basis, medical costs increased $691 million, or 16%, and $1.3 billion, or 15%, respectively, over the comparable 2002 periods. The increase was driven primarily by a rise in medical costs of approximately 11% driven by medical cost inflation and increased health care consumption and the additional medical costs related to businesses acquired since June 30, 2002. These increases were partially offset by the improved medical care ratios described above.

Operating Costs

The operating cost ratio (operating costs as a percentage of total revenues) for the three and six months ended June 30, 2003 was 16.9% and 17.0%, down from 17.7% and 17.5% in the comparable 2002 periods. These decreases were driven primarily by business mix changes, productivity gains from technology deployment and other cost management initiatives.

On an absolute dollar basis, operating costs for the three and six months ended June 30, 2003 increased $120 million, or 11%, and $279 million, or 13%, over the comparable periods in 2002. This increase was driven by a 7% increase in total individuals served by Health Care Services and Uniprise, increases in broker commissions and premium taxes, general operating cost inflation and the additional operating costs associated with acquired businesses.

[1]	Management believes disclosure of the medical care ratio excluding the AARP business is meaningful since underwriting gains or losses related to the AARP business accrue to AARP policyholders through a rate stabilization fund (RSF). Although the Company is at risk for underwriting losses to the extent cumulative net losses exceed the balance in the RSF, the Company has not been required to fund any underwriting deficits to date and management believes the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract during the foreseeable future.

Depreciation and Amortization

Depreciation and amortization for the three and six months ended June 30, 2003 was $74 million and $147 million, respectively, an increase of $12 million and $29 million over the comparable prior year periods. These increases are due to additional depreciation and amortization resulting from higher levels of property, equipment, computer hardware and capitalized software as a result of technology enhancements, business growth and businesses acquired since the first half of 2002.

Income Taxes

Our effective income tax rate was 36.0% in the second quarter of 2003 and 35.5% in the second quarter of 2002. The increase is mainly due to the September 30, 2002 acquisition of AmeriChoice, which operates primarily in markets that have comparatively higher state and local income tax rates.

Business Segments

The following summarizes the operating results of our business segments for three and six months ended June 30 (in millions):

Revenues

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	Percent Change	2003	2002	Percent Change
Health Care Services	$6,106	$5,242	16%	$12,120	$10,425	16%
Uniprise	775	662	17%	1,544	1,322	17%
Specialized Care Services	463	375	23%	917	742	24%
Ingenix	126	109	16%	247	218	13%
Corporate	(383)	(310)	n/a	(766)	(616)	n/a

Total Consolidated	$7,087	$6,078	17%	$14,062	$12,091	16%

Earnings from Operations

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	Percent Change	2003	2002	Percent Change
Health Care Services	$450	$314	43%	$852	$590	44%
Uniprise	153	129	19%	305	257	19%
Specialized Care Services	93	68	37%	181	134	35%
Ingenix	13	12	8%	24	24	—%

Total Consolidated	$709	$523	36%	$1,362	$1,005	36%

Health Care Services

The Health Care Services segment (comprised of the UnitedHealthcare, Ovations and AmeriChoice businesses) had revenues of $6.1 billion and $12.1 billion for the three and six months ended June 30, 2003, respectively, representing increases of $864 million, or 16%, and $1.7 billion, or 16%, over the comparable 2002 periods.

The increase in revenues primarily resulted from an increase in UnitedHealthcare premium revenues for the three and six months ended June 30, 2003, of $453 million, or 14%, and $938 million, or 15%, respectively, over the comparable 2002 periods. This increase was due primarily to premium rate increases on renewing commercial risk-based business. Premium revenues from Medicaid programs for the three and six months ended June 30, 2003 increased by $303 million and $586 million, respectively, over the three and six month periods ended June 30, 2002. This increase was primarily the result of the acquisition of AmeriChoice on September 30, 2002. The remaining revenue growth in 2003 resulted primarily from an increase in the number of individuals served by both Ovations’ Medicare supplement products provided to AARP members and by its Evercare business.

For the three and six months ended June 30, 2003, Health Care Services earnings from operations were $450 million and $852 million, respectively, representing increases of $136 million, or 43%, and $262 million, or 44%, over the comparable periods in 2002. These increases primarily resulted from improved gross margins on UnitedHealthcare’s risk-based products and revenue growth. Health Care Services’ operating margin for the three and six months ended June 30, 2003 was 7.4% and 7.0%, respectively, an increase of 140 basis points and 130 basis points from the three and six months ended June 30, 2002, respectively. These increases were driven by a combination of an improved medical care ratio and a shift in product mix from risk-based products to higher-margin, fee-based products.

UnitedHealthcare’s commercial medical care ratio improved to 80.7% for the second quarter of 2003 from 81.6% in the second quarter of 2002. The decrease in the medical care ratio was primarily driven by favorable development of prior period medical cost estimates, as previously discussed. Excluding the impact of favorable medical cost development, the medical care ratio in the second quarter of 2003 was largely consistent with the second quarter of 2002.

The number of individuals served by UnitedHealthcare increased by 205,000, or 3%, in the second quarter of 2003 over the second quarter of 2002. This included an increase of 220,000, or 9%, in the number of individuals served with fee-based products, driven by new customer relationships and customers converting from risk-based products to fee-based products. In addition, there was a decrease of 15,000 in the number of individuals served by risk-based products, driven by customers converting to self-funded, fee-based arrangements and UnitedHealthcare’s targeted withdrawal of risk-based product offerings from unprofitable arrangements with customers using multiple health benefit carriers, partially offset by new customer relationships.

Ovation’s year-over-year Medicare+Choice enrollment was relatively stable, with 225,000 individuals served as of June 30, 2003. Medicaid enrollment increased by 430,000, largely due to the acquisition of AmeriChoice on September 30, 2002, which served approximately 360,000 individuals as of the acquisition date.

The following table summarizes individuals served by Health Care Services, by major market segment and funding arrangement, as of June 30 (in thousands):

	2003	2002
Commercial
Risk-based	4,985	5,000
Fee-based	2,805	2,585

	7,790	7,585

Medicare	225	225
Medicaid	1,070	640

Total Health Care Services	9,085	8,450

Uniprise

Uniprise revenues for the three and six months ended June 30, 2003 were $775 million and $1.5 billion, respectively, an increase of 17% over each of the comparable 2002 periods. These increases were driven primarily by a 7% year-over-year increase in Uniprise’s customer base, annual service fee increases for self-insured customers, and changes in customer funding mix in the third quarter of 2002. Uniprise served 9.2 million and 8.6 million individuals as of June 30, 2003 and 2002, respectively.

For the three and six months ended June 30, 2003, Uniprise earnings from operations were $153 million and $305 million, respectively, an increase of 19% over each of the prior year comparable periods. Operating margin for the three and six months ended June 30, 2003 improved to 19.7% and 19.8% from 19.5% and 19.4%, respectively, in the comparable 2002 periods. Uniprise has expanded its operating margin through operating cost efficiencies derived from process improvements, technology deployment and cost management initiatives, primarily in the form of reduced labor and occupancy costs supporting its transaction processing and customer service, billing and enrollment functions. Additionally, Uniprise’s infrastructure can be scaled efficiently, allowing its business to grow revenues at a proportionately higher rate than the associated growth in operating expenses.

Specialized Care Services

For the three and six months ended June 30, 2003, Specialized Care Services revenues of $463 million and $917 million, respectively, increased by $88 million, or 23%, and $175 million, or 24%, over the comparable 2002 periods. These increases were principally driven by an increase in the number of individuals served by United Behavioral Health, its mental health benefits business, Dental Benefit Providers, its dental services business, and Spectera, its vision care benefits business, as well as rate increases related to these businesses.

Earnings from operations for the three and six months ended June 30, 2003 of $93 million and $181 million, respectively, increased $25 million, or 37%, and $47 million, or 35%, over the comparable 2002 periods. Specialized Care Services’ operating margin increased to 20.1% in the second quarter of 2003, up from 18.1% in the comparable 2002 period. This increase was driven primarily by operational and productivity improvements at United Behavioral Health. With the continuing growth of the Specialized Care Services segment, we are currently consolidating production and service operations to a segment-wide service and production infrastructure to improve service quality and consistency and enhance productivity and efficiency.

Ingenix

For the three and six months ended June 30, 2003, Ingenix revenues of $126 million and $247 million, respectively, increased by $17 million, or 16%, and $29 million, or 13%, over the comparable 2002 periods. This was driven by new business growth in the health information business as well as businesses acquired since the second quarter of 2002.

Earnings from operations were $13 million in the second quarter of 2003, up $1 million, or 8%, from the comparable 2002 period. The operating margin was 10.3% in the second quarter of 2003, down from 11.0% in the second quarter of 2002. The reduction in operating margin was primarily due to cancellations and delays of certain clinical research trials by pharmaceutical clients. This reduction was partially offset by growth and expanding margins in the health information business. Ingenix generates higher revenues and operating margins in the second half of the year due to seasonally strong demand for higher margin software and information content products.

Financial Condition and Liquidity at June 30, 2003

Liquidity

We manage our cash, investments and capital structure so we are able to meet the short- and long-term obligations of our business while maintaining financial flexibility and liquidity. We forecast, analyze and monitor our cash flows to enable prudent investment and financing within the confines of our financial strategy, such as our self-imposed limit of 30% on our debt-to-total-capital ratio (calculated as the sum of commercial paper and debt divided by the sum of commercial paper, debt and shareholders’ equity).

A majority of the assets held by our regulated subsidiaries are in the form of cash, cash equivalents and investments. After considering expected cash flows from operating activities, we generally invest monies of regulated subsidiaries that exceed our near-term obligations in longer term, investment grade marketable debt securities, to improve our overall investment return. Factors we consider in making these investment decisions include our board of directors’ approved investment policy, regulatory limitations, return objectives, tax implications, risk tolerance and maturity dates. Our long-term investments are also available for sale to meet short-term liquidity and other needs. Monies in excess of the capital needs of our regulated entities are paid to their non-regulated parent companies, typically in the form of dividends, for general corporate use, when and as permitted by applicable regulations.

Our non-regulated businesses also generate significant cash from operations. Also, we issue long-term debt and commercial paper with staggered maturity dates and have available credit facilities. These additional sources of liquidity allow us to maintain further operating and financial flexibility. Because of this flexibility, we typically maintain low cash and investment balances in our non-regulated companies. Cash in these entities is generally used to reinvest in our businesses in the form of capital expenditures, to expand the depth and breadth of our services through business acquisitions, and to repurchase shares of our common stock, depending on market conditions.

Cash generated from operating activities, our primary source of liquidity, is principally from net earnings, excluding depreciation and amortization. As a result, any future decline in our profitability may have a negative impact on our liquidity. The availability of financing in the form of debt or equity is influenced by many factors, including our profitability, operating cash flows, debt levels, debt ratings, contractual restrictions, regulatory requirements and market conditions. We believe that our strategies and actions toward maintaining financial flexibility mitigate much of this risk.

Cash and Investments

Cash flow from operations was $1.5 billion and $1.0 billion for the six months ended June 30, 2003 and 2002, respectively, representing an increase of $460 million, or 45%. This increase in operating cash flows resulted from an increase of $176 million in net income excluding depreciation, amortization and other non cash items and an increase of $284 million due to cash generated by working capital changes.

We maintained a strong financial condition and liquidity position, with cash and investments of nearly $7.0 billion at June 30, 2003. Total cash and investments increased by $625 million since December 31, 2002, primarily resulting from strong cash flows from operations partially offset by common stock repurchases and capital expenditures.

As further described under “Regulatory Capital and Dividend Restrictions,” many of our subsidiaries are subject to various government regulations that restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. At June 30, 2003, approximately $888 million of our $7.0 billion of cash and investments was held by non-regulated subsidiaries. Of this amount, $730 million was available for general corporate use, including acquisitions and share repurchases. The remaining $158 million consists primarily of public and non-public equity securities held by UnitedHealth Capital, our investment capital business.

Financing and Investing Activities

We use commercial paper and debt to maintain adequate operating and financial flexibility. As of both June 30, 2003, and December 31, 2002, we had commercial paper and debt outstanding of approximately $1.8 billion. Our debt-to-total-capital ratio was 27.2% and 28.5% as of June 30, 2003 and December 31, 2002, respectively. We expect to maintain our debt-to-total-capital ratio at 30% or less. We believe the prudent use of leverage optimizes our cost of capital and return on shareholders’ equity, while maintaining appropriate liquidity.

As of June 30, 2003 we had no outstanding commercial paper. The interest rates on our floating-rate notes are reset quarterly to the three-month LIBOR plus 0.3% for the notes due November 2003 and to the three-month LIBOR plus 0.6% for the notes due November 2004. As of June 30, 2003, the applicable rates on the notes were 1.6% and 1.9%, respectively.

In March 2003, we issued $450 million of 4.9% fixed-rate notes due April 2013. In January 2002, we issued $400 million of 5.2% fixed-rate notes due January 2007. We used proceeds from these borrowings to repay commercial paper and for general corporate purposes including working capital, capital expenditures, business acquisitions and share repurchases. When we issued these notes, we entered into interest rate swap agreements that qualify as fair value hedges to convert a portion of our interest rate exposure from a fixed to a variable rate. The interest rate swap agreements have aggregate notional amounts of $225 million, maturing April 2013 and $200 million, maturing January 2007. The variable rates are benchmarked to the six-month LIBOR rate and are reset on a semiannual basis in arrears. At June 30, 2003, the rate used to accrue interest expense on these swaps ranged from 1.2% to 1.3%. The differential between the fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as an adjustment to interest expense in the Condensed Consolidated Statements of Operations.

We have credit arrangements for $900 million that support our commercial paper program. These credit arrangements include a $450 million revolving facility that expires in July 2005, and a $450 million, 364-day facility that expires in July 2004. We also have the capacity to issue approximately $200 million of extendible commercial notes (ECNs). As of June 30, 2003, we had no amounts outstanding under our credit facilities or ECNs.

Our debt arrangements and credit facilities contain various covenants, the most restrictive of which require us to maintain a debt-to-total-capital ratio below 45% and to exceed specified minimum interest coverage levels. We are in compliance with the requirements of all debt covenants.

Our senior debt is rated “A” by Standard & Poor’s (S&P) and Fitch, and “A3” by Moody’s. Our commercial paper and ECN programs are rated “A-1” by S&P, “F-1” by Fitch, and “P-2” by Moody’s. Consistent with our intention of maintaining our senior debt ratings in the “A” range, we intend to maintain our debt-to-total-capital ratio at 30% or less. A significant downgrade in our debt and commercial paper ratings could adversely affect our borrowing capacity and costs.

On May 7, 2003, the Company’s Board of Directors declared a two-for-one split of the Company’s common stock in the form of a 100 percent common stock dividend. The stock dividend was issued on June 18, 2003, to shareholders of record on June 2, 2003. All share and per share amounts have been restated to reflect the stock split.

In July 2003, the Securities and Exchange Commission declared our recently filed S-3 and S-4 shelf registration statements effective. Under the S-3 shelf registration statement (for common stock, preferred stock, debt securities, and other securities), the remaining issuing capacity of all covered securities is $1.25 billion. We may publicly offer securities from time to time at prices and terms to be determined at the time of offering. Under our S-4 acquisition shelf registration statement, we have remaining issuing capacity of approximately 24.3 million shares of our common stock in connection with acquisition activities.

Under our board of directors’ authorization, we maintain a common stock repurchase program. Repurchases may be made from time to time at prevailing prices, subject to certain restrictions on volume, pricing and timing. During the six months ended June 30, 2003, we repurchased 18.5 million shares at an aggregate cost of approximately $808 million. In July 2003, the board of directors renewed the stock repurchase program and authorized the Company to repurchase up to 60 million shares of common stock under the program.

Regulatory Capital and Dividend Restrictions

We conduct a significant portion of our operations through companies that are subject to standards established by the National Association of Insurance Commissioners (NAIC). These standards, among other things, require these subsidiaries to maintain specified levels of statutory capital, as defined by each state, and restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. Generally, the amount of dividend distributions that may be paid by a regulated subsidiary, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory net income and statutory capital and surplus. The agencies that assess our creditworthiness also consider capital adequacy levels when establishing our debt ratings. Consistent with our intent to maintain our senior debt ratings in the “A” range, we maintain an aggregate statutory capital level for our regulated subsidiaries that is significantly higher than the minimum level regulators require.

Critical Accounting Policies and Estimates

Critical accounting policies are those policies that require management to make the most challenging judgments, often because they must estimate the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting policies involve judgments and uncertainties that are sufficiently sensitive to result in materially different results under different assumptions and conditions. The following provides a summary of our accounting policies and estimation procedures surrounding medical costs. For a detailed description of all our critical accounting policies, see the Results of Operations section of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

Medical Costs

Each reporting period, we estimate our obligations for medical care services that have been rendered on behalf of insured consumers but for which claims have either not yet been received or processed. Depending on the health care provider and type of service, the typical billing lag for services can range from 2 to 90 days from date of service. Substantially all claims related to medical care services are known and settled within nine to twelve months from the date of service.

We estimate and maintain liabilities for these incurred but not reported (IBNR) services. These estimates are established pursuant to an actuarial process that is consistently applied, centrally controlled and automated. The actuarial models consider such factors as time from date of service to claim receipt, claim backlogs, seasonal variances in medical care consumption, provider contract rate changes, medical care utilization and other medical cost trends, membership volume and demographics, benefit plan changes, and business mix changes related to products, customers, and geography.

Each quarter, the company re-examines previously established medical costs payable estimates based on actual claim submissions and other changes in facts and circumstances. As the liability estimate recorded in prior periods becomes more exact, the amount of the estimate will increase or decrease with the change in estimate being included in medical costs in the period in which the change is identified. Accordingly, in every reporting period our operating results include the effects of more completely developed medical costs payable estimates associated with previously reported periods. If the revised estimate of medical costs is less than the previous estimate, reported medical costs in the current period will be decreased (favorable development). If the revised estimate of medical costs is more than the previous estimate, reported medical costs in the current period will be increased (unfavorable development). Historically, the net impact of estimate developments has represented less than three-tenths of one percent of annual medical costs, less than three percent of annual earnings from operations and less than three percent of medical costs payable. The effects of estimate changes have not been significant to the company’s annual operating results or financial position in each of the last four years.

In order to evaluate the impact of changes in medical costs payable estimates for any particular discrete period, one should consider both the amount of development recorded in the current period pertaining to prior periods and the amount of development recorded in subsequent periods pertaining to the current period. The accompanying table provides a summary of the net impact of favorable development on medical costs and earnings from operations (in millions).

	Favorable Development	Net Impact on Medical Costs(a)		Medical Costs			Earnings from Operations
				As Reported	As Adjusted(b)		As Reported	As Adjusted(b)
1999	$20	$5		$15,043	$15,048		$943	$938
2000	$15	$(15)		$16,155	$16,140		$1,200	$1,215
2001	$30	$(40)		$17,644	$17,604		$1,566	$1,606
2002	$70	$(40	)(c)	$18,192	$18,152	(c)	$2,186	$2,226	(c)

(a)	The amount of favorable development recorded in the current year pertaining to the prior year less the amount of favorable development recorded in the subsequent year pertaining to the current year.
(b)	Represents reported amounts adjusted to reflect the net impact of medical cost development.
(c)	For the six month period ended June 30, 2003, the company recorded favorable medical cost development of $110 million pertaining to 2002. The amount of prior period development in 2003 may change as our December 31, 2002 medical costs payable estimate continues to develop throughout 2003.

Inflation

The current national health care cost inflation rate significantly exceeds the general inflation rate. We use various strategies to lessen the effects of health care cost inflation. This includes setting commercial premiums based on anticipated health care costs and coordinating care with physicians and other health care providers. Through contracts with physicians and other health care providers, we emphasize preventive health care, appropriate use of health care services consistent with clinical performance standards, education and closing gaps in care.

We believe our strategies to mitigate the impact of health care cost inflation on our operating results have been and will continue to be successful. However, other factors including competitive pressures, new health care and pharmaceutical product introductions, demands from physicians and other health care providers and consumers, major epidemics and applicable regulations may affect our ability to control the impact of health care cost inflation. Because of the narrow operating margins of our risk-based products, changes in medical cost trends that were not anticipated in establishing premium rates can create significant changes in our financial results.

Concentrations of Credit Risk

Investments in financial instruments such as marketable securities and accounts receivable may subject UnitedHealth Group to concentrations of credit risk. Our investments in marketable securities are managed under an investment policy authorized by our board of directors. This policy limits the amounts that may be invested in any one issuer and generally limits our investments to U.S. Government and Agency securities, state and municipal securities and corporate debt obligations that are investment grade. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of employer groups that constitute our customer base. As of June 30, 2003, there were no significant concentrations of credit risk.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of changes in value of a financial instrument caused by changes in interest rates and equity prices.

Approximately $6.8 billion of our cash and investments at June 30, 2003, was invested in fixed income securities. We manage our investment portfolio within risk parameters approved by our board of directors; however, our fixed income securities are subject to the effects of market fluctuations in interest rates. Assuming a hypothetical and immediate 1% increase or decrease in interest rates applicable to our fixed income portfolio at June 30, 2003, the fair value of our fixed income investments would decrease or increase by approximately $200 million.

At June 30, 2003, we had $158 million of equity investments, primarily held by our UnitedHealth Capital business in various public and non-public companies concentrated in the areas of health care delivery and related information technologies. Market conditions that affect the value of health care or technology stocks will likewise impact the value of our equity portfolio.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of June 30, 2003, an evaluation was carried out under the supervision and with the participation of the Company’s management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the design and operation of these disclosure controls and procedures were effective.

Changes in Internal Controls Over Financial Reporting

There were no significant changes in our internal control over financial reporting that occurred during the quarter ended June 30, 2003 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

In September 1999, a group of plaintiffs’ trial lawyers publicly announced that they were targeting the managed care industry by way of class action litigation. Since that time, several claims against us have been alleged that generally challenge managed care practices, including cost containment mechanisms, disclosure obligations and payment methodologies. These claims are described in the following paragraph. We intend to defend vigorously all of these claims.

In Re: Managed Care Litigation: MDL No. 1334. Beginning in 1999, a series of class action lawsuits were filed against us and virtually all major entities in the health benefits businesses. A multi-district litigation panel has consolidated several litigation cases involving UnitedHealth Group and our affiliates in the Southern District Court of Florida, Miami division. The first of these suits was initiated in February 2000. In December 2000, the UnitedHealth Group litigation was consolidated with litigation involving other industry members for the coordination of pre-trial proceedings. The litigation has been divided into two tracks, with one track comprising consumer claims and the other health care provider claims. Generally, the claims made in this consolidated litigation allege violations of ERISA and RICO in connection with alleged undisclosed policies intended to maximize profits. The litigation also asserts breach of state prompt payment laws and breach of contract claims alleging that UnitedHealth Group affiliates fail to timely reimburse providers for medical services rendered. The consolidated suits seek injunctive, compensatory and equitable relief as well as restitution, costs, fees and interest payments. Following the Court’s initial decisions on industry members’ motions to dismiss the complaints, amended complaints were filed in both tracks. On September 26, 2002, the trial court denied the consumer track plaintiffs’ motion for class certification while granting the health care provider track plaintiffs’ certification motion. Discovery commenced in both tracks of the litigation on September 30, 2002. The Eleventh Circuit granted the industry defendants’ petition seeking review of the district court’s certification order in the health care provider track litigation. On April 7, 2003, the United States Supreme Court reversed the Eleventh Circuit’s arbitration decision and found that the health care provider track plaintiffs’ RICO claims against PacifiCare and UnitedHealthcare should be arbitrated. On May 1, 2003, the district court entered an order dismissing the consumer track litigation following a de minimis settlement.

The American Medical Association et al. v. Metropolitan Life Insurance Company, United HealthCare Services, Inc. and UnitedHealth Group. This lawsuit was filed on March 15, 2000, in the Supreme Court of the State of New York, County of New York. On April 13, 2000, we removed this case to the United States District Court for the Southern District of New York. The suit alleges causes of action based on ERISA, as well as breach of contract and the implied covenant of good faith and fair dealing, deceptive acts and practices, and trade libel in connection with the calculation of reasonable and customary reimbursement rates for non-network providers. The suit seeks declaratory, injunctive and compensatory relief as well as costs, fees and interest payments. An amended complaint was filed on August 25, 2000, which alleged two classes of plaintiffs, an ERISA class and a non-ERISA class. After the Court dismissed certain ERISA claims and the claims brought by the American Medical Association, a third amended complaint was filed. On October 25, 2002, the court granted in part and denied in part our motion to dismiss the third amended complaint. We are engaged in discovery in this matter.

Because of the nature of our business, we are routinely subject to lawsuits alleging various causes of action. Some of these suits may include claims for substantial non-economic, treble or punitive damages. We record liabilities for our estimate of probable costs resulting from these matters. Although the results of pending litigation are always uncertain, we do not believe the results of any such actions, including those described above, or any other types of actions, currently threatened or pending, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

Item 4. Submission of Matters to a Vote of Security Holders

At the Company’s Annual Meeting of Shareholders held on May 7, 2003 (the “Annual Meeting”), the Company’s shareholders voted on three items: the election of directors, the ratification of the appointment of Deloitte & Touche LLP as independent public auditors for the Company, and a shareholder proposal requesting the expensing of stock options.

The four directors elected at the Annual Meeting were: James A. Johnson, with 259,999,678 votes cast for his election and 5,961,738 votes withheld; Douglas W. Leatherdale with 260,081,090 votes cast for his election and 5,880,326 votes withheld; William W. McGuire, M.D., with 261,510,453 votes cast for his election and 4,450,963 votes withheld; and Mary O. Mundinger with 256,367,422 votes cast for her election and 9,593,994 votes withheld. The directors whose terms of office continued after the Annual Meeting were: William C. Ballard, Jr., Richard T. Burke, Stephen J. Hemsley, Thomas H. Kean, Robert L. Ryan, Donna E. Shalala, William G. Spears and Gail R. Wilensky.

The appointment of Deloitte & Touche LLP as independent public auditors for the Company for the year ending December 31, 2003 was ratified with 256,366,950 votes cast for ratification, 8,115,733 votes cast against ratification and 1,478,733 votes abstaining. There were no broker non-votes on this matter.

The Shareholder Proposal was not ratified with 124,177,655 votes against the proposal, 115,297,075 votes for the proposal, and 5,473,637 votes abstaining. There were 21,013,049 broker non-votes cast on this matter.

Item 6. Exhibits and Reports on Form 8-K

(a) The following exhibits are filed in response to Item 601 of Regulation S-K.

Exhibit Number		Description

Exhibit 10	—	Amendments to Pharmacy Benefit Management Agreement between United HealthCare Services, Inc. and Merck Medco Managed Care, LLC

Exhibit 15	—	Letter Re Unaudited Interim Financial Information

Exhibit 31	—	Certifications Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

Exhibit 32	—	Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Exhibit 99	—	Cautionary Statements

(b) Reports on Form 8-K

The Company filed two Current Reports on Form 8-K during the quarter ended June 30, 2003. These reports were filed on May 8, 2003 and May 21, 2003. The May 8, 2003 report provided information regarding a declaration by the Board of Directors of a two-for-one stock split of the Company’s common stock in the form of a 100 percent common stock dividend issuable on June 18, 2003 to shareholders of record on June 2, 2003. The May 21, 2003 report provided information pursuant to Regulation FD relating to presentations by officers of the Company at investor meetings and conferences.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITEDHEALTH GROUP INCORPORATED

/s/ STEPHEN J. HEMSLEY Stephen J. Hemsley	President and Chief Operating Officer	Dated: August 13, 2003

/s/ PATRICK J. ERLANDSON Patrick J. Erlandson	Chief Financial Officer and Chief Accounting Officer	Dated: August 13, 2003

CAUTIONARY STATEMENTS

The statements contained in this Quarterly Report on Form 10-Q include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). When used in this Quarterly Report on Form 10-Q and in future filings by us with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, and in oral statements made by or with the approval of one of our executive officers, the words or phrases “believes,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

The following discussion contains certain cautionary statements regarding our business that investors and others should consider. This discussion is intended to take advantage of the “safe harbor” provisions of the PSLRA. Except to the extent otherwise required by federal securities laws, in making these cautionary statements, we do not undertake to address or update each factor in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected our past, as well as current, forward-looking statements about future results. Any or all forward-looking statements in this Quarterly Report on Form 10-Q and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors discussed below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from expectations expressed in our prior communications.

Health Care Costs. We use a large portion of our premium revenues to pay the costs of health care services delivered to our customers. Accordingly, the profitability of our risk-based products depends in large part on our ability to accurately predict, price for, and effectively manage health care costs. Total health care costs are affected by the number of individual services rendered and the cost of each service. Our premium revenue is typically fixed in price for a 12-month period and is generally priced three months before contract commencement. Services are delivered and related costs are incurred when the contract commences. Although we base the premiums we charge on our estimate of future health care costs over the fixed premium period, inflation, regulations and other factors may cause actual health care costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of health care use. Relatively small differences between predicted and actual medical costs as a percentage of premium revenues can result in significant changes in our financial results because of the relatively narrow operating margins of our risk-based arrangements. In addition, the financial results we report for any particular period include estimates of costs incurred for which the underlying claims have not been received by us or for which the claims have been received but not processed. If these estimates prove too high or too low, our earnings may be adjusted later based on actual costs.

Industry Factors. The health and well-being industries receive significant negative publicity and have been the subject of large jury verdicts. This publicity has been accompanied by litigation, legislative activity, regulation and governmental review of industry practices. These factors may adversely affect our ability to market our products or services, may require us to change our products and services, and may increase the regulatory burdens under which we operate, further increasing our costs of doing business and adversely affecting our profitability.

Competition. In many of our geographic or product markets, we compete with a number of other entities, some of which may have certain characteristics or capabilities that give them a competitive advantage. We believe the barriers to entry in certain markets are not substantial, so the addition of new competitors can occur relatively easily, and consumers enjoy significant flexibility in moving to competitors. Some of our customers may decide to perform for themselves functions or services we provide, which would decrease our revenues. Some of our contracted physicians and other health care providers may decide to market products and services to our customers in competition with us. In addition, significant merger and acquisition activity has occurred in the industry in which we operate as well as in industries that act as suppliers to us, such as the hospital, physician, pharmaceutical, medical device and health information systems industries. To the extent that there is strong competition or that competition intensifies in any market, our ability to retain or increase customers or contracted physicians and other health care providers, or maintain or increase our revenue growth, pricing flexibility, control over medical cost trends and marketing expenses may be adversely affected.

AARP Contract. Under our long-term contract with AARP, we provide Medicare Supplement and Hospital Indemnity health insurance and other products to AARP members. As of June 30, 2003, our portion of AARP’s insurance program represented approximately $3.8 billion in annual net premium revenue from approximately 3.6 million AARP members. The success of our AARP arrangement depends, in part, on our ability to service these customers, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes. Additionally, events that adversely affect AARP or one of its other business partners for its member insurance program could have an adverse effect on the success of our arrangement with AARP.

Government Programs. In response to medical cost increases that exceeded Medicare program reimbursement rate growth, we have withdrawn our Medicare+Choice product offerings from a number of counties and filed significant benefit adjustments in other counties. These and other actions have reduced Medicare+Choice enrollment and may result in further or complete withdrawal of Medicare+Choice product offerings, when and as permitted by our contracts with the CMS. Under current regulations, we are precluded from re-entering the counties from which we have withdrawn our Medicare+Choice product offerings until two years after the effective date of withdrawal.

The financial results of our Medicare+Choice, Medicaid and State Children’s Health Insurance Program (SCHIP) operations depend on a number of factors, including program reimbursement increases, government regulations, benefit design, physician and other health care provider contracting, state budgetary pressures (Medicaid and SCHIP) and other factors. There can be no assurance that any or all of our government program operations will be profitable in future periods.

Government Regulation. Our business is regulated at the federal, state, local and international levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability in federal and state courts for coverage determinations, contract interpretation and other actions. We must obtain and maintain regulatory approvals to market many of our products, to increase prices for certain regulated products and to consummate our acquisitions and dispositions. Delays in obtaining or our failure to obtain or maintain these approvals could reduce our revenue or increase our costs.

We participate in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase our administrative or health care costs under such programs. Such changes have adversely affected our financial results and willingness to participate in such programs in the past and may do so in the future.

State legislatures and Congress continue to focus on health care issues. Legislative and regulatory proposals at state and federal levels may affect certain aspects of our business, including contracting with physicians, hospitals and other health care professionals; physician reimbursement methods and payment rates; coverage determinations; claim payments and processing; use and maintenance of individually identifiable health information; medical malpractice litigation; and government-sponsored programs. We cannot predict if any of these initiatives will ultimately become binding law or regulation, or, if enacted, what their terms will be, but their enactment could increase our costs, expose us to expanded liability, require us to revise the ways in which we conduct business or put us at risk for a loss of business.

We are also subject to various governmental investigations, audits and reviews. Such oversight could result in our loss of licensure or our right to participate in certain programs, or the imposition of civil or criminal fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation in various markets and make it more difficult for us to sell our products and services. We are currently involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by the CMS, state and health insurance departments and state attorneys general, the Office of Personnel Management, the Office of the Inspector General and U.S. Attorneys. Although the results of pending matters are always uncertain, we do not believe the results of any of the current investigations, audits or reviews, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

Our operations are conducted through our subsidiaries. These companies are subject to state regulations that, among other things, may require the maintenance of minimum levels of statutory capital, as defined by each state, and may restrict the timing and amount of dividends and other distributions that may be paid to their respective parent companies. Generally, the amount of dividend distributions that may be paid by our regulated subsidiaries, without prior approval by state regulatory authorities, is limited based on the subsidiary’s level of statutory net income, statutory capital and surplus. We use cash generated from operations, commercial paper and debt to maintain adequate operating and financial flexibility. The agencies that assess our creditworthiness also consider statutory capital levels when establishing our debt ratings. We maintain an aggregate statutory capital level for our regulated subsidiaries that is significantly higher than the minimum level regulators require.

Physician, Hospital and Other Health Care Provider Relations. One of the significant techniques we use to contain health care costs and facilitate care delivery is to contract with physicians, hospitals, pharmaceutical benefit managers and pharmaceutical manufacturers, and other health care providers for favorable prices. A number of organizations are advocating for legislation that would exempt certain of these physicians and health care professionals from federal and state antitrust laws. In any particular market, these physicians and health care professionals could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers or difficulty meeting regulatory or accreditation requirements. In some markets, certain health care providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies that could result in diminished bargaining power on our part.

Litigation and Insurance. Sometimes we become a party to the types of legal actions that can affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, and intellectual property-related litigation. In addition, because of the nature of our businesses, we are routinely made party to a variety of legal actions related to the design, management and offerings of our services. These matters include, but are not limited to, claims related to health care benefits coverage, medical malpractice actions, contract disputes and claims related to disclosure of certain business practices. In 1999, a number of class action lawsuits were filed against us and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of certain customers and physicians for alleged breaches of federal statutes, including ERISA and the Racketeer Influenced Corrupt Organization Act (“RICO”). We will incur expenses in the defense of these matters, even if they are without merit.

Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, punitive and compensatory damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance. The cost of general business insurance coverage has increased significantly following the events of September 11, 2001. As a result, we have increased the amount of risk that we self-insure, particularly with respect to routine matters incidental to our business. We record liabilities for our estimates of the probable costs resulting from self-insured matters. Although we believe the liabilities established for these risks are adequate, there can be no assurance that the level of actual losses will not exceed the liabilities recorded.

Data Integrity and Information Systems. Our businesses depend significantly on effective information systems and the integrity of the data we use to run these businesses. Our ability to adequately price our products and services, provide effective and efficient service to our customers, and to accurately report our financial results depends significantly on the integrity of the data in our information systems. As a result of our acquisition activities, we have acquired additional systems. We have been taking steps to reduce the number of systems we operate and have upgraded and expanded our information systems capabilities. If the information we rely upon to run our businesses was found to be inaccurate or unreliable or if we fail to maintain effectively our information systems and data integrity, we could lose existing customers, have difficulty in attracting new customers, have problems in determining medical cost estimates and establishing appropriate pricing, have customer and physician and other health care provider disputes, have regulatory problems, have increases in operating expenses or suffer other adverse consequences. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, the administrative simplification provisions of HIPAA and the Department of Labor’s ERISA claim processing regulations required changes to our systems.

We depend on independent third parties for significant portions of our systems-related support, equipment, facilities, and certain data, including data center operations, data network, voice communication services and pharmacy data processing. This dependence makes our operations vulnerable to such third parties’ failure to perform adequately under the contract, due to internal or external factors. Although there are a limited number of service organizations with the size, scale and capabilities to effectively provide certain of these services, especially with regard to pharmacy benefits processing and management, we believe that other organizations could provide similar services on comparable terms. A change in service providers, however, could result in a decline in service quality and effectiveness or less favorable contract terms which could adversely affect our operating results.

Proprietary Information and Privacy Regulations. The use of individually identifiable data by our businesses is regulated at international, federal and state levels. These laws and rules are changed frequently by legislation or administrative interpretation. Varying state laws address the use and maintenance of individually identifiable health data. Most are derived from the privacy provisions in the federal Gramm-Leach-Bliley Act and HIPAA. HIPAA also imposes guidelines on our business associates (as this term is defined in the HIPAA regulations). Even though we provide for appropriate protections through our contracts with our business associates, we still have limited control over their actions and practices. Compliance with emerging proposals and new regulations may result in cost increases due to necessary systems changes, the development of new administrative processes, and the effects of potential noncompliance by our business associates. They also may impose further restrictions on our use of patient identifiable data that is housed in one or more of our administrative databases.

The success of our knowledge and information-related businesses also depends significantly on our ability to maintain proprietary rights to our databases and related products. We rely on our agreements with customers, confidentiality agreements with employees, and our trade secrets, copyrights and patents to protect our proprietary rights. These legal protections and precautions may not prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation could have an adverse effect on the ability of our businesses to market and sell products and services and on our consolidated results of operations.

Administration and Management. Efficient and cost-effective administration of our operations is essential to our profitability and competitive positioning. Staff-related and other operating expenses may increase from time to time due to business or product start-ups or expansions, growth or changes in business or the mix of products purchased by customers, acquisitions, regulatory requirements or other reasons. Unanticipated expense increases may adversely affect our financial results. We believe we currently have an experienced, capable management and technical staff. The market for management and technical personnel, including information systems professionals, in the health care industry is very competitive. Loss of key employees or a number of managers or technical staff could adversely affect our ability to administer and manage our business.

Marketing. We market our products and services through both employed sales people and independent sales agents. The departure of key sales employees or agents or a large subset of these individuals could impair our ability to retain existing customers. Some of our customers or potential customers consider our debt ratings, accreditation or certification by various private or governmental bodies or rating agencies necessary or important. Some of our health plans or other business units may not have obtained or maintained, or may not desire or be able to obtain or maintain, such ratings, accreditation or certification, which could adversely affect our ability to obtain or acquire or retain business from these customers and potential customers.

Acquisitions and Dispositions. We have an active ongoing acquisition and disposition program under which we may engage in transactions involving the acquisition or disposition of assets, products or businesses, some or all of which may be material. These transactions may entail risks and uncertainties and may affect ongoing business operations because of unknown liabilities, unforeseen administrative needs or the use of resources to integrate the acquired operations. Failure to identify liabilities, anticipate additional administrative needs or effectively integrate acquired operations could result in reduced revenues, increased administrative and other costs and customer dissatisfaction.

Terrorist Attacks. The terrorist attacks launched on September 11, 2001, the war on terrorism, the threat of future acts of terrorism and the related concerns of customers and providers have negatively affected, and may continue to negatively affect, the U.S. economy in general and our industry specifically. Depending on the government’s actions and the responsiveness of public health agencies and insurance companies, future acts of terrorism and bio-terrorism could adversely affect us through, among other things, increased use of health care services including, without limitation, hospital and physician services; loss of membership in health plans we administer as a result of lay-offs or other reductions of employment; adverse effects upon the financial condition or business of employers who sponsor health care coverage for their employees; disruption of our information and payment systems; increased health care costs due to restrictions on our ability to carve out certain categories of risk, such as acts of terrorism; and disruption of the financial and insurance markets in general.

Financial Outlook. From time to time in press releases and otherwise, we may publish forecasts or other forward-looking statements regarding our future results, including estimated revenues, earnings per share and other operating and financial metrics. Any forecast of our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and any number of them may prove to be incorrect. Further, the achievement of any forecast depends on numerous factors (including those described in this discussion), many of which are beyond our control. As a result, we cannot assure that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. You are cautioned not to base your entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize the entire publicly available mix of historical and forward-looking information, as well as other available information affecting us and our services, when evaluating our prospective consolidated results of operations.

General Economic Conditions. Changes in economic conditions could affect our business and results of operations. The state of the economy affects our employer group renewal prospects and our ability to increase prices in some of our businesses. Although we are continuously striving to diversify our product offerings to address the changing needs of consumers, there can be no assurance that the effects of the current or a future downturn in economic conditions will not cause our existing customers to seek health coverage alternatives that we do not offer or will not result in significant loss of customers, or decreased margins on our continuing customers.

Stock Market. The market prices of the securities of the publicly-held companies in the industry in which we operate have shown volatility and sensitivity in response to many factors, including general market trends, public communications regarding managed care, litigation and judicial decisions, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings, membership reports of particular industry participants and acquisition activity. We cannot assure the level or stability of the price of our securities at any time or the effect of the foregoing or any other factors on such prices.

ANNEX N

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2003

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission file number: 1-10864

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Minnesota	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 936-1300

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☐

As of May 9, 2003, 296,298,224 shares of the registrant’s Common Stock, $.01 par value per share, were issued and outstanding.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements (unaudited)

	CONDENSED CONSOLIDATED BALANCE SHEETS	N-3

	CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	N-4

	CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	N-5

	NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)	N-6

	INDEPENDENT ACCOUNTANTS’ REPORT	N-14

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	N-15

Item 3.	Quantitative and Qualitative Disclosures about Market Risk	N-24

Item 4.	Controls and Procedures	N-24

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings	N-24

Item 6.	Exhibits and Reports on Form 8-K	N-25

SIGNATURES		N-27

CERTIFICATIONS PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002		N-28

EX-10 Information Technology Services Agreement

EX-15 Letter Re: Unaudited Financial Information

EX-99 Cautionary Statements

EX-99.1 Certifications Pursuant to 18 USC Sec 1350

UNITEDHEALTH GROUP

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except share and per share data)

	March 31, 2003	December 31, 2002
ASSETS
Current Assets
Cash and Cash Equivalents	$1,802	$1,130
Short-Term Investments	238	701
Accounts Receivable, net	835	835
Assets Under Management	2,036	2,069
Deferred Income Taxes and Other	458	439

Total Current Assets	5,369	5,174
Long-Term Investments	4,555	4,498
Property, Equipment, Capitalized Software, and Other Assets, net	1,035	1,007
Goodwill	3,367	3,363
Other Intangible Assets, net	119	122

TOTAL ASSETS	$14,445	$14,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Medical Costs Payable	$4,027	$3,741
Accounts Payable and Accrued Liabilities	1,503	1,459
Other Policy Liabilities	1,749	1,781
Commercial Paper and Current Maturities of Long-Term Debt	402	811
Unearned Premiums	491	587

Total Current Liabilities	8,172	8,379
Long-Term Debt, less current maturities	1,400	950
Deferred Income Taxes and Other Liabilities	429	407

Commitments and Contingencies (Note 11)
Shareholders’ Equity
Common Stock, $0.01 par value—1,500,000,000 shares authorized; 296,329,000 and 299,458,000 issued and outstanding	3	3
Additional Paid-In Capital	—	173
Retained Earnings	4,291	4,104
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Investments, net of tax effects	150	148

Total Shareholders’ Equity	4,444	4,428

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,445	$14,164

See notes to condensed consolidated financial statements

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share data)

	Three Months Ended March 31,
	2003	2002
REVENUES
Premiums	$6,148	$5,246
Services	770	705
Investment and Other Income	57	62

Total Revenues	6,975	6,013

MEDICAL AND OPERATING COSTS
Medical Costs	5,050	4,435
Operating Costs	1,199	1,040
Depreciation and Amortization	73	56

Total Medical and Operating Costs	6,322	5,531

EARNINGS FROM OPERATIONS	653	482
Interest Expense	(23)	(24)

EARNINGS BEFORE INCOME TAXES	630	458
Provision for Income Taxes	(227)	(163)

NET EARNINGS	$403	$295

BASIC NET EARNINGS PER COMMON SHARE	$1.35	$0.96

DILUTED NET EARNINGS PER COMMON SHARE	$1.29	$0.92

BASIC WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	298.3	307.4
DILUTIVE EFFECT OF OUTSTANDING STOCK OPTIONS	13.3	14.1

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, ASSUMING DILUTION	311.6	321.5

See notes to condensed consolidated financial statements

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2003	2002
OPERATING ACTIVITIES
Net Earnings	$403	$295
Noncash Items:
Depreciation and Amortization	73	56
Deferred Income Taxes and Other	8	20
Net Change in Other Operating Items, net of effects from acquisitions, sales of subsidiaries and changes in AARP balances:
Accounts Receivable and Other Current Assets	17	4
Medical Costs Payable	238	41
Accounts Payable and Accrued Liabilities	89	149
Unearned Premiums	(103)	(195)

Cash Flows From Operating Activities	725	370

INVESTING ACTIVITIES
Cash Paid for Acquisitions, net of cash assumed and other effects	(6)	(8)
Purchases of Property, Equipment and Capitalized Software	(92)	(128)
Purchases of Investments	(685)	(568)
Maturities and Sales of Investments	1,112	701

Cash Flows From (Used For) Investing Activities	329	(3)

FINANCING ACTIVITIES
Proceeds from Common Stock Issuances	73	64
Common Stock Repurchases	(496)	(450)
Repayments of Commercial Paper, net	(409)	(474)
Proceeds from Issuance of Long-Term Debt	450	400

Cash Flows Used For Financing Activities	(382)	(460)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	672	(93)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,130	1,540

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,802	$1,447

Supplementary schedule of non-cash investing activities:
Common stock issued for acquisitions	$—	$25

See notes to condensed consolidated financial statements

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation and Use of Estimates

Unless the context otherwise requires, the use of the terms the “Company,” “we,” “us,” and “our” in the following refers to UnitedHealth Group Incorporated and its subsidiaries.

The accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, needed to present the financial results for these interim periods fairly. In accordance with the rules and regulations of the Securities and Exchange Commission, we have omitted certain footnote disclosures that would substantially duplicate the disclosures contained in our annual audited financial statements. Read together with the disclosures below, we believe the interim financial statements are presented fairly. However, these unaudited condensed consolidated financial statements should be read together with the consolidated financial statements and the notes included in our Annual Report on Form 10-K for the year ended December 31, 2002.

These consolidated financial statements include certain amounts that are based on our best estimates and judgments. These estimates require us to apply complex assumptions and judgements, often because we must make estimates about the effects of matters that are inherently uncertain and will change in subsequent periods. The most significant estimates relate to medical costs, medical costs payable, revenues, contingent liabilities, and asset valuations, allowances and impairments. We adjust these estimates each period, as more current information becomes available, and any adjustment could have a significant impact on our consolidated operating results. The impact of any changes in estimates is included in the determination of earnings in the period in which the estimate is adjusted.

2. Stock-Based Compensation

We account for activity under our stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, we do not recognize compensation expense when we grant employee stock options because we grant stock options at exercise prices not less than the fair value of our common stock on the date of grant.

The following table shows the effect on net earnings and earnings per share had we applied the fair value expense recognition provisions of Statement of Financial Accounting Standards (FAS) No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation (in millions, except per share data).

	For the Three Months Ended March 31,
	2003	2002
NET EARNINGS
As Reported	$403	$295
Compensation Expense, net of tax effect	(29)	(24)

Pro Forma	$374	$271

BASIC NET EARNINGS PER COMMON SHARE
As Reported	$1.35	$0.96
Pro Forma	$1.25	$0.88
DILUTED NET EARNINGS PER COMMON SHARE
As Reported	$1.29	$0.92
Pro Forma	$1.20	$0.84

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Cash, Cash Equivalents and Investments

As of March 31, 2003, the amortized cost, gross unrealized gains and losses, and fair value of cash, cash equivalents and investments were as follows (in millions):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash and Cash Equivalents	$1,802	$—	$—	$1,802
Debt Securities—Available for Sale	4,322	241	(6)	4,557
Equity Securities—Available for Sale	154	7	(7)	154
Debt Securities—Held to Maturity	82	—	—	82

Total Cash and Investments	$6,360	$248	$(13)	$6,595

During the three month periods ended March 31, we recorded realized gains and losses on the sale of investments as follows (in millions):

	2003	2002
Gross Realized Gains	$8	$10
Gross Realized Losses	(7)	(10)

Net Realized Gains (Losses)	$1	$—

4. Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill, by operating segment, for the three months ended March 31, 2003, were as follows (in millions):

	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Consolidated Total
Balance at December 31, 2002	$1,693	$698	$363	$609	$3,363
Goodwill acquired	4	—	—	—	4

Balance at March 31, 2003	$1,697	$698	$363	$609	$3,367

The weighted-average useful life, gross carrying value, accumulated amortization and net carrying value of other intangible assets as of March 31, 2003 and December 31, 2002 were as follows (in millions):

		March 31, 2003			December 31, 2002
	Weighted- Average Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer Contracts and Membership Lists	14 years	$64	$(2)	$62	$64	$(1)	$63
Patents, Trademarks and Technology	10 years	59	(25)	34	58	(24)	34
Non-compete Agreements and Other	7 years	31	(8)	23	31	(6)	25

Total	10 years	$154	$(35)	$119	$153	$(31)	$122

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense relating to other intangible assets was approximately $4 million for the three months ended March 31, 2003. Estimated amortization expense relating to other intangible assets for the years ending December 31 are as follows (in millions):

2003	2004	2005	2006	2007
$15	$15	$14	$13	$12

5. Medical Costs Payable

As further discussed in the Critical Accounting Policies and Estimates section of Management’s Discussion and Analysis, a substantial portion of our medical costs payable is based on estimates, which include estimates for the costs of health care services eligible individuals have received under risk-based arrangements but for which claims have not yet been submitted, and estimates for the costs of claims we have received but have not yet processed. Each period, our operating results include the effects of revisions in estimates related to all prior periods, based on actual claims processed and paid. Our medical costs payable estimates as of December 31, 2001, 2000 and 1999 each developed favorably in the subsequent fiscal year by approximately $70 million, $30 million and $15 million, respectively. Our medical costs payable estimate as of December 31, 2002 also developed favorably by approximately $60 million ($38 million net of taxes) in the first quarter of 2003. Management believes the amount of medical costs payable is reasonable and adequate to cover the company’s liability for unpaid claims as of March 31, 2003.

6. Commercial Paper and Debt

Commercial paper and debt consisted of the following (in millions):

	March 31, 2003		December 31, 2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
Commercial Paper	$52	$52	$461	$461
Floating-Rate Notes due November 2003	100	100	100	100
6.6% Senior Unsecured Notes due December 2003	250	258	250	260
Floating-Rate Notes due November 2004	150	150	150	150
7.5% Senior Unsecured Notes due November 2005	400	449	400	450
5.2% Senior Unsecured Notes due January 2007	400	429	400	423
4.9% Senior Unsecured Notes due April 2013	450	458	—	—
Total Commercial Paper and Debt	1,802	1,896	1,761	1,844

Less Current Maturities	(402)	(410)	(811)	(821)

Long-Term Debt, less current maturities	$1,400	$1,486	$950	$1,023

As of March 31, 2003, our outstanding commercial paper had interest rates of 1.4%. The interest rates on the floating-rate notes are reset quarterly to the three-month LIBOR (London Interbank Offered Rate) plus 0.3% for the notes due November 2003 and to the three-month LIBOR plus 0.6% for the notes due November 2004. As of March 31, 2003, the applicable rates on the notes were 1.7% and 2.0%, respectively.

In March 2003, we issued $450 million of 4.9% fixed-rate notes due April 2013. In January 2002, we issued $400 million of 5.2% fixed-rate notes due January 2007. We used proceeds from these borrowings to repay commercial paper and for general corporate purposes including working capital, capital expenditures, business acquisitions, and share repurchases. When we issued these notes, we entered into interest rate swap agreements

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

that qualify as fair value hedges to convert a portion of our interest rate exposure from a fixed to a variable rate. The interest rate swap agreements have aggregate notional amounts of $200 million, maturing January 2007, and $225 million, maturing April 2013. The variable rates are benchmarked to the six-month LIBOR rate and are reset on a semiannual basis in arrears. At March 31, 2003, the rate used to accrue interest expense on these swaps ranged from 1.2% to 1.5%. The differential between the fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as an adjustment to interest expense in the Condensed Consolidated Statements of Operations.

We have credit arrangements for $900 million that support our commercial paper program. These credit arrangements include a $450 million revolving facility that expires in July 2005, and a $450 million, 364-day facility that expires in July 2003. We also have the capacity to issue approximately $200 million of extendible commercial notes (ECNs). As of March 31, 2003, we had no amounts outstanding under our credit facilities or ECNs.

Our debt agreements and credit facilities contain various covenants, the most restrictive of which require us to maintain a debt-to-total-capital ratio below 45% and to exceed specified minimum interest coverage levels. We are in compliance with the requirements of all debt covenants.

7. AARP

In January 1998, we initiated a 10-year contract to provide insurance products and services to members of AARP. Under the terms of the contract, we are compensated for transaction processing and other services as well as for assuming underwriting risk. We are also engaged in product development activities to complement the insurance offerings under this program. Premium revenues from our portion of the AARP insurance offerings are approximately $3.8 billion annually.

The underwriting gains or losses related to the AARP business are recorded as an increase or decrease to a rate stabilization fund (RSF). The primary components of the underwriting results are premium revenue, medical costs, investment income, administrative expenses, member services expenses, marketing expenses and premium taxes. Underwriting gains and losses are recorded as an increase or decrease to the RSF and accrue to AARP policyholders, unless cumulative net losses were to exceed the balance in the RSF. To the extent underwriting losses exceed the balance in the RSF, we would have to fund the deficit. Any deficit we fund could be recovered by underwriting gains in future periods of the contract. To date, we have not been required to fund any underwriting deficits. The RSF balance is reported in Other Policy Liabilities in the accompanying Condensed Consolidated Balance Sheets. We believe the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract.

The following AARP program-related assets and liabilities are included in our Condensed Consolidated Balance Sheets (in millions):

	Balance as of
	March 31, 2003	December 31, 2002
Assets Under Management	$2,012	$2,045
Accounts Receivable	$324	$294
Medical Costs Payable	$941	$893
Other Policy Liabilities	$1,253	$1,299
Accounts Payable and Other Current Liabilities	$142	$147

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effects of changes in balance sheet amounts associated with the AARP program accrue to AARP policyholders through the RSF balance. Accordingly, we do not include the effect of such changes in our Condensed Consolidated Statements of Cash Flows.

8. Stock Repurchase Program

Under our board of directors’ authorization, we maintain a common stock repurchase program. Repurchases may be made from time to time at prevailing prices, subject to restrictions on volume, pricing and timing. During the three months ended March 31, 2003, we repurchased 5.4 million shares at an aggregate cost of $449 million. As of March 31, 2003, we maintain authorization to purchase up to an additional 11.1 million shares of our common stock.

9. Comprehensive Income

The table below presents comprehensive income, defined as changes in the equity of our business excluding changes resulting from investments by and distributions to our shareholders, for the three month periods ended March 31 (in millions):

	2003	2002
Net Earnings	$403	$295
Change in Net Unrealized Gains on Investments, net of tax effects	2	(14)

Comprehensive Income	$405	$281

10. Segment Financial Information

The following is a description of the types of products and services from which each of our business segments derives its revenues:

•	Health Care Services consists of the UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare coordinates network-based health and well-being services on behalf of local employers and consumers. Ovations delivers health and well-being services for Americans age 50 and older. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries. The financial results of UnitedHealthcare, Ovations and AmeriChoice have been combined in the Health Care Services segment column in the tables presented below because these businesses have similar economic characteristics and have similar products and services, types of customers, distribution methods and operational processes, and operate in a similar regulatory environment, typically within the same legal entity.

•	Uniprise provides health and well-being access and services, business-to-business transaction processing services, consumer connectivity and technology support services to large employers and health plans.

•	Specialized Care Services is a portfolio of health and well-being companies, each serving a specialized market need with a unique blend of benefits, networks, services and resources.

•	Ingenix is an international leader in the field of health care data analysis and application, serving pharmaceutical companies, health insurers and other payers, health care providers, large employers and governments.

Transactions between business segments principally consist of customer service and transaction processing services Uniprise provides to Health Care Services, certain product offerings sold to Uniprise and Health Care

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Services customers by Specialized Care Services, and sales of medical benefits cost, quality and utilization data and predictive modeling to Health Care Services and Uniprise by Ingenix. These transactions are recorded at management’s best estimate of fair value, as if the services were purchased from or sold to third parties. All intersegment transactions are eliminated in consolidation. Assets and liabilities that are jointly used are assigned to each segment using estimates of pro-rata usage. Cash and investments are assigned such that each segment has minimum specified levels of regulatory capital or working capital for non-regulated businesses. The “Corporate and Eliminations” column includes costs associated with company-wide process improvement initiatives and eliminations of inter-segment transactions.

Effective January 1, 2003, within the Health Care Services Segment, the Company transferred Medicaid-related business oversight from UnitedHealthcare to AmeriChoice, as well as certain Medicare-related businesses from UnitedHealthcare to Ovations. In addition, the Company transferred managed health plan services from UnitedHealthcare to Uniprise. The 2002 segment financial information has been restated for comparability purposes to conform to the current composition of business segments. The restatement had no effect on previously reported 2002 consolidated financial information.

The following tables present segment financial information for the three month periods ended March 31, 2003 and 2002 (in millions):

First Quarter 2003	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Corporate and Eliminations	Consolidated
Revenues—External Customers	$5,967	$614	$255	$82	$—	$6,918
Revenues—Intersegment	—	148	196	39	(383)	—
Investment and Other Income	47	7	3	—	—	57

Total Revenues	$6,014	$769	$454	$121	$(383)	$6,975

Earnings from Operations	$402	$152	$88	$11	$—	$653

First Quarter 2002	Health Care Services	Uniprise	Specialized Care Services	Ingenix	Corporate and Eliminations	Consolidated
Revenues—External Customers	$5,132	$522	$219	$78	$—	$5,951
Revenues—Intersegment	—	131	144	31	(306)	—
Investment and Other Income	51	7	4	—	—	62

Total Revenues	$5,183	$660	$367	$109	$(306)	$6,013

Earnings from Operations	$276	$128	$66	$12	$—	$482

11. Commitments and Contingencies

Legal Matters

Because of the nature of our businesses, we are routinely party to a variety of legal actions related to the design, management and offerings of our services. We record liabilities for our estimate of probable costs resulting from these matters. These matters include, but are not limited to: claims relating to health care benefits coverage; medical malpractice actions; contract disputes; and claims related to disclosure of certain business practices. Following the events of September 11, 2001, the cost of business insurance coverage increased significantly. As a result, we have increased the amount of risk that we self-insure, particularly with respect to routine matters incidental to our business.

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 1999, a number of class action lawsuits were filed against us and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of certain customers and physicians for alleged breaches of federal statutes, including the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Racketeer Influenced Corrupt Organization Act (RICO). On May 1, 2003, the customer related claims were dismissed following a de minimis settlement.

In April 2000, the American Medical Association filed a lawsuit against the Company in connection with the calculation of reasonable and customary reimbursement rates for non-network providers. The suit seeks declaratory, injunctive and compensatory relief as well as costs, fees and interest payments. An amended complaint was filed on August 25, 2000, which alleged two classes of plaintiffs, an ERISA class and a non- ERISA class. After the court dismissed certain ERISA claims and the claims brought by the American Medical Association, a third amended complaint was filed. On October 25, 2002, the court granted in part and denied in part our motion to dismiss the third amended complaint. We are engaged in discovery in this matter.

Although the results of pending litigation are always uncertain, we do not believe the results of any such actions currently threatened or pending, including those described above, will, individually or in aggregate, have a material adverse effect on our consolidated financial position or results of operations.

Governmental Regulation

Our business is regulated at federal, state, local and international levels. The laws and rules governing our business are subject to frequent change, and agencies have broad latitude to administer those regulations. State legislatures and Congress continue to focus on health care issues as the subject of proposed legislation. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability related to coverage interpretations or other actions. Further, we must obtain and maintain regulatory approvals to market many of our products.

We are also subject to various ongoing governmental investigations, audits and reviews, and we record liabilities for our estimate of probable costs resulting from these matters. Although the results of pending matters are always uncertain, we do not believe the results of any of the current investigations, audits or reviews, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

12. Recently Issued Accounting Standards

On January 1, 2003, we adopted FAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. Its adoption did not have a material impact on our consolidated financial position or results of operations.

On January 1, 2003 we adopted FAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize a liability for costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. Its adoption did not have a material impact on our consolidated financial position or results of operations.

In December 2002, the Financial Accounting Standards Board (FASB) issued FAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.”

UNITEDHEALTH GROUP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FAS No. 148 provides alternative transition methods for companies that make a voluntary change to the fair-value- based method of accounting for stock-based employee compensation. In addition, FAS No. 148 amends the disclosure requirements of FAS No. 123 to require disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have adopted the disclosure provisions of FAS No. 148 and its adoption had no impact on our consolidated financial position or results of operations.

On January 1, 2003, we adopted the recognition and measurement provisions of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires that upon issuance of certain guarantees, a guarantor must recognize a liability for the fair value of the obligation assumed under the guarantee. The recognition provisions of FIN 45 are effective for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on our consolidated financial position or results of operations.

In January 2003, the FASB issued Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51.” FIN No. 46 requires an enterprise to consolidate a variable interest entity (previously known generally as a special purpose entity) if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. This interpretation applies immediately to variable interest entities created or obtained after January 31, 2003. For those variable interest entities created or obtained prior to that date, the interpretation must be applied in the third quarter of 2003. We do not expect that the adoption of FIN No. 46 will have any impact on our consolidated financial position or results of operations.

13. Stock Split

On May 7, 2003, the Company’s Board of Directors declared a two-for-one split of the Company’s common stock in the form of a 100 percent common stock dividend. The stock dividend is payable on June 18, 2003, to shareholders of record on June 2, 2003. The following table presents pro forma basic and diluted net earnings per common share to reflect the two-for-one common stock split.

	For the Three Months Ended March 31,
	2003	2002
BASIC NET EARNINGS PER COMMON SHARE
As Reported	$1.35	$0.96
Pro Forma	$0.68	$0.48
DILUTED NET EARNINGS PER COMMON SHARE
As Reported	$1.29	$0.92
Pro Forma	$0.65	$0.46

We intend to increase our annual cash dividend rate on a post-split basis by maintaining our 3 cent per share annual dividend after the split, effectively doubling the dividend rate from its current level.

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Shareholders

UnitedHealth Group Incorporated

Minnetonka, Minnesota

We have reviewed the accompanying condensed consolidated balance sheet of UnitedHealth Group Incorporated and Subsidiaries (the Company) as of March 31, 2003, and the related condensed consolidated statements of operations and cash flows for the three-month periods ended March 31, 2003 and 2002. These condensed consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of UnitedHealth Group Incorporated and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated January 23, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2002 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
April 16, 2003 (May 7, 2003 as to Note 13)

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read together with the accompanying unaudited condensed consolidated financial statements and notes. In addition, the following discussion should be considered in light of a number of factors that affect the Company, the industry in which we operate, and business generally. These factors are described in Exhibit 99 to this Quarterly Report.

Summary highlights of our first quarter 2003 results include:

•	Diluted net earnings per share reached $1.29, an increase of 40% from $0.92 per share reported in the first quarter of 2002 and an increase of 8% from $1.20 per share reported in the fourth quarter of 2002.

•	Cash flows from operations were $725 million for the three months ended March 31, 2003, compared to $370 million for the three months ended March 31, 2002.

•	Earnings from operations increased to $653 million in the first quarter of 2003, up $171 million, or 35%, over the prior year and up $44 million, or 7%, sequentially over the fourth quarter of 2002.

•	Consolidated revenues of nearly $7.0 billion increased $962 million, or 16%, over the first quarter of 2002 and $293 million, or 4%, sequentially over the fourth quarter of 2002.

•	The consolidated medical care ratio was 82.1%, a decline from 84.5% in the first quarter of 2002.

•	The operating cost ratio was 17.2%, an improvement from 17.3% during the first quarter of 2002.

•	Consolidated operating margin reached 9.4%, improving 140 basis points from 8.0% in the first quarter of 2002.

•	Annualized return on equity reached 36.3% in the first quarter of 2003, up from 30.5% in the first quarter of 2002.

Summary Operating Information

	Three Months Ended March 31,		Percent Change
(In millions, except per share data)	2003	2002
Total Revenues	$6,975	$6,013	16%
Earnings from Operations	$653	$482	35%
Net Earnings	$403	$295	37%
Diluted Net Earnings Per Common Share	$1.29	$0.92	40%
Medical Care Ratio	82.1%	84.5%
Medical Care Ratio, excluding AARP	81.0%	83.0%
Operating Cost Ratio	17.2%	17.3%
Return on Equity (annualized)	36.3%	30.5%
Operating Margin	9.4%	8.0%

Results of Operations

Consolidated Financial Results

Revenues

Revenues are comprised of premium revenue from risk-based products; service revenues, which primarily include fees for management, administrative, and consulting services; and investment and other income.

Premium revenues are derived from risk-based arrangements in which the premium is fixed, typically for a one-year period, and we assume the economic risk of funding health care services and related administrative costs. Service revenues consist primarily of fees derived from services performed for customers that self-insure the medical costs of their employees and their dependents. For both premium risk-based and fee-based customer arrangements, we provide coordination and facilitation of medical services, transaction processing, customer, consumer and care provider services, and access to contracted networks of physicians, hospitals and other health care professionals.

Consolidated revenues increased by $962 million, or 16%, year-over-year in the first quarter of 2002 to nearly $7.0 billion. Consolidated revenues increased by 11% as a result of premium rate increases and growth across business segments and 5% as a result of revenues from businesses acquired since the first quarter of 2002. Following is a discussion of first quarter consolidated revenue trends for each of our three revenue components.

Premium Revenues

Consolidated premium revenues totaled $6.1 billion in the first quarter of 2003, an increase of $902 million, or 17%, over the first quarter of 2002.

UnitedHealthcare premium revenues increased by approximately $485 million, or 16%, to $3.6 billion in the first quarter of 2003 due primarily to average net premium rate increases exceeding 13% on UnitedHealthcare’s renewing commercial risk-based business. Premium revenues from Medicaid programs increased by $283 million in the first quarter of 2003, with approximately $250 million of this increase relating to the acquisition of AmeriChoice on September 30, 2002. The remaining premium revenue growth in the first quarter of 2003 resulted primarily from an increase in the number of individuals served by both Ovations’ Medicare supplement products provided to AARP members and by its Evercare business. In addition, Specialized Care Services realized an increase in premium revenues due to strong growth in several of its specialty benefits businesses.

Service Revenues

Service revenues during the first quarter of 2003 totaled $770 million, representing an increase of $65 million, or 9%, over the first quarter of 2002. The increase in service revenues was driven primarily by aggregate growth of 8% in individuals served by Uniprise and UnitedHealthcare under fee-based arrangements. Uniprise and UnitedHealthcare service revenues grew by an aggregate of $54 million in the first quarter of 2003 over the comparable prior year period.

Investment and Other Income

Investment and other income during the first quarter of 2003 totaled $57 million, representing a decrease of $5 million from the comparable period in 2002. Interest income decreased by $6 million driven by lower interest yields on investments in the first quarter of 2003 compared with the first quarter of 2002, partially offset by the impact of increased levels of cash and fixed income investments. Net capital gain on sales of investments were $1 million in the first quarter of 2003 compared with zero in the first quarter of 2002.

Medical Costs

The combination of pricing, benefit designs, consumer health care utilization and comprehensive care facilitation efforts is reflected in the medical care ratio (medical costs as a percentage of premium revenues).

The consolidated medical care ratio decreased from 84.5% in the first quarter of 2002 to 82.1% in the first quarter of 2003. Excluding the AARP business,1 on a year-over-year basis, the medical care ratio decreased 200 basis points from 83.0% to 81.0%. Approximately 60 basis points of the medical care ratio decrease resulted from targeted withdrawals from unprofitable risk-based arrangements with commercial customers using multiple health benefit carriers and a shift in commercial customer mix, with a larger percentage of premium revenues derived from our small business customers. These employer groups typically have a lower medical care ratio, but carry higher operating costs than larger customers. Approximately 100 basis points of the decrease in the medical care ratio was driven by favorable development of medical cost estimates. Medical cost estimates for 2002 and prior years developed favorably by an estimated $60 million ($38 million net of tax) during the first quarter of 2003 as compared with favorable development of medical cost estimates for 2001 and prior years of approximately $20 million ($13 million net of tax) during the first quarter of 2002. The balance of the decrease in the medical care ratio was primarily driven by changes in product and business mix, care management activities and net premium rate increases that exceeded overall medical benefit cost increases. On an absolute dollar basis, medical costs increased $615 million, or 14%, over the first quarter of 2002. The increase was driven primarily by a rise in medical costs of approximately 12% driven by medical cost inflation and increased health care consumption and the additional medical costs related to businesses acquired since the first quarter of 2002. These increases were partially offset by an improved medical care ratio as described above.

Operating Costs

The operating cost ratio (operating costs as a percentage of total revenues) was 17.2% in the first quarter of 2003, compared with 17.3% in the first quarter of 2002. On an absolute dollar basis, operating costs increased $159 million, or 15%, in the first quarter of 2003 over the comparable period in 2002. This increase was driven by an 8% increase in total individuals served by Health Care Services and Uniprise, increases in broker commissions and premium taxes, general operating cost inflation and the additional operating costs associated with acquired businesses.

Depreciation and Amortization

Depreciation and amortization was $73 million and $56 million for the three month periods ended March 31, 2003 and 2002, respectively. The $17 million increase is due to additional depreciation and amortization resulting from higher levels of property, equipment, computer hardware and capitalized software as a result of technology enhancements, business growth and businesses acquired since the first quarter of 2002.

Income Taxes

Our effective income tax rate was 36.0% in the first quarter of 2003 and 35.5% in the first quarter of 2002. The increase is mainly due to the September 30, 2002 acquisition of AmeriChoice, which operates primarily in markets that have higher than average state and local income tax rates.

[1]	Management believes disclosure of the medical care ratio excluding the AARP business is meaningful since underwriting gains or losses related to the AARP business accrue to AARP policyholders through a rate stabilization fund (RSF). Although the Company is at risk for underwriting losses to the extent cumulative net losses exceed the balance in the RSF, the Company has not been required to fund any underwriting deficits to date and management believes the RSF balance is sufficient to cover potential future underwriting or other risks associated with the contract during the foreseeable future.

Business Segments

The following summarizes the operating results of our business segments for three month periods ended March 31 (in millions):

Revenues

	Three Months Ended March 31,		Percent Change
	2003	2002
Health Care Services	$6,014	$5,183	16%
Uniprise	769	660	17%
Specialized Care Services	454	367	24%
Ingenix	121	109	11%
Corporate	(383)	(306)	n/a

Consolidated Revenues	$6,975	$6,013	16%

Earnings from Operations

	Three Months Ended March 31,		Percent Change
	2003	2002
Health Care Services	$402	$276	46%
Uniprise	152	128	19%
Specialized Care Services	88	66	33%
Ingenix	11	12	(8)%
Corporate	—	—	n/a

Consolidated Earnings from Operations	$653	$482	35%

Health Care Services

The Health Care Services segment, comprised of the UnitedHealthcare, Ovations and AmeriChoice businesses, had first quarter 2003 revenues of $6.0 billion, representing an increase of $831 million, or 16%, over the first quarter of 2002.

The increase in revenues primarily resulted from an increase of $485 million in UnitedHealthcare premium revenues. This was driven primarily by average net premium rate increases in excess of 13% on renewing commercial risk-based business. Premium revenues from Medicaid programs increased by $283 million in the first quarter of 2003, which was primarily related to the acquisition of AmeriChoice on September 30, 2002. The remaining revenue growth in the first quarter of 2003 resulted primarily from an increase in the number of individuals served by both Ovations’ Medicare supplement products provided to AARP members and by its Evercare business.

The Health Care Services segment had earnings from operations of $402 million, representing an increase of $126 million, or 46%, over the first quarter of 2002. This increase primarily resulted from improved gross margins on UnitedHealthcare’s risk-based products and revenue growth. Health Care Services’ operating margin increased to 6.7% in the first quarter of 2003 from 5.3% in the comparable 2002 period. This increase was driven by a combination of an improved medical care ratio and a shift in product mix from risk-based products to higher-margin, fee-based products.

UnitedHealthcare’s commercial medical care ratio improved by 190 basis points to 81.5% in the first quarter of 2003 from 83.4% in the first quarter of 2002. Approximately 80 basis points of the commercial medical care ratio decrease resulted from targeted withdrawals from unprofitable risk-based arrangements with customers using multiple health benefit carriers and a shift in commercial customer mix, with a larger percentage of premium revenues derived from small business customers. These employer groups typically have a lower medical care ratio, but carry higher operating costs than larger customers. The balance of the decrease in the commercial medical care ratio was primarily driven by changes in product mix, care management activities, net premium rate increases that exceeded overall medical benefit cost increases and the favorable development of prior year medical cost estimates previously discussed.

The number of individuals served by UnitedHealthcare increased by 295,000, or 4%, in the first quarter of 2003 over the first quarter of 2002. This included an increase of 260,000, or 10%, in the number of individuals served with fee-based products, driven by new customer relationships and customers converting from risk-based products to fee-based products. In addition, there was an increase of 35,000, or 1%, in the number of individuals served by risk-based products, driven by new customer relationships partially offset by customers converting to self-funded, fee-based arrangements and UnitedHealthcare’s targeted withdrawal of risk-based product offerings from unprofitable arrangements with customers using multiple health benefit carriers.

Ovation’s year-over-year Medicare+Choice enrollment was relatively stable, with 225,000 individuals served as of March 31, 2003. Medicaid enrollment increased by 390,000, largely due to the acquisition of AmeriChoice on September 30, 2002, which served approximately 360,000 individuals as of the acquisition date.

The following table summarizes individuals served by Health Care Services, by major market segment and funding arrangement, as of March 31 (in thousands):

	2003	2002
Commercial
Risk-based	4,995	4,960
Fee-based	2,805	2,545

Total Commercial	7,800	7,505
Medicare	225	235
Medicaid	1,045	655

Total Government Programs	1,270	890

Total Health Care Services	9,070	8,395

Uniprise

Uniprise revenues of $769 million increased by $109 million, or 17%, over the first quarter 2002. This increase was driven primarily by a 7% year-over-year increase in Uniprise’s customer base as well as changes in customer funding mix in the third quarter of 2002. Uniprise served 9.3 million and 8.7 million individuals as of March 31, 2003 and 2002, respectively.

Uniprise first quarter 2003 earnings from operations were $152 million, an increase of $24 million, or 19%, over the first quarter of 2002. Operating margin improved to 19.8% in the first quarter of 2003 from 19.4% in the comparable 2002 period. Uniprise has expanded its operating margin through operating cost efficiencies derived from process improvements, technology deployment and cost management initiatives, primarily in the form of reduced labor and occupancy costs supporting its transaction processing and customer service, billing and enrollment functions. Additionally, Uniprise’s infrastructure can be scaled efficiently, allowing its business to grow revenues at a proportionately higher rate than the associated growth in operating expenses.

Specialized Care Services

Specialized Care Services had revenues of $454 million in the first quarter of 2003, an increase of $87 million, or 24%, over the comparable 2002 period. This increase was principally driven by an increase in the number of individuals served by United Behavioral Health, its mental health benefits business, Dental Benefit Providers, its dental services business, and Spectera, its vision care benefits business.

Earnings from operations reached $88 million in the first quarter of 2003, an increase over the comparable 2002 period of $22 million, or 33%. Specialized Care Services’ operating margin increased to 19.4% in the first quarter of 2003, up from 18.0% in the comparable 2002 period. This increase was driven primarily by operational and productivity improvements at United Behavioral Health. With the continuing growth of the Specialized Care Services segment, we are currently consolidating production and service operations to a segment-wide service and production infrastructure to improve service quality and consistency and enhance productivity and efficiency.

Ingenix

Ingenix revenues were $121 million in the first quarter of 2003, an increase of $12 million, or 11%, over the comparable 2002 period. Earnings from operations were $11 million in the first quarter of 2003, down $1 million, or 8%, from the comparable 2002 period. The operating margin was 9.1% in the first quarter of 2003, down from 11.0% in the first quarter of 2002. The reduction in earnings from operations and operating margin was due to cancellations and delays of certain clinical research trials by pharmaceutical clients, which have been affected by weak industry-specific conditions. This reduction was partially offset by growth and slightly expanding margins in the health information business. Ingenix generates higher revenues and operating margins in the second half of the year due to seasonally strong demand for higher margin software and information content products.

Financial Condition and Liquidity at March 31, 2003

Liquidity

We manage our cash, investments and capital structure so we are able to meet the short- and long-term obligations of our business while maintaining financial flexibility and liquidity. We forecast, analyze and monitor our cash flows to enable prudent investment and financing within the confines of our financial strategy, such as our self-imposed limit of 30% on our debt-to-total-capital ratio (calculated as the sum of commercial paper and debt divided by the sum of commercial paper, debt and shareholders’ equity).

A majority of the assets held by our regulated subsidiaries are in the form of cash, cash equivalents and investments. After considering expected cash flows from operating activities, we generally invest monies of regulated subsidiaries that exceed our near-term obligations in longer term, investment grade marketable debt securities, to improve our overall investment return. Factors we consider in making these investment decisions include our board of directors’ approved investment policy, regulatory limitations, return objectives, tax implications, risk tolerance and maturity dates. Our long-term investments are also available for sale to meet short-term liquidity and other needs. Monies in excess of the capital needs of our regulated entities are paid to their non-regulated parent companies, typically in the form of dividends, for general corporate use, when and as permitted by applicable regulations.

Our non-regulated businesses also generate significant cash from operations. Also, we issue long-term debt and commercial paper with staggered maturity dates and have available credit facilities. These additional sources of liquidity allow us to maintain further operating and financial flexibility. Because of this flexibility, we typically maintain low cash and investment balances in our non-regulated companies. Cash in these entities is generally used to reinvest in our businesses in the form of capital expenditures, to expand the depth and breadth of our services through business acquisitions, and to repurchase shares of our common stock, depending on market conditions.

Cash generated from operating activities, our primary source of liquidity, is principally from net earnings, excluding depreciation and amortization. As a result, any future decline in our profitability may have a negative impact on our liquidity. The availability of financing in the form of debt or equity is influenced by many factors, including our profitability, operating cash flows, debt levels, debt ratings, contractual restrictions, regulatory requirements and market conditions. We believe that our strategies and actions toward maintaining financial flexibility mitigate much of this risk.

Cash and Investments

Cash flow from operations was $725 million and $370 million for the three months ended March 31, 2003 and 2002, respectively, representing an increase of $355 million, or 96%. This increase in operating cash flows resulted from an increase of $113 million in net income excluding depreciation, amortization and other non cash items and an increase of approximately $242 million due to cash generated by working capital changes.

We maintained a strong financial condition and liquidity position, with cash and investments of $6.6 billion at March 31, 2003. Total cash and investments increased by $266 million since December 31, 2002, primarily resulting from strong cash flows from operations partially offset by common stock repurchases and capital expenditures.

As further described under “Regulatory Capital and Dividend Restrictions,” many of our subsidiaries are subject to various government regulations that restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. At March 31, 2003, approximately $610 million of our $6.6 billion of cash and investments was held by non-regulated subsidiaries. Of this amount, $456 million was available for general corporate use, including acquisitions and share repurchases. The remaining $154 million consists primarily of public and non-public equity securities held by UnitedHealth Capital, our investment capital business.

Financing and Investing Activities

We use commercial paper and debt to maintain adequate operating and financial flexibility. As of both March 31, 2003, and December 31, 2002, we had commercial paper and debt outstanding of $1.8 billion. Our debt-to-total-capital ratio was 28.9% and 28.5% as of March 31, 2003 and December 31, 2002, respectively. We expect to maintain our debt-to-total-capital ratio between 25% and 30%. Within this range, we believe our cost of capital and return on shareholders’ equity are optimized, while maintaining a prudent level of leverage and liquidity.

As of March 31, 2003 our outstanding commercial paper had interest rates of 1.4%. The interest rates on our floating-rate notes are reset quarterly to the three-month LIBOR plus 0.3% for the notes due November 2003 and to the three-month LIBOR plus 0.6% for the notes due November 2004. As of March 31, 2003, the applicable rates on the notes were 1.7% and 2.0%, respectively.

In March 2003, we issued $450 million of 4.9% fixed-rate notes due April 2013. In January 2002, we issued $400 million of 5.2% fixed-rate notes due January 2007. We used proceeds from these borrowings to repay commercial paper and for general corporate purposes including working capital, capital expenditures, business acquisitions and share repurchases. When we issued these notes, we entered into interest rate swap agreements that qualify as fair value hedges to convert a portion of our interest rate exposure from a fixed to a variable rate. The interest rate swap agreements have aggregate notional amounts of $200 million, maturing January 2007, and $225 million, maturing April 2013. The variable rates are benchmarked to the six-month LIBOR rate and are reset on a semiannual basis in arrears. At March 31, 2003, the rate used to accrue interest expense on these swaps ranged from 1.2% to 1.5%. The differential between the fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as an adjustment to interest expense in the Condensed Consolidated Statements of Operations.

We have credit arrangements for $900 million that support our commercial paper program. These credit arrangements include a $450 million revolving facility that expires in July 2005, and a $450 million, 364-day facility that expires in July 2003. We also have the capacity to issue approximately $200 million of extendible commercial notes (ECNs). As of March 31, 2003, we had no amounts outstanding under our credit facilities or ECNs.

Our debt arrangements and credit facilities contain various covenants, the most restrictive of which require us to maintain a debt-to-total-capital ratio below 45% and to exceed specified minimum interest coverage levels. We are in compliance with the requirements of all debt covenants.

Our senior debt is rated “A” by Standard & Poor’s (S&P) and Fitch, and “A3” by Moody’s. Our commercial paper and ECN programs are rated “A-1” by S&P, “F-1” by Fitch, and “P-2” by Moody’s. Consistent with our intention of maintaining our senior debt ratings in the “A” range, we intend to maintain our debt-to-total- capital ratio at 30% or less. A significant downgrade in our debt and commercial paper ratings could adversely affect our borrowing capacity and costs.

As a result of our March 2003 issuance of fixed-rate notes described above, we have no remaining issuing capacity for securities covered by our existing S-3 shelf registration statement (for common stock, preferred stock, debt securities and other securities). We also have an S-4 acquisition shelf registration statement under which we have remaining issuing capacity of approximately 5.6 million shares of our common stock in connection with acquisition activities. We intend to file new S-3 and S-4 shelf registration statements during the second quarter of 2003. Once the new shelf registrations are approved by the Securities and Exchange Commission, we may publicly offer securities from time to time at prices and terms to be determined at the time of offering.

Under our board of directors’ authorization, we maintain a common stock repurchase program. Repurchases may be made from time to time at prevailing prices, subject to certain restrictions on volume, pricing and timing. During the first quarter of 2003, we repurchased 5.4 million shares at an aggregate cost of approximately $449 million. As of March 31, 2003, we maintain authorization to purchase up to an additional 11.1 million shares of our common stock.

Regulatory Capital and Dividend Restrictions

We conduct a significant portion of our operations through companies that are subject to standards established by the National Association of Insurance Commissioners (NAIC). These standards, among other things, require these subsidiaries to maintain specified levels of statutory capital, as defined by each state, and restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. Generally, the amount of dividend distributions that may be paid by a regulated subsidiary, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory net income and statutory capital and surplus. The agencies that assess our creditworthiness also consider capital adequacy levels when establishing our debt ratings. Consistent with our intent to maintain our senior debt ratings in the “A” range, we maintain an aggregate statutory capital level for our regulated subsidiaries that is significantly higher than the minimum level regulators require.

Critical Accounting Policies and Estimates

Critical accounting policies are those policies that require management to make the most challenging judgments, often because they must estimate the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting policies involve judgments and uncertainties that are sufficiently sensitive to result in materially different results under different assumptions and conditions. The following provides a summary of our accounting policies and estimation procedures surrounding medical costs. For a detailed description of all our critical accounting policies, see the Results of Operations section of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.

Medical Costs

Each reporting period, we estimate our obligations for medical care services that have been rendered on behalf of insured consumers and not yet reported to the company by the care provider. Depending on the care provider and type of service, the typical billing lag for services can range from 2 to 90 days from date of service. Substantially all claims related to medical care services are known and settled within nine to twelve months from the date of service.

We estimate and maintain liabilities for these incurred but not reported (IBNR) services. These estimates are established pursuant to an actuarial process that is consistently applied, centrally controlled and automated. The actuarial models consider such factors as time from date of service to claim receipt, claim backlogs, seasonal variances in medical care consumption, provider contract rate changes, medical care utilization and other medical cost trends, membership volume and demographics, benefit plan changes, and business mix changes related to products, customers, and geography.

Each quarter, the company re-examines previously established medical costs payable estimates based on actual claim submissions. As the liability estimate recorded in prior periods becomes more exact, the amount of the estimate will be increased or decreased with the change in estimate being included in medical costs in the period in which the change is identified. Accordingly, in every reporting period our operating results include the effects of more completely developed medical costs payable estimates associated with previously reported periods. If the revised estimate of medical costs is less than the previous estimate, reported medical costs in the current period will be decreased (favorable development). If the revised estimate of medical costs is more than the previous estimate, reported medical costs in the current period will be increased (unfavorable development). Historically, the net impact of estimate developments has represented less than three-tenths of one percent of annual medical costs, less than three percent of annual earnings from operations and less than three percent of medical costs payable. The effects of estimate changes have not been significant to the company’s annual operating results or financial position in each of the last four years.

In order to evaluate the impact of changes in medical costs payable estimates for any particular discrete period, one should consider both the amount of development recorded in the current period pertaining to prior periods and the amount of development recorded in subsequent periods pertaining to the current period. The accompanying table provides a summary of the net impact of favorable development on medical costs and earnings from operations (in millions).

Earnings from Operations

			Medical Costs			Earnings from Operations
	Favorable Development	Net Impact on Medical Costs(a)	As Reported	As Adjusted (b)		As Reported	As Adjusted (b)
1999	$20	$5	$15,043	$15,048		$943	$938
2000	$15	$(15)	$16,155	$16,140		$1,200	$1,215
2001	$30	$(40)	$17,644	$17,604		$1,566	$1,606
2002	$70	$10 (c)	$18,192	$18,202	(c)	$2,186	$2,176	(c)

(a)	The amount of favorable development recorded in the current year pertaining to the prior year less the amount of favorable development recorded in the subsequent year pertaining to the current year.
(b)	Represents reported amounts adjusted to reflect the net impact of medical cost development.
(c)	For the first quarter of 2003, the company recorded favorable development of $60 million pertaining to 2002. The amount of prior period development in 2003 will change as our December 31, 2002 medical costs payable estimate continues to develop throughout 2003.

Inflation

The current national health care cost inflation rate significantly exceeds the general inflation rate. We use various strategies to lessen the effects of health care cost inflation. This includes setting commercial premiums based on anticipated health care costs and coordinating care with physicians and other health care providers. Through contracts with physicians and other health care providers, we emphasize preventive health care, appropriate use of health care services consistent with clinical performance standards, education and closing gaps in care.

We believe our strategies to mitigate the impact of health care cost inflation on our operating results have been and will continue to be successful. However, other factors including competitive pressures, new health care and pharmaceutical product introductions, demands from physicians and other health care providers and consumers, major epidemics and applicable regulations may affect our ability to control the impact of health care cost inflation. Because of the narrow operating margins of our risk-based products, changes in medical cost trends that were not anticipated in establishing premium rates can create significant changes in our financial results.

Concentrations of Credit Risk

Investments in financial instruments such as marketable securities and accounts receivable may subject UnitedHealth Group to concentrations of credit risk. Our investments in marketable securities are managed under an investment policy authorized by our board of directors. This policy limits the amounts that may be invested in any one issuer and generally limits our investments to U.S. Government and Agency securities, state and municipal securities and corporate debt obligations that are investment grade. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of employer groups that constitute our customer base. As of March 31, 2003, there were no significant concentrations of credit risk.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of changes in value of a financial instrument caused by changes in interest rates and equity prices.

Approximately $6.4 billion of our cash and investments at March 31, 2003, was invested in fixed income securities. We manage our investment portfolio within risk parameters approved by our board of directors; however, our fixed income securities are subject to the effects of market fluctuations in interest rates. Assuming a hypothetical and immediate 1% increase or decrease in interest rates applicable to our fixed income portfolio at March 31, 2003, the fair value of our fixed income investments would decrease or increase by approximately $195 million.

At March 31, 2003, we had $154 million of equity investments, primarily held by our UnitedHealth Capital business in various public and non-public companies concentrated in the areas of health care delivery and related information technologies. Market conditions that affect the value of health care or technology stocks will likewise impact the value of our equity portfolio.

Item 4. Controls and Procedures

Within the 90-day period prior to the filing of this report, an evaluation was carried out under the supervision and with the participation of the Company’s management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-14(c) under the Securities Exchange Act of 1934). Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the design and operation of these disclosure controls and procedures were effective. No significant changes were made in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

In September 1999, a group of plaintiffs’ trial lawyers publicly announced that they were targeting the managed care industry by way of class action litigation. Since that time, several claims against us have been alleged that generally challenge managed care practices, including cost containment mechanisms, disclosure obligations and payment methodologies. These claims are described in the following paragraph. We intend to defend vigorously all of these claims.

In Re: Managed Care Litigation: MDL No. 1334. A multi-district litigation panel has consolidated several litigation cases involving UnitedHealth Group and our affiliates in the Southern District Court of Florida, Miami division. The first of these suits was initiated in February 2000. In December 2000, the UnitedHealth Group litigation was consolidated with litigation involving other industry members for the coordination of pre-trial proceedings. The litigation has been divided into two tracks, with one track comprising consumer claims and the other health care provider claims. Generally, the claims made in this consolidated litigation allege violations of ERISA and RICO in connection with alleged undisclosed policies intended to maximize profits. The litigation also asserts breach of state prompt payment laws and breach of contract claims alleging that UnitedHealth Group affiliates fail to timely reimburse providers for medical services rendered. The consolidated suits seek injunctive, compensatory and equitable relief as well as restitution, costs, fees and interest payments. Following the Court’s initial decisions on industry members’ motions to dismiss the complaints, amended complaints were filed in both tracks. On September 26, 2002, the trial court denied the consumer track plaintiffs’ motion for class certification while granting the health care provider track plaintiffs’ certification motion. Discovery commenced in both tracks of the litigation on September 30, 2002. The Eleventh Circuit granted the industry defendants’ petition seeking review of the district court’s certification order in the health care provider track litigation. On April 7, 2003, the United States Supreme Court reversed the Eleventh Circuit’s arbitration decision and found that the health care provider track plaintiffs’ RICO claims against PacifiCare and UnitedHealthcare should be arbitrated. On May 1, 2003, the district court entered an order dismissing the consumer track litigation following a de minimis settlement.

The American Medical Association et al. v. Metropolitan Life Insurance Company, United HealthCare Services, Inc. and UnitedHealth Group. This lawsuit was filed on March 15, 2000, in the Supreme Court of the State of New York, County of New York. On April 13, 2000, we removed this case to the United States District Court for the Southern District of New York. The suit alleges causes of action based on ERISA, as well as breach of contract and the implied covenant of good faith and fair dealing, deceptive acts and practices, and trade libel in connection with the calculation of reasonable and customary reimbursement rates for non-network providers. The suit seeks declaratory, injunctive and compensatory relief as well as costs, fees and interest payments. An amended complaint was filed on August 25, 2000, which alleged two classes of plaintiffs, an ERISA class and a non-ERISA class. After the Court dismissed certain ERISA claims and the claims brought by the American Medical Association, a third amended complaint was filed. On October 25, 2002, the court granted in part and denied in part our motion to dismiss the third amended complaint. We are engaged in discovery in this matter.

Because of the nature of our business, we are routinely subject to lawsuits alleging various causes of action. Some of these suits may include claims for substantial non-economic, treble or punitive damages. We record liabilities for our estimate of probable costs resulting from these matters. Although the results of pending litigation are always uncertain, we do not believe the results of any such actions, including those described above, or any other types of actions, currently threatened or pending, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

Item 6. Exhibits and Reports on Form 8-K

(a) The following exhibits are filed in response to Item 601 of Regulation S-K.

Exhibit Number		Description

Exhibit 10*	—	Information Technology Services Agreement between United HealthCare Services, Inc. and International Business Machines Corporation dated as of February 1, 2003

Exhibit 15	—	Letter Re Unaudited Interim Financial Information

Exhibit 99	—	Cautionary Statements

Exhibit 99.1	—	Certifications Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b) Reports on Form 8-K

The Company filed two Current Reports on Form 8-K during the quarter ended March 31, 2003. These reports were filed on March 19, 2003 and March 25, 2003. The March 19, 2003 report furnished information pursuant to Regulation FD relating to presentations by officers of the Company at investor meetings and conferences. The March 25, 2003 report disclosed information regarding the $450 million of senior unsecured notes due April 2013 and issued March 25, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITEDHEALTH GROUP INCORPORATED

/s/ STEPHEN J. HEMSLEY Stephen J. Hemsley	President and Chief Operating Officer	Dated: May 15, 2003

/s/ PATRICK J. ERLANDSON Patrick J. Erlandson	Chief Financial Officer and Chief Accounting Officer	Dated: May 15, 2003

CERTIFICATIONS PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

Certification of Principal Executive Officer

I, William W. McGuire, M.D., Chairman and Chief Executive Officer of UnitedHealth Group Incorporated, certify that:

1. I have reviewed this quarterly report on Form 10-Q of UnitedHealth Group Incorporated (the “registrant”);

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ WILLIAM W. MCGUIRE, M.D.
William W. McGuire, M.D.
Chairman and Chief Executive Officer

Date: May 15, 2003

Certification of Principal Financial Officer

I, Patrick J. Erlandson, Chief Financial Officer of UnitedHealth Group Incorporated, certify that:

1. I have reviewed this quarterly report on Form 10-Q of UnitedHealth Group Incorporated (the “registrant”);

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ PATRICK J. ERLANDSON
Patrick J. Erlandson
Chief Financial Officer

Date: May 15, 2003

EXHIBITS

Exhibit Number		Description

Exhibit 10*	—	Information Technology Services Agreement between United HealthCare Services, Inc. and International Business Machines Corporation dated as of February 1, 2003

Exhibit 15	—	Letter Re Unaudited Interim Financial Information

Exhibit 99	—	Cautionary Statements

Exhibit 99.1	—	Certifications Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ANNEX O

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 27, 2003

UNITEDHEALTH GROUP INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

MINNESOTA

(State or Other Jurisdiction of Incorporation)

1-10864	41-1321939
(Commission File Number)	(I.R.S. Employer Identification No.)

UNITEDHEALTH GROUP CENTER 9900 BREN ROAD EAST MINNETONKA, MINNESOTA	55343 (Zip Code)
(Address of Principal Executive Offices)

(952) 936-1300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

O-1

ITEM 2. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

On October 27, 2003, UnitedHealth Group Incorporated, a Minnesota corporation (“UnitedHealth Group”), announced that it had entered into an Agreement and Plan of Merger, dated as of October 26, 2003 (the “Merger Agreement”), with Mid Atlantic Medical Services, Inc., a Delaware corporation (“MAMSI”), pursuant to which MAMSI will merge with and into a wholly owned subsidiary of UnitedHealth Group.

A copy of the Merger Agreement and UnitedHealth Group’s press release announcing this transaction are attached as exhibits hereto and are incorporated herein by reference. This summary is qualified in its entirety by reference to the exhibits attached hereto.

UnitedHealth Group and its directors and executive officers may be deemed to be participants in the solicitation of proxies or consents from the holders of MAMSI common stock in connection with the proposed transactions. Information about the directors and executive officers of UnitedHealth Group is set forth in the proxy statement for UnitedHealth Group’s 2003 Annual Meeting of Stockholders, which was filed with the SEC on April 9, 2003. Investors may obtain additional information regarding the interests of such participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of October 26, 2003, by and among UnitedHealth Group Incorporated, Mu Acquisition LLC and Mid Atlantic Medical Services, Inc.

99.1	Press Release, dated October 27, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2003

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ DAVID J. LUBBEN

David J. Lubben General Counsel & Secretary

O-2

ANNEX P

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2003

UNITEDHEALTH GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	0-10864	41-1321939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota (Address of principal executive offices)	55343 (Zip Code)

Registrant’s telephone number, including area code: (952) 936-1300

N/A

(Former name or former address, if changed since last report.)

P-1

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

UnitedHealth Group Incorporated (the “Company”) confirms that it entered into a definitive agreement on September 16, 2003 to acquire Golden Rule Financial Corporation and its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2003

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ DAVID J. LUBBEN

David J. Lubben General Counsel & Secretary

P-2

ANNEX Q

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

filed pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2003

UNITEDHEALTH GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	0-10864	41-1321939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 936-1300

N/A

(Former name or former address, if changed since last report.)

Page 1 of 4 Pages

Exhibit Index on Page 4

Item 5. Other Events.

On March 20, 2003, UnitedHealth Group Incorporated (the “Company”) agreed to sell $450,000,000 principal amount of its 4.875% Notes due April 1, 2013 (the “Notes”), pursuant to an Underwriting Agreement and applicable Pricing Agreement each dated March 20, 2003, among the Company and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Representatives of the several Underwriters. The Notes will be issued pursuant to that certain senior debt securities Indenture dated as of November 15, 1998, as amended by an Amendment to Indenture dated as of November 6, 2000, between the Company and The Bank of New York, as Trustee (the “Indenture”), and an Officers’ Certificate and Company Order dated March 25, 2003, pursuant to Sections 201, 301 and 303 of the Indenture. The Notes have been registered under the Securities Act of 1933, as amended, by a registration statement on Form S-3, File No. 333-66013.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

1.1	Underwriting Agreement and applicable Pricing Agreement each dated March 20, 2003, among the Company and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Representatives of the several Underwriters.

4.1	Officers’ Certificate and Company Order dated March 25, 2003, pursuant to Sections 201, 301 and 303 of the senior debt securities Indenture dated as of November 15, 1998, as amended by Amendment dated as of November 6, 2000, between the Company and The Bank of New York, as Trustee (excluding exhibits thereto).

4.2	Specimen Note.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2003

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ DAVID J. LUBBEN

David J. Lubben General Counsel & Secretary

INDEX TO EXHIBITS

(c) Exhibits

1.1	Underwriting Agreement and applicable Pricing Agreement each dated March 20, 2003, among the Company and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Representatives of the several Underwriters.

4.1	Officers’ Certificate and Company Order dated March 25, 2003, pursuant to Sections 201, 301 and 303 of the senior debt securities Indenture dated as of November 15, 1998, as amended by Amendment dated as of November 6, 2000, between the Company and The Bank of New York, as Trustee (excluding exhibits thereto).

4.2	Specimen Note.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

The Bylaws of UnitedHealth Group provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521 of the Minnesota Business Corporation Act. UnitedHealth Group maintains a standard policy of directors and officers insurance.

Item 21.  Exhibits

2.1    Agreement and Plan of Merger, dated as of October 26, 2003, by and among UnitedHealth Group Incorporated, MU Acquisition LLC and Mid Atlantic Medical Services, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1    Articles of Amendment to Second Restated Articles of Incorporation of UnitedHealth Group (incorporated by reference to Exhibit 3(a) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2001).

3.2    Second Amended and Restated Bylaws of the UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3(d) to UnitedHealth Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2002).

5    Opinion of David J. Lubben, General Counsel of UnitedHealth Group Incorporated, regarding legality of the securities to be issued.**

8.1    Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. federal tax aspects of the merger (to be filed by amendment).

8.2    Opinion of Dewey Ballantine LLP regarding certain U.S. federal tax aspects of the merger (to be filed by amendment).

15    Letter Regarding Unaudited Financial Information.

21    Subsidiaries of UnitedHealth Group.**

23.1    Consent of Deloitte & Touche LLP.

23.2    Consent of Ernst & Young LLP.

23.3    Consent of David J. Lubben, General Counsel of UnitedHealth Group Incorporated (included in Exhibit 5 to this registration statement).

23.4    Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1 to this registration statement)

23.5    Consent of Dewey Ballantine LLP (included in Exhibit 8.2 to this registration statement).

23.6    Consent of Lehman Brothers Inc.**

23.7    Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.**

24    Power of Attorney.**

99.1    Form of proxy of MAMSI.

**	previously filed

Item 22.  Undertakings

Reg. S-K, Item 512(a) Undertaking: The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Reg. S-K, Item 512(b) Undertaking: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(g) Undertaking:

(1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on December 12, 2003.

UNITEDHEALTH GROUP INCORPORATED

By	/s/ David J. Lubben

David J. Lubben, Secretary

Pursuant to the requirements of the Securities Act, this amended registration statement has been signed by the following persons in the capacities indicated on December 12, 2003.

Signature	Title

/s/ William W. McGuire William W. McGuire, M.D.	Chief Executive Officer and Director (principal executive officer)

/s/ Patrick J. Erlandson Patrick J. Erlandson	Chief Financial Officer (principal financial officer and principal accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* James A. Johnson	Director

* Thomas H. Kean	Director

* Douglas W. Leatherdale	Director

* Stephen J. Hemsley	Director

* Mary O. Mundinger	Director

* Robert L. Ryan	Director

* Donna E. Shalala	Director

* William G. Spears	Director

* Gail R. Wilensky	Director

*By	/s/ David J. Lubben

David J. Lubben As Attorney-In-Fact

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